    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1998
                                                    REGISTRATION NO. 333-53815



                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                               AMENDMENT NO. 4
                                      TO
                                   FORM S-4


                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          INSIGNIA PROPERTIES TRUST
            (Exact name of registrant as specified in its charter)

              MARYLAND                            6798                      57-1045190
                                                                         (I.R.S. Employer
  (State or Other Jurisdiction of     (Primary Standard Industrial      Identification No.)
   Incorporation or Organization)      Classification Code Number)

                         ONE INSIGNIA FINANCIAL PLAZA
                                P.O. BOX 19059
                       GREENVILLE, SOUTH CAROLINA 29602
                                (864) 239-1300

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES A. ASTON
                                  PRESIDENT
                          INSIGNIA PROPERTIES TRUST
                         ONE INSIGNIA FINANCIAL PLAZA
                                P.O. BOX 19059
                       GREENVILLE, SOUTH CAROLINA 29602
                                (864) 239-1300

           (Name, address including zip code, and telephone number,
                  including area code, of agent for service)
                               with copies to:

                ROBERT G. KOEN                              PAULA J. PETERS
  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.                MICHAEL V. BALES
              590 MADISON AVENUE                    GREENBERG GLUSKER FIELDS CLAMAN
                  20TH FLOOR                               & MACHTINGER LLP
           NEW YORK, NEW YORK 10022              1900 AVENUE OF THE STARS, SUITE 2100
                                                     LOS ANGELES, CALIFORNIA 90067

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and the merger of Angeles Mortgage Investment Trust with and into Insignia Properties Trust (the "Merger") has become effective.


   If any securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                              -------------------



   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      ANGELES MORTGAGE INVESTMENT TRUST
                         340 NORTH WESTLAKE BOULEVARD
                                  SUITE 230
                      WESTLAKE VILLAGE, CALIFORNIA 91362


                               AUGUST 12, 1998


Dear Shareholder:



   You are cordially invited to attend a special meeting of shareholders (the "Special Meeting") of Angeles Mortgage Investment Trust ("AMIT") on September 4, 1998. The Special Meeting will begin at 10:00 a.m., local time, at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California.



   At the Special Meeting, you will be asked to approve certain matters related to the proposed acquisition of AMIT by Insignia Properties Trust ("IPT"), pursuant to an Agreement and Plan of Merger dated as of July 18, 1997 (the "Merger Agreement") among AMIT, IPT, Insignia Financial Group, Inc. ("Insignia") and MAE GP Corporation ("MAE GP"). The Merger Agreement provides for the merger of AMIT with and into IPT, with IPT being the surviving entity (the "Merger").

   In connection with the Merger, you are being asked to consider and vote on the following proposals:

   (i) to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger (the "Merger Proposal"), and

   (ii) subject to the approval of the Merger Proposal, to approve the amendment of AMIT's Declaration of Trust (the "Trust Amendment") to permit AMIT to merge and consolidate with other entities subject to the required vote of AMIT's Board of Trustees and shareholders (the "Trust Amendment Proposal," and together with the Merger Proposal, the "Proposals").


   Holders of record of AMIT's Class A common shares of beneficial interest, par value $1.00 per share ("AMIT Class A Shares"), and Class B common shares of beneficial interest, par value $.01 per share ("AMIT Class B Shares," and together with the AMIT Class A Shares, "AMIT Shares"), at the close of business on August 7, 1998, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. The affirmative vote of a majority of the AMIT Class A Shares and AMIT Class B Shares, voting together as a single class, is required to approve and adopt each of the Proposals, although the Trust Amendment Proposal is conditioned upon the approval of the Merger Proposal, and will not be submitted to the AMIT shareholders if the Merger Proposal fails.


   For your information, all of the outstanding AMIT Class B Shares are beneficially owned by Metropolitan Asset Enhancement, L.P. ("MAE"), which is an affiliate of Insignia, and pursuant to an irrevocable voting proxy held by AMIT, all (100%) of the AMIT Class B Shares will be voted as a unit on each of the Proposals in the same manner as the majority of the AMIT Class A Shares represented at the Special Meeting are voted on each of the Proposals.


   Pursuant to the Merger Agreement, each outstanding AMIT Class A Share will be converted into 1.516 common shares of beneficial interest of IPT, par value $.01 per share ("IPT Common Shares"), and each outstanding AMIT Class B Share will be converted into 0.0309 IPT Common Shares. No cash will be paid to AMIT shareholders, other than cash paid in lieu of fractional IPT Common Shares. The number of IPT Common Shares into which each AMIT Class A Share and AMIT Class B Share will be converted will decrease if and to the extent that AMIT declares any distributions after the date hereof with a record date prior to consummation of the Merger. Conversely, the number of IPT Common Shares into which each AMIT Class A Share and AMIT Class B Share will be converted will be increased if and to the extent that IPT declares any distributions after the date hereof with a record date prior to the consummation of the Merger. However, neither AMIT nor IPT intends or expects to declare any such additional distributions prior to consummation of the Merger. Nevertheless, there can be no assurance that such a distribution will not be declared. Consequently, AMIT shareholders may not know the exact number of IPT Common Shares into which his, her or its AMIT Shares will be converted at the time of the Special Meeting.

   Subsequent to the execution of the Merger Agreement, on March 17, 1998, Insignia, the majority shareholder of IPT, entered into a merger agreement (as subsequently amended and restated as of May 26, 1998, the "Insignia/AIMCO Merger Agreement") with Apartment Investment and Management Company, a publicly held Maryland corporation ("AIMCO"), providing for, among other things, the merger of Insignia with and into AIMCO (the "Insignia/AIMCO Merger"), which if consummated will result in AIMCO becoming the majority shareholder of IPT. Pursuant to the Insignia/AIMCO Merger Agreement, AIMCO has agreed to propose to acquire IPT by merger and to use its reasonable best efforts to consummate this merger with IPT within three months after the consummation of the Insignia/AIMCO Merger at a purchase price of not less than $13.25 per IPT Common Share. AIMCO currently intends to effect such merger by causing IPT to merge into a subsidiary of AIMCO (the "IPT/AIMCO Merger"). If the IPT/AIMCO Merger (or any equivalent transaction involving the acquisition of IPT by AIMCO) is consummated, the AMIT shareholders then holding IPT Common Shares will be cashed out and have no further interest in the newly merged IPT. Based on the current exchange ratio for the Merger, if the IPT/AIMCO Merger is consummated, an AMIT Class A shareholder would receive a cash amount for its IPT Common Shares received in the Merger equivalent to $20.09 per AMIT Class A Share. However, there can be no assurance that either the Insignia/AIMCO Merger or the IPT/AIMCO Merger will be consummated.

   Information regarding each of the matters to be voted upon at the Special Meeting is contained in the attached Combined Proxy Statement and Prospectus (the "Proxy Statement/Prospectus"). We urge you to read the Proxy Statement/Prospectus carefully. A copy of the Merger Agreement is attached to the Proxy Statement/Prospectus as Annex A, and a copy of the Trust Amendment is attached as Annex B. The Proxy Statement/Prospectus is being mailed to all AMIT shareholders on or about August 12, 1998.


   THE AMIT BOARD OF TRUSTEES HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF AMIT AND ITS SHAREHOLDERS REGARDLESS OF WHETHER OR NOT THE IPT/AIMCO MERGER IS CONSUMMATED. THE AMIT BOARD OF TRUSTEES HAS APPROVED EACH OF THE PROPOSALS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF EACH OF THE PROPOSALS.

   The firm of Christopher Weil & Company, Inc. has issued its opinion to AMIT, a copy of which is attached to the Proxy Statement/Prospectus as Annex C, that the exchange ratios established in the Merger Agreement pursuant to which the AMIT Shares will be converted into IPT Common Shares upon consummation of the Merger are fair, from a financial point of view, to the shareholders of AMIT. Such opinion was delivered prior to announcement of the proposed Insignia/AIMCO Merger. Such firm has not rendered an opinion as to the fairness of the consideration to be received in the IPT/AIMCO Merger or as to the fairness of the consideration to be received in the Merger in light of the contemplated IPT/AIMCO Merger.

   Whether or not you plan to attend the Special Meeting in person, we urge you to complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope. This is especially important because a majority of the AMIT Class A Shares voting on each of the Proposals will determine whether each Proposal passes or fails. If you are a shareholder of record and do attend the Special Meeting and wish to vote your shares in person, even after returning your proxy, you still may do so.


   We look forward to seeing you in Beverly Hills on September 4, 1998.


                                            Sincerely yours,


                                            RONALD J. CONSIGLIO
                                            President and Chief Executive
                                            Officer

                PLEASE READ, SIGN, DATE AND RETURN YOUR PROXY.

                      ANGELES MORTGAGE INVESTMENT TRUST
                         340 NORTH WESTLAKE BOULEVARD
                                  SUITE 230
                      WESTLAKE VILLAGE, CALIFORNIA 91362


                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON SEPTEMBER 4, 1998


To the Shareholders of
 Angeles Mortgage Investment Trust:



   Notice is hereby given that a special meeting of shareholders (the "Special Meeting") of Angeles Mortgage Investment Trust, a California unincorporated business trust ("AMIT"), will be held on September 4, 1998. The Special Meeting will begin at 10:00 a.m., local time, and will be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, to consider and act upon the following matters in connection with the proposed acquisition of AMIT by Insignia Properties Trust ("IPT") pursuant to an Agreement and Plan of Merger dated as of July 18, 1997 (the "Merger Agreement") among AMIT, IPT, Insignia Financial Group, Inc. ("Insignia") and MAE GP Corporation ("MAE GP"), which provides for the merger of AMIT with and into IPT, with IPT being the surviving entity (the "Merger"):



   1. To approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger (the "Merger Proposal");

   2. Subject to the approval of the Merger Proposal, to approve the amendment of AMIT's Declaration of Trust (the "Trust Amendment") to permit AMIT to merge and consolidate with other entities subject to the required vote of AMIT's Board of Trustees and shareholders (the "Trust Amendment Proposal," and together with the Merger Proposal, the "Proposals"); and

   3. To transact such other business as may properly come before the Special Meeting.


   The close of business on August 7, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. A list of AMIT shareholders entitled to vote at the Special Meeting will be available for examination upon request prior to the Special Meeting.


   YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO CHASEMELLON SHAREHOLDER SERVICES, L.L.C. PLEASE DO NOT SEND ANY OF YOUR SHARE CERTIFICATES AT THIS TIME.

   When proxies are returned properly executed, the shares represented thereby will be voted in accordance with the indicated instructions. However, if no instructions have been specified on the returned proxy, the shares represented thereby will be voted FOR approval of each of the Proposals. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by filing, with the Secretary of AMIT, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by attending the Special Meeting and voting in person.


                                        By Order of the Board of Trustees,
                                        ANGELES MORTGAGE INVESTMENT TRUST


                                        ANNA MERGUERIAN
                                        Secretary
August 12, 1998

                      ANGELES MORTGAGE INVESTMENT TRUST
                               PROXY STATEMENT
                          INSIGNIA PROPERTIES TRUST
                                  PROSPECTUS


   This Combined Proxy Statement and Prospectus (this "Proxy Statement/Prospectus") is being furnished to holders of Class A common shares of beneficial interest, par value $1.00 per share ("AMIT Class A Shares"), and Class B common shares of beneficial interest, par value $.01 per share ("AMIT Class B Shares," and together with the AMIT Class A Shares, "AMIT Shares"), of Angeles Mortgage Investment Trust, a California unincorporated business trust ("AMIT"), in connection with the solicitation of proxies by the Board of Trustees of AMIT (the "AMIT Board") for use at a special meeting of shareholders of AMIT (the "Special Meeting") to be held on September 4, 1998, at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.



   The Special Meeting has been called to consider and vote on proposals to
(1) approve and adopt the Agreement and Plan of Merger dated as of July 18, 1997 (the "Merger Agreement") among AMIT, Insignia Properties Trust, a Maryland real estate investment trust ("IPT"), Insignia Financial Group, Inc. ("Insignia") and MAE GP Corporation ("MAE GP") and the transactions contemplated thereby, including the merger (the "Merger") of AMIT with and into IPT, with IPT being the surviving entity (the "Merger Proposal"), and
(2) subject to the approval of the Merger Proposal, to approve the amendment of AMIT's Declaration of Trust (the "Trust Amendment") to permit AMIT to merge and consolidate with other entities subject to the required vote of the AMIT Board and AMIT's shareholders (the "Trust Amendment Proposal," and together with the Merger Proposal, the "Proposals"). A copy of the Merger Agreement is attached hereto as Annex A, and a copy of the Trust Amendment is attached hereto as Annex B.


   Pursuant to the Merger Agreement, each outstanding AMIT Class A Share will be converted into 1.516 common shares of beneficial interest of IPT, par value $.01 per share ("IPT Common Shares"), and each outstanding AMIT Class B Share will be converted into 0.0309 IPT Common Shares. No cash will be paid to AMIT shareholders, other than cash paid in lieu of fractional IPT Common Shares. As a result of the Merger, IPT will succeed to the operations and assets of AMIT, the separate existence of AMIT will cease and the shareholders of AMIT will become shareholders of IPT.


   Neither AMIT nor IPT intends or expects to declare any additonal distributions after the date hereof with a record date prior to consummation of the Merger. If, however, either AMIT or IPT declares any distributions after the date of this Proxy Statement/Prospectus with a record date prior to the consummation of the Merger, the ratios at which the AMIT Shares will be converted into IPT Common Shares in the Merger will be adjusted and, therefore, AMIT shareholders may not know the exact number of IPT Common Shares into which their AMIT Shares will be converted in the Merger at the time of the Special Meeting.


   Subsequent to the execution of the Merger Agreement, on March 17, 1998, Insignia, the majority shareholder of IPT, entered into a merger agreement (as subsequently amended and restated as of May 26, 1998, the "Insignia/AIMCO Merger Agreement") with Apartment Investment and Management Company, a publicly held Maryland corporation ("AIMCO"), providing for, among other things, the merger of Insignia with and into AIMCO (the "Insignia/AIMCO Merger"), which if consummated will result in AIMCO becoming the majority shareholder of IPT. Pursuant to the Insignia/AIMCO Merger Agreement, AIMCO has agreed to propose to acquire IPT by merger and to use its reasonable best efforts to consummate this merger with IPT within three months after the consummation of the Insignia/AIMCO Merger, at a purchase price of not less than $13.25 per IPT Common Share. AIMCO currently intends to effect such merger by causing IPT to merge into a subsidiary of AIMCO (the "IPT/AIMCO Merger"). If the IPT/AIMCO Merger (or any equivalent transaction involving the acquisition of IPT by AIMCO) is consummated, the AMIT shareholders then holding IPT Common Shares will be cashed out and have no further interest in the newly merged IPT. Based on the current exchange ratio for the Merger, upon consummation of the IPT/AIMCO Merger, an AMIT Class A shareholder would receive a cash amount for its IPT Common Shares received in the Merger which would be equivalent to $20.09 per AMIT Class A Share. However, there can be no assurance that either the Insignia/AIMCO Merger or the IPT/AIMCO Merger will be consummated.


   The IPT Board of Trustees has adopted a policy to pay regular quarterly distributions in an amount equal to $.15 per IPT Common Share which will be increased to $.16 per IPT Common Share beginning with the first quarterly distribution for which the record date is after the consummation of the Merger. These amounts are expected in the aggregate to exceed 95% of IPT's REIT taxable income. If distributions exceed available cash, IPT will be required to sell assets or borrow funds to make distributions or revise its dividend policy.

   There will be no opinion of counsel regarding whether or not the Merger should be treated as a tax-free reorganization in the event that the Merger is consummated but the IPT/AIMCO Merger is not consummated and AMIT shareholders will have no assurances as to the federal income tax treatment of the Merger in such case.


   This Proxy Statement/Prospectus also constitutes a prospectus of IPT with respect to the IPT Common Shares to be issued in the Merger in exchange for the outstanding AMIT Shares. An aggregate of approximately 4,019,000 IPT Common Shares are expected to be issued to the holders of AMIT Shares (including affiliates of IPT) upon consummation of the Merger.


   The IPT Common Shares to be issued in connection with the Merger have been approved for listing on the American Stock Exchange (the "ASE"), subject to official notice of issuance, under the symbol "FFO."


   This Proxy Statement/Prospectus and accompanying form of proxy relating to the AMIT Class A Shares are first being mailed to shareholders of AMIT on or about August 12, 1998.


   FOR A DISCUSSION OF CERTAIN CONSIDERATIONS REGARDING THE BUSINESS AND OPERATIONS OF IPT AND AMIT THAT SHOULD BE EVALUATED BEFORE VOTING ON THE PROPOSALS DESCRIBED HEREIN AT THE SPECIAL MEETING, SEE "RISK FACTORS" BEGINNING ON PAGE 17.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE ISSUANCE OF IPT COMMON SHARES IN CONNECTION WITH THE MERGER, NOR HAVE THEY DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



       The date of this Proxy Statement/Prospectus is August 10, 1998.

                            AVAILABLE INFORMATION


    IPT has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the IPT Common Shares to be issued pursuant to the Merger Agreement. In addition, IPT Insignia and AMIT have filed a Rule 13e-3 Transaction Statement (the "Schedule 13E-3") with respect to the Merger. This Proxy Statement/ Prospectus does not contain all the information set forth in the Registration Statement and the Schedule 13E-3, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein, including the Schedule 13E-3, are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, the Schedule 13E-3 or such other incorporated document, each such statement being qualified in all respects by such reference.


   AMIT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Commission. The AMIT Class A Shares are traded on the American Stock Exchange.

   The Registration Statement and the Schedule 13E-3 (including the exhibits thereto), and the reports, proxy statements and other information filed by AMIT with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; Chicago Regional Office, Citicorp Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661; and Los Angeles Regional Office, Suite 1100, 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

   All information contained in this Proxy Statement/Prospectus with respect to IPT has been supplied by IPT, and all information with respect to AMIT has been supplied by AMIT.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY IPT, AMIT OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

   NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROXY STATEMENT/ PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF IPT OR AMIT SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                              TABLE OF CONTENTS


                                              PAGE
                                             ------
SUMMARY                                            1
 The Parties                                       1
 IPT and IPLP                                      1
 AMIT                                              2
 Insignia                                          2
 The Special Meeting                               3
 The Merger and Related Matters                    3
 The Merger Agreement                              3
 Conversion of AMIT Shares                         3
 Insignia/AIMCO Transaction                        4
 Ownership of IPT Following the Merger             5
 Listing of IPT Common Shares                      5
 Management of IPT Following the Merger            5
 IPT Distribution Policy Following the
  Merger                                           6
 Recommendation of the AMIT Board                  6
 Opinion of AMIT's Financial Advisor               6
 Interests of Certain Persons in the Merger        7
 Conditions to the Merger                          7
 Effective Time of the Merger                      7
 Trust Amendment                                   8
 Accounting Treatment                              8
 Federal Income Tax Consequences                   8
 Material Conflicts of Interest                    8
 Summary Risk Factors                              9
 No Appraisal Rights                              10
 Forward-Looking Statements                       10
 Insignia Properties Trust Post-Merger
  Organizational Chart                            11
 IPT Summary Historical Financial Data            12
 AMIT Summary Historical Consolidated
  Financial Data                                  14
 IPT Summary Pro Forma Financial Data             15
 Comparative Per Share Information                16
RISK FACTORS                                      17
 Risk Factors Relating to the
  Insignia/AIMCO Transaction                      17
  No Assurance of Consummation                    17
  Loss of Opportunity to Participate in
   Future of IPT                                  17
  Change of Control of IPT                        17
  AIMCO Control of Shareholder Vote on
   IPT/AIMCO Merger                               17
  No Direct Rights to Require AIMCO to
   Effect IPT/AIMCO Merger                        17
  Absence of Fairness Opinion                     18
 Risk Factors Relating to the Merger and
  Post-Merger Operations                          18
  Uncertain Tax Treatment of Merger               18
  Adverse Consequences of AMIT's Failure as
   a REIT                                         18
  Ownership of the AMIT Class B Shares by
   an Affiliate of IPT                            19
  Integration of the Business of AMIT and
   IPT                                            19
  Underlying IPT Assets Create Investment
   with Greater Risk                              19
  Fixed Exchange Ratio Despite Fluctuations
   in Market Prices                               20
  Exchange Ratio Subject to Adjustment for
   Distributions                                  20
  Disproportionality with Respect to
   Conversion Ratio of OP Units                   20
  Lack of Independent Valuations of Assets        20
  Leverage; No Limitation on Debt                 21
  Conflicts of Interest                           21
  Control by Insignia                             23
  Lack of Shareholder Control Over IPT's
   Policies                                       23
  Limitations on Ownership Interests and
   Change of Control in Declaration of
   Trust                                          23
  Possible Adverse Consequences of
   Ownership Limit                                24
  Dependence on Property Performance; Risks
   Related to Investments in Real Estate
   Limited Partnerships                           24
  Adverse Effects of REIT Minimum
   Distribution Requirements; Effects of
   Distribution Policy                            25
  Adverse Consequences of the Failure to
   Qualify as a REIT                              26
  Potential Adverse Effects of Future
   Offerings                                      26
  Possible Adverse Effect on Share Price
   Arising from Shares Available for Future
   Sale                                           27
  Negative Impact on REIT Status if IPLP or
   a Controlled Partnership Fails to Be
   Classified as a Partnership for Federal
   Income Tax Purposes                            27
  No Established Public Trading Market for
   Interests in the IPT Partnerships              27
  Competition in Real Estate Market               27
  Dependence on Andrew L. Farkas and Other
   Senior Managers                                28
  Concentration of Properties in
   Multifamily Residential Housing                28
  Environmental Liability                         28
  Limited Operating History                       29
  Absence of Prior Market for IPT Common
   Shares                                         29
  Adverse Effect of Increase in Interest
   Rates on the Trading Price of IPT Common
   Shares                                         29
  Uncertainty Surrounding Consolidation of
   Financial Statements                           29
  Dilution                                        29

                                iii

                                              PAGE
                                             ------
  Applicability of the Investment Company
   Act                                            29
  Litigation Arising from Tender Offers           30
SPECIAL FACTORS                                   31
  Affiliation Between AMIT and IPT                31
  Background of the Merger                        31
  Determination of the Exchange Ratio             34
  AMIT's Reasons for the Merger                   34
  IPT's Reasons for the Merger                    37
  Recommendation of the AMIT Board                38
  Opinion of AMIT's Financial Advisor             38
  Interests of Certain Persons in the
   Merger                                         42
  Purpose and Structure of IPT/AIMCO Merger       43
  Fairness of IPT/AIMCO Merger                    43
  Opinion of Financial Advisor to Insignia
   Relating to IPT/AIMCO Merger                   44
  Certain Effects of the IPT/AIMCO Merger         47
  Certain Other Information Concerning the
   IPT/AIMCO Merger                               48
  Appraisal Rights                                48
THE SPECIAL MEETING                               49
  Time and Place; Purposes                        49
  Voting; Votes Required for Approval             49
  AMIT Proxies                                    49
  Solicitation                                    50
THE MERGER                                        50
  General                                         50
  Accounting Treatment                            51
  Federal Income Tax Consequences of the
   Merger                                         51
  Exchange of Share Certificates                  53
  No Fractional Shares                            53
  Listing of IPT Common Shares                    53
  No Appraisal Rights                             53
  Federal Securities Laws Consequences            53
INSIGNIA/AIMCO TRANSACTION                        54
  Insignia/AIMCO Merger                           54
  IPT/AIMCO Merger                                54
THE MERGER AGREEMENT                              55
  Effective Time and Closing of the Merger        55
  Manner and Basis of Converting Shares           55
  Representations and Warranties                  57
  Pre-Closing Covenants                           57
  Conditions to the Merger                        59
  Termination or Amendment of Merger
   Agreement                                      60
TRUST AMENDMENT                                   61
CERTAIN OTHER AGREEMENTS                          61
  Asset Agreement                                 61
  Tax Agreement                                   62
  Stock Option Agreement and Class B Voting
   Proxy                                          62
  Expense Reimbursement Agreement                 62
BUSINESS OF IPT                                   63
  General                                         63
  The IPT Partnerships                            64
  Business Objectives                             65
  Acquisition Strategies                          66
  Operating Strategies                            66
  Investment Policies                             67
  Financing Policies                              68
  Conflict of Interest Policies                   68
  Policies with Respect to Other Activities       68
  Properties                                      69
  Taxes/Depreciation                              71
  Mortgages                                       73
  Legal Proceedings                               74
IPT FORMATION TRANSACTIONS AND CERTAIN
RECENT DEVELOPMENTS                               77
  Predecessors of IPT and IPLP                    77
  The NPI Transaction                             77
  Formation of IPT and IPLP                       78
  Certain Recent Developments                     79
THE PARTNERSHIP AGREEMENT OF IPLP                 84
  Management                                      84
  Transferability of Interests                    84
  Capital Contributions                           84
  Redemption Rights                               85
  Operations                                      85
  Distributions and Allocations                   86
  Property Management and Contract Loss Fee       86
  Put Rights                                      87
  Partnership Administration Services             87
  Transfers of Controlling Interests in IPT
   Entities                                       88
  Term                                            88
  Tax Matters Partner                             88
ACQUISITION AND DISPOSITION SERVICES
AGREEMENT                                         89
  Acquisition and Disposition Services            89
  Agreements Regarding Certain Real Estate
   Opportunities                                  89
IPT LINE OF CREDIT                                90
BUSINESS OF AMIT                                  92
  General                                         92
  Management; Employees                           93
  Properties                                      93

                                iv

                                              PAGE
                                             ------
  Investment Policy                               94
  Legal Proceedings                               95
  Market for AMIT's Common Equity and
   Related Shareholder Matters                    96
IPT SELECTED CONSOLIDATED AND COMBINED
FINANCIAL DATA                                    97
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF IPT AND THE IPT PARTNERSHIPS        99
  Insignia Properties Trust                       99
  IPT Partnerships                               102
AMIT SELECTED CONSOLIDATED FINANCIAL DATA        107
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF AMIT                               108
UNAUDITED PRO FORMA FINANCIAL INFORMATION        115
  Unaudited Pro Forma Condensed
   Consolidated Balance Sheet March 31,
   1998                                          116
  Notes to Unaudited Pro Forma Condensed
   Consolidated Balance Sheet                    117
  Unaudited Pro Forma Condensed
   Consolidated Statement of Income for the
   Three Months Ended March 31, 1998             118
  Unaudited Pro Forma Condensed
   Consolidated Statement of Income for the
   Year Ended December 31, 1997                  119
  Notes to Unaudited Pro Forma Condensed
   Consolidated Statements of Income             120
MANAGEMENT OF IPT                                121
  Board of Trustees                              121
  Committees of the IPT Board                    122
  Compensation of Trustees                       123
  Executive Officers                             123
  Executive Compensation                         124
  Employment Agreements                          124
  1997 Share Incentive Plan                      125
PRINCIPAL SECURITY HOLDERS OF IPT                128
PRINCIPAL SECURITY HOLDERS OF AMIT               129
CAPITALIZATION                                   130
DISTRIBUTIONS                                    131
DESCRIPTION OF SHARES OF BENEFICIAL
INTEREST OF IPT                                  132
  General                                        132
  Common Shares                                  132
  Preferred Shares                               133
  Classification or Reclassification of IPT
   Common Shares or Preferred Shares             133
  Distributions and Liquidation Rights           133
  Registration Rights                            133
  Share Ownership Limitations; Restrictions
   on Transfer of IPT Common Shares              134
  Exchange of OP Units into IPT Common
   Shares                                        136
COMPARISON OF SHAREHOLDER RIGHTS                 136
  Business Combinations                          136
  Control Share Acquisitions                     137
  Shareholders' Meetings                         138
  Limited Liability and Indemnification of
   Trustees, Officers, Employees and Other
   Agents                                        138
  Classification of the Board of Trustees        139
  Voting Rights                                  139
  Annual Report                                  140
  Amendment to the Declaration of Trust          140
  Rights Plan                                    141
  Inspection of Books and Records                141
  Asset Requirements                             141
SHARES AVAILABLE FOR FUTURE SALE                 142
FEDERAL INCOME TAX CONSIDERATIONS                144
  Taxation of IPT                                144
  Taxation of U.S. Shareholders                  149
  Taxation of Non-U.S. Shareholders              151
  Tax Aspects of IPT's Investment in IPLP
   and the IPT Partnerships                      152
  Other Tax Considerations                       153
TAXATION OF AMIT                                 154
EXPERTS                                          156
LEGAL MATTERS                                    156
GLOSSARY                                         G-1
Index to Financial Statements                    F-1
Annex A--Merger Agreement                        A-1
Annex B--Trust Amendment                         B-1
Annex C--Fairness Opinion of Christopher
         Weil & Company, Inc                     C-1
Annex D--Opinion of Lehman Brothers, Inc.        D-1
Annex E--Information Regarding the
         Directors and Executive Officers
         of Insignia                             E-1

                                   SUMMARY

   The following is only a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus and does not purport to be complete. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the financial statements included herein and the attached Annexes. As used in this Proxy Statement/ Prospectus, the terms "IPT" and "AMIT" refer to Insignia Properties Trust and Angeles Mortgage Investment Trust, respectively, and, except where the context otherwise requires, their respective predecessors and subsidiaries including, in the case of IPT, Insignia Properties, L.P., the operating partnership of IPT. Unless the context indicates otherwise, all references herein to "Insignia" shall mean Insignia Financial Group, Inc. and its consolidated subsidiaries (other than IPT). Except where otherwise indicated, all ownership percentages regarding IPT contained in this Proxy Statement/Prospectus attribute to Insignia the IPT Common Shares owned by the executive officers, trustees and directors of IPT and Insignia. Shareholders of AMIT are urged to read this Proxy Statement/Prospectus and the Annexes attached hereto in their entirety. Capitalized terms which are frequently used in this Proxy Statement/Prospectus are defined in the Glossary commencing on page G-1 hereof.

                                 THE PARTIES

IPT AND IPLP

   IPT is a Maryland real estate investment trust formed by Insignia in May 1996 primarily for the purpose of acquiring and owning interests in multifamily residential properties, principally through ownership of limited and general partner interests in real estate limited partnerships. IPT has been organized and intends to operate in a manner that will qualify it to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Substantially all of IPT's assets are held through its operating partnership, Insignia Properties, L.P., a Delaware limited partnership ("IPLP").


   As of the date of this Proxy Statement/Prospectus, IPT holds equity interests in and effectively controls 124 real estate limited partnerships (excluding ten partnerships which are in the process of dissolving) (the "Controlled Partnerships") and owns one whole real estate asset (a 168-unit residential apartment complex located in Pensacola, Florida). IPT is currently structured such that IPT (or a subsidiary thereof) owns a controlling equity interest in each entity that comprises or controls the managing general partner of each Controlled Partnership and will own any additional such controlling equity interests acquired by IPT in the future, and IPLP (and its subsidiaries) own the limited partner interests in the Controlled Partnerships and IPT's only existing whole real estate asset and will own any additional limited partner interests in real estate limited partnerships and whole assets acquired by IPT in the future. The Controlled Partnerships in which IPT directly and indirectly owns a material interest are referred to herein as the "IPT Partnerships." The IPT Partnerships are listed on page 64 hereof. As of the date of this Proxy Statement/Prospectus, the Controlled Partnerships own, in the aggregate, approximately 349 properties containing approximately 72,000 residential apartment units and approximately 5.8 million square feet of commercial space, and the IPT Partnerships own, in the aggregate, approximately 198 properties containing approximately 49,000 residential apartment units and approximately 2.9 million square feet of commercial space. See "IPT Formation Transactions" and "Business of IPT."


   As of the date of this Proxy Statement/Prospectus, there are 19,427,760 common shares of beneficial interest, par value $.01 per share, of IPT ("IPT Common Shares") issued and outstanding, 13,216,048 (or approximately 68%) of which are owned by Insignia and its affiliates, and IPLP has two partners -- IPT, which is the sole general partner and owns 19,427,760 (or approximately 66%) of IPLP's outstanding units of common partnership interest ("OP Units"); and Insignia, which is the sole limited partner and owns 9,934,475 (or approximately 34%) of the outstanding OP Units. The affairs of IPLP and the relations among its partners are governed by the Fourth Amended and Restated Agreement of Limited

Partnership of IPLP (the "Partnership Agreement"). Under the Partnership Agreement, Insignia is designated as the special limited partner (the "Special Limited Partner") of IPLP and, as such, possesses special rights with respect to certain matters concerning IPLP. Limited partners of IPLP have the right, under certain circumstances, to require IPLP to redeem their OP Units for cash, subject, however, to certain first rights of IPT to acquire such OP Units in exchange for IPT Common Shares. See "The Partnership Agreement of IPLP."

   Under the Partnership Agreement, IPT is required to retain Insignia to provide (i) property management services with respect to virtually all properties currently or hereafter controlled (directly or indirectly) by IPT, and (ii) partnership administration services to certain of the partnerships controlled by IPT. IPT, IPLP and Insignia have also entered into an Acquisition and Disposition Services Agreement (the "Acquisition and Disposition Services Agreement"), pursuant to which IPT has engaged Insignia to provide certain real estate and real estate securities acquisition and disposition services to IPT and IPLP. See "The Partnership Agreement of IPLP" and "Acquisition and Disposition Services Agreement."

   IPT's principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number at that address is (864) 239-1300.

AMIT

   AMIT is a California unincorporated business trust which was organized as a REIT for federal income tax purposes. The AMIT Class A Shares are listed on the American Stock Exchange under the symbol "ANM." AMIT makes various types of intermediate-term real estate loans. AMIT's lending is concentrated principally in secured, and to a lesser extent unsecured, real estate loans. As of March 31, 1998, AMIT had 23 loans outstanding, with an aggregate principal balance of approximately $30 million (net of loan loss reserves) and owned real property with a book value of approximately $8.7 million. As of such date, AMIT had 15 loans outstanding to partnerships currently controlled by IPT, with an aggregate principal balance of approximately $17.8 million (net of loan loss reserves). See "Risk Factors -- Conflicts of Interests; Loans."

   All of the outstanding AMIT Class B Shares are owned by Metropolitan Asset Enhancement, L.P. ("MAE"), which is an affiliate of IPT and Insignia. The AMIT Class B Shares are subject to an irrevocable voting proxy (the "Class B Voting Proxy") which has been granted to AMIT pursuant to which AMIT, as proxy for MAE, is required to vote all (100%) of the AMIT Class B Shares as a unit in accordance with the majority of AMIT Class A Shares voting on any matter involving AMIT and Insignia, including each of the Proposals. AMIT also holds an option to purchase all of the AMIT Class B Shares owned by MAE in the year 2005 for approximately $94,000. See "Certain Other Agreements -- Stock Option Agreement and Class B Voting Proxy." Liquidity Assistance L.L.C. ("LAC"), which is a wholly-owned subsidiary of Insignia, owns 96,800 (or approximately 3.7%) of the outstanding AMIT Class A Shares.

   AMIT's principal executive offices are located at 340 North Westlake Boulevard, Suite 230, Westlake Village, California 91362, and its telephone number at that address is (805) 449-1335.

INSIGNIA

   Insignia is a leading fully-integrated real estate services company. Based on information published by the National Multi-Family Housing Council, Insignia is the largest manager of multifamily residential properties in the United States, and according to information provided by Commercial Property News, Insignia is among the largest managers of commercial properties. Insignia's real estate services include property management, providing all of the day-to-day services necessary to operate a property, whether residential or commercial; asset management, including long-term financial planning, monitoring and implementing capital improvement plans, and development and execution of refinancings and dispositions; real estate leasing and brokerage; maintenance and construction services; marketing and advertising; investor reporting and accounting; and investment banking, including assistance in workouts and restructurings, mergers and acquisitions, and debt and equity securitizations. Insignia provides property and/or asset management services for approximately 2,400 properties, which include approximately 280,000 residential units (including cooperative and condominium units) and approximately 160 million square feet of commercial space located in over 500 cities in 48 states and overseas. Insignia currently provides partnership administration services to approximately 900 limited partnerships having approximately 330,000 limited partners. Insignia's common stock is listed on the New York Stock Exchange under the symbol "IFS."

   As of the date of this Proxy Statement/Prospectus, Insignia and its affiliates own approximately 68% of the outstanding IPT Common Shares, and Insignia is the sole limited partner of IPLP and owns approximately 34% of the outstanding OP Units.

                             THE SPECIAL MEETING



   The Special Meeting will be held on September 4, 1998, at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, at 10:00 a.m., local time. At the Special Meeting, holders of AMIT Shares will be asked to approve and adopt the Merger Proposal and the Trust Amendment Proposal. The Trust Amendment Proposal is conditioned upon the approval of the Merger Proposal, and will not be submitted to the shareholders of AMIT if the Merger Proposal fails.


   The AMIT Board has established August 7, 1998 as the record date (the "AMIT Record Date") for the determination of AMIT shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. The approval of each of the Proposals requires the affirmative vote of the holders of the majority of the outstanding AMIT Class A Shares and AMIT Class B Shares, voting together as a single class. On the AMIT Record Date, there were 2,617,000 AMIT Class A Shares outstanding and 1,675,113 AMIT Class B Shares outstanding.


   All of the issued and outstanding AMIT Class B Shares are owned by MAE. Pursuant to the terms of the Class B Voting Proxy, AMIT, as MAE's proxy, is required to vote all (100%) of the AMIT Class B Shares as a unit in accordance with the vote of a majority of the holders of the AMIT Class A Shares represented at the Special Meeting on each of the Proposals. See "Certain Other Agreements -- Stock Option Agreement and Class B Voting Proxy." LAC owns 96,800 (or approximately 3.7%) of the outstanding AMIT Class A Shares. The AMIT Class A Shares owned by LAC are not subject to the Class B Voting Proxy and may be voted by LAC without restriction. LAC has indicated that it intends to vote its AMIT Class A Shares in favor of each of the Proposals. The AMIT Class A Shares owned by LAC and the AMIT Class B Shares owned by MAE collectively represent approximately 43% of the voting power of AMIT.

                        THE MERGER AND RELATED MATTERS

THE MERGER AGREEMENT

   On July 18, 1997, AMIT, IPT, Insignia and MAE GP entered into the Merger Agreement which, provides for, among other things, the Merger of AMIT with and into IPT, with IPT surviving the Merger. Upon the consummation of the Merger the separate existence of AMIT will cease. See "The Merger Agreement."

CONVERSION OF AMIT SHARES


   Pursuant to the Merger Agreement, each outstanding AMIT Class A Share will be converted into 1.516 IPT Common Shares (the "Class A Exchange Ratio") and each outstanding AMIT Class B Share will be converted into 0.0309 IPT Common Shares (the "Class B Exchange Ratio," and collectively with the Class A Exchange Ratio, the "Exchange Ratio"). The Exchange Ratio is determined by adjusting the base exchange values set in the Merger Agreement of $16.25 per AMIT Class A Share and $10.00 per IPT Common Share to account for distributions declared or paid by AMIT since December 31, 1996 and by

IPT since January 31, 1997. IPT's initial exchange value of $10.00 has been adjusted to $10.72 to account for the distributions of $2.14 per AMIT Class A Share paid by AMIT since December 31, 1996 and of $.60 per IPT Common Share declared or paid by IPT since January 31, 1997, resulting in the Class A Exchange Ratio of 1.516 ($16.25 divided by $10.72). The adjusted Class A Exchange Ratio, assuming a constant $10.00 IPT Common Share exchange value, effectively values each AMIT Class A Share at $15.16 for purposes of the Merger. Because AMIT Class B Shares are convertible into AMIT Class A Shares at a rate of 49 to 1 under AMIT's Declaration of Trust, the Class B Exchange Ratio simply equals the Class A Exchange Ratio divided by 49 (or 0.0309). The Exchange Ratio is subject to further adjustment should either AMIT or IPT declare any distributions after the date of this Proxy Statement/Prospectus with a record date prior to the consummation of the Merger, although neither party intends or expects to declare any such additional distributions. No fractional IPT Common Shares will be issued. In lieu of any fractional shares, an AMIT shareholder otherwise entitled to a fractional IPT Common Share will receive cash from IPT in an amount determined by multiplying such fractional share amount by the IPT Share Value (which will be $10.72, assuming no distributions are declared by AMIT or IPT between the date hereof and the Merger). For additional information on the conversion of the AMIT Shares, including adjustments to the Exchange Ratio, see "The Merger Agreement -- Manner and Basis of Converting Shares."


INSIGNIA/AIMCO TRANSACTION

   On March 17, 1998, Insignia entered into a definitive merger agreement (as subsequently amended and restated as of May 26, 1998, the "Insignia/AIMCO Merger Agreement") with Apartment Investment and Management Company, a Maryland corporation and publicly traded REIT ("AIMCO"), pursuant to which Insignia is to be merged with and into AIMCO (the "Insignia/AIMCO Merger"), with AIMCO being the surviving entity. If the Insignia/AIMCO Merger is consummated, AIMCO will succeed to all of Insignia's business relating to the ownership and management of multifamily residential properties, including Insignia's ownership of IPT Common Shares and OP Units and thus AIMCO will become the majority shareholder of, and control, IPT.

   As part of the Insignia/AIMCO Merger Agreement, AIMCO has agreed to propose to acquire IPT by merger and to use its reasonable best efforts to effect such merger within three months after the effective time of the Insignia/AIMCO Merger, at a purchase price of not less than $13.25 per IPT Common Share in cash. AIMCO currently intends to effect such acquisition by causing IPT to be merged with and into a subsidiary of AIMCO (the "IPT/AIMCO Merger").


   Based on the current Class A Exchange Ratio of 1.516, upon consummation of the Merger and the IPT/AIMCO Merger, an AMIT Class A shareholder would receive a cash amount for its IPT Common Shares received in the Merger which would be equivalent to $20.09 per AMIT Class A Share. However, there can be no assurance that either the Insignia/AIMCO Merger or the IPT/AIMCO Merger will be consummated.


   The affirmative vote of the holders of a majority of the outstanding IPT Common Shares will be required for approval of the IPT/AIMCO Merger. Following the Merger and the Insignia/AIMCO Merger, AIMCO will own a majority of the outstanding IPT Common Shares. Consequently, AIMCO will have sufficient votes to approve the IPT/AIMCO Merger without the vote of any other IPT shareholder.

   It is presently contemplated that a Proxy Statement or an Information Statement with respect to the IPT/AIMCO Merger will be distributed to the IPT shareholders prior to consummation of the IPT/AIMCO Merger. If (i) the Merger is consummated and the IPT Common Shares are listed on the ASE on the record date for determining the IPT shareholders entitled to vote on the IPT/AIMCO Merger and (ii) the IPT/AIMCO Merger is consummated as currently contemplated and described herein, then IPT shareholders (including the former AMIT shareholders) will not be entitled to dissenters' rights of appraisal in connection with the IPT/AIMCO Merger.

   Insignia/ESG Holdings, Inc. ("Insignia/ESG"), a wholly-owned subsidiary of Insignia which will be "spun-off" to the current stockholders of Insignia, is a party to the Insignia/AIMCO Merger Agreement and the agreement provides that Insignia/ESG may enforce AIMCO's obligation to propose to acquire IPT by merger. Insignia/ESG has covenanted to AMIT and IPT that it will use its reasonable best efforts to compel AIMCO to effect the IPT/AIMCO Merger in the event that AIMCO breaches its obligation to effect such merger pursuant to the terms of the Insignia/AIMCO Merger Agreement. However, there can be no assurance that Insignia/ESG would be successful in an attempt to specifically enforce AIMCO's obligation to effect the IPT/AIMCO Merger pursuant to the terms of the Insignia/AIMCO Merger Agreement.

   AIMCO is a Maryland corporation formed on January 10, 1994 and is a self-administered and self-managed REIT engaged in the ownership, acquisition, development, expansion and management of multifamily apartment properties. According to AIMCO's annual report for the year ended December 31, 1997, through its controlling interests in AIMCO Properties, L.P., a Delaware limited partnership, other limited partnerships and subsidiary corporations, AIMCO currently owns or controls 40,039 units in 147 apartment properties, holds an equity interest in 83,431 units in 515 apartment properties and manages 69,587 units in 374 apartment properties for third party owners and affiliates.

   For additional information concerning the Insignia/AIMCO Merger and IPT/AIMCO Merger, see "Insignia/AIMCO Transaction."

OWNERSHIP OF IPT FOLLOWING THE MERGER

   After giving effect to the conversion of the AMIT Shares in the Merger, the AMIT shareholders (other than MAE and LAC) will own approximately 16% of the outstanding IPT Common Shares; Insignia and its affiliates (including LAC, but excluding MAE and the executive officers, trustees and directors of IPT and Insignia) will own approximately 51% of the outstanding IPT Common Shares; MAE will own approximately 3% of the outstanding IPT Common Shares; the executive officers, trustees and directors of IPT and Insignia will collectively own approximately 2% of the outstanding IPT Common Shares; and the remaining 26% of the outstanding IPT Common Shares will be owned by the current IPT shareholders who are unaffiliated with IPT. The chart on Page 11 depicts the post-Merger organizational structure and beneficial ownership of IPT and IPLP. If the Insignia/AIMCO Merger is consummated, AIMCO will succeed to Insignia's ownership of approximately 51% of the outstanding IPT Common Shares, and upon the consummation of the IPT/AIMCO Merger AIMCO will own 100% of the outstanding IPT Common Shares, although there can be no assurance that either transaction will be consummated. See "The Merger -- General."

LISTING OF IPT COMMON SHARES

   The currently outstanding IPT Common Shares have been approved for listing on the ASE, subject to consummation of the Merger under the symbol "FFO." The IPT Common Shares to be received by the shareholders of AMIT in the Merger have also been approved for listing on the ASE, subject to official notice of issuance, and upon consummation of the Merger such shares (other than IPT Common Shares received by certain affiliates of IPT and AMIT) will be freely tradable. See "The Merger -- Listing of IPT Common Shares."

MANAGEMENT OF IPT FOLLOWING THE MERGER

   Upon consummation of the Merger, all of the current trustees and executive officers of IPT will remain as such. In addition, the following persons will be appointed at that time as additional trustees of IPT: Ronald Uretta, who is Treasurer of IPT and Senior Vice President and Chief Operating Officer of Insignia; Ronald J. Consiglio, who is a trustee and the President and Chief Executive Officer of AMIT; Bryan L. Herrmann, who is a trustee of AMIT; and Warren Eckstein, who is a Managing Director -- Investment Banking of Paine Webber Incorporated. In addition, upon the consummation of the Merger,

IPT will enter into employment agreements with each of Ronald J. Consiglio and Anna Merguerian, who is the Chief Financial Officer of AMIT, pursuant to which they will become Managing Director and Vice President of IPT, respectively. See "Special Factors -- Interests of Certain Persons in the Merger" and "Management of IPT -- Employment Agreements."

IPT DISTRIBUTION POLICY FOLLOWING THE MERGER

   The Board of Trustees of IPT (the "IPT Board") has adopted a policy to pay regular quarterly distributions in the amount of $.15 per IPT Common Share which will be increased to $.16 per IPT Common Share beginning with the first quarterly distribution for which the record date is after the consummation of the Merger, although IPT is not obligated to pay such distributions and cannot assure that such distributions will be paid. IPT is currently paying regular quarterly distributions of $.15 per IPT Common Share in accordance with this policy. Such distributions are intended to match, on an adjusted share basis, the aggregate of the $1.00 per AMIT Class A Share distributions that AMIT was paying annually at the time the Merger Agreement was being negotiated. Distributions by IPT to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to shareholders as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable reduction of a shareholder's basis in its IPT Common Shares to the extent thereof and thereafter as taxable gain. Distributions that are treated as a reduction of a shareholder's basis in its IPT Common Shares will have the effect of deferring taxation until the sale of the shareholder's shares. If distributions exceed available cash, IPT would be required to sell assets or borrow funds to make distributions or revise its dividend policy. IPT paid distributions of $.15 per IPT Common Share on November 17, 1997, to shareholders of record on October 31, 1997, on January 15, 1998 to shareholders of record on December 23, 1997, on April 15, 1998 to shareholders of record on March 23, 1998, and on July 15, 1998 to shareholders of record on June 23, 1998. See "Distributions."

RECOMMENDATION OF THE AMIT BOARD


   The AMIT Board recommends approval of the Merger Proposal whether or not the IPT/AIMCO Merger is consummated. The AMIT Board recommends approval of the Merger Proposal even if the IPT/AIMCO Merger does not occur because the AMIT Board believes, based in part upon the fairness opinion issued by Christopher Weil & Co., that the Exchange Ratio is fair to AMIT shareholders from a financial point of view. The AMIT Boards recommends approval of the Merger Proposal even if the Merger is followed by the IPT/AIMCO Merger because the minimum price at which AIMCO has covenanted to Insignia to pay to acquire the remaining IPT Common Shares equates, based on the current Class A Exchange Ratio of 1.516, to approximately $20.09 per AMIT Class A Share. This price is in excess of the current book value of the AMIT Class A shares and is higher than the price at which the AMIT Class A Shares have ever traded in the public market. See "Special Factors -- AMIT's Reasons for the Merger" and "Special Factors -- Recommendation of the AMIT Board." However, there can be no assurance that the IPT/AIMCO Merger will be consummated.


OPINION OF AMIT'S FINANCIAL ADVISOR

   Christopher Weil & Company, Inc. ("Weil") delivered an oral opinion to the AMIT Board on July 18, 1997 (the date the Merger Agreement was signed), that, as of such date, the Exchange Ratio was fair to the shareholders of AMIT from a financial point of view. Weil later confirmed its opinion in written form (the "Weil Opinion"), which was delivered to the AMIT Board on November 13, 1997. Weil delivered its opinion prior to announcement of the proposed Insignia/AIMCO Merger. Weil has not rendered an opinion as to the fairness of the consideration to be received in the IPT/AIMCO Merger or as to the fairness of the consideration to be received in the Merger in light of the contemplated IPT/AIMCO Merger. A copy of the complete text of the Weil Opinion, setting forth the procedures, the matters considered and the assumptions made in connection with rendering this opinion, is attached to this Proxy Statement/Prospectus as Annex C. AMIT shareholders are encouraged to read the Weil Opinion carefully. See "Special Factors -- Opinion of AMIT's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   In considering the recommendation of the AMIT Board with respect to the Proposals, the shareholders of AMIT should be aware that certain members of AMIT's management and certain members of the AMIT Board have interests in the Merger separate from the interests of the AMIT shareholders generally. These separate interests are summarized below:

   IPT Board Representation. Upon consummation of the Merger, IPT will take such action as is required under its Declaration of Trust and Bylaws to cause Ronald J. Consiglio and Bryan L. Herrmann to be appointed as trustees of IPT. Mr. Consiglio is currently a trustee, President and Chief Executive Officer of AMIT, and Mr. Herrmann is currently an independent trustee of AMIT. Each of Messrs. Consiglio and Herrmann will be entitled to compensation for attendance at meetings of the IPT Board and committees thereof. See "Special Factors -- Interests of Certain Persons in the Merger" and "Management of IPT -- Compensation of Trustees."

   Employment Agreements. Upon consummation of the Merger, Ronald J. Consiglio and Anna Merguerian will enter into employment agreements with IPT. Mr. Consiglio, who is currently the President, Chief Executive Officer and a trustee of AMIT, will enter into a three year employment agreement to serve as a Managing Director of IPT, pursuant to which he will receive a base salary of at least $276,000 per annum, with an annual bonus of not less than $90,000. Ms. Merguerian, who is currently the Chief Financial Officer, Secretary and Vice President of AMIT, will enter into a three year employment agreement to serve as a Vice President of IPT, pursuant to which she will receive a base salary of at least $100,000 per annum, with an annual bonus of not less than $45,000. See "Management of IPT -- Employment Agreements."

   AMIT Trustee Compensation. On January 29, 1998, the executive committee of the AMIT Board voted in favor of a proposal to compensate AMIT trustees who are not continuing as trustees of IPT after the Merger, in an amount equal to $2,500 per year for each year of service on the AMIT Board, but not to exceed aggregate payments of $30,000 to all qualifying trustees. Assuming the closing of the Merger prior to June 30, 1998, the aggregate of such compensation to all departing trustees will be $27,500. No trustee who is eligible to receive such compensation voted in connection with the proposal. See "Special Factors -- Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

   Consummation of the Merger is subject to a number of conditions, including: the requisite approval of each of the Proposals by the shareholders of AMIT; the effectiveness under the Securities Act of a registration statement relating to the IPT Common Shares to be issued in the Merger; and no material adverse event occurring with respect to IPT or AMIT. The receipt of an opinion of counsel to the effect that the Merger should be treated as a reorganization under Section 368(a) of the Code (which would in general be tax-free to AMIT shareholders) was a condition to the Merger, however, due to the proposed IPT/AIMCO Merger, no opinion of counsel that the Merger should be treated as a reorganization under Section 368(a) of the Code will be given. This condition has been waived by the parties subject to the approval of the Proposals by the AMIT shareholders. See "The Merger --Conditions to the Merger" and "The Merger--Federal Income Tax Consequences of the Merger."

EFFECTIVE TIME OF THE MERGER

   The Merger will become effective immediately upon the acceptance for record of the articles of merger by and between AMIT and IPT (the "Articles of Merger") by the Maryland Department of Assessments and Taxation or at such time thereafter as is provided in the Articles of Merger (the "Effective Time"). Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived, it is anticipated that the Effective Time of the Merger will occur as promptly following the Special Meeting as practicable. See "The Merger Agreement -- Effective Time and Closing of the Merger."

TRUST AMENDMENT

   AMIT shareholders will be asked to consider and vote on the Trust Amendment Proposal, which, if approved, will allow AMIT to merge or consolidate with other entities with the approval of a majority of the AMIT Board and the affirmative vote of the holders of the majority of the AMIT Class A Shares and AMIT Class B Shares, voting together as a single class. AMIT's Declaration of Trust currently lacks such authority. The approval of the Trust Amendment Proposal, therefore, is necessary for the Merger to be consummated. The Trust Amendment Proposal is conditioned upon the approval of the Merger Proposal and will not be submitted to the AMIT shareholders if the Merger Proposal fails. See "Trust Amendment."

ACCOUNTING TREATMENT

   IPT will account for the Merger as a purchase for accounting and financial reporting purposes. See "The Merger -- Accounting Treatment."

FEDERAL INCOME TAX CONSEQUENCES

   Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump"), counsel to IPT, has rendered an opinion with respect to the federal income tax treatment of the Merger that if both the Merger and the IPT/AIMCO Merger are consummated, the receipt of IPT Common Shares by the AMIT shareholders in exchange for AMIT Shares in the Merger will be treated as a taxable event and each AMIT shareholder will recognize gain (or loss) to the extent that the fair market value of the IPT Common Shares received is greater than (or less than) such shareholder's tax basis in its AMIT Shares. If the Merger is consummated but the IPT/AIMCO Merger is not consummated, the federal income tax treatment of the Merger is unclear and Akin Gump is unable to opine whether or not the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. If the Merger is not treated as a reorganization under the Code, Akin Gump has opined that the Merger will have the federal income tax consequences described above. If the Merger is treated as a reorganization, Akin Gump has opined that no gain or loss will be recognized by holders of AMIT Shares upon the receipt of IPT Common Shares in the Merger, except with respect to any cash received by an AMIT shareholder in lieu of a fractional IPT Common Share. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The Merger -- Federal Income Tax Consequences of the Merger."

MATERIAL CONFLICTS OF INTEREST

   Shareholders of AMIT should refer to the "Risk Factors -- Conflicts of Interest" section for a discussion of the conflicts that should be considered in connection with an evaluation of the Proposals to be considered at the Special Meeting, including the following:

   Affiliation between AMIT and IPT. All of the outstanding AMIT Class B Shares, which represent approximately 39% of the total voting power of AMIT, are owned by MAE. MAE is controlled by Andrew L. Farkas, who is Chairman of the Board of Trustees and Chief Executive Officer of IPT and Chairman, Chief Executive Officer and President of Insignia, and who may be deemed to be in control of each of IPT and Insignia.

   Management. In exercising its voting rights as the controlling shareholder of IPT, Insignia and its affiliates may consider their interests, which may be different from those of the other shareholders of IPT and therefore present a conflict of interest for IPT. Additionally, upon consummation of the Merger, a majority of the trustees of IPT will consist of persons who are also the executive officers of Insignia.

   Property Management and Partnership Administration. Pursuant to the terms of the Partnership Agreement, IPT and IPLP are required to engage Insignia and its affiliates to provide property management services to virtually all of the properties directly or indirectly controlled by IPT and to provide partnership administration services to certain of the partnerships controlled by IPT.

   Loans. Many of the loans in AMIT's mortgage portfolio consists of loans made to entities now controlled by IPT. Should any issues regarding such loans arise, such issues may not be resolved in an arm's length manner due to the overlapping management after the Merger.

SUMMARY RISK FACTORS

   Shareholders of AMIT should carefully consider and refer to the information under "Risk Factors" for a discussion of certain factors that should be considered in connection with an evaluation of the Proposals to be voted on at the Special Meeting, including the following:

Risk Factors Relating to Insignia/AIMCO Merger and IPT/AIMCO Merger

   o There can be no assurance that either the Insignia/AIMCO Merger or the IPT/AIMCO Merger will be consummated.

   o If the Insignia/AIMCO Merger is consummated, AIMCO will become the controlling shareholder of IPT. AIMCO has less experience than Insignia with respect to the IPT property portfolio.

   o If the IPT/AIMCO Merger is consummated, AMIT shareholders will receive cash for their IPT Common Shares and will no longer have the opportunity to share in the future earnings and growth of IPT.

   o Because AIMCO will own a majority of the outstanding shares of IPT following the Insignia/ AIMCO Merger, it will have the ability to approve the IPT/AIMCO Merger without the consent of the minority shareholders of IPT (including the former AMIT shareholders).

   o AMIT shareholders do not have any direct rights to require AIMCO to complete the IPT/AIMCO Merger. AMIT shareholders are not third party beneficiaries of AIMCO's covenant to propose to acquire the minority interest in IPT following consummation of the Insignia/AIMCO Merger. Insignia/ESG has, however, covenanted to AMIT and IPT that it will use its reasonable best efforts to compel AIMCO to effect the IPT/AIMCO Merger in the event that AIMCO breaches its obligations to do so.

   o AMIT's Board of Directors has not received an opinion from a financial advisor as to the fairness to AMIT shareholders from a financial point of view of the IPT/AIMCO Merger.

Risk Factors Relating to the Merger and Post-Merger Operations

   o The federal income tax consequences of the Merger are not certain. Akin Gump has rendered an opinion that if the Merger is consummated and the IPT/AIMCO Merger is consummated after the Merger as contemplated by the Insignia/AIMCO Merger Agreement (i.e., in a cash-out merger), the receipt of IPT Common Shares in the Merger will be treated as a taxable event for AMIT shareholders. If the Merger is consummated and the IPT/AIMCO Merger is not consummated, the federal income tax treatment of the Merger is unclear and Akin Gump is unable to opine whether or not the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

   o All of the AMIT Class B Shares, which currently represent approximately 39% of the total voting power of AMIT, are owned by an affiliate of IPT and Insignia. The Class B Voting Proxy only applies to transactions involving AMIT and Insignia or its affiliates. Therefore, if the AMIT shareholders do not approve the Merger Proposal, AMIT's ability to attract an alternative merger partner or to engage in any other extraordinary corporate transaction with a party other than Insignia or its affiliates may be inhibited by the ownership of the AMIT Class B Shares by an affiliate of IPT. In addition, there can be no assurance that AMIT could not have entered into an alternative extraordinary transaction on terms more favorable to the AMIT shareholders had the AMIT Class B Shares not been owned by an affiliate of IPT.

   o Following the Merger, Insignia will control IPT, having appointed the majority of the IPT Board and controlling approximately 57% of the outstanding IPT Common Shares (and approximately 66% on a fully-diluted basis, assuming all OP Units are acquired by IPT in exchange for IPT Common Shares).

   o IPT is dependent on the property management services provided by Insignia and its affiliates and the loss of such property management services could adversely affect IPT.

   o Certain provisions in IPT's Declaration of Trust and Bylaws, including restrictions on ownership of IPT Common Shares, may have the effect of inhibiting a change in control of IPT even where such a change of control could be beneficial to IPT's shareholders.

   o IPT's property portfolio is heavily concentrated in multifamily residential housing, making IPT particularly susceptible to downturns in this sector of the real estate market.

   o The multifamily residential real estate market in which IPT competes is highly competitive and subject to a variety of risks, including the implementation of local rent control or stabilization ordinances, the oversupply of or reduction in demand for apartments, interest rate levels and the availability of financing, all of which could have an adverse effect on the operations of IPT.

   o If IPT were to fail to qualify as a REIT, or if IPLP or any IPT Partnership were deemed to be a corporation instead of a partnership for tax purposes, IPT would become liable for federal and state taxes on its income and the amount of cash available for distribution to shareholders of IPT could be reduced substantially.

NO APPRAISAL RIGHTS

   Neither the shareholders of AMIT nor the shareholders of IPT are entitled to dissenters' rights of appraisal under their respective Declarations of Trust, Bylaws or applicable state law as a result of the Merger. If (i) the Merger is consummated and the IPT Common Shares are listed on the ASE on the record date for determining the IPT shareholders entitled to vote on the IPT/AIMCO Merger and (ii) the IPT/AIMCO Merger is consummated as currently contemplated and described herein, then IPT shareholders (including the former AMIT shareholders) will not be entitled to dissenters' rights of appraisal in connection with the IPT/AIMCO Merger. See "Special Factors -- No Appraisal Rights."

FORWARD-LOOKING STATEMENTS

   CERTAIN STATEMENTS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT BASED ON HISTORICAL FACTS, BUT ARE FORWARD-LOOKING STATEMENTS THAT ARE BASED UPON NUMEROUS ASSUMPTIONS ABOUT FUTURE CONDITIONS THAT MAY ULTIMATELY PROVE TO BE INACCURATE. ACTUAL EVENTS AND RESULTS MAY MATERIALLY DIFFER FROM ANTICIPATED RESULTS DESCRIBED IN SUCH STATEMENTS. IPT'S ABILITY TO ACHIEVE SUCH RESULTS IS SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUED AVAILABILITY OF CAPITAL AND FINANCING, CAPITAL EXPENDITURES, THE AMOUNT OF OTHER FINANCING AND OTHER FACTORS AFFECTING IPT'S BUSINESS THAT MAY BE BEYOND IPT'S CONTROL, INCLUDING, BUT NOT LIMITED TO, THE MATTERS DESCRIBED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IPT AND THE IPT PARTNERSHIPS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AMIT," "THE MERGER," "BUSINESS OF IPT" AND "UNAUDITED PRO FORMA FINANCIAL INFORMATION," AS WELL AS WITHIN THE PROXY STATEMENT/PROSPECTUS GENERALLY. WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.

   FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND SHAREHOLDER VALUES OF IPT, AMIT AND THE COMBINED ENTITY MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN FORWARD LOOKING STATEMENTS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND IPT'S AND AMIT'S ABILITY TO CONTROL AND PREDICT. SHAREHOLDERS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON ANY FORWARD LOOKING STATEMENTS.

                          INSIGNIA PROPERTIES TRUST
                       POST-MERGER ORGANIZATIONAL CHART

   The chart below depicts the organizational structure and beneficial ownership of IPT and IPLP after giving effect to the Merger.


     INSIGNIA(1)        MAE         AMIT SHAREHOLDERS(2)     Executive Officers,
         51%             3%                16%                   Trustees and                OTHERS(3)
                                                           Directors of IPT and Insignia        26%
                                                                      2%


Limited
Partner
 (30)%                                INSIGNIA PROPERTIES TRUST
                                                ("IPT")


                                General                   o  Equity Interests in Entities
                                Partner                      Comprising or Controlling
                                 (70)%                       the Managing General
                                                             Partners of the Controlled
                                                             Partnerships
          INSIGNIA PROPERTIES, L.P.
                 ("IPLP")                                 o  Certain AMIT Assets



             o  Limited Partner Interests
                in the Controlled Partnerships

             o  Whole Real Estate Assets


(1) Includes IPT Common Shares held by affiliates of Insignia including LAC but excluding MAE and the executive officers, trustees and directors of IPT and Insignia.
(2)    Excludes MAE and LAC.
(3) Includes persons who purchased IPT Common Shares in the Private Offerings (other than the executive officers, trustees and directors of IPT and Insignia).

                    IPT SUMMARY HISTORICAL FINANCIAL DATA


   The following is a summary of certain selected financial data of IPT and its subsidiaries and predecessors. The summary financial data have been derived from IPT's consolidated financial statements and the combined financial statements of its predecessor and, in the opinion of the management of IPT, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the periods presented. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with IPT's Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of IPT and the IPT Partnerships" included elsewhere in this Proxy Statement/Prospectus.


                                   THREE MONTHS ENDED MARCH
                                             31,                      YEAR ENDED DECEMBER 31,
                                  --------------------------  ---------------------------------------
                                      1998          1997          1997        1996     1995     1994
                                  ------------ ------------   ------------ --------  -------- ------
                                    (IN THOUSANDS, EXCEPT        (IN THOUSANDS, EXCEPT SHARE DATA)
                                         SHARE DATA)
STATEMENT OF OPERATIONS DATA                                 $    16,826     $9,705   $2,459    $113
 Revenues .......................    $5,757        $4,128
 Income before extraordinary                                 $     6,074     $3,557   $2,215    $113
  item...........................    $2,054        $  660    $     6,004     $2,425   $2,215    $113
 Net income......................    $2,080        $  660
 Income before extraordinary                                         .41       n/a      n/a     n/a
  item per share (diluted)  .....       .11           .06            .40       n/a      n/a     n/a
 Net income per share (diluted) .       .11           .06
 Cash distributions to IPT                                           .30        .20     n/a     n/a
  Common shareholders per share         .15            --
 Weighted average IPT Common
  Shares outstanding ............18,835,911    11,179,036     14,694,327       n/a      n/a     n/a

                                 THREE MONTHS ENDED
                                      MARCH 31,                    YEAR ENDED DECEMBER 31,
                               -----------------------  ----------------------------------------------
                                   1998        1997         1997        1996       1995        1994
                               ----------- ----------   ----------- ----------  ---------- ----------
                                (IN THOUSANDS, EXCEPT    (IN THOUSANDS, EXCEPT SHARE DATA)
                                     SHARE DATA)
BALANCE SHEET DATA
 Cash.........................   $ 23,338    $  5,111   $   37,432   $   4,928   $     528  $      --
 Investments in real estate
  limited partnerships .......    177,681     110,632      159,469     118,741      54,037     38,346
 Total assets.................    234,091     139,905      226,068     147,757      54,565     38,346
 Long-term debt ..............     21,957      20,380       19,300      19,730          --         --
 Minority interest in IPLP ...     56,984      46,998       54,447      50,429          --         --
 Minority interest in other
  consolidated subsidiaries  .         --          --           --          --       2,682         --
 Shareholders' equity.........   $149,314    $ 71,034   $  146,212   $  70,639   $  51,874  $  38,346
OTHER DATA
 Cash provided by (used in)
  operating activities .......   $     97    $    815   $    2,338   $   1,420   $    (100) $      --
 Cash provided by (used in)
  investing activities........    (12,253)      9,886      (16,481)    (70,834)    (13,237)   (38,233)
 Cash provided by (used in)
  financing activities........     (1,938)    (10,518)      46,647      73,814      13,865     38,233
 Funds from Operations(a) ....   $  7,439    $  5,144   $   20,939   $  12,563   $   4,611  $     113
 Number of IPT
  Partnerships(b).............         43          26           29          26          13          4
 Number of properties(b)  ....        201         136          150         136          86         32
 Apartment units(b) ..........     49,373      36,077       38,369      36,077      19,337      7,433
 Commercial square feet(b)  ..  2,983,995     819,000    1,667,874     819,000     767,172    453,977

------------
(a) In accordance with the resolution adopted by the Board of Governors of NAREIT, funds from operations represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operation performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. IPT believes that funds from Operations is helpful to investors as a measure of the performance of an equity REIT, because along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of IPT to incur and service debt and make capital distributions. Funds from operations computed by IPT may not be comparable to other similarly titled measures of other REITs. Funds from Operations is calculated as follows:

                                     THREE MONTHS
                                   ENDED MARCH 31,          YEAR ENDED DECEMBER 31,
                                  ------------------ -------------------------------------
                                    1998      1997      1997      1996      1995     1994
                                  -------- --------  --------- ---------  -------- ------
                                    (IN THOUSANDS)               (IN THOUSANDS)
Income before gain on sale of
 property, minority interest and
 extraordinary items.............  $3,587    $2,487   $ 9,470    $ 3,913   $2,346    $113
Depreciation and amortization ...   4,002     2,871    12,288      9,388    2,265      --
Minority interest in NPI 4 funds
 from operations.................    (150)     (214)     (819)      (738)      --      --
                                  -------- --------  --------- ---------  -------- ------
Funds from Operations ...........  $7,439    $5,144   $20,939    $12,563   $4,611    $113
                                  ======== ========  ========= =========  ======== ======

(b)    Only includes the IPT Partnerships.

             AMIT SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following is a summary of certain selected consolidated financial data of AMIT. The summary financial data have been derived from AMIT's consolidated financial statements and, in the opinion of the management of AMIT, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the periods presented. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with AMIT's Consolidated Financial Statements and the related Notes related thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMIT" included elsewhere in this Proxy Statement/Prospectus.

                                        (UNAUDITED)
                                        THREE MONTHS
                                      ENDED MARCH 31,             YEAR ENDED DECEMBER 31,
                                  ------------------------ -------------------------------------
                                      1998        1997         1997        1996         1995
                                  ----------- -----------  ----------- -----------  -----------
                                   (IN THOUSANDS, EXCEPT
                                        SHARE DATA)          (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA
 Revenue ........................   $ 1,060      $ 1,235     $ 7,199      $10,050     $19,502
 Costs and expenses..............        76          353       1,650          964       2,213
 Extraordinary item .............        --           --          --           --       1,844
 Net income......................       984          882       5,549        9,086      19,133
 Per AMIT Class A Share:
  Income before extraordinary
   item..........................      0.37         0.33        2.10         3.33        5.77
  Extraordinary item ............        --           --          --           --        0.61
  Net income.....................      0.37         0.33        2.10         3.33        6.38
 Cash distributions to AMIT
  Class A shareholders ..........   $   837      $   576     $ 2,695      $ 1,407          --
 Cash distributions per AMIT
  Class A Share .................   $  0.32      $  0.22     $  1.03      $  0.52          --
 AMIT Class A Shares
  outstanding.................... 2,617,000    2,617,000   2,617,000    2,617,000   2,826,700
 Weighted average AMIT
  Class A Shares outstanding  ... 2,617,000    2,617,000   2,617,000    2,704,375   2,968,532
BALANCE SHEET DATA
 Total assets....................   $51,151      $43,494     $46,530      $43,375     $37,332
 Notes and advances payable  ....     4,525           --          --           --          --
 Shareholders' equity............    46,089       43,394      45,942       43,088      37,139

                     IPT SUMMARY PRO FORMA FINANCIAL DATA


   The following is a summary of certain pro forma financial data of IPT giving effect to (i) the Merger and (ii) certain other transactions described under "Unaudited Pro Forma Financial Data" included elsewhere herein, as if effected at March 31, 1998, in the case of the pro forma balance sheet data, and at January 1, 1997, in the case of the pro forma statements of income data. The following summary pro forma financial data have been derived from, and should be read in conjunction with, the historical financial statements and notes thereto of IPT and AMIT included elsewhere herein, and are not necessarily indicative of the financial position or operating results that would have occurred had the foregoing transactions actually taken place on March 31, 1998 or January 1, 1997.



                                                          PRO FORMA          PRO FORMA
                                                     THREE MONTHS ENDED     YEAR ENDED
                                                       MARCH 31, 1998    DECEMBER 31, 1997
                                                     ------------------ -----------------
                                                                          (IN THOUSANDS,
                                                       (IN THOUSANDS,      EXCEPT SHARE
                                                     EXCEPT SHARE DATA)        DATA)
STATEMENT OF OPERATIONS DATA
 Revenues...........................................       $6,817             $26,584
 Net income before extraordinary item ..............       $3,038             $13,640
 Net income before extraordinary item per IPT
  Common Share .....................................       $  .13             $  0.59
 Weighted average IPT Common Shares outstanding  ...   23,073,958          23,046,558



                                                       PRO FORMA
                                                  THREE MONTHS ENDED
                                                    MARCH 31, 1998
                                                  ------------------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA
 Cash............................................      $ 34,198
 Investments in real estate limited partnerships       $177,681
 Total Assets ...................................      $280,901
 Long-term debt .................................      $ 26,482
 Minority interest in IPLP ......................      $ 56,984
 Shareholders' equity ...........................      $189,862


                                                        PRO FORMA            PRO FORMA
                                                   THREE MONTHS ENDED        YEAR ENDED
                                                     MARCH 31, 1998      DECEMBER 31, 1997
                                                  -------------------- --------------------
                                                     (IN THOUSANDS,        (IN THOUSANDS,
                                                         EXCEPT                EXCEPT
                                                        PROPERTY              PROPERTY
                                                      INFORMATION)          INFORMATION)
OTHER DATA
 Cash provided by operating activities  .........        $   578              $  5,262
 Cash used in investing activities ..............        $(4,984)             $(22,552)
 Cash provided by (used in) financing activities         $(2,775)             $ 43,952
 Funds from Operations (b) ......................        $ 8,423              $ 31,321
 Number of IPT Partnerships(a) ..................             43                    29
 Number of properties(a) ........................            201                   150
 Apartment units(a) .............................         49,373                38,369
 Commerical square feet(a) ......................      2,983,995             1,667,874

------------
(a)    Only includes the IPT Partnerships.
(b) In accordance with the resolution adopted by the Board of Governors of NAREIT, funds from operations represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. IPT believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT, because along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of IPT to incur and service debt and make capital distributions. Funds from operations computed by IPT may not be comparable to other similarly titled measures of other REITs. Funds from operations is calculated as follows:

                                            PRO FORMA          PRO FORMA
                                       THREE MONTHS ENDED     YEAR ENDED
                                         MARCH 31, 1998    DECEMBER 31, 1997
                                       ------------------ -----------------
                                         (IN THOUSANDS)     (IN THOUSANDS)
Income before minority interest and
 extraordinary items .................       $4,571             $17,338
Depreciation and amortization  .......        4,002              14,802
Minority interest in NPI 4 funds from
 operations ..........................         (150)               (819)
                                       ------------------ -----------------
Funds from Operations.................       $8,423             $31,321
                                       ================== =================

                      COMPARATIVE PER SHARE INFORMATION

   The following table sets forth the historical per share data and pro forma per share data giving effect to the Merger using the purchase method of accounting and the equivalent pro forma combined per share amounts for each of IPT and AMIT. The pro forma combined data are not necessarily indicative of actual financial position or future operating results that would have occurred or will occur upon consummation of the Merger. The information shown below should be read in conjunction with (i) the Consolidated and Combined Financial Statements and Notes thereto of IPT and (ii) the Pro Forma Financial Statements, including the Notes thereto, which are contained elsewhere in this Proxy Statement/Prospectus.


                                                     PER SHARE       PER SHARE
                                      PER SHARE    CASH DIVIDENDS    BOOK VALUE
                                    INCOME (LOSS)     DECLARED    (END OF PERIOD)
                                    ------------- --------------  ---------------
IPT--Historical
 Year ended December 31, 1996  ....      n/a           $ .20           $ 6.33
 Year ended December 31, 1997  ....     $  .40         $ .30           $ 7.87
 Three months ended March 31, 1998      $  .11         $ .15           $ 7.69
AMIT--Historical(1)
 Year ended December 31, 1996  ....     $ 3.33         $ .52           $16.46
 Year ended December 31, 1997  ....     $ 2.10         $1.03           $17.38
 Three months ended March 31, 1998      $  .37         $ .32           $17.44
IPT and AMIT--Pro Forma Combined
 Year ended December 31, 1997  ....     $  .59         $ .35           $ 8.12
 Three months ended March 31, 1998      $  .13         $ .25           $ 8.10
AMIT--Pro Forma Equivalent(2)
 Year ended December 31, 1997  ....     $  .89         $ .53           $12.31
 Three months ended March 31, 1998      $  .20         $ .38           $12.28



------------
(1) Amounts related to the AMIT Class A Shares. The AMIT Class B Shares are entitled to a 1% interest in the profits, losses and credits of AMIT and are theoretically convertible into AMIT Class A Shares at the rate of 49 to 1. Pursuant to the Stock Option Agreement (as defined herein) between AMIT and MAE (as successor to MAE GP), no dividends were paid on the AMIT Class B Shares for the years ended December 31, 1996 and 1997 or the three months ended March 31, 1998.
(2) Determined by multiplying the Class A Exchange Ratio (1.516) by the IPT and AMIT pro forma per share amounts.

                                 RISK FACTORS

   In addition to the other information in this Proxy Statement/Prospectus, the following factors should be considered carefully in evaluating the Proposals to be voted upon at the Special Meeting and the acquisition of the securities offered hereby.

           RISK FACTORS RELATING TO THE INSIGNIA/AIMCO TRANSACTION

NO ASSURANCE OF CONSUMMATION

   Subsequent to the AMIT Board's decision to approve the Merger, the Insignia/AIMCO Merger Agreement was entered into pursuant to which (if approved and consummated) Insignia will merge with and into AIMCO, AIMCO will succeed to all of Insignia's business relating to the ownership and management of multifamily residential properties, including Insignia's ownership of IPT Common Shares and OP Units and AIMCO thereby will become the majority shareholder of, and control, IPT. If the Insignia/AIMCO Merger is consummated, then pursuant to the terms of the Insignia/AIMCO Merger Agreement, AIMCO has agreed to propose to acquire the remainder of the outstanding IPT Common Shares (including IPT Common Shares held by former AMIT shareholders) for cash at a purchase price of not less than $13.25 per IPT Common Share. AIMCO currently intends to effect such acquisition by causing IPT to merge into a subsidiary of AIMCO. If the IPT/AIMCO Merger is consummated, the AMIT shareholders will receive cash in exchange for their IPT Common Shares in a taxable transaction and will no longer have any ownership interest in IPT. However, there can be no assurance that the IPT/AIMCO Merger will be consummated.

LOSS OF OPPORTUNITY TO PARTICIPATE IN FUTURE OF IPT

   If the IPT/AIMCO Merger is consummated, the former AMIT shareholders will receive cash for their IPT Common Shares obtained in the Merger and will no longer have the opportunity to share in the future earnings and growth of IPT.

CHANGE OF CONTROL OF IPT

   If AIMCO fails to perform its obligations to propose to acquire the minority interest in IPT for cash after the consummation of the Insignia/AIMCO Merger, the AMIT shareholders would then hold a minority interest in IPT, with AIMCO, rather than Insignia, being the controlling shareholder of IPT and providing property management services to the properties controlled by IPT. AIMCO does not possess the same experience with the Controlled Partnerships and the properties owned by the Controlled Partnerships as Insignia and its affiliates, and there can be no assurance that IPT and the Controlled Partnerships will continue to have the same level of performance following the Insignia/AIMCO Merger. See "--Conflicts of Interest; Property Management." Also, there is no assurance that AIMCO would continue the current distribution policy of IPT. See "Distributions."

AIMCO CONTROL OF SHAREHOLDER VOTE ON IPT/AIMCO MERGER

   Upon consummation of the Insignia/AIMCO Merger, AIMCO will own a majority of the outstanding IPT Common Shares and will have the ability to effect the IPT/AIMCO Merger without the consent of the minority shareholders of IPT (including former AMIT shareholders).

NO DIRECT RIGHTS TO REQUIRE AIMCO TO EFFECT IPT/AIMCO MERGER

   AMIT shareholders are not third party beneficiaries of AIMCO's covenant in the Insignia/AIMCO Merger Agreement to propose to acquire the minority interest in IPT following the consummation of the Insignia/AIMCO Merger, and in the event that AIMCO breaches its obligation to propose to acquire IPT by merger, the AMIT shareholders would have no direct cause of action against AIMCO. However, Insignia/ESG has covenanted to AMIT and IPT that it will use its reasonable best efforts to compel AIMCO to effect the IPT/AIMCO Merger in the event that AIMCO breaches its obligation to do so pursuant to the Insignia/AIMCO Merger Agreement, although there can be no assurance that

Insignia/ESG will be able to specifically enforce AIMCO's obligation to effect the IPT/AIMCO Merger, and Insignia/ESG may not be able to prosecute a damage claim against AIMCO for any damages incurred by AMIT shareholders as a result of AIMCO's breach of such obligation.

ABSENCE OF FAIRNESS OPINION

   The AMIT Board has not obtained an opinion from a financial advisor as to the fairness, from a financial point of view, of the cash consideration to be received by IPT shareholders (including former AMIT shareholders) in the IPT/AIMCO Merger or the fairness of the consideration to be received by AMIT shareholders in the Merger in light of the contemplated IPT/AIMCO Merger.

        RISK FACTORS RELATING TO THE MERGER AND POST-MERGER OPERATIONS

UNCERTAIN TAX TREATMENT OF MERGER

   Akin Gump has rendered an opinion that if the Merger is consummated and the IPT/AIMCO Merger is consummated after the consummation of the Merger on the terms contemplated by the Insignia/AIMCO Merger Agreement (i.e., a cash-out merger), (i) AMIT would be treated as if it had sold all of its assets to IPT in a taxable transaction and would recognize taxable gain or loss equal to the difference between AMIT's adjusted tax basis in its assets and the fair market value of the IPT Common Shares delivered in the Merger plus the total amount of cash received by the AMIT shareholders (including cash received in lieu of fractional shares) and, if AMIT is not qualified as a REIT for any reason, IPT would become liable for the tax resulting from any such gain; and (ii) the AMIT shareholders would be treated as if all of their AMIT Shares were redeemed in a fully taxable liquidation of AMIT, and each AMIT shareholder would recognize taxable gain or loss in an amount equal to the difference between such holder's adjusted tax basis in such AMIT Shares and the fair market value of the IPT Common Shares plus the amount of cash received in exchange therefor. As described more fully under "The Merger -- Federal Income Tax Consequences of the Merger -- Tax Treatment of Amounts Received Under the Tax Agreement," under certain circumstances the AMIT shareholders would be entitled to indemnification for the taxes arising from such failed reorganization. However, AMIT shareholders will not be entitled to such indemnification if the Merger fails to qualify as a reorganization under the Code as a consequence of the IPT/AIMCO Merger or the Insignia/AIMCO Merger Agreement.

   However, if the Merger is consummated but the IPT/AIMCO Merger is not consummated, the federal income tax treatment of the Merger is unclear and Akin Gump is unable to opine whether or not the Merger will be treated as a reorganization under the Code for federal income tax purposes. In such event, the contemplated IPT/AIMCO Merger makes it sufficiently unclear as to whether the AMIT shareholders will have retained a substantial proprietary stake and material interest in the affairs of IPT in order to meet the "continuity of proprietary interest" requirement with respect to a reorganization under
Section 368(a) of the Code. Additionally, no ruling from the Internal Revenue Service regarding the federal income tax consequences of the Merger will be obtained. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The Merger -- Federal Income Tax Consequences of the Merger."

ADVERSE CONSEQUENCES IF AMIT FAILED TO QUALIFY AS A REIT

   AMIT believes that it has operated in a manner designed to qualify as a REIT under the Code. To qualify as a REIT, AMIT must satisfy certain tests related to the nature of its assets and income, and it must also distribute substantially all of its income (as specifically defined for these purposes) to its shareholders. If AMIT fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, AMIT would be subject to federal income tax as a regular domestic corporation, its shareholders would be subject to tax in the same manner as shareholders of such a corporation, and unless certain relief provisions in the Code are available to it, AMIT would not be eligible to re-elect REIT status until the fifth taxable year after the year in which it failed to qualify as a REIT. As a result, AMIT could be subject to income tax liability after the utilization of AMIT's net operating losses, which were fully utilized in 1997. If the Merger occurs, IPT will succeed to any AMIT tax liabilities. If AMIT were disqualified as a REIT, it would have approximately $460,000 of taxable income for federal income tax purposes in 1997, and it expects that it would have significant taxable income in 1998. If AMIT were disqualified as a REIT and the Merger does not occur, AMIT could be subject to substantial tax liability, thereby significantly reducing or eliminating the amount (of cash available) for distribution to its shareholders. AMIT's qualification as a REIT is not a condition to the closing of the Merger, and any failure of AMIT to qualify as a REIT will not affect the closing of the Merger or the Exchange Ratio. Although management of AMIT believes that AMIT has been organized and will continue to operate in a manner enabling it to remain qualified as a REIT, no assurance to such effect can be given. See "Taxation of AMIT" and "Business of AMIT -- General."

OWNERSHIP OF THE AMIT CLASS B SHARES BY AN AFFILIATE OF IPT

   All of the AMIT Class B Shares, which currently represent approximately 39% of the total voting power of AMIT, are owned by an affiliate of IPT and Insignia. The Class B Voting Proxy only applies to transactions involving AMIT and Insignia or its affiliates. Therefore, if the AMIT shareholders do not approve the Merger Proposal, AMIT's ability to attract an alternative merger partner or to engage in any other extraordinary corporate transaction with a party other than Insignia or its affiliates may be inhibited by the ownership of the AMIT Class B Shares by an affiliate of IPT. In addition, there can be no assurance that AMIT could not have entered into an alternative extraordinary transaction on terms more favorable to the AMIT shareholders had the AMIT
Class B Shares not been owned by an affiliate of IPT.

INTEGRATION OF THE BUSINESS OF AMIT AND IPT

   Following the Merger, the primary focus and growth of IPT will continue to center on its existing business as an equity REIT in the apartment sector. It is not IPT's current intention to make additional investments in the origination of new loans or the acquisition of outstanding loans to add to or replace AMIT's existing portfolio. Instead, IPT will retain AMIT's existing management in its current location to manage the existing loan portfolio, together with any refinancings of such loans, until their maturity or earlier disposition. There can be no assurance that the operations, management and personnel of the two companies will be compatible or that IPT will not experience the loss of key personnel. See "Business of IPT -- Business Objectives."

UNDERLYING IPT ASSETS CREATE INVESTMENT WITH GREATER RISK

   AMIT was organized as a mortgage REIT primarily to make loans secured by direct or indirect interests in real property. Accordingly, the value of such assets, as well as the value of AMIT's securities, though not immune from, are generally less sensitive than equity REITs such as IPT, to factors affecting the value and economic performance of the underlying real property. To the extent that AMIT's assets consist of loans secured by mortgages, the income used by AMIT to pay distributions on its securities derives largely from the interest payments and fees received by AMIT pursuant to those mortgage loans. The income of IPT, on the other hand, is largely dependent upon the distributions it receives from the partnerships in which it invests. Such distributions, in turn, vary both positively and negatively with the economic performance of the income producing properties held by those partnerships. Further, the risk (as to principal) of an investment in a mortgage is generally limited to the principal amount of the loan, and the extent of this risk is typically mitigated by the value of the underlying collateral, together with such other credit support devices (for example, third party guaranties) as may be negotiated in connection with the loan. Mortgages, however, unlike equity investments in real property, do not provide significant potential for appreciation in asset value. In the case of equity investments in real property, on the other hand, there is both less inherent security against loss of asset value as well as greater potential for appreciation in asset value because the value of such equity interests varies more directly with the value and income producing potential of the underlying real property. As a result of these and other factors, an investment in IPT intrinsically involves significantly greater potential for both the loss of, and return on, investment than does a comparable investment in AMIT.

FIXED EXCHANGE RATIO DESPITE FLUCTUATIONS IN MARKET PRICES

   The Exchange Ratio was determined in July 1997 based on arm's-length negotiations between IPT and Insignia, on the one hand, and AMIT on the other hand. The value or price of the IPT Common Shares and/or the AMIT Shares at the Effective Time, as well as the values or prices at the date of this Proxy Statement/Prospectus and at the date of the Special Meeting, may vary as a result of changes in the business, operations or prospects of IPT or AMIT, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. Because the Exchange Ratio is fixed in the Merger Agreement (subject only to adjustment for any distributions paid by IPT or AMIT prior to the Effective
Time), it will not be adjusted to reflect any increase or decrease in the market value or price of the IPT Common Shares or the AMIT Shares or any change in the operations (other than distributions declared by either AMIT or IPT) or prospects of IPT or AMIT and consequently, the value of the consideration to be received by the AMIT shareholders in the Merger may be more or less depending upon changes in the market price of the AMIT Class A Shares prior to the consummation of the Merger. See "Merger -- Manner and Basis of Converting Shares."

EXCHANGE RATIO SUBJECT TO ADJUSTMENT FOR DISTRIBUTIONS

   Although neither AMIT nor IPT intends or expects to declare any additional distributions prior to consummation of the Merger, the Exchange Ratio is subject to further adjustment should either AMIT or IPT declare any distributions after the date of the Proxy Statement/Prospectus with a record date prior to the consummation of the Merger. Consequently, an AMIT shareholder may not know the exact Exchange Ratio upon voting on the Proposals at the Special Meeting.

DISPROPORTIONALITY WITH RESPECT TO CONVERSION RATIO OF OP UNITS

   As an umbrella partnership real estate investment trust (UPREIT), IPT holds substantially all of its assets through IPLP, its operating partnership. Such an ownership structure is designed and intended to result in an equivalence in value between OP Units and IPT Common Shares. Under certain circumstances, holders of OP Units have the right to require IPLP to redeem their OP Units for cash in an amount equal to the market value of an equivalent number of IPT Common Shares (subject to the first right of IPT to acquire such OP Units for an equivalent number of IPT Common Shares). In order to avoid triggering certain adverse federal income tax consequences, following the Merger IPT intends to continue to hold directly at least 50% of the pre-Merger AMIT assets (including any assets transferred to Insignia pursuant to the Asset Agreement (as defined herein, see "Certain Other Agreements -- Asset Agreement")) until such time, if any, as IPT receives a ruling from the IRS or an opinion of counsel that such assets may be contributed to IPLP. The particular assets to be retained by IPT will not be determined until after the consummation of the transactions contemplated by the Asset Agreement and will not be known by the AMIT shareholders at the time of the Special Meeting. IPT may retain whole loans or various participation interests in certain of AMIT's loans. Because IPT will hold assets other than through IPLP, the value of an IPT Common Share vis-a-vis an OP Unit will vary depending on the value of the retained AMIT assets. Thus, upon a redemption of OP Units for cash (or an acquisition of OP Units by IPT in exchange for IPT Common Shares), a shareholder of IPT would be diluted if and to the extent that the value of an IPT Common Share exceeds the value of an OP Unit at the time of such redemption or acquisition. Management intends to mitigate the effects of this potential valuation imbalance, however, by having IPT directly pay certain expenses which otherwise would be paid by IPLP.

LACK OF INDEPENDENT VALUATIONS OF ASSETS

   In most instances the valuation of the assets contributed to IPT and IPLP with respect to the formation of IPT and in certain transactions among IPT, IPLP and Insignia and its affiliates since the formation transactions was not determined on the basis of independent appraisals of such assets, and the valuation of IPT and the allocation of its equity interests among the participants in the formation transactions were not determined on an arm's length basis. In addition, AMIT did not obtain independent appraisals of the value of the underlying real property or the partnership interests owned by IPT and IPLP in determining whether to approve the Merger. Accordingly, no assurance can be given that the valuations of those assets, which were used in establishing the Exchange Ratio, were accurate or as to whether the IPT Common Shares will trade at or above the IPT Share Value.

LEVERAGE; NO LIMITATION ON DEBT

   IPT intends to use the net proceeds from future offerings and borrowings primarily to acquire interests in multifamily residential properties, as well as real estate in other sectors incidental to the purchase of multifamily property portfolios, including direct ownership interests in such properties, loans secured by real estate, limited and general partner interests in real estate limited partnerships, REITs and REIT-eligible income producing assets, and for general operating purposes. IPLP has obtained a line of credit in the amount of $50 million, which is guaranteed by IPT (the "IPT Line of Credit"). In connection with the IPT Line of Credit, IPT and IPLP have pledged all of the general partner interests, limited partner interests and direct property interests they own or acquire as collateral. See "IPT Line of Credit." As of the date hereof, IPT has no outstanding indebtedness under the IPT Line of Credit and no other outstanding indebtedness. Additionally, the IPT Line of Credit places certain restrictions on the operations of IPT. See "IPT Line of Credit." IPT is subject to the risks associated with debt financing, including the risk that IPT's cash flow will be insufficient to meet required payments of principal and interest, which could result in the lenders foreclosing on the assets pledged as security for the IPT Line of Credit and result in a loss of income and equity value from such interests to IPT. Additionally, certain of the properties owned by the Controlled Partnerships are encumbered by debt. There exists a risk that the Controlled Partnerships will not be able to refinance existing indebtedness on their properties or that the terms of such refinancings will not be as favorable as the terms of existing indebtedness and that necessary capital expenditures will not be financed on favorable terms. If a property of a Controlled Partnership is mortgaged to secure payment of indebtedness and the applicable Controlled Partnership is unable to meet mortgage payments, the property could be transferred (by foreclosure or otherwise) to the mortgagee with a consequent loss of any prospective income and equity value from such property to IPT. For federal income tax purposes, such a foreclosure would trigger any built-in gain (or loss) with respect to the property foreclosed upon, measured by the difference in the principal amount of the debt and the tax basis of the foreclosed property. Thus, IPT could recognize gain upon a foreclosure without receiving cash to pay the tax thereon.

   In addition, the organizational documents of IPT do not contain any limitation on the amount of indebtedness IPT may incur. If IPT becomes highly leveraged, the resulting debt service could adversely affect IPT's financial condition and results of operations and the amount of cash available for distributions to shareholders (including distributions that are required in order to maintain IPT's qualification as a REIT) and could increase the risk of default on IPT's indebtedness.

CONFLICTS OF INTEREST

   Several conflicts of interest exist on the part of IPT, IPLP, Insignia and their respective trustees, directors and management. The following describes the material conflicts of interest, including the relationships through which they arise.

   Affiliation Between AMIT and IPT. All of the outstanding AMIT Class B Shares, which represent approximately 39% of the total voting power of AMIT, are owned by MAE. MAE is controlled by Andrew L. Farkas, who is Chairman of the Board of Trustees and Chief Executive Officer of IPT and Chairman, Chief Executive Officer and President of Insignia, and who may be deemed to be in control of each of IPT and Insignia. Although pursuant to the terms of the Class B Voting Proxy all (100%) of the AMIT Class B Shares will be voted in accordance with the majority of the AMIT Class A Shares represented at the Special Meeting on each of the Proposals, the ownership of the AMIT Class B Shares by an affiliate of IPT influenced the AMIT Board's decision to engage in the Merger. See "Special Factors -- AMIT's Reasons for the Merger."

   Management. In exercising its voting rights as the controlling shareholder of IPT, Insignia and its affiliates may consider their liquidity, strategic, tax and other interests, which may be different from those of IPT or other shareholders of IPT. In addition, all of the current trustees and five of the eight current executive officers of IPT (including Andrew L. Farkas, who serves as trustee, Chairman and Chief Executive officer of IPT, and is Chairman, Chief Executive officer and President of Insignia), are officers of Insignia, and, as such, will not devote all of their time and effort to the affairs of IPT. In addition, four of such persons (Andrew L. Farkas, James A. Aston, Frank M. Garrison and Ronald Uretta) have a significantly greater direct economic interest in Insignia than in IPT. As a result, the interest of such individuals in IPT and Insignia may conflict. In their capacity as shareholders of IPT, such individuals may vote their IPT Common Shares to cause IPT to take certain actions that are in the best interests of Insignia but not necessarily in the best interests of IPT or the other shareholders of IPT.

   Use of Personnel. IPT believes that it cannot at present economically justify maintaining an internal staff to provide real estate and real estate securities acquisition and disposition services. As a result, pursuant to the Acquisition and Disposition Services Agreement, IPT intends to utilize Insignia's personnel to perform the vast majority of such services until the expiration of the Acquisition and Disposition Services Agreement on December 31, 2000. To the extent that such personnel are also performing services for Insignia, it may detract from their ability to devote the time and attention necessary to perform similar services for IPT.

   Property Management. Pursuant to the terms of the Partnership Agreement, IPT is required to engage Insignia and its affiliates to provide property management services to virtually all of the properties now or hereafter controlled by IPT. As of the date of this Proxy Statement/Prospectus, Insignia provides property management services to all but 19 of the properties controlled by IPT. Pursuant to the terms of the Partnership Agreement, the removal of Insignia as the property manager with respect to any properties controlled by IPT, and the termination of any property management agreement relating to such properties, requires the consent of Insignia, as the Special Limited Partner of IPLP. In addition, Insignia and its property management affiliates provide management services to a substantial number of other parties affiliated with Insignia and to unaffiliated third parties. IPT and the Controlled Partnerships are heavily dependent upon the property management and partnership administration services provided by Insignia and its affiliates. The loss of such services could materially and adversely affect the ability of IPT and the Controlled Partnerships to conduct their business in an efficient and profitable manner.

   Conflicts may arise between IPT and Insignia when considering the sale of a particular property controlled by IPT which may result in a loss of property management revenue to Insignia. IPT is precluded from obtaining property management services for the properties controlled by IPT from a provider other than Insignia and from performing property management services itself. In addition, the Partnership Agreement provides that if the total amount of property management fees paid to Insignia in respect to all properties controlled by IPT during any rolling twelve-month period ending at the end of a calendar quarter is less than 90% of the total annualized amount of property management fees paid to Insignia for the year preceding IPT's acquisition of control of certain properties, then IPLP is required to pay Insignia a fee equal to the greater of (i) the decrease in the market value of Insignia and its affiliates arising or expected to arise by virtue of such decrease in property management fees and (ii) the increase in the market value of IPT arising or expecting to arise as a result thereof. Additionally, if IPT or IPLP is in material breach of its obligations under the Partnership Agreement (including without limitation the failure to pay the foregoing fee when due), Insignia, MAE, and each of their affiliates will have certain put rights with respect to the IPT Common Shares and OP Units then owned by each of them. See "The Partnership Agreement of IPLP -- Property Management and Contract Loss Fee" and "The Partnership Agreement of IPLP -- Put Rights."

   Investments in Real Estate. Under the Acquisition and Disposition Services Agreement, until December 31, 2000, Insignia is required to inform IPT of certain multifamily residential real estate investments reserved for IPT before Insignia may invest in any such opportunity; however, Insignia is required to give such notice only if Insignia plans to invest in the opportunity for its own account and the investment opportunity is of a type that Insignia would have invested in prior to the formation of IPT. Thus, Insignia may inform unaffiliated third parties, and not IPT, of real estate investments that may be suitable to IPT provided that Insignia does not itself invest in such opportunity. Subject to these restrictions, neither Insignia nor any of its directors, officers, employees or affiliates are restricted from investing in interests in real estate or from engaging in any other activities which may involve competition with IPT or which may give rise to conflicts of interest between Insignia and IPT (although employment agreements of certain executive officers of Insignia and IPT do contain non-competition provisions). Additionally, IPT is required to inform Insignia of certain real estate investments and may not invest in such investments without the prior written consent of Insignia. See "Acquisition and Disposition Services Agreement -- Agreement Regarding Certain Real Estate Opportunities."

   Loans. Many of the loans in AMIT's mortgage portfolio consists of loans made to entities now controlled by IPT. Should any issues regarding such loans arise, such issues may not be resolved in an arm's length manner due to the overlapping management after the Merger. For a list of the loans in AMIT's portfolio to partnerships now controlled by IPT, see "Schedule IV -- Mortgage Loans on Real Estate as of December 31, 1997" on page F-77 of this Proxy Statement/Prospectus.

   Distributions. Subject to the current policy adopted by the IPT Board to pay regular quarterly distributions in the amount of $.15 per IPT Common Share (which will be increased to $.16 per IPT Common Share beginning with the first quarterly distribution for which the record date is after the Effective Time), the IPT Board has the power and authority to declare and pay distributions at any time, and in such amounts as they deem advisable. Subject to their fiduciary duties to the shareholders of IPT, trustees of IPT who are also directors and/or executive officers of Insignia may take into account the capital needs of Insignia when determining the amount and timing of the distributions made by IPT to its shareholders and IPLP to its partners, in each case including Insignia.

   Tax Benefits. Because certain IPT Partnerships own properties the fair market value of which exceeds the adjusted tax basis, the gain recognized for federal income tax purposes from the sale of such properties will largely be allocated to Insignia. Consequently, the decision of IPT to cause the IPT Partnerships to dispose of such properties may conflict with Insignia's interests in not realizing such gain.

CONTROL BY INSIGNIA


   Upon consummation of the Merger, Insignia and its affiliates will continue to own approximately 57% of the IPT Common Shares (approximately 66% on a fully-diluted basis assuming all OP Units are acquired by IPT in exchange for IPT Common Shares). Insignia will have the ability to control the direction and management of IPT and IPT may not be able to engage in certain extraordinary transactions without the consent of Insignia. Although all shareholders of IPT will be entitled to vote in future elections of trustees, Insignia designated all three of the initial members of IPT Board and after the Effective Time a majority of the IPT Board will consist of individuals who also serve as officers of Insignia (including one member who is also a director of Insignia), and Insignia may be able to control the future election of trustees. The IPT Board appoints IPT's executive officers and has the authority to decide most management and policy issues without the consent of the shareholders of IPT.


   Additionally, as the Special Limited Partner of IPLP, Insignia possesses certain special consent rights which prohibit IPLP from taking certain actions or engaging in certain transactions without the consent of Insignia, as the Special Limited Partner. See "Partnership Agreement of IPLP -- Management."

LACK OF SHAREHOLDER CONTROL OVER IPT'S POLICIES

   The investment and financing policies of IPT and its policies with respect to certain other activities, including its growth, capitalization, distributions, REIT status and investment and operations, will be determined by the IPT Board. Although the IPT Board has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the IPT Board without a vote of the shareholders of IPT. A change in these policies could adversely affect IPT's financial condition, results of operations or the market price for IPT Common Shares.

LIMITATIONS ON OWNERSHIP INTERESTS AND CHANGE OF CONTROL IN DECLARATION OF
TRUST

   Certain provisions in IPT's Declaration of Trust and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for IPT and may thereby delay, defer or prevent a change in control of IPT and, as a result, could prevent the shareholders of IPT from receiving a premium for their IPT Common Shares over then-prevailing market prices.

   IPT's Declaration of Trust permits the IPT Board to issue up to 100,000,000 preferred shares of beneficial interest ("Preferred Shares") and to establish the preferences and rights (including the right to vote, participate in earnings, and to convert into IPT Common Shares) of any such Preferred Shares issued. Although the IPT Board has no intention to do so at the present time, it could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of IPT Common Shares might receive a premium for their IPT Common Shares over the then-prevailing market price of such IPT Common Shares. See "Description of Shares of Beneficial Interest of IPT -- Preferred Shares."

   IPT's Declaration of Trust authorizes the IPT Board to (i) amend IPT's Declaration of Trust without shareholder approval, to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class (including IPT Common Shares) that IPT has the authority to issue; (ii) cause IPT to issue additional authorized but unissued IPT Common Shares or Preferred Shares; and (iii) classify or reclassify any unissued IPT Common Shares and Preferred Shares and to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Shares of Beneficial Interest of IPT -- Classification or Reclassification of IPT Common Shares or Preferred Shares." Although the IPT Board has no intention to do so at the present time, it could establish a class or series of shares of beneficial interest that could, depending on the terms of such series, delay, defer or prevent a transaction or change in control of IPT that might involve a premium for the IPT Common Shares or otherwise be in the best interests of the shareholders of IPT. IPT's Declaration of Trust and Bylaws also contain other provisions that may have the effect of delaying, deferring or preventing a transaction or change in control of IPT that might involve a premium for the IPT Common Shares or otherwise be in the best interest of the shareholders of IPT. See "Description of Shares of Beneficial Interest of IPT."

   Additionally, the IPT Board is divided into three classes. The terms of the first, second and third classes expire with the 2001, 1999 and 2000 annual meetings, respectively. Beginning with the 1998 annual meeting (which was held in May 1998), trustees of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders of IPT. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of IPT, even though a tender offer or change in control may be in the best interest of the shareholders of IPT. See "Comparison of Shareholder Rights -- Classification of the Board of Trustees."

POSSIBLE ADVERSE CONSEQUENCES OF OWNERSHIP LIMIT

   In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding IPT Common Shares may be owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities such as private pension funds). Accordingly, IPT's Declaration of Trust prohibits the actual or constructive ownership by an individual of more than 9.8% of the outstanding IPT Common Shares, subject to certain exceptions. See "Description of Shares of Beneficial Interest of IPT -- Share Ownership Limitations; Restrictions on Transfer of IPT Common Shares." As a result, a holder of IPT Common Shares may be prohibited from increasing its holdings of IPT Common Shares or selling its IPT Common Shares to an existing shareholder of IPT. The IPT Board may, in its sole discretion, waive these restrictions if evidence satisfactory to the IPT Board and IPT's tax counsel is presented showing that ownership in excess of this limit will not jeopardize IPT's tax status as a REIT. As a condition of such waiver, the IPT Board may require a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to the preservation of IPT's status as a REIT under the Code. Limiting the ownership of more than 9.8% of the outstanding IPT Common Shares may (i) discourage a change in control of IPT; (ii) deter tender offers for IPT Common Shares, which offers may be attractive to IPT's shareholders; or (iii) limit the opportunity for shareholders to receive a premium for their IPT Common Shares that might otherwise exist if an investor attempted to assemble a block of IPT Common Shares in excess of 9.8% of the outstanding IPT Common Shares or to effect a change of control of IPT.

DEPENDENCE ON PROPERTY PERFORMANCE; RISKS RELATED TO INVESTMENTS IN REAL ESTATE LIMITED PARTNERSHIPS

   IPT's financial success will depend, in large part, upon the performance of the properties owned by the real estate limited partnerships (including the IPT Partnerships) in which it invests and properties owned by IPT directly. The performance of such properties in turn will depend, in part, upon the ability of Insignia and its affiliates, as the manager of such properties, to attract and retain tenants; competition from other available properties; Insignia's ability as property manager to control capital expenditures and operating expenses (many of which are subject to various contingencies); energy shortages and the costs attributable thereto; the age of the properties owned by the real estate limited partnerships in which it invests; changes in tax law and other governmental regulations; local rent control or stabilization ordinances which are or may be put into effect; various uninsurable risks; financial conditions prevailing generally and in the areas in which such properties are located, including oversupply of apartments or commercial space or a reduction in demand for apartments or commercial space in such areas; the nature, type, supply and extent of competitive properties in the areas where such properties are located; and the real estate market generally. Additionally, revenue from properties and real estate values are also affected by such factors as interest rate levels and the availability of financing. Any or all of these factors may affect IPT's income. For example, older properties or properties in markets with an oversupply of multifamily residential properties must be rented at lower rates in order to maintain occupancy levels. In addition, capital expenditures and operating expenses on properties may increase more than anticipated.

   In the future, IPT may participate with other entities in the ownership of properties and/or limited partner interests in real estate limited partnerships through partnerships and joint ventures. Partnership and joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that such partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or business interests or goals inconsistent with those of IPT and that such partners or co-venturers may be in a position to take action contrary to IPT's instructions, requests, policies or objectives, including IPT's policy with respect to maintaining its qualification as a REIT. However, IPT will seek to maintain sufficient control of such partnerships or joint ventures, as the case may be, to permit IPT's business objectives to be achieved. Although IPT invests primarily in limited partnerships, certain subsidiaries of IPT which comprise the general partners of certain of such limited partnerships may be liable for certain recourse obligations of such limited partnerships in its capacity as general partner. There is no limitation under IPT's organization documents as to the amount of available funds that may be invested in partnerships or joint ventures.

ADVERSE EFFECTS OF REIT MINIMUM DISTRIBUTION REQUIREMENTS; EFFECTS OF DISTRIBUTION POLICY

   To maintain its status as a REIT, IPT generally will be required each year to distribute to its shareholders at least 95% of its REIT taxable income (excluding net capital gain and after taking into account certain adjustments). In addition, IPT will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary net income and 95% of its capital gain net income for such calendar year plus any amount of such income not distributed in prior years. See "Certain Federal Income Tax Considerations -- Annual Distribution Requirements." Under certain circumstances, IPT may be required to accrue from time to time certain income items for tax purposes prior to their receipt in cash (e.g., rent earned but not yet received). Differences in timing between the accrual of certain income items for tax purposes and the receipt thereof or the failure by any of the IPT Partnerships to timely distribute to IPT the proceeds that such IPT Partnerships receive from their properties could cause IPT to have taxable income without sufficient cash to meet the annual 95% distribution requirements and to avoid the nondeductible excise tax. In such cases, IPT may be compelled to borrow funds on a short-term basis or liquidate investments on terms that are disadvantageous to IPT in order to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of IPT's REIT taxable income could cause IPT to distribute amounts that otherwise would be spent on future acquisitions or repayments of debt, which could require IPT to borrow funds or to sell assets to fund the cost of such items.

   The IPT Board has adopted a policy to pay regular quarterly distributions in an amount equal to $.15 per IPT Common Share which will be increased to $.16 per IPT Common Share beginning with the first quarterly distribution for which the record date is after the Effective Time. IPT is currently paying regular quarterly distributions of $.15 per IPT Common Share in accordance with this policy. IPT believes these distributions in the aggregate will exceed the 95% distribution requirement exclusive of gains from the sales of property to avoid the nondeductible excise tax described above. If distributions exceed available cash, IPT would be required to sell assets or borrow funds to make distributions or revise its dividend policy. Distributions by IPT to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to shareholders as ordinary dividend income or capital gains distributions, as the case may be, and distributions in excess of current and accumulated earnings and profits will generally be treated as a non-taxable reduction of a shareholder's basis in its IPT Common Shares to the extent thereof and thereafter as taxable gain. Distributions that are treated as a reduction of a shareholder's basis in its IPT Common Shares will have the effect of deferring taxation until the sale of the shareholder's shares.

   IPT anticipates that it will be able to make the distributions described above, although no assurances can be given in this regard. IPT also anticipates that it will retain any REIT taxable income in excess of the aggregate amount of the dividends described above for future acquisitions and general working capital purposes, subject to IPT meeting the 95% distribution requirement described above. Pursuant to newly enacted tax legislation, a REIT may elect to retain capital gains otherwise required to be distributed and instead may pay a tax on such retained amounts. Each REIT shareholder would report its pro rata share of such retained amounts as if such amounts had been distributed directly to such shareholder and will receive, as a credit against the tax thereon (or as a refund if such credit otherwise exceeds the shareholder's overall tax liability for the tax year), its proportionate share of the taxes paid by the REIT on the retained capital gains as if such shareholder had paid the tax directly. Such a strategy is a strong possibility for IPT and, if implemented, each shareholder's adjusted tax basis in its IPT Common Shares will be increased by an amount equal to the difference between the amount of such capital gain included in such shareholder's taxable income and the tax credit deemed paid by such shareholder. In effect, this method of taxation, with respect to capital gains, will produce the same result as if the shareholder had received the full capital gain distribution included such amount in its taxable income, paid the tax thereon and subsequently recontributed the distribution (in excess of the tax paid) to the REIT for no additional shares.

ADVERSE CONSEQUENCES OF THE FAILURE TO QUALIFY AS A REIT

   IPT intends to operate in a manner that will enable it to continue to qualify as a REIT under the Code. To qualify as a REIT, IPT must satisfy certain tests related to the nature of its assets and income, and it must also distribute substantially all of its income (as specifically defined for these purposes) to its shareholders. If IPT fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, IPT would be subject to federal income tax as a regular domestic corporation, and its shareholders would be subject to tax in the same manner as shareholders of such a corporation. As a result, IPT could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available for distribution to its shareholders. Although management of IPT believes that IPT has been organized and will continue to operate in a manner enabling it to remain qualified as a REIT, no assurance to such effect can be given. See "Federal Income Tax Considerations -- Taxation of IPT -- Failure to Qualify." Additionally, no assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to IPT's qualification as a REIT or the federal income tax consequences of such qualification, which changes may reduce or eliminate the advantages of qualifying as a REIT.

POTENTIAL ADVERSE EFFECTS OF FUTURE OFFERINGS

   IPT may in the future increase its capital resources by making additional offerings of equity or debt securities, including classes of common shares, Preferred Shares, and senior or subordinated debt instruments. All debt securities and classes of Preferred Shares will be senior to the IPT Common Shares in a liquidation of IPT. The effect of additional equity offerings may be the dilution of the equity of the shareholders of IPT or the reduction of the price of IPT Common Shares, or both. IPT is unable to estimate the amount, timing or nature of additional offerings as they will depend on market conditions and other factors. There can be no assurance that IPT will be able to satisfy its capital requirements through such offerings on favorable terms or at all.

POSSIBLE ADVERSE EFFECT ON SHARE PRICE ARISING FROM SHARES AVAILABLE FOR FUTURE SALE


   Upon consummation of the Merger, 23,446,958 IPT Common Shares will be outstanding, including the approximately 4,019,198 IPT Common Shares to be issued in the Merger. The IPT Common Shares to be issued to the AMIT shareholders in the Merger (other than IPT Common Shares received by affiliates of AMIT and IPT) will be freely tradable without restriction under the Securities Act. There are 13,216,048 IPT Common Shares currently held by Insignia and its affiliates, which are restricted securities within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act or unless an exemption from registration is available, including exemptions contained in Rule 144. Additionally, 6,150,000 IPT Common Shares are held by persons who purchased such shares in the Private offerings (other than the executive officers, trustees and directors of IPT and Insignia). Approximately 17,771,062 IPT Common Shares will be eligible for sale under Rule 144 within 90 days after the consummation of the Merger. See "Shares Available for Future Sale." Insignia and its affiliates and the purchasers of IPT Common Shares in the Private Offerings possess certain demand and piggyback registration rights regarding their IPT Common Shares. See "Description of Shares of Beneficial Interest of IPT -- Registration Rights."


   No prediction can be made as to the effect, if any, that future sales of IPT Common Shares, the availability of IPT Common Shares for future sale, or future issuances of IPT Common Shares will have on the market price of the IPT Common Shares from time to time. Sales of substantial numbers of IPT Common Shares, or the perception that such sales could occur, could adversely affect the prevailing market price for the IPT Common Shares. If such sales reduce the market price of the IPT Common Shares, IPT's ability to raise additional capital in the equity markets could be adversely affected. The existence of the registration rights referred to above also may adversely affect the terms upon which IPT can obtain additional equity in the future.


NEGATIVE IMPACT ON REIT STATUS IF IPLP OR A CONTROLLED PARTNERSHIP FAILS TO BE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES


   Although IPT has not requested, and does not expect to request, a ruling from the Internal Revenue Service that IPLP and each of the Controlled Partnerships will be classified as partnerships for federal income tax purposes, IPT has received an opinion of its counsel stating that IPLP and each Controlled Partnership will be classified as a partnership, and not a corporation or an association taxable as a corporation, for federal income tax purposes. If the Internal Revenue Service were to challenge successfully the tax status of IPLP or any such Controlled Partnership as a partnership for federal income tax purposes, IPLP or a Controlled Partnership would be taxable as a corporation. In such event, IPT likely would cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on IPLP or a Controlled Partnership would reduce substantially the amount of cash available for distribution to IPT and its shareholders.

NO ESTABLISHED PUBLIC TRADING MARKET FOR INTERESTS IN THE IPT PARTNERSHIPS

   There is no established public trading market for units of limited partner interest in the IPT Partnerships, and there may not be established public trading markets for units in other real estate limited partnerships in which IPT may invest, and there can be no assurance that such markets will develop. Consequently, IPT may be able to realize gains on its investments in a limited partnership or liquidate such investment only upon the liquidation of such limited partnership or sales or refinancing of the properties held by such limited partnership.

COMPETITION IN REAL ESTATE MARKET

   Competition is intense in the markets for acquisition of control of real estate assets and entities owning real estate assets. No single organization controls more than a small percentage of the total residential or commercial properties in the United States. Most competitors are regional or local organizations that control a relatively small number of properties. IPT believes that competition for acquisition or control of such entities is based principally on the ability to offer reasonable value to the seller of control, which often requires restructuring the debt and equity of the controlled entity so that the properties can provide positive cash flow to investors. There can be no assurance that IPT will be able to compete effectively in this market. Additionally, subject to the terms of the Acquisition and Disposition Services Agreement, Insignia may invest in certain real estate opportunities which may be suitable for IPT. See "Acquisition and Disposition Services Agreement -- Agreement Regarding Certain Real Estate Opportunities."

   Insignia's ability to provide effective property and asset management services with respect to the properties that IPT controls will depend, in part, on Insignia's ability to maintain its experienced management team and to attract additional managers as Insignia's property management business expands. Insignia believes that there is currently a shortage of qualified property management personnel.

DEPENDENCE ON ANDREW L. FARKAS AND OTHER SENIOR MANAGERS

   The successful implementation of IPT's strategy will depend upon the continued services of Mr. Farkas, who is Chairman of the Board of Trustees and Chief Executive Officer of IPT and Chairman, Chief Executive Officer and President of Insignia, and who may be deemed to be in control of each of IPT and Insignia. Mr. Farkas will not devote his full time to the affairs of either IPT or Insignia. The other current members of the IPT Board (Messrs. Aston and Garrison) also serve as executive officers of Insignia and will not devote their full business time to the affairs of IPT. If Mr. Farkas becomes incapacitated or resigns his positions with IPT and/or Insignia, the loss of his services could have a material adverse effect on the operations of IPT. The remainder of IPT's senior management consists principally of former and current members of Insignia's senior management team. Consequently, the successful implementation of IPT's business plan will also depend, in part, upon Insignia's ability to attract and maintain other key management personnel. None of the current executive officers or employees of IPT have employment agreements with IPT.

CONCENTRATION OF PROPERTIES IN MULTIFAMILY RESIDENTIAL HOUSING


   The properties owned and controlled by the IPT Partnerships are concentrated predominantly in the multifamily residential housing sector (although IPT does control approximately 5.8 million square feet of commercial space). Approximately 88% of the properties owned by the IPT Partnerships are multifamily residential properties. Such concentration may expose IPT to the risk of downturns in this sector (which, among other things, may be caused by greater unemployment causing an increase in the vacancy rate or by a decrease in interest rates causing a surge in the purchase of housing) to a greater extent than if its portfolio also included other property types.


ENVIRONMENTAL LIABILITY

   Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in such property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and penalties and damages for injuries to persons and adjacent property). Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of such hazardous or toxic substances. Such liability may be imposed on the owner in connection with the activities of an operator of, or tenant at, the property. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person.

   Environmental laws such as the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the toxic Substances Control Act
(TSCA), the Clean Air Act (CAA) and their state equivalents govern such areas as indoor air pollution, radon gas, lead-based paint, polychlorinated biphenyls (PCBs) and fluorescent lights, and may impose obligations on the owner or operator of residential or commercial real property. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials (ACMs) into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. Certain environmental laws and regulations impose an obligation on the owner or operator of real property to report the discovery of historical contamination and may require the owner or operator to remediate that contamination and/or restrict the use of such property through deed restrictions.

LIMITED OPERATING HISTORY

   IPT has been recently organized and has a limited operating history and, accordingly, has not yet developed an extensive financial history. There can be no assurance that IPT's financial results to date will be indicative of future results.

ABSENCE OF PRIOR MARKET FOR IPT COMMON SHARES

   There is currently no market for the IPT Common Shares, and there can be no assurance that an active trading market will develop or be sustained following the Merger. The IPT Common Shares have been approved for listing on the ASE, subject to consummation of the Merger, under the symbol "FFO." The IPT Common Shares to be received by the shareholders of AMIT in the Merger have also been approved for listing on the ASE, subject to official notice of issuance. Factors such as government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of the IPT Common Shares. In addition, the trading volume of the IPT Common Shares may be limited, which could also have a significant effect on their future market price.

ADVERSE EFFECT OF INCREASE IN INTEREST RATES ON THE TRADING PRICE OF IPT COMMON SHARES

   One of the factors that may influence the trading price of the IPT Common Shares in public trading markets will be the annual yield resulting from distributions on the IPT Common Shares as compared to yields on certain financial instruments. Thus, an increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market price of the IPT Common Shares. Additionally, increases in market interest rates will result in higher costs to IPT in financing future acquisitions, which may adversely affect IPT's ability to achieve earnings growth.

UNCERTAINTY SURROUNDING CONSOLIDATION OF FINANCIAL STATEMENTS

   In the view of the Commission and the Financial Accounting Standards Board ("FASB") there exists a great deal of uncertainty under generally accepted accounting principles as to the reporting method to be employed in consolidating the financial statements of a partnership with those of another company in the case where the company owns a general partner interest in such partnership. If the Commission and the FASB adopt a policy regarding the reporting method to be employed in such instances that is contrary to the method currently used by IPT, the required presentation of IPT's financial statements could differ materially from the presentation of the financial statements set forth herein.

DILUTION


   In connection with the Merger, shareholders of AMIT (other than MAE and LAC) will be issued approximately 3,821,000 IPT Common Shares and will hold, in the aggregate, approximately 16% of the outstanding IPT Common Shares as of the Effective Time. Additionally, holders of IPT Common Shares will experience dilution of their voting power in IPT upon an exchange by holders of OP Units for IPT Common Shares and upon the vesting and exercise of options and restricted share awards under IPT's 1997 Share Incentive Plan (the "1997 Share Incentive Plan"). See "Description of Shares of Beneficial Interest of IPT -- Exchange of OP Units into IPT Common Shares" and "Management -- 1997 IPT Share Incentive Plan."


APPLICABILITY OF THE INVESTMENT COMPANY ACT

   IPT believes that it will not be, and intends to conduct its operations so as not to become, regulated as an investment company under the Investment Company Act of 1940, as amended (the "Investment

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

Company Act"). Accordingly, IPT does not expect to be subject to the restrictive provisions of the Investment Company Act. In particular, IPT intends to rely upon provisions of the Investment Company Act (and Commission interpretations thereof) which generally exempt from the Investment Company Act's registration requirements entities that are primarily engaged in the business of purchasing or otherwise acquiring interests in real estate. If IPT does not conduct its operations so as to maintain the availability of an exemption from registration as an investment company, IPT could, among other things, be required to either (i) change the manner in which it conducts its business to avoid being required to register as an investment company or (ii) register as an investment company, either of which could have a material adverse effect on IPT and the market price of the IPT Common Shares. Registration as an investment company would result in, among other things, a significantly reduced ability to utilize leverage in IPT's business and significantly increased operating expenses.

LITIGATION ARISING FROM TENDER OFFERS

   As part of its business plan, IPT may seek to acquire additional units of limited partner interest in the Controlled Partnerships or other real estate limited partnerships through tender offers. Such tender offers have resulted and may in the future result in litigation concerning the terms of and circumstances surrounding the offer. In certain circumstances such litigation may be brought by plaintiffs on behalf of the tendering security holders for the purpose of seeking a settlement with the entity making the offer, even though IPT generally does not believe such suits to be meritorious. Although IPT anticipates that such litigation will not have a material adverse effect on IPT, no assurance can be given as to the outcome of any such litigation. See "Business of IPT -- Legal Proceedings."

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

                               SPECIAL FACTORS

AFFILIATION BETWEEN AMIT AND IPT

   At the time the Merger Agreement was being negotiated, all of the outstanding AMIT Class B Shares, which represent approximately 39% of the total voting power of AMIT, were owned by MAE GP, then a wholly-owned subsidiary of MAE (such shares have since been transferred to MAE). MAE is controlled by Andrew L. Farkas, who is Chairman of the Board of Trustees and Chief Executive Officer of IPT and Chairman, Chief Executive Officer and President of Insignia, and who may be deemed to be in control of each of IPT and Insignia.

BACKGROUND OF THE MERGER

   LAC (which is a wholly-owned subsidiary of Insignia) began purchasing AMIT Class A Shares in the open market in June 1995. On October 16, 1996, Mr. Farkas met with Ronald J. Consiglio, a trustee, President and Chief Executive Officer of AMIT, and Bryan Herrmann, a trustee of AMIT, to discuss a possible business combination transaction between IPT and AMIT. At a special meeting of the AMIT Board held on November 12, 1996, Mr. Consiglio advised the AMIT Board that meetings had been held with representatives of Insignia regarding a merger of AMIT and IPT. Mr. Consiglio advised the AMIT Board that discussions and due diligence could take several months due to the numerous properties controlled by IPT.

   Insignia continued to accumulate AMIT Class A Shares until November 1996, when Insignia and its affiliates filed a Statement on Schedule 13D with the Commission disclosing its ownership of approximately 6% of the outstanding AMIT Class A Shares (assuming the conversion of the AMIT Class B Shares then held by MAE GP into AMIT Class A Shares). The Schedule 13D disclosed that Insignia had engaged in discussions with the management of AMIT concerning a potential business combination transaction involving AMIT and certain IPT Partnerships and that Insignia was considering other transactions involving Insignia acquiring control of AMIT.

   On December 2, 1996 the executive committee of the AMIT Board met and Mr. Consiglio reported to the other members of the committee concerning the ongoing discussions with Insignia and identified certain factors which would affect any decision of the AMIT Board regarding any merger transaction, including the valuation of the properties controlled by IPT and the change in the character of AMIT from a mortgage REIT to an equity REIT. The full AMIT Board held a meeting on December 10, 1996, at which Mr. Consiglio reviewed the actions taken by the executive committee as it related to the proposal from Insignia regarding a merger of AMIT and IPT. Mr. Consiglio advised the AMIT Board that Insignia had filed a Schedule 13D with the Commission which raised the possibility of a hostile takeover of AMIT. The AMIT Board discussed potential defenses to a hostile takeover attempt by Insignia. They also analyzed the conflict of interest issue resulting from a number of AMIT's loans being to partnerships controlled by MAE and for which Insignia served as the property manager.


   The executive committee of the AMIT Board met again on January 20, 1997 and reviewed an internally prepared valuation of the AMIT Class A Shares using net asset value, discounting of projected cash distributions to shareholders and projected market pricing. These valuation methods produced per share valuations of $18.04, $17.58, and $16.89 to $19.33, respectively. AMIT's management had retained Chanin Capital Partners, LLC ("Chanin"), a provider of financial advisory services, to review the valuation models prepared internally by AMIT management and to advise AMIT as to which of the methodologies was most appropriate to the transaction and whether or not the valuation arrived at by AMIT management in implementing that methodology fell within the range of reasonable values for the proposed transaction. Mr. Consiglio was familiar with Chanin because they had worked on other matters, unrelated to AMIT, in which Mr. Consiglio was involved as an executive officer of a former client of Chanin. Mr. Consiglio advised the executive committee of the AMIT Board that Chanin had concluded that determining the net asset value was a reasonable method for valuing AMIT, and that $18.00 per

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


AMIT Class A Share fell within the range of reasonable values for the proposed transaction. Chanin's conclusions were provided orally to AMIT management, and no written report was submitted to AMIT by Chanin. The executive committee of the AMIT Board agreed to consider the proposed merger with IPT.


   The full AMIT Board met again on March 13, 1997. At that meeting Mr. Consiglio informed the AMIT Board that AMIT was continuing discussions with Insignia regarding a possible merger of AMIT and IPT. The AMIT Board discussed two concerns regarding the possible merger: (i) the possible tax gain that the combined entity might incur due to the fact that the limited partner interests in many of the Controlled Partnerships held by IPLP were acquired at a discount from the values assigned to them for merger purposes, and (ii) the pro forma value of AMIT Class A Shares after the merger. The AMIT Board reviewed a "tax issues summary" prepared by Insignia, and Mr. Consiglio advised the AMIT Board that the built-in gain issue was currently being analyzed by the AMIT's accountants and counsel.

   Insignia and AMIT began negotiating the terms of a letter of intent in mid-March 1997. The negotiations of the letter of intent were primarily handled by James A. Aston and Frank M. Garrison for Insignia and IPT, and by Ronald J. Consiglio and Bryan Herrmann for AMIT. The letter of intent, executed by Insignia and AMIT on April 3, 1997, described in non-binding terms the parties' preliminary understanding regarding the financial terms and the structure of the proposed transaction. The letter of intent contemplated that the combination of IPT and AMIT would be structured as a tax-free subsidiary merger in which a newly-formed subsidiary of AMIT would merge into IPT, with IPT surviving the merger as a subsidiary of AMIT. The terms of the initial merger structure would have resulted in the shareholders of IPT owning a substantial majority of the AMIT Class A Shares immediately following the merger.

   After the signing of the letter of intent, IPT and AMIT began negotiating the terms of a definitive merger agreement. Concurrently with these negotiations, the parties commenced their respective due diligence reviews. In particular:


   o AMIT conducted an extensive due diligence review of IPT, including its holdings and business plan. To assist AMIT in assessing and evaluating the proposed transaction, AMIT retained two independent firms. The first consultant, Weil, was retained to provide a fairness opinion in connection with the Exchange Ratio. See "--Opinion of AMIT's Financial Advisor." The second consultant, Natural Decision Systems, Inc. ("NDS"), was retained to formulate a range of property portfolio values, based on the use of various economic models, hypotheses and specific procedures on selected property operations in the IPT portfolio of properties. AMIT management was familiar with NDS because one of its principals had previously been a partner with BDO Seidman, LLP, AMIT's accountants. NDS prepared a written report to AMIT formulating a range of current values of identified real estate holdings of the IPT Partnerships which values were determined by entering lists of the real estate holdings received by AMIT from IPT and data provided by IPT to AMIT concerning the property operations into a proprietary real estate statistical software. The range of values produced by these procedures was reported to be $1,067,000,000 to $1,182,000,000 as of December 31, 1996. The NDS report specifies that it was provided solely for the use of the board of trustees and management of AMIT. NDS made no recommendation as to the amount of consideration to be paid by AMIT for IPT. Weil did not rely on NDS' formulation of property values in issuing its fairness opinion. The parties spent a significant amount of time in April, May and June 1997 responding to the inquiries of Weil and NDS.


   o The parties analyzed the investment portfolios of both IPT and AMIT and the impact that combining these portfolios would have on the post-merger entity's status as a REIT under the Code. During this analysis, the parties discussed potential tax considerations which, if adversely determined, may have caused the post-merger entity to fail to qualify as a REIT.

   In light of both parties' unwillingness to enter into any transaction in which the post-merger entity's status as a REIT may have been questioned, IPT and AMIT began discussing alternative structures for the proposed transaction. As a result of these discussions, IPT and AMIT changed the structure of the proposed transaction to one in which AMIT would merge directly into IPT, with IPT being the surviving entity.

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

   The AMIT Board met on June 10, 1997 and Mr. Consiglio reported to the AMIT Board on the events occurring since the letter of intent was signed on April 3, 1997, discussed the due diligence process being conducted by AMIT and reported on the timetable proposed by Insignia for reaching a definitive agreement. Mr. Consiglio advised the AMIT Board that he would be meeting with Insignia to continue negotiation of a definitive agreement after meeting with Weil and NDS. The AMIT Board discussed the benefits of the merger with IPT to allow the shareholders to get a better market value more quickly than might be accomplished without the merger, and also discussed various negative considerations. Mr. Consiglio advised the AMIT Board that Weil believed that the newly merged entity would sell at the lower quartile factor of funds from operations due to the age of the properties controlled by IPT, the fact that IPT was not (at that time) a self advised REIT (and that the termination of the advisory agreement with Insignia would result in IPT owing a substantial termination fee to Insignia), and the complexity of the transaction structure. The AMIT Board also discussed the fact that IPT intended to pay the minimum distributions required to ensure qualification of a REIT, which Mr. Consiglio estimated to be $.32 and $.68 per IPT Common Share for 1997 and 1998, respectively, which would be less than the annual dividends then being paid to the AMIT's shareholders, which were approximately $1.00 per AMIT Class A Share. With respect to the built in gain issue discussed at the previous meeting of the AMIT Board, Mr. Consiglio informed the AMIT Board that Weil had advised him of its belief that the market does not discount the market price of REIT equity securities for deferred taxes.

   The parties continued to negotiate the terms of a definitive merger agreement through July 1997. The individuals for Insignia, IPT and MAE GP involved in the negotiations of the Merger Agreement were Messrs. Farkas, Aston, Garrison, Carroll D. Vinson, William H. Jarrard, Jr. and Jeffrey P. Cohen. AMIT was represented in the negotiations by Messrs. Consiglio and Herrmann. The parties agreed to use the same base values of the AMIT Class A Shares and the IPT Common Shares that were included in the letter of intent. The AMIT Board held a special meeting on July 18, 1997 where the trustees discussed the resolution of certain open issues related to the definitive merger agreement. Mr. Consiglio advised the AMIT Board that certain tax issues relating to the Merger had been resolved. Specifically, Insignia had agreed to purchase up to $13 million of AMIT's assets if required to qualify AMIT as a "diversified investment company" for tax purposes. Also, Insignia had agreed to indemnify AMIT's shareholders for actual damages under certain circumstances if the merger failed to qualify as a tax-free organization under certain circumstances. Mr. Consiglio also advised the AMIT Board that Weil had not formalized its fairness opinion, although it had orally advised Mr. Consiglio of its conclusion that the Exchange Ratio was fair to AMIT's shareholders and that the definitive agreement would require the issuance of a fairness opinion as a condition precedent to the merger (Weil later formalized its opinion and delivered the Weil Opinion to the AMIT Board in written form on November 13, 1997). The AMIT Board inquired as to the timeline and outside date to complete the Merger, which they were advised was June 30, 1998. The AMIT Board discussed the impact that the long time frame would have on the ability to run the day-to-day business of AMIT and were advised by Mr. Consiglio that he did not think that this was a problem. The AMIT Board was advised that although the definitive agreement precluded AMIT from engaging in extraordinary transactions, it did not affect the ability of AMIT to conduct its business in the ordinary course. After a thorough discussion of the definitive agreement, including all of the positive and negative considerations, the AMIT Board approved the Merger Agreement and authorized Mr. Consiglio to execute the Merger Agreement on behalf of AMIT. The IPT Board approved the Merger Agreement and the Merger by unanimous written consent on July 17, 1997, and IPT, Insignia, AMIT and MAE GP executed the Merger Agreement on July 18, 1997 (the "Signing Date"). See "Special Factors -- IPT's Reasons for the Merger," "Special Factors -- AMIT's Reasons for the Merger," and "Special Factors -- Recommendation of the AMIT Board."

   Because each member of the IPT Board was actively involved in the negotiations regarding the Merger Agreement, the IPT Board did not formally hold any special meetings concerning the Merger.

   On March 17, 1998, Insignia and AIMCO announced the Insignia/AIMCO Merger Agreement. The AMIT Board met on March 26, 1998 and reassessed its position with respect to the Merger. The AMIT Board determined that it could not recommend approval of the Merger to AMIT shareholders without AMIT receiving a covenant from Insignia/ESG that Insignia/ESG would enforce AIMCO's obligation to

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

propose to acquire IPT by merger pursuant to the terms of the Insignia/AIMCO Merger Agreement, but it could make such recommendation if AMIT could obtain such a covenant. Subsequent negotiations among IPT, AMIT and Insignia/ESG resulted in Insignia/ESG covenanting to AMIT and IPT that it will use its reasonable best efforts to compel AIMCO to effect the IPT/AIMCO Merger in the event that AIMCO breaches its obligation to effect such merger pursuant to the terms of the Insignia/AIMCO Merger Agreement.

DETERMINATION OF THE EXCHANGE RATIO


   Included in the letter of intent regarding the Merger was an agreement as to the base values of the AMIT Class A Shares ($16.25) and the IPT Common Shares ($10.00), which ultimately became the base exchange values used to determine the Exchange Ratio in the Merger Agreement. Those per share values were the result of arm's length negotiations between the parties. AMIT was represented by independent legal advisors, Greenberg Glusker Fields Claman and Machtinger LLP, in the negotiations regarding the letter of intent, and before the letter of intent was executed by AMIT it was approved by each member of the AMIT Board, including the members of the AMIT Board who are not employees of AMIT. There is no affiliation between AMIT and IPT other than MAE's ownership of the AMIT Class B Shares and LAC's ownership of approximately 3.7% of the outstanding AMIT Class A Shares. The executive officers and trustees of AMIT had different economic and other interests than the representatives of IPT and Insignia in the negotiation of the terms of the letter of intent, including the base values of the AMIT Class A Shares and the IPT Common Shares.

   Although the base exchange value of $16.25 per AMIT Class A Share fell below the AMIT Class A Share value of approximately $18.00 indicated by the net asset valuation prepared by AMIT management and reviewed by Chanin, and other internally prepared valuations of the AMIT Class A Shares prepared by AMIT management, AMIT accepted a base exchange value of $16.25 per AMIT Class A Share because it approximated the then book value of an AMIT Class A Share and it exceeded the then current market price and all historical market prices at which the AMIT Class A Shares had traded over the prior three years. The AMIT Board also considered the $10.00 base exchange value of the IPT Common Shares to be beneficial to the AMIT shareholders and planned on making the consummation of the Merger conditional upon the receipt of an opinion of Weil as to the fairness of the Exchange Ratio.

   The base exchange value of the IPT Common Shares approximated IPT management's estimate of the per share net asset value of IPT's assets and equaled the price at which IPT Common Shares were sold to non-affiliated investors and IPT and Insignia insiders in the Private Offerings. Because the AMIT Class B Shares are convertible into AMIT Class A Shares at a rate of 49 to 1, the parties agreed to set the Class B Exchange Ratio as the Class A Exchange Ratio divided by 49.


AMIT'S REASONS FOR THE MERGER

   Prior to the announcement of the Insignia/AIMCO Merger Agreement, the AMIT Board had identified several positive considerations in deciding to enter into the Merger Agreement, including the following:


   o Consideration: The AMIT Board believed that the Merger would be fair to the AMIT shareholders. Further, the values used for the AMIT Shares in determining the Exchange Ratio were higher than the market price at which AMIT Class A Shares had been trading prior to the public announcement of the signing of the Merger Agreement, approximated the then book value of the AMIT Class A Shares and was higher than the historical trading price of the AMIT Class A Shares over the prior three years.


   o Upside Potential: The AMIT Board believed that the conversion of AMIT's business from that of a mortgage REIT to principally that of an equity REIT enhanced the upside potential that the AMIT shareholders would have for achieving long-term appreciation in the value of their shares.

   o Distribution Payments: The AMIT Board received assurances from IPT's management that IPT would adopt a policy to pay regular quarterly distributions after the Effective Time in an amount

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

      per IPT Common Share equivalent to at least $1.00 per AMIT Class A Share, which, based on the Class A Exchange Ratio, equates to $.16 per IPT Common Share. See "Distributions."

   o Fairness Opinion: The Weil Opinion that the Exchange Ratio was fair to the AMIT shareholders was an essential element in the decision of the AMIT Board to proceed with the Merger. The calling of the Special Meeting (and the consummation of the Merger) was specifically conditioned upon AMIT's receipt of a satisfactory fairness opinion. The Weil Opinion significantly influenced the AMIT Board's conclusions as to the valuations of the assets involved and the upside potential for the post-Merger entity.

   In evaluating whether to enter into the Merger Agreement, the AMIT Board also considered certain negative factors, including the following:

   o Transition from a Mortgage REIT to an Equity REIT: The AMIT Board considered the effect of the Merger on the investment objectives of shareholders resulting from a change in the character of the investment from a more conservative mortgage REIT investment to a riskier equity REIT investment. This concern was mitigated to some extent by the perceived ability of AMIT's shareholders to liquidate their investment in the public market if the transition did not fit within their investment objectives.

   o Conflicts of Interest: The AMIT Board considered a number of potential conflicts of interest related to Insignia's control of IPT, including potential conflicts of interest arising as a result of the property management company controlling the property owner, the difficulty in terminating the Insignia management contracts without potentially incurring substantial termination fees, various financial transactions involving IPT and Insignia, the terms of which have not and will not be established on an arms-length basis, and the possibility that property disposition decisions could be influenced by the loss of management fees by Insignia, as well as tax effects on Insignia due to the recognition of accumulated gain in the Insignia contributed properties.

   o Distribution Policy: The AMIT Board considered the different distribution policies of the two companies. AMIT's distribution policy has been to make significant distributions to its shareholders, while IPT's distribution policy had been one of making the minimum required distribution to shareholders and reinvesting excess positive cash flow. AMIT has increased its quarterly distribution each quarter for the past two years, while IPT has paid less in distributions than AMIT. This concern was ameliorated to some extent by IPT's agreement to make distributions after the Effective Time at an annual rate of $.64 per IPT Common Share (which, on an equivalent basis, although less than the $1.28 per share currently being paid by AMIT, is approximately equal to the $1.00 per AMIT Class A Share distributions that were being paid by AMIT at the time the Merger Agreement was being negotiated).

   o Market Acceptance: The AMIT Board also considered certain factors which might have a negative effect on the market's acceptance of the merged entity and the future market price of IPT Common Shares, including IPT's complex structure, with Insignia's 30% (post-Merger) ownership of IPLP; IPT's indirect ownership of property through various limited partnerships; external, nonexclusive property management; the age of the properties owned by the Controlled Partnerships; high capital expenditure budgets due to deferred maintenance; and possible litigation resulting from IPT tender offers for limited partner interests in limited partnerships of which it controls the general partner.

   o Valuation Issues: The AMIT Board considered the valuation of the IPT assets, which for purposes of the Merger were valued between 30% and 50% higher than the acquisition cost of those assets. Although the AMIT Board did not obtain current independent appraisals of the real property owned by the Controlled Partnerships, it relied heavily on the analysis of NDS and the fairness opinion issued by Weil to resolve its concerns about valuation issues.

   o Previous Litigation: AMIT had previously been involved in litigation with certain affiliates of Insignia arising out of activities involving AMIT's prior advisor, which initially resulted in AMIT being more cautious about entering into a transaction with another affiliate of Insignia.

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

   The AMIT Board first determined that AMIT would no longer remain independent at the July 18 meeting of the AMIT Board when it approved the Merger Agreement based on the assurances of Weil that it would be able to issue a fairness opinion. The AMIT Board considered alternative transactions that would have allowed AMIT to remain independent. However, the AMIT Board decided to proceed with the Merger based on three principal factors which led them to determine that it was in the best interests of the shareholders to engage in the Merger. First, the AMIT Board's decision was significantly influenced by the voting power then held by MAE GP, through its ownership of the AMIT Class B Shares, and by Insignia and certain shareholders of Insignia, through their ownership of AMIT Class A Shares. The AMIT Board believed that the time, expense and uncertainty of a nonconsensual takeover attempt by Insignia would substantially erode shareholder value, and also believed that it would be difficult, if not impossible, to attract an alternative merger partner or investor because of MAE GP's ownership of the AMIT Class B Shares. Second, based on an extensive quantitative analysis of financial information provided by IPT concerning the Controlled Partnerships using the discounted cash flow method as well various analyses prepared by Weil, the AMIT Board concluded that the AMIT shareholders were receiving fair consideration for their AMIT Class A Shares in the Merger. Finally, based on financial analyses prepared by Weil and other publicly available market data, AMIT concluded that the upside potential for an equity REIT was greater than that for a mortgage REIT and that there should be an increase in the value of the shares held by the AMIT shareholders more quickly than could be achieved by AMIT if it continued as a mortgage REIT.

   The AMIT Board believes that the execution of the Insignia/AIMCO Merger Agreement and the implementation of that agreement has caused several aspects of the Merger to be materially altered:

   o The consummation of the IPT/AIMCO Merger will render the Merger taxable to the AMIT shareholders. Depending on when the IPT/AIMCO Merger is consummated, it is possible that an AMIT shareholder could have income in the year in which the Merger is consummated but not receive the proceeds from the IPT/AIMCO Merger until the following year.

   o The public trading price of the IPT Common Shares after the Merger may be negatively impacted by the agreed upon minimum IPT Common Share price of $13.25 specified in the Insignia/ AIMCO Merger Agreement.

   o The consummation of the IPT/AIMCO Merger will eliminate the upside growth potential of AMIT's transition from a mortgage REIT to an equity REIT.

   o AMIT will no longer receive an opinion of counsel that the Merger should be treated as a reorganization under the Code.

   The AMIT Board has conducted no due diligence with regard to AIMCO because AIMCO's obligation to propose to acquire the remaining IPT Common Shares by merger requires AIMCO to pay cash for the remaining IPT Common Shares. Although the AMIT Board is concerned that neither AMIT nor the IPT shareholders will have enforcement rights against AIMCO in the event that AIMCO breaches its obligation propose to acquire IPT by merger, this concern is somewhat mitigated by the fact that Insignia/ESG has covenanted to AMIT and IPT that it will use its reasonable best efforts to compel AIMCO to consummate the IPT/AIMCO Merger pursuant to the Insignia/AIMCO Merger Agreement in the event that AIMCO breaches its obligations to do so. However, there can be no assurance that Insignia/ESG would be successful in such an action.

   AMIT has no assurance that, if the Insignia/AIMCO Merger is consummated but the IPT/AIMCO Merger does not occur, AIMCO, as the majority shareholder of IPT, will continue IPT's current distribution policy or that AIMCO will manage the IPT assets as effectively as current IPT management.


   The AMIT Board, however, notes that the minimum price which AIMCO has covenanted to Insignia to pay to acquire the remaining IPT Common Shares ($13.25 per IPT Common Share), which based on the current Class A Exchange Ratio of 1.516 would result in AMIT shareholders receiving a cash amount for their IPT Common Shares received in the Merger equivalent to approximately $20.09 per AMIT Class A Share, which is in excess of the current book value of the AMIT Class A Shares, is greater than the current market price of the AMIT Class A Shares, is greater than the price at which the AMIT Class A

Shares have ever traded in the public market and exceeds the estimate of the liquidation value of the AMIT Class A Shares prepared by Weil in connection with the Weil Opinion. Therefore, assuming that AIMCO completes the IPT/AIMCO Merger as agreed, the AMIT Board believes that completing the Merger is a better alternative for AMIT shareholders than remaining independent. In coming to this conclusion the AMIT Board considered that AMIT will no longer receive an opinion of counsel that the Merger should be treated as a reorganization under the Code and that the Merger may be taxable to AMIT and its shareholders.

   Although the Merger is not structured so that the approval of the majority of the AMIT shareholders unaffiliated with IPT is required to approve the Merger Proposal, the AMIT Board considered the fact that because affiliates of IPT own less than 4% of the outstanding AMIT Class A Shares and that the AMIT Class B Shares owned by MAE are subject to the Class B Voting Proxy and must be voted as a unit in accordance with the vote of the majority of the AMIT Class A Shares represented at the Special Meeting on the Merger Proposal, the AMIT shareholders unaffiliated with IPT will have substantial influence in determining whether or not the Merger Proposal is approved. In evaluating the Merger after the announcement of the Insignia/AIMCO Merger Agreement and the IPT/AIMCO Merger contemplated thereby, the AMIT Board continued to rely upon the Weil Opinion that the Exchange Ratio is fair to the AMIT shareholders from a financial point of view, particularly in light of the fact that there can be no assurance that the Insignia/AIMCO Merger and the IPT/AIMCO Merger will be consummated. However, the AMIT Board does not believe that the current circumstances of the Merger (i.e., a taxable merger followed by the IPT/AIMCO Merger) is more beneficial to AMIT shareholders than the tax-free merger with growth potential envisioned by the AMIT Board when they originally approved the Merger Agreement.

   The AMIT Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors it considered in reaching its conclusions to approve the Merger, but rather balanced the totality of the factors. On balance, the AMIT Board believed that the potential benefits to the AMIT shareholders of the Merger outweighed the negative considerations. In light of AMITs retention of Weil as its independent financial advisor and the law firm of Greenberg Glusker Fields Claman & Machtinger LLP ("GGFC&M") as its legal advisor, the members of the AMIT Board did not deem it to be necessary to appoint additional independent advisors to act solely on behalf of the AMIT shareholders unaffiliated with IPT in connection with the negotiation of the Merger Agreement.

IPT'S REASONS FOR THE MERGER

   The members of the IPT Board were actively involved in the negotiations concerning the Merger Agreement and the Merger, along with IPT's management and legal advisors. On July 17, 1997, the IPT Board determined that the Merger is fair to, and in the best interests of, IPT and its shareholders, approved the Merger Agreement and the Merger, and authorized IPT to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger.

   In making its determination with respect to the Merger, the IPT Board considered a number of positive factors in its deliberations concerning the Merger, including the following:

   o Better Access to the Capital Markets; Liquidity: The IPT Board believed that the Merger will provide IPT with better access to the capital markets because, following the Merger, the IPT Common Shares will be listed and publicly traded on the ASE and IPT will become a reporting company under the Exchange Act. The IPT Board believed that this would make it easier for IPT to raise capital to acquire additional interests in properties which would benefit the IPT shareholders and as a result of being a publicly traded company would provide IPT shareholders with increased liquidity in their investment in IPT.

   o Exchange Ratio: The IPT Board believed that the Exchange Ratio was fair to IPT because the Exchange Ratio was based on the per share net asset value of IPT's assets at the time that IPT was formed and an amount per AMIT Class A Share which did not exceed its book value.

   The IPT Board also considered the following negative considerations in evaluating the Merger:

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   o  Integration of Portfolios: The IPT Board considered that the loan portfolio of AMIT, when combined with IPT's holdings in the Merger, may not be complementary.

   o Uncertain Tax Treatment of the Merger: The IPT Board considered that the Merger may be treated as a taxable exchange of the AMIT assets for IPT Common Shares. If AMIT was not deemed to be a qualified REIT as of the Effective Time for any reason, IPT would become liable for any tax resulting from such a gain, if any.

   In the view of the IPT Board, the potentially negative factors were not sufficient to outweigh the positive factors considered by the IPT Board in its deliberations relating to the Merger. The IPT Board did not quantify or otherwise attempt to assign relative weights to the various factors considered in making its decision nor did it rely on the Weil Opinion in evaluating the Merger.

   Following announcement of the Insignia/AIMCO Merger, the IPT Board reassessed its position with respect to the Merger and determined to proceed with the Merger as IPT is contractually bound to do so.

RECOMMENDATION OF THE AMIT BOARD

   Based on the considerations outlined above, the AMIT Board has determined that the Merger is fair to and in the best interests of AMIT and its shareholders regardless of whether or not the IPT/AIMCO Merger occurs, and recommends that AMIT shareholders vote to approve the Merger Proposal. The Merger was approved by each member of the AMIT Board, including the members who are not employees of AMIT. In deciding to recommend the Merger Proposal to the AMIT shareholders, the AMIT Board did not quantify or otherwise attempt to assign relative weights to the various factors considered in making its decision, and individual trustees may have given different weights to different considerations.

OPINION OF AMIT'S FINANCIAL ADVISOR

 General

   Weil is an NASD/SEC registered securities broker-dealer and Registered Investment Advisor founded in 1970. Its activities include both portfolio management and investment banking. Weil manages over 400 individual securities portfolios. Included among the assets in these accounts are over $20 million in real estate securities.

   Recent investment banking assignments have included: the sale of a major real estate portfolio for the affiliate of a New York Stock Exchange-listed REIT; underwriter of private placements and co-underwriter of public offerings of REIT securities; sale of a major property portfolio for an institutional investor; and advisor to a major REIT in the acquisition of a smaller public REIT. Additionally, Weil has served as information and solicitation agent for tender offers resulting in the purchase of more than $70 million of real estate limited partnership units and more than $100 million in property acquisitions.

   Weil was retained to act as AMIT's financial advisor in connection with the Merger and related matters based on Weil's qualifications, expertise, reputation and experience with respect to transactions similar to those contemplated by the Merger Agreement. On November 13, 1997, Weil delivered its written opinion to the AMIT Board that, as of the date of such opinion, and based on the procedures followed, assumptions made, matters considered and limitations on the review undertaken, as set forth in the opinion, the Exchange Ratios were fair to the shareholders of AMIT from a financial point of view.

   THE WEIL OPINION WAS DELIVERED PRIOR TO THE ANNOUNCEMENT OF THE INSIGNIA/AIMCO MERGER AGREEMENT. WEIL HAS NOT RENDERED, AND HAS NOT BEEN ASKED TO RENDER, AN OPINION AS TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED IN THE IPT/AIMCO MERGER OR AS TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER IN LIGHT OF THE CONTEMPLATED IPT/AIMCO MERGER.

   A COPY OF THE WEIL OPINION IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX C. AMIT SHAREHOLDERS ARE URGED TO READ THE WEIL OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE

PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN BY WEIL IN RENDERING ITS OPINION. REFERENCES TO THE WEIL OPINION AND THE SUMMARY OF THE WEIL OPINION HEREIN ARE QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE WEIL OPINION, WHICH IS INCORPORATED HEREIN BY REFERENCE. THE WEIL OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF AMIT OF THE EXCHANGE RATIO AND DOES NOT ADDRESS AMIT'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY AMIT SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER PROPOSAL OR THE TRUST AMENDMENT PROPOSAL.

   In connection with rendering its opinion, Weil reviewed and analyzed, among other things, the following:

   o  The Merger Agreement.

   o AMIT's public filings for the year ending December 31, 1996 and the quarters ending March 31, 1997 and June 30, 1997.

   o IPT's unaudited consolidated financial statements and related information for the period ending December 31, 1996 and the quarters ending March 31, 1997 and June 30, 1997.

   o Public filings for the IPT Partnerships for the year ending December 31, 1996 and for the quarters ending March 31, 1997 and June 30, 1997.

   o Operating and financial data relating to the business operations of AMIT and the IPT Partnerships.

   o Historical trading data for the common shares of AMIT and companies deemed by Weil to be reasonably comparable to AMIT and the proposed merged entity in light of their current operations and prospects.

   o Publicly available financial and operating data for companies deemed by Weil to be reasonably comparable to the proposed merged entity.

   o Property inspection reports prepared by independent parties on behalf of AMIT for a sample of the properties held by the IPT Partnerships.

   o Real property valuations prepared by Insignia's internal staff relative to the real properties owned by the IPT Partnerships; where available, independent appraisal reports commissioned by Insignia for the IPT Partnerships with regard to the real properties owned by the IPT Partnerships; and discounted cash flow valuation analyses of the real properties owned by the IPT Partnerships prepared by AMIT utilizing data provided by Insignia and/or IPT. AMIT did not obtain independent appraisals of the value of the real properties or the partnership interests owned by IPT and IPLP and no such independent appraisals or valuations were performed by Weil.

   o Analysis reflecting that a portion of the IPT formation values exceed IPT's allocable income tax basis in assets by approximately $42 million, resulting from unrealized appreciation and depreciation taken.

   o Financial information and analyses prepared by the managements of AMIT and IPT, respectively, reflecting their separate current and estimated future cash flows for their operations as presently constituted and the future prospects for both AMIT's and IPT's businesses.

   Weil also held discussions with members of senior management of AMIT and IPT to review and discuss the information reviewed by Weil and, among other matters, AMIT's and IPT's respective businesses, operations, assets, financial condition and future prospects. Weil also considered other information such as financial studies, analyses, investigations and financial, economic and market criteria which it deemed relevant.

   In the course of its review, Weil assumed and relied upon the accuracy and completeness of all the financial and other information provided to it or discussed with it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any such information. Weil also assumed that the financial forecasts provided to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of AMIT's and IPT's respective management's as to the financial performance of AMIT and IPT for the period covered. Weil expresses no opinion with respect to such forecasts or the assumptions upon which they are based.

   In addition, Weil has not reviewed any of the books and records of AMIT or IPT or assumed any responsibility for conducting a physical inspection of the properties or facilities of AMIT or IPT or for making or obtaining an independent valuation or appraisal of the assets or liabilities of AMIT or IPT, and Weil has not been furnished any such valuation or appraisal. The Weil Opinion assumes that the Merger will be consummated in accordance with the terms of the Merger Agreement and that the Merger will be accounted for as a purchase under generally accepted accounting principles. The Weil Opinion is necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by Weil as of the date thereof.

   Set forth below is a summary of certain of the financial analyses used and assumptions made by Weil in connection with providing its opinion to the AMIT Board.

 IPT Valuation Analysis

   Weil compared IPT with the average of a group of 28 REITs predominantly in the apartment industry (the "Apartment Group"). This group of 28 REITs contains few examples of REITs with (i) external property managers, (ii) assets consisting primarily of partnership interests (other than REITs employing "umbrella" partnership structures like IPT), and (iii) assets having significant book/tax differences (again other than REITs employing "umbrella" partnership structures like IPT). Due in part to these structural differences, Weil believed that IPT should be compared to REITs in the lowest quartile in terms of market valuation. The four companies in the lowest quartile chosen as the prime comparables were Apartment Investment and Management Company, Berkshire Realty, Inc., Merry Land & Investment, Inc. and United Dominion Realty Trust (the "Four Prime Comparables").

   The Four Prime Comparables have structural characteristics often considered superior to those previously mentioned for IPT. IPT's assets consist primarily of partnership interests and its major investments are comprised of both general partner interests as well as a substantial percentage of limited partner interests in the IPT Partnerships. IPT's cash flows are currently derived primarily from distributions from the IPT Partnerships. IPT has been successful in tendering for units of limited partner interest at substantial discounts to the fair market value of the underlying properties and IPT's business plan includes additional purchases of both general partner interests and limited partner interests in real estate limited partnerships. The cash or cash return on such investments has been, in recent years, superior to those of direct property purchases and may continue to be in the future. Upon attaining in excess of 50% of the limited partner interests in a limited partnership IPT will consolidate the financial results of that limited partnership which may simplify analysis. Weil believed that the higher returns from future investments in partnerships and potential for further consolidations of these partnerships partially offset the external property management, lack of direct property ownership and the book/tax differences discussed above.

   In comparing IPT to the Apartment Group and the Four Prime Comparables, Weil performed four principal analyses which it believes are primary indicators of value for REITs: (i) a ratio of common stock market price to funds from operations ("FFO Multiple") analysis; (ii) a ratio of common stock market price to net asset value ("NAV Multiple") analysis; (iii) a ratio of annual distributions to common stock market price ("Dividend Yield") analysis; and (iv) a ratio of annual distributions to funds from operations ("FFO Payout Ratio") analysis. The results of these analyses are summarized below.

   Based on publicly available industry data, including 1998 consensus analyst estimates as reported by First Call, Weil estimated that:

     (i) the average FFO Multiple for the Apartment Group as a whole was approximately 11.8 times, and the FFO Multiples of the Four Prime Comparables ranged from a low of 9.7 times to a high of 12.1 times;

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

     (ii) the average NAV Multiple for the Apartment Group as a whole was approximately 1.31 times, and the NAV Multiples of the Four Prime Comparables ranged from a low of 1.02 times to 1.59 times for the Four Prime Comparables;

     (iii) the average Dividend Yield for the Apartment Group as a whole was approximately 5.9%, and the Dividend Yields of the Four Prime Comparables ranged from a low of 4.9% to 7.9% for the Four Prime Comparables; and

     (iv) the average FFO Payout Ratio for the Apartment Group as a whole was approximately 77%, and the FFO Payout Ratios of the Four Prime Comparables ranged from a low of 59% to 83% for the Four Prime Comparables.

   Based on information and estimates provided by IPT management and property valuation estimates for the properties owned by the IPT Partnerships supplied by IPT, and assuming a per IPT Common Share value of $10.45 (which was the exchange value of an IPT Common Share at the time the Weil Opinion was initially orally rendered to the AMIT Board), Weil estimated that:

     (i) IPT had an implied FFO Multiple of 7.0 times to 8.4 times, based on an assumed range of 1998 funds from operations estimates of approximately $1.25 per IPT Common Share to $1.50 per IPT Common Share;

     (ii) IPT had an implied NAV Multiple of 0.95 times to 1.05 times, based on an assumed range of estimates of $9.90 per IPT Common Share to $11.00 per IPT Common Share of the aggregate net asset value of the properties and assets owned by the IPT Partnerships;

     (iii) IPT had an implied Dividend Yield of 5.7% based on the initial distribution policy of $.60 per IPT Common Share adopted by the IPT Board; and

     (iv) IPT had an implied FFO Payout Ratio of 40% to 48%, based on an assumed range of 1998 funds from operations estimates and based on the initial distribution policy of $.60 per IPT Common Share adopted by the IPT Board.

   Weil observed that the value ascribed to the IPT Common Shares for purposes of the Merger was at or below the range of both the Apartment Group and the Four Prime Comparables in each of these four primary valuation indicator categories. Thus, Weil concluded that the value ascribed to the IPT Common Shares for purposes of calculating the Exchange Ratio was reasonable.

 AMIT Valuation Analysis

   Weil also observed that the REIT universe contains relatively few examples of micro-capitalization (below $50 million) commercial mortgage REITs. Because Weil believed that AMIT may be hampered in the future by (i) its small asset base and its relatively high general and administrative expenses in relation to its assets, and (ii) limited opportunities to profitably expand its equity capital base given the relatively high dividend yield required of it (and most micro-cap commercial mortgage REITs) compared to mid-term real estate lending rates in the current climate, Weil valued AMIT based on a liquidation analysis as opposed to a going concern basis. On a liquidation value basis, Weil estimated that the value of the AMIT Class A Shares ranged between $16.00 to $17.00 per share (after provision for transaction costs and assuming one year to dispose of assets, but excluding severance expense, if any). Weil observed that the $16.25 exchange value ascribed to the AMIT Class A Shares for purposes of the Merger was within this range and, therefore, reasonable.

 Conclusion

   Based on the above, Weil concluded that the Exchange Ratio was fair to the shareholders of AMIT from a financial point of view.

 Miscellaneous

   The foregoing summary does not purport to be a complete description of the analyses performed by Weil or of its presentation to the AMIT Board. The preparation of financial analyses and fairness opinions are complex processes and are not necessarily susceptible to partial analysis or summary description. Weil believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Weil, without considering all of such analyses and factors, could create an incomplete view of the Weil Opinion. Weil made no attempt to assign specific weights to particular analyses. No company or transaction used in the above analyses as a comparison is identical to AMIT and IPT or the transactions contemplated by the Merger Agreement. Any estimates contained in Weil's analyses are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be worth.

   Weil, as part of its general securities business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Exchange Ratio was determined by arm's-length negotiations between AMIT and IPT and their respective representatives. Weil has not previously rendered investment banking or other advisory services to AMIT, but may render such services in the future, for which it may receive customary compensation from AMIT and its affiliates. Weil agreed, during the pendency of its engagement by AMIT, not to engage in trading activities for its own account nor to effect discretionary or solicited brokerage transactions in the purchase or sale of AMIT securities. Weil has not engaged in such trading activities or brokerage transactions during the course of its engagement by AMIT with regard to the securities of AMIT, IPT or Insignia.

   Pursuant to an engagement letter with Weil, Weil has been paid a fee of $50,000 for the rendering of its fairness opinion to the AMIT Board. AMIT also paid Weil an hourly fee for services rendered by Weil to AMIT in an advisory capacity extraneous to the customary services involved in rendering the fairness opinion and reimbursed Weil for its out-of-pocket expenses incurred in connection with its engagement. AMIT has agreed to indemnify Weil and certain related persons against certain liabilities and expenses relating to and arising out of the engagement, including certain liabilities under the federal securities laws. Pursuant to a separate agreement between AMIT and IPT, IPT paid directly to Weil all fees and costs incurred by AMIT with regard to AMIT's engagement of Weil.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   In considering the recommendation of the AMIT Board with respect to the Proposals, the shareholders of AMIT should be aware that certain members of AMIT's management and certain members of the AMIT Board have certain interests in the Merger separate from the interests of the AMIT shareholders generally. These separate interests are summarized below.

   IPT Board Representation. Pursuant to the terms of the Merger Agreement, immediately subsequent to the Effective Time IPT is required to take such action as is required under its Declaration of Trust and Bylaws to cause Ronald J. Consiglio and Bryan L. Herrmann to be appointed as trustees of IPT. Mr. Consiglio is currently a trustee, President and Chief Executive Officer of AMIT and Mr. Herrmann is currently an independent trustee of AMIT. Each of Messrs. Consiglio and Herrmann will be entitled to compensation for their attendance at meetings of the IPT Board and committees thereof. See "Management -- Compensation of Trustees."

   Employment Agreements. Pursuant to the terms of the Merger Agreement, upon consummation of the Merger Ronald J. Consiglio and Anna Merguerian will enter into employment agreements with IPT. Mr. Consiglio, who is currently the President, Chief Executive Officer and a trustee of AMIT, will enter into a three year employment agreement to serve as a Managing Director of IPT, pursuant to which he will receive a base salary of at least $276,000 per annum, and an annual bonus of not less than $90,000. Ms. Merguerian, who is currently the Chief Financial Officer, Secretary and Vice President of AMIT, will enter into a three year employment agreement to serve as a Vice President of IPT, pursuant to which she will receive a base salary of at least $100,000 per annum, and an annual bonus of not less than $45,000. See "Management of IPT -- Employment Agreements."

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

   AMIT Trustee Compensation. On January 29, 1998, the executive committee of the AMIT Board voted in favor of a proposal to compensate AMIT trustees who are not continuing as trustees of IPT after the Merger, in an amount equal to $2,500 per year for each year of service on the AMIT Board, but not to exceed aggregate payments of $30,000 to all qualifying trustees. Assuming the closing of the Merger prior to June 30, 1998, the aggregate of such compensation to all departing trustees will be $27,500. No trustee who is eligible to receive such compensation voted in connection with the proposal.

   The trustees who voted to approve the compensation proposal believe that the compensation is fair and equitable based upon AMIT's performance, both in terms of capital growth and shareholder distributions, during the past several years, the substantial and extraordinary time and effort devoted by the departing trustees relative to the Merger with regard to the review and negotiation of definitive agreements and proxy materials and the continued successful operations of AMIT through lengthy and complex negotiations.

PURPOSE AND STRUCTURE OF IPT/AIMCO MERGER

   In connection with the Insignia/AIMCO Merger Agreement, Insignia negotiated a covenant from AIMCO to propose to acquire the minority interest in IPT (by merger) for at least $13.25 per IPT Common Share, which is the same value Insignia assigned to the IPT Common Shares owned by Insignia and its wholly-owned subsidiaries for purposes of valuing the Insignia/AIMCO Merger. AIMCO agreed to use its reasonable best efforts to consummate the IPT/AIMCO Merger within three months after the effective date of the Insignia/AIMCO Merger. Insignia and AIMCO considered structuring the IPT/AIMCO Merger in a manner so that the minority shareholders of IPT would have received shares of common stock of AIMCO in exchange for their IPT Common Shares; however, AIMCO preferred to acquire the minority interest in IPT for cash rather than additional common stock.

   AMIT and IPT originally determined the structure of the Merger as a tax-free exchange whereby AMIT would merge into IPT with the AMIT shareholders acquiring newly issued IPT Common Shares in exchange for their AMIT Shares. The Merger was not entered into in anticipation of the Insignia/ AIMCO Merger or the IPT/AIMCO Merger. The structure of the IPT/AIMCO Merger was intended to provide the minority shareholders of IPT the same economic value as Insignia is to receive for its IPT Common Shares in the Insignia/AIMCO Merger and to ensure that most of the minority shareholders of IPT receive long term capital gains treatment on the cash received in the IPT/AIMCO Merger.

   At the time the Merger Agreement was entered into it was not the intent of either IPT or AMIT to structure a transaction in which IPT would be merged with another entity after the consummation of the Merger and the former AMIT shareholders would not longer own an equity interest in IPT. The structure of the collective transactions contemplated by the Merger Agreement and the Insignia/AIMCO Merger Agreement is the combined result of two independently negotiated transactions.

FAIRNESS OF IPT/AIMCO MERGER

   Based on the information currently known about the terms of the contemplated IPT/AIMCO Merger (see "Insignia/AIMCO Transaction -- IPT/AIMCO Merger"), IPT and Insignia determined that the Merger and the IPT/AIMCO Merger are fair to the shareholders of AMIT. This conclusion is based on the following factors:

     (i) the fact that the consideration of $13.25 per IPT Common Share to be received by the minority shareholders of IPT (including former AMIT shareholders) in the IPT/AIMCO Merger is the same value Insignia assigned to the IPT Common Shares owned by Insignia and its wholly-owned subsidiaries for purposes of valuing the Insignia/AIMCO Merger;

     (ii) the fact that the Board of Directors of Insignia and the IPT Board received the opinion of Lehman Brothers, Inc. ("Lehman Brothers") that the allocation of the consideration to be paid by AIMCO between the merger consideration to be received by the holders of Insignia common stock and the consideration to be offered to the holders of IPT Common Shares in the contemplated IPT/AIMCO Merger are reasonable based on, and subject to, the assumptions and qualifications set forth in such opinion (which is summarized below and a copy of which is attached to this Proxy Statement/Prospectus as Annex D);

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

     (iii) the fact that Insignia and its legal and financial advisors determined the amount of consideration to be paid to the holders of IPT Common Shares in the contemplated IPT/AIMCO Merger on an arm's-length basis with AIMCO and its legal and financial advisors;


     (iv) the fact that the consideration to be received by the former AMIT shareholders then holding IPT Common Shares in the contemplated IPT/AIMCO Merger, which based on the current Class A Exchange Ratio approximates $20.09 per AMIT Class A Share, exceeds the current book value of the AMIT Class A Shares and is greater than the price at which the AMIT Class A Shares have ever traded in the public market;


     (v) the fact that AMIT received the Weil Opinion that the Exchange Ratio was fair to the AMIT shareholders from a financial point of view and that each member of the AMIT Board, including the members who are not employees of AMIT, voted to recommend the Merger regardless of whether or not the IPT/AIMCO Merger is consummated;

     (vi) the fact that pursuant to the Class B Voting Proxy all (100%) of the AMIT Class B Shares will be voted in accordance with the vote of a majority of the AMIT Class A Shares represented at the Special Meeting on the Merger Proposal as a result of which the AMIT shareholders who are unaffiliated with IPT and Insignia will have substantial influence in determining whether or not the Merger Proposal is approved; and

     (vii) the fact that AMIT retained and has been advised by independent legal counsel and financial advisors with respect to matters relating to the Merger.

   In view of the number of factors considered by IPT and Insignia in evaluating the Merger and the IPT/AIMCO Merger, IPT and Insignia did not qualify or otherwise attempt to assign relative weights to the various factors considered in making their determination. However, IPT and Insignia viewed each of the factors described above as favorable to the determination that the Merger and the IPT/AIMCO Merger are fair to the shareholders of AMIT.

OPINION OF FINANCIAL ADVISOR TO INSIGNIA RELATING TO IPT/AIMCO MERGER

   Lehman Brothers acted as financial adviser to the board of directors of Insignia (the "Insignia Board") in connection with the Insignia/AIMCO Merger.

   As part of its role as financial adviser to Insignia, on March 13, 1998, Lehman Brothers delivered its oral opinion (subsequently confirmed in writing in an opinion dated March 17, 1998) (the "Lehman Brothers Opinion") to the Board of Directors of Insignia and the IPT Board to the effect that, as of those dates, and based on the assumptions made, procedures followed and matters considered, as set forth in the Lehman Brothers Opinion, the allocations of the consideration to be paid by AIMCO between the merger consideration to be received by the holders of Insignia's common stock and the aggregate consideration to be offered to the holders of IPT Common Shares are reasonable.

   A COPY OF THE LEHMAN BROTHERS OPINION IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX D. AMIT SHAREHOLDERS MAY READ THE LEHMAN BROTHERS OPINION IN ITS ENTIRETY FOR A DISCUSSION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF THE LEHMAN BROTHERS OPINION SET FORTH IN THIS PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

   No limitations were imposed by Insignia on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that Insignia did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, proposals from third parties with respect to the purchase of all or a part of Insignia's business. Lehman Brothers was not requested to and did not make any recommendation to the Insignia Board as to the form or amount of the consideration to be offered to the holders of IPT Common Shares, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to IPT, but rather made its determination as to the fairness, from a financial point of view, of the reasonableness of the allocations of the consideration to be paid by AIMCO with respect to the Insignia/AIMCO Merger between the merger consideration to be received by the holders of

Insignia's common stock required to be offered to the holders of IPT Common Shares by AIMCO, on the basis of the financial and comparative analysis described below. The Lehman Brothers Opinion is for the use and benefit of the Insignia Board and was rendered to the Insignia Board in connection with its consideration of the Insignia/AIMCO Merger. However, the IPT Board is expressly permitted to rely upon the Lehman Opinion. The Lehman Brothers Opinion is not intended to be and does not constitute a recommendation to any stockholder of Insignia or shareholder of AMIT as to whether to vote in favor of the Insignia/AIMCO Merger or the Merger respectively, or any matter related thereto.

   In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Insignia/AIMCO Merger Agreement and the specific terms of the transactions contemplated thereby, (2) publicly available information concerning Insignia and AIMCO that it believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of Insignia, Insignia/ ESG and AIMCO furnished to it by Insignia and AIMCO, respectively, (4) a trading history of Insignia's common stock from January 1, 1996 to March 11, 1998 and a comparison of that trading history with those of other companies that it deemed relevant, (5) a trading history of AIMCO's common stock from January 1, 1996 to March 11, 1998 and a comparison of that trading history with those of other companies that it deemed relevant, (6) a comparison of the historical financial results and present financial condition of Insignia with those of other companies that it deemed relevant,
(7) a comparison of the historical financial results and present financial condition of AIMCO with those of other companies that it deemed relevant, (8) a comparison of the historical financial results and present financial condition of Insignia/ ESG with those of other companies that it deemed relevant, (9) a comparison of historical financial results and present financial condition of IPT with those of other companies that it deemed relevant, (10) a comparison of the financial terms of the Insignia/AIMCO Merger with the financial terms of certain other recent transactions that it deemed relevant, (11) the potential pro forma impact of the Insignia/AIMCO Merger on AIMCO (including the cost savings, operating synergies and strategic benefits expected by the managements of Insignia and AIMCO to result from the Insignia/AIMCO Merger), and (12) liquidation values of Insignia's and IPT's properties furnished to it by Insignia. In addition, Lehman Brothers had discussions with the managements of Insignia and AIMCO concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as it deemed appropriate.

   In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of the information and has further relied upon the assurances of managements of Insignia and AIMCO that they are not aware of any facts or circumstances that would make the information inaccurate or misleading. With respect to the financial projections of Insignia, Insignia ESG, IPT, AIMCO and the combined company upon consummation of the Insignia/AIMCO Merger and the spin-off of Insignia/ESG to the stockholders of Insignia, upon advice of Insignia and AIMCO, respectively, Lehman Brothers assumed that the projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Insignia and AIMCO, as the case may be, as to the future financial performance of Insignia/ESG, IPT, AIMCO and the combined company and that Insignia, IPT and AIMCO would perform, and Insignia/ESG and the combined company will perform, substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers has not conducted a physical inspection of the properties and facilities of Insignia, IPT or AIMCO and has not made or obtained any evaluations or appraisals of the assets or liabilities of Insignia, IPT or AIMCO. In addition, Insignia did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of Insignia's businesses. Upon advice of Insignia, who was advised by its tax counsel, Lehman Brothers has assumed that the Insignia/AIMCO Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and therefore as a tax-free transaction to the holders of Insignia's common stock, and the spin-off of Insignia/ESG to the stockholders of Insignia will qualify as a tax-free transaction to the holders of Insignia's common stock. The Lehman Brothers Opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of such opinion. Lehman Brothers assumed for the purposes of its opinion that the consideration to be received by the holders of IPT Common Shares in the IPT/AIMCO Merger will be equal to $13.25 per IPT Common Share.

   In connection with the preparation and delivery of the Lehman Brothers Opinion, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Insignia and AIMCO. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

 Valuation of IPT

   COMPARABLE PUBLIC COMPANY ANALYSIS. Lehman Brothers compared certain publicly available financial and operating data and projected financial performance (reflecting research analysts' estimates) of selected publicly traded REITs with similar financial and operating data and projected financial performance of IPT (as estimated by the management of Insignia). The selected REITs reviewed in this analysis (collectively, the "IPT Comparable Group") were AIMCO, BRE Properties, Equity Residential Properties, Camden Property Trust, Merry Land & Investment, and United Dominion Realty. Lehman Brothers analyzed, among other things, the ratios of equity market value per share to FFO per share, as well as operating and financial performance data and the capital structures of the IPT Comparable Group. Lehman Brothers then compared the results of its analyses for the IPT Comparable Group to the corresponding results for IPT. Lehman Brothers calculations resulted in a range of equity market value per share to 1998 FFO per share of 9.5x to 12.6x, with a mean of 10.8x, as compared to IPT at 12.0x (assuming an allocated IPT consideration of $13.25 per share).

   Because of the inherent differences between the businesses, operations and prospects of IPT and the businesses, operations and prospects of the companies included in the IPT Comparable Group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of IPT and the companies in the IPT Comparable Group that would affect the public trading values of IPT and such comparable companies.

   COMPARABLE TRANSACTION ANALYSIS. Lehman Brothers reviewed certain information regarding nine selected pending or completed business combinations involving REITs owning primarily apartment properties since 1994. Lehman Brothers reviewed the prices paid in these transactions in terms of the equity value per share as a multiple of projected FFO per share (reflecting research analysts' estimates) and compared the multiples to the multiples of the financial results for IPT implied by the IPT consideration. The nine completed business combinations reviewed in this analysis (collectively, the "IPT Transaction Comparables") were: the acquisition of Evans Withycombe by Equity Residential, the acquisition of Wellsford Residential by Equity Residential; the acquisition of Columbus Realty by Post Properties; the acquisition of Paragon Group by Camden Property Trust; the acquisition of South West Property Trust by United Dominion Realty; the acquisition of REIT of California by BRE Properties; the acquisition of Holly Residential by Wellsford Residential; the acquisition of Oasis Residential by Camden Property Trust; and the pending acquisition of Ambassador by AIMCO. Lehman Brothers calculated the implied value of IPT by selecting ranges of multiples of 1998 FFO, derived from Lehman Brothers' analysis of multiples of equity value per share to FFO per share for the IPT Transaction Comparables, and applying this multiple range to the projected FFO of IPT (as projected by management of Insignia). Lehman Brothers calculations resulted in a range of equity market value per share to 1998 FFO per share of 9.6x to 14.0x, with a means of 11.7x, as compared to IPT at 12.0x (assuming an allocated IPT consideration of $13.25 per share).

   Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of IPT and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Insignia/AIMCO Merger that would affect the acquisition values of IPT and such acquired companies.

   NET ASSET VALUE ANALYSIS. Lehman Brothers calculated the net asset value of IPTs proportionate interest in the real estate assets owned by IPT, adjusted for total debt outstanding, to arrive at an equity value per IPT Common Share. The analysis of IPT utilized projections provided by management of Insignia. Lehman Brothers calculated values of Insignia's assets based on a range of capitalization rates of 9.45% to 10.45% applied to projected 1998 net operating income for IPT's real estate assets, plus an adjustment for the estimated value of non-income producing property. This analysis indicated an imputed equity value (defined as aggregate value minus debt) of IPT of $11.21 to $12.88 per fully-diluted IPT Common Share.

General

   Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Insignia Board selected Lehman Brothers because of its expertise, reputation and familiarity with Insignia in particular and the real estate industry in general, and because its investment banking professionals have substantial experience in transactions similar to the Insignia/AIMCO Merger.

   As compensation for its services in connection with the Insignia/AIMCO Merger and the transactions related thereto, Insignia will pay Lehman Brothers a fee of approximately $4.6 million, of which $1,000,000 has already been received by Lehman Brothers and approximately $3.6 million will be payable upon the closing of the Insignia/AIMCO Merger. Insignia has also agreed to reimburse Lehman Brothers for up to $25,000 of its reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

   Lehman Brothers is currently a lender under Insignia's credit facility and under the IPT Line of Credit. In addition, Lehman Brothers and certain officers thereof own an aggregate of 510,000 IPT Common Shares. Lehman Brothers has also performed various investment banking services for Insignia and AIMCO in the past, for which it has received customary fees. In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of Insignia and AIMCO for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

CERTAIN EFFECTS OF THE IPT/AIMCO MERGER

   If the IPT/AIMCO Merger is consummated after the Merger on the terms described in this Proxy Statement/Prospectus, the IPT shareholders, other than AIMCO (including the former AMIT shareholders), will cease to have a common equity interest in IPT or rights as shareholders of IPT and therefore will cease to participate in IPT's future earnings and growth, if any, as shareholders of IPT. Instead, each IPT shareholder (including the former AMIT shareholders) will have the right to receive at least $13.25 in cash per IPT Common Share. The AMIT shareholders will benefit from the consummation of the Merger and the IPT/AIMCO Merger because they will receive cash in exchange for the IPT Common Shares into which their AMIT Class A Shares will have been converted in an amount believed to be fair by the IPT, Insignia and AMIT Boards, and which is in excess of the current book value of the AMIT Class A Shares, is greater than the value ascribed to the AMIT Class A Shares by Weil for purposes of its fairness opinion and is greater than the highest price at which the AMIT Class A Shares have ever traded in the public market.

   Upon consummation of the IPT/AIMCO Merger, AIMCO will indirectly own 100% of the outstanding equity securities of IPT. AIMCO will benefit from the consummation of the IPT/AIMCO Merger because, among other things, as the owner of all of the equity interest of IPT, it will obtain the economic benefit of any future growth of IPT. As a result of the IPT/AIMCO Merger, IPT will be privately held and there will be no public market for the IPT Common Shares. Upon consummation of the IPT/AIMCO Merger, the IPT Common Shares will cease to be quoted on the ASE, the registration of the IPT Common Shares under the Exchange Act will be terminated and such shares will no longer constitute "margin securities" under the rules of the Board of Governors of the Federal Reserve System. Moreover, IPT will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and the obligation to file periodic reports with the Commission under the Exchange Act. In addition, IPT's officers, trustees and 10% shareholders will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the IPT Common Shares.

   AIMCO has not informed IPT as to any changes it may make in the organizational structure, capitalization, management or distribution policy of the surviving corporation of the IPT/AIMCO Merger. However, because the surviving entity of the IPT/AIMCO Merger will be a wholly-owned subsidiary of AIMCO, it is probable that changes will be made in one or all of the organizational structure, capitalization, management, board of trustees and distribution policy of such surviving entity.

CERTAIN OTHER INFORMATION CONCERNING THE IPT/AIMCO MERGER


   The total amount of funds to be used to pay the consideration in the contemplated IPT/AIMCO Merger is estimated to be approximately $151 million (assuming the consummation of the Merger prior to the IPT/AIMCO Merger and a purchase price of $13.25 per IPT Common Share). AIMCO has not informed IPT as to the sources from which AIMCO intends to obtain such funds, nor can the expenses of the IPT/AIMCO Merger be reasonably estimated at this time.


   IPT does not know whether any current executive officer, trustee or affiliate of IPT will vote for or against the contemplated IPT/AIMCO Merger if and when a proposal relating to such merger is submitted to the shareholders of IPT.

   If the IPT/AIMCO Merger is consummated after the Merger as currently contemplated and described herein, it will constitute a "going private" transaction and AIMCO (and one or more of its affiliates if applicable) will be required to publicly file with the Commission a Schedule 13E-3 Transaction Statement with respect to the IPT/AIMCO Merger and to disseminate the information required thereby to the IPT shareholders (including the former AMIT shareholders) prior to the IPT shareholder meeting held in connection with such merger.

APPRAISAL RIGHTS

   Neither the shareholders of AMIT nor the shareholders of IPT are entitled to dissenters' rights of appraisal under their respective Declarations of Trust, Bylaws or applicable state law as a result of the Merger. If (i) the Merger is consummated and the IPT Common Shares are listed on the ASE on the record date for determining the IPT shareholders entitled to vote on the IPT/AIMCO Merger and (ii) the IPT/AIMCO Merger is consummated as currently contemplated and described herein, then, IPT shareholders (including the former AMIT shareholders) will not be entitled to dissenters' rights of appraisal in connection with the IPT/AIMCO Merger.

                             THE SPECIAL MEETING

   This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies from the holders of AMIT Class A Shares by the AMIT Board for use at the Special Meeting.

TIME AND PLACE; PURPOSES



   The Special Meeting will be held on September 4, 1998, commencing at 10:00 a.m., local time, at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California. At the Special Meeting, holders of AMIT Shares will consider and vote to approve and adopt the Merger Proposal and the Trust Amendment Proposal. No other business will be presented at the Special Meeting other than those matters incidental to the conduct of the Special Meeting.



VOTING; VOTES REQUIRED FOR APPROVAL



   The AMIT Board has fixed the close of business on August 7, 1998 as the AMIT Record Date for the determination of AMIT shareholders entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement thereof. Only holders of record of AMIT Shares on the AMIT Record Date are entitled to vote at the Special Meeting. On the AMIT Record Date, there were 2,617,000 AMIT Class A Shares outstanding held by 1,338 shareholders of record and 1,675,113 AMIT Class B Shares outstanding, all of which are held of record by MAE.



   The presence, either in person or by proxy, of the holders of a majority of the outstanding AMIT Class A Shares and AMIT Class B Shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the AMIT Class A Shares and AMIT Class B Shares, voting together as a single class, is required to approve and adopt each of the Proposals. The Trust Amendment Proposal is conditioned upon the approval of the Merger Proposal, and will not be submitted to the AMIT shareholders if the Merger Proposal fails. Pursuant to the terms of the Class B Voting Proxy, AMIT, as the proxy for MAE, is required to vote all (100%) of the AMIT Class B Shares as a unit on each of the Proposals in accordance with the vote of a majority of the AMIT Class A Shares represented at the Special Meeting. The AMIT Class B Shares owned by MAE represent approximately 39% of the total voting power of AMIT.

   Under the rules of the American Stock Exchange, brokers who hold AMIT Class A Shares in "street name" for customers will not have authority to vote such AMIT Class A Shares on whether or not to approve either of the Proposals (so-called "broker non-votes"). Abstentions will be counted as votes cast on any matter presented for a vote at the Special Meeting and will have the same effect as negative votes. Because each of the Proposals requires the approval of a specified affirmative vote of the holders of the AMIT Class A Shares and AMIT Class B Shares outstanding on the AMIT Record Date, abstentions and "broker non-votes" will have the same effect as votes against such proposals.

   No vote of the IPT shareholders is required to approve the Merger Agreement or the Merger.

AMIT PROXIES

   If a shareholder attends the Special Meeting, such shareholder may vote by ballot. However, many of AMIT's shareholders may be unable to attend the Special Meeting. Therefore, the AMIT Board is soliciting proxies so that each holder of AMIT Class A Shares on the AMIT Record Date has the opportunity to vote on the proposals to be considered at the Special Meeting. When a proxy is returned properly signed and dated, the AMIT Class A Shares represented thereby will be voted according to the instructions on the proxy. If an AMIT shareholder does not return a signed proxy, such shareholder's shares will not be voted. Shareholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. If an AMIT shareholder returns a signed proxy, but does not indicate how such shareholder's shares are to be voted, the shares represented by the proxy will be voted FOR approval of each of the Proposals. The proxy also confers discretionary authority on the individuals appointed by the AMIT Board and named on the proxy to vote the shares represented thereby on any other matter that may properly arise at the Special Meeting. At the present time, it is not anticipated that any other matters will be brought before the Special Meeting for consideration and vote by the AMIT shareholders, including without limitation any motion to adjourn the Special Meeting. In the event of any motion to adjourn the Special Meeting in order to allow AMIT to solicit additional votes in favor of the Merger

Proposal, proxies voting AGAINST the Merger Proposal will be voted against such motion to adjourn the Special Meeting, and in the event of any motion to adjourn the Special Meeting in order to allow AMIT to solicit additional votes in favor of the Trust Amendment Proposal, proxies voting AGAINST the Trust Amendment Proposal will be voted against such motion to adjourn the Special Meeting. If, however, any other matters not now known are properly brought before the Special Meeting, the AMIT proxy holders will vote upon the same according to their discretion and best judgment.

   Pursuant to the terms of the Class B Voting Proxy, AMIT, as proxy for MAE, is required to vote all (100%) of the AMIT Class B Shares as a unit in accordance with the vote of a majority of the AMIT Class A Shares represented at the Special Meeting on each of the Proposals. See "Certain Other Agreements -- Stock Option Agreement and Class B Voting Proxy."

   Any AMIT shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) notifying the Secretary of AMIT, in writing, at 340 North Westlake Boulevard, Suite 230, Westlake Village, California 91362; (ii) granting a subsequent proxy; or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

SOLICITATION

   AMIT has retained Chase Mellon Shareholder Services, L.L.C. to solicit proxies on behalf of AMIT for an aggregate fee of $4,500, plus reimbursement of out-of-pocket expenses. AMIT will bear its own expenses in connection with the solicitation of proxies from its shareholders, including the cost of preparing and mailing this Proxy Statement/Prospectus. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of AMIT Class A Shares held of record by such custodians, nominees and fiduciaries, and AMIT will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                                  THE MERGER

GENERAL


   Upon consummation of the Merger, AMIT will be merged with and into IPT, with IPT being the surviving entity. The Merger will be consummated as soon as practicable after the satisfaction or waiver of all conditions contained in the Merger Agreement, including the approval of each of the Proposals by the shareholders of AMIT. After the Effective Time, AMIT shareholders (excluding MAE and LAC) will receive approximately 3,821,000 IPT Common Shares (representing approximately 16% of the total IPT Common Shares that will be outstanding upon consummation of the Merger) in exchange for their AMIT Class A Shares.

   Upon consummation of the Merger, Insignia and its affiliates will own approximately 13,415,000 IPT Common Shares, representing approximately 57% of the total outstanding IPT Common Shares (approximately 66% on fully diluted basis assuming all OP Units are acquired by IPT in exchange for IPT Common Shares). Thus, Insignia and its affiliates will continue to have the ability to control the management and direction of IPT after the Merger. However, upon the consummation of the Insignia/AIMCO Merger, AIMCO will succeed to Insignia's interest in IPT, and will have the ability to control IPT.

   Under the terms of the Insignia/AIMCO Merger Agreement, AIMCO has agreed to propose to acquire IPT by merger for cash after the consummation of the Insignia/AIMCO Merger, which AIMCO currently intends to do by causing IPT to merge into a subsidiary of AIMCO. Based on the Class A Exchange Ratio of 1.516, upon consummation of the Merger and the IPT/AIMCO Merger, an AMIT Class A shareholder would receive a cash amount for its IPT Common Shares received in the Merger which would be equivalent to $20.09 per AMIT Class A Share. There can be no assurance that either the Insignia/AIMCO Merger or the IPT/AIMCO Merger will be consummated.


   If the Insignia/AIMCO Merger is consummated, AIMCO will own a majority of the outstanding IPT Common Shares and will have sufficient votes to approve the IPT/AIMCO Merger without the vote of the other shareholders of IPT (including the former AMIT shareholders). It is presently contemplated that a Proxy Statement (if proxies are solicited) or an Information Statement (if proxies are not solicited) with respect to the IPT/AIMCO Merger will be distributed to IPT shareholders prior to consummation of the IPT/AIMCO Merger. If (i) the Merger is consummated and the IPT Common Shares are listed on the ASE on the record date for determining the IPT shareholders entitled to vote on the IPT/AIMCO Merger and (ii) the IPT/AIMCO Merger is consummated as currently contemplated and described herein, then IPT shareholders (including the former AMIT shareholders) will not be entitled to dissenters' rights of appraisal in connection with the IPT/AIMCO Merger. See "Insignia/AIMCO Transaction."

ACCOUNTING TREATMENT

   IPT will account for the Merger as a purchase for accounting and financial reporting purposes in accordance with generally accepted accounting principles. The Merger results for financial reporting purposes in the effective purchase of all of the AMIT Shares. Accordingly, 100% of the assets and liabilities of AMIT will be adjusted to fair value and the results of operations of AMIT will be included in the results of operations of IPT for periods subsequent to the Effective Time.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

   The following discussion is a summary of the material United States federal income tax consequences of the Merger to the AMIT shareholders and is not intended to be a complete discussion of all potential tax effects that might be relevant to the Merger. Such discussion deals only with a citizen or resident of the United States or a domestic corporation. This summary assumes that the AMIT Shares have been held as capital assets. It may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, foreign persons and persons who hold AMIT Shares as part of a conversion transaction. Moreover, the state, local, foreign and estate tax consequences to AMIT shareholders of the Merger are not discussed.

   This summary is based on the current provisions of the Code, laws, regulations, rulings, practice and judicial decisions in effect at the date of this Proxy Statement/Prospectus. However, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein to shareholders.

   EACH SHAREHOLDER IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

 Tax Treatment of the Merger

   Akin Gump, counsel to IPT, has opined that if the Merger is consummated and the IPT/AIMCO Merger is consummated after the consummation of the Merger on the terms contemplated by the Insignia/AIMCO Merger Agreement (i.e., in a cash-out merger) the following federal income tax consequences will result:

     (i) AMIT would be treated as if it sold all of its assets to IPT in a taxable transaction. AMIT would recognize taxable gain or loss equal to the difference between: (a) AMIT's adjusted tax basis in its assets and
    (b) the fair market value of the IPT Common Shares delivered in the Merger, the total amount of cash received by the AMIT shareholders (including cash received in lieu of a fractional IPT Common Share and the liabilities of AMIT at the time of the Merger). If AMIT was not deemed to be a qualified REIT as of the Effective Time for any reason, IPT would become liable for any tax resulting from any such gain;

     (ii) the AMIT shareholders would be treated as if all of their AMIT Shares canceled in the Merger were redeemed in a fully taxable liquidation of AMIT. Each AMIT shareholder would recognize taxable gain or loss in an amount equal to the difference between: (a) such holder's adjusted tax basis in such AMIT Shares and (b) the fair market value of the IPT Common Shares and the total amount of cash received in exchange therefor (including cash received in lieu of a fractional IPT Common Share);

     (iii) the gain or loss recognized by each AMIT shareholder would be capital gain or loss if the AMIT Shares surrendered in the Merger are held as capital assets as of the Effective Time;

     (iv) the tax basis of the IPT Common Shares received by the AMIT shareholders at the Effective Time would equal the fair market value of such IPT Common Shares at the Effective Time; and

     (v) the holding period of the IPT Common Shares received by the AMIT shareholders would commence on the day after the Effective Time.

   In the event that the IPT/AIMCO Merger does not occur, it is unclear whether or not the Merger would qualify as a tax-free reorganization under
Section 368(a) of the Code. The Internal Revenue Service and the courts have held that the continuity of interest requirement for a tax-free reorganization is not met if the shareholders of the acquired corporation are obligated to dispose of all of the stock of the acquiring corporation that they receive in a merger pursuant to a binding agreement in place at the time of the merger. However, the authorities are unclear as to whether the continuity of interest requirement would be met if the shareholders of the acquired corporation were obligated to dispose of the stock of the acquiring corporation at the time of the merger but if in fact they did not dispose of the acquiring company stock received in the merger as originally contemplated at the time of the merger. It is arguable that in such event the continuity of interest requirement would be met if the shareholders of the acquiring corporation in the aggregate held at least 40 to 50% of the stock of the acquiring corporation that they received in the merger for a sufficient period of time to establish that they maintained a substantial proprietary interest in the acquiring corporation. Because the law is unclear on this issue, particularly on the question of the length of the holding period that would be necessary to establish that the shareholders of the acquired corporation maintained a substantial proprietary interest in the acquiring corporation, Akin Gump is unable to opine as to whether the Merger would qualify as a taxfree reorganization if the IPT/AIMCO Merger does not occur. In addition, no ruling from the Internal Revenue Service regarding the federal income tax consequences of the Merger will be obtained.

   If the Merger is not treated as a reorganization under the Code, Akin Gump has opined that a Merger will have the same federal income tax consequences described above. If the Merger is treated as a reorganization under Section 368(a) of the Code, Akin Gump has opined that the following federal income tax consequences will result:

     (i) no gain or loss will be recognized by IPT or AMIT in connection with the Merger;

     (ii) no gain or loss will be recognized by a holder of AMIT Shares upon the exchange of such holder's AMIT Shares solely for IPT Common Shares in the Merger except where such holder receives cash proceeds in lieu of fractional IPT Common Shares greater than the tax basis allocable to such holder's fractional interests;

     (iii) the aggregate tax basis of the IPT Common Shares received by an AMIT shareholder in the Merger (including any fractional share deemed received) in exchange for AMIT Shares will be the same as the aggregate tax basis of the shares of AMIT Shares surrendered in exchange therefor, decreased by the amount of loss (if any) recognized by such shareholder in the Merger and by the amount of cash received by such shareholder, and increased by the amount of gain (if any) recognized by such shareholder in the Merger;

     (iv) the holding period of the IPT Common Shares received by an AMIT shareholder in exchange for AMIT Shares in the Merger will include the holding period of the AMIT Shares surrendered in exchange therefor, provided that such AMIT Shares are held as capital assets at the Effective Time; and

     (v) a shareholder of AMIT who receives cash in lieu of a fractional IPT Common Share will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in the fractional share (as described in paragraph (iii) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the AMIT Shares are held by such shareholder as capital assets at the Effective Time, unless the receipt of such cash by such shareholder has the effect of a distribution of a dividend, in which case such gain will be taxed as ordinary income to the extent of the earnings and profits of IPT.

 Tax Treatment of Amounts Received Under the Tax Agreement

   Pursuant to a Tax Indemnification Agreement, dated as of July 18, 1997 (the "Tax Agreement"), made by IPT in favor of the record holders of AMIT Class A Shares as of the Effective Time, IPT has agreed to indemnify such shareholders for any damages incurred by such shareholder directly attributable to such shareholder recognizing taxable gain arising from the Merger by reason of either (a) the failure of the Merger to satisfy the "continuity of business" requirement due to any action taken by IPT after the Effective Time, or (b) the fact AMIT failed to qualify as "diversified" within the meaning of Section 368(a)(2)(F)(ii) of the Code. AMIT shareholders will not be entitled to any indemnification under the Tax Agreement for a failure of the Merger to qualify as a reorganization under the Code as a result of the IPT/AIMCO Merger or the Insignia/AIMCO Merger Agreement. IPT believes that any amounts received by a shareholder pursuant to the Tax Agreement would be treated as taxable income in the year of receipt, the character of which may be capital. See "Certain Other Agreements -- Tax Agreement." EACH SHAREHOLDER OF AMIT IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE CHARACTER AND INCLUSION OF ANY AMOUNTS RECEIVED PURSUANT TO THE TAX AGREEMENT.

EXCHANGE OF SHARE CERTIFICATES

   As soon as reasonably practicable after the Effective Time, IPT will cause First Union National Bank (the "Exchange Agent") to mail to each record holder of AMIT Shares a letter of transmittal to be used to effect the exchange of share certificates, along with instructions for using such letter of transmittal to effect such exchange.

NO FRACTIONAL SHARES


   No fractional IPT Common Shares will be issued. In lieu of any such fractional shares, a shareholder otherwise entitled to a fractional IPT Common Share will receive cash in an amount determined by multiplying such fractional IPT Common Share amount by the IPT Share Value (which will be $10.72 assuming no distributions are declared by AMIT or IPT subsequent to the date hereof).


LISTING OF IPT COMMON SHARES

   The currently outstanding IPT Common Shares have been approved for listing on the ASE, subject to consummation of the Merger, under the symbol "FFO." The IPT Common Shares to be received by the AMIT shareholders in the Merger have also been approved for listing on the ASE, subject to official notice of issuance, and upon consummation of the Merger such shares (other than IPT Common Shares received by certain affiliates of IPT and AMIT) will be freely tradable.

NO APPRAISAL RIGHTS

   Neither holders of AMIT Shares nor holders of IPT Common Shares are entitled to any dissenters' rights of appraisal with respect to the Merger under AMIT's or IPT's respective Declaration of Trust or under applicable law as a result of the Merger. If (i) the Merger is consummated and the IPT Common Shares are listed on the ASE on the record date for determining the IPT shareholders entitled to vote on the IPT/AIMCO Merger and (ii) the IPT/AIMCO Merger is consummated as currently contemplated and described herein, then IPT shareholders (including the former AMIT shareholders) will not be entitled to dissenters' rights of appraisal in connection with the IPT/AIMCO Merger.

FEDERAL SECURITIES LAWS CONSEQUENCES

   All IPT Common Shares received or held by AMIT shareholders in connection with the Merger will be freely transferable under the federal securities laws, except that IPT Common Shares received or held by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of AMIT or IPT prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of IPT) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of IPT or AMIT generally include individuals or entities that control, are controlled by, or are under common control with such party and may include certain officers and trustees of such party as well as principal shareholders of such party.

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

                          INSIGNIA/AIMCO TRANSACTION

INSIGNIA/AIMCO Merger

   On March 17, 1998, Insignia and AIMCO entered into the Insignia/AIMCO Merger Agreement (which was subsequently amended and restated as of May 26, 1998), which provides for, among other things, the Insignia/AIMCO Merger. As a result of the Insignia/AIMCO Merger, AIMCO will succeed to all of Insignia's business regarding the ownership and management of multifamily residential properties, including Insignia's ownership of IPT Common Shares and OP Units and thus AIMCO will become the majority shareholder of, and control, IPT. The consummation of the Insignia/AIMCO Merger is subject to a number of conditions, including the approval of the stockholders of Insignia, and no assurance can be given that the Insignia/AIMCO Merger will be consummated.

IPT/AIMCO MERGER

   AIMCO is a Maryland corporation formed on January 10, 1994 and is a self-administered and self-managed REIT engaged in the ownership, acquisition, development, expansion and management of multifamily apartment properties. According to AIMCO's annual report for the year ended December 31, 1997, through its controlling interests in AIMCO Properties, L.P., a Delaware limited partnership, other limited partnerships and subsidiary corporations, AIMCO currently owns or controls 40,039 units in 147 apartment properties, holds an equity interest in 83,431 units in 515 apartment properties and manages 69,587 units in 374 apartment properties for third party owners and affiliates. AIMCO's principal executive offices are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and its telephone number at that address is (303) 757-8108.


   General. Pursuant to the terms of the Insignia/AIMCO Merger Agreement, AIMCO has agreed to propose to acquire IPT by merger and to use its reasonable best efforts to effect such merger within three months after the effective time of the Insignia/AIMCO Merger, at a purchase price of not less than $13.25 per IPT Common Share payable in cash. AIMCO currently intends to effect such acquisition by causing IPT to merge into a subsidiary of AIMCO. Based on the current Class A Exchange Ratio of 1.516, upon consummation of the Merger and the IPT/AIMCO Merger, an AMIT Class A shareholder will receive a cash amount for his, her or its IPT Common Shares which would be equivalent to $20.09 per AMIT Class A Share. However, there can be no assurance that either the Insignia/AIMCO Merger or the IPT/AIMCO Merger will be consummated.


   Conditions. Consummation of the IPT/AIMCO Merger will be subject to a number of conditions, including consummation of the Insignia/AIMCO Merger, negotiation of a definitive merger agreement, approval of the merger by the board of trustees or directors of IPT and of the AIMCO subsidiary into which IPT will merge, and approval of the merger agreement by IPT shareholders. There can be no assurance that the IPT/AIMCO Merger will be consummated.

   Shareholder Vote. The affirmative vote of holders of a majority of the outstanding IPT Common Shares will be required to approve the IPT/AIMCO Merger. Following consummation of the Merger and the Insignia/AIMCO Merger, AIMCO will own a majority of the outstanding IPT Common Shares and will have the ability to approve the IPT/AIMCO Merger without the consent of any other shareholder of IPT (including former AMIT shareholders).

   Insignia/ESG Agreement. AMIT shareholders are not third party beneficiaries to AIMCO's obligation to propose to acquire IPT by merger pursuant to the Insignia/AIMCO Merger Agreement. However, Insignia/ESG which will be "spun-off" to the current stockholders of Insignia, is a party to the Insignia/AIMCO Merger Agreement and the agreement provides that Insignia/ESG may enforce AIMCO's obligation to propose to acquire IPT by merger. Insignia/ESG has covenanted to AMIT and IPT that it will use its reasonable best efforts to compel AIMCO to effect the IPT/AIMCO merger in the event that AIMCO breaches its obligation to effect such merger pursuant to the terms of the Insignia/AIMCO Merger Agreement. However, there can be no assurance that Insignia/ESG would be successful in an attempt to enforce AIMCO's obligation to effect the IPT/AIMCO Merger pursuant to the terms of the Insignia/AIMCO Merger Agreement.

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

   Appraisal Rights. AMIT shareholders are not entitled to dissenters' appraisal rights in connection with the Merger, and assuming that (i) the Merger is consummated and the IPT Common Shares are listed on the ASE on the record date for determining the IPT shareholders entitled to vote on the IPT/AIMCO Merger and (ii) the IPT/AIMCO Merger is consummated as currently contemplated and described herein, then IPT shareholders (including the former AMIT shareholders) will not be entitled to dissenters' appraisal rights in connection with the IPT/AIMCO Merger either.

   Proxy or Information Statement. It is currently contemplated that a Proxy Statement (if proxies are solicited) or an Information Statement (if proxies are not solicited) describing the IPT/AIMCO Merger in detail, will be distributed to IPT shareholders prior to consummation of the IPT/AIMCO Merger.

   Schedule 13E-3 Transaction Statement. If the IPT/AIMCO Merger is consummated after the Merger as currently contemplated and described herein, it will constitute a "going private" transaction and AIMCO (and one or more of its affiliates if applicable) will be required to publicly file with the Commission a Schedule 13E-3 Transaction Statement with respect to the IPT/AIMCO Merger and to disseminate the information required thereby to the IPT shareholders (including the former AMIT shareholders) prior to the IPT shareholder meeting held in connection with such merger.

                             THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the Merger Agreement, the full text of which is attached hereto as Annex A and incorporated herein by reference. The following discussion is qualified in its entirety by reference to the Merger Agreement.

EFFECTIVE TIME AND CLOSING OF THE MERGER

   The Merger Agreement provides for, among other things, the merger of AMIT with and into IPT, with IPT being the surviving entity. The Merger will become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of the State of Maryland or at such later time as may be provided in the Articles of Merger. The closing of the Merger will take place as soon as practicable following the satisfaction or waiver in writing of all of the conditions precedent to the Merger, or such later date as may be agreed upon by the parties (the "Closing Date"). As a result of the transaction, IPT will succeed to the operations and assets of AMIT, the separate existence of AMIT will cease and the former shareholders of AMIT will become shareholders of IPT.

MANNER AND BASIS OF CONVERTING SHARES

 Exchange Ratio; No Fractional Shares


   The Class A Exchange Ratio is 1.516, and the Class B Exchange Ratio is
0.0309. Upon consummation of the Merger, each outstanding AMIT Class A Share (other than AMIT Class A Shares held in treasury, which will be canceled) will be converted into 1.516 IPT Common Shares, and each outstanding AMIT Class B Share will be converted into 0.0309 IPT Common Shares.


   The Exchange Ratio was determined as follows:

   o Under the Merger Agreement, the AMIT Class A Shares were assigned a base exchange value of $16.25 per share and the IPT Common Shares were assigned a base exchange value of $10.00 per share. Those base exchange values were the result of arm's length negotiations between the parties. The parties were able to agree on those values based, in part, on the fact that the base exchange value of $16.25 per AMIT Class A Share fell within a range of values estimated by AMIT's management utilizing a discounted cash flow analysis, and the base exchange value of $10.00 per IPT Common Share approximated IPT management's estimate of the per share net asset value of IPT's assets as of the same date and equaled the price at which IPT Common Shares were sold to non-affiliated investors and IPT and Insignia insiders in the Private Offerings.

   o Pursuant to the terms of the Merger Agreement, the base IPT Common Share exchange value (and thus the Exchange Ratio) automatically adjusts to account for all distributions declared by AMIT subsequent to December 31, 1996 and by IPT subsequent to January 31, 1997, as follows:

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

        (i) each such distribution declared by AMIT with respect to the AMIT Class A Shares results in an increase in the base IPT Common Share exchange value equal to the per share amount of such AMIT distribution multiplied by 0.6154 (0.61544 is equal to the base IPT Common Share exchange value of $10.00 divided by the base AMIT Class A Share exchange value of $16.25); and

        (ii) each such distribution declared by IPT with respect to the IPT Common Shares results in a decrease in the base IPT Common Share exchange value equal to the per share amount of such IPT distribution.


   o Since those dates, AMIT has declared aggregate per AMIT Class A Share distributions of $2.14, resulting in a corresponding increase in the base IPT Common Share exchange value of $1.32, and IPT has declared aggregate per IPT Common Share distributions of $.60, resulting in a corresponding decrease in the base IPT Common Share exchange value of $.60, with the net result being an adjusted IPT Common Share exchange value of $10.72.

   o The Class A Exchange Ratio of 1.516 thus results from dividing the AMIT Class A Share exchange value of $16.25 by the adjusted IPT Common Share exchange value of $10.72. The adjusted Class A Exchange Ratio, assuming a constant $10.00 IPT Common Share exchange value, effectively values each AMIT Class A Share at $15.16 for purposes of the Merger. Because the AMIT Class B Shares are convertible into AMIT Class A Shares at a rate of 49 to 1, the Class B Exchange Ratio of 0.0309 simply results from dividing the Class A Exchange Ratio of 1.516 by 49.


   Although neither AMIT nor IPT intends or expects to declare any additional distributions after the date hereof with a record date prior to consummation of the Merger, the adjusted IPT Common Share exchange value, and thus the Exchange Ratio, is subject to further adjustment should either AMIT or IPT declare any such distributions (in the same manner described in the second bullet point above). Consequently, AMIT shareholders may not know the final adjusted Class A Exchange Ratio at the time of the Special Meeting.

   As of March 31, 1998, the book value per AMIT Class A Share was $17.44. The closing price of the AMIT Class A Shares on the American Stock Exchange on that date was $18.75. The closing price of the AMIT Class A Shares on the day the letter of intent regarding the Merger was announced was $13.25, and the closing price of the AMIT Class A Shares on the day the signing of the Merger Agreement was announced was $15.125. The highest reported sales price of the AMIT Class A Shares on the American Stock Exchange during the two years preceding the public announcement of the Merger was $14.50, and the lowest reported sales price during such period was $5.375.


   No fractional IPT Common Shares will be issued in connection with the Merger. In lieu of the issuance of such fractional IPT Common Shares, an AMIT shareholder otherwise entitled to a fractional IPT Common Share will receive an amount in cash equal to the product of such fractional IPT Common Share multiplied by the IPT Common Share exchange value (which will be $10.72 assuming neither AMIT or IPT declares any distributions between the date of this Proxy Statement/Prospectus and the Merger).


 Exchange of AMIT Class A Shares

   Promptly following the Effective Time, IPT will cause the Exchange Agent to mail to each record holder of AMIT Shares immediately prior to the Effective Time a letter of transmittal and other information advising such holder of the consummation of the Merger. The transmittal forms and related information are also intended for use by shareholders in exchanging certificates evidencing AMIT Shares for certificates evidencing IPT Common Shares. After receipt of such transmittal forms, each holder of certificates formerly evidencing AMIT Shares should surrender such certificates to the Exchange Agent, and each such holder will receive, in exchange therefor, a certificate or certificates evidencing the number of whole IPT Common Shares to which such holder is entitled, together with any cash which may be payable in lieu of a fractional IPT Common Share. After the Effective Time, there will be no further registration of transfers of AMIT Shares on the share transfer books of AMIT. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY AMIT SHAREHOLDERS PRIOR TO THE EFFECTIVE TIME AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

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 Rights After the Effective Time

   Until such time as a holder of AMIT Shares surrenders an outstanding share certificate to the Exchange Agent, together with the letter of transmittal, the AMIT Shares evidenced thereby will be deemed from and after the Effective Time to evidence solely the right to receive a certificate representing the number of newly issued IPT Common Shares to be issued in exchange therefor and any cash to be received in lieu of a fractional IPT Common Share. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the IPT Common Shares held by it from time to time under the Merger Agreement, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. Upon surrender of the certificates previously representing AMIT Shares, the holder thereof will receive one or more certificates representing the number of IPT Common Shares which such holder is entitled to receive, together with the appropriate amount of cash paid in lieu of a fractional IPT Common Share. In addition to certificates for IPT Common Shares and cash in lieu of a fractional IPT Common Share, AMIT shareholders will also be entitled to receive the amount of any dividends or other distributions payable to holders of record of IPT Common Shares on or after the Effective Time with respect to their shares, without interest thereon.

REPRESENTATIONS AND WARRANTIES

 Representations and Warranties of AMIT

   The Merger Agreement contains various representations and warranties of AMIT including, among others, (i) the due organization, valid existence and good standing of AMIT and its subsidiaries, (ii) the power and authority of AMIT and its subsidiaries to operate their properties and conduct their business, (iii) the capitalization of AMIT and its subsidiaries, (iv) AMIT's authority to execute and deliver the Merger Agreement, (v) no conflicts under AMIT's organizational documents, no required consents or approvals and no violations of any instruments or laws, (vi) the filing with the Commission of all required documents, (vii) the preparation of AMIT's financial statements in accordance with generally accepted accounting principles, (viii) the absence of certain changes or events with respect to AMIT, (ix) the absence of undisclosed liabilities of AMIT, (x) no liability to any broker, and (xi) the non-applicability of state takeover statutes.

 Representations and Warranties of IPT and Insignia

   The Merger Agreement contains various representations and warranties of IPT and Insignia including, among others, (i) the due organization, valid existence and good standing of IPT, IPLP, the subsidiaries of IPT and the Controlled Partnerships (collectively, the "IPT Group"), (ii) the power and authority of the members of the IPT Group to operate their properties and conduct their business, (iii) the capitalization of each member of the IPT Group, (iv) IPT's authority to execute and deliver the Merger Agreement, (v) no conflicts under organizational documents of any member of the IPT Group, no required consents or approvals and no violations of any instruments or laws, (vi) the filing with the Commission of all required documents, (vii) the preparation of IPT's financial statements in accordance with generally accepted accounting principles, (viii) the absence of certain changes or events with respect to the IPT Group, (ix) the absence of any material undisclosed liabilities of the IPT Group, (x) the qualification of IPT as a REIT, (xi) no liability to any broker, and (xii) the non-applicability of any state takeover laws.

PRE-CLOSING COVENANTS

   The Merger Agreement contains various pre-closing covenants including, among others:

 No Solicitation of Competing Transactions

   During the period from the Signing Date until the consummation of the Merger or the termination of the Merger Agreement, AMIT and its affiliates are prohibited from, directly or indirectly, through any representative or otherwise, soliciting or entertaining offers from, negotiating with or in any manner encouraging, discussing, accepting, or considering any proposal of any other person relating to the acquisition of any AMIT Shares, or the assets or business of AMIT, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than transactions in the ordinary course of business). The Merger Agreement does provide, however, that AMIT and its trustees and officers are permitted to entertain offers from, negotiate with, or discuss, accept or consider any proposal of any person to the extent their fiduciary duties may require. In any event, AMIT is required to notify IPT immediately regarding any contact between AMIT or its representatives and any other person regarding any of the foregoing.

 Standstill

   During the period from the Signing Date until the earlier of the termination of the Merger Agreement or the consummation of the Merger, Insignia and its affiliates are prohibited from, directly or indirectly, through representatives or otherwise, (i) acquiring any additional AMIT Class A Shares or (ii) initiating any communication with any AMIT shareholder. However, neither Insignia nor its affiliates are restricted in any manner whatsoever from initiating communication with any of its or their shareholders on matters unrelated to AMIT or the Merger, regardless of whether or not its or their shareholders are also AMIT shareholders.

 Conduct of Business of AMIT Prior to the Effective Time

   AMIT and its subsidiaries are prohibited from engaging in any practice, taking any action, or entering into any transaction outside of the ordinary course of business. Specifically, AMIT may not (i) authorize or effect any change in its Declaration of Trust or Bylaws other than the Trust Amendment,
(ii) grant any options, warrants or other rights to purchase or obtain any AMIT Shares or issue, sell or otherwise dispose of any of its shares, (iii) redeem, repurchase or otherwise acquire any of its shares, (iv) issue any note, bond or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation other than in the ordinary course of business, (v) impose or permit to exist certain liens upon any of its assets, (vi) make any capital investment in, make any loan to, or acquire assets or securities of any other person other than in the ordinary course of business; provided, however that AMIT may not acquire any interest in an asset which would otherwise fail (a) to be a "real estate asset" as defined in Section 856(c)(6)(b) of the Code or (b) to generate income as described in Section 856(c)(3) of the Code, (vii) make any change in employment terms of any of its trustees, officers and employees other than in the ordinary course of business, or (viii) commit to any of the foregoing.

 Conduct of Business by IPT Prior to the Effective Time

   Each member of the IPT Group is prohibited from engaging in any practice, taking any action, or entering into any transaction outside the ordinary course of business. Specifically, IPT may not (i) authorize or effect any change in its Declaration of Trust or Bylaws, other than an amendment in connection with the Merger or the private offering of IPT Common Shares to certain investors, (ii) grant any options, warrants or other rights to purchase or obtain any of its shares of beneficial interests or issue, sell, or otherwise dispose of any of its shares of beneficial interests, other than
(a) issuances or sales of IPT Common Shares pursuant to the Private Offerings, (b) grants of options or other rights to purchase or obtain IPT Common Shares pursuant to the 1997 Share Incentive Plan, (c) issuances or sales of IPT Common Shares or OP Units pursuant to a transaction entered into in the ordinary course of business, and (d) issuances or sales of IPT Common Shares pursuant to the Partnership Agreement (in each case, subject to a minimum sales or strike price of $10.00, subject to certain adjustments),
(iii) redeem, repurchase or otherwise acquire any of its shares of beneficial interest, (iv) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation other than Permitted Debt (as defined in the Merger Agreement),
(v) impose or permit to exist certain liens upon any of its assets, (vi) make any capital investment in, make any loan to, or acquire assets or the securities of any other person other than in the ordinary course of business,
(vii) make any change in employment terms for any of its trustees, officers, and employees other than in the ordinary course of business, or (viii) commit to any of the foregoing.

 Payment of a Dividend Equal to Earnings and Profits

   If necessary in order for IPT to continue to qualify as a REIT under the Code after the consummation of the Merger, AMIT is required to declare and pay a dividend prior to the Effective Time in an amount equal to AMIT's accumulated earnings and profits at the Effective Time, if any. In connection with this dividend, AMIT is required to provide to IPT, not later than 20 days prior to the declaration of such dividend, all documents necessary to support (to the satisfaction of IPT and IPT's counsel) the calculation of the amount to be distributed in such dividend.

 AMIT's Reporting Obligations

   AMIT is obligated to provide to IPT, within ten days after the last day of each month prior to the Closing and within two days prior to the Closing Date, a written statement setting forth all the material terms of each loan transaction entered into or amended since the later of January 1, 1997 or the date of any previous statement. However, AMIT is not required to provide a statement with respect to (i) a restructuring or refinancing of a loan outstanding before January 1, 1997 so long as such loan was and remains secured by a direct interest in real property or (ii) any loan (including any restructuring or refinancing of a loan) made to any member of the IPT Group, Insignia or any controlled affiliate of Insignia.

 IPT's Reporting Obligations

   IPT is obligated to provide to AMIT, within ten days after the last day of each month prior to the Closing and within two days prior to the Closing Date, a written statement which sets forth all of the changes to the capitalization and ownership of the IPT Group and IPLP's ownership interest in the Controlled Partnerships since the later of the Signing Date or the date of a previous written statement. In addition to the written statement required by the immediately preceding sentence, IPT is obligated to provide promptly to AMIT a description of the material terms of any transaction which would affect such items and in which the aggregate purchase price exceeds $500,000.

 Indemnification

   Under the terms of the Merger Agreement, IPT has agreed to indemnify, defend and hold harmless each person who was, as of the Signing Date, or who becomes prior to the Effective Time, an officer, trustee or director of AMIT or any subsidiary of AMIT against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts that are paid or agreed to be paid (with the approval of IPT which shall not be unreasonably withheld) in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation, whether asserted or claimed at or after the Signing Date, based on, arising out of or pertaining to the Merger Agreement or the Merger and which would not otherwise be an indemnifiable claim under the AMIT Declaration of Trust, in each case to the fullest extent a corporation is permitted under Maryland law to indemnify its own directors or officers, as the case may be, and IPT has agreed to pay expenses in advance of the final disposition of any such proceeding to each indemnified party to the full extent permitted by law subject to certain limitations.

CONDITIONS TO THE MERGER

 Conditions to AMIT's Obligations

   The obligation of AMIT to consummate the Merger is subject to the satisfaction or waiver in writing by AMIT of certain conditions including, among others, (i) the receipt by AMIT of the requisite approval from its shareholders of the Merger Proposal and the Trust Amendment Proposal, (ii) the truth and accuracy (in all material respects) of the representations and warranties made by IPT and Insignia in the Merger Agreement as though made on or as of the Closing Date and the receipt by AMIT of a certificate from an executive officer of each of IPT and Insignia to such effect, (iii) the performance (in all material respects) by IPT of all the covenants required by the Merger Agreement to be performed prior to or at the Closing and the receipt by AMIT of a certificate signed by an executive officer of IPT to such effect, (iv) the effectiveness of a registration statement on Form S-4 under the Securities Act, (v) the receipt by AMIT of a fairness opinion from Weil, (vi) the filing with the State Department of Assessments and Taxation of the State of Maryland of the Articles of Merger,
(vii) the non-existence of any judgment, order, decree, stipulation, injunction or charge which prevents the consummation of any of the transactions contemplated by the Merger Agreement, (viii) the receipt by AMIT of an opinion of Miles & Stockbridge ("M&S"), special Maryland counsel, as to the enforceability and validity of the Merger Agreement under Maryland law,
(ix) the receipt by AMIT of an opinion of Akin Gump as to various matters relating to IPT and the Merger Agreement, and (x) the receipt by IPT of an opinion of Akin Gump regarding IPT's organization and operation as a REIT commencing with the taxable year ending December 31, 1996, and regarding IPLP's status as a partnership for federal income tax purposes. The Merger had also been conditioned upon the receipt by AMIT of an opinion of Akin Gump that the Merger would qualify as a tax free reorganization under the Code; however, due to the uncertainty of the federal income tax treatment of the Merger as a result of the proposed IPT/AIMCO Merger, no opinion of counsel will be given regarding the federal income tax consequences of the Merger. The receipt of this opinion has been waived by AMIT subject to the approval of the Proposals by the AMIT shareholders.

 Conditions to IPT's Obligations

   The obligation of IPT to consummate the Merger is subject to the satisfaction or waiver in writing by IPT of certain conditions including, among others, (i) the truth and accuracy (in all material respects) of the representations and warranties made by AMIT in the Merger Agreement as though made on or as of the Closing Date and the receipt by IPT of a certificate from an executive officer of AMIT to such effect, (ii) the performance (in all material respects) by AMIT of all the covenants required by the Merger Agreement to be performed prior to or at the Closing and the receipt by IPT of a certificate signed by an executive officer of AMIT to such effect, (iii) the effectiveness of a registration statement on Form S-4 under the Securities Act, (iv) the filing with the State Department of Assessments and Taxation of the State of Maryland of the Articles of Merger, (v) the non-existence of any judgment, order, decree, stipulation, injunction or charge which prevents the consummation of any of the transactions contemplated by the Merger Agreement, (vi) the receipt by IPT of an opinion of M&S as to the enforceability and validity of the Merger Agreement under Maryland law, (vii) the receipt by IPT of an opinion of GGFC&M, counsel to AMIT, as to various matters relating to AMIT and the Merger Agreement, and
(viii) the receipt by IPT of an opinion of Akin Gump regarding IPT's organization and operation as a REIT commencing with the taxable year ending December 31, 1996, and regarding IPLP's status as a partnership for federal income tax purposes. IPT's obligations to consummate the Merger had also been conditioned upon the receipt by AMIT of an opinion of Akin Gump that the Merger would qualify as a tax free reorganization under the Code; however, due to the uncertainty of the federal income tax treatment of the Merger as a result of the proposed IPT/AIMCO Merger, the receipt by AMIT of this opinion has been waived by IPT as a condition to the Merger.

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

   The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by mutual written consent of the AMIT Board and IPT Board; (ii) by either AMIT or IPT, if the matters to be voted upon by such party shall not have received the requisite approval from such party's shareholders at a meeting (or any adjournment thereof) called for such purpose; (iii) by either AMIT or IPT, if the Merger shall not have been consummated on or before December 31, 1997, provided, however, that, so long as an active registration statement on Form S-4 is on file with the Commission, the foregoing date shall be extended automatically to the earlier of June 30, 1998 or 90 days after such registration statement is declared effective, provided further that the party seeking to terminate the Merger Agreement is not otherwise in material breach of its obligations under the Merger Agreement; (iv) by IPT, if AMIT shall have failed to comply in any material respect with any of its respective covenants or agreements contained in the Merger Agreement; provided that, if such failure is curable, notice of such failure shall have been given by IPT to AMIT and AMIT shall not have cured such failure within 30 days of notice thereof; (v) by AMIT, if IPT shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement; provided that, if such failure is curable, notice of such failure shall have been given by AMIT to IPT and IPT shall not have cured such failure within 30 days of notice thereof; or
(vi) by AMIT, if IPT's funds from operations per weighted average IPT Common Share outstanding, for the period commencing on January 1, 1997 and ending on the ex-dividend date of the last dividend paid by AMIT prior to the Effective Time during the same period is less than the equivalent of the aggregate per AMIT Class A Share dividend amount paid by AMIT.

                               TRUST AMENDMENT

   The following is a brief summary of the material provisions of the Trust Amendment, the full text of which is attached hereto as Annex B and incorporated herein by reference. The following discussion is qualified in its entirety by reference to the Trust Amendment.

   AMIT's Declaration of Trust does not expressly permit AMIT to merge or consolidate with other entities. Under California law, an amendment to AMIT's Declaration of Trust permitting a merger or consolidation is required to consummate the Merger. The Trust Amendment accomplishes this by making the following significant amendments to AMIT's Declaration of Trust.

   The Trust Amendment provides that AMIT may (i) sell, lease, exchange or otherwise dispose of all or substantially all of its assets, (ii) incorporate or merge with another entity (including real estate investment trusts and limited partnerships), regardless of whether AMIT is the surviving entity,
(iii) consolidate with one or more entities into a new entity, and (iv) reorganize as a new entity, in each case subject to obtaining the affirmative approval of a majority of the members of the AMIT Board and the affirmative approval of the holders of a majority of the outstanding AMIT Class A Shares and AMIT Class B Shares (voting together as a single class). Such transactions will be permitted regardless of whether the other entity or entities are organized under the laws of the State of California and whether AMIT is the surviving entity.

   At a meeting held on November 13, 1997, the AMIT Board voted to approve the Trust Amendment, conditioned upon the approval of the Merger Proposal by the AMIT shareholders, and to submit the Trust Amendment Proposal to the AMIT shareholders, also conditioned upon the approval of the Merger Proposal by the AMIT shareholders.

   THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING AMIT CLASS A SHARES AND AMIT CLASS B SHARES, VOTING TOGETHER AS A SINGLE CLASS, IS REQUIRED TO APPROVE THE TRUST AMENDMENT PROPOSAL, WHICH IS CONDITIONED UPON THE APPROVAL OF THE MERGER PROPOSAL. THE TRUST AMENDMENT PROPOSAL WILL NOT BE SUBMITTED TO THE AMIT SHAREHOLDERS IF THE MERGER PROPOSAL FAILS. THE AMIT BOARD HAS APPROVED THE TRUST AMENDMENT AND RECOMMENDS THAT AMIT SHAREHOLDERS VOTE FOR APPROVAL OF THE TRUST AMENDMENT PROPOSAL.

                           CERTAIN OTHER AGREEMENTS

   Simultaneously with the execution of the Merger Agreement, Insignia and AMIT entered into an Agreement Regarding Certain Assets (the "Asset Agreement") and IPT executed the Tax Agreement, each of which is described below.

ASSET AGREEMENT

   The Asset Agreement, among other things, (i) obligates AMIT to sell, and Insignia to purchase, an amount of assets (not to exceed $13,000,000) sufficient to qualify AMIT as a "diversified investment company" within the meaning of Section 368(a)(2)(F)(ii) of the Code, and (ii) grants Insignia an option to purchase from AMIT any additional assets (in excess of the $13,000,000 obligation) which AMIT would need to dispose of in order to qualify as a diversified investment company. Insignia must select the assets it will purchase pursuant to the Asset Agreement no later than 15 days prior to the Closing. The closing of the transactions contemplated in the Asset Agreement will occur on the business day immediately prior to the Closing Date.

   Insignia is not obligated to purchase any of AMIT's assets pursuant to the Asset Agreement if (i) the aggregate purchase price of assets which must be sold in order to qualify AMIT as a diversified investment company exceeds $13,000,000 or (ii) the purchase of such assets would violate, in the opinion of Insignia and its counsel, the "continuity of business enterprise" requirement contained in Treasury Regulation Section 1.368-1(d)(3). If Insignia fails to perform its obligations under the Asset Agreement, the Merger will not be consummated, and Insignia and its affiliates will be precluded from (i) owning or acquiring more than 9.8% (in the aggregate) of the issued and outstanding AMIT Class A Shares, (ii) voting any AMIT Shares in any election of AMIT trustees except in accordance with the vote of a majority of the AMIT Class A Shares held by shareholders other than Insignia or its affiliates, and (iii) soliciting proxies from, or presenting any proposals to, AMIT's shareholders with respect to any matter which a majority of the AMIT Board has not approved in advance. If the aggregate purchase price of the AMIT assets to be sold in order to qualify AMIT as a diversified investment company exceeds $13,000,000 and Insignia elects not to exercise its option to purchase such assets, the Merger will not be consummated.

TAX AGREEMENT

   The Tax Agreement obligates IPT to indemnify the AMIT shareholders of record at the Effective Time from and against all actual, direct and provable damages and losses arising from and directly relating to the recognition of taxable gain with respect to the Merger for federal and state income tax purposes, but only if recognition is due to a final and non-appealable determination binding upon a shareholder of AMIT that the Merger is treated as a taxable event with respect to the shareholders as a result of (i) the failure of the Merger to satisfy the "continuity of business" requirement due to any action taken by IPT after the Effective Time, or (ii) the fact that AMIT failed to qualify as a "diversified investment company" within the meaning of Section 368(a)(2)(F)(ii) of the Code; provided, however, that IPT will not have any indemnification obligation under clause (ii) above if any representation made by AMIT related to AMIT's status under Section 368(a)(2)(F)(ii) of the Code is inaccurate or determined to be inaccurate in a final and non-appealable determination. AMIT shareholders will not be entitled to indemnification under the terms of the Tax Agreement if the Merger fails to qualify as a reorganization under the Code as a result of the IPT/AIMCO Merger or the Insignia/AIMCO Merger Agreement.

   Under the terms of the Tax Agreement, the indemnifiable damages (i) shall not exceed the amount of gain to the shareholders of AMIT resulting from the Merger multiplied by the maximum combined effective federal and state income tax rate applicable to long or short-term capital gain, as the case may be, plus any penalties assessed against any shareholder relating to the reporting position that the Merger was not a taxable event; and (ii) shall take into account any tax benefit (including the time value of money) to the shareholder that has resulted or will result from the increased basis arising from the recognition of gain on the Merger.

STOCK OPTION AGREEMENT AND CLASS B VOTING PROXY


   MAE is the owner of all of the issued and outstanding AMIT Class B Shares, which represent a 1% interest in the profits, losses, credits and distributions of AMIT and currently represents approximately 39% of AMIT's total voting shares. The AMIT Class B Shares are subject to a stock option agreement (the "Stock Option Agreement") granting AMIT the option to purchase all of the AMIT Class B Shares owned by MAE in April 2005 for approximately $94,000. The Stock Option Agreement grants to AMIT the Class B Voting Proxy, pursuant to which AMIT, as the proxy for MAE, is required to vote all (100%) of the AMIT Class B Shares as a unit in accordance with the vote of the majority of the AMIT Class A Shares represented at the meeting on any matter involving AMIT and Insignia, including each of the Proposals. All of the AMIT Class B Shares will be converted into IPT Common Shares in the Merger and, as a result, the Stock Option Agreement and Class B Voting Proxy will terminate upon the consummation of the Merger.


EXPENSE REIMBURSEMENT AGREEMENT

   In connection with the letter of intent regarding the Merger entered into April 3, 1997 by AMIT and Insignia, AMIT and Insignia entered into an Agreement Regarding Expenses dated April 3, 1997 (the

"Expense Reimbursement Agreement"), pursuant to which IPT has agreed to pay the following expenses incurred by AMIT in connection with the Merger and the related transactions: (i) the legal fees and actual expenses directly related to services of GGFC&M, counsel to AMIT; (ii) the professional fees and actual expenses, subject to certain limitations, directly related to services rendered by NDS in its due diligence review of the properties owned by the Controlled Partnerships; and (iii) the professional fees and actual expenses payable to BDO Seidman, LLP (AMIT's accounting firm) and Weil (who rendered the fairness opinion to the AMIT Board).

                               BUSINESS OF IPT

GENERAL

   IPT is a Maryland real estate investment trust formed by Insignia in May 1996 primarily for the purpose of acquiring and owning interests in multifamily residential properties, principally through ownership of limited and general partner interests in real estate limited partnerships. IPT has been organized and intends to operate in a manner that will qualify it to be taxed as a REIT under the Code. Substantially all of IPT's assets are held through its operating partnership, IPLP.


   As of the date of this Proxy Statement/Prospectus, IPT holds equity interests in and effectively controls the 124 Controlled Partnerships and owns one whole real estate asset (a 168-unit residential apartment complex located in Pensacola, Florida). IPT is currently structured such that IPT (or a subsidiary thereof) owns a controlling equity interest in each entity that comprises or controls the managing general partner of each Controlled Partnership and will own any additional such controlling equity interests acquired by IPT in the future, and IPLP (and its subsidiaries) own the limited partner interests in the Controlled Partnerships and IPT's only existing whole real estate asset and will own any additional limited partner interests in real estate limited partnerships and whole assets acquired by IPT in the future. The Controlled Partnerships in which IPT directly and indirectly owns a material interest are referred to herein as the "IPT Partnerships." The IPT Partnerships are listed on the following page. As of the date of this Proxy Statement/Prospectus, the Controlled Partnerships own, in the aggregate, approximately 349 properties containing approximately 72,000 residential apartment units and approximately 5.8 million square feet of commercial space, and the IPT Partnerships own, in the aggregate, approximately 198 properties containing approximately 49,000 residential apartment units and approximately 2.9 million square feet of commercial space. See "IPT Formation Transactions."


   As of the date of this Proxy Statement/Prospectus, there are 19,427,760 IPT Common Shares issued and outstanding, 13,216,048 (or approximately 68%) of which are owned by Insignia and its affiliates, and IPLP has two partners -- IPT, which is the sole general partner and owns 19,427,760 (or approximately 66%) of IPLP's outstanding OP Units; and Insignia, which is the sole limited partner and owns 9,934,475 (or approximately 34%) of the outstanding OP Units. The affairs of IPLP and the relations among its partners are governed by the Partnership Agreement. Under the Partnership Agreement, Insignia is designated as the Special Limited Partner of IPLP and, as such, possesses special rights with respect to certain matters concerning IPLP. Limited partners of IPLP have the right, under certain circumstances, to require IPLP to redeem their OP Units for cash, subject, however, to certain first rights of IPT to acquire such OP Units for IPT Common Shares. See "The Partnership Agreement of IPLP."

   Under the Partnership Agreement, IPT is required to cause Insignia to be retained to provide (i) property management services with respect to virtually all properties currently or hereafter controlled (directly or indirectly) by IPT and (ii) partnership administration services to certain of the partnerships controlled by IPT. IPT, IPLP and Insignia have also entered into the Acquisition and Disposition Services Agreement, pursuant to which IPT has engaged Insignia to provide certain real estate and real estate securities acquisition and disposition services to IPT and IPLP. See "The Partnership Agreement of IPLP" and "Acquisition and Disposition Services Agreement."

THE IPT PARTNERSHIPS

   The table below sets forth the following information with respect to each of the IPT Partnerships, in each case as of June 30, 1998: (i) its name; (ii) IPT's aggregate (direct and indirect) stated ownership interest therein (taking into account both limited and general partner interests); (iii) the number of properties owned; (iv) the number of residential apartment units contained in the properties; and (v) the number of square feet of commercial space contained in the properties.


                                                    IPT'S STATED
                                                      OWNERSHIP     NUMBER OF    RESIDENTIAL    COMMERCIAL
                                                      INTEREST      PROPERTIES      UNITS       SQUARE FEET
                                                   -------------- ------------  ------------- -------------
Consolidated Capital Growth Fund(b)(c)............      44.48%           4          1,647              --
Consolidated Capital Institutional Properties(c) .      40.54%          14          3,572         224,624
Consolidated Capital Institutional
 Properties/2(c)..................................      21.36%          11            856         875,541
Consolidated Capital Institutional
 Properties/3(c)..................................      24.65%          10          1,661         273,357
Consolidated Capital Properties III(a)(b) ........      24.32%           4            468          72,559
Consolidated Capital Properties IV(a)(b) .........      27.08%          17          4,258              --
Consolidated Capital Properties V(a)(b)...........      25.13%           3            454          85,727
Consolidated Capital Properties VI(a)(b) .........      22.23%           1            261              --
Johnstown/Consolidated Income Partners(b) ........      20.95%           3            158         143,436
Multi-Benefit Realty Fund 87-1(b).................      22.69%           3            778              --
Shelter Properties I Limited Partnership(a) ......      39.40%           4            806              --
Shelter Properties II Limited Partnership(a) .....      33.46%           3            853              --
Shelter Properties III Limited Partnership(a) ....      34.03%           4            831              --
Shelter Properties IV Limited Partnership(a) .....      32.34%           3          1,620              --
Shelter Properties V Limited Partnership(a) ......      38.56%           7          1,944              --
Shelter Properties VI Limited Partnership(a) .....      27.72%           6          1,456              --
Shelter Properties VII Limited Partnership(a) ....      14.80%           2            566              --
National Property Investors III(b)(c).............      45.35%           3          1,092              --
National Property Investors 4(b)(c)...............      61.92%           1            722              --
National Property Investors 5(b)(c)...............      46.64%           3            457              --
National Property Investors 6(b)(c)...............      44.40%           6          2,131              --
National Property Investors 7(b)(c)...............      42.55%           5          1,122              --
National Property Investors 8(b)(c)...............      38.46%           2            672              --
Century Properties Fund XIV(a)(b).................      45.85%           3            850              --
Century Properties Fund XV(a)(b)..................      44.41%           2            962              --
Century Properties Fund XVI(a)(b).................      36.87%           2            472              --
Century Properties Fund XVII(a)(b)................      38.35%           5          1,993              --
Century Properties Fund XVIII(a)(b)...............      35.69%           2            724              --
Century Properties Fund XIX(a)(b).................      33.00%           8          2,278              --
Century Properties Growth Fund XXII(a)(b) ........      26.95%           9          2,895              --
Fox Strategic Housing Income Partners.............      15.67%           2            344              --
Davidson Growth Plus, L.P.........................      11.52%           3            688              --
Davidson Diversified Real Estate II, L.P. ........       4.68%           5          1,342         160,000
Davidson Income Real Estate, L.P..................       4.73%           4            580              --
HCW Pension Real Estate Fund......................       2.45%           2            269         104,312
Angeles Income Properties, Ltd. II................      13.26%           5            780         169,168
Angeles Income Properties, Ltd. IV................       8.01%           2             --         345,287
Angeles Income Properties, Ltd. 6.................       5.09%           7          1,211         278,154
Angeles Opportunity Properties, Ltd...............       4.23%           2            352              --
Angeles Partners IX...............................      18.22%           5          1,441              --
Angeles Partners XII..............................      22.24%          10          2,855         173,473
Woodhaven Associates, L.P.........................      36.36%           1            208              --


------------
(a) Indicates that (i) the stated interest of the general partner with respect to distributions of net sales and refinancings proceeds are subordinated to priority returns of and on limited partner investments, or (ii) the general partner is required to restore distributions received on account of their stated interests in the event the limited partners fail to receive distributions in an aggregate amount equal to their aggregate original investment. IPT believes, based on current real estate values, that these limited partner priorities would not be achieved and thus IPT has valued the stated general partner interest in such partnership at zero.

(b) Indicates that the general partner has an additional interest in the partnership (e.g., "incentive fees") which effectively entitles it to participate in the results of operations in fixed percentages beyond the stated interest of the general partner. With respect to each National Property Investors partnership, there is a maximum annual amount the general partner may receive in respect of such additional fixed-percentage interest.
(c) Indicates that the interest of the general partner in distributions of net proceeds from property sales and refinancings is generally greater than its stated interest in the partnership, assuming the limited partners have recovered their investments and stated returns thereon. In addition, certain partnerships allocate a portion of the sales proceeds to the general partner as a non-subordinated disposition fee. Based on the terms of the applicable partnership agreements and estimated current property values, IPT believes that the general partner would be allocated a greater portion of net sales or refinancing proceeds than their stated interest would indicate.

BUSINESS OBJECTIVES

   IPT's primary business objective is to acquire interests in multifamily residential properties located in the United States, including through (i) direct ownership of such properties; (ii) indirect ownership of properties through investments in limited partnerships, joint ventures or other entities owning such properties; and (iii) indebtedness secured by such properties. IPT seeks to engage in transactions that will enhance the value of such interests and that IPT's management believes ultimately will provide superior returns to the shareholders of IPT and the limited partners of IPLP. Accordingly, IPT will seek to acquire multifamily residential property interests at prices that it considers favorable in light of its assessment of the value of the underlying properties in which it will invest. Once such interests are acquired, IPT will take such action as it deems appropriate to enhance the potential return on its investment in such interests. In connection with these objectives, IPT intends to utilize the significant experience of Insignia in managing and, during the term of the Acquisition and Disposition Services Agreement, in acquiring the multifamily residential properties or interests in multifamily residential properties described above.

   IPT believes that there continues to be attractive opportunities to acquire interests in multifamily residential properties. IPT anticipates that it will seek to acquire additional interests in certain IPT Partnerships to the extent such interests become available at prices that IPT considers favorable in light of its assessment of the value of the underlying properties. IPT also intends to pursue opportunities to acquire multifamily real estate assets or interests in such real estate assets from other sources, either through the acquisition of general and limited partner interests in partnerships that hold such assets, direct or indirect investments in fee interests, or investments in debt secured by such real estate assets.

   IPT will seek to enhance the value of its real estate portfolio in a variety of ways, which could include: (i) arranging for the underlying properties in which it holds an interest to be managed by Insignia and/or its property management affiliates with a view to achieving material increases in funds from operations and distributable cash flow, and (ii) realizing economies of scale through mergers or consolidations of partnerships (and other entities) in which IPT has invested, or combinations of such partnerships (and other entities) with other issuers.

   In addition to its interests in multifamily residential property, IPT, as a result of the Merger, will acquire AMIT's assets which primarily consist of loans secured by mortgages and other real estate related interests. IPT intends to manage the loan portfolio of AMIT substantially in accordance with the past practices of AMIT and will retain Ronald J. Consiglio and Anna Merguerian, the current executive officers of AMIT, to work for IPT primarily on the loan portfolio. Although IPT has no present intentions to originate any new loans, it may do so in the future depending upon the capital resources of IPT and the relative anticipated returns on such investments.

   Also, although it has no current plans to do so, IPT may seek to develop real estate and engage in transactions with respect to such development that are consistent with IPT's investment policies and that IPT believes will enhance the value of such properties.

ACQUISITION STRATEGIES

   IPT's primary strategies with respect to its acquisition of interests in multifamily residential properties will be to:

   o acquire additional general partner interests in other limited partnerships (and controlling interests in other types of entities) that own as a material portion of their holdings multifamily residential properties;

   o purchase other direct and indirect interests in multifamily residential properties, including direct and indirect fee interests;

   o invest in debt secured by mortgages and other real estate-related interests. In this regard IPT intends to manage the current portfolio of AMIT mortgages after the consummation of the Merger in accordance with the past practices of AMIT. Although IPT has no current plans to invest in other debt secured by mortgages or real estate-related interests following the Merger, it may do so depending on the capital resources of IPT and the relative anticipated returns on such investments; and

   o possibly acquire additional limited partner interests in the Controlled Partnerships, including the IPT Partnerships.

   In making decisions whether to acquire interests in particular real properties, IPT will consider the real estate and capital market conditions existing from time to time. In addition, IPT expects to consider such factors as: (i) the recent sales prices (if any) of such interests in relation to IPT's estimate of the value of the underlying real estate assets; (ii) the geographic area, type of property and demographic profile of the underlying properties; (iii) the location, construction quality, condition and design of such properties; (iv) the current and anticipated cash flow of such properties and its adequacy to meet operational needs; (v) the potential for capital appreciation, if any; (vi) the growth, tax and regulatory environments of the communities in which such properties are located; and
(vii) the impact of such investment on IPT's ability to maintain its REIT status. Finally, with respect to potential investments in interests of any limited partnership, in deciding whether to acquire such limited partner interests, IPT expects to consider whether it has acquired, or can reasonably expect in the future to acquire, ownership or control of the general partner of such limited partnership.

   Additionally, under the terms of the Acquisition and Disposition Services Agreement, IPT is required to inform Insignia of certain opportunities to invest in commercial properties and may not invest in such properties without the prior consent of Insignia. See "Acquisition and Disposition Services Agreement -- Agreement Regarding Certain Real Estate Opportunities."

OPERATING STRATEGIES

   Once interests in multifamily residential properties have been acquired (including those in the Controlled Partnerships previously acquired), IPT has broad powers to take such actions as the IPT Board deems necessary to enhance returns on its investments in such interests.

   As required by the Partnership Agreement, IPT intends to retain Insignia to manage all of the real properties controlled by IPT. Historically, upon the acquisition of limited partner interests in a real estate limited partnership in which Insignia or MAE controlled the general partner, Insignia has continued its strategy of working to increase the value of, and cash flow generated by, such partnership's assets. IPT believes that Insignia's property management capabilities contribute significantly to the potential benefit of owning interests in real estate limited partnerships. IPT believes that Insignia has been able to manage such partnerships at a net cost to the partnerships that is lower than that charged by predecessor managers, and has traditionally achieved improvements in property operations compared to the predecessor managers.

   IPT expects that the general partners of each of the Controlled Partnerships, and of any other real estate limited partnerships in which IPT may acquire interests, will seek and review opportunities to engage in transactions which may enhance returns to the partnership's limited partners. In that regard,

IPT expects that the general partners will carefully consider any suggestions or proposals that IPT may make. IPT believes that possible future transactions which may be proposed to the general partner of a limited partnership include (i) payment of distributions, (ii) refinancing, reducing or increasing existing indebtedness of the limited partnership, (iii) sales of assets, individually or as part of a complete liquidation of the limited partnership and (iv) mergers or other consolidation transactions involving the limited partnership. Any such merger or consolidation transaction could involve other limited partnerships in which IPT, Insignia or their respective affiliates serve as general partner, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of IPT or Insignia). In any such merger or consolidation, limited partners might receive cash, IPT Common Shares, OP Units or other securities or consideration. There can be no assurance, however, as to when or whether any of the transactions referred to above might occur. A merger or other consolidation transaction and certain kinds of other extraordinary transactions would require a vote of the limited partners in the subject limited partnership, and by holding a substantial number of units of limited partner interests in the partnership, IPT, as general partner of IPLP, will be able to influence (and in some instances may be able to control) the outcome of such a vote.

INVESTMENT POLICIES

   IPT expects to invest primarily in multifamily residential real estate located in the United States. Such investments will be made not only through the acquisition of general and limited partner interests in limited partnerships, but also through acquisitions of direct and indirect fee interests. Although it has no current plans to do so, IPT may also invest in debt secured by mortgages and other real estate-related interests. IPT has no present intention to invest in commercial real estate except to the extent the Controlled Partnerships currently own commercial property and any commercial properties that may be acquired incidentally to the acquisition of multifamily residential portfolios. In addition, although it has no current intention to do so, IPT has the authority to invest in real estate interests outside of the United States.

   Subject to the percentage ownership limitations and gross income and asset tests which must be satisfied to qualify as a REIT (See "Federal Income Tax Considerations--Taxation of IPT"), IPT may in the future acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with IPT's investment policies.

   Subject to the REIT qualification requirements, there is no limitation on the percentage of IPT's total assets that may be invested in any one investment. The IPT Board may establish such limitations as it deems appropriate from time to time without a vote of the shareholders. No limits have been set on the number of limited partnerships in which IPT will seek to invest, or on the concentration of investment in any one limited partnership or in any geographic area.

   IPT may invest its cash in certain short-term investment grade instruments. Such investments may be in interest-bearing bank accounts, certificates of deposit, money-market securities, United States government securities, mortgage-backed securities guaranteed by the Government National Mortgage Association, mortgages insured by the Federal Housing Administration or guaranteed by the Veterans Administration, mortgage loans, mortgage loan participations and certain other similar investments. IPT's ability to make certain of these investments may be limited by tax considerations.

   IPT may, but does not presently intend to, make investments other than as previously described. IPT has the authority to offer IPT Common Shares or other senior securities in exchange for property and to repurchase or otherwise reacquire IPT Common Shares or any other securities, and may engage in such activities in the future. In addition, IPT may cause IPLP to offer OP Units in exchange for property. IPT has not made any loans to other entities or persons, including trustees and officers of IPT, although it may do so in the future, including investments in debt instruments as described above. In addition, IPT may make loans secured by real estate, including without limitation loans to the Controlled Partnerships. At all times, IPT intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, in light of changed circumstances, the IPT Board determines that it is no longer in the best interests of IPT and its shareholders to qualify as a REIT.

FINANCING POLICIES

   In the second and third quarters of 1997, IPT raised approximately $62 million in the Private Offerings. Additionally, IPLP has obtained the IPT Line of Credit, in the principal amount of $50 million. See "IPT Line of Credit."

   In the future, IPT may raise capital through public offerings or private placements of its equity and debt securities. IPT may determine to finance acquisitions through the issuance of its own securities or through the issuance of OP Units to the selling entities, if such transactions otherwise satisfy IPT's investment criteria. IPT also has the authority to repurchase or otherwise reacquire IPT Common Shares or any other securities and may determine to do so in the future.

   IPT may incur indebtedness when, in the opinion of the IPT Board, it is advisable to do so. IPT may, from time to time, negotiate additional lines of credit or arrange for other short-term borrowings from banks or elsewhere. IPT may also arrange for long-term borrowings from banks or other institutional investors, or through a public offering of debt securities. Such borrowings may be for general corporate purposes, to improve or expand existing investments, to make additional investments or to fund any shortfall of cash necessary to meet its REIT cash distribution requirements that could arise if its taxable income exceeds its cash available for distribution. IPT's Declaration of Trust and other corporate governance documents impose no limit on the amount of indebtedness that IPT may incur.

   Although IPT has no present intention to issue senior equity securities, its Declaration of Trust authorizes the IPT Board to issue up to 100,000,000 Preferred Shares in series having such preferences, voting powers and other rights as the IPT Board may determine, and IPT may in the future issue senior securities to fund property acquisitions or in connection with a merger or other business acquisition or for any other corporate purposes.

CONFLICT OF INTEREST POLICIES

   IPT has adopted certain policies designed to minimize potential conflicts of interest. The IPT Board is subject to certain provisions of Maryland law described below, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders of IPT.

   IPT's Declaration of Trust authorizes IPT to enter into transactions, agreements or other arrangements with any person or business entity even though one or more trustees or officers of IPT may be a party to such agreement or an officer, director, shareholder, partner, member, trustee or affiliate of such other party, and no such agreement or transaction is void or voidable solely by reason of the existence of any such relationship, if either (i) the existence of such relationship is disclosed or known by (A) the IPT Board and the agreement or transaction is approved by a majority of the disinterested members of the IPT Board, or (B) the shareholders of IPT, and the agreement or transaction is approved by a majority of the shareholders entitled to vote other than the interested trustee or other party, or (ii) the agreement or transaction is fair to IPT.

   Additionally, under IPT's Declaration of Trust, each trustee of IPT is required to discharge his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interest of IPT.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

   IPT has authority to offer its shares of beneficial interest or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its shares of beneficial interest or any other securities and may engage in such activities in the future. Similarly, IPT may cause IPLP to offer OP Units in exchange for cash or other property. IPT also may make loans to IPLP. As described under "Shares Available for Future Sale" and "The Partnership Agreement of IPLP--Redemption Rights," IPT may (but is not obligated to) issue IPT Common Shares to holders of OP Units upon exercise of their redemption rights, subject to certain restrictions and limitations. IPT has not made loans to any entities or persons, including its officers and trustees. IPT has not engaged in underwriting or agency distribution of the securities of other issuers and does not intend to do so. IPT makes and intends to continue to make investments in such a way that it will not be treated as an investment company under the Investment Company Act.

   IPT intends to make investments in a manner consistent with the requirements of the Code for IPT to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in treasury regulations promulgated thereunder), the IPT Board determines that it is no longer in the best interests of IPT to qualify as a REIT.

   IPT's policies with respect to such activities may be reviewed and modified from time to time by the IPT Board without the vote of the shareholders of IPT.

PROPERTIES

   The following is a summary of certain information with respect to the properties owned by the IPT Partnerships.

                                  PROPERTIES

   The following table sets forth the number of properties, the primary use and units, the average annual rental rate and average occupancy for each IPT Partnership as of December 31, 1997.

                                                                                         AVERAGE
                                        NUMBER OF                                     RENTAL ANNUAL       AVERAGE
         NAME OF PARTNERSHIP           PROPERTIES         PRIMARY USE/UNITS        RATES/PER UNIT 1997   OCCUPANCY
------------------------------------  ------------ ------------------------------  ------------------- -----------
Consolidated Capital Growth Fund ....        4     Apartment/1,647 units               $7,124/unit         92.3%
Consolidated Capital Institutional ..       15(b)  12.5 Apartment/3,556 units          $7,466/unit         91.7%
 Properties(a).......................              2.5 Commercial/320,764 sq. ft.     $13.87/sq. ft.       80.3%
Consolidated Capital Institutional ..       11     4 Apartment/856 units               $7,736/unit         93.2%
 Properties/2(c).....................              7 Commercial/882,985 sq. ft.       $14.58 sq. ft.       92.8%
Consolidated Capital Institutional ..       10     8 Apartment/1,661 units             $7,851/unit         94.9%
 Properties/3........................              2 Commercial/277,000 sq. ft.       $6.26 sq. ft.        92.9%
Consolidated Capital Properties III .        4     3 Apartment/468 units              $10.81/sq. ft.       94.0%
                                                   1 Commercial/79,000 sq. ft.         $6,160/unit         93.6%
Consolidated Capital Properties IV ..       17(d)  Apartment/4,259 units               $6,816/unit         94.0%
Consolidated Capital Properties V ...        3     2 Apartment/454 units               $7,211/unit         94.6%
                                                   1 Commercial/85,727 sq. ft.        $14.74/sq. ft.       95.0%
Consolidated Capital Properties VI ..        1     Apartment/261 units                 $6,517/unit         88.0%
Shelter Properties I Limited                 4     Apartment/806 units                 $6,357/unit         94.3%
 Partnership.........................
Shelter Properties II Limited                3     Apartment/853 units                 $6,650/unit         94.6%
 Partnership.........................
Shelter Properties III Limited               4     Apartment/830 units                 $6,754/unit         92.6%
 Partnership.........................
Shelter Properties IV Limited                3     Apartment/1,620 units               $7,014/unit         94.6%
 Partnership.........................
Shelter Properties V Limited                 7     Apartment/1,944 units               $7,083/unit         93.1%
 Partnership.........................
Shelter Properties VI Limited                6     Apartment/1,457 units               $7,093/unit         93.9%
 Partnership.........................
Shelter Properties VII Limited               2     Apartment/566 units                 $6,922/unit         91.7%
 Partnership.........................
National Property Investors III .....        3     Apartment/1,092 units(e)            $7,852/unit         96.2%
National Property Investors 4  ......        1     Apartment/722 units                 $9,136/unit         95.2%
National Property Investors 5  ......     3.24(f)  Apartment/1,033 units               $5,485/unit         91.7%
National Property Investors 6  ......     6.76(g)  Apartment/2,129 units               $6,316/unit         90.8%
National Property Investors 7  ......        5     Apartment/1,122 units               $6,746/unit         93.1%
National Property Investors 8  ......        2     Apartment/672 units                 $7,123/unit         91.9%

                               69

                                                                                         AVERAGE
                                        NUMBER OF                                     RENTAL ANNUAL       AVERAGE
         NAME OF PARTNERSHIP           PROPERTIES         PRIMARY USE/UNITS        RATES/PER UNIT 1997   OCCUPANCY
------------------------------------  ------------ ------------------------------  ------------------- -----------
Century Properties Fund XIV..........       3      3 Apartment/850 units               $6,970/unit         93.3%
Century Properties Fund XV...........       2      2 Apartment/962 units               $7,898/unit         94.5%
Century Properties Fund XVI..........       2      Apartment/472 units                 $6,232/unit         95.2%
Century Properties Fund XVII  .......       5      Apartment/1,993 units               $6,548/unit         95.2%
Century Properties Fund XVIII .......       2      Apartment/724 units                 $6,349/unit         94.7%
Century Properties Fund XIX..........       8      Apartment/2,278 units               $7,297/unit         91.9%
Century Properties Growth Fund XXII .       9      Apartment/2,895 units               $7,438/unit         93.2%
Johnstown/Consolidated Income               3 (h)  1 Apartment/158 units               $5,858/unit         97.0%
 Partners............................              2 Commercial/144,094 sq. ft.       $9.38/sq. ft.        81.0%
Davidson Growth Plus, L.P. ..........       3      Apartment/688 units(i)              $7,794/unit         93.1%
Multi-Benefit Realty Fund '87-1  ....       3      Apartment/778 units                 $6,571/unit         92.7%
Fox Strategic Housing Income                2      Apartment/344 units                 $9,154/unit         93.0%
 Partners ...........................
DavidsonDiversified RealEstate II,          5      4 Apartments/1,341 units            $6,025/unit         90.2%
 L.L.P. .............................              1 Commercial/129,000 sq. ft.       $8.93/sq. ft.        71.0%
Angeles Income Properties, Ltd. II  .       4 (j)  3 Apartments/780 units              $8,162/unit         96.6%
                                                   1 Commercial/169,168 sq. ft.       $4.46/sq. ft.        91.0%
Angeles Income Properties Ltd. IV ...       2      2 Commercial/347,000 sq. ft.       $9.48/sq. ft.        90.5%
Angeles Income Properties Ltd. 6 ....       7      5 Residential/1,209 units           $4,872/unit         91.9%
                                                   2 Commercial/251,000 sq. ft.       $6.19/sq. ft.        84.4%
Angeles Opportunity Properties,             2      2 Apartments/352 units              $6,563/unit         97.7%
 Ltd.................................
Angeles Partners IX..................       5      5 Apartments/1,441 units            $5,482/unit         91.7%
                                            7

Angeles Partners XII.................      10 (k)  9 Apartments/2,855 units            $7,383 unit         89.2%
                                                   1 Commercial/103,473 sq. ft.       $11.40/sq. ft.       53.0%
Davidson Income Real Estate, Ltd.  ..       4      4 Apartments/900 units(i)           $8,500/unit         92.4%
HCW Pension Real Estate Fund L.P.  ..       2      1 Apartment/269 units               $7,751/unit         84.0%
                                                   1 Commercial/102,000 sq. ft.       $13.80/sq. ft.       74.0%
Woodhaven Associates, L.P. ..........       1      Apartment/208 units                 $6,082/unit         94.4%

------------
(a) Includes properties owned by Consolidated Capital Equity Properties, L.P. ("CCEP") in which Consolidated capital Institutional Properties has a beneficial ownership interest as a result of its ownership of a significant amount of CCEP's debt securities.
(b)    One property includes both commercial and residential space.
(c) Includes properties owned by Consolidated Capital Equity Properties/Two, L.P. ("CCEP2") in which Consolidated Capital Institutional Properties/2 has a beneficial ownership interest as a result of its ownership of a significant amount of CCEP2's debt securities.
(d) The partnership originally acquired 48 properties. Of which 11 were sold, ten were conveyed to lenders in lieu of foreclosure, and nine were foreclosed upon by the lenders in the fiscal years prior to 1996. In February of 1996, the partnership lost an additional property through foreclosure. As of December 31, 1997, the partnership owned 17 apartment complexes and held one note receivable on a sold property.
(e) In January 1997, the partnership acquired co-tenant's 10% interest in 304 of the 1,092 units for $50,000.
(f) The partnership is a tenant in common with National Property Investors 6 on a property consisting of 576 units; 138 units represents the partnership's pro rata share.
(g) The partnership is a tenant in common with National Property Investors 5 on a property consisting of 576 units; 438 units represent the partnership's pro-rata share; the partnership owns 75.972% subject to a first mortgage.
(h) The partnership originally acquired four properties and funded five loans. At December 31, 1997, the partnership owned three properties.
(i) One apartment property (320 units) is held through a joint venture 82.5% owned by Davidson Growth Plus, L.P. and 17.5% owned by Davidson Income Real Estate, Ltd.
(j) Does not include a 14.4% interest in a golf course held by the partnership.
(k) Does not include a 44.5% interest in a golf course held by the partnership.

                              TAXES/DEPRECIATION

   The following table sets forth the aggregate gross carrying value, the aggregate accumulated depreciation, the range and method of depreciation, and the aggregate federal tax basis of the properties owned by the IPT Partnerships as of December 31, 1997 (all in thousands) and the aggregate 1997 taxes and tax rate paid by the IPT Partnerships.

                                      AGGREGATE                                            AGGREGATE
                                        GROSS       AGGREGATE                               FEDERAL     AGGREGATE    1997
                                       CARRYING    ACCUMULATED      RANGE OF                  TAX         1997       TAX
             PARTNERSHIP                VALUE      DEPRECIATION   DEPRECIATION    METHOD     BASIS        TAXES      RATE
-----------------------------------  ----------- --------------  -------------- --------  ----------- -----------  -------
Consolidated Capital Growth Fund ...   $ 42,258      $22,630        5-19 yrs.      S/L      $23,838      $  587      1.20%
                                                                    5-22 yrs.
Consolidated Capital Institutional
 Properties.........................    143,150       80,760        3-18 yrs.      S/L       67,337       1,663      2.67%
                                                                    5-25 yrs.
Consolidated Capital Institutional
 Properties/2.......................     99,369       59,501        1-20 yrs.      S/L       51,694       1,196      2.37%
                                                                    3-20 yrs.
Consolidated Capital Institutional
 Properties/3.......................     63,326       15,474        3-20 yrs.      S/L       56,544         860      1.37%
                                                                    5-25 yrs.
Consolidated Capital Properties
 III................................     14,209        9,624        3-15 yrs.      S/L        8,259         215      1.72%
                                                                    5-19 yrs.
Consolidated Capital Properties IV .    130,653       98,490        5-15 yrs.      S/L       36,698       1,900      1.81%
                                                                    5-40 yrs.
Consolidated Capital Properties V ..     20,993       14,057        5-19 yrs.      S/L        9,074         460      5.08%
ConsolidatedCapitalProperties IV ...      9,866        3,641        5-30 yrs.      S/L        5,558         113      4.42%
Shelter Properties I Limited
 Partnership........................     19,927       13,590        5-30 yrs.      S/L        7,574         238      2.27%
                                                                    5-37 yrs.
Shelter Properties II Limited
 Partnership........................     24,806       15,996        5-35 yrs.      S/L        5,263         400      2.49%
                                                                    5-38 yrs.
Shelter Properties III Limited
 Partnership........................     25,880       14,229        5-36 yrs.      S/L        3,842         346      8.56%
                                                                    5-32 yrs.
Shelter Properties IV Limited
 Partnership........................     59,996       32,269        5-30 yrs.      S/L        7,981         777      1.86%
                                                                    5-36 yrs.
Shelter Properties V Limited
 Partnership........................     75,253       40,464        5-27 yrs.      S/L       13,006         806      2.02%
                                                                    5-34 yrs.
Shelter Properties VI Limited
 Partnership........................     52,209       24,751        5-27 yrs.      S/L       16,536         912      2.37%
                                                                    5-35 yrs.
Shelter Properties VII Limited
 Partnership........................     21,447        9,906        5-29 yrs.      S/L        9,974         181      4.24%
                                                                    5-39 yrs.
National Property Investors III ....     35,484       23,509       5-27.5 yrs.     S/L       11,916         684      4.02%
National Property Investors 4 ......     26,047       17,946       5-27.5 yrs.     S/L        3,809         467      4.32%
National Property Investors 5 ......     29,093       20,711       5-27.5 yrs.     S/L        4,161         233      2.13%
National Property Investors 6 ......     64,370       41,579       5-27.5 yrs.     S/L       15,384         454      3.35%
National Property Investors 7 ......     45,426       24,079       5-27.5 yrs.     S/L       12,938         380      1.64%
National Property Investors 8 ......     30,036       15,084        5-27 yrs.      S/L       12,921         451      4.07%
                                                                    5-29 yrs.
Century Properties Fund XIV.........     26,659       14,074        5-30 yrs.      S/L        7,524         306      2.06%
Century Properties Fund XV..........     39,884       18,559        5-30 yrs.      S/L       19,480         735      2.70%

                               71

                                      AGGREGATE                                            AGGREGATE
                                        GROSS       AGGREGATE                               FEDERAL     AGGREGATE    1997
                                       CARRYING    ACCUMULATED      RANGE OF                  TAX         1997       TAX
             PARTNERSHIP                VALUE      DEPRECIATION   DEPRECIATION    METHOD     BASIS        TAXES      RATE
-----------------------------------  ----------- --------------  -------------- --------  ----------- -----------  -------
Century Properties XVI..............    14,947         7,303        5-30 yrs.      S/L        2,452         246      2.76%
Century Properties XVII.............    66,141        30,323        5-30 yrs.      S/L       14,022         761      3.45%
Century Properties XVIII ...........    26,859         9,777        5-30 yrs.      S/L        8,581         473      2.09%
Century Properties XIX..............    95,841        40,016        5-30 yrs.      S/L       26,644       1,136      1.95%
Century Properties Growth Fund XXII    130,980        52,090        5-30 yrs.      S/L       48,019       1,647      2.20%
Johnstown/Consolidated Income
 Partners ..........................    13,092         6,193        5-19 yrs.      S/L        7,629         162      2.17%
                                                                    5-28 yrs.
Davidson Growth Plus, L.P. .........    23,756         9,160        5-25 yrs.      S/L       21,165         448      2.69%
Multi-Benefit Realty Fund '87-1  ...    23,943        10,913        5-30 yrs.      S/L       16,121         343      3.51%
Fox Strategic Housing Income  ......    21,364         6,416        5-30 yrs.      S/L       14,633         271      4.29%
Davidson Diversified Real Estate
 II, L.P. ..........................    44,544        21,263        5-25 yrs.      S/L       17,260         741      3.36%
Angeles Income Partners, Ltd. II  ..    35,800        24,462        5-20 yrs.      S/L        8,026         560      2.40%
Angeles Income Properties, Ltd. IV      23,368        12,569        5-20 yrs.      S/L       14,515         190      1.39%
Angeles Income Properties, Ltd. 6  .    36,223         8,650        5-40 yrs.      S/L       35,166         821      3.69%
Angeles Opportunity Partners, Ltd.       8,294         1,914        5-40 yrs.      S/L        7,134         224      2.84%
Angeles Partners IX.................    36,860        22,719        5-19 yrs.      S/L       16,797         409      3.56%
                                                                    5-25 yrs.
Angeles Partners XII................   100,619        60,629        5-40 yrs.      S/L       38,099       2,156      3.10%

Davidson Income Real Estate, L.P. ..    24,287        10,149        5-25 yrs.      S/L       17,796         424      2.63%
HCW Pension Real Estate Fund .......    15,391         4,892        5-25 yrs.      S/L       11,832         397      9.61%
                                                                    5-40 yrs.
Woodhaven Associates, L.P...........     5,288         3,162        5-30 yrs.      S/L          552          81      1.36%

                                  MORTGAGES

   The following table sets forth the aggregate principal balance outstanding on the mortgages of each IPT Partnership, the range of interest on and maturities of such mortgages and the aggregate balance due at maturity as of December 31, 1997.

                                        AGGREGATE PRINCIPAL                                     AGGREGATE BALANCE
              PARTNERSHIP                   OUTSTANDING      RANGE OF INTEREST    MATURITIES     DUE AT MATURITY
--------------------------------------  ------------------- -----------------  --------------- -----------------
Consolidated Capital Growth Fund ......       $30,690           6.95-7.33%       11/03; 12/05        $30,690
Consolidated Capital Institutional ....        27,581              6.95%            12/05             24,200
Properties
Consolidated Capital Institutional ....        32,905           7.33-9.88%       06/00; 11/03         31,528
Properties/2
Consolidated Capital Institutional ....        30,525           6.95-7.33%       11/93; 12/05         30,525
Properties/3
Consolidated Capital Properties III ...         4,200              7.33%            11/03              4,200
Consolidated Capital Properties IV ....        71,191           6.95-10.50%      12/98; 12/05         69,071
Consolidated Capital Properties V .....        11,145           7.33-9.125%      10/03; 06/04         10,018
Consolidated Capital Properties VI ....         4,407              9.50%            05/01              4,512
Shelter Properties I Limited
 Partnership...........................        11,470           7.33-7.60%       11/02; 11/03         10,888
Shelter Properties II Limited
 Partnership...........................         8,549              7.60%            11/02              7,370
Shelter Properties III Limited
 Partnership...........................         8,276           7.60-7.83%       11/02; 10/03          7,228
Shelter Properties IV Limited
 Partnership...........................        24,067              7.60%            11/02             20,669
Shelter Properties V Limited
 Partnership...........................        31,513          7.33-10.375%      02/99; 12/16         23,787
Shelter Properties VI Limited
 Partnership...........................        26,790              7.60%            11/02             23,008
Shelter Properties VII Limited
 Partnership...........................        11,116           7.50-7.83%       03/01; 10/03         10,287
National Property Investors III .......        24,414           7.13-9.87%     07/01; 01/08(a)        23,602
National Property Investors 4..........        19,300              7.33%           11/01/03           19,300
National Property Investors 5..........        11,704           8.50%-9.00%      02/01; 07/03         10,658
National Property Investors 6..........        26,135              7.33%            11/03             26,135
National Property Investors 7..........        20,284           7.33%-8.56%      02/01; 11/03         20,157
National Property Investors 8..........        10,924           7.33%-9.85%      02/02; 11/03         10,611
Century Properties Fund XIV............        16,067              9.88%            07/01             15,551
Century Properties Fund XV.............        19,023            7.33-9.6%       07/01; 11/03         18,529
Century Properties Fund XVI............         7,422              7.88%            01/06              6,618
Century Properties Fund XVII...........        37,334         7.875-8.630%(b)    07/99; 07/05         39,574
Century Properties Fund XVIII..........        18,550           7.36%-8.25%      01/99; 10/04         17,605
Century Properties Fund XIX............        60,900           7.33-8.33%       01/03; 01/06         56,462
Century Properties Growth Fund XXII ...        72,603          7.33-7.93%(c)     12/99; 02/06         66,036
Johnstown/Consolidated Income
 Partners..............................         2,325              7.33%            11/03              2,325
Davidson Growth Plus, L.P..............        12,270           7.60-7.83%       11/02; 10/03         10,750
Multi-Benefit Realty Fund 87-1.........        12,285           7.33-8.30%       10/00; 11/03         12,075
Fox Strategic Housing Income Partners .         7,836              10.9%            08/98               8713
Davidson Diversified Real Estate II,
 L.P...................................        26,807               (d)           1/00 12/09          22,185
Angeles Income Properties, Ltd. II ....        18,197            733-7.83%          11/03             16,812

                               73

                                        AGGREGATE PRINCIPAL                                     AGGREGATE BALANCE
              PARTNERSHIP                   OUTSTANDING      RANGE OF INTEREST    MATURITIES     DUE AT MATURITY
--------------------------------------  ------------------- -----------------  --------------- -----------------
Angeles Income Properties, Ltd. IV ....        15.221              9.75%            10/06            12,955
Angeles Income Properties, Ltd. 6 .....        23,374           7.33-10.07%       9/99; 7/19         17,826
Angeles Opportunity Properties, Ltd. ..         5,432           7.33-7.83%       10/03; 11/03         5,293
Angeles Partners IX....................        19,768           7.33-10.13%      8/02; 11/03         18,258
Angeles Partners XII...................        72,105           7.83-10.5%       01/02; 05/05        63,822
Davidson Diversified Real Estate,
 L.P...................................        12,011            7.33-7.83       11/02; 10/03        11,278
HCW Pension Real Estate Fund...........            --               --                --                 --
Woodhaven Associates, L.P..............         3,787              10.5%            4/1/24               --

------------
(a) One property (304 units) has a mortgage that matured on September 1, 1996, and an extension was obtained through December 31, 1997. The partnership continues to pay debt service to the lender while alternate financing is arranged.
(b) One property has zero coupon note; discounted at an effective interest rate of 10.247%.
(c) One property with a principal balance of $2,840,000 bears interest at LIBOR plus 3.75%; the other properties range in interest from 7.33% to 7.93%.
(d) Adjusted rate based on 75% of interest rate on new-issue long-term A-rate utility bonds as determined on first day of each calendar year. The rate at December 31, 1997 was 5.385%. Rates on the other properties ranged from 7.50% to 10.125%.

LEGAL PROCEEDINGS

   In connection with the tender offers commenced on August 28, 1997 (the "Initial Tender Offers"), IPT, IPLP, Insignia and IPLP Acquisition were named as defendants in several lawsuits regarding the terms of and circumstances surrounding these tender offers. IPT and its affiliates believe that the allegations contained in each of the complaints are without merit and intend to vigorously contest each action.

   1. On September 8, 1997, persons claiming to own units of limited partner interest in the partnerships (the "Initial Tender Offer Partnerships") with respect to which IPLP Acquisition commenced the Initial Tender Offers filed a Complaint (the "San Mateo Complaint") with respect to a purported class action and derivative suit in the Superior Court for the State of California for the County of San Mateo seeking, among other things, an order requiring corrections to the disclosures in the tender offer documents and enjoining the Initial Tender Offers, an order requiring the defendants to disclose their fiduciary duties to the limited partners of the Initial Tender Offer Partnerships by seeking other transactions that would maximize value for the limited partners of the Initial Tender Offer Partnerships and compensatory damages.

   The San Mateo Complaint applies to each of the Initial Tender Offers. The San Mateo Complaint names as defendants IPLP Acquisition, Insignia, IPLP, IPT, the corporate general partner of each Initial Tender Offer Partnership, which in each case is wholly-owned by IPT, and one individual who is an officer and director of Insignia. The San Mateo Complaint contains allegations that, among other things, the defendants have intentionally mismanaged the Initial Tender Offer Partnerships and acted contrary to the limited partners' best interests, through use of non-public material information gained as a result of the relationship between IPLP Acquisition and the Initial Tender Offer Partnerships and thus continue the revenue derived by Insignia from the Initial Tender Offer Partnerships, while at the same time reducing the demand for the Initial Tender Offer Partnerships' units in the limited resale market for the units by artificially depressing the trading prices for the units in order to create a favorable environment for the Initial Tender Offers. In the San Mateo Complaint, the plaintiffs also allege that, as a result of the Initial Tender Offers, IPLP Acquisition will acquire effective voting control over the Initial Tender Offer Partnerships at highly inadequate prices, and that the offers to purchase and related tender offer documents contain numerous false and misleading statements and omissions of material facts. The alleged misstatements and omissions concern, among things, the advantages to limited partners of tendering units pursuant to the Initial Tender Offers; the description of the estimated liquidation value in the offers to purchase and the estimated expenses that were taken into account in computing that value; the true financial condition of the Initial Tender Offer Partnerships and the ability to sell or refinance any of the Initial Tender Offer Partnerships' properties; the factors affecting the likelihood that properties owned by the Initial Tender Offer Partnerships will be sold or liquidated in the near future; the liquidity and value of the units; the limited secondary market for units; and the true nature of the market for the underlying assets.

   On September 24, 1997, the plaintiffs in this action made an ex parte application to the court seeking a temporary restraining order prohibiting IPLP Acquisition from purchasing units tendered pursuant to the Initial Tender Offers. The court denied the application on the same afternoon. In January 1998, the plaintiffs agreed to discontinue this action, and on March 3, 1998 formal discontinuance documents were filed with the court.

   2. On September 8, 1997, persons claiming to own units in the Initial Tender Offer Partnerships filed a Complaint (the "Delaware Complaint") with respect to a purported class action and derivative suit in the Court of Chancery in the State of Delaware in and for New Castle County seeking, among other things, compensatory damages, a declaration that the defendants have breached their fiduciary duties to the limited partners of the Initial Tender Offer Partnerships, an order directing the defendants to carry out their fiduciary duties and an order enjoining the Initial Tender Offers.

   The Delaware Complaint applies to each of the Initial Tender Offers. The Delaware Complaint names as defendants IPLP Acquisition, Insignia and IPLP. The Delaware Complaint contains allegations that, among other things, the defendants have intentionally mismanaged the Initial Tender Offer Partnerships and acted contrary to the limited partners' best interests, by manipulating the limited partners into selling their units pursuant to the Initial Tender Offers for substantially lower prices than the units are worth. In the Delaware Complaint, the plaintiffs also allege that, as a result of the Initial Tender Offers and in light of the acknowledged conflict of interest between IPLP Acquisition and the corporate general partners of the Initial Tender Offer Partnerships, Insignia breached its duty to provide an independent analysis of the fair market value of the units in the offers to purchase and the related tender offer materials (including the Schedule 14D-9 filed with the Commission on August 28, 1997 by the corporate general partner of each Initial Tender Offer Partnership). The Delaware Complaint contains further allegations that, among other things, the defendants failed to appoint a disinterested committee to review the Initial Tender Offers, and therefore, did not adequately consider other alternatives available to the limited partners (such as a liquidation or auction of the Initial Tender Offer Partnerships or their assets), resulting in an offer that may not be in the best interests of the Initial Tender Offer Partnerships and the limited partners thereof.

   In January 1998, the plaintiffs agreed to discontinue this action, and on February 27, 1998 this action was dismissed.

   3. On September 10, 1997, persons claiming to own units of limited partner interest in the Initial Tender Offer Partnerships filed a complaint with respect to a purported class action and derivative suit in the Superior Court for the State of California for the County of Alameda (the "Heller Complaint") seeking, among other things, an order enjoining the Initial Tender Offers, an order requiring the defendants to discharge their fiduciary duties to the limited partners of the Initial Tender Offer Partnerships by, among other things, engaging independent persons to act in the best interest of the limited partners and by seeking other transactions that would maximize value for the limited partners, an order requiring the defendants to explore other alternatives to the Initial Tender Offers and compensatory damages.

   The Heller Complaint applies to each of the Initial Tender Offers. The Heller Complaint names as defendants IPLP Acquisition, Insignia, IPLP, IPT and the corporate general partner of each Initial Tender Offer Partnership. The Heller Complaint contains allegations that, among other things, the defendants have intentionally mismanaged the Initial Tender Offer Partnerships and acted contrary to the limited partners' best interests, through use of non-public material information gained as a result of the relationship between IPLP Acquisition and the corporate general partners of the Initial Tender Offer Partnerships, and failed to adequately consider other alternatives available to the Initial Tender Offer

Partnerships, such as a sale or liquidation of the Initial Tender Offer Partnerships' properties, or to hire an independent person to advise the corporate general partners as to such alternatives. In the Heller Complaint, the plaintiffs also allege that, as a result of the Initial Tender Offers, IPLP Acquisition will acquire effective voting control over the Initial Tender Offer Partnerships at highly inadequate prices, and that the offers to purchase and related tender offer documents contain numerous false and misleading statements and omissions of material facts. The alleged misstatements and omissions concern, among other things, the advantages to limited partners of tendering units pursuant to the offers; the true financial condition of the Initial Tender Offer Partnerships and their ability sell or refinance any of the Initial Tender Offer Partnerships' properties; the factors affecting the likelihood that properties owned by the Initial Tender Offer Partnerships will be sold or liquidated in the near future; the liquidity and value of the units of limited partner interest in the Initial Tender Offer Partnerships; the limited secondary market for units of limited partner interest in the Initial Tender Offer Partnerships; the true nature of the market for the underlying assets; and the true intentions of IPT and its affiliates with respect to the units of limited partner interest in the Initial Tender Offer Partnerships.

   In January, 1998 the plaintiffs agreed to discontinue this action, and on February 11, 1998 this action was formally dismissed with prejudice.

   4. On March 24, 1998, an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. was filed in the Superior Court of the State of California for the County of San Mateo, in which the plaintiffs named as defendants, among others, IPT, IPLP and Insignia. The complaint purports to assert claims on behalf of the limited partners of 55 of the Controlled Partnerships and derivatively on behalf of the Controlled Partnerships named in the complaint, which are also named as nominal defendants. The complaint challenges (i) the acquisition of interests in the general partners of the named Controlled Partnerships by Insignia and its affiliates, (ii) various past tender offers commenced by affiliates of Insignia and IPT to acquire units of limited partner interest in the Controlled Partnerships named in the complaint, (iii) the management of the named Controlled Partnerships by Insignia and its affiliates and (iv) the proposed Insignia/AIMCO Merger.

   The complaint seeks monetary damages and equitable relief, including the dissolution of the Controlled Partnerships named in the complaint. IPT and Insignia believe that the allegations contained in the complaint are without merit and intend to vigorously contest this action.


    5. On July 30, 1998, an action entitled Everest Properties, LLC, et al. v. Insignia Financial Group, Inc., et al., was filed in the Superior Court of the State of California, County of Los Angeles. Plaintiffs are Everest Properties, LLC, Everest Properties II, LLC, KM Investments, LLC, KH Financial, Inc. and Millennium Investors, LLC. The complaint asserts eleven causes of action, including breach of contract and fiduciary duty, tortious interference with prospective economic advantage, interference with contract, unfair business practices, violations of California's Cartwright Act, and the respective Limited Partnership Acts of California, Delaware, South Carolina, Massachusetts and Missouri, under which the relevant limited partnerships are organized. The complaint names, among others, Insignia, IPT, IPLP, three wholly-owned subsidiaries of IPT (Angeles Realty Corporation, Angeles Realty Corporation II and ConCap Equities, Inc.) and 12 other entities alleged to be managing partners of the defendant limited partnerships.


   The action involves 44 of the Controlled Partnerships (each named as a defendant) in which the plaintiffs own interests and which Insignia or its affiliates allegedly manage or control (the "Subject Partnerships"). The plaintiffs allege that they have requested from, but have been denied by, each of the Subject Partnerships their respective lists of limited partners for the purpose of making tender offers to purchase up to 4.9% of the units of limited partner interest of each of the Subject Partnerships. The complaint also alleges that subsequent to denying plaintiffs' requests, certain of the defendants made tender offers to purchase units of limited partner interest in many of the Subject Partnerships, with the result that plaintiffs have been deprived of the benefits they would have realized from ownership of the additional units. Plaintiffs estimate compensatory damages to exceed $15 million. Additionally, plaintiffs are seeking punitive and treble damages based on their assertion that the defendants have willfully refused to turn over the limited partner lists. IPT and Insignia intend to vigorously contest this action.

          IPT FORMATION TRANSACTIONS AND CERTAIN RECENT DEVELOPMENTS

PREDECESSORS OF IPT AND IPLP

   In January 1996, Insignia organized Insignia Properties Corporation ("IPC"), a Delaware corporation, and Insignia NPI, L.L.C., a Delaware limited liability company ("Insignia-NPI"), for the purpose of entering into the NPI Transaction (as defined below). IPC was a wholly-owned subsidiary of Insignia, and Insignia-NPI was owned 99% by IPC and 1% by another wholly-owned subsidiary of Insignia. IPT is the successor by merger to IPC, and IPLP is the successor by merger to Insignia-NPI.

THE NPI TRANSACTION

   In January 1996, IPC and Insignia-NPI (and certain other affiliates of Insignia) entered into a series of related transactions (collectively, the "NPI Transaction") with National Properties Investors, Inc. ("NPI") and certain of its affiliates, pursuant to which:

   (1) IFGP Corporation, a wholly-owned subsidiary of Insignia ("IFGP"), acquired (i) all of the outstanding stock of NPI, which in turn owned controlling equity interests in various entities that controlled the sole or managing general partners of the following IPT Partnerships: National Property Investors II, National Property Investors III, National Property Investors 4, National Property Investors 5, National Property Investors 6, National Property Investors 7, National Property Investors 8, Century Properties Fund XIV, Century Properties Fund XV, Century Properties Fund XVI, Century Properties Fund XVII, Century Properties Fund XVIII, Century Properties Fund XIX, Century Properties Fund XX, Century Properties Growth Fund XXII, Century Pension Income Fund XXIII, Century Pension
Income Fund XXIV and Fox Strategic Housing Income Partners (collectively, the "NPI Partnerships"); and (ii) general partner interests in 83 private real estate limited partnerships and ten other public real estate partnerships which are in the process of dissolving.

   (2) Insignia-NPI acquired limited partner interests in certain of the NPI Partnerships.

   (3) Other affiliates of Insignia acquired all of the outstanding equity interests in NPI-AP Management, L.P., a property management company which provides property management services to most of the NPI Partnerships as well as other public and private real estate partnerships.

   (4) Insignia, IPC and Insignia-NPI entered into an agreement (the "NPI Indemnification Agreement") with the sellers of certain of the entities acquired by Insignia and its affiliates in the NPI Transaction, pursuant to which (i) such sellers agreed to indemnify Insignia, IPC, Insignia-NPI and their affiliates for certain losses they suffer which occurred during or are attributable to the period prior to the NPI Transaction, and (ii) Insignia, IPC and Insignia-NPI agreed to reimburse those sellers for certain losses they suffer which occurred or are attributable to the period after the NPI Transaction.

   (5) Insignia and Insignia-NPI entered into an agreement (the "Fox Indemnification Agreement") with the limited partners (the "Fox Principals") of an entity which is the non-managing general partner of an entity that controls the managing general partners of certain of the NPI Partnerships. Pursuant to the Fox Indemnification Agreement, Insignia and Insignia-NPI agreed to indemnify the Fox Principals for 25% of some (but not all) amounts that the Fox Principals may be required to contribute (directly or indirectly) to the capital of such NPI Partnerships in the future as a result of capital account deficit restoration obligations of the general partners of such NPI Partnerships which arose or relate to a time prior to the NPI Transaction.

   (6) Insignia-NPI entered into an agreement (the "Fox Reimbursement Agreement") with the Fox Principals pursuant to which Insignia-NPI agreed to reimburse the Fox Principals for any amounts received by Insignia-NPI in respect of the limited partner interests in certain of the NPI Partnerships, which amounts result from future capital contributions made by or on behalf of the Fox Principals to those NPI Partnerships.

   (7) Insignia assumed certain commitments (the "NPI Loan Commitments") established prior to the NPI Transaction, pursuant to which Insignia agreed to lend, under certain conditions, up to $500,000 to certain of the NPI Partnerships (not to exceed $2,600,000 in the aggregate) and $150,000 to certain other NPI Partnerships (not to exceed $6,000,000 in the aggregate) at interest rates not to exceed the prime rate plus 2%.

   (8) In June 1996, IPC acquired all of the outstanding capital stock of Fox Capital Management Corporation, which is a co-general partner of the entities that control the general partner of the NPI Partnerships.

   To finance its portion of the NPI Transaction, Insignia-NPI borrowed $72,837,798 from Insignia (the "NPI Loan"). Insignia subsequently assigned all of its rights under the NPI Loan to its wholly-owned financing subsidiary, Insignia Capital Corporation ("ICC").

FORMATION OF IPT AND IPLP

   Insignia organized IPT and IPLP in May 1996, and in December 1996 the following formation transactions were effected:

   (1) IPC was merged with IPT, with IPT being the surviving entity. As a result of that merger, IPT succeeded by operation of law to all of the assets and liabilities of IPC (including IPC's rights and obligations under the NPI Indemnification Agreement).

   (2) Insignia-NPI was merged with IPLP, with IPLP being the surviving entity. As a result of that merger, IPLP succeeded by operation of law to all of the assets and liabilities of Insignia-NPI (including the limited partner interests in the NPI Partnerships acquired in the NPI Transaction, the NPI Loan and Insignia-NPI's rights and obligations under the NPI Indemnification Agreement, the Fox Indemnification Agreement and the Fox Reimbursement Agreement).

   (3) IPT assumed IPLP's obligations under the NPI Loan, in exchange for which IPLP issued 7,283,780 OP Units to IPT. IPT in turn issued 7,283,780 IPT Common Shares to ICC in full satisfaction of the NPI Loan.

   (4) IPT assumed Insignia's obligations under the NPI Indemnification Agreement and under the NPI Loan Commitments. As of the date of this Proxy Statement/Prospectus, (i) there are no amounts outstanding related to the NPI Loan Commitments, and (ii) no indemnification claims have been made under the Indemnification Agreement (and IPT does not believe that any circumstances are likely to arise which would result in such a claim).

   (5) IPT issued 3,271,547 IPT Common Shares to Insignia in respect of Insignia's 100% ownership interest in IPT at the time.

   (6) Insignia caused NPI to assign to IPT all of NPI's equity interests in the entities that controlled the sole or managing general partners of the NPI Partnerships, valued (in the aggregate) at $1,002,870, in exchange for which IPT issued 100,287 IPT Common Shares to NPI.

   (7) Insignia caused IFGP to assign to IPT all of IFGP's equity interests in the entities that comprised the general partners of the Shelter Properties Partnerships (see "Glossary"), valued (in the aggregate) at $455,100, in exchange for which IPT issued 45,510 IPT Common Shares to IFGP.

   (8) MAE assigned to IPT all of the equity interests in the entities that comprised the general partners of the Consolidated Capital Partnerships (see "Glossary") and Davidson Growth Plus, L.P., valued (in the aggregate) at $4,668,070, in exchange for which IPT issued 466,807 IPT Common Shares to MAE.

   (9) Insignia and certain of its affiliates contributed to IPLP limited partner interests in certain of the Controlled Partnerships and equity interests in entities that owned limited partner interests in certain of the Controlled Partnerships, valued (in the aggregate) at $83,994,990, in exchange for which IPLP issued 8,399,499 OP Units to Insignia.

   (10) Insignia purchased 6,405 IPT Common Shares for $64,050 in cash. At the direction of Insignia, those IPT Common Shares were issued to and in the name of certain employees and affiliates of Insignia as bonus compensation. These shares were purchased and issued, in part, in order to satisfy the 100 shareholders requirement of the federal REIT tax rules.

   (11) Six executive officers and directors purchased an aggregate of 4,700 IPT Common Shares for $47,000 in cash. At the direction of those executive officers and directors, certain of those shares were issued to and in the name of members of their respective immediate families. These shares were purchased and issued, in part, in order to satisfy the 100 shareholders requirement of the federal REIT tax rules.

   (12) IPLP entered into an option agreement (the "Shelter IV Option Agreement") with certain affiliates of Insignia pursuant to which those affiliates of Insignia granted IPLP an option (the "Shelter IV Option") to acquire on or before December 31, 1997, 11,259 units of limited partner interest in Shelter Properties IV Limited Partnership in exchange for the issuance of 714,815 OP Units to Insignia.

   (13) IPT, IPLP and Insignia entered into an advisory agreement (the "Advisory Agreement") pursuant to which Insignia agreed to provide a broad range of services to IPT, including executive advisory, investment advisory, acquisition, administrative, financial and accounting services, for, among other things, the payment of an annual advisory fee.

CERTAIN RECENT DEVELOPMENTS

 Insignia/AIMCO Transaction

   On March 17, 1998, Insignia and AIMCO entered into the Insignia/AIMCO Merger Agreement (which was subsequently amended and restated as of May 26, 1998). Pursuant to the terms of the Insignia/AIMCO Merger Agreement (i) Insignia will be merged with and into AIMCO, (ii) AIMCO will succeed to all of Insignia's business regarding the ownership and management of multifamily residential properties, including Insignia's ownership of IPT Common Shares and OP Units and AIMCO will become the majority shareholder of, and control, IPT, and (iii) AIMCO has agreed to propose to acquire IPT by merger and to use its reasonable best efforts to effect such merger within three months after the effective time of the Insignia/AIMCO Merger, at a purchase price of not less than $13.25 per IPT Common Share payable in cash. AIMCO currently intends to effect such acquisition by causing IPT to be merged into a subsidiary of AIMCO. However, no assurance can be given that either the Insignia/AIMCO Merger or the IPT/AIMCO Merger will be consummated. See "Insignia/AIMCO Transaction."

 Termination of Advisory Structure

   From its formation in December 1996 until February 17, 1998, IPT operated as an externally advised REIT and Insignia served as the advisor to IPT pursuant to the Advisory Agreement. The Advisory Agreement was terminated in its entirety on February 17, 1998 (retroactive to January 1, 1998), without penalty to IPT, IPLP or Insignia, and certain provisions until then contained in the Advisory Agreement regarding the property management of the properties now or hereafter controlled by IPT and the provision of partnership administration services to the Controlled Partnerships and certain other business entities controlled by IPT in the future were incorporated into the Partnership Agreement effective as of the same date. See "The Partnership Agreement of IPLP--Property Management and Contract Loss Fee" and "The Partnership Agreement of IPLP--Partnership Administration." Also effective upon the termination of the Advisory Agreement, IPT, IPLP and Insignia entered into the Acquisition and Disposition Services Agreement, which also incorporates some of the provisions regarding real estate and real estate securities acquisition and disposition services previously contained in the Advisory Agreement. See "Acquisition and Disposition Services Agreement." Upon the termination of the Advisory Agreement, the twelve employees of Insignia who prior to that time had worked almost exclusively on matters concerning IPT became employees of IPT. Also effective on that date, certain key employees of Insignia received an aggregate of 510,000 restricted IPT Common Shares, which will vest ratably over a five-year period. See "Management -- Executive Compensation."

 MAE GP Merger

   Effective as of February 25, 1998, MAE GP, which until then was a wholly-owned subsidiary of MAE, was merged with and into IPT, with IPT surviving the merger (the "MAE GP Merger"). As consideration for the MAE GP Merger, IPT issued 344,609 IPT Common Shares to MAE valued for purposes of the





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MAE GP Merger at $10.53 per share. MAE GP owned or controlled equity interests in entities which comprised or controlled the general partners of 29 public and 61 private real estate limited partnerships (collectively, the "MAE Partnerships"), nine of which are included in the IPT Partnerships. The MAE Partnerships own, in the aggregate, 167 properties containing approximately 31,000 residential apartment units and approximately 2.2 million square feet of commercial space. In connection with the MAE GP Merger, all of the AMIT Class B Shares, which were until then owned by MAE GP, were transferred by dividend to MAE prior to the MAE GP Merger.

 Transfers of Assets to IPLP

   In connection with the MAE GP Merger, on February 17, 1998, IPLP purchased certain assets from MAE for approximately $596,000 in cash. The assets purchased from MAE consisted of (i) a 99% limited partner interest in Insignia Jacques Miller, L.P. ("IJM"), which in turn owns non-controlling equity interests in entities that comprise or control the general partners of 30 of the MAE Partnerships and various notes receivable (the 1% general partner interest in IJM was acquired by IPT from MAE GP in the MAE GP Merger), and (ii) a 6.557% limited partner interest in Buccaneer Trace Limited Partnership, which owns a 208-unit residential apartment complex located in Savannah, Georgia.

   Also in connection with the MAE GP Merger, on February 17, 1998, Insignia contributed all of the limited partner interests it owned in the MAE Partnerships to IPLP in exchange for OP Units. The value of the interests contributed was approximately $5,460,000, for which Insignia received 518,528 OP Units (based on a value of $10.53 per unit).

 Winthrop Option

   On October 27, 1997, Insignia consummated a transaction with Winthrop Financial Associates ("WFA") and certain affiliates of WFA whereby Insignia acquired, among other things, limited partner interests in, or the right to acquire units of limited partner interests (the "Winthrop Units") in, two public and 11 private real estate limited partnerships (the "Winthrop Partnerships"), which own, in the aggregate, 29 properties containing approximately 12,100 residential apartment units, and the right to receive certain asset management, investor services and partnership management fees from ten of the Partnerships which totaled $987,602 in 1996 (the base upon which the purchase price paid by Insignia was calculated) (the "Winthrop Fees," and together with the Winthrop Units, the "Winthrop Interests").

   The Winthrop Partnerships are controlled by WFA. In connection with the foregoing transaction, IPT I LLC, a Delaware limited liability company which is owned 90.1% by Insignia and 9.9% by IPT, acquired an associate general partner interest in WFA, as a result of which IPT I LLC has the power to effectively control all property management decisions relating to the properties owned by six of the Winthrop Partnerships. Insignia also acquired all of the newly-issued Class B stock of First Winthrop Corporation ("FWC"), which immediately prior thereto was a wholly-owned subsidiary of WFA, as a result of which Insignia has the right to appoint the two Class B directors of FWC, who in turn have the power to effectively control all property management decisions relating to the properties owned by the other seven Winthrop Partnerships. In addition, IPT I LLC and Insignia caused the respective general partners of the Winthrop Partnerships to subcontract with IPGP Corporation, a wholly-owned subsidiary of Insignia ("IFGP"), to perform the asset management and other services in respect of which the Winthrop Fees are payable on behalf of such general partners, in exchange for which IFGP was assigned the rights to receive the Winthrop Fees.

   On February 17, 1998, Insignia granted IPLP an option (the "Winthrop Option") to acquire all but not less than all of the Winthrop Interests at any time on or before December 31, 1998. The Winthrop Option is exercisable by IPLP for an aggregate cash amount of approximately $46 million, plus varying amounts of interest on approximately $40 million of such amount at a rate equal to Insignia's cost of funds (based on the interest rate in effect from time to time under Insignia's revolving credit facility) and a ratable portion of the transaction costs incurred by Insignia in connection with the acquisition.




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Upon exercise of the Winthrop Option, the Operating Agreement of
IPT LLC I will be amended to make IPT the sole managing member of IPT I LLC, with the sole authority to manage the business and affairs of IPT I LLC, and Insignia will cause the persons designated by IPLP from time to time to be appointed as the Class B directors of FWC.

 Property Acquisition

   On January 28, 1998, IPT acquired a 168-unit apartment complex located in Pensacola, Florida known as the Raintree Apartments, which is the only whole asset currently owned by IPT. The aggregate purchase price paid for the Raintree Apartments was approximately $3.7 million, approximately $2,660,000 of which was debt financed on a non-recourse basis.

 Tender Offers

   On August 28, 1997, IPLP Acquisition I LLC, a Delaware limited liability company and a wholly-owned subsidiary of IPLP ("IPLP Acquisition"), commenced tender offers to purchase units of limited partner interest in the following IPT Partnerships: Consolidated Capital Properties IV, Century Properties Fund XVII, Century Properties Fund XIX, Century Properties Growth Fund XXII, Fox Strategic Housing Income Partners and National Property Investors 4. These tender offers expired on October 6, 1997, and IPLP Acquisition accepted for purchase all units validly tendered and not withdrawn pursuant to the Tender Offers. Pursuant to these tender offers, IPLP Acquisition acquired 29,617.5 (or approximately 8.64%) of the limited partner units in Consolidated Capital Properties IV, 3,369.5 (or approximately 4.49%) of the limited partner units in Century Properties Fund XVII, 4,892 (or approximately 5.48%) of the limited partner units in Century Properties Fund XIX, 5,459 (or approximately 6.59%) of the limited partner units in Century Properties Fund XXII, 3,919 (or approximately 15.01%) of the limited partner units in Fox Strategic Housing Income Partners and 4,452 (or approximately 7.42%) of the limited partner units in National Property Investors 4, for a total cost (excluding expenses) of approximately $9 million.

   On October 30, 1997, Reedy River Properties, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of IPLP ("Reedy River"), commenced tender offers to purchase units of limited partner interest in Consolidated Capital Institutional Properties and Consolidated Capital Institutional Properties/2. These tender offers expired on December 15, 1997 and Reedy River accepted for purchase all units validly tendered and not withdrawn. Pursuant to these tender offers, Reedy River acquired 28,900.5 (or approximately 14.52%) of the limited partner units in Consolidated Capital Institutional Properties and 169,105.3 (or approximately 18.60%) of the limited partner units in Consolidated Capital Institutional Properties/2, for a total cost (excluding expenses) of approximately $18 million.

   On various dates in December 1997, Madison River Properties, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of IPLP ("Madison River"), commenced tender offers to purchase units of limited partner interests in Multi-Benefit Realty Fund 87-1, Century Properties Fund XIV, Century Properties Fund XV, Century Properties Fund XVIII, Consolidated Capital Growth Fund, Consolidated Capital Institutional Properties/3, Consolidated Capital Properties V, Johnstown/ Consolidated Income Partners and Shelter Properties VII Limited Partnership. These tender offers expired on various dates in January and February of 1998 and Madison River accepted for purchase all units validly tendered and not withdrawn. Pursuant to these tender offers, Madison River acquired 21,457 units (or approximately 22.29%) of the Class A limited partner units in Multi-Benefit Realty Fund 87-1, 13,822 units (or approximately 18.39%) of the Class B limited partner units in Multi-Benefit Realty Fund 87-1, 2,925.57 units (or approximately 4.52%) of the limited partner units in Century Properties Fund XIV, 4,222 units (or approximately 4.69%) of the limited partner units in Century Properties Fund XV, 5,259.5 units (or approximately 7.01%) of the limited partner units in Century Properties Fund XVIII, 2,690 units (or approximately 5.47%) of the limited partner units in Consolidated Capital Growth Fund, 46,775.4 units (or approximately 12.21%) of the limited partner units in Consolidated Capital Institutional Properties/3, 43,795.8 units (or approximately 24.39%) of the limited partner units in Consolidated Capital





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Properties V, 14,061.5 units (or approximately 10.92%) of the limited partner units in Johnstown/Consolidated Income Partners, and 2,180 units (or approximately 12.57%) of the limited partner units in Shelter Properties VII Limited Partnership, for a total cost (excluding expenses) of approximately $10 million.

   On various dates in April 1998, Broad River Properties, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of IPLP ("Broad River"), commenced tender offers to purchase units of limited partner interest in Angeles Partners IX, Angeles Partners XII, and Angeles Income Properties, Ltd. II. These tender offers expired on various dates in May and June of 1998, and Broad River accepted for purchase all units validly tendered and not withdrawn. Pursuant to these tender offers, Broad River acquired 2,529 units (or approximately 12.66%) of the limited partner units in Angeles Partners IX, 8,002 units (or approximately 17.89%) of the limited partner units in Angeles Partners XII, and 8,908 units (or approximately 8.93%) of the limited partner units in Angeles Income Properties, Ltd. II, for a total cost (excluding expenses) of approximately $6 million.


   On July 21, 1998, Cooper River Properties, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of IPLP ("Cooper River"), commenced tender offers to purchase up to 2,400 units of limited partner interest in Shelter Properties I Limited Partnership for a purchase price of $625 per unit in cash, 9,500 units of limited partner interest in Shelter Properties II Limited Partnership for a purchase price of $450 per unit in cash, 20,000 units of limited partner interest in Shelter Properties IV Limited Partnership for a purchase price of $500 per unit in cash, 19,500 units of limited partner interest in Shelter Properties V Limited Partnership for a purchase price of $520 per unit in cash, 17,000 units of limited partner interest in Shelter Properties VI Limited Partnership for a purchase price of $475 per unit in cash and 6,000 units of limited partner interest in Shelter Properties VII Limited Partnership for a purchase price of $450 per unit in cash. Each of these tender offers is scheduled to expire on August 17, 1998.

   On July 30, 1998, Cooper River commenced tender offers to purchase up to 50,000 units of limited partner interest in Consolidated Capital Institutional Properties for a purchase price of $415 per unit in cash, 300,000 units of limited partner interest in Consolidated Capital Institutional Properties/2 for a purchase price of $50 per unit in cash, 125,000 units of limited partner interest in Consolidated Capital Institutional Properties/3 for a purchase price of $100 per unit in cash, 75,000 units of limited partner interest in Consolidated Capital Properties III for a purchase price of $60 per unit in cash and 40,000 units of limited partner interest in Consolidated Capital Properties V for a purchase price of $33 per unit in cash. Each of these tender offers is scheduled to expire on August 26, 1998.


 Shelter IV Option

   In June 1997 the Shelter IV Option Agreement was amended to make the 4,263 units of limited partner interest in Shelter Properties IV Limited Partnership acquired by Insignia in the High River transaction described above also subject to the Shelter IV Option. In December 1997, the Shelter IV Option Agreement was amended again to make 488 units of limited partner interest acquired by Insignia in various transactions between June and December 1997 subject to the Shelter IV Option. IPLP exercised the Shelter IV Option effective as of midnight on December 31, 1997. As a result of that exercise, IPLP acquired a total of 16,010 units of limited partner interest in Shelter Properties IV Limited Partnership in exchange for a total of 1,016,448 OP Units issued to Insignia.

 Private Offerings

   Commencing in May 1997 and ending in August 1997, IPT offered and sold an aggregate of 5,231,000 IPT Common Shares, at a purchase price of $10.00 per share, to 44 investors (12 of whom are executive officers of IPT and/or Insignia) pursuant to a private offering, and in an unrelated transaction in October 1997 IPT sold 1,000,000 IPT Common Shares, also at a purchase price of $10.00 per share, to a single private investor (collectively, the "Private Offerings"). The Private Offerings were each made in reliance upon exemptions from the registration requirements of the Securities Act. IPT contributed the gross proceeds of the Private Offerings to IPLP in exchange for 6,231,000 OP Units (all of the expenses of the Private Offerings were borne by IPLP). The net proceeds of the Private Offerings of approximately $62




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million have been and will be used by IPLP for general purposes, principally acquisitions of direct and indirect interests in multifamily residential real estate.

 High River Transactions

   In June 1997, Insignia entered into an agreement with High River Limited Partnership ("High River") pursuant to which Insignia acquired an aggregate of 23,581 units of limited partner interest in the Shelter Properties Partnerships for an aggregate purchase price $15,500,000. As a result of those purchases, various buy/sell agreements between Insignia and High River relating to the transferred interests and the general partner interests in those partnerships were terminated. Insignia then assigned all of those units (other than 4,263 units in Shelter Properties IV Limited Partnership) to IPT, in exchange for which IPT issued 1,109,259 IPT Common Shares to Insignia. IPT in turn assigned those units to IPLP, in exchange for which IPLP issued 1,109,259 OP Units to IPT.

   Also in June 1997, Insignia entered into a separate agreement with High River pursuant to which Insignia (i) directly acquired 25 units of limited partner interest in Davidson Growth Plus, L.P. from an affiliate of High River and (ii) indirectly acquired 1,244 units of limited partner interest in Davidson Growth Plus, L.P. through the acquisition from High River of a 50% equity interest in DGP Acquisition, L.L.C. (a limited liability company formed by Insignia and High River in 1995 for the purpose of acquiring units of limited partner interests in Davidson Growth Plus, L.P. pursuant to a tender offer), for an aggregate purchase price of $525,287. As a result of those purchases, various buy/sell agreements between Insignia and High River relating to the transferred interests and the managing general partner interest in Davidson Growth Plus, L.P. were terminated. Insignia then assigned all of those units and the 50% interest in DGP Acquisition, L.L.C. to IPT, in exchange for which IPT issued 53,192 IPT Common Shares to Insignia. IPT in turn assigned those units and the 50% interest to IPLP, in exchange for which IPLP issued 53,192 OP Units to IPT.

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                      THE PARTNERSHIP AGREEMENT OF IPLP

   The following summary of the Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere herein, are qualified in their entirety by reference to the Partnership Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

MANAGEMENT

   IPLP was formed as a Delaware limited partnership in May 1996. IPT is the sole general partner of IPLP, and Insignia is currently the sole limited partner of IPLP. In addition, Insignia is designated in the Partnership Agreement as the Special Limited Partner and, as such, possesses certain rights described below not shared by others who may become limited partners of IPLP.

   IPT, as the sole general partner of IPLP (in such capacity, together with any substitute general partner that may be appointed in accordance with the terms of the Partnership Agreement, the "General Partner"), has full and exclusive responsibility and discretion in the management and control of IPLP. The limited partners in their capacity as such generally will have no authority to transact business for, or participate in the management activities or decisions of, IPLP. The General Partner may, with the consent of the Special Limited Partner but without the consent of any other limited partner, amend or modify the Partnership Agreement in any respect, provided, however, that any amendment which would (i) impose on any limited partner any obligation to make additional capital contributions or (ii) materially adversely affect the economic rights of such limited partner requires the consent of such limited partner.

   The General Partner is not permitted to take certain actions without the prior written consent of the Special Limited Partner. Specifically, without the prior written consent of the Special Limited Partner, the General Partner may not (i) enter into or amend, modify or terminate any conflict avoidance arrangement contemplated by the Partnership Agreement, (ii) sell all or substantially all of IPLP's assets or cause IPLP to merge or consolidate with or into any other entity, or (iii) issue any additional OP Units or other interests in IPLP if as a result of such issuance the relative economic interest of the Special Limited Partner in IPLP would be materially diluted.

TRANSFERABILITY OF INTERESTS

   The General Partner generally may not voluntarily withdraw from IPLP or transfer or assign its interest in IPLP. Limited partners may transfer their OP Units, in whole or in part, except in the following circumstances: (i) in the opinion of legal counsel for IPLP, such proposed transfer would require registration of OP Units under the Securities Act or would otherwise violate any federal or state securities law; (ii) in the opinion of legal counsel, such proposed transfer would (a) adversely affect IPLP's status as a qualified REIT subsidiary within the meaning of the Code or (b) adversely affect IPT's ability to qualify as a REIT or subject IPT to additional taxes;
(iii) such proposed transfer would be effected through an "established securities market" or "secondary market" within the meaning of the Code; or
(iv) such proposed transfer would be made to a lender whose loan would constitute a nonrecourse liability, in which instance the proposed transfer would require the consent of the General Partner.

CAPITAL CONTRIBUTIONS

   The Partnership Agreement provides that if IPLP requires additional funds at any time, or from time to time, in excess of funds available to IPLP from borrowing or capital contributions, IPT may borrow such funds from a financial institution or other lender and lend such funds to IPLP on the same terms and conditions as are applicable to IPT's borrowing of such funds. Under the Partnership Agreement, IPT generally is obligated to contribute the net proceeds received in connection with any offering of IPT Common Shares or Preferred Shares as additional capital to IPLP. Moreover, IPT is authorized, as the General Partner, to cause IPLP to issue OP Units for less than fair market value if IPT has concluded in good faith that such issuance is in the best interests of IPT and IPLP.

   If IPT contributes additional capital to IPLP (which can only happen upon the issuance of shares of beneficial interest of IPT and the subsequent contribution or deemed contribution by IPT to IPLP of the

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net proceeds of such issuance), then IPT will receive additional OP Units, and its percentage interests in IPLP will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of IPLP at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by IPT.

REDEMPTION RIGHTS

   Under the Partnership Agreement, the limited partners of IPLP have redemption rights ("Redemption Rights") which enable them to cause IPLP to redeem each OP Unit for cash equal to the value of an IPT Common Share (subject, however, to a first right of IPT to purchase each OP Unit offered for redemption for one IPT Common Share, subject to adjustment upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions which would have the effect of diluting the ownership interests of the limited partners or the shareholders of IPT). If the limited partner electing to redeem its OP Units is Insignia or MAE, the election as to whether IPT will exercise its first right to acquire such OP Units for IPT Common Shares will be made by a committee of the IPT Board consisting solely of members who are not officers, directors or employees of Insignia. The Redemption Rights may not be exercised, however, if and to the extent that
(i) the acquisition of OP Units by IPT in exchange for IPT Common Shares (regardless of whether IPT would in fact exercise its rights to acquire such OP Units for IPT Common Shares) would (a) result in any person owning, directly or indirectly, IPT Common Shares in excess of the limitations set forth in the "excess share" provisions contained in IPT's Declaration of Trust, (b) result in IPT Common Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (c) result in IPT being "closely held" within the meaning of section 856(h) of the Code (for this purpose taking into account the applicable attribution rules imposed by the Code), (d) cause IPT to own, directly or constructively, 10% or more of the ownership interests in a tenant in a real property directly or indirectly owned by IPT within the meaning of section 856(d)(2)(b) of the Code, or (e) cause the issuance of IPT Common Shares to such redeeming limited partner to be "integrated" with any other distribution of IPT Common Shares for purposes of complying with the Securities Act; or (ii) on the date of redemption, IPT does not have a class of securities registered under the Exchange Act and does not qualify for an exemption from registration with respect to the IPT Common Shares to be issued.

   Only OP Units outstanding for at least one-year may be redeemed. Not more than two redemptions by any limited partner may occur during each calendar quarter, and no limited partner may exercise Redemption Rights for less than 1,000 OP Units or, if such limited partner holds less than 1,000 OP Units, for less than all of the OP Units held by such limited partner. Prior to the expiration of the one year holding period, IPT, as General Partner, may permit a lender to whom OP Units have been pledged with IPT's consent to exercise the Redemption Right (but only for cash) in the event of a foreclosure. In the future, it may become necessary to place additional restrictions on the exercise of Redemption Rights in order to assure that IPLP does not become a "publicly traded partnership" under the Code and thereby taxable as a corporation for federal income tax purposes. See "Certain Federal Income Tax Considerations -- Tax Aspects of IPT's Investment in IPLP and the IPT Partnerships." As of the date of this Proxy Statement/Prospectus, the aggregate number of OP Units outstanding held by Insignia (the sole limited partner of IPLP) is 9,934,475, of which 8,399,499 are currently eligible for redemption upon exercise of the Redemption Rights.

OPERATIONS

   The Partnership Agreement requires that IPLP be operated in a manner that will enable IPT to qualify as a REIT (unless the IPT Board determines that it is no longer in the best interests of IPT to conduct business as a REIT), to avoid any federal income or excise tax liability imposed under the Code and to ensure that IPLP will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code.

   In addition to the administrative and operating costs and expenses incurred by IPLP, IPLP will reimburse IPT (as General Partner) for all administrative costs and expenses it incurs, and such expenses

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will be treated as expenses of IPLP. Such expenses generally include (i) all expenses relating to the formation and continuity of existence of IPT and subsidiaries thereof, (ii) all expenses relating to any offering or registration of securities by IPT, (iii) all expenses incurred in connection with the issuance, repurchase or redemption of securities by IPT or IPLP,
(iv) all expenses associated with the preparation and filing of any periodic reports by IPT under federal, state or local laws or regulations, (v) all expenses associated with compliance by IPT with laws, rules and regulations promulgated by any regulatory body, (vi) all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for trustees, officers or directors, and (vii) all other operating or administrative costs of IPT (as General Partner) incurred in the ordinary course of its business on behalf of IPLP.

DISTRIBUTIONS AND ALLOCATIONS

   The Partnership Agreement generally provides that IPLP will distribute cash from operations (including net sale and refinancing proceeds, but excluding net proceeds from the sale of IPLP's property in connection with the liquidation of IPLP) at such time and in such amounts as determined by the General Partner in its sole discretion (but in any event no less frequently than annually) to the partners in accordance with their respective percentage interests in IPLP. However, the General Partner is required to use its reasonable efforts to cause IPLP to distribute amounts sufficient to enable IPT to meet the REIT distribution requirements. See "Distributions." Upon liquidation of IPLP, after payment of, or adequate provision for, its debts and obligations, including any loans from partners, any remaining assets of IPLP will be distributed to all partners with positive capital accounts in accordance with their respective capital account balances. If the General Partner has a negative balance in its capital account following a liquidation of IPLP, it will be obligated to contribute cash to IPLP equal to the negative balance in its capital account.

   Profit and loss of IPLP for each fiscal year will generally be allocated among the partners in accordance with their respective percentage interests in IPLP. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. The General Partner has the right to alter the method of allocation in any way that is not adverse to the interests of the limited partners.

PROPERTY MANAGEMENT AND CONTRACT LOSS FEE

   The Partnership Agreement requires IPT and IPLP to cause Insignia to be retained as property manager for all properties now and hereafter controlled by IPT pursuant to separate property management agreements. The property management services to be provided by Insignia include (i) performing all accounting functions incidental to the properties, such as rent processing and collection, accounts payable (e.g., mortgages, taxes and insurance), payroll and financial reporting, (ii) acting as a rental agent for the properties, and (iii) overseeing the routine maintenance responsibilities relating to the properties. The property management agreements generally provide for the payment of fees to Insignia based on a percentage of the rent collections from the managed properties. The percentage charged varies inversely with the rental rates and the size of the property, although the actual percentage is based on a variety of factors, including prevailing market rates and, in the case of the Controlled Partnerships, the terms of the underlying partnership agreements, and is not determined or fixed by any formula. In general, though, Insignia is compensated: (i) on the same terms that existed prior to the formation of IPT, with respect to properties controlled by IPT at the time of its formation; (ii) on the same terms that existed immediately prior to acquisition of control, with respect to properties of which IPT acquired control subsequent to its formation and which were managed by Insignia immediately prior to such acquisition; and
(iii) on terms comparable to those employed by other major, full service real estate management companies in light of the nature and geographic location of the properties, with respect to properties of which IPT acquired control subsequent to its formation but which were not managed by Insignia immediately prior to such acquisition.

   The Partnership Agreement also provides that if, after taking into account certain equitable adjustments specified in the Partnership Agreement, (x) the total amount of property management fees paid to Insignia in respect of all properties controlled by IPT during any rolling twelve-month period

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ending at the end of a calendar quarter is less than (y) 90% of the total annualized amount of property management fees paid to Insignia for the year preceding IPT's acquisition of control of the Designated Properties (as hereinafter defined) (a "Triggering Event"), then IPLP is required to pay Insignia a fee (the "Contract Loss Fee") equal to the greater of (i) the decrease in the market value of Insignia resulting or reasonably expected to result by virtue of the Triggering Event and (ii) the increase in market value of IPT resulting or reasonably expected to result from such Triggering Event; provided, however, that a Contract Loss Fee shall not duplicate the payment of any previous Contract Loss Fee resulting from a prior Triggering Event. The calculation of a Contract Loss Fee shall be made, at the expense of IPLP, within 30 days following the end of the calendar quarter in which a Triggering Event occurs by one of the 15 largest investment banks in the United States (determined based on the aggregate dollar amount of equity offerings by each investment bank during the past year), and IPLP is required to pay Insignia the Contract Loss Fee in cash no later than 45 days following the end of the calendar quarter in which the Triggering Event occurs. For this purpose, a "Designated Property" is any multifamily residential property
(i) with respect to which Insignia was providing property management services immediately prior to the acquisition of control thereof by IPT, (ii) the controlling interest in which was acquired by IPT from Insignia, MAE or an affiliate of either of them or (iii) with respect to which Insignia paid some form of consideration to any entity or person (other than another affiliate of Insignia) for the purpose of acquiring, or otherwise in respect of, the property management rights relating thereto.

   IPT's obligation to cause Insignia to be retained as property manager for all the properties controlled by IPT terminates, on a property by property basis, upon the earliest to occur of (i) the termination of the Partnership Agreement, (ii) the termination by Insignia of the applicable property management agreement, (iii) the termination of the applicable property management agreement by the applicable property-owning entity for cause (but not for any other reason, notwithstanding that such termination may have been expressly permitted by the terms of such property management agreement), or
(iv) such time as IPT no longer controls such property.

PUT RIGHTS

   Upon the occurrence of or during the continuation of any material breach by IPT or IPLP of its obligations under the Partnership Agreement (including without limitation the failure to pay any Contract Loss Fee due), Insignia, MAE and their affiliates (other than IPT and IPLP) (the "Put Holders") have the right to (i) demand an appraisal of (a) all OP Units (and any other interests in IPLP) held by the Put Holders (collectively, the "Put Right Units") and (b) the IPT Common Shares (and any other securities of IPT) held by the Put Holders, and (ii) to require (a) IPT to purchase all or any portion of such IPT Common Shares (and other IPT securities) and (b) IPLP to purchase all or any portion of such Put Right Units. The appraisals of the IPT Common Shares (and other IPT securities) and the Put Right Units will be performed by one of the 15 largest national investment banks in the United States (as measured by the aggregate dollar amount of equity offerings underwritten during the preceding year and selected in accordance with the procedures set forth in the Partnership Agreement) based on the greatest of
(i) their value based on an independent going concern/continuing operations analyses, (ii) sale of the entire entity analyses and (iii) liquidation analyses, in each case determined as of the date of the written demand for appraisal and redemption. IPLP is required to bear the cost of the investment bank's services.

PARTNERSHIP ADMINISTRATION SERVICES

   Insignia currently provides partnership administration services to each Controlled Partnership which was such at the time IPT was formed (the "Formation Partnerships"). Such services, for which Insignia is typically paid on a reimbursement basis only, generally include accounting functions, investor relations and the preparation and filing of required reports under the Exchange Act. Under the terms of the Partnership Agreement, IPT (i) is obligated to cause each Formation Partnership to continue to engage Insignia to provide partnership administration services on substantially the same terms, including compensation and reimbursement, as were in effect on January 1, 1997, and (ii) may, but is not obligated to, cause Insignia to be retained to provide such services to any business entity which subsequently becomes controlled by IPT, provided that once Insignia has been engaged to provide such services, IPT is obligated to cause such entity to continue to engage Insignia (such additional entities, together with the Formation Partnerships, the "Administration Entities").

   In the event that IPT breaches its obligation to cause an Administration Entity to continue to engage Insignia to provide partnership administration services (including as a result of the dissolution or ceasing to exist of such Administration Entity in connection with or as a result of a merger or other business combination transaction or the sale of all or substantially all of its assets in a single transaction or series of related transactions), then IPLP is required to pay Insignia the aggregate allocated costs of Insignia relating to such Administration Entity, including the costs of fixed assets, long-term obligations, insurance, utilities, employees (including severance and other termination payments) and other items related to the provision of administrative services to such Administration Entity.

   IPT's obligation to cause each Administration Entity to engage Insignia to provide partnership administration services shall terminate, on an entity by entity basis, upon the earliest to occur of (i) the termination of the Partnership Agreement, (ii) the termination by Insignia of the provision of such services to such Administration Entity, (iii) the termination of the engagement of Insignia by such Administration Entity for cause (but not for any other reason), or (iv) such time as such Administration Entity is dissolved and its affairs wound up in connection with an orderly liquidation thereof.

TRANSFERS OF CONTROLLING INTERESTS IN IPT ENTITIES

   IPT has agreed not to assign, or to permit or cause any IPT Entity (see "Glossary") to assign, any controlling interest in any IPT Entity except in accordance with the terms of the Partnership Agreement, which provides that IPT is required to deliver a written notice ("Sale Notice") to Insignia at least 60 days prior to any transfer of any controlling interest in an IPT Entity. The Sale Notice must set forth in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of any proposed transfer. Within 30 days after receipt of the Sale Notice by Insignia, Insignia may, upon written notice to IPT, elect to purchase not less than all of the controlling interests in the IPT Entity described in the Sale Notice upon the same terms and conditions set forth in such notice. If IPT elects not to purchase the controlling interest in the IPT Entity described in the Sale Notice, the interest may be transferred by IPT at a price and on terms no more favorable to the transferee than those set forth in the Sale Notice. Upon the sale of any controlling interest in an IPT Entity other than to Insignia (and assuming that Insignia is not retained as the property manager for the properties controlled by such IPT Entity), any amount of the sale price which exceeds the fair market value of the assets attributable to such controlling interest (i.e., any management control premium) is required to be paid to Insignia. A decision by Insignia not to exercise its right to purchase the interests in an IPT Entity described in a Sale Notice does not affect any obligation of IPLP to pay to Insignia any applicable Contract Loss Fee.

TERM

   IPLP will continue in existence until December 31, 2097, unless sooner dissolved upon the first to occur of (i) an election to dissolve the Partnership by the General Partner with the consent of the Special Limited Partner, (ii) the passage of 90 days after the sale or other disposition of all or substantially all of the assets of IPLP, (iii) the redemption of all OP Units held by limited partners of IPLP or (iv) the entry of a decree of judicial dissolution of IPLP pursuant to the provisions of the Delaware Revised Limited Partnership Act.

TAX MATTERS PARTNER

   Pursuant to the Partnership Agreement, the General Partner is the tax matters partner of IPLP and, as such, has the authority to handle tax audits and to make tax elections under the Code on behalf of IPLP.

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

                ACQUISITION AND DISPOSITION SERVICES AGREEMENT

   The following summary of the Acquisition and Disposition Services Agreement, and the descriptions of certain provisions thereof set forth elsewhere herein, are qualified in their entirety by reference to the Acquisition and Disposition Services Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

ACQUISITION AND DISPOSITION SERVICES

   In connection with the termination of the Advisory Agreement, IPT, IPLP and Insignia entered into the Acquisition and Disposition Services Agreement, which provides that IPT has the right, but not the obligation, to engage Insignia to provide services, on a transaction by transaction basis, in connection with acquisitions and disposition of whole real estate and real estate-related assets ("Real Estate Transactions") and acquisitions of equity or debt securities of, or other ownership interests in, entities which own real estate or real estate-related assets ("Securities Transactions") through December 31, 2000. Such services would include (i) consulting advice and financial analysis; (ii) due diligence review and analysis of documentation and operations; (iii) negotiation, drafting and review of transaction documents; (iv) brokerage and other disposition services; and (v) other services reasonably related or incidental to the foregoing.

   As compensation for such services, IPLP will pay to Insignia the following fees: (i) for each Securities Transaction, an amount equal to 1.5% of the aggregate net asset value of the securities or other ownership interests acquired; and (ii) for each Real Estate Transaction involving an acquisition (but not a disposition), an amount equal to 0.75% of the aggregate purchase price (or IPT's pro rata portion thereof in the case of an acquisition with one or more partners) of the real estate or real estate-related assets acquired by IPT (including any debt incurred or assumed in connection therewith). IPLP is also obligated to reimburse Insignia for (i) all out-of-pocket third-party costs and expenses incurred in connection with its provision of such services and (ii) for all employee costs (including commissions) incurred by Insignia in connection with Real Estate Transactions involving dispositions of real properties, not to exceed 1.0% of the gross sales price.

AGREEMENTS REGARDING CERTAIN REAL ESTATE OPPORTUNITIES

   The Acquisition and Disposition Services Agreement contains certain provisions which provide that Insignia may not acquire or enter into a definitive agreement to acquire an IPT Opportunity (as defined below) unless Insignia has provided notice of such IPT Opportunity to IPT and IPT has elected not to invest in such IPT Opportunity, although Insignia is permitted to enter into a definitive agreement which provides Insignia the contractual right to acquire an IPT Opportunity if such agreement expressly provides that the right to acquire such IPT Opportunity may be assigned by Insignia to IPT. However, Insignia is required to notify IPT of an IPT Opportunity only if Insignia plans to invest in the IPT Opportunity for its own account. Thus, Insignia is not obligated to notify IPT of all IPT Opportunities of which it becomes aware. An "IPT Opportunity" means an opportunity to invest in or acquire (i) any investment in multifamily residential property or properties located in the United States, (ii) indebtedness secured by multifamily residential property or properties located in the United States, and (iii) equity or debt securities of, or other ownership interests in, a business entity which primarily owns or invests in multifamily residential properties in the United States, but specifically excluding opportunities to invest in or acquire multifamily residential property in the United States, or an equity or other ownership interest in a business entity which invests primarily in multifamily residential housing in the United States but is not controlled by IPT, if Insignia owned any equity, debt or other ownership interest in such multifamily residential property or business entity on January 1, 1998 or acquired an equity, debt or ownership interest in such multifamily residential property or business entity in accordance with the Acquisition and Disposition Services Agreement.

   The Acquisition and Disposition Services Agreement reciprocally prohibits IPT from acquiring an Insignia Opportunity (as defined below) without the prior written consent of Insignia. An "Insignia Opportunity" means any opportunity to invest in or acquire equity or debt securities of or other

                               89
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ownership interests in a business entity that (i) invests primarily in real property other than multifamily residential property in the United States,
(ii) invests primarily in multifamily residential property in the United States if (x) such business entity is controlled by Insignia or MAE or (y) Insignia or its affiliates serve as property manager of the properties owned by such business entity, or (iii) performs property management services (regardless of the type of property with respect to which such services are performed), but specifically excluding opportunities to invest in or acquire equity or debt securities of, or other ownership interests in, a business entity that invests primarily in multifamily residential property located in the United States if IPT owned an equity, debt or other ownership interest in such business entity as of January 1, 1998 or acquired an equity, debt or other ownership interest in such business entity pursuant to the Acquisition and Disposition Services Agreement.

   Insignia's obligations under the Acquisition and Disposition Services Agreement with respect to IPT Opportunities will terminate upon the earliest to occur of (i) the termination of the Acquisition and Disposition Services Agreement or a material breach thereof by IPT, (ii) the incurrence by IPLP of an obligation to pay a Contract Loss Fee pursuant to the Partnership Agreement, or (iii) the failure of IPT to cause Insignia to be retained to provide property management services to the properties controlled by IPT as required by the Partnership Agreement. The obligations of IPT with respect to Insignia Opportunities will terminate only upon the termination of the Acquisition and Disposition Services Agreement.

                              IPT LINE OF CREDIT


    The following summary of the IPT Line of Credit and the descriptions of certain provisions thereof set forth elsewhere herein are qualified in their entirety by reference to the Credit Agreement (as defined below), a copy of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus form a part.


   IPLP has entered into a Credit Agreement, (the "Credit Agreement"), with Lehman Commercial Paper, Inc., as syndication agent, First Union National Bank, as administrative agent (in such capacity, the "Administrative Agent") and the lenders from time to time parties thereto (the "Lenders"). Pursuant to the Credit Agreement, the Lenders have made available to IPLP a revolving credit facility of up to $50.0 million at any one time outstanding. Loans under the IPT Line of Credit (the "Loans") may be utilized to finance certain permitted investments and refinance certain investments made prior to the date of the Credit Agreement. The IPT Line of Credit matures in a single installment on December 30, 2000.

   Loans may be borrowed by IPLP under the IPT Line of Credit at a rate based upon the adjusted LIBOR Rate (as defined in the Credit Agreement) (the "LIBOR Loans") or the Base Rate (as defined in the Credit Agreement) (the "Base Rate Loans"). As of the date hereof, IPT has no outstanding indebtedness under the IPT Line of Credit.

   IPT is obligated to pay a commitment fee at a rate of 0.25% per annum on the undrawn portion of the IPT Line of Credit. Such commitment fee is payable quarterly in arrears and calculated based on the actual number of days elapsed over a 365-day year.

   The Loans are subject to mandatory prepayment only to the extent that the aggregate outstanding principal amount of the Loans on any day exceeds the amount of the IPT Line of Credit then in effect. Voluntary prepayments of the Loans and voluntary reductions of the IPT Line of Credit are permitted in whole or in part at the option of IPLP, in minimum principal amounts, without premium or penalty, subject to reimbursement of certain of the Lenders costs under certain conditions.

   IPLP's obligations under the IPT Line of Credit have been guaranteed by IPT and such guaranty is secured by a first priority pledge of and security interest in the capital stock or other equity interests held by IPT in each of the subsidiaries of IPT which directly or indirectly, owns or controls the general partner interest in any Real Estate Entity (as defined below) in which IPLP, directly or indirectly owns a limited partner interest. In addition, the IPT Line of Credit is secured by a first priority pledge of and security interest in all limited partnership interests from time to time owned by IPLP and the equity interests from time to time held by IPLP in any subsidiary of IPLP which itself owns limited partnership interests. The Credit Agreement defines a "Real Estate Entity" as any limited partnership, limited liability company,

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

corporation or other entity which has as its principal business the ownership of real property or debt secured by real property. Thus, all of the Controlled Partnerships constitute Real Estate Entities for purposes of the Credit Agreement.

   The IPT Line of Credit contains customary covenants and restrictions on IPLP's ability to, among other things, incur debt or contingent obligations, grant liens, sell assets, make distributions or make investments. In addition, the Credit Agreement contains certain financial covenants which require that (a) the ratio of adjusted portfolio equity of IPLP to funded debt not be less than 5.00 to 1.00 at the end of any fiscal quarter, (b) the ratio of Adjusted DCFO (as defined below) for the period of four fiscal quarters then ended to the sum of interest expense and certain dividend accruals not be less than 1.10 to 1.00 at the end of any fiscal quarter and
(c) the ratio of Adjusted DCFO for the period of four fiscal quarters then ended to interest expense for such period not be less than 6.00 to 1.00. For purposes of the Credit Agreement, the term "DCFO" means, for any period, the aggregate net operating income for such period of each Real Estate Entity in which IPLP owns an equity interest less with respect to each Real Estate Entity for such period the sum of (i) cash interest expense, (ii) all principal payments (other than in connection with refinancings) on the debt of such Real Estate Entity, (iii) an amount equal to the greater of (x) the capital expenditures (exclusive of capital expenditures to restore newly acquired properties to their original condition in accordance with a budget provided by IPLP within 90 days after acquisition) less funded capital expenditures or (y) an amount equal to $500 for each apartment unit and $0.20 per square foot for each commercial property owned by such Real Estate Entity; and the term "Adjusted DCFO" means, as of any date, an amount equal to the aggregate of IPLP's pro rata portion of the DCFO of each Real Estate Entity in which IPLP owns an equity interest (after giving effect to any acquisition by IPLP of an equity interest in such Real Estate Entity during the quarterly period ending on the determination date) plus all fee and other income received by IPLP during such period (excluding extraordinary items) less all unreimbursed fees and expenses paid by IPLP or IPT during such period.

   Events of default under the IPT Line of Credit include (i) nonpayment of principal with no period of grace and nonpayment of interest, fees or other amounts due under the IPT Line of Credit within five days after the same become due; (ii) material breach of any representation or warranty; (iii) failure to observe any term, covenant or agreement contained in the IPT Line of Credit beyond (in certain cases) an applicable period of grace; (iv) the failure by IPLP to pay amounts due on account of the termination of any interest hedge agreement within ten days of the date when due; (v) default by IPLP in the payment when due, or in the performance or observance, of any material obligation involving monetary liability in excess of $5,000,000 to the extent that such liability is not being contested by IPLP in good faith with adequate reserves having been established on its books in accordance with generally accepted accounting principles; (vi) certain events of bankruptcy or insolvency with respect to IPLP or material subsidiaries; (vii) the occurrence of certain events under the Employee Retirement Income Security Act of 1974, as amended; (viii) the failure of any material provision of the Credit Agreement or any agreement delivered pursuant thereto to continue to be a valid and binding obligation of IPLP or IPLP; (ix) the failure of the relevant security documents to continue to be a valid first priority lien on any material portion of the collateral security pledged pursuant thereto; and (x) judgments against IPLP of $5,000,000 million or greater that remain unsatisfied, unvacated or unstayed pending appeal for a period of 30 days after entry.

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                               BUSINESS OF AMIT

GENERAL

   AMIT is an unincorporated California business trust which was organized to qualify as a REIT for federal income tax purposes. AMIT was originally organized as a publicly held limited partnership that began offering limited partnership units on August 18, 1986 and commenced operations on July 9, 1987. In January 1989, the holders of a majority of the limited partnership units elected to transfer all of the partnership's assets to AMIT. Presently AMIT's capital structure consists of 2,617,000 outstanding AMIT Class A Shares and 1,675,113 outstanding AMIT Class B Shares. The AMIT Class A Shares are registered under the Exchange Act and listed on the American Stock Exchange under the symbol "ANM". Each AMIT Class A Share and each AMIT Class B Share is entitled to one vote with respect to all matters put before AMIT's shareholders.




   Angeles Funding Corporation ("AFC"), a wholly owned subsidiary of Angeles Corporation ("Angeles") served as advisor to AMIT until February 1993. Through AFC, AMIT had invested in various types of intermediate-term real estate loans (the "AMIT Loans"). Prior to December 1996, the majority of the AMIT Loans were made to partnerships that were once controlled by Angeles and are now controlled by IPT. These partnerships include private and public real estate limited partnerships which were formed to acquire, own and operate income-producing real properties. As of December 31, 1997, there were 23 AMIT Loans outstanding, with an aggregate portfolio balance of approximately $37 million, net of loan loss reserves, and AMIT owned as a result of foreclosures or receipt of deeds in lieu of foreclosure on certain assets securing certain AMIT Loans approximately $4.5 million of real property. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMIT."

   Beginning in February 1993, AMIT faced significant liquidity problems caused by (i) the failure of a significant number of the obligors of the AMIT Loans (including certain partnerships now controlled by IPT) to fully service outstanding debt obligations under their respective AMIT Loans, and (ii) Angeles' inability to fully service its debt obligations under its promissory note payable to AMIT or perform its other obligations to AMIT under its third party loan guarantees and shareholder distribution guarantees. As of February 1993, approximately 75% of the AMIT Loans were in payment default. In February 1993, Angeles informed AMIT that it was unable to perform its obligations under its guarantees because of liquidity problems caused by its inability to complete sales or refinancings of real estate assets, its inability to fully realize asset values in a continuing sluggish and depressed real estate market and the failure of the obligors of the AMIT Loans to service fully, if at all, their debt obligations to Angeles. On May 3, 1993, Angeles filed for protection under Chapter 11 of the federal bankruptcy code. Angeles' failure to perform under its guarantees, together with the defaults on AMIT Loans, resulted in AMIT's suspension of cash distributions to the holders of AMIT Class A Shares starting in February 1993 and resuming in February 1996. AMIT filed various claims against Angeles and eventually reached agreement with Angeles and the Committee of Creditors Holding Unsecured Claims of Angeles to settle all claims between AMIT and Angeles. The settlement agreement was approved by the Bankruptcy Court in March 1995. Under the agreement, AMIT received over $15 million in cash, notes, and AMIT Class A Shares.

   Since February 1993 (when AMIT terminated its advisory agreement with AFC), AMIT has restructured the majority of its loan portfolio and has paid in full its then outstanding bank loan of $20 million. However, certain AMIT Loans, which in the aggregate have a carrying value (net of loan loss reserves) of approximately $1.3 million (constituting approximately 3% of AMIT's net investments), are currently in default with respect to debt service obligations. AMIT's lending is primarily concentrated in secured and, to a lesser extent, unsecured real estate loans. The realizable value of real estate collateralizing notes receivable or acquired in loan foreclosure proceedings can only be determined based upon a sales negotiation with independent third parties in an arm's length transaction. In addition, considering that, in most cases, it is the proceeds of sale and/or refinancing which will enable AMIT to receive funds, the actual proceeds may be significantly impacted by the condition of the real estate

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industry at the time the principal amounts become due or properties are sold.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMIT."

   AMIT will terminate December 31, 2003, unless extended to no later than December 31, 2015 by vote of the shareholders of AMIT, or by the AMIT Board to no later than December 31, 2020 without a vote of the shareholders of AMIT if the AMIT Board believes that termination at such time would result in material under-realization of the value of AMIT's assets. Upon liquidation of AMIT, disposition proceeds will be distributed to the shareholders.

   An entity will qualify for taxation as a REIT if it satisfies certain income and assets tests. Among these tests is a requirement that a certain percentage of assets constitute "real estate assets" and cash or cash items and a certain percentage of income be derived from such assets. AMIT's loan assets are collateralized in a variety of ways, and some loans have not been collateralized. AMIT has not requested or obtained an IRS determination that any of its assets qualifies as a "real estate asset", or as to any other tax matter. AMIT has, however, obtained an opinion of counsel that it has a reasonable basis for taking the position that it currently qualifies as a REIT. If AMIT were to fail to qualify as a REIT in any taxable year, AMIT would not be allowed a deduction for dividend distributions in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates, and if certain relief provisions of the Code were not available, AMIT could not re-elect to be taxed as a REIT for five years following the year in which such failure to qualify occurred. If the Internal Revenue Service were successfully to challenge AMIT's REIT status, AMIT would be subject to federal income tax only after the utilization of AMIT's net operating losses, which were fully utilized in 1997. If AMIT were disqualified as a REIT, it would have approximately $460,000 of taxable income for federal income tax purposes in 1997, and expects that it would have significant taxable income in 1998. See "Taxation of AMIT."

MANAGEMENT; EMPLOYEES

   The general policies and supervision of AMIT are overseen by the AMIT Board, which consists of four trustees.

   AMIT has three employees. Upon the 1993 termination of AFC's advisory and administrative services, AMIT engaged personnel to advise and administer its operations. The shareholders of AMIT have no right to participate in the management or conduct of AMIT's business and affairs.

PROPERTIES

   The following is a list of properties owned by AMIT and held for sale as of March 31, 1998.

                                     DATE OF           TYPE OF
PROPERTY                            OWNERSHIP         OWNERSHIP            USE          CARRYING VALUE
------------------------------  ----------------- ---------------  ------------------- --------------
University Center Phase I &          11/16/95     Fee ownership    Warehouse Office       $1,100,000
 II............................                                    51,200 Sq. Ft.
University Center Phase IV ....      12/02/95     Fee ownership    Retail Shopping         1,671,000
                                                                   56,000 Sq. Ft.
Silver Ridge Apartments  ......      1/30/98      Fee ownership    186 unit apartment      4,369,000
                                                                   complex
Colony Cove.................... 4/15/96 & 10/3/97 Fee ownership    Raw land, 240 acres     1,750,000
                                                                                       --------------
                                                                                          $8,730,000
                                                                                       ==============

   In August 1993, AMIT acquired, through a mortgage loan foreclosure, a vacant parcel of land located in Houston, Texas and in January 1994, AMIT acquired, through a mortgage loan foreclosure, a 220 unit apartment complex located in Decatur, Georgia. The apartment complex was sold in 1994 for $3.4 million. The vacant parcel of land was sold, free and clear of any liens, in 1995 for $1.5 million.

   In 1995 AMIT obtained title to three properties through deeds-in-lieu of foreclosure. Two of these properties are industrial warehouses and are located in Cleveland, Ohio. One is known as 4851 Van Epps, on which AMIT held a first trust deed mortgage in the amount of $1,500,000 and the second is known as 4705 Van Epps, on which AMIT obtained a judgment lien through recourse provisions in a defaulted loan. In October 1995, AMIT sold the 4851 Van Epps property for $1,370,000 and in March 1996 AMIT sold 4705 Van Epps for $752,000. The third property, University Center Phase I & II, was obtained through a deed-in-lieu of foreclosure, through recourse provisions in a defaulted loan. The property consists of warehouse office space located in Fridley, Minnesota. In December 1995, AMIT foreclosed on its first trust deed mortgage in the original amount of $1,800,000, held on a retail shopping center known as University Center Phase IV, located in Fridley, Minnesota.

   In April 1996, AMIT foreclosed on a first trust deed mortgage in the original amount of $1,572,000, held on 200 acres of raw land, know as Colony Cove, located in Ellenton, Florida, and in October 1997 foreclosed on an additional 40 acres adjacent to the 200 acres based on recourse provisions provided in the mortgage. Currently, approximately 224 acres of Colony Cove land is under contract for sale, which is anticipated to close in the latter part of 1998, although there can be no assurance that such sale will be consummated. In January 1998, through the recourse provisions in the mortgage, AMIT was successful in garnishing all cash held by the Colony Cove borrower and received cash of approximately $160,000, which reduced the carrying basis of the property. In June 1996, AMIT along with a joint venture partner, foreclosed on a first trust deed mortgage in the original amount of $1,050,000 (representing AMIT's 57% joint venture interest in the loan), held on 155 acres of raw land and an 8,500 square foot strip shopping center known as a Rolling Greens, located in Ocala, Florida. In June 1997, Rolling Greens was sold for $1,175,000, of which $665,000 represents AMIT's portion of the joint venture proceeds. In August 1996, AMIT foreclosed on a second trust deed mortgage in the original amount of $1,720,000 held on a 443 pad mobile home park community, known as Springdale Lake Estates Mobile Home Park ("Springdale"), located in Belton, Missouri. Upon foreclosure, AMIT assumed the first note and trust deed mortgage held by a third party bank in the amount of $2.8 million. In October 1996, AMIT sold Springdale for $4 million.

   In December 1997, AMIT purchased a second mortgage loan for $380,000 on a 186-unit apartment complex, Silver Ridge Apartments, located in Maplewood, Minnesota. In addition, during 1997, AMIT obtained judgment liens against a 186-unit apartment complex, Silver Ridge Apartments, located in Maplewood, Minnesota, based upon recourse provisions on two other AMIT loans. As a result of the judgment liens, AMIT foreclosed on the Silver Ridge Apartments in October 1997, subject to a twelve-month redemption period. On January 30, 1998, AMIT received title to Silver Ridge Apartments through deed-in-lieu of foreclosure as a result of provisions in the second mortgage held by AMIT. In connection with taking title to Silver Ridge Apartments, AMIT assumed a first trust deed mortgage from a third party in the amount of $4,525,000. This first mortgage provides for a variable interest rate not to exceed 12%, interest only monthly, with a current rate of 3 1/2% per annum. The loan matures in July 2023.

INVESTMENT POLICY

   AMIT's Declaration of Trust authorizes the AMIT Board to invest in a wide variety of investments. Investments may be made in various combinations and may involve participations with other persons, including affiliates. Such investments may incorporate a variety of real property equity and financing techniques, including partnerships, joint ventures, purchase and leasebacks, and mortgages. AMIT may also invest in real property and interests therein. Notwithstanding this broad authorization, it has always been the principal investment objective and policy of AMIT to invest primarily in loans secured by real property. There are no limitations on the geographical area or areas or the types of loans or of real property securing such loans in which AMIT may invest. Originally, AMIT invested primarily in second mortgages however, in recent years, there have been more first mortgage investments. The real properties securing the AMIT Loans have included raw land, office buildings, apartment buildings, shopping centers, hotels, industrial and commercial properties and mobile home parks.

   To the extent that AMIT has assets not invested in real property and interests therein, it may, subject to the prohibitions discussed below, invest them in obligations of the United States government, any state, territory or possession, or any agency or political subdivision of any of the above; evidences of deposits in, or obligations of, banking institutions, state and federal savings and loan associations, and savings institutions; and other securities, liquid short term investments and property.

   In making investments, AMIT is subject to certain restrictions contained in its Declaration of Trust. It may not invest more than 10% of the Trust Proceeds (as defined below) directly in the equity ownership of real estate. "Trust Proceeds" is the sum of $56,600,000 (the total contributions made to AMIT's predecessor), AMIT borrowings and the proceeds from AMIT equity and debt offerings. Since AMIT has never made any equity or debt offerings and it had no borrowings as of December 31, 1997, the Trust Proceeds amounted to $56,600,000 as of December 31, 1997. AMIT may not acquire or fund any AMIT Loan which provides for an initial term of more than 15 years unless such longer term is approved by a majority of the AMIT Board. AMIT loans have typically had a scheduled maturity of three to seven years. AMIT may not invest in or make a loan to any one borrower if the principal amount of such loans would exceed, in the aggregate, 40% of the Trust Proceeds at the time the loan is made. For purposes of this limitation, each affiliate of Insignia is treated individually and loans to such affiliates are not aggregated. AMIT may not invest in or make a loan secured by any one property or asset if the principal amount of such loan would exceed, in the aggregate, an amount equal to 20% of the Trust Proceeds. AMIT may not invest in or make loans secured by one property or asset if the aggregate amount of all loans secured by such property or asset which are equal or senior to the loans, plus the principal amount of the loans, would exceed an amount equal to 85% of the estimated value of such property or asset, unless a majority of the AMIT Board determines that the terms of such loans are reasonable to AMIT.

   Notwithstanding the foregoing limitations or any other provision of AMIT's Declaration of Trust, when an obligor to AMIT is in default under the terms of any obligation (including an AMIT Loan), the AMIT Board has the power to pursue any remedies permitted by law which, in its sole judgment, are in the interest of AMIT, and the AMIT Board has the power to receive and hold any investment and to enter into any commitment or obligation on behalf of AMIT in connection with or in pursuit of such remedies which, in the sole judgment of the AMIT Board, is necessary or desirable for the purpose of acquiring property and disposing of property acquired in the pursuit of such remedies. From time to time, AMIT acquires properties through the exercise of such remedies. All foreclosed properties are held for sale.

   AMIT's Declaration of Trust provides that the AMIT Board shall not invest in commodities, foreign currencies or bullion except in connection with investments in other property, engage in any material trading activities with respect to any of the assets of AMIT, issue redeemable securities or engage in the underwriting or public distribution of securities issued by others.

   Subject to the specific limitations set forth above and subject to such restrictions as may be necessary to qualify AMIT as a REIT under the Code, the AMIT Board, without the vote or consent of shareholders, may alter the investment policy of AMIT in light of changes in economic circumstances and other relevant factors, and the method of implementing AMIT's investment policies may change, in the discretion of the AMIT Board, as economic and other conditions change.

LEGAL PROCEEDINGS

   An action was filed against AMIT, Katten Muchin Zavis and David M. Bass in Superior Court of the State of California by Jules P. Kirsch on December 26, 1996 alleging that the named defendants had maliciously prosecuted Mr. Kirsch in certain earlier litigation commenced by AMIT in 1995, which alleged the purchase by Jules P. Kirsch and several other individuals and corporations of AMIT Class A Shares through the use of "inside information" and for violations of Sections 13(d) and 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

   In June 1996, AMIT settled the prior claims with all defendants, except for Jules P. Kirsch and voluntarily dismissed the claims against Jules P. Kirsch. The now pending action commenced by Jules P. Kirsch seeks unspecified amounts for compensatory and punitive damages. AMIT believes this lawsuit will be resolved with no material effect on AMIT.

   On January 5, 1998, summary judgment was entered in favor of AMIT and against Mr. Kirsch on all claims in the malicious prosecution action. On January 30, 1998 Mr. Kirsch filed an appeal of the summary judgment ruling.

MARKET FOR AMIT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS



    AMIT had 1,338 record holders of AMIT Class A Shares as of August 7, 1998. The AMIT Class A Shares are currently traded on the American Stock Exchange under the symbol "ANM." All of the AMIT Class B Shares are held by MAE.



   Pursuant to the Stock Option Agreement, AMIT holds an option to purchase all of the AMIT Class B Shares held by MAE. There is no established public trading market for the AMIT Class B Shares.

   The following table sets forth, for the periods indicated, the high and low sales prices of the AMIT Class A Shares, as reported on the American Stock Exchange:


                         HIGH       LOW
                        ------     -----
1998, Quarter ended:


 September 30
  (through August 7).   $19 3/16   $17 5/8
 June 30 ............   $19  7/8   $18 1/4
 March 31 ...........   $19  3/8   $17 7/8


1997, Quarter ended:

 December 31.........   $19  3/4   $16 1/8
 September 30........   $17  3/4   $14 7/8
 June 30.............   $15  3/4   $13 1/4
 March 31............   $14  1/2   $12 5/8

1996, Quarter ended:

 December 31.........   $13  3/4   $ 8 7/16
 September 30........   $ 8  5/8   $ 7 7/8
 June 30.............   $ 8  5/8   $ 7 5/8
 March 31............   $ 9  5/8   $ 5 5/8




   On August 7, 1998, the last sale price of the AMIT Class A Shares as reported by the ASE was $17,625. In 1997, AMIT paid quarterly distributions equaling in the aggregate $1.03 per AMIT Class A Common Share. In 1998 AMIT has paid distributions of $.32 per AMIT Class A Share on February 11, 1998 to shareholders of record on January 13, 1998, on May 12, 1998 to shareholders of record on April 14, 1998 and on July 9, 1998 to shareholders of record on July 1, 1998. Additionally, on August 3, 1998 AMIT declared a distribution of $.15 per AMIT Class A Share to shareholders of record on August 14, 1998, which is expected to be paid on September 3, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMIT."

            IPT SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

   The following is a summary of certain selected financial data of IPT and its subsidiaries and predecessors. The selected financial data have been derived from IPT's consolidated financial statements and the combined financial statements of its predecessor and, in the opinion of management of IPT, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the periods presented. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with IPT's Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of IPT and the Investment Partnerships" included elsewhere in this Proxy Statement/Prospectus.

                                  THREE MONTHS ENDED MARCH
                                            31,                         YEAR ENDED DECEMBER 31,
                                 -------------------------- -----------------------------------------------
                                     1998          1997         1997         1996       1995        1994
                                 ------------ ------------  ------------ ----------  ---------- ----------
                                   (IN THOUSANDS, EXCEPT
                                        SHARE DATA)                (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Revenues......................  $    5,757     $  4,128    $   16,826    $  9,705   $  2,459    $    113
  Income before extraordinary
   item.........................  $    2,054     $    660    $    6,074    $  3,557   $  2,215    $    113
  Net income....................  $    2,080     $    660    $    6,004    $  2,425   $  2,215    $    113
  Income before extraordinary
   item per share (diluted).....         .11          .06           .41         n/a        n/a         n/a
  Net income per share
  (diluted).....................         .11          .06           .40         n/a        n/a         n/a
  Cash distributions to IPT
   Common shareholders
    per share...................         .15           --           .30         .20        n/a         n/a
  Weighted average IPT
   Common Shares  outstanding...  18,835,911   11,179,036    14,694,327          n/a         n/a        n/a
BALANCE SHEET DATA
  Cash..........................  $   23,338     $  5,111    $   37,432    $  4,928   $    528    $     --
  Investments in real estate
   limited partnerships.........     177,681      110,632       159,469     118,741     54,037      38,346
  Total assets..................     234,091      139,905       226,068     147,757     54,565      38,346
  Long-term debt................      21,957       20,380        19,300      19,730         --          --
  Minority interest in IPLP.....      56,984       46,998        54,447      50,429         --          --
  Minority interest in other
   consolidated subsidiaries....          --           --            --          --      2,682          --
  Shareholders' equity..........  $  149,314     $ 71,034    $  146,212    $ 70,639   $ 51,874    $ 38,346
OTHER DATA
  Cash provided by
   (used in) operating
  activities....................  $       97     $    815    $    2,338    $  1,420   $   (100)   $     --
  Cash provided by (used in)
   provided by investing
   activities...................     (12,253)       9,886       (16,481)    (70,834)   (13,237)    (38,233)
  Cash provided by (used in)
   financing activities.........      (1,938)     (10,518)       46,647      73,814     13,865      38,233
  Funds from Operations(a)......  $    7,439     $  5,144    $   20,939    $ 12,563   $  4,611    $    113
  Number of IPT Partnerships(b).          43           26            29          26         13           4
  Number of properties(b).......         201          136           150         136         86          32
  Apartment units(b)............      49,373       36,077        38,369      36,077     19,337       7,433
  Commercial square feet(b).....   2,983,995      819,000     1,667,874     819,000    767,172     453,977

------------
(a) In accordance with the resolution adopted by the Board of Governors of NAREIT, funds from operations represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operation performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. IPT believes that funds from Operations is helpful to investors as a measure of the performance of an equity REIT, because along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of IPT to incur and service debt and make capital distributions. Funds from operations computed by IPT may not be comparable to other similarly titled measures of other REITs. Funds from Operations is calculated as follows:

                                  THREE MONTHS ENDED
                                      MARCH 31,             YEAR ENDED DECEMBER 31,
                                  ------------------ -------------------------------------
                                    1998      1997      1997      1996      1995     1994
                                  -------- --------  --------- ---------  -------- ------
                                    (IN THOUSANDS,
                                  EXCEPT SHARE DATA)   (IN THOUSANDS, EXCEPT SHARE DATA)
Income before gain on
 sale of property, minority
 interest and extraordinary
 items...........................  $3,587    $2,487   $ 9,470    $ 3,913   $2,346    $113
Depreciation and amortization ...   4,002     2,871    12,288      9,388    2,265      --
Minority interest in NPI 4 funds
 from operations.................    (150)     (214)     (819)      (738)      --      --
                                  -------- --------  --------- ---------  -------- ------
Funds from Operations............  $7,439    $5,144   $20,939    $12,563   $4,611    $113
                                  ======== ========  ========= =========  ======== ======

(b)    Only includes the IPT Partnerships.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS OF IPT AND THE IPT PARTNERSHIPS

   This Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. IPT's actual results could differ materially from the results discussed in the forward-looking statements.

                          INSIGNIA PROPERTIES TRUST

   The following is based on (i) the historical results of IPT for the three months ended March 31, 1998 and the year ended December 31, 1997, and (ii) the historical results of IPT's predecessor entities for the years ended December 31, 1996 and 1995. IPT's predecessor entities began operations in 1994 with the acquisition of partnership interests in December 1994. IPT's most significant assets are its investments in real estate limited partnerships, which are principally comprised of general and limited partner interests in the IPT Partnerships. See Note 3 to the Combined Financial Statements of IPT for a summary of investments made for each year. This information should be read in conjunction with the accompanying combined financial statements and the related notes thereto.

FINANCIAL CONDITION

   At March 31, 1998, IPT held assets of $234.1 million, an increase of 4% from December 31, 1997. IPT's assets increased from the prior year end 53% to $226.1 million at December 31, 1997 and 171% to $147.8 million at December 31, 1996 for the years then ended, respectively. The asset growth was principally in cash and cash equivalents, investments in real estate limited partnerships, apartment properties and other assets, principally due to the NPI Transaction, the Private Offerings and the acquisition of units of limited partner interests in certain of the IPT Partnerships in both the transactions with High River and various tender offers.

   Cash and cash equivalents decreased 37.7% to $23.3 million at March 31, 1998 compared to December 31, 1997 primarily as a result of the acquisition of units of limited partner interests in certain of the IPT Partnerships during the period. Cash and cash equivalents increased from the prior year end 660% to $37.4 million at December 31, 1997 and 833% to $4.9 million at December 31, 1996 for the years then ended, respectively. The primary sources of the cash increases were the Private Offerings, for the year ended December 31, 1997, and the consolidation of NPI 4 (as a result of the NPI Transaction) for the year ended December 31, 1996.

   Investments in real estate limited partnerships (consisting primarily of investments in the IPT Partnerships) increased 11.4% to $177.7 million at March 31, 1998 compared to December 31, 1997. Investments in real estate limited partnerships increased from the prior year end 34% to $159.5 million at December 31, 1997 and 120% to $118.7 million at December 31, 1996 for the years then ended, respectively. The increases for the three months ended March 31, 1998 and year ended December 31, 1997 resulted primarily from the acquisitions of units of limited partner interests in the Shelter Properties Partnerships (see "Glossary") and acquisitions of units of limited partner interests in other IPT Partnerships in various tender offers. The increase for the year ended December 31, 1996, was primarily due to the acquistion of units of limited partner interests in the NPI Partnerships.

   The apartment properties balances of $26 million, $22.4 million and $22.1 million at March 31, 1998, December 31, 1997 and December 31, 1996, respectively, are due to the consolidation of NPI 4 for the years ended December 31, 1997 and 1996, and the consolidation of NPI 4 and Raintree Pensacola, L.P. for the three months ended March 31, 1998. The other assets balances of $6.8 million and $1.9 million at December 31, 1997 and 1996, respectively, are due to the consolidation of NPI 4 and the capitalization of organizational costs incurred in connection with the formation of IPT.

LIQUIDITY AND CAPITAL RESOURCES

   The initial capitalization of IPT and IPLP was primarily funded by Insignia. Insignia also initially provided IPLP a line of credit of $2.5 million for additional investments. The outstanding balance on that line of credit was paid and the line of credit canceled during July 1997.

   During the year ended December 31, 1997, IPT raised additional capital of $52.3 million in one of the Private Offerings and an additional $10.0 million through a private sale of IPT Common Shares to a single investor. At March 31, 1998, IPT had cash of approximately $23.3 million. Subsequent to March 31, 1998, IPLP obtained the IPT Line of Credit, in the aggregate amount of $50.0 million. The IPT Line of Credit is secured by a pledge and security interest in all of the limited partner interests owned by IPLP in the Controlled Partnerships and any other partnerships in which IPT owns or controls the general partner and IPLP owns a limited partner interest. Additionally, IPT has guaranteed IPLP's obligations under the IPT Line of Credit commitment. As of the date hereof, IPT has no outstanding indebtedness under the IPT Line of Credit.

   Two apartment properties and two non-recourse mortgage notes, which are consolidated in IPT's financial statements, constitute the principal assets and liabilities of NPI 4 (in which a wholly-owned subsidiary of IPT is the sole general partner and IPLP owns a majority of the limited partner interests) and Raintree Pensacola, L.P. (in which a wholly-owned subsidiary of IPT is the sole general partner and IPLP is the sole limited partner). In addition, $2.1 million of consolidated cash was held by NPI 4 and Raintree Pensacola, L.P. combined at March 31, 1998.

   Cash distributions of approximately $2.8 million ($.15 per share) were paid during the first quarter of 1998. Additionally, cash distributions paid to common shareholders of approximately $8.7 million and approximately $2.2 million were paid in 1997 and 1996 respectively. IPT declared a distribution of approximately $2.9 million to common shareholders of record on March 23, 1998, and paid such distribution in April 1998. Cash distributions paid to Insignia by IPLP of approximately $5.4 million, approximately $6.8 million and approximately $10.2 million were paid in 1997, 1996 and 1995 respectively. A cash distribution of approximately $1.4 million was paid to Insignia by IPLP during the first quarter of 1998. The 1996 distribution was paid from the proceeds of a distribution from IPLP, which simultaneously paid a distribution of approximately $4.1 million to Insignia (as the sole limited partner of IPLP). Future distributions will depend on the levels of net cash generated from operations, capital expenditure requirements, property sales, refinancings by the Controlled Partnerships and distributions thereof to IPT. However, the IPT Board has adopted a policy to pay regular quarterly distributions in an amount equal to $.15 per IPT Common Share which will be increased to $.16 per IPT Common Share beginning with the first quarterly distribution for which the record date is after the Effective Time. IPT is currently paying regular quarterly distributions of $.15 per IPT Common Share in accordance with this policy. See "Distributions."

RESULTS OF OPERATIONS

   Because IPT's primary assets consist of general and limited partner interests in the IPT Partnerships, a substantial majority of IPT's funds from operations results from the pass through of IPT's share of funds from operations generated by the IPT Partnerships (including IPT's share of the funds from operations generated by NPI 4 and Raintree Pensacola, L.P., which are consolidated in IPT's combined financial statements). See Note 6 to IPT's Combined Financial Statements.

   Acquisitions of partnership interests began in December 1994 and have since then continued. Substantial operating results began in 1995, which produced net income of $2.2 million and $4.6 million of funds from operations. Net income of $2.4 million in 1996 was up slightly from the $2.2 million in 1995, primarily due to increased equity earnings resulting from acquisitions of interests in partnerships during 1996. Net income for the year ended December 31, 1997 was approximately $6.0 million, which was an increase of 148% from net income for the year ended December 31, 1996. Net income for the three months ended March 31, 1998 was approximately $2.1 million compared to approximately $0.7 million for the same period in 1997, an increase of 110%. These increases were primarily due to increased equity earnings resulting from improved operations of the IPT Partnerships and from the acquisition of units of limited partner interest in various IPT Partnerships. Insignia's minority interest resulted from Insignia and its affiliates transferring to IPLP their limited partner interests in the IPT Partnerships in exchange for OP Units in 1996 and 1997. Income before minority interest and extraordinary items increased from approximately $3.9 million for the year ended December 31, 1996 to approximately $10.5 million for the year ended December 31, 1997, and increased 44.2% to $3.6 million for the three months ended

March 31, 1998, compared to the same period in 1997. This increase was primarily attributable to an increase in equity earnings due to improved operations of the IPT Partnerships, to the acquisition of units of limited partner interests in various IPT Partnerships, and to an increase in other income resulting from increased distributions received from the Controlled Partnerships in which IPT has a nominal investment.

   For the three months ended March 31, 1998, funds from operations increased 44.6% to $7.4 million compared to $5.1 million for the three months ended March 31, 1997. Funds from operations increased 67% to $20.9 million for the year ended December 31, 1997 compared to $12.6 million for the year ended December 31, 1996. Funds from operations increased 172% to $12.6 million for the year ended December 31, 1996 from $4.6 million for the year ended December 31, 1995. These increases were primarily the result of additional partnership interest acquisitions, and to a lesser extent from an increase in funds from operations from the IPT Partnerships. Funds from operations is defined as income or loss from real estate operations, which is net income in accordance with generally accepted accounting principles excluding gains or losses for debt restructurings, sales of property and minority interests, plus depreciation and provision for impairment. See "IPT Selected Combined Financial Data" for a reconciliation of net income to funds from operations.

YEAR 2000 COMPLIANCE

   IPT is dependent upon Insignia for management and administrative services. Insignia has completed an assessment and has determined that it will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The project is estimated to be completed not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. Insignia believes that with modifications to existing software and conversions to new software, the year 2000 issue will not pose significant operational problems for its computer systems. IPT does not expect the conversion to have a material impact on its financial position or results of operations. However, if such modifications and conversions are not made, or are not completed in a timely fashion, the year 2000 issue could have a material impact on the operations of IPT.

FUNDS FROM OPERATIONS (FFO)

   The Company believes that FFO is a significant indicator of the strength of its results. FFO represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operation performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

INFLATION

   Substantially all of the leases at the properties of the IPT Partnerships are for a term of one year or less, which may enable IPT to seek increased rent upon renewal of existing leases and upon the commencement of new leases. The short-term nature of the leases generally serves to reduce the risk to IPT of the adverse effects of inflation.

SOP 98-5

   In 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"), which is effective for financial statements for fiscal years beginning after December 15, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application should be reported as the cumulative effect of a change in accounting principle and expensed in the first quarter in the year of adoption. At March 31, 1998, the Company had approximately $1.8 million capitalized as organizational costs that would be affected by the requirements of SOP 98-5.

EITF 97-11

   The Company has not capitalized any internal costs in connection with identifying and acquiring operating properties. Therefore, EITF 97-11 will have no effect on the Company's financial statements.

                               IPT PARTNERSHIPS

   The following discussion pertains to the combined financial condition and results of operations of those partnerships that constituted IPT Partnerships during the applicable periods (i.e., those Controlled Partnerships in which IPT had a material interest). While this discussion is directed to the IPT Partnerships in the aggregate, it is important to note that each IPT Partnership is limited to its own resources and must accordingly manage its capital resources.

FINANCIAL CONDITION

   Each of the IPT Partnerships is governed by its specific partnership agreement, and pursuant to each of those partnership agreements the general partner of the applicable partnership has substantial authority over the operations and financial position of the particular partnership. Further, the partnership agreements generally render the issuance of additional equity interests impractical and in many instances limit the amount and nature of permitted mortgages or other indebtedness. Finally, certain changes of control of the general partners of the IPT Partnerships that occurred during the last three years have resulted in different philosophies with respect to operations, rent changes and debt structure.

   IPT believes that each IPT Partnership has sufficient capital to meet its operating and capital needs. At December 31, 1997, the IPT Partnerships held approximately $106.0 million in cash and other liquid investments, which included approximately $10.0 million held for distribution to partners, including IPT and affiliates, in the first quarter 1998. At March 31, 1998, the IPT Partnerships held approximately $127.7 million in cash and other liquid investments.

   A majority of the mortgage loan financings of the IPT Partnerships was obtained with the assistance of Insignia over the last five years. Each mortgage loan is single asset, non-recourse, non-cross-collaterlized, fixed rate debt. The aggregate outstanding balance of all such financings at March 31, 1998 and December 31, 1997 was approximately $913.1 million and $680.2 million, respectively.

   The mortgage loan financings completed by the IPT Partnerships can be substantially grouped into three principal categories:

   o A series of whole loan financings specific to properties controlled by Insignia completed in November 1992 with Lehman Capital. Each of the property loans bears interest at an annual rate of 7.6%, provides for monthly debt service based on a twenty-three year amortization and matures with a balloon payment due in November 2002. These loans comprised approximately 10% and 12% of the combined IPT Partnerships' outstanding debt at March 31, 1998 and December 31, 1997, respectively.

   o A series of whole loan financings with Lehman Capital and Freddie Mac in December 1995 pursuant to which each loan bears interest at an annual rate of 6.95%. Payments are substantially interest only and the loans mature in December 2005. These loans comprised approximately 12% and 16% of the combined IPT Partnerships' outstanding debt at March 31, 1998 and December 31, 1997, respectively.

   o A series of whole loan financings with Lehman Capital and Freddie Mac in September 1996 pursuant to which each loan bears interest at an annual rate of 7.33%. Payments are interest only and the loans mature in September 2003. These loans comprised approximately 23% and 24% of the combined IPT Partnerships' outstanding debt at March 31, 1998 and December 31, 1997, respectively.

   The IPT Partnerships require sufficient operating cash flows and capital resources to maintain their properties and service their debt. Excess cash flows are generally available for distribution to partners. Capital expenditures have been substantial with respect to the assets owned by the IPT Partnerships.

Upon gaining control of the general partners, Insignia has undertaken to implement property improvement programs intended to result in improving both the physical condition and the appearance of the properties. This has been the case particularly with respect to the properties owned by the Consolidated Capital Partnerships, which Insignia commenced managing in 1995, and with respect to the properties owned by the National Properties Partnerships and Century Properties Partnerships, which Insignia commenced managing in 1996. Aggregate capital expenditures of the IPT Partnerships were approximately $44.0 million in 1996, and approximately $32.6 million in 1997. IPT believes that the IPT Partnerships will expend approximately $34.2 million on capital expenditures in 1998. As of March 31, 1998, the IPT Partnerships has expended approximately $11.1 million on capital expenditures.

   Certain properties owned by IPT Partnerships are encumbered by mortgages in amounts that constitute substantially all of the value of the properties. Furthermore, one IPT Partnership, Century Properties Fund XVI, does not currently generate cash flow after payment of debt services and required capital expenditures. However, IPT does not believe that any of these investments will be lost. Additionally, if these properties were lost, the combined loss of these investments would not have a material adverse effect on the combined IPT Partnerships or IPT.

RESULTS OF OPERATIONS

   Each IPT Partnership is essentially a closed end investment vehicle. Accordingly, the primary factors affecting operating results are changes in rental income, changes in property operating expenses, changes in debt financing and dispositions of asset investments during the period.

 Three Months Ended March 31, 1998 Compared to Three Months ended March 31,
1997

   The following table summarizes certain operating statement data included in the Combined Financial Statements of IPT. The same data is also presented for only those properties that were included in operating results for the full year in each period. Amounts are shown before gains (losses) on disposition of real property and/or extraordinary items.

                                        AS REPORTED BY                  EXCLUDING ASSETS
                                     THE IPT PARTNERSHIPS          SOLD DURING 1998 AND 1997
                               -----------------------------------------------------------------
                                 THREE MONTHS ENDED MARCH 31,     THREE MONTHS ENDED MARCH 31,
                               -----------------------------------------------------------------
                                  1998        1997     CHANGE      1998       1997      CHANGE
                               ---------- ----------  -------- ----------  ---------- ---------
                                   (IN THOUSANDS)                   (IN THOUSANDS)
Property Revenues.............  $ 91,257    $ 60,241    51.5%    $ 62,668   $ 59,463       5.4%
Property Operating Expenses ..   (44,450)    (30,365)   46.4%     (30,079)   (29,891)      0.6%
Interest Income...............     2,108       1,837    14.8%       1,483      1,836     (19.2)%
Interest Expense..............   (19,324)    (13,189)   46.5%     (12,836)   (12,998)     (1.2)%
Administrative Expense........    (3,890)     (1,954)   99.1%      (2,562)    (1,954)     31.1%
                               ---------- ----------  -------- ----------  ---------- ---------
Funds From Operations.........    25,701      16,570    55.1%      18,674     16,456      13.5%
Depreciation..................   (18,249)    (12,221)   49.3%     (11,992)   (12,060)     (0.6)%
                               ---------- ----------  -------- ----------  ---------- ---------
Income (Loss) from
 operations...................  $  7,452    $  4,349    71.3%    $  6,682   $  4,396      52.0%
                               ========== ==========  ======== ==========  ========== =========

   Property revenues for the three months ended March 31, 1998 increased 51.5% from the three months ended March 31, 1997. The property revenue growth was primarily due to increased ownership in a greater number of properties during the period as a result of tender offers extended during 1997 and 1998, and the transfer of limited partnership interests in various limited partnerships from Insignia in connection with the MAE GP Merger. This growth was partially offset by the effects of three properties sold during the second half of 1997. Property revenues from properties owned throughout the two periods increased 5.4%. The property revenue growth is a function of the favorable market for rental rate increases and the improved conditions and appearance of the subject properties. Property operating expenses increased 46.4% for the three months ended March 31, 1998 primarily as a result of the 1997 and

1998 tender offers and limited partnership units acquired in connection with the MAE GP Merger, offset by 1997 property sales. For properties owned throughout both periods, property operating expenses increased .6% for the three months ended March 31, 1998 compared to the three months ended March 31, 1997.

   Interest expense of the IPT Partnerships increased 46.5% for the three months ended March 31, 1998 primarily as a result of owning an interest in a greater number of properties for the period as discussed above. Conversely, with respect to properties owned throughout both periods, interest expense decreased slightly by 1.2%. Administrative expenses increased 31.1% for the three months ended March 31, 1998 as compared to the same period in 1997 after adjusting for properties owned throughout both periods. The increase in administrative expenses primarily resulted from increases in audit, legal and other professional fees combined with fees and cost reimbursments to the general partners. Depreciation expense increased 49.3% for the three months ended March 31, 1998 compared to the three months ended March 31, 1997 due to owning an interest in a greater number of properties during the period as a result of the 1997 and 1998 tender offers and the acquisition of limited partnership interests in connection with the MAE GP Merger. This increase was slighly offset by 1997 property sales. For properties owned throughout both periods, depreciation expense decreased .6%.

   As a result of the foregoing factors, funds from operations improved by 55.1% and the income from operations increased 71.3%. With respect to properties owned throughout both periods, funds from operations increased 13.5% and income from operations increased 52%.

 Fiscal Year 1997 Compared to Fiscal Year 1996

   The following table summarizes certain operating statement data included in the Combined Financial Statements of IPT. The same data is also presented for only those properties that were included in operating results for the full year in each period. Amounts are shown before gains (losses) on disposition of real property and/or extraordinary items.

                                         AS REPORTED BY                    EXCLUDING ASSETS
                                      THE IPT PARTNERSHIPS            SOLD DURING 1997 AND 1996
                               ---------------------------------------------------------------------
                                    YEAR ENDED DECEMBER 31,            YEAR ENDED DECEMBER 31,
                               ---------------------------------------------------------------------
                                   1997        1996      CHANGE      1997         1996      CHANGE
                               ----------- -----------  -------- -----------  ----------- ---------
                                    (IN THOUSANDS)                     (IN THOUSANDS)
Property Revenues.............  $ 283,668    $ 247,999    14.4%    $ 248,105   $ 244,109       1.6 %
Property Operating Expenses ..   (152,502)    (139,538)    9.3%     (133,017)   (137,009)     (2.9)%
Interest Income...............      5,353        5,347     0.1%        5,044       5,344      (5.6)%
Interest Expense..............    (57,794)     (53,340)    8.4%      (51,470)    (52,328)     (1.6)%
Administrative Expense........    (11,541)     (10,405)   10.9%       (9,230)    (10,405)    (11.3)%
                               ----------- -----------  -------- -----------  ----------- ---------
Funds From Operations.........     67,184       50,063    34.2%       59,432      49,711      19.6 %
Depreciation..................    (57,416)     (50,719)   13.2%      (49,529)    (49,814)     (0.6)%
                               ----------- -----------  -------- -----------  ----------- ---------
Income (Loss) from
 operations...................  $   9,768    $    (656)            $   9,903   $    (103)
                               =========== ===========  ======== ===========  ===========

   Property revenues for the year ended December 31, 1997 increased 14.4% from the year ended December 31, 1996. The property revenue growth was primarily due to increased ownership in a greater number of properties during the period as a result of tender offers extended during 1997. This growth was partially offset by the effects of one property foreclosed upon during 1996 and three properties sold during the last half of 1997. Property revenues from properties owned throughout the two periods increased slightly by 1.6%. The property revenue growth is a function of the favorable market for rental rate increases and the improved conditions and appearance of the subject properties. Property operating expenses increased 9.3% for the year ended December 31, 1997 as a result of the 1997 tender offers, offset by 1997 property sales and the 1996 property foreclosure. For properties owned throughout both periods, property operating expenses decreased 2.9% for the year ended December 31, 1997 compared to the year ended December 31, 1996.

   Interest expense of the IPT Partnerships increased 8.4% for the year ended December 31, 1997 primarily as a result of owning an interest in a greater number of properties for the period as discussed above. Conversely, with respect to properties owned throughout both periods, interest expense decreased 1.6%. The decrease resulted primarily due to the aggregate mortgage balances decreasing as a result of the refinancings that occurred in the second half of 1996 and a reduction in the interest rates for the related mortgages. Administrative expenses decreased 11.3% for the year ended December 31, 1997 as compared to the same period in 1996 after adjusting for properties owned throughout both periods. The decrease in administrative expenses primarily resulted from Insignia's economies of scale being applied to all of the IPT Partnerships by the second half of 1996. Depreciation expense increased 13.2% for the year ended December 31, 1997 compared to the year ended December 31, 1996 due to owning an interest in more properties during the period as a result of the 1997 tender offers, slightly offset by property sales.

   As a result of the foregoing factors, funds from operations improved by 34.2% and the income from operations increased by $10.0 million for the year ended December 31, 1997 as compared to the same period in 1996. With respect to properties owned throughout both periods, funds from operations increased 19.6% and income from operations increased $10 million.

 Fiscal Year 1996 Compared to Fiscal Year 1995

   The following table summarizes certain operating statement data included in the Combined Financial Statements of IPT. The same data is also present for only those properties that were included in operating results for the full year in each period. Amounts are shown before gains (losses) on disposition of real property and/or extraordinary items.

                                       AS REPORTED BY                     EXCLUDING ASSETS
                                    THE IPT PARTNERSHIPS             SOLD DURING 1996 AND 1995
                             ----------------------------------------------------------------------
                                   YEAR ENDED DECEMBER 31,            YEAR ENDED DECEMBER 31,
                             ----------------------------------------------------------------------
                                 1996        1995       CHANGE      1996         1995      CHANGE
                             ----------- -----------  --------- -----------  ----------- ---------
                                  (IN THOUSANDS)                      (IN THOUSANDS)
Property Revenues...........  $ 247,999    $ 239,335      3.6 %   $ 247,701   $ 234,499       5.6 %
Property Operating
 Expenses...................   (139,538)    (132,986)     4.9 %    (139,306)   (129,752)      7.4 %
Interest Income.............      5,347        4,776     12.0 %       5,347       4,744      12.7 %
Interest Expense............    (53,340)     (56,477)    (5.6)%     (53,243)    (55,090)     (3.4)%
Administrative Expense .....    (10,405)     (12,662)   (17.8)%     (10,405)    (12,662)    (17.8)%
                             ----------- -----------  --------- -----------  ----------- ---------
Funds From Operations.......     50,063       41,986     19.2 %      50,094      41,739      20.0 %
Depreciation................    (50,719)     (50,844)    (0.3)%     (50,576)    (49,723)      1.7 %
Provisions for Loss.........         --       (8,255)     n/a            --      (8,055)      n/a
                             ----------- -----------  --------- -----------  ----------- ---------
Loss from operations........  $    (656)   $ (17,113)   (96.2)%   $    (482)  $ (16,039)    (97.0)%
                             =========== ===========  ========= ===========  =========== =========

   Property revenues for the year ended December 31, 1996 increased by 3.6% from the year ended December 31, 1995. This increase was a result of a 5.6% growth in property revenues from the properties owned throughout the two periods, offset by the effects of three properties sold during 1996 and four properties sold during 1995. Average occupancy was approximately 94% in each period. The property revenue growth was a function of the favorable market for rental rate increases and the improved condition and appearance of the subject properties.

   Property operating expenses increased by 4.9% due to a 7.4% increase for the properties owned throughout the two periods reduced by the effect of the property dispositions during 1995 and 1996. Approximately $4.0 million (or 3.0%) of the increased expenses was directly attributable to the general improvement program for the properties and related to periodic major maintenance expenses, such as exterior painting and general landscaping changes. The remaining 4.4% increase in same property operating expenses is primarily attributable to increased costs of operations.

   Interest expense of the IPT Partnerships declined by 5.6%, with a decline of 3.4% attributable solely to properties owned at the end of 1996. This decline resulted primarily from the December 1995 refinancing which reduced the related interest rates to 6.95%, and to a lesser extent from the September 1996 refinancing which reduced related interest rates to 7.33%. These rates permitted a reduction in total interest expense notwithstanding that the aggregate mortgage balances increased by approximately

$50.0 million in those refinancing transactions. The increase in administrative expenses from 1995 to 1994 was reversed and administrative expenses decreased further as a result of Insignia's economies of scale being applied to all of the IPT Partnerships by the second half of 1996.

   Depreciation of the IPT Partnerships declined modestly because the effect of property sales was greater than the increase caused by capital expenditures, and the writedown of assets in 1995 resulting from Insignia's analysis of property carrying values was not present in 1996.

   As a result of the foregoing factors, funds from operations improved by 19.0% and the net loss declined from $17.1 million to approximately $0.7 million. With respect to properties owned throughout both periods, funds from operations improved 20.0% and loss from operations improved $15.6 million.

                  AMIT SELECTED CONSOLIDATED FINANCIAL DATA

   The following is a summary of certain selected consolidated financial data of AMIT. The selected consolidated financial data have been derived from AMIT's consolidated financial statements and, in the opinion of management of AMIT, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the periods presented. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with AMIT's Consolidated Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMIT" included elsewhere in this Proxy Statement/Prospectus.

                                        (UNAUDITED)
                               THREE MONTHS ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                               ----------------------------- -----------------------------------------------------------------
                                    1998           1997           1997          1996         1995        1994         1993
                               -------------- -------------  -------------- -----------  ----------- -----------  -----------
                                (IN THOUSANDS, EXCEPT SHARE DATA)              (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA
 Revenue......................     $ 1,060        $ 1,235        $ 7,199       $10,050     $19,502      $ 2,769     $ 4,307
 Costs and expenses...........          76            353          1,650           964       2,213        2,396       3,017
 Extraordinary item...........          --             --             --            --       1,844           --          --
 Net income...................         984            882          5,549         9,086      19,133          373       1,290
 Per AMIT Class A Share:(a)
  Income before extraordinary
   item.......................        0.37           0.33           2.10          3.33        5.77         0.11        0.38
  Extraordinary item..........          --             --             --            --          --         0.61          --
  Net income..................        0.37           0.33           2.10          3.33        6.38         0.11        0.38
 Cash distributions to AMIT
  Class A shareholders........         837            576          2,695         1,407          --           --         573
 Cash distributions per AMIT
  Class A Share ..............        0.32           0.22           1.03          0.52          --           --        0.17
AMIT Class A Shares
 outstanding at end of period    2,617,000      2,617,000      2,617,000     2,617,000   2,826,700    3,394,026   3,394,026
Weighted average AMIT
 Class A Shares outstanding ..   2,617,000      2,617,000      2,617,000     2,704,375   2,968,532    3,394,026   3,394,026
BALANCE SHEET DATA
 Total assets.................     $51,151        $43,494        $46,530       $43,375     $37,332      $35,535     $29,327
 Notes and advances payable ..       4,525             --             --            --          --       11,085      17,965
 Shareholders' equity.........      46,089         43,394         45,942        43,088      37,139       22,510      22,137

------------
(a) The net income per AMIT Class A Share was based on the weighted average AMIT Class A Shares outstanding during each of the five years in the period ended December 31, 1997, and for the three month periods ended March 31, 1998 and 1997, after deduction of the AMIT Class B Shares' 1% interest.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS OF AMIT

   The following discussion should be read in conjunction with "AMIT Selected Consolidated Financial Data" and the AMIT Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

   During the three months ended March 31, 1998 total revenue and interest income decreased by approximately 14% and 17%, respectively, when compared to the three months ended March 31, 1997. Such decrease is primarily due to the restructuring of the LaSalle loan during the first quarter ending March 31, 1997 which resulted in the AMIT capitalizing into principal accrued interest and late fees of $423,000. Recurring revenue and interest income has increased by approximately 31% for the three months ended March 31, 1998 when compared to the same period ended March 31, 1997, due primarily to newly funded loans during 1997 in the amount of $13,867,000. Funds for such new loans in 1997 came from the repayment of non-performing loans and loans paying at a lower rate of interest and from the sale of property obtained through foreclosure.

   The significant decrease in general and administrative expenses for the quarter ended March 31, 1998 when compared to the previous quarter for the same period, is due primarily to reversing expense accruals in the first quarter of 1998 that were provided in 1997 for state income taxes and legal fees in the amounts of $180,000 and $50,000, respectively. Such reversals resulted in a reduction of actual general and administrative expense for the quarter ended March 31, 1998 by $230,000. The general and administrative expense, prior to such adjustments, for the three months ended March 31, 1998 was $286,000, resulting in a decrease of such expense when compared to the same period ended March 31, 1997 by 15%. Such decrease is primarily due to reduced legal expenses incurred by AMIT.

 Fiscal Year 1997 Compared to Fiscal Year 1996

   Total interest income for the year ended December 31, 1997 decreased by 20% when compared to the same period ending in 1996. Such decrease is primarily due to the restructuring and/or repayment of interest income not previously recorded in the amount of $3.7 million during 1996 verses a total of such similar interest income of $1.5 million during 1997. During 1997 AMIT restructured three Hospitality Inn second mortgage loans, which occurred in April 1997 and the LaSalle loan which was effective in February 1997. In addition in 1997, AMIT received full repayment of the Carriage Hills note payable in November 1997 and in December 1997 the reinstatement of the Brittany Point loan as a current loan. Upon modifying the Hospitality Inns and LaSalle loans, AMIT capitalized into principal accrued interest and late fees of approximately $440,000 relating to the three Hospitality Inn second mortgage loans, during the quarter ended June 30, 1997, and $409,000 for the LaSalle loan during the first quarter ended March 31, 1997. During the quarter ended December 31, 1997, in conjunction with the repayment of the Carriage Hills note, AMIT received and realized interest income in the amount of $238,000, which represented past due interest. Beginning in July 1997 AMIT began receiving monthly interest payments at the stated interest rate on the Brittany Point loan and as a result recognized $337,000 of past due interest as income. Recurring interest income has increased 32% in 1997 when compared to 1996, in the approximate amounts of $3,603,000 and $2,719,000, respectively, due to previously modified loans which are now paying debt service either at the stated interest rate or on a cash flow basis and newly funded loans during the six months ended June 30, 1997 in the amount of $9,850,000. Funds for such new loans came from the repayment of non-performing loans and loans paying at a lower rate of interest and from the sale of a property obtained through foreclosure.

   AMIT recognized additional income for the year ended December 31, 1997 relating to recovery of bad debt. During the three months ended June 30, 1997, AMIT received a partial principal repayment of $340,500 on a loan for which an allowance for estimated loss has been previously provided and during the quarter ended December 31, 1997 as discussed above, AMIT received full repayment of principal on the Carriage Hills loan in the amount of $1,404,000 for which an allowance for estimated loss had been previously provided. In addition, AMIT recognized a gain from the sale of its joint venture interest in the Rolling Greens property in the amount of $80,000, which occurred in June 1997.

   The 253% increase in legal fee expenses for the year ended December 31, 1997 when compared to the previous same period, is due to the settlement in June 1996 of the state and federal claims AMIT brought against others relating to the use of non-public information by a group of investors. In conjunction with this settlement, AMIT offset $764,000 in settlement proceeds against legal expenses in June 1996. In addition during the year ended December 31, 1997 AMIT incurred legal expenses defending itself against a malicious prosecution case brought against AMIT by one of the defendants in the state and federal insider trading claims described above. In October 1997 the malicious prosecution case was dismissed in favor of AMIT on summary judgment.

   General and administrative expenses increased by 12% in 1997 when compared to 1996. This increase is primarily due to AMIT no longer sharing its office administrative expenses, effective November 1, 1996, with another trust, Angeles Participating Mortgage Trust.

 Fiscal Year 1996 Compared to Fiscal Year 1995

   For the year ended December 31, 1996, total revenue decreased significantly as compared to total revenue for the same period in 1995. The decrease is due to the Angeles bankruptcy settlement of $12,844,000 which was effective March 31, 1995. Simultaneous with the Angeles settlement, AMIT settled its claims with the various partnerships associated with Insignia, which resulted in extraordinary income of $1,844,000 resulting from AMIT being able to negotiate the settlement of these claims at a discount. Total revenue for the year ended December 31, 1996 represents a significant decrease from the same period ended 1995 due to the two 1995 settlement transactions referred to above.

   Interest income for the year ended December 31, 1996 increased by approximately 73% when compared to the year ended December 31, 1995. This increase in 1996 is primarily due to the restructuring of AMIT's Arrowhead loan, for which AMIT recognized approximately $2.8 million of interest income and the pay off of the Fox Run and Harbour Landing loans for which AMIT recognized approximately $900,000 of interest income not previous recorded due to the doubtful nature of their collectability. Rental income grew during 1996 as the two University Center properties achieved greater occupancy in 1996 over that of 1995.

   In conjunction with the modification of the Arrowhead loan, AMIT held a $1.2 million preferred partnership distribution interest which it received in the Angeles bankruptcy settlement. At that time AMIT valued this interest at zero as it had an indeterminable value when it was acquired. Upon modifying the Arrowhead loan this preferred interest was rolled into the principal of the restructured loan, and as a result AMIT recognized additional interest income of $1.2 million. In addition, $2 million was recorded as recovery of bad debt upon the full repayment of the $6.7 million Fox Run loan in December 1996.

   Interest expense to the bank from which AMIT has obtained a line of credit decreased as AMIT had no borrowings on the bank line of credit for the year ending December 31, 1996, and only borrowed $430,000 for a three-day period in June 1996. AMIT had an average month-end borrowing on the bank line of credit of $2,075,000 in 1995.

   During 1996 AMIT paid $9,000 for 1995 Minnesota state taxes due to the fact that AMIT owns properties in that state and $10,000 and $120,000 in alternative minimum tax for the 1995 and 1996 tax year, respectively, as AMIT utilized its net operating losses to offset its 1995 and 1996 taxable income. Prior to October 1996, AMIT shared its office administrative expenses along with a portion of the salaries of its employees with another trust, Angeles Participating Mortgage Trust ("APART"). Effective October 1996, AMIT employees no longer provide any services to APART nor does APART operate in the same offices as AMIT. As a result, beginning in October 1996, AMIT no longer receives reimbursement of employee salary or general office expenses.

   Legal expenses for the year ended December 31, 1996 decreased significantly when compared to the same period in 1995 as AMIT reached an agreement to settle pending litigation in state and federal courts with all but one defendant, relating to AMIT's complaint for damages arising from the use of non-public information to acquire AMIT Class A Shares and alleged violations of federal securities laws. AMIT, in settlement, received cash of $689,000 and a $75,000 four year, 8% collateralized promissory note, with semi-annual interest payments. This $764,000 portion of the settlement was recognized by AMIT as income by offsetting legal expenses incurred by AMIT relating to the lawsuit. In addition, AMIT acquired 209,700 AMIT Class A Shares for $1,730,000, or $8.25 per AMIT Class A Share and obtained a standstill agreement and a voting proxy, controlled by the AMIT Board, on approximately 200,000 additional AMIT Class A Shares until such shares are sold in the open market.

 Fiscal Year 1995 Compared to Fiscal Year 1994

   For the year ended December 31, 1995 total revenue increased significantly as compared to total revenue for the same period in 1994. This increase is primarily due to the Angeles bankruptcy settlement which was effective March 31, 1995. AMIT recognized a recovery of bad debt of $12,844,000 as a result of the settlement, for which AMIT received proceeds of cash in excess of $8 million on April 14, 1995. Simultaneous with the Angeles settlement, AMIT settled its claims with the various partnerships then associated with Insignia, which resulted in an extraordinary gain of $1,844,000 resulting from AMIT being able to negotiate the settlement of these claims at a discount. During the year ended December 31, 1995, AMIT recorded an additional $3,110,000 in recovery of other bad debts, which were associated with partial principal repayments on loans which had allowances for estimated losses recorded in addition to recording two properties AMIT received through deeds-in-lieu of foreclosure at market value. Included in the $3,110,000 of debt recovery, AMIT reversed $1,800,000 of allowance for estimated loss relating to the Fox Run loans, based upon improved property performance, the commencement of modified debt service in the fourth quarter of 1995 and an anticipated refinancing of the mortgages on the property.

   In addition, revenues increased in 1995 from 1994 as a result of a $435,000 gain recognized from the $1,370,000 sale of the 4851 Van Epps property. AMIT obtained title to this property through a deed-in-lieu of foreclosure in September 1995, from its first trust deed mortgage on this property.

   Interest income for the twelve months ended December 31, 1995 increased approximately 12% or $318,000 when compared to the same period ended in 1994. The increase is primarily related to two AMIT Loans: (1) recognition of interest due to restructuring of past due interest into principal, the note is currently performing; and (2) recognition of interest as a result of debt satisfaction through a deed-in-lieu of foreclosure.

   Property rental income and ownership expenses increased for the year ended 1995 when compared to 1994 as AMIT owned up to five properties during 1995 compared to two properties owned in 1994.

   In December 1995, AMIT sold the parcel of land it owned in Houston, Texas for $1,500,000 and recognized a $3,000 loss from such sale.

   Interest expense on AMIT's line of credit decreased as AMIT's average month-end borrowings were $2,075,000 and $6,093,000 in 1995 and 1994, respectively. Such decrease is offset by an increase in the weighted average interest rate of 10.1% and 9.0% for the years ended December 31, 1995 and 1994, respectively.

   Other interest expense decreased for the twelve months ended December 31, 1995 when compared to the same period in 1994. Such interest expense is associated with cash advances which had a balance of $7,585,000 as of December 31, 1994 and were paid effective March 31, 1995.

   The increase in general and administrative expenses for the twelve months ended December 31, 1995 when compared to the same period in 1994, is primarily due to increased proxy solicitation costs of approximately $150,000 incurred as a result of a proxy contest in 1995. The increased legal fees were associated with state claims brought by AMIT against a group of investors. AMIT claimed the investors acquired AMIT Class A Shares based on insider information and brought a federal claim against Morton Kirsch and Wherco, Inc. and others, for deficiencies in information required to be filed and false and misleading information filed by the defendants in public documents regarding AMIT. AMIT sought recovery of legal expenses in connection with certain of these claims.

LIQUIDITY AND CAPITAL RESOURCES

   In January 1998, AMIT funded a new loan in the amount of $1,000,000 secured by a first deed of trust on a 125,000 square foot warehouse facility located in Memphis, Tennessee. This new loan requires monthly interest only payments at an annual rate of 8% and matures in January 2008. In March 1998 AMIT purchased at par two first mortgage loans from an unaffiliated third party for $3,865,000. These two mortgages are on three industrial warehouse properties located in Cleveland, Ohio. AMIT began the foreclosure process on these three properties in 1996 and expects to take title during the third quarter of 1998. The foreclosure process on these three properties results from AMIT obtaining judgement liens relating to recourse provisions on a defaulted second mortgage loan held by AMIT. The debt service on the first mortgage loans have been and continue to be current through the foreclosure process. These two mortgage loans pay monthly interst only at an annual rate of 7.15% and mature September 1, 1998.

   As of April 30, 1998 AMIT has an outstanding commitment to fund a first mortgage loan in the amount of $5,500,000 and to purchase a first mortgage loan for approximately $4,250,000.

   During the quarter ended March 31, 1998, AMIT had its largest mortgage note receiveable prepay in full the outstanding principal balance of $9,004,000. This loan, referred to as Lake Arrowhead, paid monthly interest payments at the stated note rate of 10.20%. While AMIT has been able to commit to fund new loans with such proceeds, it is unlikely it will be able to obtain the same yield as the Lake Arrowhead loan due to the recent downward trend of interest rates.

   Until December 1996, AMIT invested in loans which were made principally to partnerships that were affiliated with Angeles, the parent company to AMIT's prior advisor, AFC, but the majority of which are now controlled by IPT.

   In May 1998, AMIT's line of credit, in the amount of $5 million, which is secured by all of AMIT's assets, was renewed through October 1998, with the ability to renew for an additional six months to April 1999 at AMIT's option. The line of credit allows AMIT to draw on such line to facilitate the foreclosure process on AMIT Loans. The line of credit requires monthly interest only payments based upon prime plus 1/2% and a $12,500 commitment fee paid quarterly. During the year ended December 31, 1997 and the three months ended March 31, 1998, AMIT did not draw on the line of credit.

   AMIT's liquidity is dependent upon its borrowers having sufficient cash to pay interest and principal payments as they become due. In February 1993, a significant number of the obligors of the AMIT Loans, including certain partnerships now controlled by IPT, failed to service their debt obligations under AMIT Loans. AMIT has since completed the process of restructuring the AMIT Loans. Certain of the restructured loan terms include a reduction in the interest rate, an extension of the loan term, payment of at least net cash flow from the operation of the relevant property on a current basis and a modest increase in the principal balance of the loan as consideration for the modification.

   Loans having a carrying value (net of loan loss reserves) of approximately $1.3 million (or 3% of AMIT's net investments) are currently in default with respect to debt service obligations. AMIT's lending is primarily concentrated in secured and, to a lesser extent, unsecured real estate loans. The realizable value of real estate collateralizing notes receivable or owned from Loan foreclosures, can only be determined based upon a sales negotiation between independent third parties in an arm's length transaction. In addition, considering that, in most cases, it is the proceeds of sale and/or refinancing which will enable AMIT to receive such funds, the actual proceeds may be significantly impacted by the condition of the real estate industry at the time the principal amounts become due or properties sold.

   During 1996 AMIT modified five loans referred to as Brittany Point, Fox Crest, Carriage Hills, Vista Hills and Angeles Partners XIV-Waterford. In connection with the modifications, AMIT extended the maturity dates on all of the loans except for Angeles Partners XIV-Waterford, to December 31, 2000, March 1, 2003, September 1, 2000 and September 1, 2002, respectively, and capitalized approximately $320,000, $1,765,000, $204,000, $230,000 and
$134,000, respectively, of past due interest into principal. The modified notes require payments only out of cash flows provided by the properties. AMIT did not recognize any interest income in connection with these loan modifications.

   AMIT received full and partial paydowns as follows:

         NUMBER OF    PAYDOWN IN
YEAR       LOANS       MILLIONS
------  ----------- ------------
1995...       6         $ 9.0
1996...      10         $10.3
1997...      11         $ 7.6

   During the last quarter of 1996, AMIT modified and received a significant repayment on two of AMIT's largest loans. In October 1996, the Arrowhead Joint Venture $6 million loan (which was previously secured only by a partnership interest), along with a related $1.2 million unsecured preferred partnership distribution interest ("Preferred Interest"), was restructured to a $9 million first trust deed mortgage, with a current effective interest rate of 10.02% reducing to a 9.8% rate upon repayment of $1.5 million which is expected to occur in late 1998. The restructuring has resulted in AMIT significantly strengthening the collateral on this loan along with increasing the annual debt service on this loan by approximately $400,000. The $1.2 million Preferred Interest was acquired in the settlement with Angeles and was initially valued at zero as it had an indeterminable value when it was acquired. In addition, AMIT capitalized approximately $1.7 million in deferred interest that was not previously recognized in income, as full recovery of such interest was, until the modification, considered doubtful.

   In December 1996, AMIT received approximately $7 million from its three Fox Run mortgages as a result of the borrower refinancing the property. The $7 million of cash proceeds represented the full repayment of approximately $6.7 million of principal on these three loans with the remainder representing a portion of the accrued interest associated with the loans. In addition to this repayment, AMIT took back a new third mortgage on the Fox Run property in the amount of $875,000. The $875,000 is comprised of approximately $425,000 of the remaining accrued interest from the three Fox Run loans and approximately $450,000 of accrued interest and principal on the Angeles Partners XI-Harbour Landing promissory note. AMIT recognized $2 million of bad debt recovery on this transaction, and approximately $900,000 of interest income from accrued interest not previously recognized, as full recovery of such interest was indeterminable until the repayment.

   In December 1996, AMIT, acquired, at par, three first mortgage loans from an unaffiliated third party for approximately $2.9 million. These mortgages are on three properties known as Hospitality Inns (three separate properties and locations) on which AMIT also holds three second mortgages. All of these six mortgages matured in October 1996, and AMIT entered into negotiations with the borrowers which culminated in the restructure of the indebtedness in mid-1997. The six loans were restructured into three loans secured by first priority mortgages on the hotel properties owned by the various borrowers as well as cross-collateralization of one of the loans by a second priority mortgage on the hotel property owned by one of the other two borrowers. The borrowers continued making debt service payments to AMIT throughout the negotiation process.

   In February 1997, AMIT made its first new loan since January 1993, in the amount of $5,000,000, secured by first deeds of trust on three manufactured home parks located in Texas. This new loan requires interest only payments at 8.9% and matures in December 2003. In April 1997, AMIT made a second new loan in the amount of $2,950,000 secured by a first deed of trust on a 628,000 square foot industrial warehouse located in Martinsville, Virginia. This loan requires interest only payments at 11% and matures in April 1998. In June, 1997 AMIT made a new first mortgage loan in the amount of $1,900,000 secured by four manufactured home parks located in Wyoming. The new loan requires interest only payments of 9.07% and matures in December 2003. In December 1997 AMIT made three first mortgage loans in the amounts and terms as follows: $1,300,500 on a 144,000 square foot office/warehouse facility located in Houston, Texas with an 8% interest rate, interest only payable monthly; $531,250 on a 56,080 square foot industrial/warehouse located in Aiken, South Carolina with an 8% interest rate, principal and interest payable monthly, with principal amortized over 20 years; and $2,185,000 on a 335,000 square foot industrial facility located in Jackson, Tennessee, initially monthly interest only payable at a rate of 10 1/2%, with the interest rate reduced to 230 basis points over ten-year Treasuries upon the debt coverage ratios increasing to a stipulated level. All three of these December 1997 first mortgage loans mature in December 2007.

   In December 1997 AMIT purchased a second mortgage loan with a face amount of $375,000 for $384,000. This second mortgage loan is on a 186-unit apartment complex, Silver Ridge Apartments, located in Maplewood, Minnesota. The Silver Ridge second mortgage has an interest rate of 10% and default rate of 12% and matured December 31, 1997. In addition, during 1997 AMIT obtained judgment liens against the Silver Ridge Apartments property based upon recourse provisions on other AMIT loans. Through one of these judgment liens AMIT foreclosed on the property in October 1997 subject to a twelve-month redemption period. On January 30, 1998, AMIT received title to Silver Ridge Apartments through deed-in-lieu of foreclosure as a result of provisions in the second mortgage held by AMIT. In connection with taking title to Silver Ridge Apartments, AMIT assumed a first trust deed mortgage from a third party in the amount of $4,525,000. This first mortgage provides for a variable interest rate not to exceed 12%, interest only paid monthly, with a current interest rate of 3 1/2%. The loan matures in July 2023.

   During 1995 AMIT foreclosed on University Center Phase IV and took title to three properties through deeds-in-lieu of foreclosure. These properties include 4851 Van Epps for which AMIT had commenced foreclosure action in 1994. In October 1995, AMIT sold this property for $1,370,000, receiving net cash proceeds of $580,000 and a first trust deed on the property for $700,000. In addition, AMIT obtained title, through deeds-in-lieu of foreclosure as a result of recourse provisions in a defaulted loan, on 4705 Van Epps, an industrial warehouse located in Cleveland, Ohio and on University Center I and II, office industrial property located in Fridley, Minnesota. In addition, AMIT sold a parcel of land located in Houston, Texas for $1,500,000, resulting in net cash proceeds of approximately $1,400,000. During 1996, AMIT sold the 4705 Van Epps property in March 1996 for a sale price of $752,000 and received net cash proceeds of approximately $677,000. In addition, AMIT foreclosed on three properties during 1996, which included; Colony Cove a 200-acre parcel of raw land; Rolling Greens, in which AMIT has a 57% joint venture interest in a 155-acre parcel of raw land and an 8,500 square foot strip shopping center and Springdale a 443 pad mobile home park. In October 1996, AMIT sold Springdale for a $4 million sale price and received net cash proceeds of approximately $1.1 million. In addition, during 1996, AMIT began the foreclosure process on five properties, which include a first mortgage referred to as LaSalle Warehouse (which was subsequently restructured and paid in full during the quarter ended December 31, 1997), a second mortgage referred to as Southgate Apartments and three industrial properties located in Cleveland, Ohio. AMIT's interest in the Cleveland, Ohio properties, were obtained from judgment liens relating to recourse provisions on a defaulted second mortgage loan held by AMIT. AMIT anticipates that the foreclosure process will be completed during 1998.

   The settlement between AMIT and Angeles represented over $15 million in various assets including $6 million in cash and a collateralized note. The collateralized note due December 31, 1998, carries interest at prime plus one percent with a maximum interest rate of 8.5%. The note was paid in full in December 1997.

   AMIT's management on a quarterly basis reviews the carrying value of the AMIT Loans and properties held for sale. Generally accepted accounting principles require that the carrying values of a note receivable or property held for sale cannot exceed the lower of its cost or its estimated net realizable value. The estimate of net realizable value is based on management's review and evaluation of the collateral properties as well as recourse provisions included in certain notes receivable. The allowance for loan loss as of March 31, 1998 was approximately $8.8 million. However, the provision for loss is an estimate which is inherently uncertain and depends on the outcome of future events. AMIT's estimates are based on an analysis of the loan portfolio, composition of the loan portfolio, the value of collateral and current economic conditions.

   AMIT believes that its current cash flow from operations is sufficient to provide for payment of its operating costs and provide for distributions to shareholders.

   During the year ended December 31, 1997, four AMIT loans prepaid the total outstanding principal balance of $6,800,000 and another loan, referred to by AMIT as Northprior, made a substantial repayment in the amount of $340,000. The four loans which made full repayments are referred to by AMIT as Angeles Partners X ($614,000), Angeles Corporation ($3,450,000), Carriage Hills ($1,404,000) and LaSalle ($1,334,000).

   In October 1997 AMIT foreclosed on an additional 40 acres of raw land adjacent to the 200-acre parcel of land foreclosed on in April 1996, referred to as Colony Cove, in Ellenton, Florida. AMIT held a first trust deed in the amount of $1,572,000 on the 200 acres and had recourse, through provisions on the mortgage note, allowing for the foreclosure on the adjacent 40 acres. In conjunction with the foreclosures, AMIT incurred approximately $178,000 in expenses, which was capitalized into the cost of the property. AMIT did not recognize any income or loss from such foreclosures. During 1997 AMIT entered into a contract to sell approximately 224 acres of this property zoned residential, for $8,500 per acre. The contract requires the sale to close in the latter part of 1998, although there can be no assurances that this transaction will occur. Subsequent to 1997, in January 1998 AMIT received cash of approximately $160,000 through garnishment of all of the borrowers bank accounts, this amount reduced the carrying value of the Colony Cove property.

   In June 1997 the Rolling Greens property was sold for $1,175,000 of which $665,000 represented AMIT's portion of the 57% joint venture proceeds of the sale and cash held by the joint venture partnership.

   In December 1997 AMIT wrote off a promissory note, with a principal outstanding balance of $1,530,000 referred to by AMIT as Vista Hills. Based upon AMIT's evaluation of the property operations and discussions with the borrower regarding the likelihood of foreclosure by the first lien holder in 1998, AMIT believed there would be no recovery in the future. The borrower had indicated to AMIT that the property would most likely be foreclosed upon by the first lien holder during 1998. AMIT had previously fully provided for loan loss reserves for this loan and did not realize any loss or gain from the sale.

                  UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read in conjunction with, the historical financial statements and related notes thereto of IPT and AMIT included elsewhere herein, and are not necessarily indicative of the financial position or operating results that would have occurred had the transactions described below been in effect on the dates indicated.

   The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1998 gives effect to the Merger as if effected at March 31, 1998.

   The Unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended March 31, 1998 and the year ended December 31, 1997 gives effect to the Merger as if effected at January 1, 1997. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 1997 also gives effect to (i) the completion of the tender offers commenced on August 28, 1997 by a wholly-owned subsidiary of IPLP for limited partner interests, (ii) the completion of the tender offers commenced on October 30, 1997 by a wholly-owned subsidiary of IPLP for limited partner interests, (iii) the exercise of the Shelter IV Option and (iv) the acquisitions of additional limited partner interests in certain IPT Partnership from High River, as if effected at January 1, 1997.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                MARCH 31, 1998
                                (IN THOUSANDS)


                                                                   PRO FORMA       PRO FORMA
                                            IPT         AMIT      ADJUSTMENTS    BALANCE SHEET
                                        ---------- ------------  ------------- ---------------
ASSETS
 Cash..................................  $ 23,338     $10,860                      $ 34,198
 Accounts receivable...................         1         615                           616
 Mortgage notes receivable.............                31,921 a)    $(8,826)         23,095
 Promissory notes receivable
  (primarily due from affiliates) .....                 6,789                         6,789
 Allowance for estimated losses on
  mortgage notes and promissory notes
  receivable...........................                (8,826)a)      8,826
 Investments in real estate limited
  partnerships.........................   177,681                                   177,681
 Apartment property and other real
  estate...............................    26,003       8,730 a)     (3,141)         31,592
 Other assets..........................     7,068       1,062 a)     (1,200)          6,930
                                        ---------- ------------  ------------- ---------------
Total assets...........................  $234,091     $51,151       $(4,341)       $280,901
                                        ========== ============  ============= ===============
LIABILITIES AND
 SHAREHOLDERS' EQUITY
 Liabilities: .........................
  Accounts payable--due to Insignia ...  $    160                                  $    160
  Distributions payable to Insignia ...     1,490                                     1,490
  Distributions payable................     2,914                                     2,914
  Accrued expenses.....................     1,272     $   537 a)    $ 1,200           3,009
  Non-recourse mortgage notes..........    21,957       4,525                        26,482
                                        ---------- ------------  ------------- ---------------
Total liabilities......................    27,793       5,062         1,200          34,055
Minority interests in IPLP.............    56,984                                    56,984
Shareholders' equity:
 Preferred shares, issued and
  outstanding, none
 Common shares, issued and outstanding
  IPT 19,427,760, AMIT 2,617,000
  (Class A) and 1,675,113 (Class B)
  and IPT pro forma 23,446,958.........       194       2,631 a)     (2,591)            234
 Additional paid-in capital............   154,984      50,199 a)     (9,691)        195,492
 Unearned compensation.................    (5,462)                                   (5,462)
 Distributions in excess of
  accumulated earnings.................      (402)     (6,741)a)      6,741            (402)
                                        ---------- ------------  ------------- ---------------
 Total shareholders' equity............   149,314      46,089        (5,541)        189,862
                                        ---------- ------------  ------------- ---------------
 Total liabilities and shareholders'
  equity...............................  $234,091     $51,151       $(4,341)       $280,901
                                        ========== ============  ============= ===============


See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance
                                    Sheet.

      NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

PRO FORMA ADJUSTMENTS


a) Represents adjustment to record initial estimated fair value allocation of purchase price, the elimination of AMIT's shareholders' equity under the purchase method of accounting and the issuance of approximately 4,019,198 IPT Common Shares in connection with the Merger, and estimated costs of $2,400,000 related to the Merger. Purchase price and related costs (in thousands, except share data):



 Issuance of 4,019,198 IPT Common Shares at
 $10.00 per share...............................  $40,192
Estimated Registration Costs....................     (200)
                                                 ---------
Net Proceeds of Issuance........................   39,992
Professional Fees and other liabilities ........    2,400
                                                 ---------
Purchase Price of Class A Common Shares ........   42,392
Less: Costs paid through March 31, 1998 ........   (1,200)
                                                 ---------
                                                  $41,192
                                                 =========


   Under purchase accounting, AMIT's assets and liabilities are required to be adjusted to their estimated fair values:


                                               NET ASSETS
                                           INCREASE/DECREASE
                                           -----------------
Amounts reported by AMIT .................      $46,089
Class B Shares Held by an Affiliate  .....         (556)
Purchase price adjustment:
 Apartment property and other real estate        (3,141)
                                           -----------------
                                                $42,392
                                           =================

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE THREE MONTHS ENDED MARCH 31, 1998
                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                  PRO FORMA
                                                                                    INCOME
                                                                IPT       AMIT    STATEMENT
                                                           ------------ -------  -----------
REVENUES
 Rental income..........................................      $1,771     $   87     $1,858
 Equity earnings--limited partnership interests ........       3,361                 3,361
 Interest income........................................                    973        973
 Other..................................................         625                   625
                                                          ------------- ------- ------------
                                                               5,757      1,060      6,817
EXPENSES
 Property operating expenses............................         890                   890
 Administrative.........................................         352         56        408
 Apartment property interest............................         406                   406
 Apartment property depreciation........................         271                   271
 Amortization...........................................         251         20        271
                                                          ------------- ------- ------------
                                                               2,170         76      2,246
                                                          ------------- ------- ------------
 Income before minority interest and sale of
  properties............................................       3,587        984      4,571
 Minority interest in IPLP and consolidated
  subsidiaries..........................................       1,533                 1,533
                                                          ------------- ------- ------------
 Income before extraordinary item.......................      $2,054     $  984     $3,038
                                                          ============= ======= ============
 Income before extraordinary item per common share .....      $ 0.11                $ 0.13
                                                          =============         ============
 Weighted average number of shares outstanding and
  common share equivalents..............................  18,835,911            23,073,958
                                                          =============         ============


See accompanying Notes to Unaudited Pro Forma Condensed Consolidated
                             Statements of Income

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                             PRO FORMA
                                                               PRO FORMA      INCOME
                                           IPT        AMIT    ADJUSTMENTS    STATEMENT
                                      ------------ --------  ------------- -----------
REVENUES
 Rental income.......................    $ 6,646     $  266                   $ 6,912
 Equity earnings--limited
  partnership interests..............      8,062            a)   $2,370        10,701
                                                            b)      269
 Interest income.....................                 5,109                     5,109
 Recovery of bad debts...............                 1,744                     1,744
 Other...............................      2,118                                2,118
                                      ------------ --------  ------------- -----------
                                          16,826      7,119       2,639        26,584
EXPENSES
 Property operating expenses.........      3,258         56                     3,314
 Administrative......................      1,314      1,351                     2,665
 Apartment property interest.........      1,486                                1,486
 Apartment property depreciation ....        966                                  966
 Amortization........................        285         63 c)      240           588
 Income taxes........................                   180                       180
 Other interest......................         47                                   47
                                      ------------ --------  ------------- -----------
                                           7,356      1,650         240         9,246
                                      ------------ --------  ------------- -----------
 Income before minority interest and
  sale of properties.................      9,470      5,469       2,399        17,338
 Minority interests in IPLP and
  consolidated subsidiaries..........      4,440            d)      382         4,822
                                      ------------ --------  ------------- -----------
 Income before gain on sale of
  properties.........................      5,030      5,469       2,017        12,516
 Gain on sale of properties (net of
  minority interest).................      1,044         80                     1,124
                                      ------------ --------  ------------- -----------
 Incomebefore extraordinary item ....    $ 6,074     $5,549      $2,017       $13,640
                                      ============ ========  ============= ===========
 Income before extraordinary item
  per common share...................    $  0.40                              $  0.59
                                      ============                         ===========
 Weighted average number of shares
  outstanding and common share
  equivalents........................  14,694,327                           23,046,558
                                      ============                         ===========


   See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENTS OF INCOME

   The Unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended March 31, 1998 gives effect to the Merger. The Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1997 gives effect to (i) the Merger, (ii) the completion of the tender offers commenced on August 28, 1997 by a wholly-owned subsidiary of IPLP for limited partner interests, (iii) the completion of the tender offers commenced on October 30, 1997 by a wholly-owned subsidiary of IPLP for limited partner interests, (iv) the exercise of the Shelter IV Option, (v) the acquisitions of additional limited partner interests in certain IPT Partnerships from High River, as if effected at January 1, 1997.

PRO FORMA ADJUSTMENTS
a) Represents additional equity earnings from acquisition of investments in partnerships in 1997 as if such investments were acquired at the beginning of the period.
b) Represents additional equity earnings from Shelter Properties IV Limited Partnership as a result of the exercise of the Shelter IV Option.
c) Represents adjustment for amortization of estimated formation costs of $2,200,000 which are being amortized over a five year period.
d) Represents adjusted minority interest to reflect the aforementioned events. Minority interest in IPLP is reflected at 29.7% and minority interest in NPI 4 is reflected at 37.4%.

                              MANAGEMENT OF IPT

BOARD OF TRUSTEES

   After the consummation of the Merger, the IPT Board will consist of seven members, four of whom also serve as officers of Insignia (including one who is also a director of Insignia). The IPT Board has the power to expand the size of the IPT Board and to appoint additional trustees to fill newly created seats and vacancies. The trustees are classified, with respect to the terms for which they severally hold offices, into three classes of staggered three-year terms. Any trustee may resign by written notice to the remaining trustees, and may be removed only for fraud or willful malfeasance by the affirmative votes of not less than two-thirds of the IPT Common Shares then outstanding and entitled to vote in the election of trustees. Any vacancies on the IPT Board, whether resulting from resignation, removal or death, or an increase in the number of trustees, may be filled by a majority of the trustees of the same class as the vacant trustee then in office, or by the sole remaining trustee of that class or if there are no remaining trustees of that class, by the vote of a majority of the remaining trustees, in each case even if less than a quorum. The trustees are and will be indemnified against certain liabilities under Maryland law, the Declaration of Trust and Bylaws of IPT and the Partnership Agreement of IPLP. See "Comparison of Shareholder Rights -- Limited Liability and Indemnification of Trustees, Officers, Employees and other Agents."

   The following table identifies the existing trustees of IPT and the additional trustees who will be appointed upon consummation of the Merger, together with their respective ages and positions with IPT.

   Existing Trustees

 NAME                      AGE   POSITIONS
-----------------------  ------- -----------------------------------------------
Andrew L. Farkas........    37   Trustee, Chairman of the Board of Trustees,
                                 Chief Executive Officer
James A. Aston..........    45   Trustee, President
Frank M. Garrison.......    42   Trustee, Executive Managing Director

Trustees to be Appointed Upon Consummation of the Merger

Name                       Age   Positions
-----------------------  ------- -----------------------------------------------
Ronald J. Consiglio ....    54   Trustee, Managing Director
Warren M. Eckstein......    37   Trustee
Bryan L. Herrmann.......    62   Trustee
Ronald Uretta...........    42   Trustee, Treasurer

   Andrew L. Farkas has served as a trustee of IPT since December 1996, and has served as its Chairman and the Chief Executive Officer of IPT since January 1997. Mr. Farkas has been a Director and Chairman, President and Chief Executive Officer of Insignia since its inception in January 1991. Mr. Farkas has also been President of Metropolitan Asset Group, Ltd., a real estate investment banking firm, since 1983. Mr. Farkas' term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2000. Mr. Farkas is primarily engaged in the management and affairs of Insignia and is involved in IPT affairs only to the extent of strategic planning and capital formation.

   James A. Aston has served as a trustee and President of IPT since its inception in May 1996. Mr. Aston's principal employment has been with Insignia for more than the past five years, and he currently serves as Chief Financial Officer of Insignia (since August 1996) and with the office of the Chairman (since July 1994). Mr. Aston's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 1999. Mr. Aston will divide his time between the affairs of Insignia and the affairs of IPT as necessary.

   Frank M. Garrison has served as a trustee of IPT since December 1996 and is an Executive Managing Director of IPT. He has also served in various other officer capacities with IPT since December 1996. Mr. Garrison's principal employment has been with Insignia for more than the past five years, and he currently serves as Executive Managing Director of Insignia and President of Insignia Financial Services, a division of Insignia (in each case since July
1994). Mr. Garrison's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2001.

   Ronald J. Consiglio will be appointed as a trustee of IPT upon consummation of the Merger. Mr. Consiglio has been a trustee of AMIT since April 1988 and has served as the Chairman, Chief Executive Officer and President of AMIT since May 1993. In addition, he was the Chairman of AMIT's Audit Committee in 1993 and became the Chairman of the Independent Committee upon its formation in February 1993. Upon formation of AMIT's Executive Committee in May 1995, Mr. Consiglio served as its Chairman. From January 1993 through June 1993, he served as Executive Vice President and Chief Administrative Officer of Reynolds Kendrick Sexton, Inc., a Los Angeles based securities brokerage firm. Mr. Consiglio also serves as a trustee of APART, an American Stock Exchange company. Upon consummation of the Merger, Mr. Consiglio will also serve as a Managing Director of IPT. Mr. Consiglio's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2000.

   Warren M. Eckstein will be appointed as a trustee of IPT upon consummation of the Merger. Mr. Eckstein has been Managing Director -- Investment Banking of Paine Webber Incorporated since October 1996. Prior to October 1996, Mr. Eckstein served as Senior Vice President, Investment Banking, of Dillon, Reed & Co., Inc. Mr. Eckstein's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 1999.

   Bryan L. Herrmann will be appointed as a trustee of IPT upon consummation of the Merger. Mr. Herrmann has been a trustee of AMIT since December 1994 and is a member of the Compensation and Executive Committees and serves as the Chairman of the Compensation Committee. Mr. Herrmann is an investment banker by background and currently is Chairman and Chief Executive Officer of Base Camp 9 Corp., a position he has held since 1990. Mr. Herrmann is also a member of the board of directors of Wynn's International, Inc., a ASE company. Mr. Herrmann's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2001.

   Ronald Uretta will be appointed as a trustee of IPT upon consummation of the Merger. Mr. Uretta has served in various officer capacities with IPT since December 1996 and currently serves as its Treasurer. Mr. Uretta's principal employment has been with Insignia for more than the past five years, and he currently serves as Chief Operating Officer (since August 1996) and Treasurer (since January 1992) of Insignia. Mr. Uretta's term as a trustee of IPT will expire at the annual meeting of the shareholders of IPT held in the year 2000. Mr. Uretta is primarily engaged in the affairs of Insignia.

COMMITTEES OF THE IPT BOARD

   The IPT Board has two committees--an Audit Committee and a Compensation Committee.

   Audit Committee. Mr. Aston is currently the sole member of the Audit Committee. Upon consummation of the Merger, the Audit Committee will be comprised of two independent trustees (Messrs. Eckstein and Herrmann) and one inside trustee (Mr. Aston). The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of IPT's internal accounting controls.

   Compensation Committee. Mr. Farkas is currently the sole member of the Compensation Committee. Upon consummation of the Merger, the Compensation Committee will be comprised of two independent trustees (Messrs. Eckstein and Herrmann) and one inside trustee (Mr. Farkas). The Compensation Committee determines the compensation for IPT's executive officers and administers IPT's 1997 Share Incentive Plan.

COMPENSATION OF TRUSTEES

   Each trustee of IPT who is not also an officer of Insignia will receive a board retainer of $12,000 per year, and each trustee of IPT who is not also an officer of IPT or Insignia will receive additional compensation in the amount of $2,000 for each regular meeting of the IPT Board he attends in person and $500 for each regular meeting attended via telephone. In addition, each trustee who is a member of the Audit Committee or the Compensation Committee (and who is not an officer of IPT or Insignia) will receive $1,000 for each committee meeting attended, whether in person or by telephone. Each trustee may, in lieu of receiving the above described compensation, direct that such compensation be paid to a charitable organization of his choice. Mr. Eckstein has indicated that it is his intent to do so. All trustees of IPT are eligible to receive grants of options to purchase IPT Common Shares and restricted IPT Common Shares under the terms of IPT's 1997 Share Incentive Plan. See "--1997 Share Incentive Plan" below.

EXECUTIVE OFFICERS

   The following table identifies the individuals who will serve as the executive officers of IPT upon consummation of the Merger and their respective ages and offices they will hold with IPT. Each person will serve until his successor is appointed by the IPT Board.

   Officers Who Will Not Serve as Full-Time Employees of IPT

 NAME               AGE  OFFICE
-----------------  ----- --------------------------------
Andrew L. Farkas .   37  Chief Executive Officer
James A. Aston ...   45  President
Jeffrey P. Cohen .   30  Senior Vice President; Secretary
Frank M.             42  Executive Managing Director
 Garrison.........
Ronald Uretta.....   42  Treasurer

   Officers Who Will Serve as Full-Time Employees of IPT

 NAME                     AGE  OFFICE
-----------------------  ----- ----------------------------------
Carroll D. Vinson.......   56  Chief Operating Officer
Ronald J. Consiglio ....   54  Managing Director
William H. Jarrard,        51  Senior Vice President--Operations
 Jr.....................
William D. Falls........   33  Controller

   Jeffrey P. Cohen has served in various capacities with IPT since June 1997 and currently serves as a Senior Vice President and the Secretary of IPT. Since April 1997, Mr. Cohen's principal occupation has been to serve as a Senior Vice President -- Investment Banking of Insignia. Prior to April 1997, Mr. Cohen's principal occupation was as an attorney with the law firm of Rogers & Wells, New York, New York. Mr. Cohen is primarily engaged in the affairs of Insignia.

   Carroll D. Vinson has served as Chief Operating Officer of IPT since May 1997. Since August 1994, Mr. Vinson's principal occupation has been to serve as president of the various corporate general partners of partnerships now controlled by IPT. During 1993 until August 1994, Mr. Vinson was affiliated with Crisp, Hughes & Co. (a regional CPA firm) and engaged in various other investment and consulting activities. Briefly, in early 1993, Mr. Vinson served as President and Chief Executive Officer of Angeles Corporation, a real estate investment firm. From 1991 to 1993, Mr. Vinson was employed by Insignia in various capacities. Mr. Vinson will devote substantially all of his time to the affairs of IPT and the IPT Partnerships.

   William H. Jarrard, Jr. has served in various capacities with IPT since December 1996 and currently serves as Senior Vice President -- Operations. Mr. Jarrard's principal employment has been with Insignia for more than the past five years in various executive officer positions. Mr. Jarrard will devote substantially all of his time to the affairs of IPT and the IPT Partnerships.

   William D. Falls has served as the Controller of IPT since August 1997. Since April 1995, Mr. Falls' principal occupation has been to serve as an accountant with Insignia. Prior to April 1995, Mr. Falls' principal occupation was as a senior auditor with the accounting firm of Ernst & Young LLP. Mr. Falls will devote substantially all of his time to the affairs of IPT.

EXECUTIVE COMPENSATION

 Full Time Executive Officers


   Because IPT was an externally advised and managed REIT and had no employees until the termination of the Advisory Agreement in February 1998 (with retroactive effect to January 1, 1998), IPT paid no cash compensation to its executive officers prior to that time. Upon the termination of the Advisory Agreement, the twelve employees of Insignia who worked almost exclusively on IPT matters, three of whom are executive officers of IPT, became employees of IPT and will receive cash salaries from IPT for fiscal year 1998. In addition, in February 1998 these three executive officers were granted an aggregate of 22,000 restricted IPT Common Shares, which shares will vest ratably over five years commencing on September 30, 1998 and will be issued only upon vesting. The 22,000 restricted IPT Common Shares were allocated 10,000 to Mr. Vinson, 10,000 to Mr. Jarrard and 2,000 to Mr. Falls. See "--1997 Share Incentive Plan" below.


 Non-Full Time Executive Officers


   The non-full time executive officers of IPT do not receive any direct cash compensation for their services from IPT. Rather, in connection with the termination of the Advisory Agreement those individuals were awarded an aggregate of 457,500 restricted IPT Common Shares in February 1998, which shares will vest ratably over five years commencing in February 1998 (or, in certain cases, upon a change of control of IPT) and were issued at the beginning of the restriction period. The 457,500 restricted IPT Common Shares were allocated 150,000 to Mr. Farkas, 100,000 each to Messrs. Aston, Garrison and Uretta, and 7,500 to Mr. Cohen. See "--1997 Share Incentive Plan" below.


EMPLOYMENT AGREEMENTS

   Upon consummation of the Merger, IPT will enter into a three-year employment agreement with Ronald J. Consiglio, which will provide (i) for base annual compensation in the amount of $276,000 and an annual bonus of not less than $90,000, (ii) for severance payments in the event of death, disability, termination by IPT without cause, or voluntary resignation by Mr. Consiglio occurring within twelve months of his initial employment, (iii) that Mr. Consiglio must devote his full business time to the affairs of IPT, provided however, that Mr. Consiglio's work days and work hours will be substantially similar to the work days and work hours that Mr. Consiglio devoted to AMIT, and (iv) that, subject to certain exceptions, during the term of his employment Mr. Consiglio is prohibited from engaging, directly or indirectly, in any activity that competes with IPT. The agreement will also provide that for a period of one year following the cessation of Mr. Consiglio's employment with IPT (two years in the event that Mr. Consiglio voluntarily terminates such employment), Mr. Consiglio may not purchase, acquire or participate in the acquisition of (i) any assets, securities or debt of IPT or any of its affiliates or subsidiaries, (ii) limited partner or general partner interests in any partnership affiliated with IPT or any of its affiliates or subsidiaries or owning multifamily housing or commercial properties managed by IPT or any of its affiliates or subsidiaries, (iii) interests in entities owning or controlling, directly or indirectly, limited or general partner interests in such partnerships or otherwise acting, directly or indirectly, as general partner of such partnerships. The agreement will be automatically renewed for successive one-year periods unless otherwise terminated.

   Mr. Consiglio has the option at any time during the first twelve months of his employment to terminate his employment by delivering written notice to IPT. Provided that Mr. Consiglio is not at any time following such termination in breach of the terms of his employment agreement, Mr. Consiglio shall be entitled to (i) immediately be paid an amount equal to the aggregate of twice (a) his base salary then in effect, and (b) a bonus payment described above, and (ii) the continuance of health coverage or payment of an equivalent premium amount for substantially similar health coverage, at IPT's expense, for Mr. Consiglio and his spouse and dependents for two years following the cessation of Mr. Consiglio's employment with IPT. If IPT terminates the employment agreement without cause, Mr. Consiglio shall be entitled to (i) an amount equal to the aggregate of (a) his base salary plus
(b) the bonus paid to him in the prior calendar year, multiplied by the number of years remaining in the employment term, and (ii) the continuance of health coverage for himself, his spouse and dependents for the remainder of the employment term.

1997 SHARE INCENTIVE PLAN

 General

   IPT adopted the 1997 Share Incentive Plan in August 1997 for the purpose of attracting and retaining executive officers, trustees and employees. In general, all employees (including officers) and trustees of, and consultants to, IPT are eligible to participate in the 1997 Share Incentive Plan, including employees of Insignia. Upon consummation of the Merger, the 1997 Share Incentive Plan will be administered by the Compensation Committee of the IPT Board (the 1997 Share Incentive Plan is currently administered by the full IPT Board).

   The 1997 Share Incentive Plan authorizes the granting of awards with respect to up to 1,200,000 IPT Common Shares. The 1997 Share Incentive Plan provides for the grant of awards of (i) options to purchase IPT Common Shares intended to qualify as incentive stock options under section 422 of the Code ("Incentive Share Options"), (ii) options to purchase IPT Common Shares not intended to qualify as incentive stock options under Section 422 of the code ("Nonqualified Share Options"), and (iii) "restricted" IPT Common Shares which vest over time or on the attainment of specified performance goals or other criteria as prescribed by the Compensation Committee. Awards are documented by written agreements between the holder of the award and IPT.

 Options

   The Compensation Committee will determine the option exercise schedule (which may not commence prior to six months from the option grant date) and any vesting requirements in connection with any grant of options under the 1997 Share Incentive Plan. Options may be exercised by paying the purchase price in cash or surrendering IPT Common Shares already owned by the option holder. An option may not be exercised for a fractional IPT Common Share and an option holder will have not rights as a shareholder with respect to the IPT Common Shares subject to his option unless and until the option is exercised.

   The Compensation Committee has the discretion to determine the exercise price of options granted under the 1997 Share Incentive Plan; however, the exercise price per share of an Incentive Share Option may not be less than 100% of the fair market value of an IPT Common Share on the date of grant. In addition, an Incentive Share Option granted to a holder of more than 10% of the total combined voting power of all of the shares of beneficial interest of IPT or any subsidiary must have an exercise price of at least 110% of the fair market value of an IPT Common Share on the date of grant and by its terms must not be exercisable after the expiration of five years from the date it is granted.

   At or prior to the exercise of vested Nonqualified Share Options, the Compensation Committee will have the discretion to permit the option holder, in lieu of purchasing the entire number of IPT Common Shares subject to purchase under such options, to relinquish all or part of the unexercised portion of the option for cash in the amount of the difference between the aggregate value of the IPT Common Shares subject to the option and the aggregate exercise price of the option. The option holder may elect to have this amount paid in IPT Common Shares instead of cash.

   If a holder of an option award dies or becomes totally disabled, all outstanding options covered thereby will become immediately exercisable in full and will thereafter be exercisable for one year after the date of death or total disability (but not later than the scheduled expiration of such options). If a holder of an option award ceases to be an employee or consultant (other than because of death or total disability) prior to complete exercise thereof, then the options covered thereby will be exercisable only to the extent provided in the applicable option agreement. However, if a holder of an option award ceases to be an employee or consultant as a result of a termination for "cause," then all options covered thereby will immediately terminate.

 Restricted Shares

   Restricted shares granted by the Compensation Committee are awards of IPT Common Shares which vest in the holder only after termination of a restriction period. The Compensation Committee may determine the price, if any, to be paid by the holder for the restricted shares and has discretion to determine whether IPT Common Shares covered by such awards will be issued at the beginning or end of a restriction period and whether dividend equivalents will be paid during the restriction period. The vesting of restricted shares may be dependent upon the passage of time and/or the fulfillment of employment or other conditions, including performance goals. Restricted Shares issued at the end of a restriction period will not constitute issued or outstanding shares for any purpose unless and until vested. Restricted shares which are issued at the beginning of a restriction period, however, will constitute issued and outstanding IPT Common Shares for all purposes. Accordingly, the holder of restricted shares issued at the beginning of a restriction period will have the right to vote such IPT Common Shares and to receive and retain all regular cash distributions or any other similar distributions from IPT. However, such a holder will not be entitled to delivery of any share certificate or certificates evidencing the shares until the restriction period expires and the shares vest. Other than regular cash dividends and any other distributions that the Compensation Committee may in its discretion designate, IPT will retain custody of all distributions made or declared with respect to any restricted shares until vesting thereof, and any such retained distributions will not bear interest or be segregated in a separate account.

   In connection with any award of restricted IPT Common Shares, a provision may be made for the payment of a cash amount to the holder at any time after the restricted shares become vested. Any such cash award will be payable in accordance with any additional restrictions, terms and conditions as prescribed by the Compensation Committee in the applicable restricted share agreement.

   In the event of the death of a holder of restricted shares, the restriction period applicable to the award will be deemed to have expired and all such restricted shares will become vested. If a holder of restricted shares ceases to be an employee or consultant (other than because of death or total disability) prior to the vesting thereof, then such restricted shares will vest only to the extent provided in the applicable restricted share agreement. However, if a holder of unvested restricted shares ceases to be an employee or consultant as a result of a termination for "cause," then the holder's rights to all such restricted shares (and any cash awards) will be forfeited immediately.

   The 510,000 restricted IPT Common Shares granted in connection with the termination of the Advisory Agreement were issued at the beginning of the restriction period and, therefore, the holders are entitled to receive and retain all regular cash distributions paid by IPT in respect thereof. In addition, the vesting of such restricted IPT Common Shares is, in certain cases, automatically accelerated upon a change in control of IPT. The 22,000 restricted IPT Common Shares issued to Messrs. Vinson, Jarrard and Falls were not issued at the beginning of the restriction period, and the vesting of those shares does not accelerate automatically upon a change of control of IPT.

 Miscellaneous

   In general, neither options nor restricted shares may be sold, assigned, pledged or transferred prior to exercise, in the case of options, or vesting, in the case of restricted shares. However, subject to the prior consent of the Compensation Committee, Nonqualified Share Options may be transferred by the holder to one or more "permitted transferees" if there is no consideration for the transfer and certain other requirements are met. For this purpose, a "permitted transferee" means any member of the holder's "immediate family," a trust established for the exclusive benefit of such immediate family members or a partnership in which immediate family members are the only partners; and "immediate family" means spouses, children, step-children and grandchildren including relationships arising from adoption.

   The Compensation Committee may, at any time before termination of an option or lapsing of restrictions on restricted shares, accelerate the time or times at which options may be exercised or restricted shares may vest. However, unless otherwise provided in an applicable option or restricted share agreement, a change of control of IPT will not cause options to become fully exercisable or cause restricted shares to become fully vested.

   The Compensation Committee may make or provide for such adjustments in the number of IPT Common Shares available for awards under the 1997 Share Incentive Plan or in the number of shares for which outstanding awards have been granted as it determines is appropriate in order to prevent dilution or enlargement of the rights of holders or to otherwise recognize the effects of any share split, share dividend, combination or reclassification of shares, recapitalization or reorganization, spin-off, liquidation or similar transaction. In addition, the exercise price or purchase price applicable to awards may be similarly adjusted in such events.

                      PRINCIPAL SECURITY HOLDERS OF IPT


   The following table sets forth certain information regarding the beneficial ownership of IPT Common Shares by (i) each person who is known to be a beneficial owner of more than 5% of the outstanding IPT Common Shares,
(ii) each trustee of IPT, and (iii) the trustees and executive officers of IPT as a group, in each case as of August 10, 1998 and immediately after consummation of the Merger. Unless otherwise indicated in the footnotes, all of such IPT Common Shares are owned directly, and the indicated person has sole voting and investment power with respect thereto.

   As of August 10, 1998, there were 19,427,760 IPT Common Shares outstanding and 9,934,475 OP Units outstanding not held by IPT.



                                               PRIOR TO THE MERGER                AFTER THE MERGER
                                        --------------------------------- ---------------------------------
                                         NUMBER OF SHARES    % OF CLASS    NUMBER OF SHARES    % OF CLASS
NAME OF OWNER OR IDENTITY OF GROUP      BENEFICIALLY OWNED   OUTSTANDING  BENEFICIALLY OWNED   OUTSTANDING
--------------------------------------  ------------------ -------------  ------------------ -------------
Insignia(1)(2).........................     22,395,087          76.2%         22,545,859          67.6%
MAE....................................        755,436           3.9%            807,262           3.4%
Andrew L. Farkas(3)....................        175,400           0.9%            175,400           0.7%
High River Limited Partnership.........      1,000,000           5.1%          1,000,000           4.2%
 767 Fifth Avenue
 New York, New York 10153
Blackacre--IPT LLC.....................      1,000,000           5.1%          1,000,000           4.3%
 450 Park Avenue, 28th Floor
 New York, New York 10022
Spruce Investors, LLC..................      1,000,000           5.1%          1,000,000           4.3%
 c/o Arlen Capital Advisors
 1650 Hotel Circle North, Suite 200
 San Diego, California 92108
James A. Aston(4)(5)...................        108,000           0.6%            108,000           0.5%
Frank M. Garrison(4)(5)................        105,400           0.6%            105,400           0.5%
Ronald Uretta(4)(5)....................        105,300           0.6%            105,300           0.5%
Warren Eckstein........................             --            --                  --            --
Ronald J. Consiglio(6).................             --            --              22,361           0.1%
Bryan L. Herrmann(6)...................             --            --               6,898              *
All trustees and executive officers as
 a group (11 individuals)..............        506,702           2.6%            549,602           2.3%


------------


 *     Less than 0.1%
(1) Assumes that all OP Units held by Insignia are acquired by IPT in exchange for IPT Common Shares.


(2) Includes (i) IPT Common Shares held through subsidiaries of Insignia, and (ii) IPT Common Shares owned by the current executive officers, trustees and directors of IPT and Insignia.


(3)    Includes 135,000 restricted IPT Common Shares owned by such person.


(4) Includes certain IPT Common Shares owned by such individual's immediate family.


(5)    Includes 90,000 restricted IPT Common Shares owned by such person.


(6) Represents IPT Common Shares to be issued in the Merger in exchange for the AMIT Class A Shares owned by such individuals.

                      PRINCIPAL SECURITY HOLDERS OF AMIT

   The following table sets forth certain information regarding the beneficial ownership of AMIT Class A Shares and AMIT Class B Shares for (i) each person known to be a beneficial owner of more than 5% of AMIT Class A Shares; (ii) each trustee of AMIT; and (iii) the trustees and executive officers of AMIT as a group. There are no other trustees or officers of AMIT who beneficially own either AMIT Class A Shares or AMIT Class B Shares. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person has sole voting and investment power.

                                                           NUMBER OF SHARES    % OF CLASS
   NAME OF OWNER OR IDENTITY OF GROUP     TITLE OF CLASS  BENEFICIALLY OWNED  OUTSTANDING
----------------------------------------  -------------- ------------------  -------------
Gotham Partners, L.P. and
 Gotham Partners II, L.P. ...............     Class A           249,700           9.5%
 East 42nd Street, 18th Floor
 New York, New York 10017
Wayne M. Cooperman and
 Ricky C. Sandler (1) ...................     Class A           225,300           8.6%
Ronald J. Consiglio......................     Class A            14,750           0.6%
Bryan L. Herrmann........................     Class A             4,550           0.2%
J. D'Arcy Chisholm.......................     Class A             1,728              *
MAE (2)..................................     Class B         1,675,113           100%
All trustees and executive officers as a
 group (3 individuals)...................     Class A            21,028           0.8%
                                              Class B                --           0.0%

------------
 *     Less than 0.1%
(1) The AMIT Class A Shares are held through Fusion Partners, L.P. and Fusion Offshore Fund Limited, a British Virgin Islands corporation. The individuals are the general partners of Fusion Partners, L.P. and the principals of the investment manager of Fusion Offshore Fund Limited.
(2) The AMIT Class B Shares held by MAE are subject to the Class B Voting Proxy and the Stock Option Agreement.

                                CAPITALIZATION

   The following table sets forth the capitalization of IPT as of March 31, 1998 and as adjusted to give effect to the consummation of the Merger.


                                                                        AT MARCH 31, 1998
                                                                    -------------------------
                                                                     HISTORICAL    PRO FORMA
                                                                    ------------ -----------
                                                                         (IN THOUSANDS)
Debt:
 Non-recourse mortgage notes(1)....................................   $ 21,957     $ 26,482
Minority interest in IPLP..........................................     56,984       56,984
Preferred Shares, par value $.01 per share--authorized 100,000,000
 shares, none issued and outstanding...............................         --           --
Common Shares, par value $.01 per share--authorized 400,000,000 shares, issued and outstanding 19,427,760 (historical) 23,446,958
 (pro forma).......................................................        194          234
Unearned compensation..............................................     (5,462)      (5,462)
Additional paid-in capital.........................................    154,984      195,492
Distributions in excess of accumulated earnings....................       (402)        (402)
                                                                    ------------ -----------
Total shareholders' equity.........................................    149,314      189,862
                                                                    ------------ -----------
Total capitalization...............................................   $228,255     $273,328
                                                                    ============ ===========


------------

(1) See Notes to Consolidated and Combined Financial Statements of IPT contained elsewhere in this Proxy Statement/Prospectus for information relating to the indebtedness.

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                                DISTRIBUTIONS

   IPT intends to make periodic distributions to its shareholders to the extent necessary to satisfy the annual distribution requirements of a REIT under the Code. In general, such requirements provide that at least 95% of IPT's REIT taxable income must be distributed annually. Under certain circumstances, it may be necessary for IPT to borrow or liquidate investments to satisfy its distribution requirements as a REIT.

   In August 1997, the IPT Board adopted a policy to pay regular quarterly distributions in an amount equal to $.15 per IPT Common Share which will be increased to $.16 per IPT Common Share beginning with the first quarterly distribution for which the record date is after the Effective Time, although IPT is not obligated to do so and there can be no assurance that IPT will pay such distributions. IPT is currently paying regular quarterly distributions of $.15 per IPT Common Share in accordance with this policy. This distribution policy was intended to approximately equal, on an adjusted share basis, the $1.00 per AMIT Class A Share distributions being paid by AMIT during the negotiations of the Merger Agreement. IPT believes that these distributions will exceed the 95% distribution requirement exclusive of gains from the sales of property. Pursuant to its current distribution policy, IPT paid distributions of $.15 per IPT Common Share on November 17, 1997 to shareholders of record on October 31, 1997, on January 15, 1998 to shareholders of record on December 23, 1997, on April 15, 1998 to shareholders of record on March 23, 1998, and on July 15, 1998 to shareholders of record on June 23, 1998. In December 1996 and January 1997, IPT and IPLP made distributions to its shareholders and partners, respectively, of which approximately $10 million was to Insignia and its affiliates.

   Distributions by IPT to the extent of its current and accumulated earnings and profits (excluding distributions that are designated by IPT as capital gain dividends) generally will be taxable to shareholders as ordinary dividend income for federal income tax purposes. In general, distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable reduction of a shareholder's basis in its IPT Common Shares to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of a shareholder's basis in its IPT Common Shares will have the effect of deferring taxation until the sale of a shareholder's IPT Common Shares.

   IPT may designate distributions as capital gain dividends to the extent that such dividends do not exceed IPT's net capital gain for the applicable fiscal years, and such capital gain distributions will be taxable to shareholders as capital gain income. Alternatively, pursuant to newly enacted tax legislation, IPT can elect to retain capital gains otherwise required to be distributed and instead may pay a tax on such retained amounts. Each shareholder will report such retained amounts as if such amounts had been distributed directly to such shareholder and will receive, as an offset of the tax thereon, a credit for its proportionate share of the taxes paid by IPT on the retained capital gains as if such shareholder had paid the tax directly.

   Under newly enacted tax legislation, the capital gains rates with respect to individual shareholders has changed. Generally, for capital gains recognized after July 28, 1997, the maximum tax rate on those gains will be 20% (10% for individuals in the 15% tax bracket) if the taxpayer holds the asset for more than 18 months and 28% for those assets held for more than 12 months and not more than 18 months. However, the new tax legislation provides that Treasury regulations may be issued to apply the new capital gain tax rates to pass-through entities (including a REIT). Thus, how these regulations may effect holders of IPT shares is uncertain. See "Certain Federal Income Tax Considerations --Taxation of U.S. Shareholders -- Taxation of Taxable Domestic Shareholders."

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             DESCRIPTION OF SHARES OF BENEFICIAL INTEREST OF IPT

   The following summary of the terms of the shares of beneficial interest of IPT does not purport to be complete and is subject to and qualified in its entirety by reference to IPT's Declaration of Trust and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

GENERAL


   IPT's Declaration of Trust provides that IPT may issue up to 400,000,000 IPT Common Shares and 100,000,000 preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"). Upon completion of the Merger, approximately 23,446,958 IPT Common Shares will be issued and outstanding and no Preferred Shares will be issued and outstanding. As permitted by Maryland law, IPT's Declaration of Trust contains a provision permitting the IPT Board, without any action by the shareholders of IPT, to amend IPT's Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that IPT has authority to issue. IPT believes that the power of the IPT Board to issue additional shares of beneficial interest will provide IPT with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional shares of beneficial interest, including possibly IPT Common Shares, will be available for issuance without further action by IPT's shareholders, unless action by the shareholders is required by applicable law or the rules of any stock exchange or automated quotation system on which IPT's securities may be listed or traded. Although the IPT Board currently has no intention of doing so, it could authorize IPT to issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of IPT that might involve a premium for the IPT Common Shares and might otherwise be in the best interests of the shareholders of IPT.


COMMON SHARES

   Subject to the preferential rights of any other shares or series of beneficial interest and to the provisions of IPT Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, holders of IPT Common Shares are entitled to receive dividends on shares if, as and when authorized and declared by the IPT Board out of assets legally available therefor and to share ratably in the assets of IPT legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of IPT.

   Each outstanding IPT Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such IPT Common Shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding IPT Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees.

   Holders of IPT Common Shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of IPT. Subject to the provisions of IPT's Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, IPT Common Shares have equal dividend, distribution, liquidation and other rights.

   Under Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. IPT's Declaration of Trust, other than provisions therein relating to (i) trustees, (ii) changes in capital structure, (iii) related party transactions, (iv) duration of IPT, (v) restrictions on transfers, (vi) limitations on trustee liability,
(vii) exemptions to the excess share provisions, and (viii) certain exemptions from the provisions of Maryland law, may be amended only by the affirmative vote of the holders of not less than a majority

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of the IPT Common Shares then outstanding and entitled to vote thereon. The provisions described in clauses (i)-(viii) in the preceding sentence may be amended only by the affirmative vote of the holders not less than two-thirds of the IPT Common Shares then outstanding. Under Maryland law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Code or Maryland law without the approval of the shareholders. IPT's Declaration of Trust permits such action by the IPT Board. In addition, as permitted by Maryland law, IPT's Declaration of Trust contains a provision permitting the IPT Board, without any action by the shareholders of IPT, to amend IPT's Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that IPT has authority to issue.

PREFERRED SHARES

   IPT's Declaration of Trust authorizes the IPT Board to classify any unissued Preferred Shares and to reclassify any previously classified but unissued Preferred Shares of any series from time to time in one or more series, as authorized by the IPT Board. Prior to issuance of shares of each series, the IPT Board is required by Maryland law and IPT's Declaration of Trust to set for each such series, subject to the provisions of IPT's Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the IPT Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of IPT that might involve a premium for holders of IPT Common Shares or otherwise might be in their best interests. As of the date hereof, no Preferred Shares are outstanding and IPT has no present plans to issue any Preferred Shares.

CLASSIFICATION OR RECLASSIFICATION OF IPT COMMON SHARES OR PREFERRED SHARES

   IPT's Declaration of Trust authorizes the IPT Board to classify or reclassify any unissued IPT Common Shares or Preferred Shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest.

DISTRIBUTIONS AND LIQUIDATION RIGHTS

   Subject to any preferential rights of any outstanding series of Preferred Shares, the holders of IPT Common Shares are entitled to such distributions as may be declared from time to time by the IPT Board from funds available therefor, and upon liquidation are entitled to receive pro rata all of the assets of IPT available for distribution to such holders. See "Distributions."

REGISTRATION RIGHTS

   Pursuant to certain agreements entered into in connection with the formation of IPT and the Private Offering, if IPT has not registered the IPT Common Shares under the Exchange Act and listed such IPT Common Shares on a national securities exchange or the NASDAQ within five years of the date the IPT Common Shares were purchased in the Private Offering, then Insignia and its affiliates and each purchaser of IPT Common Shares in the Private Offering holding not less than 50,000 IPT Common Shares have the right to demand registration of all, but not less than all, of the IPT Common Shares held by each such holder (collectively, the "Registration Rights Holders" and each a "Registration Rights Holder"). Upon such demand, IPT is required to use reasonable efforts to effect the registration under the Securities Act of such IPT Common Shares. IPT may in its good faith judgment defer any such registration if it is not in the best interests of IPT and its shareholders for a period of not more than 120 days; provided, however, that during such time IPT may not file a registration statement for securities to be issued and sold for its own account or that of any other shareholder.

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

   Under the same agreements, if IPT at any time proposes to register any IPT Common Shares in an offering of IPT Common Shares for cash, whether or not for sale for its own account, it will give written notice of its intention to do so to the Registration Rights Holders. Upon the written request of any Registration Rights Holder (which request shall specify the IPT Common Shares intended to be disposed of by such holder and the intended method of disposition thereof), IPT will use reasonable efforts to effect the registration under the Securities Act of all IPT Common Shares which IPT has been so requested to register by the requesting Registration Rights Holder, to the extent required to permit the disposition of the IPT Common Shares so to be registered, provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, IPT shall determine for any reason not to register or to delay registration of such securities, IPT may, at its election, not register or delay the registration after giving written notice of such determination to each of the requesting Registration Rights Holders.

   If a registration described in the preceding paragraph involves an underwritten offering of securities and the managing underwriter of such underwritten offering informs IPT and any Registration Rights Holders requesting such registration by letter of its belief that the number of securities requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering, then IPT shall be entitled to reduce the aggregate number of securities to be included in such registration, with participation in the offering being allocated first, for the account of IPT, and second, pro rata among all Registration Rights Holders of IPT Common Shares requesting registration pursuant to the preceding paragraph.

   Notwithstanding any of the foregoing, IPT shall not be required to register any IPT Common Shares if, in the opinion of its counsel, the Registration Rights Holders requesting registration are permitted to sell such IPT Common Shares to the public without registration under the Securities Act.

   Additionally, IPT has granted certain registration rights to Insignia in the event that Insignia requests a redemption of all or a portion of its OP Units and IPT elects to redeem such OP Units in exchange for IPT Common Shares. IPT has agreed that, upon written request by Insignia, IPT will file with the Commission a shelf registration statement pursuant to Rule 415 under the Securities Act covering all of the IPT Common Shares that may be issued upon a redemption of all of the OP Units held by Insignia and arrange for the listing of such IPT Common Shares on the ASE.

SHARE OWNERSHIP LIMITATIONS; RESTRICTIONS ON TRANSFER OF IPT COMMON SHARES

   For IPT to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of beneficial interest. Specifically, not more than 50% in value of IPT's outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and IPT must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Certain Federal Income Tax Considerations -- Taxation Requirements -- Organizational Requirements."

   Because the IPT Board believes it is essential for IPT to continue to qualify as a REIT, IPT's Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the lesser of (i) 9.8% of the number of outstanding shares of beneficial interest of IPT (except for Insignia and its affiliates, including Andrew L. Farkas) and (ii) 9.8% of the value of the outstanding IPT Common Shares and Preferred Shares (the "Ownership Limitation"). Any transfer of IPT Common Shares or Preferred Shares that would (i) result in any person (other than Insignia and its affiliates) owning, directly or indirectly, IPT Common Shares or Preferred Shares in excess of the Ownership Limitation, (ii) result in the IPT Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution) or (iii) result in IPT being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights in such IPT Common Shares or Preferred Shares.

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   Subject to certain exceptions described below, if any purported transfer of IPT Common Shares or Preferred Shares would (i) result in any person owning, directly or indirectly, IPT Common Shares or Preferred Shares in excess of the Ownership Limitation, (ii) result in the IPT Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, the IPT Common Shares or Preferred Shares, as the case may be, will be designated as "Excess Shares" and transferred automatically to a trust (the "Special Trust"). The trustee of the Special Trust (the "Special Trustee") will be designated by IPT but will not be affiliated with IPT or any prohibited transferee or purported owner (the "Purported Owner") of the Excess Shares. The beneficiary of the Special Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Special Trustee.

   Excess Shares will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Special Trust will receive all dividends and distributions on the Excess Shares and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Special Trustee will vote all Excess Shares.

   The Purported Owner with respect to Excess Shares will be required to repay to the Special Trust the amount of any dividends or distributions received by the Purported Owner that are attributable to any Excess Shares. The Purported Owner generally will receive from the Special Trustee the lesser of (i) the price per share such Purported Owner paid for the IPT Common Shares or Preferred Shares that were designated as Excess Shares (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) and (ii) the price per share received by the Special Trustee from the sale of such Excess Shares. Any amounts received by the Special Trustee in excess of the amounts to be paid to the Purported Owner will be distributed to the Beneficiary.

   The Excess Shares will be deemed to have been offered for sale to IPT, or its designee, at a price per share equal to (i) in the case of Excess Shares resulting from a purported transfer, the lesser of (a) the price per share in the transaction that created such Excess Shares (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (b) the Market Price per share on the date that IPT, or its designee, accepts such offer; and (ii) in the case of Excess Shares created by an event other than a purported transfer (including, without limitation, a change in IPT's capital structure), the lesser of (a) the Market Price of such Shares that were converted into such Excess Shares on the date of such conversion and (b) the Market Price of such shares on the date IPT or its designee accepts such offer. IPT will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer or other event which resulted in such Excess Shares and (ii) the date the IPT Board determines in good faith that a transfer or other event resulting in such Excess Shares occurred.

   "Market Price" means, with respect to IPT Common Shares or Preferred Shares, the last reported sales price reported on the ASE of such class of shares on the trading day immediately preceding the relevant date, or if not then traded on the ASE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on which the IPT Common Shares or Preferred Shares may be traded, or if not then traded over any exchange or quotation system, then the market price of the IPT Common Shares or Preferred Shares on the relevant date as determined in good faith by the IPT Board.

   Any person who acquired or attempts to acquire IPT Common Shares or Preferred Shares in violation of the foregoing restrictions, or any person who is a transferee such that Excess Shares result, will be required to give immediate written notice or, in the event of a proposed or attempted acquisition, give at least 15 days prior written notice, to IPT of such event and shall provide to IPT such other information as IPT may request in order to determine the effect, if any, of such acquisition or attempted acquisition on IPT's status as a REIT.

   IPT's Declaration of Trust requires all persons who own, directly or indirectly, more than 5% (or such lower percentages as provided in the tax regulations promulgated under the Code) of the number or value of the outstanding IPT Common Shares and Preferred Shares, within 30 days after January 1 of each year (or within such shorter period as may reasonably be required by IPT) to provide written notice to IPT

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stating the name and address of such direct or indirect owner, the number of
IPT Common Shares and Preferred Shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder will provide to IPT such additional information as IPT may request in order to determine the effect, if any, of such ownership on IPT's status as a REIT.

   In addition, the IPT Board, upon receipt of a ruling from the Service or an opinion of counsel and upon such evidence satisfactory to the IPT Board, may exempt a person from the Ownership Limitation under certain circumstances. The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of IPT that might involve a premium for the IPT Common Shares or otherwise be in the best interest of the shareholders of IPT.

   All certificates representing IPT Common Shares or Preferred Shares will bear a legend referring to the restrictions described above.

EXCHANGE OF OP UNITS INTO IPT COMMON SHARES

   Any holder of OP Units may, at any time after one year from the issuance of such OP Units, request redemption of his OP Units as described under "The Partnership Agreement of IPLP -- Redemption Rights" herein. IPT may elect to satisfy such rights by issuing IPT Common Shares in exchange for OP Units at the rate of one IPT Common Share for each OP Unit. With each exchange of OP Units for IPT Common Shares, IPT's ownership interest in IPLP will increase and the voting percentage in IPT of each shareholder of IPT will be diluted. Additionally, IPT has granted certain registration rights to Insignia in the event that Insignia requests the redemption of any OP Units held by it and IPT elects to exchange IPT Common Shares for such OP Units. See "--Registration Rights" above.

                       COMPARISON OF SHAREHOLDER RIGHTS

   If the Merger is consummated, all shareholders of AMIT immediately prior to the effective time will become shareholders of IPT. The following is a comparison of the principal rights of shareholders of AMIT under its charter documents and California law and the rights of shareholders of IPT under its charter documents and Maryland law. Although there are substantive differences between California and Maryland law and between the AMIT and IPT charter documents, AMIT does not believe that such changes will result in any material detriment to its shareholders. These comparisons are summaries and do not purport to be complete and are qualified in their entirety by reference to the applicable laws and the charter documents.

   It should be noted that the provisions of California statutory law governing REITs do not provide a comprehensive set of rules for governance in the same way that the statutes governing corporations and partnerships do. Maryland, on the other hand, has a comprehensive statute that covers a number of areas that are not addressed by California statutory law.

BUSINESS COMBINATIONS

   Under Maryland law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate of the trust which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the trust's shares (an "Interested Shareholder") or an affiliate of an Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder and thereafter must be (i) recommended by the board of trustees of such trust and (ii) approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the trust's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of

                               136
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Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. IPT's Declaration of Trust contains provisions exempting Insignia, any successor to Insignia, any affiliate of Insignia or successor thereto, Andrew L. Farkas and any affiliate of Andrew L. Farkas from the provisions of the business combination statute. In addition, in connection with the proposed Insignia/AIMCO Merger and the IPT/AIMCO Merger contemplated thereby, the IPT Board adopted a revocable resolution exempting AIMCO from the provisions of the business combination statute.

   California statutory law has no statute similar to the Maryland law governing business combinations. The California REIT statute permits mergers and consolidations of REITs that are governed by California law only if (i) the other party or parties to the transaction are REITs that have qualified their shares for sale in California or are limited partnerships and (ii) authority for the merger or consolidation and the procedures for accomplishing the transaction are set forth in the declaration of trust. Accordingly, AMIT has proposed the Trust Amendment and the approval of the Merger Proposal, which includes the Trust Amendment, by the shareholders of AMIT is a condition to the Merger.

CONTROL SHARE ACQUISITIONS

   Maryland law provides that "Control Shares" of a Maryland real estate investment trust acquired in a "Control Share Acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers or trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power in electing trustees, fall within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or
(iii) a majority of all voting power. Control Shares do not include capital stock that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

   A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of beneficial interest as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share Acquisition.

   The Control Share Acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the Declaration of Trust or Bylaws of the trust. IPT's Declaration of Trust contains provisions exempting Insignia, any successor to Insignia, any affiliate of Insignia or successor thereto, Andrew L. Farkas and any affiliate of Andrew L. Farkas from the provisions of the Control Share Acquisition statute. In addition, in connection with the proposed Insignia/AIMCO Merger and the IPT/AIMCO Merger contemplated thereby, the IPT Board intends, but is not obligated, to amend the bylaws of IPT to exempt AIMCO from the provisions of the Control Share Acquisition statute.

   California statutory REIT law contains no provisions similar to the Maryland "Control Share acquisition" provisions.

SHAREHOLDERS' MEETINGS

   The IPT Declaration of Trust provides for an annual meeting of shareholders to be held upon reasonable notice and within a reasonable period (not less than 30 days) following delivery of IPT's annual report, but in any event such meeting must be held within six months after the end of each full fiscal year of IPT. Special meetings of shareholders may be called by a majority of the IPT Board or by the Chairman of the Board or President of IPT and may be called upon the written request of shareholders holding in the aggregate not less that 25% of the outstanding IPT Common Shares entitled to vote. Written notice stating the place, date and hour of the shareholders' meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the day of the meeting to each holder of record.

   The AMIT Declaration of Trust likewise requires that an annual meeting of shareholders be held in the first six months of the year. The Trustees' Regulations of AMIT specify that the annual meeting will be held on the last Friday of April. No annual meeting will be held in 1997 because of the pendency of the transaction with IPT. Special meetings of the shareholders may be called by the chairman of the board of trustees, or at least two of the other trustees, and shall be called upon the written request of shareholders holding not less than 20% of the outstanding AMIT Class A Shares or 20% of the outstanding AMIT Class B Shares. The management of AMIT believes that no single shareholder of AMIT other than MAE has a right to compel a special meeting of the shareholders.

LIMITED LIABILITY AND INDEMNIFICATION OF TRUSTEES, OFFICERS, EMPLOYEES AND OTHER AGENTS

   IPT's Declaration of Trust limit the liability of IPT's trustees and officers to IPT and its shareholders for money damages to the fullest extent permitted under Maryland law and provide that a trustee or officer may be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in a proceeding unless the following can be established: (i) the act, or omission of the trustee or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the trustee or officer actually received an improper personal benefit in money, property or services; or (iii) with respect to any criminal proceeding, the trustee or officer had reasonable cause to believe his act or omission was unlawful. Such indemnification or any agreement to hold harmless is recoverable only out of the assets of IPT and not from the shareholders.

   This provision does not reduce the exposure of trustees and officers to liability under federal or state securities laws, nor does it limit the shareholders' ability to obtain injunctive relief or other equitable remedies for a violation of a trustee's or an officer's duties to IPT or its shareholders, although such equitable remedies may not be an effective remedy in certain circumstances.

   In addition, IPT may, at the discretion of the IPT Board, indemnify employees or agents of IPT. Pursuant to IPT's Declaration of Trust, IPT is required to advance to any person who is eligible for indemnification reasonable expenses incurred by such person who is a party to a proceeding prior to the final disposition of the proceeding upon receipt by IPT of a notice in writing from such person stating (i) that in such person's good faith belief the standard of conduct necessary for indemnification has been met and (ii) that such person will repay the amount advanced if it is ultimately determined that such standard of conduct has not been met.

   Indemnification of the trustees and officers of IPT will not be allowed for certain liabilities arising from or out of a violation of state or federal securities laws. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending such lawsuits, provided that a court either (i) approves the settlement and finds that indemnification of the settlement and related costs should be made, or (ii) there has been a dismissal with prejudice or a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves such indemnification.

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

   AMIT's Declaration of Trust provides for indemnification of trustees, officers, employees and agents of AMIT against any claim or liability by or to any third person, in respect of any act or any failure to act so long as such act or failure to act was performed in a manner determined in good faith to be within the scope of the trustees' authority and to be in the best interests of AMIT, and so long as he or she was not guilty of negligence, misconduct or a breach of fiduciary obligations in such act or failure to act. Indemnification includes payment of reasonable attorneys' fees or other expenses, but there is no express provision for advancement of expenses. The AMIT Declaration of Trust also provides that no trustee or officer of AMIT shall be liable to AMIT except in cases of his or her own willful violation of the provisions of the AMIT Declaration of Trust or of the Trustees' Regulations which violation is materially against the interests of the shareholders of AMIT and results in material harm to such interests, or gross negligence in the performance of his or her duties. The AMIT Declaration of Trust is similar to the IPT Declaration of Trust in its provisions with respect to indemnification for liabilities arising from violation of federal and state securities laws.

CLASSIFICATION OF THE BOARD OF TRUSTEES

   IPT's Declaration of Trust provides that the number of trustees of IPT shall be determined from time to time by resolution of the IPT Board. IPT's Bylaws provide that the number of trustees of IPT may be established by the IPT Board but may not be fewer than three nor more than eight. Upon consummation of the Merger, there will be seven trustees. The trustees may increase or decrease the number of trustees by a vote of at least two-thirds of the members of the IPT Board, provided that the number of trustees shall never be less than the number required by Maryland law and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. Any vacancy will be filled, including a vacancy created by an increase in the number of trustees, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees.

   Pursuant to IPT's Declaration of Trust, the IPT Board is divided into three classes of trustees. The initial terms of the first, second and third class will expire in 1998, 1999 and 2000, respectively. Beginning in 1997, trustees of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. IPT believes that classification of the IPT Board will help to assure the continuity and stability of IPT's business strategies and policies as determined by the IPT Board. Holders of IPT Common Shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the IPT Common shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

   The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the IPT Board. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of IPT or other transaction that might involve a premium for holders of IPT Common Shares, even though a tender offer, change of control or other transaction might be in the best interests of the shareholders.

   AMIT's Trustees Regulations provide that the number of trustees of AMIT may be established by the AMIT Board but may not be fewer than three or more than fifteen. As of the date hereof, the AMIT Board consists of four trustees. The trustees may increase or decrease the number of trustees by unanimous written consent, provided that the number of trustees shall not be less than three or more than fifteen. Any vacancy will be filled, including a vacancy created by an increase in the number of trustees, by a majority of the remaining trustees.

   Each trustee of AMIT is elected annually, and serves until the election of his or her successor. Holders of AMIT Shares are entitled to cumulate their votes on the election of trustees. See Voting Rights, below.

VOTING RIGHTS

   Holders of IPT Common Shares are entitled to one vote per share on all matters on which shareholders are entitled to vote. The shareholders of IPT are only entitled to vote on (i) the election of

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

trustees, (ii) certain amendments of IPT's Declaration of Trust, (iii) the voluntary dissolution or termination of IPT, and (iv) in certain circumstances, the merger or consolidation of IPT or the sale of all or substantially all of IPT's property. Shareholders of IPT have no cumulative voting rights. The IPT Board is classified into three classes of staggered three-year terms. IPT trustees may be removed only for fraud or willful malfeasance by the affirmative vote of not less than two-thirds of the IPT Common Shares.

   Holders of AMIT Shares are also entitled to one vote on all matters on which shareholders are entitled to vote. The holders of AMIT Class A Shares and AMIT Class B Shares vote together as a single class, except as required by law and except with respect to any amendment to AMIT's Declaration of Trust that would diminish or eliminate the voting rights of either class, in which case the vote of two-thirds of the class of shares affected is required.

   AMIT shareholders are entitled to cumulate their votes in the election of trustees. Accordingly, each shareholder may cast a number of votes equal to the number of AMIT Shares held of record multiplied by the number of trustees to be elected or removed by the shareholders, and may cast all of such votes for a single trustee, or may distribute such votes among the number of trustees to be voted on, or for any two or more of them as such shareholder may see fit.

   AMIT trustees may be removed by majority vote or written consent of the shareholders for willful violations of the AMIT Declaration of Trust or the Trustees' Regulations, which violations are materially against the interests of the shareholders, or for gross negligence in the performance of their duties.

ANNUAL REPORT

   The Declaration of Trust requires IPT to deliver to shareholders an annual report concerning its operations for the preceding fiscal year containing financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent accountants. Annual reports must be mailed or delivered to each shareholder at or before the annual meeting.

   The AMIT Declaration of Trust requires that an annual report be sent to shareholders not later than 120 days after the close of each year.

AMENDMENT TO THE DECLARATION OF TRUST

   The IPT Board, by a two-thirds vote, may amend the provisions of IPT's Declaration of Trust, without the consent of shareholders, from time to time to preserve IPT's ability to qualify as a REIT if they determine in good faith it is advisable and to increase or decrease the aggregate number of authorized IPT Common Shares or the number of authorized shares of any class, provided that any such amendment may not decrease the aggregate number of authorized IPT Common Shares or the number of authorized shares of any class of common shares below the number of then outstanding IPT Common Shares or shares of such class, respectively. Except as described in the preceding sentence, IPT's Declaration of Trust, other than provisions therein relating to (i) trustees, (ii) changes in capital structure (other than amendments by the IPT Board), (iii) related party transactions, (iv) duration of IPT, (v) certain restrictions on ownership of shares of IPT, (vi) limitations on trustee liability, (vii) exemptions to the excess share provisions and (viii) certain exemptions from the provisions of Maryland law, may be amended only by the affirmative vote of the holders of not less than a majority of the voting shares then outstanding and entitled to vote thereon. The provisions described in clauses (i)-(viii) in the preceding sentence may be amended only by the affirmative vote of the holders of not less than two-thirds of the voting shares then outstanding.

   The AMIT Board, by a majority vote, may amend AMIT's Declaration of Trust without the vote or consent of the shareholders of AMIT if they deem it necessary to conform AMIT's Declaration of Trust to the REIT requirements of the Code or to other federal or state laws and regulations, or to delete any inconsistency, clarify or supplement any unclear or ambiguous provision, and/or correct any mistake or ambiguity. No amendment may be made which would change the rights with respect to any outstanding shares of AMIT by diminishing or eliminating any voting rights, except with the vote or consent of the holders of two-thirds of the outstanding class of the shares affected and entitled to vote thereon. All other

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

amendments to be voted on, consented to or ratified by the shareholders may be passed, consented to or ratified by a majority vote of the holders of the AMIT Class A Shares and AMIT Class B Shares, voting together as a single class, with each share held of record entitled to cast one vote in person or by proxy.

RIGHTS PLAN

   In November 1996, the AMIT Board adopted a Shareholders Rights Plan (the "AMIT Rights Plan") and declared a dividend of one "Right" on each outstanding AMIT Class A Share to shareholders of record on November 18, 1996. The Rights are exercisable if a person or group acquires 20% or more of the AMIT Class A Shares or announces or commences a tender offer for 20% or more of the such shares. When a person or group acquires such 20% interest, each exercisable Right will entitle its holder (other than such person or group) to purchase, at the Right's then-current exercise price, a number of AMIT Class A Shares having a market value of twice such price. In addition, if AMIT is acquired in a merger or other business combination transaction after a person has acquired 20% or more of AMIT's outstanding AMIT Class A Shares, each right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. Prior to the acquisition by a person or group with beneficial ownership of 20% or more of the AMIT Class A Shares, the Rights are redeemable for one cent per Right at the option of the AMIT Board. The AMIT Board is also authorized, under certain circumstances, to reduce the 20% threshold referred to above to not less than 10%. The Rights will expire on December 31, 2003 unless otherwise extended by the AMIT Board. The Rights will not be exercisable in connection with the Merger due to the fact that IPT will not acquire 20% of the AMIT Class A Shares prior to the consummation of the Merger.

   IPT does not have a rights agreement or other agreement or provisions similar to the AMIT Rights Plan.

INSPECTION OF BOOKS AND RECORDS

   Any shareholder of IPT may inspect and copy the bylaws, minutes of proceedings of shareholders and annual statements of affairs of IPT. In addition, one or more shareholders of record who own at least 5% of the outstanding shares of any class of beneficial interest of IPT for at least six months is entitled to inspect and copy the books of account and share ledger of IPT and to require IPT to prepare and deliver a verified list of the name and address of, and the number of shares owned by, each shareholder.

   Shareholders of AMIT are entitled to inspect and copy the record of shareholders' names, addresses and shareholdings, the accounting books and records and minutes of proceedings of the shareholders and the AMIT Board and committees of the AMIT Board upon written demand at any reasonable time during usual business hours, for a purpose reasonably related to the shareholder's interest as a shareholder. In addition, a shareholder or shareholders holding at least 5% in the aggregate of the outstanding voting shares of AMIT have an absolute right to either inspect and copy the record of shareholders' names, addresses and shareholdings or to obtain from the transfer agent, upon written demand and upon the tender of its usual charges for such a list, a list of the shareholders' names, addresses and shareholdings as of the most recent record date for which it has been compiled or as of a date specified by the shareholder subsequent to the date of the demand.

ASSET REQUIREMENTS

   To maintain qualification as a Maryland real estate investment trust, Maryland law requires at least 75% of the value of IPT's assets to be held, directly or indirectly, in real estate assets, mortgages or mortgage-related securities, government securities, cash and cash equivalent items, including high-grade short term securities and receivables. Maryland law also prohibits IPT from using or applying land for farming, agricultural, horticultural or similar purposes.

   California law imposes no similar asset requirements.

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                       SHARES AVAILABLE FOR FUTURE SALE

 General


   Upon consummation of the Merger, IPT will have 23,446,958 IPT Common Shares issued and outstanding, of which 510,000 shares were issued under the 1997 Share Incentive Plan and an additional 690,000 shares are eligible for issuance thereunder.


   The IPT Common Shares issued to the shareholders of AMIT in the Merger will be freely tradable by persons other than "affiliates" of AMIT and IPT, without restriction under the Securities Act, subject to the limitations on ownership set forth in IPT's Declaration of Trust. Pursuant to the Partnership Agreement, the limited partners of IPLP have the right under certain circumstances to require IPLP to redeem their OP Units for cash, subject, however, to certain first rights of IPT to acquire such OP Units in exchange for IPT Common Shares.

   All 19,427,760 IPT Common Shares issued prior to the Merger are, and any IPT Common Shares issued to holders of OP Units upon the exercise of redemption rights will be, "restricted" securities under the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below, IPT has granted certain holders registration rights with respect to such IPT Common Shares.


   Of the 13,414,723 IPT Common Shares that will be held by Insignia and its affiliates upon consummation of the Merger, 13,084,932 shares will be eligible for sale in the public market 90 days after the consummation of the Merger, subject to compliance with the volume limitations of Rule 144. Of the 6,211,712 IPT Common Shares that are currently held by IPT shareholders unaffiliated with IPT, 5,199,403 shares may become eligible for resale in the public market 90 days after the consummation of the Merger, subject to compliance with the volume limitations under Rule 144.


   In general, under Rule 144, if one year has elapsed since the later of the date of acquisition of restricted shares of IPT from IPT or any "affiliate" of IPT, as that term is defined under the Securities Act, the acquirer or subsequent holder thereof is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding IPT Common Shares, or (ii) the average weekly trading volume of the IPT Common Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about IPT. In addition, if two years have elapsed since the later of the date of acquisition of the restricted shares of IPT from IPT or from any affiliate of IPT, and the acquirer or any subsequent holder thereof is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

   IPT has an aggregate of 1,200,000 IPT Common Shares eligible for issuance under the 1997 Share Incentive Plan. IPT intends to file a registration statement on Form S-8 with respect to the IPT Common Shares issuable under the Plan. IPT Common Shares issued after the effective date of any such registration statement on Form S-8 upon the exercise of options granted under the 1997 Share Incentive Plan will be available for sale in the public market without restriction to the extent that they are held by persons who are not affiliates of IPT and, to the extent that they are held by affiliates, pursuant to Rule 144, without observance of the holding period requirement.

   Prior to the Merger, there has been no public market for the IPT Common Shares. The IPT Common Shares to be issued in the Merger have been approved for listing on the ASE, subject to official notice of issuance, under the symbol "FFO." No prediction can be made as to the effect, if any, that future sales of IPT Common Shares, or the availability of IPT Common Shares for future sale, will have on the market price of IPT Common Shares prevailing from time to time. Sales of substantial amounts of IPT Common Shares, or the perception that such sales or exercise could occur, could adversely affect prevailing market prices of IPT Common Shares.

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   If the IPT/AIMCO Merger is consummated, IPT Common Shares will cease to be traded or have a public market and the AMIT shareholders will cease to have an interest in IPT.

 Registration Rights

   In connection with the formation of IPT and the Private Offerings, IPT has granted Insignia and its affiliates and each purchaser of IPT Common Shares in the Private Offerings certain "demand" and "piggyback" registration rights with respect to their respective IPT Common Shares. The registration rights grant each rights holder the right to demand registration of all of its IPT Common Shares if IPT has not registered any IPT Common Shares under the Exchange Act and listed the IPT Common Shares on a national securities exchange or quoted on the NASDAQ prior to five years after the date of acquisition of such IPT Common Shares as long as the purchaser holds not less than 50,000 IPT Common Shares at the time of the demand. The purchasers will also have the right to include their IPT Common Shares in any registration of IPT Common Shares conducted by IPT, subject to certain limitations.

   Additionally, IPT has granted Insignia certain registration rights in the event that Insignia requests a redemption of any of their OP Units and IPT elects to exercise its right of first refusal and acquire such OP Units by issuing IPT Common Shares in exchange for such OP Units. See "Description of Shares of Beneficial Interest of IPT -- Registration Rights."

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                      FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to a prospective holder of IPT Common Shares. Akin Gump believes that the overview presented herein summarizes fairly the U.S. federal income tax consequences that are likely to be material to a holder of IPT Common Shares. The following discussion is not exhaustive, however, and does not discuss in detail all of the state, local and foreign tax considerations that may be applicable to an investment in the IPT Common Shares, nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders that are subject to special treatment under the U.S. federal income tax laws (including insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States).

   The statements in this discussion and the opinions of Akin Gump are based on current provisions of the Code, existing, temporary and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "IRS"), and judicial decisions. No assurance can be given that future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Proxy Statement/Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

   EACH SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES OF BENEFICIAL INTEREST IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF IPT

 IPT's Election To Be Taxed As a REIT

   IPT, which is considered to be a corporation for U.S. federal income tax purposes, has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its first taxable year ending December 31, 1996. IPT has been organized, and has represented that it has and will continue to operate in such a manner so as to qualify for taxation as a REIT under the Code. No assurance, however, can be given that IPT will operate in a manner, so as to qualify or remain qualified as a REIT in the future.

   In addition, IPT's qualification as a REIT depends upon the treatment of the corporate subsidiaries of IPT that are or control the general partners of the IPT Partnerships (the "Corporate GPs") as "qualified REIT subsidiaries." A qualified REIT subsidiary is a corporation all of the stock of which has been owned by the REIT at all times during such corporation's existence. IPT has received a private letter ruling from the IRS to the effect that the Corporate GPs owned by IPT at December 31, 1996 will be treated as a qualified REIT subsidiaries from the date their stock was transferred to IPT. The additional Corporate GPs acquired by IPT as a result of the MAE GP Merger in February 1998 will be treated as qualified REIT subsidiaries under Section 856(i) of the Code.

   The sections of the Code relating to the qualification and operation as a REIT, and the U.S. federal income tax treatment of a REIT and its shareholders, are highly technical and complex. The following discussion provides an overview of the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, the rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

   In the opinion of Akin Gump, and, assuming that the election and actions described in this discussion of "--Taxation of IPT" and represented to Akin Gump, are or will be observed and completed in a timely fashion, IPT is organized in conformity with the requirements for qualification as a REIT, and its method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code; and immediately after the Merger IPT will continue to qualify as a REIT. Investors should be aware that opinions of counsel are not binding on the IRS or the courts and that this opinion is based on various assumptions and is conditioned upon certain representations made by IPT and IPLP as to factual matters relating to the organization and the expected and actual manner of operation of, and conduct of business by, IPT, IPLP, the IPT Partnerships and the Corporate GPs, and the nature of the properties owned and to be acquired by these entities. Moreover, such qualification and taxation as a REIT will depend upon IPT's ability to meet (on a continuing basis), through actual annual operating results, distribution levels and stock ownership, the various qualification tests imposed under the Code, as discussed below. Akin Gump will not review compliance with these tests on a continuing basis. Accordingly, no assurance can be given that the actual results of IPT's operation and ownership for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "--Taxation of IPT -- Failure to Qualify" below.

 General

   In any year in which IPT qualifies as a REIT, it generally will not be subject to U.S. federal income tax on that portion of its net income that it distributes currently to shareholders. This treatment substantially eliminates the "double taxation" of income at the corporate and shareholder levels that generally results from investment in a corporation.

   Notwithstanding its qualification as a REIT, IPT will be subject to U.S. federal income tax as follows. First, IPT will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, IPT may be subject to the "alternative minimum tax" on items of tax preference. Third, if IPT has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on indebtedness or a lease) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if IPT has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if IPT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which IPT fails the 75% gross income test or the 95% gross income test. Sixth, if IPT fails to distribute during each calendar year an amount equal to at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, IPT will be subject to a 4% excise tax on the excess of the amount of such required distribution over the amount actually distributed.

   Finally, pursuant to Notice 88-19, 1988-1 C.B. 486, a C corporation (i.e., a corporation generally subject to full corporate-level tax) that elects to be taxed as a REIT must immediately recognize any gain that would have been realized had the C corporation sold all of its assets for their respective fair market values and immediately liquidated at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a REIT, unless such C corporation elects to be taxed under rules similar to the rules of Section 1374 of the Code. As a result, IPT will recognize, and be subject to tax at the highest corporate tax rate applicable to, any "built-in" gain on the disposition of any asset that is (i) held by IPT at the time its REIT election is first effective and (ii) disposed of within the ten-year period beginning on the effective date of the REIT election. This same treatment applies to any "built-in" gain asset (i) acquired by IPT from a C corporation in a transaction in which the basis of the asset to IPT is determined by reference to the basis of the asset (or any other property) to the C corporation and (ii) disposed of within such ten-year period. IPT will make the election pursuant to Notice 88-19 which will apply to the assets owned by the Corporate GPs on the earlier of (i) December 30, 1996 or (ii) the date they were acquired by IPT and, if AMIT does not qualify as a REIT, any assets acquired from AMIT pursuant to the Merger as of the date of the Merger.

 Requirements for Qualification

   To qualify as a REIT, IPT must elect to be so treated and must meet the requirements, discussed below, relating to organization, sources of income, nature of assets and distributions of income to shareholders.

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 Organizational Requirements

   The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (defined in the Code to include certain entities as individuals without regard to such attribution rules) at any time during the last half of each taxable year; and (vii) that meets certain other tests regarding the nature of income and assets, described below. In addition, IPT must (a) affirmatively elect to be taxed as a REIT, (b) satisfy certain filing and administrative requirements and (c) use the calendar year as its taxable year. The Code provides that each of conditions (i) to (iv) must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year that is less than 12 months.

   IPT's Declaration of Trust provides for restrictions regarding the transfer of IPT Common Shares in order to ensure that IPT will satisfy the share ownership requirements described in conditions (v) and (vi).

   In applying the gross income and asset tests described below, the Treasury Regulations provide that a REIT that is a partner in a partnership will be deemed to own a share (based on its relative capital interest) of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including these tests. Thus, IPT's share of the assets, liabilities and items of income of IPLP and the IPT Partnerships will be treated as assets, liabilities and items of income of IPT for the purposes of applying the requirements described herein.

   Additionally, a qualified REIT subsidiary is not treated as a separate entity for U.S. federal income tax purposes, and all of such subsidiary's assets, liabilities and items of income, deduction, loss and credit are treated as if they are those of the REIT. Assuming that the Corporate GPs will be treated as qualified REIT subsidiaries, the assets, liabilities and items of income of the Corporate GPs will be treated as assets, liabilities and items of income of IPT for the purposes of applying the requirements described below.

 Gross Income Tests

   In order for IPT to maintain its qualification as a REIT, there are three requirements relating to IPT's gross income that must be satisfied annually. First, at least 75% of IPT's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of IPT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest and gains from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of "foreclosure property") must not represent more than 30% of IPT's gross income (including gross income from prohibited transactions) for each taxable year. However, recently enacted tax legislation repeals the 30% restriction for all tax years after 1997.

   Rents received by IPT will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or

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an owner of 10% or more of the REIT, directly or through the application of certain attribution rules, owns 10% or more of such tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the entire portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the REIT derives no revenue. The independent contractor requirement, however, does not apply to the extent that the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only (e.g., furnishing water, heat, light and air conditioning and cleaning windows, public entrances and lobbies) and are not otherwise considered to be "rendered to the occupant" (e.g., renting parking spaces on a reserved basis to tenants). However, pursuant to recently enacted tax legislation, for tax years beginning after 1997, income derived from the impermissible services previously mentioned will constitute "rents from real property" to the extent such income does not exceed 1% of all amounts received or accrued during the tax year by the REIT from such property. The law concerning types of services that may be rendered by a REIT is constantly evolving and the consequences of rendering impermissible services are somewhat uncertain.

   IPT has represented that and Akin Gump has relied on such representation that the real properties owned by the IPT Partnerships give rise to "rents from real property" for purposes of the 75% and 95% gross income tests, and that the aggregate amount of its nonqualifying income in any taxable year derived directly or through IPLP or the IPT Partnerships will not cause IPT to fail to meet the 75% and 95% gross income tests and IPT complied with the 30% gross income test for 1997. In addition, IPT has represented that and Akin Gump has relied on such representation that the 75% and 95% gross income tests will be met immediately after the Effective Time, with the inclusion of the AMIT assets.

   Insignia (which will not satisfy the independent contractor standard) will provide certain services with respect to the real properties owned, or acquired in the future, by IPLP and the IPT Partnerships. IPT has represented that and Akin Gump has relied on such representation that all services provided by Insignia to IPLP and the IPT Partnerships are and will be of the type usually or customarily rendered in connection with the rental of space for occupancy only and are not and will not be considered rendered to the occupant under the Treasury Regulations, and therefore that the provision of such services will not cause the rents received with respect to such real properties to fail to qualify as "rents from real property" for purposes of the 75% and 95% gross income tests.

   Any gross income derived from a prohibited transaction (as defined above) is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). IPT has represented that and Akin Gump has relied on such representation that no asset owned by IPLP, the IPT Partnerships or IPT is or will be considered to be "held for sale to customers in the ordinary course of a trade or business" of IPLP, the relevant IPT Partnership or IPT. Whether property is treated as "held primarily for sale to customers in the ordinary course of a trade or business" depends, however, upon the facts and circumstances existing at a given time, including those relating to a particular property. Nevertheless, IPT and IPLP will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that IPT will be able to comply with these safe-harbor provisions or will never own property that may be characterized as "held primarily for sale to customers in the ordinary course of business."

   Even if IPT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if IPT (i) can establish that its failure to meet such tests is due to reasonable cause and not due to willful neglect, (ii) attaches a schedule of the sources of its income to its return and (iii) can establish that any incorrect information on the schedule is not due to fraud with an intent to evade tax. It is not possible, however, to guarantee that IPT will always be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of IPT," even if these relief provisions did apply, a 100% tax would be imposed with respect to IPT's net income attributable to the

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excess of 75% or 95% of IPT's gross income over IPT's qualifying income in the relevant category, whichever is greater. For the 1996 and 1997 tax years, there is no comparable relief provision which could mitigate the consequences of a failure to satisfy the 30% gross income limitation. As previously stated above, the recently enacted tax legislation repealed this 30% gross income limitation.

 Asset Tests

   IPT, at the close of each quarter of its taxable year, must also satisfy two tests relating to the nature of its assets. First, at least 75% of the value of IPT's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" or, in cases where IPT raises new capital through the offering of stock or long-term (at least five-year) debt, temporary investments in stock or debt instruments during the one-year period following IPT's receipt of the proceeds of such offerings. The term "real estate assets" includes interests in real property, interests in mortgages on real property (to the extent the mortgage balance does not exceed the value of the associated real property as of the date of the loan commitment by the REIT or if the loan is purchased, the date purchase commitment becomes binding on the REIT), and shares of other REITs. For purposes of the 75% asset requirement, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by IPT may not exceed 5% of the value of IPT's total assets and IPT may not own more than 10% of any one issuer's outstanding voting securities (excluding its ownership interest in IPLP, the IPT Partnerships, the Corporate GPs only (assuming they are qualified REIT subsidiaries), or any other corporate subsidiary with respect to which it is treated as holding 100% of the stock at all times during such subsidiary's existence and, after 1997, those subsidiaries as to which IPT holds 100% of the stock regardless of whether IPT has held the stock for the entire existence of the Corporate Subsidiary).

   For purposes of the asset requirements, as noted above, IPT will be deemed to own its proportionate share of the assets of IPLP and each IPT Partnership, rather than its partnership interests in IPLP and each IPT Partnership. IPT has represented and Akin Gump has relied on such representation that, as of the date of its formation, (i) at least 75% of the value of its total assets was represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) other than the Corporate GPs, it does not own any securities of any issuer that is treated as a corporation for federal income tax purposes that either (a) represent in excess of 10 percent of the outstanding voting securities of such issuer or (b) have an aggregate fair market value in excess of 5 percent of the fair market value of the total assets of IPT. In addition, IPT has represented that and Akin Gump has relied on such representation that it will satisfy these tests in the future, and has represented that it will take all measures within its control to ensure that these asset requirements are met.

   If IPT fails to satisfy the asset requirements at the end of a calendar quarter, such failure would not cause it to lose its REIT status if (i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of IPT's assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or is not wholly or partly caused by such an acquisition (i.e., the discrepancy arises from changes in the market values of IPT assets). If the condition described in clause (ii) of the preceding sentence is not satisfied, IPT may still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arises.

 Annual Distribution Requirement

   IPT, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of IPT's REIT taxable income (computed without regard to the dividends paid deduction and IPT's net capital gain), and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the

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following taxable year if declared before IPT timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration ("post-closing dividends"). To the extent that IPT does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, if IPT should fail to distribute during each calendar year at least the sum of
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, IPT will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. IPT expects to, and will take all measures within its control to, make timely distributions to the shareholders of IPT sufficient to satisfy all annual distribution requirements.

   However, it is possible that, from time to time, IPT may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, it is possible that, from time to time, IPT may be allocated a share of net capital gain attributable to the sale of depreciable property that exceeds its distributive share of cash with respect to such sale. In addition, IPT, IPLP or an IPT Partnership may incur expenditures (such as repayment of loan principal) that do not give rise to a deduction and, with respect to the AMIT assets, may accrue taxable income without a cash receipt to match the income. Therefore, IPT may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, IPT may find it necessary to arrange for short-term (or possibly long-term) borrowings, to raise funds through the issuance of additional shares of common or preferred stock or to pay distributions in the form of taxable stock dividends.

   Under certain circumstances, IPT may be able to rectify a failure to meet the distribution requirements for a year by paying post-closing dividends to its shareholders in a later year, which may be included in IPT's deduction for dividends paid for the earlier year.

 Recordkeeping Requirements

   Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, IPT must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding capital stock. IPT intends to comply with such requirements. For the years after 1997, failure to comply with these record-keeping requirements generally will not result in loss of REIT status, but could result in the imposition of monetary penalties.

 Failure to Qualify

   If IPT fails to qualify for taxation as a REIT in any taxable year, and no relief provisions apply, IPT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In any year in which IPT fails to qualify, distributions to shareholders will neither be required under U.S. federal income tax law nor deductible by IPT. All distributions to shareholders will be taxable as ordinary income to the extent of IPT's current and accumulated earnings and profits ("E&P") and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, IPT also will be disqualified from taxation as a REIT for the four taxable years following the year during which IPT ceases to qualify as a REIT. It is not possible to predict whether IPT would be entitled to any statutory relief in the event it failed to qualify as a REIT in any taxable year.

TAXATION OF U.S. SHAREHOLDERS

 Taxation of Taxable Domestic Shareholders

   As long as IPT qualifies as a REIT, distributions made to IPT's taxable U.S. shareholders out of current and accumulated E&P (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be

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taxed as long-term capital gains (to the extent they do not exceed IPT's actual net capital gain for the taxable year) without regard to the shareholder's holding period for the IPT Common Shares. Corporate shareholders, however, may be required under Section 291 of the Code to treat up to 20% of certain capital gain dividends (that relate to Section 1250 property) as ordinary income. Distributions in excess of IPT's current and accumulated E&P will not be taxable to a shareholder to the extent that the amount of such distribution does not exceed a shareholder's adjusted basis in the IPT Common Shares, but rather will reduce such adjusted basis. If the amount of such distributions does exceed a shareholder's adjusted basis of the IPT Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the IPT Common Shares have been held for one year or less), assuming that the IPT Common Shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by IPT in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by IPT and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by IPT during January of the following calendar year.

   Shareholders may not include in their individual income tax returns any net operating losses or capital losses of IPT. Instead, such losses would be carried forward by IPT for offset against its future income. Taxable distributions from IPT and gain from the disposition of IPT Common Shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply passive activity losses against such income. In addition, taxable distributions from IPT generally will be treated as investment income for purposes of the investment interest limitation. Capital gains from the disposition of the IPT Common Shares (or distributions treated as such) will be treated as investment income only if the shareholder so elects.

   In general, any gain or loss realized upon a taxable disposition of IPT Common Shares by a shareholder that is not a dealer in stocks and securities will be treated as long-term capital gain or loss if the IPT Common Shares have been held for more than one year, and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of IPT Common Shares by a shareholder who has held the IPT Common Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent that distributions from IPT were required to be treated by such shareholder as long-term capital gain. All or part of any loss realized upon the disposition of IPT Common Shares may be disallowed if other IPT Common Shares are purchased within 30 days before or after such disposition.

   Pursuant to recently enacted tax legislation, the taxation of capital gains to individuals has changed. In general, the new tax legislation provides that for capital gains recognized after July 28, 1997, the maximum tax rate on those gains will be 20% (10% for individuals in the 15% tax brackets) if the taxpayer holds the asset for more than 18 months and 28% for those assets held for more than 12 months and not more than 18 months. After December 31, 2000 if the asset is held for more than five years (beginning after December 31, 2000) the maximum tax rate will be 18% (8% for individuals in the 15% tax bracket). The new legislation also provides that Treasury Regulations may be issued to apply the new tax rates on capital gains in the case of pass-through entities (including a REIT) and sales and exchanges of interests in such entities. How the Treasury Regulations will effect holders of shares of beneficial interest of a REIT is uncertain. EACH SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE EFFECT OF THE NEW TAX LEGISLATION.

 Information Reporting and Backup Withholding

   IPT will report to its U.S. shareholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% of the dividends paid amount unless such shareholder (a) is a corporation or comes within certain other exemption categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide IPT with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.

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   In addition, IPT may be required to withhold a portion of capital gain distributions to any shareholder that fails to certify as to its non-foreign status. See "--Taxation of Non-U.S. Shareholders" below.

 Treatment of Certain Tax-Exempt Shareholders

   Distributions from IPT to a tax-exempt employee pension or profit-sharing trust and individual retirement accounts generally will not constitute unrelated business taxable income ("UBTI") provided that (i) such tax-exempt shareholder has not financed the acquisition of its IPT Common Shares with "acquisition indebtedness" within the meaning of the Code and (ii) the IPT Common Shares are not otherwise used in an unrelated trade or business of such tax-exempt shareholder. In addition, qualified pension trusts that hold more than 10% (by value) of certain REITs may be required to treat a certain percentage of such REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify for U.S. federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to IPT Common Shares held by qualified pension trusts and (ii) the REIT is "predominantly held" by qualified pension trusts. A REIT is predominantly held by a qualified pension trust if either (i) a single qualified pension trust holds more than 25% by value of the IPT Common Shares or (ii) one or more qualified pension trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests.

TAXATION OF NON-U.S. SHAREHOLDERS

   The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a limited summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF U.S. FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN IPT COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

   Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by IPT of U.S. real property interests and are not designated by IPT as capital gain distributions will be treated as distributions of ordinary income to the extent that they are made out of current or accumulated E&P of IPT. Such distributions generally will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from investment in the IPT Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). IPT expects to withhold income tax at the rate of 30% on the gross amount of any distributions paid to a Non-U.S. Shareholder that are not designated as capital gain distributions unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with IPT or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with IPT claiming that the distribution is "effectively connected" income.

   Distributions to Non-U.S. Shareholders in excess of current and accumulated E&P of IPT will not be taxable to a shareholder to the extent that they do not exceed the shareholder's adjusted basis in the IPT Common Shares, but rather will reduce such adjusted basis. To the extent that such distributions exceed a Non-U.S. Shareholder's adjusted basis in the IPT Common Shares, tax will be imposed if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of its IPT Common Shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated E&P, the entire amount of a distribution generally will be subject to withholding in full at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of any overwithheld amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated E&P of IPT.

   For any year in which IPT qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by IPT of U.S. real property interests (whether or not so designated by IPT) will be taxed

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to a Non-U.S. Shareholder under the provisions of the Foreign Investment in
Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. IPT is required by currently applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by IPT as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

   Gain recognized by a Non-U.S. Shareholder upon a sale of IPT Common Shares generally will not be taxed under FIRPTA if IPT is a "domestically-controlled REIT," defined generally as a REIT in which less than 50% in value of its shares of beneficial interest was held directly or indirectly by foreign persons at all times during a specified testing period. It is currently anticipated that IPT will be a domestically-controlled REIT and, therefore, that the sale of IPT Common Shares will not be subject to taxation under FIRPTA. However, capital gains which are not subject to FIRPTA will nonetheless be taxable to a Non-U.S. Shareholder if (i) an investment in the IPT Common Shares is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) the Non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

   If IPT were not a domestically-controlled REIT, a Non-U.S. Shareholder's sale of IPT Common Shares would be subject to tax provided that IPT meets the definition of a "U.S. Real Property Holding Corporation" as defined under
Section 897(c)(2) under FIRPTA unless (i) the IPT Common Shares were listed and "regularly traded" on an established securities market (such as the ASE) and (ii) the selling Non-U.S. Shareholder held, directly or indirectly and through attribution, no more than 5% of the IPT Common Shares during the five-year period ending on the date of disposition. If the gain on the sale of IPT Common Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a U.S. shareholder with respect to the gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of non-resident alien individuals and the possible application of a 30% branch profits tax to corporate Non-U.S. Shareholders).

   A person who purchases IPT Common Shares from a Non-U.S. Shareholder subject to FIRPTA will be required to withhold 10% of the purchase price and remit this amount to the IRS, unless the purchased IPT Common Shares are "regularly traded" on an established securities market or the purchaser otherwise receives a determination from the IRS that such withholding is not required.

TAX ASPECTS OF IPT'S INVESTMENT IN IPLP AND THE IPT PARTNERSHIPS

   The following discussion summarizes certain U.S. federal income tax considerations applicable solely to IPT's investment in IPLP and the IPT Partnerships. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

 General

   IPT will hold direct or indirect interests in IPLP and the IPT Partnerships. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Instead, the income of a partnership for each taxable year is allocated to the partners based on the relevant provisions in their agreement of partnership, and the partners report and are taxed on their distributive shares of the items of income, gain, loss, deduction and credit of the partnership without regard to whether they receive any distributions. IPT will include its distributive share of these items of IPLP and the IPT Partnerships for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "--Taxation of IPT -- Requirements for Qualification." Any resulting increase in IPT's REIT taxable

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income will increase its distribution requirements (see "--Requirements for
Qualification -- Annual Distribution Requirements"), but will not be subject to U.S. federal income tax in the hands of IPT provided that such income is distributed by IPT to its shareholders as discussed above. Moreover, for purposes of the REIT asset tests (see "--Requirements for Qualification -- Asset Tests"), IPT will include its proportionate share of assets held by IPLP and the IPT Partnerships.

 Entity Classification

   IPT's interests in IPLP and the IPT Partnerships involve special tax considerations, including the possibility of a challenge by the IRS of the status of IPLP or any of the IPT Partnerships as a partnership (as opposed to an association taxable as a corporation) for U.S. federal income tax purposes. If any of IPLP or the IPT Partnerships were to be treated as an association taxable as a corporation, the character of IPT's assets and items of gross income would change, which would preclude IPT from satisfying the asset tests and possibly the income tests (see "--Requirements for Qualification -- Asset Tests" and "--Gross Income Tests") and would prevent IPT from qualifying as a REIT. See "--Requirements for Qualification -- Failure to Qualify" above for a discussion of the effect of IPT's failure to meet such tests for a taxable year. In the opinion of Akin Gump, IPLP and the IPT Partnerships should be treated for U.S. federal income tax purposes as a partnership (and not as an association taxable as a corporation). Such opinion, however, is not binding on the IRS and no assurance can be given that the IRS will not challenge the tax status of IPLP.

 Tax Allocations with Respect to Contributed Property

   Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in a partnership (such as IPLP) must be allocated in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss inherent in such property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution (the "Book-Tax Difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Because Insignia and certain of its subsidiaries have contributed appreciated property (i.e., the interests in certain IPT Partnerships) to IPLP, the Partnership Agreement of IPLP requires allocations with respect to such contributed property to be made in a manner consistent with Section 704(c) of the Code.

   In general, a partner that contributes appreciated property to IPLP will be allocated a lesser amount of depreciation for tax purposes and, to the extent that the Book-Tax Difference is not recouped through such disproportionately lower depreciation allocations, increased amounts of taxable income and gain on any sale by IPLP of such contributed assets (including for this purpose, sale by the IPT Partnerships of the underlying properties). These allocations attempt to eliminate the Book-Tax Difference over the life of the assets giving rise to the Book-Tax Difference. However, the special allocation rules under Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of IPLP may cause IPT to be allocated a lesser amount of depreciation and other deductions, and a potentially greater amount of gain upon the sale of a contributed asset, than it would have received if such properties had been purchased. This may cause IPT to recognize taxable income in excess of cash proceeds, which might adversely affect IPT's ability to comply with the REIT distribution requirements. See "--Requirements for Qualification -- Distribution Requirements."

OTHER TAX CONSIDERATIONS

   IPT, IPLP, the IPT Partnerships and IPT's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they own property, transact business, or reside. The state and local tax treatment of IPT and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN IPT COMMON SHARES.

                               TAXATION OF AMIT

   AMIT, which is considered to be a corporation for U.S. federal income tax purposes, has elected to be taxed as a REIT under Section 856 through 860 of the Code, commencing with its first taxable year ending December 31, 1988. Although AMIT has elected to be taxed as a REIT for each of the taxable years that it has been in existence, the question of whether such election is effective for federal income tax purposes depends on whether AMIT satisfies the requirements for REIT status, including the gross income and asset tests described in "Federal Income Tax Consequences" above, for each of its taxable years.


   Although the proper characterization of certain historical AMIT assets and income as qualified REIT assets and income is not entirely clear under current law, AMIT has received the opinion of GGFC&M that AMIT has a reasonable basis for taking the position that it is organized and operating in conformity with the requirements for qualification as a REIT for federal income tax purposes. GGFC&M's opinion is based on a limited review of AMIT's income and assets for its taxable years 1993 through 1997 and 1998 to date, upon certain representations and warranties made to it by AMIT's management. The opinion of GGFC&M is also based on the following assumptions:

     (1) That the share ownership of record shown on the various shareholder censuses taken by AMIT's management during the years 1993 to the present is substantially similar to the beneficial ownership of such shares for purposes of the REIT tax rules;

     (2) That the amount of gross income and deductions reported by AMIT on its tax returns for the years in question, and for each of its assets, is substantially accurate;

     (3) That AMIT has no assets not disclosed on its Forms 10-K and 10-Q for the years in question, and that it is the beneficial owner of each of the assets which it has reported ownership of on such forms;

     (4) That AMIT's method for valuing its assets conforms with the requirements of Section 856(c) of the Code and the regulations thereunder; and

     (5) That AMIT will timely file Form 1120-REIT for tax year 1998.


   The statute of limitations for assessing a federal income tax deficiency against AMIT for its taxable year 1993 has expired. However, AMIT remains subject to examination and assessment of a possible deficiency for its taxable year 1994 and subsequent taxable years. If, following any examination, it is determined that AMIT failed to qualify as a REIT for a taxable year, it would be subject to federal income tax as a "C" corporation for that year, and for subsequent taxable years until AMIT is permitted to re-elect, and it does in fact re-elect, REIT status. Based upon AMIT's financial statements and tax returns for the year 1993 through 1997, if AMIT failed to qualify as a REIT, it would nonetheless not owe any federal income tax for the years 1993 through 1996 because it either sustained losses or had available net operating loss carryovers to offset current income, in each of those years. With respect to 1997, if the IRS determined AMIT were not qualified as a REIT, AMIT would have approximately $460,000 of taxable income for federal income tax purposes, and would be subject to corporate tax on such income. In addition, because AMIT no longer has any net operating loss carryovers, it would be subject to tax in 1998 on its income for the year. It should be noted, however, that, AMIT holds assets with fair market values of more than $7,000,000 less than such assets' tax basis as disclosed on AMIT's March 31, 1998 balance sheets. Accordingly, if AMIT were to dispose of one or more of these assets in a taxable transaction, the resulting tax loss could be used to offset some or all of AMIT's income for 1998 or any future year.

   If the Merger is consummated, then any tax liability incurred by AMIT would become the liability of IPT as the surviving entity in the Merger. If the Merger of AMIT into IPT is not consummated, then any federal income tax liability of AMIT will remain AMIT's responsibility.

   Generally, if an organization's REIT election is terminated for a taxable year because the organization has failed to meet the requirements for taxation as a REIT during that year, the organization is not eligible to re-elect REIT status until the fifth year following the taxable year in which the termination of its REIT election occurred. However, Code Section 856(g)(4) provides that, if an organization's REIT election is terminated due to its failure to satisfy the REIT tax requirements, the organization may re-elect to be taxed as a REIT in its next taxable year if (1) the organization did not willfully fail to timely file an income tax return for the year in which the termination occurs, (2) inclusion of any incorrect information in such return is not due to fraud with intent to evade tax, and (3) the organization establishes to the satisfaction of the IRS that its failure to qualify as a REIT, "is due to reasonable cause and not due to willful neglect." Although the reasonable cause standard is a flexible one, and each case must be decided on its own facts, GGFC&M has advised AMIT that if it is determined that AMIT failed to satisfy the REIT requirements for any of its years 1993 through the present, relief under Code Section 856(g)(4) likely would be available to AMIT so that it would be eligible to re-elect REIT status in any year subsequent to the year in which the termination occurred.

                                   EXPERTS

   The consolidated and combined financial statements of IPT and the IPT Predecessor Entities at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the related financial statement schedule appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The combined financial statements of Shelter Properties Partnerships at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 and the related financial statement schedule appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The combined financial statements of National Property Investors and Century Properties Partnerships at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and the related financial statement schedule appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Imowitz Koenig & Co., LLP, ("Imowitz Koenig") independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   During December 1997 NPI 4 changed its accountants from Imowitz Koenig to Ernst & Young LLP. There were no disagreements between NPI 4 and Imowitz Koenig on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Imowitz Koenig, would have caused it to make reference thereto in connection with its reports on the financial statements of NPI 4. NPI 4's decision to change to Ernst Young LLP was approved by the board of directors of NPI 4's managing general partner.

   The financial statements of Angeles Mortgage Investment Trust at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by BDO Seidman, LLP, independent Certified Public Accountants, as set forth in their reports thereon appearing elsewhere herein, are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                LEGAL MATTERS

   The validity of the securities to be issued in the Merger will be passed upon by Miles & Stockbridge, P.C., Baltimore, Maryland. Certain tax matters relating to the Merger will be passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Dallas, Texas. Certain tax matters relating to AMIT will be passed upon by Greenberg Glusker Fields Claman & Machtinger LLP, Los Angeles, California.

                                   GLOSSARY

   Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Proxy Statement/Prospectus.

   "1997 Share Incentive Plan" means IPT's 1997 Share Incentive Plan.

   "Acquisition and Disposition Services Agreement" means that certain Acquisition and Disposition Services Agreement, dated as of February 17, 1998, by and among IPT, IPLP and Insignia.

   "AIMCO" means Apartment Investment and Management Company, a Maryland corporation.

   "Akin Gump" means Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to
IPT.

   "AMIT" means Angeles Mortgage Investment Trust, a California unincorporated business trust.

   "AMIT Board" means the board of trustees of AMIT.

   "AMIT Class A Shares" means Class A common shares of beneficial interest, par value $1.00 per Share, of AMIT.

   "AMIT Class B Shares" means Class B common shares of beneficial interest, par value $.01 per share, of AMIT.

   "AMIT Loans" means the loan portfolio of AMIT.


   "AMIT Record Date" means the close of business on August 7, 1998.


   "AMIT Shares" means the AMIT Class A Shares and the AMIT Class B Shares.

   "ASE" means the American Stock Exchange.

   "Asset Agreement" means the Agreement Regarding Certain Assets, dated July 18, 1997, by and between AMIT and Insignia.

   "Century Properties Partnerships" means Century Properties Fund XIV, Century Properties XV, Century Properties XVI, Century Properties Fund XVII, Century Properties Fund XVIII, Century Properties Fund XIX, Century Properties Fund XX, Century Properties Fund XXIII, Century Pension Income Fund XXIII, Century Pension Income Fund XXIV and Fox Strategic Housing Income Partners.

   "Class A Exchange Ratio" means the ratio at which AMIT Class A Shares will be converted into IPT Common Shares pursuant to the Merger Agreement.

   "Class B Exchange Ratio" means the ratio at which AMIT Class B Shares will be converted into IPT Common Shares pursuant to the Merger Agreement.

   "Class B Voting Proxy" means the Irrevocable Proxy Agreement, dated April 14, 1995, by and between AMIT and MAE (as successor to MAE GP), pursuant to which AMIT, as proxy for MAE, is required to vote all (100%) of the AMIT Class B Shares held by MAE in accordance with the majority of the AMIT Class A Shares represented at a meeting of AMIT shareholders on specified matters, including but not limited to transactions between AMIT and affiliates of MAE GP (including IPT and Insignia).

   "Closing Date" means the date on which the closing of the Merger takes place.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Commission" means the Securities and Exchange Commission.

   "Consolidated Capital Partnerships" means Consolidated Capital Growth Fund, Consolidated Capital Institutional Properties, Consolidated Capital Institutional Properties/2, Consolidated Capital Institutional Properties/3, Consolidated Capital Properties III, Consolidated Capital Properties IV, Consolidated Capital Properties V and Consolidated Capital Properties VI.

   "Controlled Partnerships" means the limited partnerships in which IPT owns or controls the managing general partner.

   "Effective Time" means the time at which the Articles of Merger are accepted for record by the Maryland Department of Assessments and Taxation or at such time thereafter as is provided in the Articles of Merger.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Exchange Agent" means First Union National Bank.

   "Exchange Ratio" means collectively, the Class A Exchange Ratio and the Class B Exchange Ratio.

   "Expense Reimbursement Agreement" means the Agreement Regarding Expenses, dated April 3, 1997, by and between Insignia and AMIT.

   "FASB" means the Financial Accounting Standards Board.

   "Funds From Operations" means IPT's net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

   "GGFC&M" means Greenberg Glusker Fields Claman & Machtinger LLP, counsel to AMIT.

   "Insignia" means Insignia Financial Group, Inc., a Delaware corporation.

   "Insignia/AIMCO Merger" means the proposed merger of Insignia with and into AIMCO pursuant to the Insignia/AIMCO Merger Agreement.

   "Insignia/AIMCO Merger Agreement" means that certain Amended and Restated Agreement and Plan of Merger dated as of May 26, 1998 among AIMCO, AIMCO Properties, L.P., Insignia and Insignia/ESG.

   "Insignia/ESG" means Insignia/ESG Holdings, Inc., a wholly-owned subsidiary of Insignia.

   "IPLP" means Insignia Properties, L.P., a Delaware limited partnership.

   "IPT" means Insignia Properties Trust, a Maryland real estate investment trust.

   "IPT/AIMCO Merger" means the proposed merger of IPT with and into a subsidiary of AIMCO after the consummation of the Insignia/AIMCO Merger.

   "IPT Board" means the board of trustees of IPT.

   "IPT Common Shares" means common shares of beneficial interest, par value $.01 per share, of IPT.

   "IPT Entity" means each of IPT, IPLP and each business entity which owns a controlling interest in (i) any real property owned or otherwise controlled by a Controlled Partnership (as of January 1, 1997) as of January 1, 1997, or
(ii) any real property or which IPT or IPLP, or either of them, acquires direct or indirect acquisition of (a) such real property or (b) a controlling interest in a business entity that owns such real property.

   "IPT Partnerships" means the real estate limited partnerships of which IPT owns, directly or indirectly, a material interest.


   "IPT Share Value" means $10.72.


   "IRS" means the Internal Revenue Service.

   "LAC" means Liquidity Assistance L.L.C., a Delaware limited liability company.

   "MAE" means Metropolitan Asset Enhancement, L.P., a Delaware limited partnership.

   "MAE GP" means MAE GP Corporation, a Delaware corporation and wholly-owned subsidiary of MAE.

   "MAE GP Merger" means the merger of MAE GP with and into IPT.

   "Merger" means the merger of AMIT with and into IPT pursuant to the Merger Agreement.

   "Merger Agreement" means the Agreement and Plan of Merger, dated as of July 18, 1997, among AMIT, IPT, Insignia and MAE GP.

   "National Properties Partnerships" means National Property Investors II, National Property Investors III, National Property Investors 4, National Property Investors 5, National Property Investors 6, National Property Investors 7, National Property Investors 8.

   "NDS" means National Decision Sytems, Inc.

   "NPI" means National Property Investors, Inc., a Delaware corporation.

   "NPI 4" means National Property Investors 4, a California limited partnership.

   "NPI Transaction" means the series of related transactions between IPC, Insignia-NPI, certain other affiliates of Insignia, NPI and certain affiliates of NPI pursuant to which, among other things, IFGP acquired all of the outstanding stock of NPI and Insignia-NPI acquired limited partner interest in certain of the National Properties Partnerships and Century Properties Partnerships.

   "OP Units" means units of limited partner interest in IPLP.

   "Partnership Agreement" means the Fourth Amended and Restated Agreement of Limited Partnership of IPLP.

   "Preferred Shares" means preferred shares of beneficial interest, par value $.01 per share, of IPT.

   "Private Offerings" means collectively, the offering commencing in May 1997 and ending in August 1997 of IPT Common Shares to certain investors at a purchase price of $10.00 per share, and an unrelated transaction in October 1997 whereby IPT sold 1,000,000 IPT Common Shares at a purchase price of $10.00 per share, to a single private investor, each made pursuant to a private offering in reliance upon exemptions from the registration requirements of the Securities Act.

   "Property Management Agreements" means the property management agreements pursuant to which affiliates of Insignia provide property management services with respect to the properties owned by the IPT Partnerships.

   "REIT" means a real estate investment trust.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Shelter IV Option" means the option granted to IPLP under the Shelter IV Option Agreement.

   "Shelter Properties Partnerships" means Shelter Properties I Limited Partnership, Shelter Properties II Limited Partnership, Shelter Properties III Limited Partnership, Shelter Properties IV Limited Partnership, Shelter Properties V Limited Partnership, Shelter Properties VI Limited Partnership, and Shelter Properties VII Limited Partnership.


   "Special Meeting" means the special meeting of AMIT shareholders to be held on September 4, 1998, at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, commencing at 10:00 a.m., local time.


   "Tax Agreement" means the Tax Indemnification Agreement, dated as of July 18, 1997, made by IPT in favor of the record holders of AMIT Shares as of the Effective Time.

   "Treasury Regulations" means treasury regulations promulgated under the Code.

   "Trust Amendment" means the proposed second amendment to AMIT's Declaration of Trust to permit AMIT to merge and consolidate with other entities, a copy of which is attached to this Proxy Statement/ Prospectus as Annex B.

   "Weil" means Christopher Weil & Company, Inc.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                              PAGE
                                                                                            --------
Insignia Properties Trust and Predecessor Entities
 Report of Ernst & Young LLP, Independent Auditors.........................................    F-2
 Consolidated Balance Sheets for the three month period ended
  March 31, 1998 and for the years ended December 31, 1997 and 1996 .......................    F-3
 Consolidated Statements of Income for the three months ended March 31, 1998 and 1997 and for the year ended December 31, 1997 and Combined Statements of Income for the years
  ended December 31, 1996 and 1995.........................................................    F-4
 Consolidated Statements of Shareholders' Equity and Insignia Equity in Predecessors for
  the three month period ended March 31, 1998 and for the year ended December 31, 1997 and the Combined Statements of Shareholders' equity and Insignia Equity in predecessors for
  the years ended December 31, 1996 and 1995 ..............................................    F-5
 Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997 and for the year ended December 31, 1997 and Combined Statements of Cash Flows for the
  years ended December 31, 1996 and 1995 ..................................................    F-6
 Notes to Consolidated and Combined Financial Statements ..................................    F-7
 Schedule III: Real Estate and Accumulated Depreciation as of December 31, 1997  ..........   F-22
Shelter Properties Partnerships
 Report of Ernst & Young LLP, Independent Auditors.........................................   F-24
 Combined Balance Sheets for the years ended December 31, 1996 and 1995....................   F-25
 Combined Statements of Operations for the years ended December 31, 1996, 1995
  and 1994.................................................................................   F-26
 Combined Statements Changes in Partners' Capital (Deficit) for the years ended December
  31, 1996, 1995 and 1994..................................................................   F-27
 Combined Statements of Cash Flows for the years ended December 31, 1996, 1995
  and 1994.................................................................................   F-28
 Notes to Combined Financial Statements ...................................................   F-29
 Schedule III: Real Estate and Accumulated Depreciation as of December 31, 1996  ..........   F-36
National Property Investors and Century Properties Partnerships
 Report of Independent Auditors............................................................   F-39
 Combined Balance Sheets for the years ended December 31, 1996 and 1995  ..................   F-40
 Combined Statements of Operations for the years ended December 31, 1996, 1995
  and 1994.................................................................................   F-41
 Combined Statements Changes in Partners' Capital (Deficit) for the years ended
  December 31, 1996, 1995 and 1994.........................................................   F-42
 Combined Statements of Cash Flows for the years ended December 31, 1996, 1995
  and 1994.................................................................................   F-43
 Notes to Combined Financial Statements ...................................................   F-45
 Schedule III: Real Estate and Accumulated Depreciation as of December 31, 1996  ..........   F-53
Angeles Mortgage Investment Trust
 Report of Independent Auditors............................................................   F-58
 Balance Sheets for years ended December 31, 1997 and 1996.................................   F-59
 Statement of Operations for years ended December 31, 1997, 1984 and 1995 .................   F-60
 Statement of Changes in Shareholders' Equity for years ended December 31, 1997, 1996 and
  1995.....................................................................................   F-61
 Statement of Cash Flows for years ended December 31, 1997, 1996 and 1995 .................   F-62
 Notes to Financial Statements.............................................................   F-63
 Schedule III: Real Estate and Accumulated Depreciation as of December 31, 1997 ...........   F-76
 Schedule IV: Mortgage Loans on Real Estate as of December 31, 1997........................   F-77
 Balance Sheets for the three months ended March 31, 1998 and December 31, 1997  ..........   F-81
 Statement of Operations for the three months ended March 31, 1998 and 1997  ..............   F-82
 Statement of Changes in Shareholders' Equity for the three months ended March 31, 1998  ..   F-83
 Statements of Cash Flows for the three months ended March 31, 1998 and 1997 ..............   F-84
 Notes to Financial Statements.............................................................   F-85

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Trustees
Insignia Properties Trust and Predecessor Entities

   We have audited the accompanying consolidated balance sheets of Insignia Properties Trust (a majority-owned subsidiary of Insignia Financial Group, Inc.) as of December 31, 1997 and 1996, and the related consolidated statement of income, shareholders' equity and cash flows for the year ended December 31, 1997, and the combined statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996 of the Insignia Properties Trust Predecessor Entities. Our audits also included the financial statement schedule included on pages F-22 to F-23. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insignia Properties Trust at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997, and the combined results of the operations and the cash flows of the Insignia Properties Trust Predecessor Entities for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

February 13, 1998,
except for Note 11, as to which the date is March 17, 1998

                          INSIGNIA PROPERTIES TRUST

                         CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                             MARCH 31,
                                                               1998        1997       1996
                                                           ----------- ----------  ----------
                                                           (UNAUDITED)
ASSETS
 Cash and cash equivalents................................   $ 23,338    $ 37,432   $  4,928
 Receivables..............................................          1           8         21
 Investments in real estate limited partnerships  ........    177,681     159,469    118,741
 Apartment properties, net................................     26,003      22,357     22,125
 Other assets ............................................      7,068       6,802      1,942
                                                           ----------- ----------  ----------
Total assets .............................................   $234,091    $226,068   $147,757
                                                           =========== ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Accounts payable--Due to Insignia .......................   $    160    $    841   $    275
 Distribution payable--Insignia...........................      1,490       1,260         --
 Distributions payable ...................................      2,914       2,786      5,880
 Accrued expenses ........................................      1,272       1,222        804
 Note payable ............................................         --          --        430
 Non-recourse mortgage notes..............................     21,957      19,300     19,300
                                                           ----------- ----------  ----------
Total liabilities ........................................     27,793      25,409     26,689
Minority interests in Operating Partnership ..............     56,984      54,447     50,429
Shareholders' equity:
 Preferred shares, par value $.01 per share-authorized
  100,000,000 shares, issued and outstanding -0-
  (March 31, 1998, 1997 and 1996) ........................         --          --         --
 Common shares, par value $.01 per share-authorized
  400,000,000 shares, issued and outstanding 19,427,760
  (March 31, 1998), 18,573,151 (1997) and 11,168,036
  (1996)..................................................        194         186        112
 Additional paid-in capital ..............................    154,984     145,594     70,527
 Unearned compensation ...................................     (5,462)         --         --
 Retained earnings .......................................       (402)        432         --
                                                           ----------- ----------  ----------
Total shareholders' equity ...............................    149,314     146,212     70,639
                                                           ----------- ----------  ----------
Total liabilities and shareholders' equity ...............   $234,091    $226,068   $147,757
                                                           =========== ==========  ==========

                           See accompanying notes.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

                CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED
                                                   MARCH 31,               YEAR ENDED DECEMBER 31,
                                           -------------------------- ---------------------------------
                                               1998          1997         1997        1996      1995
                                           ------------ ------------  ------------ ---------  --------
                                                  (UNAUDITED)
REVENUES
Apartment rentals.........................  $     1,771  $     1,583   $     6,646   $ 6,020   $   --
Equity earnings--limited partnership
 interests................................        3,361        2,204         8,062     3,587    2,455
Other.....................................          625          341         2,118        98        4
                                           ------------ ------------  ------------ ---------  --------
                                                  5,757        4,128        16,826     9,705    2,459
EXPENSES
Apartment property operating expenses ....          890          732         3,258     3,034       --
Apartment property interest...............          406          372         1,486     1,812       --
Apartment property depreciation...........          271          239           966       901       --
Administrative............................          352          271         1,314        34      113
Amortization .............................          251           20           285        --       --
Other interest............................           --            7            47        11       --
                                           ------------ ------------  ------------ ---------  --------
                                                  2,170        1,641         7,356     5,792      113
                                           ------------ ------------  ------------ ---------  --------
Income before gain on sale of properties,
 minority interest and extraordinary
 items ...................................        3,587        2,487         9,470     3,913    2,346
Gain of sale of properties ...............           --           --         1,044        --       --
                                           ------------ ------------  ------------ ---------  --------
Income before minority interest and
 extraordinary items......................        3,587        2,487        10,514     3,913    2,346
Minority interests in consolidated
 subsidiaries and the Operating
 Partnership..............................       (1,533)      (1,827)       (4,440)     (356)    (131)
                                           ------------ ------------  ------------ ---------  --------
Income before extraordinary item  ........        2,054          660         6,074     3,557    2,215
Extraordinary loss (gain)--property
 refinancings (net of minority interest) .           26           --           (70)   (1,132)      --
                                           ------------ ------------  ------------ ---------  --------
Net income................................  $     2,080  $       660   $     6,004   $ 2,425   $2,215
                                           ============ ============  ============ =========  ========
Net income per share:
 Income before extraordinary item ........  $       .11  $       .06   $       .41   $    --   $   --
 Extraordinary item ......................           --           --          (.01)       --       --
                                           ------------ ------------  ------------ ---------  --------
 Net income...............................  $       .11  $       .06   $       .40   $    --   $   --
                                           ============ ============  ============ =========  ========
Weighted average shares outstanding  .....   18,835,911   11,179,036    14,694,327        --       --
                                           ============ ============  ============ =========  ========

                           See accompanying notes.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

            CONSOLIDATED AND COMBINED STATEMENTS OF SHAREHOLDERS'
                  EQUITY AND INSIGNIA EQUITY IN PREDECESSORS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              DISTRIBUTIONS
                                                 COMMON      ADDITIONAL                       IN EXCESS OF        INSIGNIA
                                                 STOCK        PAID-IN         UNEARNED         ACCUMULATED        EQUITY IN
                                                CLASS A       CAPITAL       COMPENSATION        EARNINGS        PREDECESSORS
                                              ----------- --------------  ---------------- -----------------  ----------------
Balance at December 31, 1994.................     $ --        $     --         $    --           $    --          $ 38,346
 Capital contribution by Insignia............       --              --              --                --            21,522
 Distributions paid..........................       --              --              --                --           (10,209)
 Net income for 1995.........................       --              --              --                --             2,215
                                              ----------- --------------  ---------------- -----------------  ----------------
Balance at December 31, 1995.................       --              --              --                --            51,874
 Issuance of 11,168,036 common shares .......      112          78,587              --                --                --
 Capital contribution by Insignia............       --              --              --                --             2,942
 Distributions declared and paid.............       --          (2,180)             --                --            (6,812)
 Distributions declared .....................       --          (5,880)             --                --                --
 Net income for 1996.........................       --              --              --                --             2,425
  Issuance of IPLP units in exchange for
   Insignia limited partnership
   interests--transferred to minority
   interest .................................       --              --              --                --           (50,429)
                                              ----------- --------------  ---------------- -----------------  ----------------
Balance at December 31, 1996.................      112          70,527              --                --                --
 Issuance of 7,405,115 common shares ........       74          75,067              --                --                --
 Distributions declared and paid.............       --              --              --            (2,786)               --
 Distributions declared .....................       --              --              --            (2,786)               --
 Net income for 1997.........................       --              --              --             6,004                --
                                              ----------- --------------  ---------------- -----------------  ----------------
Balance at December 31, 1997.................      186         145,594              --               432                --
 Issuance of 344,609 common shares
  (unaudited) ...............................        3           3,625              --                --                --
 Restricted share awards (510,000
  shares)(unaudited) ........................        5           5,765          (5,462)               --                --
 Distributions declared (unaudited)  ........       --              --              --            (2,914)               --
 Net income for 1998 (unaudited).............       --              --              --             2,080                --
                                              ----------- --------------  ---------------- -----------------  ----------------
Balance at March 31, 1998 (unaudited)  ......     $194        $154,984         $ (5,462)         $  (402)         $     --
                                              =========== ==============  ================ =================  ================

                           See accompanying notes.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

              CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                        THREE MONTHS ENDED
                                                             MARCH 31              YEAR ENDED DECEMBER 31
                                                      ---------------------- ----------------------------------
                                                         1998        1997       1997        1996       1995
                                                      ---------- ----------  ---------- ----------  -----------
                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net income...........................................  $  2,080    $    660   $  6,004    $  2,425   $  2,215
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Apartment property depreciation ....................       271         239        966         901         --
 Amortization of organization and formation costs ...       251          20        285          --         --
 Equity earnings--partnership investments............    (3,361)     (2,204)    (8,062)     (3,587)    (2,455)
 Gain on sale of properties .........................        --          --     (1,044)         --         --
 Extraordinary loss--property refinancings ..........       (26)         --         70       1,132         --
 Minority interests in the Operating Partnership and
  consolidated subsidiaries..........................     1,533       1,827      4,440         356        131
 Non-cash compensation ..............................       308          --         --          --         --
 Changes in operating assets and liabilities:
  Accounts receivable ...............................         7          --         13         (21)        --
  Other assets ......................................      (286)       (257)    (1,316)          6         --
  Accounts payable and accrued expenses .............      (680)        530        982         208          9
                                                      ---------- ----------  ---------- ----------  ----------
Net cash provided by (used in) operating activities .        97         815      2,338       1,420       (100)
INVESTING ACTIVITIES
Purchase of partnership interests....................   (13,551)       (771)   (30,592)    (71,427)   (24,147)
Investment in apartment property, net ...............    (3,804)         --         --      (8,005)        --
Distributions from partnerships......................     5,356      10,733     18,235       9,258     10,910
Organizational and formation costs...................        --          --     (3,743)         --         --
Acquisition costs ...................................      (163)         --         --          --         --
Additions to apartment property......................       (91)        (76)      (381)       (733)        --
Other ...............................................        --          --         --          73         --
                                                      ---------- ----------  ---------- ----------  ----------
Net cash (used in) provided by investing activities .   (12,253)      9,886    (16,481)    (70,834)   (13,237)
FINANCING ACTIVITIES
Payments on note payable.............................        --          --     (1,080)       (310)        --
Repayments of non-recourse mortgage note.............        (3)         --         --     (16,876)        --
Proceeds from note payable ..........................        --         650        650          --         --
Proceeds from refinancing of non-recourse mortgage
 note ...............................................     2,660          --         --      19,300         --
Investments made by minority investors...............        --          --         --          --      2,652
Distributions made to minority investors.............      (494)     (1,321)    (1,321)       (431)      (100)
Debt issuance costs .................................        --          --         --        (505)        --
Debt extinguishment costs ...........................        --          --         --        (333)        --
Capital invested by Insignia ........................        --          --         --      81,961     21,522
Loan costs paid .....................................       (55)         --        (19)         --         --
Distributions paid to Insignia by IPLP ..............    (1,260)     (4,077)    (5,337)     (6,812)   (10,209)
Distributions paid to common shareholders  ..........    (2,786)     (5,880)    (8,666)     (2,180)        --
Proceeds from issuance of common shares .............        --         110     62,420          --         --
                                                      ---------- ----------  ---------- ----------  ----------
Net cash (used in) provided by financing activities      (1,938)    (10,518)    46,647      73,814     13,865
                                                      ---------- ----------  ---------- ----------  ----------
Increase in cash and cash equivalents ...............   (14,094)        183     32,504       4,400        528
Cash and cash equivalents at beginning of year  .....    37,432       4,928      4,928         528         --
                                                      ---------- ----------  ---------- ----------  ----------
Cash and cash equivalents at end of year ............  $ 23,338    $  5,111   $ 37,432    $  4,928   $    528
                                                      ========== ==========  ========== ==========  ==========
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND
 INVESTING ACTIVITIES
Issuance of IPT shares and OP units for partnership
 interests ..........................................  $  6,656    $     --   $ 20,379    $     --   $     --
                                                      ========== ==========  ========== ==========  ==========

                           See accompanying notes.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

           NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

            (Amounts and disclosures as of March 31, 1998 and 1997
                and for the periods then ended are unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

   Insignia Properties Trust ("IPT" or "the Company") was formed in 1996 by Insignia Financial Group, Inc. ("Insignia") for the purpose of acquiring and owning interests in multifamily residential properties, including limited and general partner interests in partnerships which hold such real estate properties. IPT has been organized in a manner that will allow it to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 beginning with the taxable year ended December 31, 1996. IPT was organized as a Maryland Business Trust. Insignia and its affiliates have transferred to IPT equity interests in entities comprising or controlling the general partners of certain public real estate limited partnerships in exchange for shares of beneficial interest of IPT. IPT has also issued common shares to Insignia and certain of its employees and affiliates in exchange for the payment of certain obligations of IPT. IPT began operations on December 31, 1996 as a result of such transfers. The transfers were recorded at the historical cost of Insignia.

   The Company is the sole general partner of Insignia Properties L.P. ("IPLP" or the "Operating Partnership"). Insignia and its subsidiaries, other than IPT, have transferred to IPLP certain limited partner interests in real estate limited partnerships (or equity interests in entities which own such interests) owned by Insignia and its subsidiaries in exchange for units of limited partner interest in IPLP, which units are exchangeable for common shares of IPT or are redeemable for cash. Because these units are held by Insignia, under the Limited Partnership Agreement, they are Class A units of limited partner interest having special rights with respect to matters concerning IPLP. As a result of these formation transactions, at December 31, 1997 and 1996, IPT was 75% and 98% owned by Insignia, with the remainder of its shares owned by Metropolitan Asset Enhancement L.P. ("MAE LP") (an affiliated company), certain Insignia employees and other non-affiliated investors. IPT's ownership of IPLP was 66% and 57% at December 31, 1997 and 1996, respectively and 66% at March 31, 1998. Insignia owns the remaining units in IPLP.

   The formation transactions represent a reorganization of entities under common control, and the accompanying financial statements represent the consolidated and combined financial statements applicable to those assets and entities contributed to IPT as a part of its formation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation and Combination

   The accompanying financial statements include the consolidated balance sheets of IPT as of March 31, 1998, December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the three months ended March 31, 1998 and 1997, the year ended December 31, 1997, and the combined statements of income, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995 of Insignia Properties Trust Predecessor Entities. The financial statements include wholly-owned subsidiaries which comprise or control the general partners of the underlying partnerships, the majority-owned subsidiary IPLP, and certain investments in real estate limited partnerships which were owned by Insignia prior to contribution to IPLP ("Predecessor Entities"). Insignia's ownership in IPLP is shown as minority interest. See Notes 3 and 6 regarding consolidation of National Property Investors 4 ("NPI 4"), a majority-owned operating partnership.

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

  Cash and Cash Equivalents

   The amount of cash on deposit in federally insured institutions at times exceeds the limit on insured deposits. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Investments in Real Estate Limited Partnerships

   Investments in real estate limited partnerships represent general partner interests (or interests in general partner interests) generally ranging from 0.2% to 3% in certain limited partnerships and limited partner interests in real estate limited partnerships ranging from less than 1% to 62%. Partnerships in which IPT has a general partner interest or limited partnership ownership (in excess of 2.5%) are accounted for by the equity method, unless IPT has a majority ownership and controls the partnership on a non-temporary basis, in which case the partnership is consolidated.

  Apartment Properties

   At December 31, 1997, Apartment properties, consisting of land of approximately $1.5 million, buildings and personal property of approximately $22.7 million, are stated at cost, net of accumulated depreciation of approximately $1.9 million. On January 28, 1998, Raintree Pensacola, L.P., a limited partnership controlled by IPLP, acquired a property in Pensacola, Florida referred to as the Raintree Apartments. The Raintree Apartments contain 168 residential apartment units. The aggregate purchase price paid for the Raintree Apartments was approximately $3.7 million. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Buildings are being depreciated over the estimated life of 30 years and personal property over the estimated life of 5 years (see
Note 7).

   In 1996, IPT adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" (FAS 121), which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The adoption of FAS 121 had no material effect on the accompanying financial statements.

  Revenue Recognition

   Rental income attributable to leases is recorded when due from tenants and is recognized monthly as it is earned, which is not materially different than on a straight-line basis. Interest income is recorded on an accrual basis.

  Lease Agreements

   The Company generally leases apartment units for twelve-month terms or less, renewable upon consent of both parties.

  Loan Costs

   Loan costs include fees and costs paid to third parties for obtaining or refinancing outstanding indebtedness. These costs are amortized over the term of the respective outstanding debt. Loan costs of approximately $524,000 and $505,000, net of accumulated amortization of approximately $81,000 and $9,000, at December 31, 1997 and 1996, respectively, are included in other assets.

  Advertising Expense

   IPT expenses the cost of advertising as incurred. The amounts incurred for 1997, 1996 and 1995 did not have a material effect on the financial statements.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

  Deferred Expenses

   Deferred expenses are included in other assets and primarily consist of organization costs which are being amortized using the straight-line method over five years.

  Distributions

   The Company intends to pay distributions of at least the amount required to maintain REIT status under the Internal Revenue Code. In August 1997, the IPT Board adopted a policy to pay a quarterly distribution of $0.15 per common share; however, the payment of any distribution will be dependent on the liquidity and cash flows of the Company, which are primarily dependent on distributions from the underlying partnerships.

  Earnings Per Share

   In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

   Earnings per share is computed based on the weighted average number of common shares outstanding. The conversion of an OP Unit to a Common Share is not considered a dilutive item since the allocation of earnings to an OP Unit is equivalent to a Common Share. Earnings per share was not calculated prior to 1997 because IPT shares were not issued until December 30, 1996. Diluted earnings per share is not presented because the Company has no dilutive items; thus, basic and diluted earnings per share are equal.

  Fair Value

   FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The fair values of the Company's financial instruments at March 31, 1998, December 31, 1997 and 1996 approximate their carrying values.

  Federal Income Taxes

   The Company elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), beginning with its taxable year ending December 31, 1996. Generally, a REIT which complies with the provisions of the Code and distributes at least 95% of its taxable income to its shareholders does not pay federal income taxes on its distributed income. Since IPT distributed in excess of 100% of its taxable income, no provision has been made for federal income taxes. If the Company fails to qualify as a REIT in any year, its taxable income may be subject to income tax at regular corporate rates (including any applicable alternative minimum tax). Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes.

   Distributions declared of $0.53 per share to shareholders of record on December 30, 1996 and $0.15 per share to shareholders of record on October 31, 1997 were paid during the year ended December 31, 1997. Distributions paid to shareholders of $0.20 per share were made during the year ended December 31, 1996. For federal tax purposes, the portions of the 1997 distribution relating to return of capital and earnings and profits are 59% and 41%, respectively. The 1996 distribution consisted entirely of a return of capital. No REIT operating income was earned during 1996. Earnings and profits which determine the taxability of dividends to shareholders, differ from net income reported for financial reporting purposes due to differences for federal tax purposes in the estimated useful lives to compute depreciation and the carrying value (basis) of the investment in partnership interests.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

  Reclassifications

   Certain amounts from prior years have been reclassified to conform with the 1997 presentation.

  Interim Unaudited Consolidated Financial Information

   The accompanying consolidated financial statements for the three months ended March 31, 1998 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

3. INVESTMENTS IN REAL ESTATE LIMITED PARTNERSHIPS

   The Company has significant investments in 28 limited partnerships and nominal investments in 20 limited partnerships which own (or previously owned) real estate consisting primarily of apartments, and to a lesser extent commercial property, throughout the United States. The Company's capital ownership percentages (which are generally less than the operating percentages) of the significant investments in partnerships at December 31, 1997 and date acquired are as follows:

                                                          CAPITAL            INITIAL
           REAL ESTATE LIMITED PARTNERSHIP              OWNERSHIP %      ACQUISITION DATE
----------------------------------------------------  --------------- --------------------
Consolidated Capital Growth Fund ....................        39%      December 1994
Consolidated Capital Institutional Properties  ......        26%      December 1994
Consolidated Capital Institutional Properties/3  ....        12%      December 1994
Consolidated Capital VI .............................        22%      December 1994
Consolidated Capital III ............................        24%      January 1995
Consolidated Capital IV .............................        27%      January 1995
Johnstown/Consolidated Income Partners ..............        10%      December 1995
Davidson Growth Plus, L.P. ..........................        11%      December 1995
Shelter Properties I ................................        39%      May 1995
Shelter Properties II ...............................        33%      May 1995
Shelter Properties III ..............................        34%      May 1995
Shelter Properties V ................................        39%      May 1995
Shelter Properties VI ...............................        28%      May 1995
National Property Investors III .....................        45%      January 1996
National Property Investors 5 .......................        47%      January 1996
National Property Investors 6 .......................        44%      January 1996
National Property Investors 7 .......................        43%      January 1996
National Property Investors 8 .......................        38%      January 1996
Century Property Fund XIV ...........................        41%      January 1996
Century Property Fund XV ............................        40%      January 1996
Century Property Fund XVI ...........................        37%      January 1996
Century Property Fund XVII ..........................        38%      January 1996
Century Property Fund XVIII .........................        29%      January 1996
Century Property Fund XIX ...........................        33%      January 1996
Century Property Fund XXII ..........................        27%      January 1996
Fox Strategic Housing Income Partners ...............        15%      August 1997
Consolidated Capital Institutional Properties/2  ....        20%      December 1997
Shelter Properties IV ...............................        32%      December 1997

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

   During 1998, as a result of the December Tender Offers and the MAE GP Corporation Merger (see Note 11), the Company acquired significant investments in the following 12 limited partnerships. The Company's capital ownership of these significant investments at March 31, 1998 and date acquired are as follows:

                                                           CAPITAL            INITIAL
            REAL ESTATE LIMITED PARTNERSHIP              OWNERSHIP %      ACQUISITION DATE
-----------------------------------------------------  --------------- --------------------
Shelter Properties VII ...............................        15%            March 1998
Multi-Benefit Realty Fund '87-1 ......................        19%            March 1998
Consolidated Capital Properties V ....................        25%            March 1998
Angeles Income Properties, Ltd. II ...................         4%            March 1998
Angeles Income Properties, Ltd. IV ...................         6%            March 1998
Angeles Income Properties, Ltd. 6 ....................         4%            March 1998
Angeles Opportunity Properties, Ltd. .................         3%            March 1998
Angeles Partners IX ..................................         5%            March 1998
Angeles Partners XII .................................         4%            March 1998
Davidson Diversified Real Estate II, L.P. ............         3%            March 1998
Davidson Income Real Estate, L.P. ....................         2%            March 1998
HCW Pension Real Estate Fund Limited Partnership  ....         1%            March 1998

   The Company also owns 62% of National Property Investors 4 and therefore consolidates the financial statements of this partnership.

   The acquisitions were accounted for as purchase transactions by the predecessor entities of IPT. A summary of the acquisitions follows:

                          1994 TO 1996 ACQUISITIONS

   Limited partnership interests in four of the Consolidated Capital partnerships were purchased in December 1994 by Insignia. Limited partnership interests in two other Consolidated Capital partnerships were acquired by tender offer through consolidated 60% owned subsidiaries of Insignia in January of 1995. The 40% minority interest in these subsidiaries was purchased in 1996.

   The Shelter Properties limited partnership interests were acquired in May 1995 as a result of tender offers commenced by Insignia in April 1995. The partnership interests in the National Property partnerships and the Century partnerships were acquired in January 1996 in connection with the acquisition by Insignia, and certain of its affiliates, of substantially all of the assets of National Properties Investors, Inc. ("NPI Acquisition").

   Limited partner interests in Davidson Growth Plus, L.P. were purchased in December 1995 through a tender offer, and interests in Johnstown/Consolidated Income Partners were acquired in private purchases during 1995 and 1996.

                              1997 ACQUISITIONS

   In June 1997, Insignia acquired additional limited partnership interests in the Shelter Properties portfolio and Davidson Growth Plus, L.P. in a privately negotiated transaction ("High River Transaction"). Insignia contributed, at Insignia's cost, the interests acquired in the High River Transaction (with exception of the limited partner interests in Shelter Properties IV Limited Partnership) to IPT in exchange for 1,162,451 IPT Common Shares. IPT then contributed the interests to IPLP in exchange for 1,162,451 general partner units of IPLP.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

   In October 1997, a wholly-owned subsidiary of IPLP, completed tender offers for limited partnership interest in six partnerships: Century Property Fund XVII, Century Property Fund XIX, Century Property Fund XXII, National Property Investors 4, Consolidated Capital Properties IV, and Fox Strategic Housing Income Partners (the "August Tender Partnerships").

   In December 1997, a wholly-owned subsidiary of IPLP, completed tender offers for limited partnership interest in two partnerships: Consolidated Capital Institutional Properties and Consolidated Capital Institutional Properties/2 (the "December Tender Partnerships").

   On December 31, 1997, IPLP exercised an option to acquire 16,010 limited partner interests in Shelter Properties IV Limited Partnership in exchange for a total of 1,016,448 units in IPLP to be issued to Insignia. The acquired limited partner interests were recorded at Insignia's historical cost.

                              1998 ACQUISITIONS

   On various dates in December 1997, a wholly-owned subsidiary of IPLP, commenced tender offers to purchase units of limited partner interest in Multi-Benefit Realty Fund 87-1, Century Properties Fund XIV, Century Properties Fund XV, Century Properties Fund XVIII, Consolidated Capital Growth Fund, Consolidated Capital Institutional Properties/3, Consolidated Capital Properties V, Johnstown/ Consolidated Income Partners and Shelter Properties VII Limited Partnership. These tender offers expired in January and February 1998 with IPLP acquiring additional limited partnership interest of approximately $11.0 million, including acquisition costs of approximately $0.6 million.

 MAE GP Corporation Merger

   Effective February 25, 1998, MAE GP Corporation, which until then was a wholly-owned subsidiary of MAE LP, was merged with and into IPT, with IPT surviving the merger (the "MAE GP Merger"). As consideration for the MAE GP Merger, IPT issued 344,609 IPT Common Shares to MAE LP valued for purposes of the MAE GP Merger at $10.53 per share. MAE GP Corporation owned or controlled equity interests in entities which comprised or controlled the general partners of 29 public and 61 private real estate limited partnerships (collectively, the "MAE Partnerships"), nine of which are included in the IPT Partnerships. The MAE Partnerships own, in the aggregate, 167 properties containing approximately 31,000 residential apartment units and approximately
2.2 million square feet of commercial space. In connection with the MAE GP Merger, all of the AMIT Class B Shares, which were until then owned by MAE GP Corporation, were transferred by dividend to MAE prior to the MAE GP Merger.

 MAE and Insignia Contributions to IPLP

   In connection with the MAE GP Merger, on February 17, 1998, IPLP purchased certain assets from MAE for approximately $596,000 cash. The assets purchased from MAE consisted of (i) a 99% limited partner interest in Insignia Jacques Miller, L.P. ("IJM"), which in turn owns non-controlling equity interests in entities that comprise or control the general partners of 30 of the MAE Partnerships and various notes receivable (the 1% general partner interest in IJM was acquired by IPT from MAE GP in the MAE GP Merger), and (ii) a 6.557% limited partner interest in Buccaneer Trace Limited Partnership, which owns a 208-unit residential apartment complex located in Savannah, Georgia.

   Also in connection with the MAE GP Merger, on February 17, 1998, Insignia contributed all of the limited partner interests it owned in the MAE Partnerships to IPLP in exchange for OP Units. The value of the interests contributed was approximately $5,460,000, for which Insignia received 518,528 OP Units, based on a value of $10.53 per unit. The interests will be recorded at the historical cost of Insignia.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

  Equity in Earnings

   Equity in earnings of the aforementioned partnerships have been included in these financial statements from the date of their respective acquisition. Equity in earnings from these partnerships amounted to approximately $8,062,000, $3,587,000 and $2,455,000 for the years ended 1997, 1996 and
1995, respectively, and $3,361,000 and $2,204,000 for the three months ended March 31, 1998 and 1997, respectively. Equity in earnings excludes the Company's equity interest in extraordinary losses by the partnerships from early extinguishments of debt which are reflected separately in the income statement. The Company owns 62% of NPI 4 and, therefore, consolidates the accounts of this partnership.

 Summary of Investments

   The following table presents a summary of investments made by IPT in limited partnerships and the carrying amounts. The investment in NPI 4, in which a 62% interest is held, is not included in the table below but rather is included as a consolidated subsidiary in the accompanying financial statements.

                                                             (IN THOUSANDS)
ConCap acquisition in December 1994 ........................    $ 38,233
 Equity earnings for 1994...................................         113
                                                             --------------
Balance at December 31, 1994................................      38,346
 ConCap Tender Offers.......................................       5,479
 Shelter Tender Offers......................................      16,860
 Other purchases............................................       1,807
 Equity earnings for 1995...................................       2,455
 Distributions received.....................................     (10,910)
                                                             --------------
Balance at December 31, 1995................................      54,037
 NPI Acquisition in January 1996............................      66,501
 Purchase of minority interest..............................       3,923
 Other purchases............................................       1,083
 Equity earnings for 1996...................................       3,587
 Equity in extraordinary losses--refinancings...............      (1,132)
 Distributions received.....................................      (9,258)
                                                             --------------
Balance at December 31, 1996................................     118,741
 Purchases..................................................      30,592
 Equity Earnings............................................       8,062
 Equity in extraordinary losses--refinancings...............         (70)
 Issuance of IPT shares for partnership interests ..........      20,379
 Distributions received.....................................     (18,235)
                                                             --------------
Balance at December 31, 1997................................     159,469
 Purchases (unaudited)......................................      13,551
 Equity Earnings (unaudited)................................       3,361
 Issuance of IPT shares for partnership interests
  (unaudited)...............................................       6,656
 Distributions received (unaudited).........................      (5,356)
                                                             --------------
Balance at March 31, 1998...................................    $177,681
                                                             ==============

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

PRO FORMA INFORMATION (UNAUDITED)

   Pro forma unaudited results of operations assuming consummation of the 1998 acquisitions at January 1, 1998 and 1997, the 1997 acquisitions at January 1, 1997 and 1996, the 1996 acquisitions at January 1, 1996 and 1995, and the 1995 acquisitions at January 1, 1995, are as follows:

                                    THREE MONTHS ENDED
                                         MARCH 31          YEAR ENDED DECEMBER 31
                                    ------------------ -------------------------------
                                      1998      1997      1997      1996       1995
                                    -------- --------  --------- ---------  ----------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues ..........................  $5,973    $4,350   $20,748    $11,447   $10,720
Income before extraordinary items     2,270       882     8,969      4,561     3,107
Net income ........................   2,296       882     8,899      3,429     2,140
Per share amounts:
 Income before extraordinary items      .12       .07       .59        .37       .25
 Net income........................     .12       .07       .58        .28       .17

   Minority interest for years ended December 31, 1997, 1996 and 1995 and for the three months ended March 31, 1998 and 1997 has been adjusted for the aforementioned acquisitions. The pro forma information is not necessarily indicative of what the Company's results of operations would have been if the transactions had occurred at the beginning of each period presented. Additionally, the pro forma information does not purport to be an indication of the Company's results of operations for future periods.

   The following summarized financial information represents the combined results as reported by the forty (1998), twenty-eight (1997) and twenty-five
(1996) partnerships in which IPT has a significant investment (listed on page F-10 and F-11) in their separate annual reports. The information below excludes the financial information of NPI 4, which is consolidated by the Company. At March 31, 1998, the information also excludes Raintree Apartments which is consolidated by the Company.

CONDENSED BALANCE SHEET INFORMATION


                                                                   DECEMBER 31
                                                 MARCH 31,  ------------------------
                                                   1998         1997         1996
                                                ----------  -----------   ----------
                                                           (IN THOUSANDS)
Cash and investments .........................  $  124,857   $  102,994   $  111,733
Restricted escrows, deposits and receivables        53,774       45,127       21,055
Other assets .................................      24,236       19,249       35,473
Real estate ..................................   1,823,025    1,424,835    1,251,952
Less accumulated depreciation ................    (969,833)    (750,292)    (622,433)
                                               ------------ -----------  -----------
Net real estate ..............................     853,192      674,543      629,519
                                               ------------ -----------  -----------
Total assets .................................  $1,056,059   $  841,913   $  797,780
                                               ============ ===========  ===========
Mortgage notes payable .......................  $  887,366   $  660,919   $  618,176
Other liabilities ............................      37,987       32,196       43,085
                                               ------------ -----------  -----------
Total liabilities ............................     925,353      693,115      661,261
Partners' capital ............................     130,706      148,798      136,519
                                               ------------ -----------  -----------
Total liabilities and partners' capital  .....  $1,056,059   $  841,913   $  797,780
                                               ============ ===========  ===========

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

CONDENSED STATEMENT OF EARNINGS INFORMATION

                                         THREE MONTHS ENDED
                                              MARCH 31             YEAR ENDED DECEMBER 31
                                        -------------------- ----------------------------------
                                           1998      1997       1997        1996       1995
                                        --------- ---------  ---------- ----------  ----------
                                                            (IN THOUSANDS)
Revenues ..............................  $91,369    $64,036   $282,375    $247,017   $237,946
Expenses:
 Property operations ..................   43,399     31,458    149,562     136,646    130,225
 Provision for possible losses  .......       --         --         --          --      8,255
 Interest .............................   19,458     13,609     56,307      51,823     54,939
 Depreciation and amortization  .......   17,932     12,603     56,456      49,762     49,855
 General and administrative ...........    3,907      2,077     11,205      10,103     11,858
 Partnership management fees ..........       --         --         --          --        626
                                        --------- ---------  ---------- ----------  ----------
Total expenses.........................   84,696     59,747    273,530     248,334    255,758
Gain (loss) on disposition of
 property..............................     (123)       (39)     8,679       5,572     18,285
                                        --------- ---------  ---------- ----------  ----------
Income before extraordinary item  .....    6,550      4,250     17,524       4,255        473
Extraordinary items ...................       --       (233)      (200)        371     (2,884)
                                        --------- ---------  ---------- ----------  ----------
Net income (loss) .....................  $ 6,550    $ 4,017   $ 17,324    $  4,626   $ (2,411)
                                        ========= =========  ========== ==========  ==========

   At December 31, 1997, the unamortized excess of the Company's investments over the respective partnerships' historical cost of their net assets was approximately $125 million, which has been attributed to the fair values of the investee's underlying properties and is being depreciated through equity earnings over their useful lives (30 years). The Company's investment has been recorded at the historical cost of the acquisitions by Insignia. The Partnership interests were acquired over a three year period. The financial results of each individual Partnership are reflected in equity earnings subsequent to the date of acquisition.

4. LIABILITIES

  Accounts Payable -- Due to Insignia

   Accounts payable -- Due to Insignia represent payments made by Insignia on behalf of IPT.

  Distributions Payable

   IPT's Board of Trustees declared a distribution of $2,786,000 and $5,880,000 to shareholders of record on December 23, 1997 and December 30, 1996, respectively. The distributions were paid during January 1998 and 1997, respectively. During March 1998, IPT declared a distribution of $2,914,000.

                               DECEMBER 31
                            ----------------
ACCRUED EXPENSES              1997     1996
----------------            -------- -------
                              (IN THOUSANDS)
Accrued professional fees    $  485    $ --
Tenant security deposits  .     405     409
Accrued interest ..........     118     118
Management fees ...........      21     120
Other .....................     193     157
                            -------- ------
                             $1,222    $804
                            ======== ======

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

5. NOTES PAYABLE

  Note Payable

   A note payable was issued in connection with the acquisition of the stock of a corporate general partner and is payable as to principal and interest when proceeds are received by that corporate general partner from an investment in a limited partnership with a carrying amount of $430,020. The note payable is unsecured and bears simple interest at 6.5% per annum. During 1997, the note was paid in full.

  Non-recourse Mortgage Notes

   The $19.3 million non-recourse mortgage note is a first mortgage encumbering the real estate of NPI 4. The note bears interest at 7.33%, with interest only payable in monthly installments, and matures in 2003. IPT paid interest of approximately $1,415,000 for 1997.

   During 1998, as a result of the Raintree Apartment acquisition, IPT has a non-recourse mortgage note of $2,657,000 encumbering the real estate of the Raintree Apartments.

6. MINORITY INTEREST

  Operating Partnership

   Net income is allocated to the Minority Interests based upon their respective ownership percentage of the Operating Partnership. Ownership percentage is represented by dividing the number of OP Units held by the Minority Interests by the OP Units held by Minority Interest and Common Shares Outstanding. Such transactions and the proceeds therefrom are treated as capital transactions and result in an allocation between Shareholder's Equity and Minority Interest to account for the change in the respective percentage ownership of the underlying equity of the Operating Partnership.

   IPLP had 27,989,098 and 19,567,535 units outstanding, including and 9,415,947 and 8,399,499 units held by Insignia at December 31, 1997 and 1996, respectively, and 28,961,835 units outstanding, including 9,934,475 units held by Insignia at March 31, 1998. Pursuant to IPLP's partnership agreement, the limited partners have received redemption rights, defined in the partnership agreement, which will enable them to cause, subject to certain restrictions, IPLP to redeem each unit for cash equal to the value of a common share of IPT (or, at the general partner's election, it may purchase each unit offered for redemption for one common share of IPT, subject to adjustment upon the occurrence of share splits, merger, consolidations or similar pro rata share transactions, which would have the effect of diluting the ownership interests of the limited partners of IPLP or the shareholders of IPT).

  NPI 4

   NPI 4, in which a subsidiary of IPT is the sole general partner and IPLP owns 62% of the limited partner interests (as of December 31, 1997 and March 31, 1998), is consolidated in the accompanying financial statements. The 62% of the NPI 4 property effectively owned by IPLP is stated at IPLP's cost, while the remaining 38% of the property not owned by IPLP is stated at the historical depreciated cost of NPI 4. While Insignia paid approximately $9 million for a 62% interest in the partnership, the 38% minority interest is recorded at zero since the underlying partnership has a partners' deficit. Accordingly, assets of $25.6 million and liabilities of $17 million were recorded in connection with the acquisition of a majority ownership in NPI 4. The result is that the property is recorded on IPT's financial statements at below estimated fair value. The distribution of $1.3 million to minority partners made in January 1997 by NPI 4 was recognized as a loss to IPT for financial reporting purposes because generally accepted accounting principles do not allow a negative (debit) balance in minority interest. Additional losses will be recognized for NPI 4, or any other partnership which becomes a consolidated partnership, whenever distributions are made to minority partners in excess of the recognized minority interest in such partnership.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

7. SHAREHOLDERS' EQUITY

   IPT's declaration of trust has authorized the issuance of up to 400,000,000 common shares and 100,000,000 preferred shares of beneficial interest. In 1996, the Company was initially capitalized by the issuance of 7,283,780 common shares in payment of debt of $72,837,800 owed by IPT to Insignia as a result of the acquisition of the NPI partnership interests. IPT issued 3,271,547 common shares to Insignia in respect of Insignia's 100% ownership interest in IPT. IPT subsequently issued an additional 612,709 common shares to Insignia and an affiliate of Insignia in exchange for the contribution to IPT of shares of stock of certain corporate general partners. During 1997, IPT also issued 6,300 common shares to Insignia and 4,700 shares to six accredited investors, who are executive officers of Insignia. In June 1997, the Company issued to Insignia 1,162,451 common shares of IPT in return for the contribution of limited partnership interests owned by Insignia.

   A private offering was completed in August 1997 with a total of 5,231,000 common shares issued at $10.00 per share. The Company also granted to certain potential investors an option to purchase for cash up to 1,000,000 in the aggregate, common shares of beneficial interest of IPT, at any time on or before October 10, 1997, at the price of $10 per share, provided that the purchaser is not in breach of certain covenants at the time of the purchase. This option was exercised during 1997. IPLP had 27,989,098 and 19,567,535 units outstanding at December 31, 1997 and 1996, respectively, which may be redeemed, subject to certain restrictions, for an equivalent number of common shares of IPT.

   At December 31, 1997 approximately $6.3 million of the Company's retained earnings is represented by undistributed earnings of the Company's underlying investments in real estate limited partnerships that are accounted for by the equity method.

  Share Incentive Plan

   In August 1997, IPT adopted the 1997 Share Incentive Plan (the "Plan") to provide for the granting of share options and restricted shares to certain key employees (including officers), directors, consultants and advisors of IPT, including certain employees of Insignia. The Plan will be administered by the Board of Trustees of IPT or a committee of the Board of Trustees. The Plan provides that options granted under the Plan may be "incentive share options" (as defined in the Code), non-qualified options or restricted shares, which vest on the attainment of performance goals or subject to vesting requirements or other restrictions prescribed by the Board of Trustees. The maximum number of IPT common shares available for awards under the Plan is 1,200,000 shares, subject to adjustment under certain circumstances. The Plan may be terminated by the Board of Trustees of IPT at any time. As of December 31, 1997, the IPT Board of Trustees had approved the granting of 25,000 share options and 38,000 restricted shares. Subsequent to December 31, 1997, these approved share options and restricted shares were granted.


   The exercise price of options granted under the Plan may not be less than 100% of the fair market value of an IPT common share on the date of grant. However, an incentive share option granted to the holder of more than 10% of the total combined voting power of all of the shares of beneficial interest of IPT or any subsidiary must have an exercise price of at least 110% of the fair market value of the shares on the date of grant and the option by its terms must not be exercisable after the expiration of five years from the date it is granted. Absent a public market for the IPT common shares, the Plan provides for the fair market value to be determined by the Board of Trustees (or a committee thereof if one has been appointed to administer the Plan).


   An option may not be granted with a term exceeding ten years (five years in the case of incentive stock options granted to a holder of more than 10% of the total voting power of all classes of IPT's capital stock on the date of the grant). Options may be exercised by paying the purchase price in cash or, if the option agreement permits, wholly or partly in IPT common shares already owned by the optionee.

   At or prior to the exercise of a nonqualified share option, the IPT Board will have the discretion to permit the optionee, in lieu of purchasing the entire number of shares subject to purchase under the

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES option, to relinquish all or part of the unexercised portion of the option for cash in the amount of the difference between the aggregate value of the shares subject to the option and the aggregate exercise price of the option. In the discretion of the optionee, this amount may be paid in IPT common shares.

8. COMMITMENTS AND CONTINGENCIES

  General Partners

   The qualified REIT subsidiaries of IPT either control or serve as general partner in limited partnerships and these subsidiaries may be liable for recourse obligations of the limited partnerships if the limited partnerships were unable to satisfy those obligations. IPT believes that each limited partnership has more than adequate resources to discharge all recourse obligations and maintain adequate insurance.

  Loan Commitments

   IPT is obligated to loan up to $500,000 to certain partnerships ($2,600,000 in aggregate) and $150,000 to certain other partnerships ($6,000,000 in aggregate) at interest rates not to exceed the prime rate plus 2%. Subsidiaries of IPT serve as general partner in these partnerships. There were no amounts outstanding under these commitments at March 31, 1998, December 31, 1997 or 1996.

  Year 2000 (Unaudited)

   IPT is dependent upon Insignia for management and administrative services. Insignia has completed an assessment and has determined that is will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The project is estimated to be completed not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. Insignia believes that with modifications to existing software and conversions to new software, the year 2000 issue will not pose significant operational problems for its computer systems. IPT does not expect the conversion to have a material effect on its financial position or results of operations. However, if such modifications and conversions are not made, or are not completed in a timely fashion, the year 2000 issue could have a material impact on the operations of IPT.

  Obligations to Former General Partners

   Certain corporate general partners owned by IPT were acquired by Insignia from unaffiliated prior owners. The acquisition agreements provided that Insignia and IPT would be indemnified from claims attributable to events or actions prior to their ownership, and Insignia (now IPT) indemnify the prior owners from claims or causes of action arising after the change in ownership. In addition, certain former owners of the general partners of seven limited partners retained the obligation with respect to 100% (and in some instances 75%) for capital contributions that may be required by the general partners upon windup of the applicable partnerships.

  Environmental Liabilities

   Under various Federal and state environmental laws and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous or toxic substances or petroleum product releases at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. There can be no assurance that the Company, any of its affiliates, or any assets owned or controlled by the Company or any of its affiliates currently are in compliance with all of such laws and regulations, or that the Company or its affiliates will not become

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES subject to liabilities that arise in whole or in part out of any such laws, rules or regulations. Management is not currently aware of any environmental liabilities which are expected to have a material adverse effect on the Company's operations or financial condition.

  Litigation

   In January and February 1998, a limited partner in several partnerships in which the Company owns limited partner interests commenced arbitration proceedings and litigation against those partnerships and their corporate general partners. The claims in both the arbitration and in complaints filed in the Circuit Court of Jackson County, Missouri assert that the corporate general partners owned by IPT breached certain contractual and fiduciary duties allegedly owed to the claimant. The Company believes the claims asserted in these proceedings to be without merit and intends to vigorously defend the claims.

   Certain subsidiaries and partnerships in which the Company owns limited partner interests are defendants in lawsuits arising in the ordinary course of business. Such lawsuits are primarily insured claims arising from accidents at managed properties. Claims may demand substantial compensatory and punitive damages. Management believes that the litigation will be resolved without a material impact on the financial position or results of operations of the Company.

9. RELATED PARTY TRANSACTIONS

  Advisory Agreement

   The Company initially engaged Insignia to provide a broad range of services, including executive advisory, investment advisory, acquisition, administrative, financial and accounting services. In consideration for these services, the Company will pay Insignia an advisory fee as defined in the Advisory Agreement adjusted annually based upon certain performance factors. The initial fee for these services is $1.0 million divided equally between the two components. In addition to the advisory fee, the Company agreed to pay to Insignia an annual incentive fee on January 31 of each year beginning in 1998. The incentive fee will be equal to 3% of the amount by which IPT's Funds from Operations per share, as defined in the Advisory Agreement, for the year then ending exceeds 105% of the greater of IPT's Funds from Operations per share for the preceding year or the highest level of Funds from Operations per share of IPT attained during any previous calendar year, multiplied by weighted average number of IPT common shares then outstanding (including, for this purpose, all OP Units not owned by IPT). Finally, the Company will reimburse Insignia for certain costs incurred in connection with acquisition services and additional services provided to the Company. During 1997, $1.7 million was paid to Insignia in connection with the advisory agreement, including $0.7 million for acquisition services which was capitalized by IPT. No such amounts were incurred during 1996 and 1995.

   Effective January 1, 1998, the Advisory Agreement between IPT, IPLP and Insignia was terminated without penalty to IPT, IPLP or Insignia, and certain provisions until then contained in the Advisory Agreement were incorporated into the Partnership Agreement effective as of the same date. Also effective upon the termination of the Advisory Agreement, IPT, IPLP and Insignia entered into the Acquisition and Disposition Services Agreement. As of January 1, 1998, the eleven employees of Insignia, who prior to that time had worked exclusively on matters concerning IPT, became employees of IPT. Also, effective on that date, certain executive officers of IPT, who are also employed as executive officers of Insignia, received 510,000 restricted IPT common shares, in the aggregate, which will vest ratably over a five-year period. The restricted shares received by such officers constitutes the sole compensation that they will receive from IPT for services rendered to IPT over such five-year period by such shared employees.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

  Property Management

   The Partnership Agreement requires IPT and IPLP to cause Insignia to be retained as property manager for all properties now and hereafter controlled by IPT pursuant to separate property management agreements. The property management services to be provided by Insignia include (i) performing all accounting functions incidental to the properties, such as rent processing and collection, accounts payable (e.g., mortgages, taxes and insurance), payroll and financial reporting, (ii) acting as a rental agent for the properties, and (iii) overseeing the routine maintenance responsibilities relating to the properties. The property management agreements generally provide for the payment of fees to Insignia based on a percentage of rent collections from the managed properties.

   The Partnership agreement also provides that if, after taking into account certain equitable adjustments specified in the Partnership Agreement, IPLP may be required to pay an additional fee to Insignia (the "Contract Loss Fee") if certain parameters are not met as specified in the Partnership Agreement.

   IPT's obligation to cause Insignia to be retained as property manager for all the properties controlled by IPT terminates, on a property by property basis, upon the earliest to occur of (i) the termination of the Partnership Agreement, (ii) the termination by Insignia of the applicable property management agreement, (iii) the termination of the applicable property management agreement by the applicable property-owning entity for cause (but not for any other reason, notwithstanding that such termination may have been expressly permitted by the terms of such property management agreement), or
(iv) such time as IPT no longer controls such property.

  Partnership Administration Services

   Insignia currently provides partnership administration services to each Controlled Partnership. Such services, for which Insignia is typically paid on a reimbursement basis only, generally include accounting functions, investor relations and the preparation and filing of required reports under the Exchange Act.

10. ANGELES MORTGAGE INVESTMENT TRUST MERGER

   On July 21, 1997, the Company announced that it had executed a definitive merger agreement to merge with Angeles Mortgage Investment Trust ("AMIT"). The definitive agreement provides that each AMIT Class A share will be exchanged for 1.536 IPT common shares and each outstanding AMIT Class B share will be exchanged for 0.0314 IPT common shares. The exchange ratios will be appropriately adjusted based on the respective amounts of per-share dividends declared or paid by AMIT since December 31, 1996 and by IPT since January 31, 1997. The proposed transaction is contingent upon, among other conditions, AMIT's receipt of a fairness opinion and the approval of the proposed transaction by certain governmental authorities and by the shareholders of AMIT.

11. OTHER MATTERS

  Winthrop Option

   On February 17, 1998, Insignia granted IPLP an option (the "Winthrop Option") to acquire all but not less than all of the Winthrop Interest (acquired by Insignia during 1997) at any time on or before December 31, 1998. The Winthrop Option is exercisable by IPLP for an aggregate cash amount of approximately $46 million, plus varying amounts of interest on approximately $40 million, of such amount at a rate equal to Insignia's cost of funds (based on the interest rate in effect from time to time under Insignia's revolving credit agreement) and a ratable portion of the transaction costs incurred by Insignia in connection with the acquisition.

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

  Apartment Investment Management Company Merger

   On March 17, 1998 Insignia entered into an agreement to merge its national residential property management operations, and its controlling interest in Insignia Properties Trust, with Apartment Investment Management Company ("AIMCO"), a publicly traded real estate investment trust. The closing, which is expected to happen in the third quarter of 1998, is subject to customary conditions, including government approvals and the approval of Insignia's shareholders. In connection with the proposed merger, AIMCO has committed, contingent upon consummation of such merger, to offer to acquire the equity of IPT not owned by Insignia for not less than $13.25 per share.

  Costs of Start-Up Activities

   In 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"), which is effective for financial statements for fiscal years beginning after December 15, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application should be reported as the cumulative effect of a change in accounting principle and expensed in the first quarter in the year of adoption. At March 31, 1998, the Company had approximately $1.8 million capitalized as organizational costs that would be affected by the requirements of SOP 98-5.

                                                                  SCHEDULE III

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                              December 31, 1997
                            (Dollars in thousands)

                                                  INITIAL COST
                                             ---------------------
                                                                         COST
                                                        BUILDINGS     CAPITALIZED
                                                           AND         (REMOVED)
                                                         PERSONAL    SUBSEQUENT TO
                               ENCUMBRANCES     LAND     PROPERTY     ACQUISITION
                              -------------- --------  ----------- ---------------
Village of Pennbrook
 Falls Township,
 Pennsylvania................     $19,300      $1,529    $21,541        $1,154
                              ============== ========  =========== ===============

                                     GROSS AMOUNT AT WHICH CARRIED AT
                                             DECEMBER 31, 1997
                              -----------------------------------------------
                                         BUILDINGS
                                            AND
                                          RELATED
                                         PERSONAL               ACCUMULATED       DATE OF        DATE     DEPRECIABLE
                                LAND     PROPERTY     TOTAL     DEPRECIATION   CONSTRUCTION    ACQUIRED   LIFE--YEARS
                              -------- -----------  --------- --------------  -------------- ----------  -------------
Village of Pennbrook
 Falls Township,
  Pennsylvania...............  $1,529     $22,695    $24,224       $1,867          1973          1/96         5-30
                              ======== ===========  ========= ==============

                                                                  SCHEDULE III

              INSIGNIA PROPERTIES TRUST AND PREDECESSOR ENTITIES

            REAL ESTATE AND ACCUMULATED DEPRECIATION--(Continued)
                            (Dollars in thousands)

                                               DECEMBER 31,
                                           --------------------
                                              1997      1996
                                           ---------  ---------
RECONCILIATION OF REAL ESTATE
Balance at beginning of year..............  $23,026    $    --
 Acquisition..............................      817     22,253
 Apartment property improvements..........      381        773
                                           --------- ---------
Balance at end of year....................  $24,224    $23,026
                                           ========= =========
RECONCILIATION OF ACCUMULATED
 DEPRECIATION
Balance at beginning of year..............  $   901    $    --
 Additions charged to expense.............      966        901
                                           --------- ---------
Balance at end of year....................  $ 1,867    $   901
                                           ========= =========

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Partners
Shelter Properties Partnerships

   We have audited the accompanying combined balance sheets of Shelter Properties Partnerships as of December 31, 1996 and 1995, and the related combined statements of operations, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule included on pages F-35 to F-37. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Shelter Properties Partnerships at December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Greenville, South Carolina
February 5, 1997

                       SHELTER PROPERTIES PARTNERSHIPS

                           COMBINED BALANCE SHEETS
                            (Dollars in thousands)

                                                 DECEMBER 31,
                                            -----------------------
                                                1996        1995
                                            -----------  ----------
ASSETS
Cash:
 Unrestricted..............................  $  15,741    $ 11,607
 Restricted................................        986         983
Accounts receivable........................        125         118
Escrow for taxes and insurance.............      1,466       1,196
Restricted escrows.........................      5,505       4,400
Other assets...............................      2,480       2,118
Investment properties:
 Land......................................     13,715      13,714
 Buildings and related personal property ..    180,571     177,167
                                            ----------- ----------
                                               194,286     190,881
Less accumulated depreciation..............   (101,529)    (94,084)
                                            ----------- ----------
                                                92,757      96,797
                                            ----------- ----------
                                             $ 119,060    $117,219
                                            =========== ==========
LIABILITIES AND PARTNERS' CAPITAL
 (DEFICIT)
Liabilities:
 Accounts payable..........................  $     892    $  1,411
 Tenant security deposits..................        986         972
 Accrued taxes.............................      1,375         978
 Other liabilities.........................      1,733       2,963
 Mortgage notes payable....................     87,997      83,744
                                            ----------- ----------
                                                92,983      90,068
Partners' capital (deficit):
 General partners..........................       (854)       (856)
 Limited partners..........................     26,931      28,007
                                            ----------- ----------
                                                26,077      27,151
                                            ----------- ----------
                                             $ 119,060    $117,219
                                            =========== ==========

                            See accompanying notes.

                       SHELTER PROPERTIES PARTNERSHIPS

                      COMBINED STATEMENTS OF OPERATIONS
                            (Dollars in thousands)

                                                       YEAR ENDED DECEMBER 31,
                                                   --------------------------------
                                                      1996      1995       1994
                                                   --------- ---------   ----------
REVENUES
Rental income.....................................  $36,287    $36,170    $34,667
Other income......................................    2,366      2,161      1,960
                                                   --------- ---------  ----------
Total revenue.....................................   38,653     38,331     36,627
EXPENSES
Operating.........................................   12,401     12,506     12,559
General and administrative........................    1,148      2,045        986
Maintenance.......................................    6,237      6,253      6,070
Depreciation......................................    7,658      7,776      7,448
Interest..........................................    7,734      8,156      8,405
Property taxes....................................    2,660      2,599      2,654
                                                   --------- ---------  ----------
Total expenses....................................   37,838     39,335     38,122
Casualty gain.....................................       --        199          2
Gain (loss) on sale of property, net..............       --      1,296        (60)
                                                   --------- ---------  ----------
Income (loss) before extraordinary item...........      815        491     (1,553)
Extraordinary item--early extinguishment of debt .     (633)        --        (87)
                                                   --------- ---------  ----------
Net income (loss).................................  $   182    $   491    $ (1,640)
                                                   ========= =========  ==========

                            See accompanying notes.

                       SHELTER PROPERTIES PARTNERSHIPS

          COMBINED STATEMENTS CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                            (Dollars in thousands)

                                                     LIMITED
                                                   PARTNERSHIP    GENERAL     LIMITED
                                                      UNITS       PARTNERS   PARTNERS     TOTAL
                                                  ------------- ----------  ---------- ----------
Net original capital contributions...............    $192,362      $  10     $161,716    $161,726
                                                  ============= ==========  ========== ==========
Partners' (deficit) capital at December 31,
 1993............................................     192,362       (817)      32,926      32,109
 Distributions payable to partners...............          --        (15)      (1,492)     (1,507)
 Net (loss) for the year ended December 31,
  1994...........................................          --        (16)      (1,624)     (1,640)
                                                  ------------- ----------  ---------- ----------
Partners' (deficit) capital at December 31,
 1994............................................     192,362       (848)      29,810      28,962
 Distributions payable to partners...............          --        (13)      (2,289)     (2,302)
 Net income for the year ended December 31,
  1995...........................................          --          5          486         491
                                                  ------------- ----------  ---------- ----------
Partners' (deficit) capital at December 31,
 1995............................................     192,362       (856)      28,007      27,151
 Distributions payable to partners...............          --         --       (1,256)     (1,256)
 Net income for the year ended December 31,
  1996...........................................          --          2          180         182
                                                  ------------- ----------  ---------- ----------
Partners' (deficit) capital at December 31,
 1996............................................    $192,362      $ (854)   $ 26,931    $ 26,077
                                                  ============= ==========  ========== ==========

                            See accompanying notes.

                       SHELTER PROPERTIES PARTNERSHIPS

                      COMBINED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                             YEAR ENDED DECEMBER 31,
                                                        ---------------------------------
                                                           1996       1995       1994
                                                        ----------  ---------  ----------
OPERATING ACTIVITIES
Net income (loss)......................................  $    182    $   491    $(1,640)
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
 Depreciation..........................................     7,658      7,776      7,448
 Amortization of discounts and loan costs..............       757        795        786
 Casualty (gain).......................................        --       (199)        (2)
 (Gain) loss on sale of property.......................        --     (1,296)        60
 Extraordinary item--early extinguishment of debt .....       633         --         87
 Change in accounts:
  Restricted cash......................................        (4)        24        (77)
  Accounts receivable..................................        (6)       (42)       118
  Escrows for taxes....................................      (271)       184        196
  Other assets.........................................      (168)        (3)        71
  Accounts payable.....................................      (608)       376       (214)
  Tenant security liability............................        16        (52)        95
  Accrued taxes........................................       396       (200)       (86)
  Other liabilities....................................      (230)        78         46
                                                        ---------- ---------  ----------
Net cash provided by operating activities..............     8,355      7,932      6,888
INVESTING ACTIVITIES
Property improvements and replacements.................    (3,594)    (4,392)    (3,670)
Deposits to restricted escrows.........................    (1,422)      (793)      (860)
Receipts from restricted escrows.......................       318      1,095      1,487
Proceeds from sale of property.........................        --      2,412         --
Insurance proceeds from property damage................        59        296         89
Condemnation proceeds..................................        --         --         14
                                                        ---------- ---------  ----------
Net cash used in investing activities..................    (4,639)    (1,382)    (2,940)
FINANCING ACTIVITIES
Payments on mortgage notes payable.....................    (2,820)    (2,294)    (2,114)
Repayment of mortgage notes payable....................   (13,094)        --     (7,371)
Proceeds from long-term borrowings.....................    19,250         --      7,074
Loan costs.............................................      (597)        --        (91)
Debt extinguishment costs..............................       (66)        --        (21)
Distributions paid.....................................    (2,255)    (1,309)    (1,505)
                                                        ---------- ---------  ----------
Net cash provided by (used in) financing activities ...       418     (3,603)    (4,028)
                                                        ---------- ---------  ----------
Net increase (decrease) in cash........................     4,134      2,947        (80)
Cash at beginning of year..............................    11,607      8,660      8,740
                                                        ---------- ---------  ----------
Cash at end of year....................................  $ 15,741    $11,607    $ 8,660
                                                        ========== =========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest.................................  $  6,989    $ 7,374    $ 7,621
                                                        ========== =========  ==========

                           See accompanying notes.

                       SHELTER PROPERTIES PARTNERSHIPS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                              December 31, 1996

1. ORGANIZATION AND BASIS OF PRESENTATION

 Organization

   Insignia Properties Trust ("IPT" or "the Company") was formed in 1996 by Insignia Financial Group, Inc. ("Insignia") for the purpose of acquiring and owning interests in multifamily residential properties, including limited and general partner interests in partnerships which hold such real estate properties. IPT has been organized in a manner that will allow it to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 beginning with the taxable year ended December 31, 1996. Insignia and its affiliates have transferred to IPT equity interests in entities comprising or controlling the general partners of 46 public real estate limited partnerships (the "Equity Partnerships") in exchange for shares of beneficial interest of IPT. IPT has also issued common shares to Insignia and certain of its employees and affiliates in exchange for the payment of certain obligations of IPT. Insignia also transferred its limited partnership interests in certain limited partnerships, including Shelter Properties Partnerships (defined below), to Insignia Properties L.P. ("IPLP") in exchange for units of IPLP.

   IPT is 98% owned by Insignia, with the remainder of its shares owned by Metropolitan Asset Enhancement L.P., an affiliated company or certain Insignia employees. As of December 31, 1996, IPLP is owned 57% by IPT with Insignia owning the remaining 43%.

   The accompanying financial statements represent the combined financial statements applicable to certain assets and entities contributed to IPT as a part of its formation.

 Basis of Presentation

   The accompanying combined financial statements include the assets, liabilities and results of operations of 5 partnerships that Insignia acquired limited partnership interests in during May 1995 as a result of tender offers. Insignia subsequently transferred such partnership interests to IPT. Such combined group is herein referred to as the Shelter Properties Partnerships (the "Partnerships"). These Partnerships are part of the Equity Partnerships mentioned above. The Partnerships operate apartment properties located in the south and southwest.

 Shelter Properties Partnerships

   The Partnerships included in these combined financial statements and IPT's ownership interest in each are as follows:

                                OWNERSHIP
PARTNERSHIP                    PERCENTAGE
-----------                  --------------
Shelter Properties I .......       27%
Shelter Properties II  .....       23%
Shelter Properties III  ....       24%
Shelter Properties V .......       26%
Shelter Properties VI  .....       20%

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

   The combined financial statements include all of the accounts of the Partnerships and their majority owned partnerships. All significant interpartnership balances have been eliminated.

                       SHELTER PROPERTIES PARTNERSHIPS

                              December 31, 1996

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Escrows for Taxes and Insurance

   Currently, these funds are held by the Partnerships for the Partnerships' properties. All tax escrow funds are designated for the payment of real estate taxes.

 Restricted Escrows

   The Partnerships' maintain a capital improvement and a repair and maintenance escrow account in which the funds deposited into these accounts are designated for capital improvements or repairs and maintenance. Certain of these accounts require the properties to maintain a per apartment unit balance in reserve to cover necessary repairs and maintenance.

 Depreciation

   Depreciation is provided by the straight-line method over the estimated lives of the apartment properties and related personal property. The estimated lives of the apartment properties are from 15 to 37 years and the estimated lives of the related personal property is from 5 to 7 years.

 Loan Costs

   Loan costs are included in other assets and are being amortized on a straight-line basis over the life of the loans.

 Unrestricted Cash

   Unrestricted cash includes cash on hand and in banks, demand deposits, money market investments, and certificates of deposit with original maturities less than 90 days. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

 Restricted Cash -- Tenant Security Deposits

   The Partnerships require security deposits from lessees for the duration of the lease and such deposits are considered restricted cash. Deposits are refunded when the tenant vacates, provided the tenant has not damaged the unit and is current on rental payments.

 General and Limited Partner Allocations

   Profits, gains, losses and cash distributions are allocated between general and limited partners in accordance with the provisions of the respective partnership agreements. In accordance with the partnership agreements, the general partners of the partnerships may designate a portion of cash generated from operations as "other reserves" in determining net cash from operations available for distributions. At December 31, 1996, approximately $2 million has been designated as other reserves.

 Leases

   The Partnerships generally lease apartment units for twelve-month terms or less. The Partnerships recognize income as earned on its leases. In addition, the Corporate General Partner's policy is to offer rental concessions during particularly slow months or in response to heavy competition from other similar complexes in the area. Concessions are charged to expense as incurred.

                       SHELTER PROPERTIES PARTNERSHIPS

                             December 31, 1996

 Investment Properties

   The Partnerships have adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. For the years ended December 31, 1996, 1995 and 1994, no adjustments for impairment of value were recorded. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption was not material.

 Advertising

   The Partnerships expense the costs of advertising as incurred. Advertising expense, included in operating expenses, was approximately $433,000 (1996), $411,000 (1995) and $445,000 (1994), respectively.

 Fair Value

   The Partnerships have implemented FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The carrying amount of the Partnerships' cash and investments approximates fair value due to short-term maturities. The Partnerships estimate the fair value of its fixed rate mortgages by discounted cash flow analysis, based on estimated borrowing rates currently available to the Partnership.

3. MORTGAGES PAYABLE

   Mortgages payable, which are collateralized by substantially all investment properties are summarized as follows:

                                                                      DECEMBER 31
                                                                  --------------------
                                                                     1996      1995
                                                                  ---------  ---------
                                                                      (DOLLARS IN
                                                                       THOUSANDS)
First mortgages with fixed interest rates ranging from 7.33% to
 7.5%, due at various dates through 2003.........................  $24,042    $ 4,866
First and second mortgages with fixed interest rates of 7.6%,
 maturing on November 15, 2002...................................   58,533     60,042
First and second mortgages with fixed interest rates at 7.83%,
 due on October 15, 2003.........................................    1,727      1,746
Primarily first mortgages with fixed interest rates ranging from
 8.00%--9.5%, due at various dates through 2006..................       --     12,621
First mortgage with fixed interest rate at 10.375%, due on
 December 10, 2016...............................................    6,629      6,722
First mortgage with a variable interest rate due on June 10,
 2001............................................................       --      1,600
                                                                  --------- ---------
                                                                    90,931     87,597
Less unamortized discounts ......................................   (2,934)    (3,853)
                                                                  --------- ---------
Total mortgage payable ..........................................  $87,997    $83,744
                                                                  ========= =========

   The estimated fair values of the Partnerships' aggregate debt approximates its carrying value. This estimate is not necessarily indicative of the amounts the Partnerships may pay in actual market transactions.

                       SHELTER PROPERTIES PARTNERSHIPS

                              December 31, 1996

   The Partnerships exercised an interest rate buy-down option for some of the refinanced mortgage notes reducing the stated rate from 8.76% to 7.6% and 8.13% to 7.83%. The fee for the interest rate reduction amounted to approximately $4,731,000 and is being amortized as a loan discount by the interest method over the life of the loan. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76% and 8.13%.

   During 1996 and 1994, Shelter I and Shelter V refinanced various properties. As a result of the refinancings, the Partnerships recorded extraordinary losses of approximately $633,000 (1996) and $87,000 (1994).

   Annual principal payments and maturities in all mortgages payable are as follows (in thousands):

1997 .........  $ 1,836
1998 .........    1,985
1999 .........    6,653
2000 .........    2,208
2001 .........    2,385
Thereafter  ..   75,864
               --------
                $90,931
               ========

The mortgages payable are nonrecourse and are secured by pledge of the respective apartment properties and by pledge of revenues from the respective apartment properties. Also, all of the mortgages require prepayment penalties if repaid prior to maturity and prohibit resale of the properties subject to existing indebtedness.

4. INCOME TAX

   The Partnerships have each received rulings from the Internal Revenue Service that they will be classified as partnerships for Federal income tax purposes. Accordingly, no provision for income taxes has been made in the financial statements of the Partnerships. Taxable income or loss is reported in the income tax returns of its partners.

   The following is a reconciliation between the Partnerships' reported amounts and Federal tax basis of net assets and liabilities (in thousands):

Net assets as reported  ..  $ 26,077
Land and buildings .......    18,244
Accumulated depreciation     (60,460)
Syndication fees .........    20,272
Other ....................       688
                           ----------
Net assets--tax basis  ...  $  4,821
                           ==========

The aggregate cost of the Real Estate for Federal income tax purposes for 1996 and 1995, respectively, is approximately $213 million and $209 million. The accumulated depreciation taken for Federal income tax purposes for 1996 and 1995, respectively, is approximately $162 million and $152 million.

                       SHELTER PROPERTIES PARTNERSHIPS

                              December 31, 1996

5. TRANSACTIONS WITH AFFILIATES

   The Partnerships have no employees and are dependent on the Corporate General Partner and its affiliates for the management and administration of all partnership activities. The partnership agreement provides for payments to affiliates for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnerships. Balances and other transactions with Insignia Financial Group, Inc. and affiliates in 1996, 1995 and 1994 are as follows (in thousands):

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                            1996      1995      1994
                                                          --------  --------  --------
Property management fees ................................  $1,901    $1,894   $1,804
Reimbursement for services of affiliates ................     779       630      568
Due to General Partners .................................     344       344      344
Due from General Partners ...............................      10        10       10
Property insurance commissions ..........................      --        --       86
Included in reimbursements for services of affiliates
 for construction oversight costs .......................      18        --       --
Legal fees ..............................................      72        --       --

   The Partnerships insure their properties under a master policy through an agency and insurer unaffiliated with the Corporate General Partner. An affiliate of the Corporate General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the Corporate General Partner who receives payment on these obligations from the agent. The amount of the Partnerships' insurance premiums accruing to the benefit of the affiliate of the Corporate General Partner by virtue of the agent's obligations is not significant.

   A director of Insignia Financial Group, Inc. is affiliated with a professional legal association that received fees in connection with the 1996 refinancings. These fees totaled $36,000 and have been capitalized as loan costs.

6. SALE OF PROPERTY

   On September 29, 1995, Shelter V sold Marble Hills Apartments to an unaffiliated party. The buyer assumed the related mortgage notes payable. The total outstanding balance on the mortgage notes payable was approximately $3,344,000. The carrying amount of the property was approximately $2,412,000 after payment of closing costs. This disposition resulted in a gain of approximately $1,296,000. Operating revenues and expenses from Marble Hills were approximately $1,214,000 and $1,206,000 for 1995 and approximately $1,242,000 and $1,365,000 for 1994, respectively.

7. CASUALTIES AND CONDEMNATIONS

   The partnerships at times have casualty events which result in gains and losses. During 1995 and 1994, the partnerships recorded $199,000 and $2,000 in gains resulting from casualty events, respectively. In addition, the partnerships recorded a gain of $14,000 in 1994 from the condemnation of land for a road widening project.

                       SHELTER PROPERTIES PARTNERSHIPS

                              December 31, 1996

8. CONTINGENCIES

 Tender Offer Litigation

   On or about April 26 and 27, 1995, six entities ("Affiliated Purchaser") affiliated with the Partnerships commenced tender offers for limited partner interests in six limited partnerships. On May 27, 1995, the Affiliated Purchaser acquired 12,616 Units of the Partnerships pursuant to the tender offer. On or about May 12, 1995, in the United States District Court for the District of South Carolina, certain limited partners of the Shelter Properties Partnerships commenced a lawsuit, on behalf of themselves, on behalf of a putative class of plaintiffs, and derivatively on behalf of the Partnerships, challenging the actions taken by defendants (including Insignia, the acquiring entities and certain officers of Insignia) in the management of the Shelter Properties Partnerships and in connection with the tender offers and certain other matters.

   The plaintiffs alleged that, among other things: (i) the defendants intentionally mismanaged the Partnerships and acted contrary to the limited partners' best interests by prolonging the existence of the Partnerships in order to perpetuate the revenues derived by Insignia (an affiliate of the Corporate General Partner) and its affiliates from the Partnerships, (ii) the defendants' actions reduced the demand for the Partnerships' limited partner interests in the limited resale market by artificially depressing the trading prices for limited partners' interests in order to create a favorable environment for the tender offers; (iii) through the tender offers, the acquiring entities sought to acquire effective voting control over the Partnerships while paying highly inadequate prices; and (iv) the documents disseminated to the class in connection with the tender offers contained false and misleading statements and omissions of material facts concerning such issues as the advantages to limited partners of tendering pursuant to the tender offers, the true value of the interest, the true financial condition of the Partnerships, the factors affecting the likelihood that properties owned by the Partnerships will be sold or liquidated in the near future, the liquidity and true value of the limited partner interests, the reasons for the limited secondary market for limited partner interests, and the true nature of the market for the underlying real estate assets owned by the Shelter Properties Partnerships, all in violation of the Federal securities laws.

   On September 27, 1995, the parties entered into a stipulation to settle the matter. The principal terms of the stipulation require supplemental payments to tendering limited partners aggregating approximately $6 million to be paid by the Affiliated Purchaser, waiver by the Shelter Properties Partnerships' general partners of any right to certain proceeds from a sale or refinancing of the Partnerships' properties; some restrictions on Insignia's ability to vote the limited partner interests it acquired; payment of $1.25 million (which amount is divided among the various partnerships and acquiring entities) for plaintiffs' attorney fees and expenses in the litigation; and general releases of all the defendants. Approximately $975,000 was paid by the Partnerships and was expensed in 1995.

   On June 24, 1996, after notice to the class and a hearing on the fairness and adequacy of the notice and the terms of settlement, the court orally approved the settlement. The court signed the formal order on July 30, 1996. No appeal was filed within thirty days after the court entered the formal order, and the settlement became effective on August 30, 1996. The Affiliated Purchaser made the payments to investors in accordance with the settlement in early September 1996.

 General Contingencies

   Certain of the partnerships are subject to various legal proceedings and claims arising in the ordinary course of business, some of which are covered by insurance. Management of the partnerships believes the ultimate resolution of these matters is not likely to have a material adverse effect on the combined financial statements.

                       SHELTER PROPERTIES PARTNERSHIPS

                              December 31, 1996

9. SUBSEQUENT EVENT

 Apartment Investment Management Company Merger (Unaudited)

   On March 17, 1998 Insignia entered into an agreement to merge its national residential property management operations, and its controlling interest in Insignia Properties Trust, with Apartment Investment Management Company ("AIMCO"), a publicly traded real estate investment trust. The closing, which is expected to happen in the third quarter of 1998, is subject to customary conditions, including government approvals and the approval of Insignia's shareholders. If the closing occurs, AIMCO will then control the General Partners of the Shelter Properties Partnerships.

                                                                  SCHEDULE III

                       SHELTER PROPERTIES PARTNERSHIPS

                   REAL ESTATE AND ACCUMULATED DEPRECIATION

                              DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

                                               INITIAL COST
                                             ---------------- -----------
                                                                  COST
                                                               CAPITALIZED
                                                    BUILDINGS   (REMOVED)
                                                       AND     SUBSEQUENT
                                                     PERSONAL      TO
                                ENCUMBRANCES  LAND   PROPERTY  ACQUISITION
                                ------------  ----  ---------  -----------
Carriage House
 Gastonia, North Carolina .....    $2,090    $  166  $ 3,038     $  592
Colony House Apartments
 Murfreesboro, Tennessee.......     2,474       183    4,408      1,069
Essex Park Apartments
 Columbia, South Carolina .....     3,318       473    7,406      1,820
Foxfire Apartments
 Atlanta, Georgia..............     4,792       830    9,122        301
Foxfire/Barcelona..............     5,916     1,191    9,998         86
Durham, North Carolina.........        --        --       --         --
Heritage Pointe Apartments
 Rome, Georgia.................     1,400       239    2,410        637
Lake Johnson Mews Apartments
 Raleigh, North Carolina.......     4,350       338    6,725      1,031
Milhopper Village Apartments
 Gainesville, Florida..........     2,700       239    4,305        949
North River Village Apartments
 Atlanta, Georgia..............     1,727       336    4,085      1,187
Nottingham Square
 Des Moines, Iowa..............     8,185     1,133    9,980      2,274
Old Salem Apartments
 Charlottesville, Virginia ....     6,629       654   12,664      2,306
Parktown Townhouses
 eer Park, Texas...............     3,318     1,095    5,329      2,972
Quail Hollow Apartments
 West Columbia, South
 Carolina......................     2,850       459    3,754      1,022

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                  GROSS AMOUNTS AT WHICH CARRIED AT
                                          DECEMBER 31, 1996
                                -------------------------------------
                                       BUILDINGS
                                          AND
                                        RELATED
                                       PERSONAL          ACCUMULATED     DATE OF      DATE   DEPRECIABLE
                                 LAND  PROPERTY   TOTAL  DEPRECIATION CONSTRUCTION  ACQUIRED LIFE--YEARS
                                 ----  --------   -----  ------------ ------------  -------- -----------
Carriage House
 Gastonia, North Carolina ..... $  166  $ 3,630  $ 3,796    $1,906       1970-71     6/29/84     5-27
Colony House Apartments
 Murfreesboro, Tennessee.......    183    5,477    5,660     2,989       1970-72    10/30/81     5-36
Essex Park Apartments
 Columbia, South Carolina .....    473    9,226    9,699     5,074          1973    10/29/81     5-36
Foxfire Apartments
 Atlanta, Georgia..............    830    9,423   10,253     5,630       1969-71     7/19/83     5-29
Foxfire/Barcelona..............  1,191   10,084   11,275     5,225          1973     3/28/85     5-29
Durham, North Carolina.........     --       --       --        --          1975     9/30/84     5-31
Heritage Pointe Apartments
 Rome, Georgia.................    239    3,047    3,286     2,218       1967-70     9/15/80     5-35
Lake Johnson Mews Apartments
 Raleigh, North Carolina.......    338    7,756    8,094     3,907       1972-73     9/30/83     5-30
Milhopper Village Apartments
 Gainesville, Florida..........    239    5,254    5,493     2,820       1970-76    11/22/83     5-29
North River Village Apartments
 Atlanta, Georgia..............    336    5,272    5,608     2,909          1969     4/21/82     5-32
Nottingham Square
 Des Moines, Iowa..............  1,133   12,254   13,387     6,083          1972     8/31/84     5-29
Old Salem Apartments
 Charlottesville, Virginia ....    654   14,970   15,624     8,018       1969-71     8/25/83     5-28
Parktown Townhouses
 eer Park, Texas...............  1,095    8,301    9,396     5,725          1969      3/1/81     5-35
Quail Hollow Apartments
 West Columbia, South
 Carolina......................    459    4,776    5,235     3,421          1973      9/1/80     5-34

                                                                  SCHEDULE III

                       SHELTER PROPERTIES PARTNERSHIPS

            REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)

                              DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

                                                INITIAL COST
                                             ------------------ -----------
                                                                    COST
                                                                 CAPITALIZED
                                                      BUILDINGS   (REMOVED)
                                                         AND     SUBSEQUENT
                                                       PERSONAL      TO
                                ENCUMBRANCES   LAND    PROPERTY  ACQUISITION
                                ------------ -------  ---------  -----------
Raintree Apartments
 Anderson, South Carolina .....    $ 1,472    $   184  $  3,184    $   620
River Reach
 Jacksonville, Florida.........      7,693      1,872    10,854      1,418
Rocky Creek
 Augusta, Georgia..............      2,268        168     3,821        486
Signal Pointe Apartments
 Winter Park, Florida..........      4,399        535     8,062      2,515
Stone Mountain West Apartments
 Stone Mountain, Georgia.......      3,000        210     3,408        988
Tar River Estates
 Greenville, North Carolina ...      5,165        474     9,985      2,593
The Lexington Apartments
 Sarasota, Florida.............      3,740      1,102     6,620      1,965
Village Garden
 Fort Collins, Colorado........      2,663        420     3,050        472
Willowick Apartments
 Greenville, South Carolina ...      1,296        289     3,563        587
Windsor Hills Apartments
 Blacksburg, Virginia..........      4,536        520     4,575      1,082
Woodland Village Apartments
 Columbia, South Carolina .....      4,950        605     9,135      2,118
                                ------------ -------  --------- -----------
                                   $90,931    $13,715  $149,481    $31,090
                                ============ =======  ========= ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                    GROSS AMOUNTS AT WHICH CARRIED AT
                                            DECEMBER 31, 1996
                                -----------------------------------------
                                         BUILDINGS
                                            AND
                                          RELATED
                                         PERSONAL            ACCUMULATED     DATE OF      DATE   DEPRECIABLE
                                  LAND   PROPERTY    TOTAL   DEPRECIATION CONSTRUCTION  ACQUIRED LIFE--YEARS
                                ------- ---------  --------  ------------ ------------  -------- -----------
Raintree Apartments
 Anderson, South Carolina ..... $   184  $  3,804  $  3,988    $  2,486      1972-74     4/30/81     5-38
River Reach
 Jacksonville, Florida.........   1,872    12,272    14,144       6,033         1971     1/30/85     5-27
Rocky Creek
 Augusta, Georgia..............     168     4,307     4,475       1,946         1979     6/29/84     5-35
Signal Pointe Apartments
 Winter Park, Florida..........     535    10,577    11,112       6,832         1970     6/30/81     5-37
Stone Mountain West Apartments
 Stone Mountain, Georgia.......     210     4,396     4,606       3,076         1972    12/31/80     5-37
Tar River Estates
 Greenville, North Carolina ...     474    12,578    13,052       6,861      1969-72     1/18/84     5-27
The Lexington Apartments
 Sarasota, Florida.............   1,102     8,585     9,687       4,247      1973-82    10/31/83     5-34
Village Garden
 Fort Collins, Colorado........     420     3,522     3,942       1,607         1974      3/1/85     5-30
Willowick Apartments
 Greenville, South Carolina ...     289     4,150     4,439       2,316         1974     6/30/82     5-32
Windsor Hills Apartments
 Blacksburg, Virginia..........     520     5,657     6,177       4,237         1973      9/1/80     5-30
Woodland Village Apartments
 Columbia, South Carolina .....     605    11,253    11,858       5,963         1974      9/1/83     5-30
                                ------- ---------  -------- ------------
                                $13,715  $180,571  $194,286    $101,529
                                ======= =========  ======== ============

                                                                  SCHEDULE III

                       SHELTER PROPERTIES PARTNERSHIPS

            REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)

                                                       DECEMBER 31,
                                            ----------------------------------
                                               1996        1995       1994
                                            ----------  ----------  ----------
                                                      (IN THOUSANDS)
RECONCILIATION OF REAL ESTATE
Balance at beginning of year ..............  $190,881    $194,997   $191,886
 Property improvements ....................     3,594       4,392      3,670
 Disposal of property......................      (189)       (655)      (559)
 Sale of apartment property................        --      (7,853)        --
                                            ---------- ----------  ----------
Balance at end of year.....................  $194,286    $190,881   $194,997
                                            ========== ==========  ==========
RECONCILIATION OF ACCUMULATED DEPRECIATION
Balance at beginning of year...............  $ 94,084    $ 90,437   $ 83,428
 Additions charged to expense..............     7,658       7,776      7,448
 Sale of apartment property................        --      (3,661)        --
 Disposal of property......................      (213)       (468)      (439)
                                            ---------- ----------  ----------
Balance at end of year.....................  $101,529    $ 94,084   $ 90,437
                                            ========== ==========  ==========

                         INDEPENDENT AUDITORS' REPORT

To the National Property Investors and
Century Properties Partnerships
Greenville, South Carolina

   We have audited the accompanying combined balance sheets of National Property Investors and Century Properties Partnerships as of December 31, 1996 and December 31, 1995, and the related combined statements of operations, statements of changes in partners' capital and statements of cash flows for each of the three years in the period ended December 31, 1996, (see
Note 1). Our audit also included the supplemental schedule as of December 31, 1996. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the combined financial position of National Property Investors and Century Properties Partnerships as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related supplemental schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          IMOWITZ KOENIG & CO. LLP
                                          Certified Public Accountants

New York, N.Y.
February 18, 1997

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

                           COMBINED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)

                                               DECEMBER 31,
                                         ------------------------
                                             1996        1995
                                         -----------  -----------
ASSETS
Cash and cash equivalents...............  $  44,080    $  34,735
Other assets............................     24,757       17,956
Investment properties:
 Land...................................     70,634       74,215
 Buildings and related personal
  property..............................    590,209      595,812
                                         ----------- -----------
                                            660,843      670,027
                                         ----------- -----------
 Less accumulated depreciation..........   (312,410)    (298,586)
                                         ----------- -----------
Net real estate.........................    348,433      371,441
                                         ----------- -----------
Total assets............................  $ 417,270    $ 424,132
                                         =========== ===========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
 Accounts payable and other
  liabilities...........................  $  13,947    $  10,305
 Distribution payable...................     12,581           --
 Mortgage notes payable.................    363,385      354,935
                                         ----------- -----------
Total liabilities.......................    389,913      365,240
Partners' capital (deficit):
 General partners.......................    (37,669)     (36,877)
 Limited partners.......................     65,026       95,769
                                         ----------- -----------
Total partners' capital.................     27,357       58,892
                                         ----------- -----------
Total liabilities and partners'
 capital................................  $ 417,270    $ 424,132
                                         =========== ===========

                 See accompanying notes and auditors' report.

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

                     COMBINED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

                                                         YEAR ENDED DECEMBER 31,
                                                   -----------------------------------
                                                      1996        1995        1994
                                                   ----------  ----------  -----------
REVENUE:
 Rental income....................................  $111,867    $115,759    $112,563
 Other and interest income........................     6,703       5,787       2,551
                                                   ---------- ----------  -----------
Total revenue.....................................   118,570     121,546     115,114
EXPENSES:
 Operating........................................    63,107      63,802      61,615
 General and administrative.......................     4,014       3,466       4,069
 Depreciation.....................................    22,464      23,551      24,382
 Interest.........................................    31,711      34,740      36,032
                                                   ---------- ----------  -----------
Total expenses....................................   121,296     125,559     126,098
Gain on sale of property..........................     3,638      13,756       1,580
Loss on sale of property..........................        --        (592)       (149)
Minority interest in joint venture................        --        (868)       (145)
Impairment loss...................................        --          --        (500)
                                                   ---------- ----------  -----------
Income (loss) before extraordinary item...........       912       8,283     (10,198)
Extraordinary item--early extinguishment of debt .    (2,704)     (3,158)       (361)
                                                   ---------- ----------  -----------
Net (loss) income.................................  $ (1,792)   $  5,125    $(10,559)
                                                   ========== ==========  ===========

                 See accompanying notes and auditors' report.

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

             COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                 (Dollars in thousands, except per unit data)

                                                     LIMITED
                                                   PARTNERSHIP     GENERAL      LIMITED
                                                      UNITS        PARTNERS    PARTNERS     TOTAL
                                                  ------------- ------------  ---------- ----------
Partners' (deficit) capital at December 31,
 1993............................................   1,012,492      $ (35,774)  $109,589    $ 73,815
Net (loss) for the year ended December 31, 1994 .          --          (835)     (9,724)    (10,559)
                                                  ------------- ------------  ---------- ----------
Partners' (deficit) capital at December 31,
 1994............................................   1,012,492       (36,609)     99,865      63,256
Distributions payable to partners................          --          (189)     (9,300)     (9,489)
Net (loss) income for the year ended
 December 31, 1995...............................          --           (79)      5,204       5,125
                                                  ------------- ------------  ---------- ----------
Partners' (deficit) capital at December 31,
 1995............................................   1,012,492       (36,877)     95,769      58,892
Distributions payable to partners................          --          (595)    (29,148)    (29,743)
Net (loss) for the year ended December 31, 1996 .          --          (197)     (1,595)     (1,792)
                                                  ------------- ------------  ---------- ----------
Partners' (deficit) capital at December 31,
 1996............................................   1,012,492     $ (37,669)   $ 65,026    $ 27,357
                                                  ============= ============  ========== ==========

                 See accompanying notes and auditors' report.

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

                      COMBINED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                              1996        1995         1994
                                                          -----------  ----------  ------------
OPERATING ACTIVITIES
Net (loss) income........................................  $  (1,792)   $  5,125    $ (10,559)
Adjustments to reconcile net (loss) income to net cash
 provided by operating activities:
 Depreciation............................................     22,464      23,551      24,382
 Amortization of discounts and loan costs................      2,457       2,910       2,731
 Loss on disposal of property............................         --         592         149
 Gain on disposal of property............................     (3,638)    (13,756)     (1,580)
 Provision for doubtful receivables......................         --          10          --
 Impairment loss.........................................         --          --         500
 Minority interest in joint venture......................         --         868         145
 Accrued interest added to note principal................         --          81          29
 Deferred interest expense...............................         --          --          21
 Extraordinary item--early extinguishment of debt .......      2,704       3,158         361
 Change in accounts:
  Other assets...........................................       (787)       (894)     (1,930)
  Accounts payable and other liabilities.................      4,621        (942)     (1,153)
                                                          ----------- ----------  ------------
Net cash provided by operating activities................     26,029      20,703      13,096
INVESTING ACTIVITIES
Property improvements and replacements...................    (10,853)     (6,215)     (7,570)
Restricted cash (increase) decrease......................     (3,346)      1,563       1,343
Net proceeds from sale of property.......................     12,312      27,825       3,537
Proceeds for cash investments............................         --          --       1,879
Proceeds from note receivable............................         --          --          50
                                                          ----------- ----------  ------------
Net cash (used in) provided by investing activities .....     (1,887)     23,173        (761)
FINANCING ACTIVITIES
Payments on mortgage notes payable.......................  $  (5,898)   $ (5,748)   $ (7,857)
Repayment of mortgage notes payable......................   (133,054)    (82,470)    (79,491)
Proceeds from long-term borrowings.......................    147,032      79,643      74,100
Loan costs...............................................     (4,520)     (1,568)     (1,887)
Debt extinguishment costs................................     (1,195)     (1,766)         --
Joint venture partner distributions......................         --      (1,640)       (143)
Payment of deferred interest payable.....................         --        (456)         --
Due to affiliate.........................................         --          --        (103)
Repayment of note payable to affiliate of general
partner..................................................         --          --        (978)
Distributions paid.......................................    (17,162)     (9,489)         --
                                                          ----------- ----------  ------------
Net cash used in financing activities....................    (14,797)    (23,494)    (16,359)
                                                          ----------- ----------  ------------
Net increase (decrease) in cash and cash equivalents ....      9,345      20,382      (4,024)
Cash and cash equivalents at beginning of year ..........     34,735      14,353      18,377
                                                          ----------- ----------  ------------
Cash and cash equivalents at end of year.................  $  44,080    $ 34,735    $ 14,353
                                                          =========== ==========  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest...................................  $  28,270    $ 32,842    $ 33,956
                                                          =========== ==========  ============
Property improvements and replacements in notes payable .  $      --    $     39    $     --
                                                          =========== ==========  ============

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

                COMBINED STATEMENTS OF CASH FLOWS--(Continued)
                            (Dollars in thousands)

                                                                      YEAR ENDED DECEMBER 31,
                                                                -----------------------------------
                                                                    1996        1995        1994
                                                                -----------  ----------  ----------
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
 ACTIVITES
Accrued interest added to note principal.......................   $    --      $   --     $2,139
                                                                =========== ==========  ==========
Replacement reserve holdback from proceeds of mortgage
 refinancing...................................................   $    --      $   --     $  225
                                                                =========== ==========  ==========
Property sales expenses accrued................................   $    --      $   91     $   --
                                                                =========== ==========  ==========
Accrued interest assumed by purchaser of disposed property ....   $   667      $   --     $   --
                                                                =========== ==========  ==========
Mortgage note assumed by purchaser of disposed property .......   $ 2,173      $   --     $   --
                                                                =========== ==========  ==========
Mortgage assumed on property sale..............................   $    --      $7,359     $   --
                                                                =========== ==========  ==========
Accrued distribution to partners...............................   $12,581      $   --     $   --
                                                                =========== ==========  ==========

                 See accompanying notes and auditors' report.

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1996

1. ORGANIZATION AND BASIS OF PRESENTATION

 Organization of Insignia Properties Trust

   Insignia Properties Trust ("IPT" or the "Company") was formed in 1996 by Insignia Financial Group, Inc. ("Insignia") for the purpose of acquiring and owning interests in multifamily residential properties located throughout the United States, including limited and general partner interests in partnerships which hold such real estate properties. IPT has been organized in a manner that will allow it to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 beginning with the taxable year ended December 31, 1996. Insignia and its affiliates have transferred to IPT equity interests in entities comprising or controlling the general partners of 46 public real estate limited partnerships (the "Equity Partnerships") in exchange for shares of beneficial interest of IPT. IPT has also issued common shares to Insignia and certain of its employees and affiliates in exchange for the payment of certain obligations of IPT. Insignia also transferred its limited partnership interests in certain limited partnerships, including National Property Investors and Century Properties Partnerships (defined below), to Insignia Properties L.P. ("IPLP") in exchange for units in IPLP.

   IPT is 98% owned by Insignia, with the remainder of its shares owned by Metropolitan Asset Enhancement L.P. (an affiliated company) or certain Insignia employees. As of December 31, 1996, IPLP is owned 57% by IPT with Insignia owning the remaining 43%.

 Basis of Presentation

   The accompanying combined financial statements include the assets, liabilities and results of operations of 13 partnerships that Insignia acquired limited (and general) partnership interests in January 1996 as a result of an acquisition. Such combined group is herein referred to as the National Property Investors ("NPI") and Century Properties Partnerships ("CP") (the "Partnerships"). These Partnerships are part of the Equity Partnerships mentioned above.

   The Partnerships included in these combined financial statements and IPLP's limited partnership ownership interest in each, as of December 31, 1996, are as follows:

                                                           APPROXIMATE
                                                            OWNERSHIP
PARTNERSHIP                                                 PERCENTAGE
-----------                                              ---------------
National Property Investors III ("NPI III").............        45%
National Property Investors 4 ("NPI 4").................        54%
National Property Investors 5 ("NPI 5").................        46%
National Property Investors 6 ("NPI 6").................        44%
National Property Investors 7 ("NPI 7").................        42%
National Property Investors 8 ("NPI 8").................        37%
Century Properties Fund XIV ("CPF XIV").................        41%
Century Properties Fund XV ("CPF XV")...................        40%
Century Properties Fund XVI ("CPF XVI").................        37%
Century Properties Fund XVII ("CPF XVII")...............        34%
Century Properties Fund XVIII ("CPF XVIII").............        29%
Century Properties Fund XIX ("CPF XIX").................        27%
Century Properties Growth Fund XXII ("CPGF XXII") ......        20%

   The ownership interests in CPF XIV and CPF XV do not include commercial properties. IPLP did not acquire an economic interest in those properties.

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

   The condensed, combined balance sheets of the commercial properties in CPF XIV and CPF XV at December 31, 1996 and 1995; and the condensed, combined statements of operations of the commercial properties in CPF XIV and CPF XV for the years ended December 31, 1996, 1995 and 1994 are summarized as follows (in thousands):

                                                                DECEMBER 31,
                                                             -------------------
                                                               1996      1995
                                                             --------  ---------
Total assets, primarily real estate at December 31, 1996
 and 1995...................................................  $6,733    $18,575
                                                             ======== =========
Liabilities, primarily mortgages payable....................  $4,176    $11,257
Equity......................................................   2,557      7,318
                                                             -------- ---------
Total liabilities and equity................................  $6,733    $18,575
                                                             ======== =========

                                        YEARS ENDED DECEMBER 31,
                                      ----------------------------
                                        1996      1995     1994
                                      --------  --------  --------
Total revenue........................  $1,889    $6,355   $5,960
Operating and other expenses.........     715     2,476    2,452
Depreciation.........................     549     1,483    1,437
Mortgage interest....................     543     1,770    1,967
                                      -------- --------  --------
Total expenses.......................   1,807     5,729    5,856
Gain on sale of property.............   3,638     3,857       --
Loss on sale of property.............      --      (592)      --
                                      -------- --------  --------
Income before extraordinary item ....   3,720     3,891      104
Extraordinary item:
 Loss on early extinguishment of
  debt...............................    (411)     (189)      --
                                      -------- --------  --------
Net income...........................  $3,309    $3,702   $  104
                                      ======== ========  ========

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

   The combined financial statements include all of the accounts of the Partnerships and all majority owned partnerships. All significant interpartnership balances have been eliminated.

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Depreciation

   Depreciation is provided by the straight-line method over the estimated lives of the rental properties and related personal property ranging from 5 to 39 years.

 Deferred Costs

   Deferred costs represent deferred financing costs and deferred leasing commissions and are included in other assets. Deferred financing costs are amortized as interest expense over the lives of the related loans, or expensed, if financing is not obtained. Deferred leasing commissions are amortized over the life

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

of the applicable lease. Such amortization is charged to operating expenses. As of December 31, 1996 and 1995, accumulated amortization of deferred costs totaled approximately $2,548,000 and $3,933,000, respectively.

 Cash and Cash Equivalents

   The Partnership considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit of insured deposits.

 Leases

   The Partnerships generally lease apartment units for twelve-month terms or less and lease commercial units with remaining lease terms of up to five years. The Partnership recognized income as earned on its leases.

 Investment Properties

   The Partnerships have adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. For the year ended December 31, 1994, an adjustment for impairment of value of $500,000 was recorded. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption was not material.

 Discounts on Notes Payable

   Discounts on notes payable are amortized using the straight-line method over the remaining terms of the related notes.

 Income Taxes

   Taxable income or loss of the Partnerships is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnerships.

   The tax basis of the Partnerships' assets and liabilities is approximately $27.6 million less than the assets and liabilities as reported in the financial statements.

   The aggregate cost of the Real Estate for Federal income tax purposes at December 31, 1996 and 1995, respectively, is approximately $662.2 million and $675.7 million. The accumulated depreciation taken for Federal income tax purposes at December 31, 1996 and 1995, respectively, is approximately $453.1 million and $445.8 million.

 Advertising

   The Partnerships expense the costs of advertising as incurred.

 Fair Value

   The Partnerships have implemented FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The carrying amount of the Partnerships' financial instruments (except for long term debt) approximates fair value due to short-term maturities. The fair value of the Partnerships long term debt after discounting the scheduled loan payments to maturity, approximates its carrying balance.

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 General and Limited Partner Allocations

   Profits, gains, losses and cash distributions are allocated between general and limited partners in accordance with the provisions of the respective partnership agreements. Upon sale of all properties and termination of a Partnership, the general partners may be required to contribute certain funds to the Partnership in accordance with the partnership agreement.

3. MORTGAGES PAYABLE

   Mortgages payable, which are collateralized by substantially all investment properties are summarized as follows:

                                                                    DECEMBER 31,
                                                                ---------------------
                                                                   1996       1995
                                                                ----------  ---------
                                                                     (DOLLARS IN
                                                                      THOUSANDS)
First mortgages with fixed interest rates ranging from 7.00%
 to 7.33%, due at various dates through June 2021..............  $103,685   $  6,963
First mortgages with fixed interest rates ranging from 7.50%
 to 8.00%, maturing at various dates through September 2021 ...   112,011     87,237
First and second mortgages with fixed interest rates ranging
 from 8.25% to 8.50%, due at various dates through July 2005 ..    54,538     72,346
First mortgages with fixed interest rates ranging from 8.56%
 to 9.00%, due at various dates through December 2008 .........    26,092     46,080
First mortgages with fixed interest rates ranging from 9.38%
 to 10.64%, due at various dates through February 2002 ........    41,202     59,762
First and second mortgages with fixed and variable interest
 rates, due at various dates...................................    30,465     88,394
                                                                ---------- ---------
                                                                  367,993    360,782
Less: unamortized discounts....................................    (4,608)    (5,847)
                                                                ---------- ---------
Total mortgages payable........................................  $363,385   $354,935
                                                                ========== =========

   The estimated fair value of the Partnerships' aggregate debt approximates its carrying value. This estimate is not necessarily indicative of the amounts the Partnerships may pay in actual market transactions.

   During 1996, 1995 and 1994, various properties were either sold or refinanced, which resulted in the Partnerships' recording extraordinary losses of approximately $2,704,000 (1996), $3,158,000 (1995) and $361,000
(1994). The extraordinary losses were incurred as a result of writing off unamortized loan costs and prepayment premiums related to the old mortgages.

   Annual principal payments and maturities for all mortgages payable as of December 31, 1996 are as follows (in thousands):

1997.........  $ 22,201
1998.........     2,770
1999.........    24,317
2000.........    44,652
2001.........    45,368
Thereafter ..   228,685
              ---------
               $367,993
              =========

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

   The mortgages payable are nonrecourse and are secured by pledge of the respective rental properties and by pledge of revenues from the respective properties. Also, substantially all of the mortgages require prepayment penalties if repaid prior to maturity and prohibit resale of the properties subject to existing indebtedness.

   As of December 31, 1996, one partnership was in default of a mortgage of approximately $4,557,000 and in January 1997 two mortgages amounting to approximately $12,510,000 on the same property were in default. The combined carrying value of these properties at December 31, 1996 was approximately $11,230,000.

4. TRANSACTIONS WITH AFFILIATES

   The Partnerships have no employees and are dependent on the Corporate General Partner and its affiliates for the management and administration of all partnership activities. The partnership agreement provides for payments to affiliates for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnerships.

   Transactions with Insignia, NPI, and affiliates of Insignia and NPI in 1996, 1995 and 1994 are as follows (in thousands):

                                                                              DECEMBER 31,
                                                                   ----------------------------------
                                                                      1996        1995       1994
                                                                   ----------  ----------  ----------
Property management fees..........................................   $5,687      $5,552     $4,758
Reimbursement for services of affiliates..........................    2,326       2,701      2,658
Property insurance premiums.......................................       --       3,218      1,054
Included in reimbursements for services of affiliates for
 construction oversight costs.....................................      146          --         --
Brokerage fees....................................................    1,057         181         --
Included in reimbursements for services of affiliates for loan
 costs............................................................       83          --         --
Partnership management fees.......................................        7          --         --
Management and operation fees paid to joint venture partners .....       --          --        104
Fees for real estate tax appeals..................................       --         135         14
Administrative fees...............................................      185          --         --

   For the period of January 19, 1996 to December 31, 1996, the Partnerships insured their properties under a master policy through an agency and insurer unaffiliated with the Corporate General Partner. An affiliate of the Corporate General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the Corporate General Partner who receives payment on these obligations from the agent. The amount of the Partnerships' insurance premiums accruing to the benefit of the affiliate of the Corporate General Partner by virtue of the agent's obligations is not significant.

   Prior to January 19, 1996, the Partnerships paid insurance premiums to the Corporate General Partner under a master insurance policy arranged for by the Corporate General Partner.

   An affiliate of the Corporate General Partner has established a revolving credit facility (the "Partnership Revolver"), with each NPI Partnership, to be used to fund deferred maintenance and working capital needs of the NPI Partnerships. The maximum draw available to the NPI Partnerships under the Partnership Revolver is $2,800,000. In addition, an affiliate of the Corporate General Partner has established a working capital line of credit for the CP Partnerships of $150,000 per property. The

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

maximum draw available to the CP Partnerships under this credit facility was $5,100,000 at December 31, 1996. There has been no loan activity or outstanding balances under these credit facilities during the three year period ended December 31, 1996.

5. SALE OR DISPOSITION OF REAL ESTATE

   On January 5, 1997, CPF XV sold Phoenix Business Park to an unrelated third party for a contract price of $5,600,000. After payment of the mortgage payable, closing costs and related expenses, CPF XV received proceeds of approximately $2,314,000. A gain of approximately $1,000 will be recognized in 1997 on disposition of the property. A loss on early extinguishment of debt of approximately $233,000 will be recognized in 1997.

   On April 26, 1996, CPF XIV sold The Oaks Shopping Center, located in Beaumont, Texas. The buyer of the property assumed the outstanding debt on the property, and CPF XIV received net proceeds of $1,000. As a result of the sale, CPF XIV paid a disposition fee of approximately $16,000. For financial statement purposes, the sale resulted in a gain of $65,000. The Partnership had recorded an $883,000 provision for impairment in 1992.

   On March 7, 1996, CPF XIV sold Broadway Trade Center located in San Antonio, Texas, to an unaffiliated third party for $3,825,000. After repayment of the first, second and third mortgages totaling $1,591,000 and closing expenses of $244,000, the net proceeds received by CPF XIV were $1,990,000. As a result of the loans being paid in full, an extraordinary loss representing the remaining unamortized mortgage discount of $315,000 was recorded. For financial statement purposes, the sale resulted in a gain of $1,531,000. CPF XIV had previously recorded a $1,421,000 provision for impairment of value for the property.

   On February 12, 1996, CPF XIV sold University Square, located in Bozeman, Montana, to an unaffiliated third party for $4,850,000. After closing expenses of $231,000, the net proceeds received by CPF XIV were $4,619,000. For financial statement purposes, the sale resulted in a gain of $1,416,000.

   On February 1, 1996, CPF XV sold Northbank Office Complex, located in Eugene, Oregon, to an unaffiliated third party for $4,605,000. After payment of the mortgage totaling approximately $2,443,000 and closing expenses, the net proceeds received by CPF XV were approximately $1,992,000. For financial statement purposes, the sale resulted in a gain on disposal of property of approximately $881,000 and an extraordinary loss on early extinguishment of debt of approximately $96,000.

   On December 29, 1995, CPF XV sold Farmers Lane Plaza, located in Santa Rosa, California, to an unaffiliated third party for $8,750,000. Net proceeds to CPF XV after payment of closing costs and existing debt were approximately $3,995,000. The sale resulted in a gain of $3,618,000. Subsequent to the closing, CPF XV paid $255,000 in additional costs in connection with the sale.

   On November 9, 1995, CPF XIV sold Wingren Plaza, located in Dallas, Texas, for $1,000,000. After closing expenses of $68,000, the net proceeds received by CPF XIV were $932,000. For financial statement purposes, the sale resulted in a gain of $239,000. CPF XIV had previously recorded a $1,901,000 provision for impairment of value in 1991.

   On October 6, 1995, CPF XIV sold Duck Creek Shopping Center, located in Garland, Texas, for $2,250,000. After closing expenses of $138,000, the net proceeds received by CPF XIV were $2,112,000. For financial statement purposes, the sale resulted in a loss of $36,000.

   On September 12, 1995, CPF XIV sold Greenbriar Plaza Shopping Center, located in Duncanville, Texas, for $1,050,000. After closing expenses of $70,000, the net proceeds received by CPF XIV were $980,000. For financial statement purposes, the sale resulted in a loss of $556,000.

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS
             NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

   On April 12, 1995, an affiliate of CPF XV's joint venture partner in Plumtree Apartments acquired, pursuant to a right of first refusal, Plumtree Apartments for $12,500,000. After repayment of existing loans of $4,595,000, a prepayment premium of $42,000 and closing expenses of $113,000, net proceeds received by the joint venture were $7,750,000. CPF XV retained $6,229,000 of the $7,750,000 proceeds in accordance with the joint venture agreement. For financial statement purposes, the sale resulted in a gain of $7,866,000.

   On August 18, 1995, CPGF XXII sold Monterey Village Apartments to an unaffiliated third party for $10,609,000. After assumption of the mortgage balance of $7,359,000 and closing costs, CPGF XXII received net proceeds of $2,926,000. For financial reporting purposes, the sale resulted in a gain on disposition of $2,033,000. CPGF XXII also recognized an extraordinary loss on extinguishment of debt of $217,000 in 1995 due to the write-off of unamortized loan costs.

   On January 28, 1994, NPI 7 sold its California property to an unaffiliated third party, subject to the first and second mortgages. NPI 7's share of the proceeds after closing expenses was $2,866,000. The sale resulted in a gain of approximately $105,000. NPI 7 had recorded a $525,000 provision for loss on disposition of this property during 1992. Net cash proceeds to NPI 7, after closing expenses and $239,000 to purchase the third mortgage, at a discount were approximately $277,000.

   On January 28, 1994, NPI 8 sold its California property to an unaffiliated third party, subject to the first and second mortgages. NPI 8's share of the proceeds after closing expenses was $5,819,000. The sale resulted in a gain of approximately $229,000. NPI 8 had recorded a $1,063,000 provision for loss on disposition of this property during 1992. Net cash proceeds to NPI 8, after deducting closing expenses and $486,000 to purchase the third mortgage at a discount, were approximately $563,000.

   In February 1994, CPF XIX sold Plantation Forest Apartments, located in Atlanta, Georgia for $2,450,000. After assumption of the existing loan of $1,965,000 and costs of sale of $3,000, the proceeds to CPF XIX were $482,000. The net loss on the sale was $149,000.

   In February 1994, CPF XVIII sold Plantation Ridge Apartments, located in Marietta, Georgia for $15,353,000. The existing loans of $13,653,000 were assumed by the buyer at the time of sale. After assumption of the existing loans and costs of the sale of $210,000, proceeds to CPF XVIII were $1,490,000. For financial statement purposes, CPF XVIII recorded a $1,246,000 gain on sale of property.

6. OPERATING LEASES

   The Partnerships lease their residential properties under short-term operating leases. Lease terms are generally one year or less in duration. The Partnership expects that in the normal course of business, these leases will be renewed or replaced by other leases. Commercial office property leases vary from periods ranging up to five years. The future minimum rental payments to be received under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996, are as follows (in thousands):

1997.........  $279
1998.........   230
1999.........   110
2000.........    73
2001.........    45
Thereafter ..    --
              ------
               $737
              ======

   For commercial leases with scheduled rental increases, rental income is recognized on a straight-line basis over the life of the applicable leases. There is no assurance that this income will continue at the same level when the leases expire.

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

             NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

7. DISTRIBUTION PAYABLE

   NPI 6 declared a distribution of approximately $10,621,000 in 1996 payable to its partners. The distribution was paid in January 1997, with approximately $10,515,000 being paid to the limited partners and approximately $106,000 being paid to the Corporate General Partner. The distribution was from net proceeds from mortgage refinancings and cash from operations.

   NPI 7 declared a distribution of approximately $1,960,000 in 1996 payable to its partners. The distribution was paid in January 1997, with approximately $1,940,000 being paid to the limited partners and $20,000 being paid to the Corporate General Partner.

                                                                  SCHEDULE III

       NATIONAL PROPERTY INVESTORS AND CENTURY PROPERTIES PARTNERSHIPS

                   REAL ESTATE AND ACCUMULATED DEPRECIATION

                              DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

                                             INITIAL COST
                                         -------------------- -------------
                                                                   COST
                                                                CAPITALIZED
                                                BUILDINGS AND    (REMOVED)
                                                   PERSONAL    SUBSEQUENT TO
                            ENCUMBRANCES  LAND     PROPERTY     ACQUISITION
                            ------------ -----  ------------- -------------
Alpine Village
 Birmingham, AL............    $2,100    $  359    $ 3,515        $1,096
Autumn Run Apts.
 Naperville, IL ...........     9,100     1,462     14,957         1,003
Cherry Creek Gardens Apts.
 Englewood, CA ............     7,766     1,320     11,879         1,448
Colony at Kenilworth
 Towson, MA................     7,985     1,306     13,187         4,881
Cooper's Pointe Apts.
 Charleston, SC ...........     4,217       513      6,696           191
Cooper's Pond Apts.
 Tampa, FL ................     7,771     1,476     12,505           216
Copper Mill Apts.
 Richmond, VA .............     6,052       933      8,061           333
Creekside Apts.
 Denver, CO................     5,249     1,366      7,307         1,475
Fairview View I Apts.
 Baton Rouge, LA...........     4,000       762      7,048         1,115
Fairway II Apts.
 Baton Rouge, LA ..........     4,200     1,086      8,788           474
Four Winds Apts.
 Overland, KA .............     9,607     1,363     14,288           531
Gateway Park
 Dublin, CA ...............     1,518       484      1,135           176
Greenspoint Apts.
 Phoenix, AZ...............     8,900     2,165     11,199           426
Hampton Green
 Apts. Dallas, TX .........     5,755     2,086      9,474           568
Huntington Apts.
 Morrisville, NC ..........     3,583     1,368      9,233           715

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                            GROSS AMOUNTS AT WHICH CARRIED AT DECEMBER
                                             31, 1996
                            ------------------------------------------
                                   BUILDINGS AND
                                      RELATED
                                     PERSONAL             ACCUMULATED     DATE OF      DATE   DEPRECIABLE
                             LAND    PROPERTY     TOTAL   DEPRECIATION CONSTRUCTION  ACQUIRED LIFE--YEARS
                            ----- -------------  ------- ------------  ------------ --------  -----------
Alpine Village
 Birmingham, AL............ $  366    $ 4,604    $ 4,970    $ 3,003          1972    10/16/84    5-27.5
Autumn Run Apts.
 Naperville, IL ...........  1,458     15,964     17,422      6,080          1987      6/1/86      5-30
Cherry Creek Gardens Apts.
 Englewood, CA ............  1,320     13,327     14,647      6,419          1979      9/1/82      5-30
Colony at Kenilworth
 Towson, MA................  1,366     18,008     19,374     12,291          1967     3/15/84    5-27.5
Cooper's Pointe Apts.
 Charleston, SC ...........    510      6,890      7,400      2,954          1986     11/1/85      5-30
Cooper's Pond Apts.
 Tampa, FL ................  1,315     12,882     14,197      6,593       1979-81      3/1/83      5-30
Copper Mill Apts.
 Richmond, VA .............    929      8,398      9,327      3,156          1987      9/1/86      5-30
Creekside Apts.
 Denver, CO................  1,366      8,782     10,148      4,159          1974     10/1/82      5-30
Fairview View I Apts.
 Baton Rouge, LA...........    767      8,158      8,925      5,592          1974     5/31/84    5-27.5
Fairway II Apts.
 Baton Rouge, LA ..........  1,094      9,254     10,348      4,642          1981     11/1/84    5-27.5
Four Winds Apts.
 Overland, KA .............  1,357     14,825     16,182      5,494          1987      9/1/85      5-30
Gateway Park
 Dublin, CA ...............    487      1,308      1,795        684          1977     10/1/80      5-39
Greenspoint Apts.
 Phoenix, AZ...............  2,141     11,649     13,790      5,007          1986      2/1/84      6-30
Hampton Green
 Apts. Dallas, TX .........  2,086     10,042     12,128      4,375          1986     12/1/85      5-30
Huntington Apts.
 Morrisville, NC ..........  1,376      9,940     11,316      3,741          1986      2/1/88      5-29

                                                                  SCHEDULE III

       NATIONAL PROPERTY INVESTORS AND CENTURY PROPERTIES PARTNERSHIPS

            REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)

                              DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

                                          INITIAL COST
                                     --------------------- -------------
                                                                COST
                                                             CAPITALIZED
                                             BUILDINGS AND    (REMOVED)
                                                PERSONAL    SUBSEQUENT TO
                        ENCUMBRANCES   LAND     PROPERTY     ACQUISITION
                        ------------ ------  ------------- -------------
Lakeside Apts.
 Lisle, IL ............    $17,200    $2,087    $15,363        $3,378
Lakeside Place Apts.
 Houston, TX ..........     14,636     3,659     21,481         5,025
The Landings Apts.
 Tampa, FL ............      2,282       504      4,702           519
The Lodge Apts.
 Denver, CO ...........      5,775     1,575      8,580         1,808
McMillan Place Apts.
 Dallas, TX ...........     12,510     2,399     10,826           548
Misty Woods Apts.
 Charlotte, NC ........      5,407       429      6,846           277
Northwood I & II Apts.
 Pensacola, FL ........      5,000       478      7,919           991
Oak Run Apts.
 Dallas, TX ...........     10,626     6,218      8,713         1,762
Oakwood Village
 Orlando, FL ..........      4,012       589      7,181         1,626
Overlook Apts.
 Salt Lake City, UT  ..      8,049     1,082      8,225           701
Palisades Apts.
 Montgomery, AL .......      4,899       970      8,448         2,444
Patchen Place Apts.
 Lexington, KY ........      3,000       706      6,409         1,286
Phoenix Business Park
 Atlanta, GA ..........      2,578       746      5,176         2,412
The Pines Apts.
 Roanoke, VA ..........      3,517       579      6,521           671
Pinetree Apts.
 Charlotte, NC ........      2,241       493      3,873         1,726

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                        GROSS AMOUNTS AT WHICH CARRIED AT DECEMBER
                                         31, 1996
                        -------------------------------------------
                                BUILDINGS AND
                                   RELATED
                                  PERSONAL             ACCUMULATED     DATE OF      DATE   DEPRECIABLE
                         LAND     PROPERTY     TOTAL   DEPRECIATION CONSTRUCTION  ACQUIRED LIFE--YEARS
                        ------ -------------  ------- ------------  ------------ --------  -----------
Lakeside Apts.
 Lisle, IL ............ $2,093     $18,735    $20,828    $13,439       1973-75    12/18/80    5-27.5
Lakeside Place Apts.
 Houston, TX ..........  3,659      26,506     30,165     13,811       1976-78     12/1/80      5-30
The Landings Apts.
 Tampa, FL ............    504       5,221      5,725      2,706          1979      6/1/82      5-30
The Lodge Apts.
 Denver, CO ...........  1,577      10,386     11,963      4,886          1974     10/1/82      5-30
McMillan Place Apts.
 Dallas, TX ...........  2,427      11,346     13,773      5,072          1985      6/1/85      6-30
Misty Woods Apts.
 Charlotte, NC ........    434       7,118      7,552      3,061          1986      6/1/85      6-30
Northwood I & II Apts.
 Pensacola, FL ........    483       8,905      9,388      4,616          1981      7/1/85    5-27.5
Oak Run Apts.
 Dallas, TX ...........  6,218      10,475     16,693      5,037          1979     11/1/83      5-30
Oakwood Village
 Orlando, FL ..........    595       8,801      9,396      6,501          1973      8/3/82    5-27.5
Overlook Apts.
 Salt Lake City, UT  ..  1,078       8,930     10,008      4,053          1984      7/1/83      5-30
Palisades Apts.
 Montgomery, AL .......    976      10,886     11,862      8,515       1968-72     6/22/83    5-27.5
Patchen Place Apts.
 Lexington, KY ........    714       7,687      8,401      4,765          1971      7/1/85    5-27.5
Phoenix Business Park
 Atlanta, GA ..........    746       7,588      8,334      3,286          1980      5/1/82      5-39
The Pines Apts.
 Roanoke, VA ..........    584       7,187      7,771      4,152          1978      4/1/85    5-27.5
Pinetree Apts.
 Charlotte, NC ........    499       5,593      6,092      3,979          1974        7/80    5-27.5

                                                                  SCHEDULE III

       NATIONAL PROPERTY INVESTORS AND CENTURY PROPERTIES PARTNERSHIPS

            REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)

                              DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

                                                INITIAL COST
                                           --------------------- -------------
                                                                      COST
                                                                   CAPITALIZED
                                                   BUILDINGS AND    (REMOVED)
                                                      PERSONAL    SUBSEQUENT TO
                              ENCUMBRANCES   LAND     PROPERTY     ACQUISITION
                              ------------ ------  ------------- -------------
Place du Plantier Apts.
 Baton Rouge, LA ............    $ 3,800   $  840     $ 7,773        $1,197
Plantation Creek Apts.
 Atlanta, GA ................     15,788    2,653      20,827         1,990
Preston Creek Apts.
 Dallas, TX .................      4,500    2,118       5,793         1,211
Promontory Point
 Austin, TX .................      2,840    1,690      10,129          (180)
Rocky Ridge
 Birmingham, AL .............      1,450      323       2,972           966
Sandspoint Apts.
 Phoenix, AZ ................      9,887    2,124      13,158           761
Ski Lodge Apts.
 Montgomery, AL .............      6,800      672      11,587         2,627
South Point Apts.
 Durham, NC..................      4,600      859       7,686           570
St. Charleston Village Apts.
 Las Vegas, NV ..............      6,210      751       7,322         1,423
Stoney Creek Apts.
 Dallas, TX .................      6,995    1,803      12,509          (260)
Summerhill Apts.
 Dallas, TX .................      2,930    1,003       6,069           830
Summerwalk Apts.
 Winter Park, FL.............      4,557      427       6,347           561
Sun River Apts.
 Tempe, AZ ..................      6,278    1,102       8,770           784
Sunrunner Apts.
 St. Petersburg, FL .........      3,250      634       6,485           145
Torrey Pines Village Apts.
 Las Vegas, NV ..............      3,697      460       4,595         1,020

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                              GROSS AMOUNTS AT WHICH CARRIED AT DECEMBER
                                               31, 1996
                              -------------------------------------------
                                      BUILDINGS AND
                                         RELATED
                                        PERSONAL             ACCUMULATED     DATE OF      DATE   DEPRECIABLE
                               LAND     PROPERTY     TOTAL   DEPRECIATION CONSTRUCTION  ACQUIRED LIFE--YEARS
                              ------ -------------  ------- ------------  ------------ --------  -----------
Place du Plantier Apts.
 Baton Rouge, LA ............ $  844     $ 8,966    $ 9,810    $ 6,204          1974      5/1/84    5-27.5
Plantation Creek Apts.
 Atlanta, GA ................  2,655      22,815     25,470     10,025       1977-78      6/1/84      5-30
Preston Creek Apts.
 Dallas, TX .................  2,107       7,015      9,122      3,466          1979      8/1/81      5-30
Promontory Point
 Austin, TX .................  1,595      10,044     11,639      4,294          1984     10/1/85      5-30
Rocky Ridge
 Birmingham, AL .............    330       3,931      4,261      2,670          1973    10/16/84    5-27.5
Sandspoint Apts.
 Phoenix, AZ ................  2,146      13,897     16,043      6,058          1986      2/1/84      6-30
Ski Lodge Apts.
 Montgomery, AL .............    676      14,210     14,886      9,403          1977     7/19/84    5-27.5
South Point Apts.
 Durham, NC..................    863       8,252      9,115      4,197          1980      3/1/86    5-27.5
St. Charleston Village Apts.
 Las Vegas, NV ..............    743       8,753      9,496      4,920          1980      9/1/79      5-30
Stoney Creek Apts.
 Dallas, TX .................  1,689      12,363     14,052      5,461          1983      6/1/85      5-30
Summerhill Apts.
 Dallas, TX .................    999       6,903      7,902      3,600          1979      8/1/81      5-30
Summerwalk Apts.
 Winter Park, FL.............    431       6,904      7,335      4,806          1974    12/24/80    5-27.5
Sun River Apts.
 Tempe, AZ ..................  1,090       9,566     10,656      5,169          1981     11/1/80      5-30
Sunrunner Apts.
 St. Petersburg, FL .........    587       6,677      7,264      3,160          1981      7/1/84      6-30
Torrey Pines Village Apts.
 Las Vegas, NV ..............    455       5,620      6,075      3,095          1980      9/1/79      5-30

                                                                  SCHEDULE III

       NATIONAL PROPERTY INVESTORS AND CENTURY PROPERTIES PARTNERSHIPS

            REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)

                              DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

                                             INITIAL COST
                                        ---------------------- -------------
                                                                    COST
                                                                 CAPITALIZED
                                                 BUILDINGS AND    (REMOVED)
                                                    PERSONAL    SUBSEQUENT TO
                           ENCUMBRANCES   LAND      PROPERTY     ACQUISITION
                           ------------ -------  ------------- -------------
The Village Apts.
 Voorhees Township, NJ  ..   $ 11,058    $ 1,307    $ 17,121       $ 2,632
The Village in the Woods
 Apts. Cypress, TX........      9,813      2,852      20,915         (9,497)
Village of Pennbrook
 Falls Township, PA ......     19,300      1,972      18,245         5,505
Williamsburg on the Lake
 Indianapolis, IN ........      7,400        590      14,822         2,808
Willow Park Altamonte
 Springs, FL .............      2,968        567       5,218         1,073
Wood Creek Apts.
 Mesa, AZ ................     12,810      2,130      13,440           535
Wood Lake Apts.
 Atlanta, GA .............      7,649      1,206      10,980           612
Wood Ridge Apts.
 Atlanta, GA..............      8,883      1,632      12,321           781
Woods of Inverness Apts.
 Houston, TX .............      5,205      1,292      10,305        (2,622)
Plantation Crossing Apts.
 Atlanta, GA .............      5,182      1,062       7,576           417
                           ------------ -------  ------------- -------------
                             $363,385    $72,632    $532,500       $55,711
                           ============ =======  ============= =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                            GROSS AMOUNTS AT WHICH CARRIED AT DECEMBER
                                             31, 1996
                           ---------------------------------------------
                                    BUILDINGS AND
                                       RELATED
                                      PERSONAL              ACCUMULATED     DATE OF      DATE   DEPRECIABLE
                             LAND     PROPERTY      TOTAL   DEPRECIATION CONSTRUCTION  ACQUIRED LIFE--YEARS
                           ------- -------------  -------- ------------  ------------ --------  -----------
The Village Apts.
 Voorhees Township, NJ  .. $ 1,329    $ 19,731    $ 21,060    $ 10,703      1979-80      1/5/84    5-27.5
The Village in the Woods
 Apts. Cypress, TX........   1,500      12,770      14,270       6,083         1983     10/1/82      5-30
Village of Pennbrook
 Falls Township, PA ......   1,980      23,742      25,722      17,026         1973    12/15/81    5-27.5
Williamsburg on the Lake
 Indianapolis, IN ........     594      17,626      18,220      10,174      1974-76      3/1/86      5-27
Willow Park Altamonte
 Springs, FL .............     574       6,284       6,858       4,533         1973    12/13/82    5-27.5
Wood Creek Apts.
 Mesa, AZ ................   2,117      13,988      16,105       6,339         1985      5/1/84      5-30
Wood Lake Apts.
 Atlanta, GA .............   1,206      11,592      12,798       5,299         1983     12/1/83      5-30
Wood Ridge Apts.
 Atlanta, GA..............   1,632      13,102      14,734       5,875         1982      4/1/84      6-30
Woods of Inverness Apts.
 Houston, TX .............     905       8,070       8,975       4,167         1981      7/1/82      5-30
Plantation Crossing Apts.
 Atlanta, GA .............   1,062       7,993       9,055       3,614         1980        6/84      6-30
                           ------- -------------  -------- ------------
                           $70,634    $590,209    $660,843    $312,410
                           ======= =============  ======== ============

                       NATIONAL PROPERTY INVESTORS AND
                       CENTURY PROPERTIES PARTNERSHIPS

            REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)
                               DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                      ----------------------------------
                                                         1996        1995       1994
                                                      ----------  ----------  ----------
RECONCILIATION OF REAL ESTATE
Balance at beginning of year.........................  $670,026    $700,437   $730,969
 Property improvements ..............................    10,853       6,215      7,570
 Revaluation allowance on rental property sold ......        --          --     (3,073)
 Cost of rental property disposed of.................        --          --    (20,288)
 Disposal of properties..............................   (20,036)    (36,625)   (14,741)
                                                      ---------- ----------  ----------
 Balance at end of year..............................  $660,843    $670,027   $700,437
                                                      ========== ==========  ==========
Reconciliation of Accumulated Depreciation
Balance at beginning of year.........................  $298,584    $289,734   $278,090
 Additions charged to expense........................    22,464      23,551     24,382
 Allowance for impairment of rental properties sold
  or
  disposed of .......................................        --          --     (7,445)
 Disposal of properties .............................    (8,638)    (14,699)    (5,293)
                                                      ---------- ----------  ----------
Balance at end of year...............................  $312,410    $298,586   $289,734
                                                      ========== ==========  ==========

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Trustees of
Angeles Mortgage Investment Trust

We have audited the accompanying balance sheets of Angeles Mortgage Investment Trust (the "Trust") as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. We have also audited schedules III and IV. These financial statements and schedules are the responsibility of the Trust's management. Our responsibility is to express an opinion on the financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedules. An audit also includes assessing the accounting principles used and significant estimates made by the Trust's management, as well as evaluating the overall presentation of the financial statements and schedules. We believe that our audits provide a reasonable basis for our opinion.

At December 31, 1997, 50 percent of the Trust's notes receivable are due from partnerships which affiliates of Insignia Financial Group, Inc. ("Insignia") are the general partner. As discussed in Note 10, the Trust and an Insignia affiliate (Insignia Properties Trust) have executed a merger agreement subject to the approval of the Trust shareholders. If the merger is approved, the Trust's business activities as it relates to these related party notes receivable may be impacted due to overlapping management.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Trust at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Also, in our opinion the schedules present fairly, in all material respects, the information set forth therein.


BDO Seidman, LLP

Dallas, Texas
January 15, 1998

                      ANGELES MORTGAGE INVESTMENT TRUST

                                BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                      -----------------------------
                                                            NOTES          1997           1996
                                                       -------------- -------------  --------------
ASSETS
Notes receivable......................................     2,3,5,6
 Mortgage notes receivable, (including $16,344,000
  and $16,791,000 due from affiliates in 1997 and
  1996)...............................................                  $39,347,000   $ 26,043,000
 Promissory notes receivable, (including $6,714,000
  and $10,650,000 due from affiliates in 1997 and
  1996)...............................................                    6,789,000     14,175,000
                                                                      -------------  --------------
                                                                         46,136,000     40,218,000
 Allowance for estimated losses.......................                   (8,826,000)   (12,100,000)
                                                                      -------------  --------------
                                                                         37,310,000     28,118,000
Foreclosed real estate held for sale..................        4           4,521,000      5,070,000
Cash and cash equivalents.............................                    3,947,000      9,789,000
Accrued interest receivable...........................                      654,000        174,000
Prepaid expenses and other............................                       98,000        224,000
                                                                      -------------  --------------
   Total assets.......................................                  $46,530,000   $ 43,375,000
                                                                      =============  ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Accounts payable and accrued expenses ...............                  $   588,000   $    287,000
                                                                      -------------  --------------
   Total liabilities..................................                      588,000        287,000
                                                                      -------------  --------------
Commitments and contingencies ........................  1,2,3,4,6,10             --             --
Shareholders' equity:                                        8,9
 Class A Shares (2,617,000 in 1997 and 1996, issued
  and outstanding, $1.00 par value, unlimited shares
  authorized) ........................................                    2,617,000      2,617,000
 Class B Shares (1,675,113 issued and outstanding,
  $.01 value, unlimited shares authorized) ...........                       14,000         14,000
 Additional paid-in capital...........................                   50,199,000     50,199,000
 Accumulated distributions in excess of cumulative
  net income .........................................                   (6,888,000)    (9,742,000)
                                                                      -------------  --------------
   Total shareholders' equity.........................                   45,942,000     43,088,000
                                                                      -------------  --------------
   Total liabilities and shareholders' equity  .......                  $46,530,000   $ 43,375,000
                                                                      =============  ==============

   The accompanying notes are an integral part of the financial statements.

                      ANGELES MORTGAGE INVESTMENT TRUST

                           STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                             1997          1996          1995
                                                        ------------  ------------  -------------
REVENUE:
Interest income (including $2,954,000, $2,405,000, and
 $1,710,000 from affiliates in 1997, 1996 and 1995,
 respectively).........................................  $5,109,000   $ 6,419,000   $ 3,017,000
Rental income..........................................     266,000       321,000        96,000
Gain from sale of real property........................      80,000       184,000       435,000
Recovery of bad debt from Angeles Corporation
 settlement............................................          --            --    12,844,000
Recovery of other bad debts............................   1,744,000     3,126,000     3,110,000
                                                        ------------ ------------  -------------
  Total revenue........................................   7,199,000    10,050,000    19,502,000
                                                        ------------ ------------  -------------
COSTS AND EXPENSES:
Property operating expenses............................      56,000       180,000       262,000
Loss from sale of real property........................          --            --         3,000
Interest expense to bank...............................          --            --       227,000
Legal expenses.........................................     393,000      (257,000)      851,000
General and administrative.............................     958,000       858,000       835,000
Amortization...........................................      63,000        44,000        35,000
Income taxes...........................................     180,000       139,000            --
                                                        ------------ ------------  -------------
  Total costs and expenses.............................   1,650,000       964,000     2,213,000
                                                        ------------ ------------  -------------
INCOME BEFORE EXTRAORDINARY ITEM.......................   5,549,000     9,086,000    17,289,000
EXTRAORDINARY ITEM --Debt forgiveness .................          --            --     1,844,000
                                                        ------------ ------------  -------------
NET INCOME ............................................  $5,549,000   $ 9,086,000   $19,133,000
                                                        ============ ============  =============
PER CLASS A SHARE:
Net income before extraordinary........................  $     2.10   $      3.33   $      5.77
Extraordinary item.....................................          --            --          0.61
                                                        ------------ ------------  -------------
Net income.............................................  $     2.10   $      3.33   $      6.38
                                                        ============ ============  =============
Cash distributions.....................................  $     1.03   $      0.52   $        --
                                                        ============ ============  =============
Weighted average Class A Shares........................   2,617,000     2,704,375     2,968,532
                                                        ============ ============  =============

   The accompanying notes are an integral part of the financial statements.

                      ANGELES MORTGAGE INVESTMENT TRUST

                STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 Years ended December 31, 1997, 1996 and 1995

                                                                                ACCUMULATED
                                                                               DISTRIBUTIONS
                                                                 ADDITIONAL    IN EXCESS OF
                                      CLASS A       CLASS B       PAID-IN       CUMULATIVE
                                      SHARES        SHARES        CAPITAL       NET INCOME        TOTAL
                                   ------------ -------------  ------------- ---------------  -------------
Balance at January 1, 1995  ......  $3,394,000    $    14,000   $55,656,000    $(36,554,000)   $22,510,000
Class A Shares received from
 Angeles Corporation settlement  .    (567,000)            --    (3,687,000)             --     (4,254,000)
Purchase of Class B Share Option                                   (250,000)             --       (250,000)
Net income .......................          --             --                    19,133,000     19,133,000
                                   ------------ -------------  ------------- ---------------  -------------
Balance at December 31, 1995  ....   2,827,000         14,000    51,719,000     (17,421,000)    37,139,000
Purchase of Class A Shares  ......    (210,000)    (1,520,000)           --      (1,730,000)
Net income .......................          --             --            --       9,086,000      9,086,000
Cash distributions ...............          --             --            --      (1,407,000)    (1,407,000)
                                   ------------ -------------  ------------- ---------------  -------------
Balance at December 31, 1996  ....   2,617,000         14,000    50,199,000      (9,742,000)    43,088,000
Net income .......................          --             --            --       5,549,000      5,549,000
Cash distributions ...............          --             --            --      (2,695,000)    (2,695,000)
                                   ------------ -------------  ------------- ---------------  -------------
Balance at December 31, 1997  ....  $2,617,000    $    14,000   $50,199,000    $  (6,888,000)  $45,942,000
                                   ------------ -------------  ------------- ---------------  -------------

   The accompanying notes are an integral part of the financial statements.

                      ANGELES MORTGAGE INVESTMENT TRUST

                           STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------------
                                                                1997           1996           1995
                                                           -------------- -------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................  $  5,549,000    $ 9,086,000   $ 19,133,000
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net gain from sale of real property ......................       (80,000)      (184,000)      (432,000)
Amortization .............................................        63,000         44,000         35,000
Recovery of bad debt .....................................    (1,744,000)    (3,126,000)   (15,954,000)
Interest income in exchange of notes receivable or real
 property ................................................      (864,000)    (3,708,000)      (501,000)
Extraordinary gain .......................................            --             --     (1,844,000)
Decrease (increase) in interest receivable ...............      (480,000)        87,000       (108,000)
Decrease (increase) in prepaid expenses and other  .......        64,000        215,000       (326,000)
(Decrease) increase in accounts payable and accrued
 expenses ................................................       301,000         94,000        (61,000)
Increase (decrease) in unearned loan fee income  .........       115,000         56,000        (38,000)
                                                           -------------- -------------  --------------
Cash flows from (used in) operating activities  ..........     2,924,000      2,564,000        (96,000)
                                                           -------------- -------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of foreclosed real estate ...........................       (37,000)            --       (355,000)
Funding of notes receivable ..............................   (14,251,000)    (2,968,000)            --
Principal collections of notes receivable ................     7,552,000     10,256,000      9,056,000
Proceeds from sale of real estate ........................       665,000      1,845,000      1,952,000
Investment in securities .................................            --       (979,000)            --
Principal collections of investment in securities  .......            --        979,000             --
                                                           -------------- -------------  --------------
Cash flows from (used in) investing activities  ..........    (6,071,000)     9,133,000     10,653,000
                                                           -------------- -------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Draw on bank line of credit ..............................            --        430,000             --
Repayment of bank line of credit .........................            --       (430,000)    (3,500,000)
Repayment of cash advances from affiliate partnerships  ..            --             --     (6,682,000)
Purchase of Class B share option .........................            --             --       (250,000)
Distributions to shareholders ............................    (2,695,000)    (1,407,000)            --
Purchase of Class A shares ...............................            --     (1,730,000)            --
                                                           -------------- -------------  --------------
Cash flows used in financing activities ..................    (2,695,000)    (3,137,000)   (10,432,000)
                                                           -------------- -------------  --------------
Increase (decrease) in cash and cash equivalents  ........    (5,842,000)     8,560,000        125,000
Cash and cash equivalents:
At beginning of period ...................................     9,789,000      1,229,000      1,104,000
                                                           -------------- -------------  --------------
At end of period .........................................  $  3,947,000    $ 9,789,000   $  1,229,000
                                                           ============== =============  ==============
SUPPLEMENTAL OPERATING CASH FLOW DISCLOSURE:
 Cash received for interest ..............................  $  3,765,000    $ 2,798,000   $  2,213,000
 Cash paid for interest ..................................            --             --        312,000
Schedule of noncash financing and investing activities:
Carrying value of real estate in satisfaction of notes
 receivable with carrying values of $2,622,000 in 1996
 and $3,580,000 in 1995 ..................................  $         --    $ 2,019,000   $  3,969,000
Mortgage notes receivable from sale of real estate .......            --             --        700,000
Restructuring of past due interest into notes receivable .            --      2,625,000      1,914,000
Notes receivable from lawsuit settlement..................            --         75,000             --
Recovery of Class A stock in connection with Angeles
 Settlement ..............................................            --             --      4,254,000
Write-off of fully reserved note receivable ..............     1,530,000             --             --

   The accompanying notes are an integral part of the financial statements

                      ANGELES MORTGAGE INVESTMENT TRUST

                        NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION, BUSINESS ACTIVITIES AND SIGNIFICANT EVENTS

   Angeles Mortgage Investment Trust ("AMIT" or the "Trust") is an unincorporated California business trust, which was organized to qualify as a REIT for federal income tax purposes. AMIT was originally organized as a publicly held limited partnership that began offering limited partnership units on August 18, 1986 and commenced operations on July 9, 1987. In January 1989, the holders of a majority of the limited partnership units elected to transfer all of the partnership's assets to AMIT. Presently AMIT's capital structure consists of 2,617,000 outstanding AMIT Class A Shares and 1,675,113 outstanding AMIT Class B Shares. The AMIT Class A Shares are registered under the Exchange Act and listed on the American Stock Exchange under the symbol "ANM". Each AMIT Class A Share and each AMIT Class B Share is entitled to one vote with respect to all matters put before AMIT's shareholders.

   Angeles Funding Corporation ("AFC"), a wholly owned subsidiary of Angeles Corporation ("Angeles") served as advisor to AMIT until February 1993. Through AFC, AMIT had invested in various types of intermediate-term real estate loans (the "AMIT Loans"). Prior to December 1996, the majority of the AMIT Loans were made to partnerships that were once controlled by Angeles and are now controlled by Insignia Financial Group, Inc., a Delaware corporation, which through MAE GP, its affiliate, holds the Trust's Class B Shares, (Insignia Financial Group, Inc. and its affiliates are collectively referred to as "Insignia" in this document). These partnerships include private and public real estate limited partnerships which were formed to acquire, own and operate income-producing real properties. As of December 31, 1997, there were 23 AMIT Loans outstanding, with an aggregate portfolio balance of approximately $37 million, net of loan loss reserves, and AMIT owned as a result of foreclosures or receipt of deeds in lieu of foreclosure on certain assets securing certain AMIT Loans approximately $4.5 million of real property. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMIT."

   By virtue of its ownership of the Class B Shares, Insignia owns a 1% interest in the profits, losses, credits and distributions of the Trust and 39% of the Trust's total voting shares. As discussed in Note 7, "Notes to Financial Statements", the Trust and MAE GP entered into an agreement, effective April 1995, pursuant to which MAE GP granted to the Trust the option to purchase all the Class B Shares currently owned by MAE GP. The option is exercisable by the Trust in 2005 for approximately $94,000. During the 10 year period that the option is outstanding, all of the Class B Shares are required to vote, pursuant to an irrevocable proxy, with the majority of Class A Shares in connection with any proposal involving the Trust and Insignia or the election of any Trustee nominated by MAE GP which is an insider affiliate of MAE GP including Insignia. Such majority will be determined without consideration of the votes of "Excess Class A Shares," as defined in the Trust's Declaration of Trust. With respect to all other matters, MAE GP can vote the Class B Shares without restriction.

   Beginning in February 1993, AMIT faced significant liquidity problems caused by (i) the failure of a significant number of the obligors of the AMIT Loans (primarily partnerships controlled by MAE) to fully service outstanding debt obligations under their respective AMIT Loans, and (ii) Angeles' inability to fully service its debt obligations under its promissory note payable to AMIT or perform its other obligations to AMIT under its third party loan guarantees and shareholder distribution guarantees. As of February 1993, approximately 75% of the AMIT Loans were in payment default. In February 1993, Angeles informed AMIT that it was unable to perform its obligations under its guarantees because of liquidity problems caused by its inability to complete sales or refinancings of real estate assets, its inability to fully realize asset values in a continuing sluggish and depressed real estate market and the failure of the obligors of the AMIT Loans to service fully, if at all, their debt obligations to Angeles. On May 3, 1993, Angeles filed for protection under Chapter 11 of the federal bankruptcy code. Angeles' failure to perform under its guarantees, together with the defaults on AMIT Loans, resulted in AMIT's suspension of cash distributions to the holders of AMIT Class A Shares starting in February 1993 and resuming in February 1996. AMIT filed various claims against Angeles and eventually reached agreement with Angeles and the Committee of Creditors Holding Unsecured Claims of Angeles to settle all claims

                      ANGELES MORTGAGE INVESTMENT TRUST
between AMIT and Angeles. The settlement agreement was approved by the Bankruptcy Court in March 1995. Under the agreement, AMIT received over $15 million in cash, notes and AMIT Class A Shares.

   Since February 1993 (when AMIT terminated its advisory agreement with AFC), AMIT has restructured its loan portfolio and has paid in full its then outstanding bank loan of $20 million. However, certain AMIT Loans, which in the aggregate have a carrying value (net of loan loss reserves) of approximately $1.3 million (constituting approximately 3% of AMIT's net investments), are currently in default with respect to debt service obligations. AMIT's lending is primarily concentrated in secured and, to a lesser extent, unsecured real estate loans. The realizable value of real estate collateralizing notes receivable or acquired in loan foreclosure proceedings can only be determined based upon a sales negotiation between independent third parties in an arm's length transaction. In addition, considering that, in most cases, it is the proceeds of sale and/or refinancing which will enable AMIT to receive funds, the actual proceeds may be significantly impacted by the condition of the real estate industry at the time the principal amounts become due or properties sold. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMIT."

   AMIT will terminate December 31, 2003, unless extended to no later than December 31, 2015 by vote of the shareholders of AMIT, or by the AMIT Board to no later than December 31, 2020 without a vote of the shareholders of AMIT if the AMIT Board believes that termination at such time would result in material under-realization of the value of AMIT's assets. Upon liquidation of AMIT, disposition proceeds will be distributed to the shareholders.

   An entity will qualify for taxation as a REIT if it satisfies certain income and asset tests. Among these tests is a requirement that a certain percentage of assets constitute "real estate assets" and a certain percentage of income be derived from such assets. AMIT's loan assets are collateralized in a variety of ways, and some loans have not been collateralized. AMIT has not requested nor obtained an IRS determination that any of its assets qualify as a "real estate asset", and has not obtained an opinion of counsel that it currently qualifies as a REIT. If AMIT were to fail to qualify as a REIT in any taxable year, AMIT would not be allowed a deduction for dividend distributions in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. AMIT believes that it has operated in a manner designed to qualify as a REIT. However, if the Internal Revenue Service were successfully to challenge the qualification of AMIT's REIT assets, AMIT would be subject to federal income tax only after the utilization of AMIT's net operating losses.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF ACCOUNTING -- The financial statements of the Trust are prepared on the accrual basis and therefore, revenue is recorded as earned and costs and expenses are recorded as incurred. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates. Certain prior years amounts have been reclassified to conform to current year classifications.

   CASH AND CASH EQUIVALENTS -- For financial reporting purposes, the Trust considers cash and cash equivalents to include cash on deposit and amounts invested in money market funds with original maturity terms of less than 90 days.

   INTEREST RECOGNITION ON NOTES RECEIVABLE -- Interest income is recorded as earned in accordance with the terms of the loans. Interest income is not recorded on individual loans if the carrying value of the receivable exceeds the realizable value of the underlying collateral or if payments are in default in excess of two months.

                      ANGELES MORTGAGE INVESTMENT TRUST

   FORECLOSED REAL ESTATE HELD FOR SALE -- Foreclosed real estate is initially recorded at new cost, defined as the lower of original cost or fair value minus estimated costs of sale. After foreclosure, the excess of new cost, if any, over fair value minus estimated costs of sale is recognized in a valuation allowance. Subsequent changes in fair value either increases or decreases such valuation allowance. See "Allowance for Estimated Losses" below.

   ALLOWANCE FOR ESTIMATED LOSSES -- Valuation allowances are established by the Trust for estimated losses on notes receivable and properties held for sale to the extent that the investment in notes or properties exceeds the Trust's estimate of net realizable values of the property or collateral securing each note, or fair value if foreclosure is probable. The provision for losses is based on estimates using the direct capitalization of net operating income for the underlying properties. Capitalization rates have been determined by using micro and macro economic factors. Actual losses may vary from current estimates. Such estimates are reviewed periodically and any additional provision determined to be necessary is charged against earnings in the period in which it becomes reasonably estimated.

   REVENUE RECOGNITION ON SALE OF REAL ESTATE -- Sales of real estate are recognized when and to the extent permitted by Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate."

   INCOME TAXES--The Trust has elected to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code for each taxable year of operations. As a qualified REIT, the Trust is subject to income taxation at corporate rates on its REIT taxable income. However, the Trust is allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Trust to taxation at the shareholder level only. As of December 31, 1997 the Trust had no tax loss carryforwards.

   NET INCOME PER CLASS A SHARE -- The net income per Class A Share was based on 2,617,000, 2,704,375, and 2,968,532 weighted average Class A Shares outstanding during the years ended December 31, 1997, 1996 and 1995, respectively, after deduction of the Class B Shares' 1% interest. The Trust adopted Statement of Financial Accounting Standards No. 128 during 1997 and it had no effect on the financial statements.

   AMORTIZATION -- The Trust amortizes loan fees to interest income over the lives of the related Trust Loans. Loan fees and refinancing expenses paid by the Trust are amortized over the life of the relevant loans. The Trust amortizes leasing commissions to leasing commission expense over the term of the related leases.

   CONCENTRATION OF CREDIT RISK -- Financial instruments which potentially expose the Trust to concentrations of credit risk are primarily temporary cash investments and mortgage and promissory notes receivable. The Trust places its temporary cash investments with major financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Of all notes receivable, 50% are with partnerships who have previously defaulted on their obligations (see Note 3).

   INVESTMENT IN JOINT VENTURE -- The Trust's investment in joint venture is accounted for using the equity method since it is the Trust's intention to dispose of the joint venture interest.

   MARKET VALUE OF FINANCIAL INSTRUMENTS -- The Trust used the following assumptions in estimating the fair value of its notes receivable. For performing notes receivable, the fair value was estimated by discounting future cash flows using current interest rates for similar loans. For nonperforming notes receivable, the estimated fair value of the Trust's interest in the collateral property was used. The market value of notes receivable can only be determined based upon a sales negotiation between independent third parties in an arm's length transaction. Actual proceeds may be significantly impacted by the condition of the real estate industry at the time the principal amounts become due.

                      ANGELES MORTGAGE INVESTMENT TRUST

NOTE 3 -- NOTES AND INTEREST RECEIVABLE

   Notes receivable are collateralized by real property owned by the borrowers of such Trust Loans, or by an assignment of the limited partnership interest in the limited partnership that owns the property (but not the specific underlying property) or by a general obligation of the limited partnership that owns the property. All of the Trust's notes receivable collateralize the Trust's line of credit with a third party lender (see Note
6).

   Activity in the allowance for estimated loan losses was as follows:

                                      1997          1996           1995
                                 ------------- -------------  --------------
Balance at beginning of period    $12,100,000    $13,598,000   $ 26,595,000
Provisions for losses ..........           --      4,334,000      2,350,000
Deductions .....................   (3,274,000)    (5,832,000)   (15,347,000)
                                 ------------- -------------  --------------
Balance at end of period  ......  $ 8,826,000    $12,100,000   $ 13,598,000
                                 ============= =============  ==============

   The provisions for losses for 1996 and 1995 relate to debt modifications whereby unrecorded past due interest receivable was restructured as principal (see below).

   The deductions to the estimated loan losses relate primarily to the full or partial repayment of Trust loans and foreclosure of properties by either the Trust or the first lien holder, where the Trust is in a second position. During 1995 the Trust modified the Fox Run loans and capitalized approximately $1,914,000 of past due interest and default interest into the principal of the loans. The Trust reversed $1,800,000 of allowance for estimated loss relating to the Fox Run loans, based upon improved property performance, the commencement of modified debt service in the fourth quarter of 1995 and an anticipated refinancing of the mortgages on the property. In 1996 approximately $660,000 of deductions were due to the significant improvement of property performance underlying certain of the Trust loans.

   Included in the Trust's allowances for estimated losses on notes receivable is approximately $4.8 million relating to one loan, -a promissory note on a Waukegan, Illinois apartment complex, referred to as Fox Crest. The property has continued to improve in operations since February 1993, which may lead to some future recovery of some portion of this promissory note. The property still needs maintenance and capital improvements and has not provided the Trust with any debt service since February 1993 and no debt service is anticipated in the near future. The Trust has not reduced the allowance. There can be no assurances that the value in this property will exceed the first mortgage debt.

   During the quarter ended March 31, 1997 the Trust restructured a first mortgage referred to as LaSalle, on which the Trust had began foreclosure proceedings in 1996. In connection with the related loan modification, the Trust capitalized and recognized as interest income, approximately $409,000 of past due interest, late fees, default interest along with approximately $14,000 of out-of-pocket costs incurred by the Trust during the foreclosure process. The restructured loan required monthly interest only payments based upon the stated note rate of 11.5% on the reconstituted loan balance. In October 1997 this loan was paid in full.

   During the year ended December 31, 1997, four AMIT loans prepaid the total outstanding principal balances of approximately, $6,800,000 and another loan, referred to by the Trust as Northprior, made a substantial repayment in the amount of $340,000. The four loans, which made full repayments, are referred to by AMIT as Angeles Partners X ($614,000), Angeles Corporation ($3,450,000), Carriage Hills ($1,404,000) and LaSalle ($1,334,000). The
Northprior and Carriage Hill loans had been previously fully reserved for loan loss and as a result of the principal repayments AMIT realized recovery of bad debt in the amounts of $340,000 and $1404,000, respectively. In addition, the Carriage Hills loan repaid all past due interest in the amount of $237,000 which the Trust recognized as interest income in November 1997.

                      ANGELES MORTGAGE INVESTMENT TRUST

   During 1997 the Trust began receiving debt service on two loans which had been previously restructured in 1996, the Angeles Partners XIV and Brittany Point loans. The Angeles Partners XIV loan in October 1997 paid all past due interest in the amount of $82,000 and made a partial principal repayment of $48,000. During the first six months of 1997 the Brittany Point loan began making cash flow interest payments to the Trust and effective July 1997 began making monthly interest only payments at the stated interest rate of 12 1/2%. As a result of the commencement of monthly debt service and significant improvement of the property operations for the Brittany Point loan, the Trust in December 1997 realized as interest income $337,000 of past due interest.

   In December 1997 the Trust wrote-off a promissory note, with a principal outstanding balance of $1,530,000 referred to by the Trust as Vista Hills. Based upon the Trust's evaluation of the property operations and discussions with the borrower regarding the likelihood of foreclosure by the first lien holder in 1998 the Trust believed there would be no recovery in the future. The Borrower had indicated to the Trust that the property would most likely be foreclosed upon the first lien holder during 1998. The Trust had previously fully provided for loan loss reserves for this loan and did not realize any loss or gain from the sale.

   In February 1997, AMIT made its first new loan since January 1993, in the amount of $5,000,000, secured by first deeds of trust on three manufactured home parks located in Texas. This new loan requires interest only payments at 8.9% and matures in December 2003. In April 1997, AMIT made a second new loan in the amount of $2,950,000 secured by a first deed of trust on a 628,000 square foot industrial warehouse located in Martinsville, Virginia. This loan requires interest only payments at 11% and matures in April 1998. In June 1997 AMIT made a new first mortgage loan in the amount of $1,900,000 secured by four manufactured home parks located in Wyoming. The new loan requires interest only payments of 9.07% and matures in December 2003. In December 1997 AMIT made three first mortgage loans in the amounts and terms as follows: $1,300,500 on a 144,000 square foot office/warehouse facility located in Houston, Texas with an 8% interest rate, interest only payable monthly; $531,250 on a 56,080 square foot industrial/warehouse located in Aiken, South Carolina with an 8% interest rate, principal and interest payable monthly, with principal amortized over 20 years; and $2,185,000 on a 335,000 square foot industrial facility located in Jackson, Tennessee, initially monthly interest only payable at a rate of 10 1/2%, with the interest rated reduced to 230 basis points over ten-year Treasuries upon the debt coverage ratio increasing to a stipulated level. All three of these December 1997 first mortgage loans mature in December 2007.

   In December 1997 the Trust purchased a second mortgage loan for $384,000. This second mortgage loan is on a 186-unit apartment complex, Silver Ridge Apartments, located in Maplewood, Minnesota. The Silver Ridge second mortgage has a contract interest rate of 10% and a default rate of 12% and matured December 31, 1997. In addition, during 1997 the Trust obtained judgment liens against the Silver Ridge Apartments property based upon recourse provisions on other Trust loans. Through one of these judgment liens the Trust successfully foreclosed on the property in October 1997 and will be the owner of the property after a twelve-month redemption period which ends in October 1998. Silver Ridge Apartments is also encumbered by a $4.5 million first mortgage held by an independent third party.

   As of December 31, 1997, the Trust has signed and proposed commitments to fund approximately $1 million of new loans.

   During 1996, the Trust began foreclosure proceedings on three industrial properties in Cleveland, Ohio that represent additional collateral available to the Trust through recourse provisions of a failed loan referred to as Marina Plaza. Although the properties are heavily indebted and in need of maintenance and capital improvements, the Trust has received early indications of sales value from potential purchasers that may provide recovery of approximately $300,000 which would be recognized as income after foreclosure and sale of these properties.

                      ANGELES MORTGAGE INVESTMENT TRUST

   As reported by the Trust in 1995, the Trust loan referred to as North Prior defaulted on its obligation to the Trust as well as to the senior lender on the property. The property was sold just prior to foreclosure with proceeds sufficient to pay the senior lender the full amount of the senior obligation. Proceeds above the senior obligation were escrowed for potential use in an environmental remediation that occurred prior to the foreclosure and sale. Approximately $870,000 remains in the escrow and in January 1998 a site closure letter was received from the state environmental government authority. The Trust will recognized income for amounts, when and if, received from escrow, which is anticipated to occur in 1998.

   During 1996 the Trust modified five loans referred to as Brittany Point, Fox Crest, Carriage Hills, Vista Hills and Angeles Partners XIV-Waterford. In connection, with the modifications, the Trust extended the maturity dates on all of the loans except for Angeles Partners XIV-Waterford, to December 31, 2000, March 1, 2003, September 1, 2000 and September 1, 2002, respectively, and capitalized approximately $320,000, $1,765,000, $204,000, $230,000 and
$134,000, respectively, of past due interest into principal. The modified notes require payments only out of cash flows provided by the properties. The Trust did not recognize any interest income in connection with these loan modifications.

   During the last quarter of 1996 the Trust modified and received a significant repayment on two of the Trust's largest loans. In October 1996, the Arrowhead Joint Venture $6 million loan (which was previously secured only by a partnership interest), along with a related $1.2 million unsecured preferred partnership distribution interest ("Preferred Interest"), was restructured to a $9 million first trust deed mortgage, with a current effective interest rate of 10.20% reducing to a 9.8% rate upon repayment of $1.5 million which is scheduled to occur in late 1998. The restructuring has resulted in the Trust significantly strengthening the collateral on this loan along with increasing the annual debt service on this loan by approximately $400,000. The $1.2 million Preferred Interest was originally acquired in the settlement with Angeles (see Note 9 of Notes to Financial Statements) and was previously valued at zero as it had an indeterminable value when it was acquired. In addition, the Trust capitalized approximately $1.7 million in deferred interest that was not previously recognized in income, as full recovery of such interest was until the modification, considered doubtful.

   In December 1996, the Trust received approximately $7 million from its three Fox Run mortgages as a result of the borrower refinancing the property. The $7 million of cash proceeds represented the full repayment of approximately $6.7 million of principal on these three loans with the remainder representing a portion of the accrued interest associated with the loans. In addition to this repayment, the Trust took back a new third mortgage on the Fox Run property in the amount of $875,000. The $875,000 is comprised of approximately $425,000 of the remaining accrued interest from the three Fox Run loans and approximately $450,000 of accrued interest and principal on the Angeles Partners XI-Harbour Landing promissory note. The Trust recognized $2 million of bad debt recovery on this transaction, and approximately $900,000 of interest income from accrued interest not previously recognized, as full recovery of such interest was not reasonably assured until the repayment.

   In addition, in December 1996 the Trust acquired, at par, three first mortgage loans from an unaffiliated third party for approximately $2.9 million. These mortgages are on three properties known as Hospitality Inns (three separate properties and locations) on which the Trust held three second mortgages. All of these six mortgages matured in October 1996. The Trust restructured the first and second mortgage loans on these three properties effective April 30, 1997. The loan modifications for each property provided that the first and second mortgages be combined into one first mortgage loan. In addition to combining the first and second mortgages on each property, the Trust also capitalized and recognized as interest income, a total of approximately $440,000 of accrued interest and late fees for all three loans. Each restructured loan requires monthly principal and interest based upon the stated note rate of 11% for two of the loans and 11.25% for the third loan on the reconstituted loan balance, with principal paid based on a 30-year amortization. The current monthly debt service the Trust receives from this restructuring is $50,000. The Trust also received a one-point loan fee in conjunction with the loan restructuring totaling approximately $52,000.

                      ANGELES MORTGAGE INVESTMENT TRUST

Notes receivable are summarized as follows:

                                                              DECEMBER 31,
                                        ---------------------------------------------------------
                                                    1997                         1996
                                        ---------------------------- ----------------------------
                                          ESTIMATED                    ESTIMATED
                                          FAIR VALUE    BOOK VALUE     FAIR VALUE    BOOK VALUE
                                        ------------- -------------  ------------- -------------
MORTGAGE NOTES RECEIVABLE:
First trust deeds, primarily requiring
 monthly interest only payments
 ranging from 8% to 12.5%, maturing
 through December 2007 ................  $34,510,000    $33,038,000   $18,385,000    $17,868,000
Second trust deeds, requiring monthly
 interest only payments ranging from
 10% to 12.5%, maturing through
 December 2000 ........................    4,113,000      5,680,000     4,790,000      7,427,000
Third trust deed, requiring monthly
 interest and principal payments of
 11.25%, maturing January 2002.........      872,000        872,000       875,000        875,000
                                        ------------- -------------  ------------- -------------
                                          39,495,000     39,590,000    24,050,000     26,170,000
Less: Unearned loan fees...............                    (243,000)                    (127,000)
                                                      -------------                -------------
   Net mortgage notes receivable ......                  39,347,000                   26,043,000
PROMISSORY NOTES RECEIVABLE:
Promissory notes receivable, requiring
 monthly interest payments ranging
 from 8% to 12.5%, maturing through
 March 2003 (See Note 5) ..............    2,697,000      6,789,000     7,314,000     14,175,000
                                        ------------- -------------  ------------- -------------
   Notes Receivable....................  $42,192,000    $46,136,000   $31,364,000    $40,218,000
                                        ============= =============  ============= =============

   At December 31, 1997 mortgage notes receivable of $3,735,000 and promissory notes receivable of $1,539,000, all of which are due from affiliates, are in default.

   With respect to the promissory notes receivable as of December 31, 1997, $4,764,000 is secured by partnership interests and other loans and $2,024,000 are general obligations of partnerships or individuals. The underlying properties are not collateral for such loans.

   During year ended December 31, 1995, debt holders senior to the debts of the Trust foreclosed upon two Trust Loans referred to as Marina Plaza and Burnhamthorpe, respectively. Both loans had been fully reserved for loss. However, due to recourse provisions on the Marina Plaza loan, the Trust was able to obtain title to a property having an estimated value of $300,000.

   Scheduled maturities of notes receivable due subsequent to December 31, 1997 are, $5,236,000 in 1998, $7,504,000 in 1999, $1,645,000 in 2000,
$1,567,000 in 2001, $6,081,000 in 2002 and $19,072,000 thereafter. It is likely that the scheduled maturity dates, for certain of the notes, will be extended.

NOTE 4 -- REAL ESTATE HELD FOR SALE

   In August 1993, the Trust foreclosed on a parcel of land located in Houston, Texas, referred to by the Trust as "Martinique", for which it held a first trust deed mortgage. The Trust did not recognize a loss on foreclosure in 1993 in excess of the reserve of $600,000 previously provided. The property was sold in December 1995, for $1.5 million and the Trust received net cash proceeds of approximately $1,371,000. The Trust realized a $3,000 loss on the sale.

                      ANGELES MORTGAGE INVESTMENT TRUST

   In 1994, the Trust began a foreclosure action on a $1,500,000 first trust deed mortgage held on a property referred to as 4851 Van Epps, an industrial warehouse located in Cleveland, Ohio. The Trust had previously provided a loss reserve of $600,000 on this loan. In September 1995 the Trust obtained title to the property through a deed-in-lieu of foreclosure. In October 1995 the Trust sold the property for $1,370,000, taking back a $700,000 first trust deed mortgage on the property and received net cash proceeds of approximately $580,000. The Trust realized income of $435,000 from the sale.

   In January 1994, the Trust acquired, through a foreclosure on its loan of $3,600,000, a 220-unit apartment complex located in Decatur, Georgia. The foreclosure resulted in no loss in 1994 as the reserve of $430,000 had been previously provided. See Note 3. In April 1994, the Trust sold the property and received net cash proceeds of approximately $3.3 million. The Trust recognized income of $2,000 from the sale.

   The Trust obtained title to the 4705 Van Epps property through a deed-in-lieu of foreclosure in August 1995. The Trust had obtained a judgment lien of approximately $2.7 million on this property as a result of recourse provisions in the $2 million note referred to as Marina Plaza. In consideration of the deed-in-lieu of foreclosure, the Trust agreed to reduce the judgment lien by $500,000 and a payment of $5,000. The 4705 Van Epps property had a $343,000 delinquent first mortgage from an independent financial institution which the Trust was required to pay upon transfer of title to the Trust. The Trust recorded this property at $500,000 and recognized approximately $151,000 as recovery of bad debt. The property was sold in February 1996 for $752,000, received net cash proceeds of approximately $677,000 and realized a $184,000 gain on the sale.

   In August 1996, the Trust foreclosed on a 443 unit mobile home park located in Belton, Missouri, referred to by the Trust as Springdale Lake Estates MHP ("Springdale"), for which it held a second trust deed mortgage in the amount of $1,720,000 and had capitalized foreclosure costs of approximately $2,000. Upon taking title to Springdale, the Trust assumed a first mortgage on the property in the amount of approximately $2,800,000. The Trust did not recognize any loss from the foreclosure as a reserve of $531,000 had been previously provided. In October 1996, the Trust sold Springdale for $4,000,000 and received net cash proceeds of approximately $1,112,000 with no gain or loss recognized on the sale.

   As of December 31, 1997, the Trust owned three real estate properties held for sale, referred to as University Center Phase IV a 56,000 square foot retail center and University Center Phase I & II, a 51,200 square foot warehouse office space, both of these properties are located in Fridley, Minnesota, and a 240-acre parcel of raw land referred to as Colony Cove located in Ellenton, Florida.

   The Trust foreclosed on University Center Phase IV in December 1995, on which it held a $1,800,00 first trust deed mortgage. This note contained recourse provisions, accordingly, the Trust received as a function of the foreclosure action, a judgment lien in the amount of $464,000 on a property called University Center Phase I & II. As the Trust had two additional loans with the same borrower, the borrower agreed to deed-in-lieu of foreclosure the University Center Phase I & II property in consideration of reducing the principal loan balance by $880,000 on a second trust deed mortgage held by the Trust in the original amount of $2,600,000, known as Springdale Lake Estates. The Trust recorded the University Center Phase I and II property at $1,100,000, its estimated fair market value.

   In October 1997 and previously in April 1996, the Trust foreclosed on a 40 and an adjacent 200 acre parcel of land, respectively, located in Ellenton, Florida, referred to by the Trust as "Colony Cove", for which it held a first trust deed mortgage in the amount of $1,572,000 on the 200-acres and had recourse, through provisions on the mortgage note, allowing the foreclosure on the adjacent 40-acres. In conjunction with the foreclosures, the Trust incurred approximately $178,000 in expenses, which have been capitalized into the cost of the property. The Trust did not recognize any income or loss from the foreclosure. During 1997 the Trust entered into a contract to sell approximately 224 acres of this property zoned residential for $8,500 per acre. The contract requires the sale to close in the latter part of 1998,

                      ANGELES MORTGAGE INVESTMENT TRUST
although there can be no assurances that this transaction will occur. Subsequent to 1997, in January 1998 the Trust garnished cash of approximately $160,000 held by the borrower based upon the recourse provisions of the mortgage note. The $160,000 reduced the capitalized cost of the property.

   In June 1996, the Trust obtained through foreclosure a 57% joint venture interest in a 160-acre parcel of land in Ocala, Florida. This property was collateral for a Trust loan in the amount of $1,050,000, referred to as "Rolling Greens." The Trust did not recognize any loss on the foreclosure as a reserve of $465,000 had been previously provided. This property was sold in 1997 and the Trust received approximately $665,000 and realized a gain of $80,000 on the sale.

NOTE 5 -- ANGELES PROMISSORY NOTE RECEIVABLE

   The Trust had provided Angeles with a $10,000,000 promissory note receivable secured by real estate, expiring May 31, 1993. At December 31, 1994, outstanding borrowings on the note were $9,255,000. As a result of the Angeles settlement as discussed in Note 9 the Trust received over $15 million in cash, notes and stock to settle this note along with other matters. The new note in the amount of $6,100,000 received from Angeles in the settlement was fully repaid during 1997.

NOTE 6 -- NOTE PAYABLE TO BANK

   The Trust's line of credit with the Bank, in the amount of $5 million requires monthly interest only payments based upon prime plus 1/2% and matures April 30, 1998. The line of credit with the Bank allows the Trust to draw on such line to facilitate the foreclosure process on Trust Loans. In August 1995 the Trust drew down on such line of credit in the amount of $343,000 in order to pay-off the first trust deed on a property obtained through a deed-in-lieu of foreclosure (see Note 4). As of December 5, 1995, the Trust paid off the remaining outstanding balance on the line of credit. In June 1996, the Trust drew down for a three day period of time $480,000. During 1997 the Trust did not draw on the line of credit and as of December 31, 1997 the Trust has no outstanding borrowings with the Bank.

   The Trust's average month-end borrowings on the working capital line of credit were $0 in 1997 and 1996. In conjunction with the financing, the Trust paid loan fees of $25,000, $19,000, and $43,000 in 1997, 1996 and 1995,
respectively.

NOTE 7 -- RECORDED CASH ADVANCES FROM AFFILIATED PARTNERSHIPS AND PROPOSED SETTLEMENT WITH INSIGNIA

   In July 1993, the Trust had filed a lawsuit challenging the Trust's indebtedness and any liability for principal and interest relating to funds allegedly loaned to the Trust by eight partnerships. The balance outstanding on these alleged loans, as of December 31, 1994, was $7,585,000 along with accrued interest of approximately $941,000. Cross complaints were filed against the Trust by certain of the lending partnerships in this same lawsuit seeking, among other things, repayment in full of the alleged loans. Effective March 31, 1995, the following settlement was consummated between the Trust and seven partnerships, Insignia and affiliates of Insignia. Funds were paid to such entities on April 14, 1995 as follows:

   o  the Trust paid approximately, $5,752,000 in cash;

   o the Trust purchased, for $250,000, an option from MAE GP Corporation, an affiliate of Insignia, to purchase all the Class B Shares of the Trust currently owned by the affiliate. Such holdings represent 100% of the Trust's outstanding Class B Shares. The option is exercisable by the Trust in 10 years for approximately $94,000. During the 10 year period the option is outstanding all of the Class B Shares will be voted, pursuant to an irrevocable proxy, with the majority of Class A Shares in connection with any proposal involving the Trust and Insignia or any affiliate thereof or

                      ANGELES MORTGAGE INVESTMENT TRUST
      election of any Trustee nominated by or affiliated with Insignia. Such majority will be determined without consideration of the votes of "Excess Class A Shares," as defined in the Trust's Declaration of Trust. With respect to all other matters the affiliate of Insignia can vote the Class B Shares without restriction.

   In addition, one partnership, not affiliated with Insignia, having an alleged loan to the Trust of $1,150,000 along with accrued interest of approximately $145,000 as of March 31, 1995, reached an agreement with the Trust for a settlement of all claims between the Trust and the partnership. Pursuant to this agreement the Trust paid a total of $930,000 of cash on May 9, 1995, upon execution of the settlement agreement.

   As a result of this settlement the Trust recognized an extraordinary gain of $1,844,000 summarized as follows:

Recorded cash advances from affiliated partnerships...................  $ 7,585,000
Accrued interest on recorded cash advances through 12/31/94 ..........      941,000
                                                                       -------------
   Total recorded liabilities relating to recorded cash advances .....    8,526,000
Less:
Settlement of principal and interest on Insignia related
 partnerships.........................................................   (5,686,000)
Additional interest due on settlement of Insignia related
 partnerships.........................................................      (66,000)
Settlement of principal on non-Insignia related partnership ..........     (930,000)
                                                                       -------------
   Extraordinary gain.................................................  $ 1,844,000
                                                                       =============

NOTE 8 -- SHAREHOLDERS' EQUITY

   The Shares of the Trust are of two classes: Class A Shares (par value $1.00 per share) and Class B Shares (par value $.01 per share). There is no limit on the number of either Class A or Class B Shares which the Trust is authorized to issue. Class A and Class B Shares are each entitled to one vote per share with respect to the election of Trustees and other matters.

   In 1995, the Trust purchased, for $250,000, an option from MAE GP Corporation, an affiliate of Insignia to purchase all the Class B Shares of the Trust currently owned by the affiliate. Such holdings represent 100% of the Trust's outstanding Class B Shares. The option is exercisable by the Trust in 10 years for approximately $94,000. During the 10 year period the option is outstanding, all of the Class B Shares will be voted, pursuant to an irrevocable proxy, with majority of Class A Shares in connection with any proposal involving the Trust and Insignia or any affiliate thereof or election of any Trustee nominated by or affiliated with Insignia. The majority will be determined without consideration of the votes of "Excess Class A Shares," as defined in the Trust's Declaration of Trust. With respect to all other matters, the affiliate of Insignia can vote the Class B Shares without restriction.

   In November 1996, the Trust's Board of Trustees adopted a Shareholders Rights Plan and declared a dividend of one Right on each outstanding share of the Trust's Class A Shares to stockholders of record on November 18, 1996. The Rights are exercisable if a person or group acquires 20% or more of the Trust's Class A Shares or announces or commences a tender offer for 20% or more of the such shares. When a person or group acquires such 20%, each exercisable Right will entitle its holder (other than such person or group) to purchase, at the Right's then-current exercise price, a number of the Trust's Class A Shares having a market value of twice such price. In addition, if the Trust is acquired in a merger or other business combination transaction after a person has acquired 20% or more of the Trust's outstanding Class A Shares, each right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Trust's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Trustees. The Board of

                      ANGELES MORTGAGE INVESTMENT TRUST

Trustees is also authorized, under certain circumstances, to reduce the 20% threshold referred to above to not less than 10%. The Rights will expire on December 31, 2003 unless otherwise extended by the Board of Trustees.

   The Board of Trustees of the Trust has authorized the Trust to repurchase, in open market transactions, up to 10% of its Class A Shares. The Trust has repurchased 43,800 shares under this program. There were no purchases in the open market in 1997, 1996 and 1995 however the Trust acquired 209,700 Class A Shares for $1,730,000 less $764,000 in expenses, in settlement of actions it had brought against certain third parties.

   In February 1993, the Trust's policy of distributing monthly the net cash from operations to its Class A shareholders was temporarily suspended as a result of the failure of the Insignia Partnerships and partnerships affiliated with Angeles to fully service their Trust Loan obligations and Angeles' inability to perform its guarantee of a minimum annual distribution of $2.00 per Class A Share through May 1994 or meet its obligations under its promissory note receivable with the Trust because of its own liquidity problems. The Trust made shareholder distributions aggregating $1.03 and $0.52 per share in 1997 and 1996, respectively, and made no distributions in 1995. In December 1997, the Board of Trustees of the Trust declared a $.32 per share dividend payable on February 11, 1998, to shareholders of record on January 13, 1998.

NOTE 9 -- SETTLEMENT WITH ANGELES CORPORATION

   Angeles had been unable to service its debt obligations under its promissory note receivable with the Trust or perform its obligations under its guarantees of the Trust's Loans. In May 1993 Angeles filed for protection under Chapter 11 of the federal bankruptcy code. Angeles's failure to perform under its debt obligations and guarantees with the Trust together with other matters, resulted in the March 1994 filing by the Trustees, on behalf of the Trust, of substantial claims against Angeles in a proof of claim in the Angeles bankruptcy.

   The Trust reached agreement with Angeles and the Committee of Creditors Holding Unsecured Claims of Angeles to settlement of all claims between the Trust and Angeles. The settlement agreement was approved by the Bankruptcy Court under a plan of reorganization and the Trust received on April 14, 1995, after the effective date of Court approval (March 31, 1995), the following:

   o  cash of $6.0 million;

   o collateralized note payable of $6,100,000 due December 31, 1998, interest paid quarterly at prime plus 1% not to exceed 8.5%;

   o 567,326 Class A Shares of the Trust, owned by Angeles, representing 16% of the then total outstanding Class A Shares of the Trust;

   o  payment of $1 million on a third party claim;

   o assignment of a third party preferred interest with a face value of $1.2 million; and

   o  a release of all claims on behalf of Angeles against the Trust.

   The $6.1 million note is collateralized with a pledge of Angeles's limited partnership interest in a limited partnership whose assets are comprised of notes and receivables from various real estate investment partnerships. This note was paid in full during 1997.

   The third party $1.2 million preferred interest received in the settlement had an indeterminable value when acquired and therefore was recorded at zero.

                      ANGELES MORTGAGE INVESTMENT TRUST

   The settlement transaction with Angeles resulted in the Trust recording $12,844,000 as recovery of bad debt, summarized as follows:

Consideration received in settlement:

Cash ...................................................................  $ 6,000,000
Collateralized note ....................................................    6,100,000
Third party subordinated note ..........................................    1,200,000
Reimbursement for third party claim ....................................    1,000,000
567,326 Class A Trust Shares (valued as of effective date of
 settlement, $7.50/Class A share) ......................................    4,254,000
Other ..................................................................      745,000
                                                                         -------------
   Total ...............................................................   19,299,000
Less:
Repayment of Angeles note receivable, net of reserve ...................   (4,255,000)
Reserve for third party subordinated note ..............................   (1,200,000)
Payment of third party claim ...........................................   (1,000,000)
                                                                         -------------
   Recovery of bad debt from Angeles Settlement ........................  $12,844,000
                                                                         =============

NOTE 10 -- PROPOSED MERGER

   On July 18, 1997, AMIT, IPT, Insignia and MAE GP entered into the Merger Agreement which, provides for, among other things, the Merger of AMIT with and into IPT, with IPT surviving the Merger. Upon consummation of the Merger the separate existence of AMIT will cease. A Special Meeting of AMIT shareholders will be called to consider and vote on proposals to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the merger of AMIT with and into IPT, with IPT being the surviving entity (the "Merger"), and approve the amendment of AMIT's Declaration of Trust (the "Trust Amendment") to permit AMIT to merge and consolidate with other entities subject to the required vote of the AMIT Board and AMIT's shareholders (collectively, the "Merger Proposal"). It is currently expected that the Special Meeting of Shareholders will convene in mid 1998. A proxy statement will be circulated to all AMIT shareholders in advance of the meeting, containing information on the proposed merger.

   Pursuant to the Merger Agreement, each outstanding AMIT Class A Share will be converted into IPT Common shares (the "Class A Exchange Ratio"). The Class A Exchange Ratio is determined by adjusting the base exchange values set in the Merger Agreement of $16.25 per AMIT Class A Share and $10.00 per IPT Common Share to account for dividends paid by AMIT since December 31, 1996 and by IPT since January 31, 1997. The Class A Exchange Ratio is subject to further adjustment should either AMIT or IPT declare any additional dividends prior to the Merger. No fractional IPT Common Shares will be issued. In lieu of any fractional shares, an AMIT shareholder otherwise entitled to a fractional IPT Common Share will receive cash from IPT in an amount determined by multiplying such fractional share amount by the IPT Share Value.

   During the year ending December 31, 1997, Insignia paid approximately $1 million for professional and legal fees on behalf of the Trust with regard to the proposed merger.

                      ANGELES MORTGAGE INVESTMENT TRUST

NOTE 11 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

   The following table sets forth the selected quarterly financial data for the Trust (in thousands except for per share amounts).

                                               QUARTER ENDING
                                 ------------------------------------------
1997                              12/31/97    9/30/97   6/30/97    3/31/97
----                             ---------- ---------  --------- ----------
Revenue.........................   $3,118     $1,088     $1,758    $1,235
Net income......................   $2,427     $  778     $1,462    $  882
PER CLASS A SHARE
Net income......................   $ 0.92     $ 0.29     $ 0.55    $ 0.33
Weighted average Class A Shares
 outstanding....................    2,617      2,617      2,617     2,617

                                               QUARTER ENDING
                                 ------------------------------------------
1996                              12/31/96    9/30/96   6/30/96    3/31/96
----                             ---------- ---------  --------- ----------
Revenue.........................   $7,387     $  878     $  631    $1,154
Net income......................   $6,780     $  562     $1,033    $  711
PER CLASS A SHARE
Net income......................   $ 2.56     $ 0.21     $ 0.37    $ 0.25
Weighted average Class A Shares
 outstanding....................    2,617      2,617      2,757     2,827

                      ANGELES MORTGAGE INVESTMENT TRUST
           SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                              December 31, 1997

                                                                     COST CAPITALIZED
                                                INITIAL COST TO       SUBSEQUENT TO
                                                     TRUST             ACQUISITION
                                               ---------------  --------------------------
                                                   BUILDING
                                                   AND LAND                      CARRYING
          DESCRIPTION            ENCUMBRANCES    IMPROVEMENTS    IMPROVEMENTS     COSTS
         -------------          -------------- ---------------  --------------  ----------
University Center Phase IV ....                   $1,800,000           --           --
Retail Shopping
Friedly, Minnesota
University Center Phase I &
 II............................                    1,100,000           --           --
Warehouse Office
Friedly, Minnesota
Colony Cove....................                    1,714,000           --           --
Raw Land
Ellenton, Florida
                                -------------- ---------------  -------------- ----------
  Total........................       $0          $4,614,000          $ 0          $ 0
                                ============== ===============  ============== ==========

                                                                                                     LIFE ON WHICH
                                                                                                      DEPRECIATION
                                    GROSS AMOUNT                                                       IN LATEST
                                      AT WHICH                                                           INCOME
                                CARRIED AT CLOSE OF   ACCUMULATED       DATE OF                        STATEMENTS
          DESCRIPTION               PERIOD(1)(2)      DEPRECIATION   CONSTRUCTION    DATE ACQUIRED    IS COMPUTED
         -------------          -------------------   ------------  --------------   -------------  ---------------
University Center Phase IV ....      $1,671,000             0            1975      Dec.'95                N/A
Retail Shopping
Friedly, Minnesota
University Center Phase I &
 II............................       1,100,000             0            1975      Nov.'95                N/A
Warehouse Office
Friedly, Minnesota
Colony Cove....................       1,750,000             0             N/A      Apr.'96 &              N/A
Raw Land.......................                                                    Oct.'97
Ellenton, Florida
                                ------------------- --------------
  Total .......................      $4,521,000            $0
                                =================== ==============

------------
Footnotes To Schedule XI -- Real Estate And Accumulated Depreciation
(1)    Reconcilation of real property investment:

Balance at January 1, 1995
  Additions during period:  .....   $ 1,400,000
  Acquisition through foreclosure   $ 4,312,000
  Deductions during period  .....   $(2,312,000)
                                  --------------
  Balance at December 31, 1995  .   $ 3,400,000
                                  --------------
Additions during period:
  Acquisition through foreclosure   $ 3,490,000
  Deductions during period  .....   $(1,820,000)
                                  --------------
Balance at December 31, 1996  ...   $ 5,070,000
                                  --------------
  Additions during period:
  Acquisition through foreclosure   $    36,000
  Deductions during period  .....   $   (585,000)
                                  --------------
Balance at December 31, 1997  ...   $ 4,521,000
                                  --------------

(2)    The carrying value for federal income tax purposes is $4,521,000.

                      ANGELES MORTGAGE INVESTMENT TRUST
                  SCHEDULE IV--MORTGAGE LOANS ON REAL ESTATE
                              DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                                                                            PRINCIPAL
                                                                                                             AMOUNT
                                                                                                            OF LOANS
                                                                                                           SUBJECT TO
                                                FINAL     PERIODIC                FACE       CARRYING      DELINQUENT
                                   INTEREST    MATURITY    PAYMENT    PRIOR    AMOUNT OF     AMOUNT OF    PRINCIPAL OR
           DESCRIPTION               RATE        DATE       TERMS     LINES    MORTGAGES MORTGAGES(2)(3)    INTEREST
          -------------           ---------- ----------  ---------- --------  ----------- -------------  --------------
FIRST TRUST DEEDS
Lake Arrowhead Resort Hotel
 Lake Arrowhead, California......    10.20%     Nov-99       (1)(9)     --        9,004        9,004           --
*Mesa Dunes, Wakonda, Town &
  Country Retail Stores,
 Cedar Rapids / Des Moines,
 Iowa............................     9.00%     Dec-03       (4)        --        5,000        3,390           --
*Princeton Meadows Joint Venture
  Golf Course,
 Princeton Meadows, New Jersey ..    12.50%     Sep-01       (1)        --        1,280        1,567           --
 Virginia Industrial Capital, LLC
  Warehouse,
 Martinsville, Virginia .........    11.00%     Apr-98       (1)        --        2,950        2,950           --
*Hospitality Inn Hotel,
 Pensacola, Florida .............    11.25%     Nov-02       (4)        --        1,652        1,648           --
*Hospitality Inn Hotel,
 Pensacola, Florida .............    11.00%     Nov-02       (4)        --        1,297        1,294           --
*Hospitality Inn Hotel,
 Jacksonville, Florida ..........    11.00%     Nov-02       (4)        --        2,274        2,268           --
 Affordable Residential
  Communities, LPI
 Three manufactured home parks
 Denton and Tyler, Texas.........     8.90%     Dec-03       (1)        --        5,000        5,000           --
 JJ & T Enterprises, Inc.
 Four manufactured home parks
 Cheyenne, Wyoming...............     9.07%     Dec-03       (1)        --        1,900        1,900           --
 American Industrial Capital, LLC
 Office/warehouse
 Houston, Texas..................     8.00%     Dec-07       (1)        --        1,301        1,301           --
 American Industrial Capital, LLC
 Industrial warehouse
 Aiken, South Carolina ..........     8.00%     Dec-07       (4)        --          531          531           --
 American Industrial Capital, LLC
 Industrial warehouse
 Jackson, Tennessee..............    10.50%     Dec-07       (1)        --        2,185        2,185           --
                                                                    --------  ----------- -------------  --------------
 TOTAL FIRST TRUST DEEDS.........                                        0       34,374       33,038            0

                              F-77

                      ANGELES MORTGAGE INVESTMENT TRUST
           SCHEDULE IV--MORTGAGE LOANS ON REAL ESTATE--(CONTINUED)
                              December 31, 1997
                                (In thousands)

                                                                                                            PRINCIPAL
                                                                                                             AMOUNT
                                                                                                            OF LOANS
                                                                                                           SUBJECT TO
                                                FINAL     PERIODIC                FACE       CARRYING      DELINQUENT
                                   INTEREST    MATURITY    PAYMENT    PRIOR    AMOUNT OF     AMOUNT OF    PRINCIPAL OR
           DESCRIPTION               RATE        DATE       TERMS     LINES    MORTGAGES MORTGAGES(2)(3)    INTEREST
          -------------           ---------- ----------  ----------  -------- ----------- -------------  --------------
SECOND TRUST DEEDS
*Silver Ridge Apartments
 Maplewood, Minnesota ...........    10.00%     Dec-97       (1)       4,525       375           385            385
*Bercado Shores Apartments,
 South Bend, Indiana ............    12.50%     Jun-95       (1)       4,307     1,350         1,350          1,350
*Brittany Point Apartments,
 Huntsville, Alabama.............    12.50%     Dec-00       (1)       9,536     1,570         1,570             --
 Nolana Apartments, Inc.
 Los Angeles, California.........    12.00%     Sep-98       (1)       1,873       455           375             --
*Southgate Apartments,
 Bedford Heights, Ohio...........    11.50%     Mar-95       (1)       2,723     2,000         2,000          2,000
                                                                    --------  ----------- -------------  --------------
 TOTAL SECOND TRUST DEEDS........                                     22,964     5,750         5,680          3,735
 THIRD TRUST DEEDS
*Fox Run (A) Apartments,
 Plainsboro, New Jersey .........    11.25%     Jan-02       (4)      30,400       875           872             --
                                                                    --------  ----------- -------------  --------------
 TOTAL THIRD TRUST DEEDS.........                                     30,400       875           872              0
 PROMISSORY NOTES  RECEIVABLE
*North Prior Warehouse Complex,
 St. Paul, Minnesota ............    12.25%     Jun-96       (1)          --     2,000           679            679
 J. Schultz
 An Individual ..................     8.00%     May-00       (1)          --        75            75             --
*Angeles Partners 16
 California Limited Partnership      12.50%     Jun-97       (1)          --       860           860            860
*Angeles Partners XIV
 California Limited Partnership      12.00%     Feb-98       (1)          --       459           411             --
*Fox Crest
 Apartments,
 Waukegan, Illinois .............    12.50%     Mar-03       (1)       6,682     4,764         4,764             --
                                                                    --------  ----------- -------------  --------------
 TOTAL PROMISSORY NOTES
  RECEIVABLE.....................                                      6,682     8,158         6,789          1,539
                                                                    --------  ----------- -------------  --------------

                      ANGELES MORTGAGE INVESTMENT TRUST
           SCHEDULE IV--MORTGAGE LOANS ON REAL ESTATE--(CONTINUED)
                              December 31, 1997
                                (In thousands)

                                                                     PRINCIPAL AMOUNT
                                                                         OF LOAN
                                                                        SUBJECT TO
                                        FACE                            DELIQUENT
                            PRIOR     AMOUNT OF  CARRYING AMOUNT OF    PRINCIPAL OR
       DESCRIPTION          LINES     MORTGAGES    MORTGAGES(2)(3)       INTEREST
      -------------       --------- -----------  ------------------ ------------------
SUMMARY
TOTAL FIRST TRUST DEEDS .        0      34,374          33,038                 0
TOTAL SECOND TRUST
 DEEDS...................   22,964       5,750           5,680             3,735
TOTAL THIRD TRUST DEEDS .   30,400         875             872                 0
TOTAL PROMISSORY NOTES
 RECEIVABLE..............    6,682       8,158           6,789             1,539
                          --------- -----------  ------------------ ----------------
TOTAL....................  $60,046     $49,157          46,379            $5,274
                          ========= ===========  ================== ================
UNEARNED LOAN FEES.......                                 (243)
                                                 ------------------
                                                       46,136
                                                 ------------------
ALLOWANCE FOR ESTIMATED
 LOSSES..................                               (8,826)
                                                 ------------------
                                                       $37,310
                                                 ==================

                      ANGELES MORTGAGE INVESTMENT TRUST
           FOOTNOTES TO SCHEDULE IV--MORTGAGE LOANS ON REAL ESTATE
                              December 31, 1997
(1) Note requires periodic interest only payments through maturity, when the principal balance is due.
(2)    Reconciliation of notes receivable:

Balance at January 1, 1996  ..  $ 45,369,000
Additions:
 New mortgage loans (5)  .....    15,574,000
Deductions:
 Principal collections (6)  ..   (16,256,000)
 Foreclosures ................    (4,342,000)
                               --------------
Balance at December 31, 1996    $ 40,345,000
Additions:
 New mortgage loans (7)  .....    15,116,000
Deductions:
 Principal collections .......    (7,552,000)
 Write-off of loan (8) .......    (1,530,000)
                               --------------
Balance at December 31, 1997    $ 46,379,000
                               ==============

(3) The carrying amount for Federal income tax purposes is approximately $42,245,000.
(4) Note requires monthly interest and principal payments through maturity, when the principal balance is due.
(5) Amount includes modified loans in which accrued but unrecorded interest income was recast as principal for the following loans; Lake Arrowhead -- $9,004,000, Fox Run -- $875,000, Fox Crest -- $1,764,000, Brittany
       -- $291,000 and Angeles Partners XIV -- $134,000.
(6) Amount includes the refinancing of the Lake Arrowhead promissory note of $6 million.
(7) Amount includes modified loans in which accrued but unrecorded interest income was recast as principal for the following loans; Hospitality Inns Pensacola I -- $237,000, Hospitality Inns Pensacola II -- $97,000, Hospitality Inns Jacksonville -- $106,000 and LaSalle -- $423,000.
(8) Amount represents write-off of Vista Hills promissory note of $1,530,000.
(9) Requires a principal repayment of $1,500,000 in November 1998 with the remaining outstanding principal balance due in 1999.

* Indicates a transaction with a partnership now controlled by IPT.

                      ANGELES MORTGAGE INVESTMENT TRUST

                               BALANCE SHEETS

                                                                    MARCH 31,     DECEMBER 31,
                                                                       1998           1997
                                                                  ------------- --------------
ASSETS
Notes Receivable (primarily due from affiliates):
Mortgage notes receivable .......................................  $31,921,000    $39,347,000
Promissory notes receivable .....................................    6,789,000      6,789,000
                                                                  ------------- --------------
                                                                    38,710,000     46,136,000
                                                                  ------------- --------------
Less: Allowances for estimated losses............................   (8,826,000)    (8,826,000)
                                                                  ------------- --------------
                                                                    29,884,000     37,310,000
Foreclosed real estate held for sale.............................    8,730,000      4,521,000
Cash and cash equivalents........................................   10,860,000      3,947,000
Restricted cash .................................................      943,000             --
Accrued interest receivable......................................      615,000        654,000
Prepaid expenses and other.......................................      119,000         98,000
                                                                  ------------- --------------
Total assets.....................................................  $51,151,000    $46,530,000
                                                                  ============= ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses............................  $   537,000    $   588,000
Mortgage loan payable............................................    4,525,000             --
                                                                  ------------- --------------
Total liabilities................................................    5,062,000        588,000
                                                                  ------------- --------------
Shareholders' equity:
Class A Shares (2,617,000issued and outstanding, $1.00 par
 value, unlimited shares authorized).............................    2,617,000      2,617,000
Class B Shares (1,675,113 issued and outstanding, $.01 value,
 unlimited shares authorized) ...................................       14,000         14,000
Additional paid-in capital ......................................   50,199,000     50,199,000
Accumulated distributions in excess of cumulative net income  ...   (6,741,000)    (6,888,000)
                                                                  ------------- --------------
Total shareholders' equity.......................................   46,089,000     45,942,000
                                                                  ------------- --------------
Total liabilities and shareholders' equity ......................  $51,151,000    $46,530,000
                                                                  ============= ==============

   The accompanying notes are an integral part of the financial statements.

                      ANGELES MORTGAGE INVESTMENT TRUST

                           STATEMENT OF OPERATIONS

                                                THREE MONTHS ENDED
                                                     MARCH 31,
                                             -------------------------
                                                 1998         1997
                                             ----------- ------------
REVENUE:
Interest income.............................  $  973,000   $1,168,000
Rental income...............................      87,000       67,000
                                             ----------- ------------
  Total revenue.............................   1,060,000    1,235,000
                                             ----------- ------------
COSTS AND EXPENSES:
General and administrative..................      56,000      335,000
Amortization................................      20,000       18,000
                                             ----------- ------------
  Total costs and expenses..................      76,000      353,000
                                             ----------- ------------
NET INCOME .................................  $  984,000   $  882,000
                                             =========== ============
NET INCOME PER CLASS A SHARE ...............  $     0.37   $     0.33
                                             =========== ============
CASH DISTRIBUTIONS PER CLASS A SHARE  ......  $     0.32   $     0.22
                                             =========== ============
WEIGHTED AVERAGE CLASS A SHARE OUTSTANDING     2,617,000    2,617,000
                                             =========== ============

   The accompanying notes are an integral part of the financial statements

                      ANGELES MORTGAGE INVESTMENT TRUST

                 STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                        ACCUMULATED
                                                                      DISTRIBUTIONS IN
                                                         ADDITIONAL      EXCESS OF
                                  CLASS A     CLASS B     PAID-IN      CUMULATIVE NET
                                  SHARES      SHARES      CAPITAL          INCOME          TOTAL
                               ------------ ---------  ------------- ----------------  -------------
Balance at December 31, 1997    $2,617,000    $14,000   $50,199,000      ($6,888,000)   $45,942,000
Distributions paid to Class A
 Shareholders ................          --         --            --        (837,000)       (837,000)
Net income ...................          --         --            --         984,000         984,000
                               ------------ ---------  ------------- ----------------  -------------
Balance at March 31, 1998  ...  $2,617,000    $14,000   $50,199,000      ($6,741,000)   $46,089,000
                               ============ =========  ============= ================  =============

   The accompanying notes are an integral part of the financial statements

                      ANGELES MORTGAGE INVESTMENT TRUST

                           STATEMENTS OF CASH FLOW

                                                                      THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                 ----------------------------
                                                                      1998          1997
                                                                 ------------- -------------
Cash flows from operating activities:
Net income......................................................  $   984,000    $   882,000
 Adjustments to reconcile net income to cash flows from
  operating activities:
  Amortization .................................................       20,000         18,000
  Interest income in exchange for notes receivable..............           --       (423,000)
  Decrease (increase) in interest receivable ...................       39,000        (43,000)
  Decrease (increase) in prepaid expenses and other assets  ....      (44,000)        45,000
  Decrease in accounts payable and accrued expenses  ...........     (455,000)      (187,000)
  Increase (decrease) in unearned loan fee income...............      (63,000)        39,000
                                                                 ------------- -------------
   Cash flows provided by (used in) operating activities  ......      481,000        331,000
                                                                 ------------- -------------
Cash flows from investing activities:
 Principal collections of notes receivable......................   11,973,000      2,036,000
 Funding of notes receivable ...................................   (4,865,000)    (5,000,000)
 Proceeds from foreclosure of real estate.......................      161,000             --
                                                                 ------------- -------------
   Cash flows provided by (used in) investing activities .......    7,269,000     (2,964,000)
                                                                 ------------- -------------
Cash flows used in financing activities:
 Distributions to Class A Shareholders .........................     (837,000)      (576,000)
                                                                 ------------- -------------
Increase (decrease) in cash and cash equivalents ...............    6,913,000     (3,209,000)
Cash and cash equivalents:
 At beginning of period ........................................    3,947,000      9,789,000
                                                                 ------------- -------------
 At end of period...............................................  $10,860,000    $ 6,580,000
                                                                 ============= =============
Schedule of noncash financing and investing activities:
 Assumption of first mortgage loan payable .....................  $ 4,525,000    $        --
 Conversion of second mortgage receivable to real property .....      380,000             --
 Deed-in-lieu of foreclosure, real property ....................    4,369,000             --

   The accompanying notes are an integral part of the financial statements

                      ANGELES MORTGAGE INVESTMENT TRUST

                        NOTES TO FINANCIAL STATEMENTS

NOTE 1 --The accompanying financial statements have not been audited by independent certified accountants, but in the opinion of management all of the adjustments necessary to present fairly the financial position of Angeles Mortgage Investment Trust (the "trust") and the results of operations and its cash flows at the date and for periods indicated have been included. Certain prior year amounts have been reclassified to conform to current year classifications.

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

   Operating results for the three-month period ended March 31, 1998 are not indicative of the results that may be expected for the year ending December 31, 1998.

   For further information, refer to the financial statements and notes thereto included in the Trust's annual report on Form 10-K for the year ended December 31, 1997.

NOTE 2 -- The net income per Class A Share was based on 2,617,000 weighted average Class A Shares outstanding during the three months ended March 31, 1998 and 1997 after deduction of the 1% interest for Class B Shares.

NOTE 3 -the Trust's $5 million line of credit expired April 30, 1997 and required monthly interest only payments based upon prime plus .50% per annum. In May 1998 the line of credit was renewed through October 1998 with the ability to extend the line of credit through April 1999 at the Trust's option. The renewed line of credit provides for the same interest rate and payment terms and requires a $12,500 commitment fee paid quarterly. During the quarter ended March 31, 1998, the Trust did not draw down on the line of credit.

NOTE 4 --In December 1997 the Trust purchased a second mortgage loan for $380,000 on a 186-unit apartment complex, Silver Ridge Apartments, located in Maplewood, Minnesota. The Silver Ridge second mortgage has an interest rate of 10% and default rate of 12% and matured December 31, 1997. In addition, during 1997 the Trust obtained judgement liens against the Silver Ridge Apartments property based upon recourse provisions on other Trust loans. Through a judgement lien, the Trust foreclosed on the property in October 1997 subject to a twelve-month redemption period. on January 30, 1998, the Trust received title to Silver Ridge Apartments through deed-in-lieu of foreclosure as a result of provisions in the second mortgage held by the Trust. In connection with taking title to Silver Ridge Apartments the Trust assumed a first trust deed mortgage from a third party in the amount of $4,525,000. This first mortgage provides for a variable interest rate not to exceed 12%, interest only paid monthly, with a current interest rate of 3 1/2% per annum. The loan matures in July 2023.

   In addition, the Trust assumed control of restricted cash relating to Silver Ridge Apartments with a balance of $943,000 as of March 31, 1998. The restricted cash balance is comprised of approximately $500,000, held by the first mortgage lender in escrow for: principal $295,000; real estate taxes and insurance $100,000; and processing and other fees of $43,000. The remaining $443,000 relates to funds for capital improvements and tenant security deposits.

                                                                       ANNEX A









                         AGREEMENT AND PLAN OF MERGER

                                    AMONG

                      ANGELES MORTGAGE INVESTMENT TRUST

                          INSIGNIA PROPERTIES TRUST

                        INSIGNIA FINANCIAL GROUP, INC.

 (SOLELY FOR THE PURPOSE AND LIMITED TO THE PROVISIONS OF SECTIONS 6.6(B) AND
                          6.16 AND ARTICLES 5 AND 9)

                                     AND

                              MAE GP CORPORATION

  (SOLELY FOR THE PURPOSE AND LIMITED TO THE PROVISIONS OF SECTION 6.13 AND
                                  ARTICLE 9)

                          DATED AS OF JULY 18, 1997

                              TABLE OF CONTENTS

                                                                                   PAGE
                                                                                --------
ARTICLE 1
---------
                    THE MERGER
                    ----------
  SECTION 1.1       The Merger .................................................   A-1
  SECTION 1.2       Effects of the Merger ......................................   A-1
          (a)       Generally; Surviving Entity ................................   A-1
          (b)       Effective Time .............................................   A-1
          (c)       Declaration of Trust and Bylaws ............................   A-1
          (d)       Trustees and Officers ......................................   A-1
          (e)       Post-Effective Time Status .................................   A-2

ARTICLE 2
---------
                    EXCHANGE RATIO; CONVERSION OF SHARES
                    ------------------------------------
  SECTION 2.1       Exchange Ratio..............................................   A-2
  SECTION 2.2       Conversion of Shares .......................................   A-2
          (a)       Canceled AMIT Shares .......................................   A-2
          (b)       Conversion of AMIT Class A .................................   A-2
          (c)       Conversion of AMIT Class B .................................   A-2
  SECTION 2.3       Exchange of Shares; Responsibility for Payments  ...........   A-2
          (a)       Exchange Agent .............................................   A-2
          (b)       Exchange of AMIT Certificates ..............................   A-2
  SECTION 2.4       Dividends; Transfer Taxes ..................................   A-2
  SECTION 2.5       No Fractional Shares .......................................   A-3
  SECTION 2.6       Closing of Transfer Books ..................................   A-3
  SECTION 2.7       The Closing ................................................   A-3
          (a)       Time and Place .............................................   A-3
          (b)       Actions at the Closing .....................................   A-3

ARTICLE 3
---------
                    REPRESENTATIONS AND WARRANTIES OF AMIT
                    --------------------------------------
  SECTION 3.1       Organization ...............................................   A-4
          (a)       AMIT .......................................................   A-4
          (b)       AMIT Subsidiaries ..........................................   A-4
  SECTION 3.2       Qualification ..............................................   A-4
  SECTION 3.3       Power and Authority ........................................   A-4
  SECTION 3.4       Capitalization .............................................   A-4
          (a)       AMIT .......................................................   A-4
          (b)       AMIT Subsidiaries ..........................................   A-4
  SECTION 3.5       Authority Relative to Transactions .........................   A-4
  SECTION 3.6       Noncontravention ...........................................   A-5
  SECTION 3.7       Governmental Consents ......................................   A-5
  SECTION 3.8       Filings with the SEC........................................   A-5
  SECTION 3.9       Financial Statements .......................................   A-5
  SECTION 3.10      Subsequent Events ..........................................   A-5
  SECTION 3.11      Undisclosed Liabilities ....................................   A-5
  SECTION 3.12      Broker's Fees ..............................................   A-5
  SECTION 3.13      Disclosure .................................................   A-5
  SECTION 3.14      Compliance with State Takeover Statutes ....................   A-6

                                i

                                                                                   PAGE
                                                                                --------
ARTICLE 4
---------
                    REPRESENTATIONS AND WARRANTIES OF IPT
                    -------------------------------------
  SECTION 4.1       Organization ...............................................    A-6
          (a)       IPT ........................................................    A-6
          (b)       IPLP .......................................................    A-6
          (c)       IPT Subsidiaries ...........................................    A-6
          (d)       Investment Limited Partnerships ............................    A-6
  SECTION 4.2       Qualification ..............................................    A-6
  SECTION 4.3       Power and Authority ........................................    A-6
  SECTION 4.4       Capitalization of the Investment Limited Partnerships.  ....    A-6
  SECTION 4.5       Authority Relative to Transactions .........................    A-7
  SECTION 4.6       Noncontravention ...........................................    A-7
  SECTION 4.7       Governmental Consents ......................................    A-7
  SECTION 4.8       Filings with the SEC .......................................    A-7
  SECTION 4.9       Financial Statements .......................................    A-7
          (a)       IPT ........................................................    A-7
          (b)       Investment Limited Partnerships ............................    A-7
  SECTION 4.10      Subsequent Events ..........................................    A-8
          (a)       IPT, IPT Subsidiaries and IPLP .............................    A-8
          (b)       Investment Limited Partnerships ............................    A-8
  SECTION 4.11      Undisclosed Liabilities ....................................    A-8
          (a)       IPT, IPT Subsidiaries and IPLP .............................    A-8
          (b)       Investment Limited Partnerships ............................    A-8
  SECTION 4.12      REIT Status ................................................    A-8
  SECTION 4.13      Broker's Fees ..............................................    A-8
  SECTION 4.14      Disclosure .................................................    A-8
  SECTION 4.15      Compliance with State Takeover Statutes ....................    A-8

ARTICLE 5
---------
                    REPRESENTATIONS AND WARRANTIES OF IFG
                    -------------------------------------
  SECTION 5.1       Capitalization .............................................    A-9
          (a)       IPT ........................................................    A-9
          (b)       IPLP .......................................................    A-9
          (c)       IPT Subsidiaries ...........................................    A-9
          (d)       Investment Limited Partnerships ............................   A-10

ARTICLE 6
---------
                    COVENANTS
                    ---------
  SECTION 6.1       General ....................................................   A-10
  SECTION 6.2       Regulatory Matters and Legal Approvals .....................   A-10
          (a)       Securities Laws ............................................   A-10
          (b)       State Corporate Law--AMIT ..................................   A-10
          (c)       State Corporate Law--IPT ...................................   A-10
          (d)       State Corporate Law--All Parties ...........................   A-10
          (e)       Listing ....................................................   A-10
  SECTION 6.3       Operation of Business ......................................   A-11
  SECTION 6.4       Dividend Payments ..........................................   A-11
          (a)       IPT ........................................................   A-11
          (b)       AMIT .......................................................   A-11

                                ii

                                                                                   PAGE
                                                                                --------
  SECTION 6.5       Obligation to Notify and Update ............................   A-12
          (a)       AMIT's Obligations .........................................   A-12
          (b)       IPT Group's Obligations ....................................   A-12
  SECTION 6.6       Confidentiality ............................................   A-12
          (a)       AMIT's Obligations .........................................   A-12
          (b)       IPT's Obligations ..........................................   A-12
  SECTION 6.7       Full Access ................................................   A-12
  SECTION 6.8       Notice of Developments .....................................   A-12
  SECTION 6.9       Exclusive Dealing ..........................................   A-12
  SECTION 6.10      Fairness Opinion ...........................................   A-13
  SECTION 6.11      Employment Agreements ......................................   A-13
          (a)       Ronald J. Consiglio ........................................   A-13
          (b)       Anna Merguerian ............................................   A-13
  SECTION 6.12      Expense Reimbursement ......................................   A-13
  SECTION 6.13      Agreements Regarding the Shares of AMIT Class B  ...........   A-13
  SECTION 6.14      Indemnification ............................................   A-13
          (a)       Indemnification ............................................   A-13
          (b)       Notice Required ............................................   A-14
          (c)       Defense of Indemnification Proceeding ......................   A-14
          (d)       Settlement .................................................   A-14
          (e)       Right to Employ Counsel ....................................   A-14
          (f)       Survival of this Section ...................................   A-15
          (g)       Successors and Assigns Bound ...............................   A-15
  SECTION 6.15      Post-Merger IPT Trustees ...................................   A-15
  SECTION 6.16      Standstill Obligation ......................................   A-15

ARTICLE 7
---------
                    CONDITIONS TO CONSUMMATION OF THE MERGER
                    ----------------------------------------
  SECTION 7.1       Conditions to Obligation of AMIT ...........................   A-15
          (a)       Shareholder Approval .......................................   A-15
          (b)       Representations and Warranties .............................   A-15
          (c)       Performance of Covenants ...................................   A-15
          (d)       Registration Statement .....................................   A-15
          (e)       Listing ....................................................   A-15
          (f)       Articles of Merger .........................................   A-15
          (g)       No Order ...................................................   A-15
          (h)       Maryland Opinion Regarding AMIT ............................   A-15
          (i)       Opinion Regarding IPT, IFG and MAE .........................   A-16
          (j)       REIT Opinion ...............................................   A-16
          (k)       Reorganization Opinion .....................................   A-16
          (l)       Deliveries by IPT ..........................................   A-16
  SECTION 7.2       Conditions to Obligation of IPT and MAE ....................   A-17
          (a)       Shareholder Approval .......................................   A-17
          (b)       Representations and Warranties .............................   A-17
          (c)       Performance of Covenants ...................................   A-17
          (d)       Registration Statement .....................................   A-17
          (e)       Listing ....................................................   A-17
          (f)       Articles of Merger .........................................   A-17
          (g)       No Order ...................................................   A-17

                                iii

                                                                                   PAGE
                                                                                --------
          (h)       Maryland Opinion Regarding IPT .............................   A-17
          (i)       Opinion Regarding AMIT .....................................   A-17
          (j)       REIT Opinion ...............................................   A-18
          (k)       Reorganization Opinion .....................................   A-18
          (l)       Deliveries .................................................   A-18

ARTICLE 8
---------
                    TERMINATION
                    -----------
  SECTION 8.1       Termination of Agreement ...................................   A-18
  SECTION 8.2       Effect of Termination ......................................   A-19

ARTICLE 9
---------
                    MISCELLANEOUS
                    -------------
  SECTION 9.1       Survival of Representations and Warranties .................   A-19
  SECTION 9.2       Severability ...............................................   A-19
  SECTION 9.3       Successors and Assigns .....................................   A-19
  SECTION 9.4       Counterparts ...............................................   A-19
  SECTION 9.5       Headings 26 ................................................   A-19
  SECTION 9.6       Waiver 26 ..................................................   A-19
  SECTION 9.7       No Third-Party Beneficiaries 26 ............................   A-19
  SECTION 9.8       Other Expenses 26 ..........................................   A-19
  SECTION 9.9       Notices ....................................................   A-19
  SECTION 9.10      Governing Law ..............................................   A-20
  SECTION 9.11      Interpretation .............................................   A-20
          (a)       References .................................................   A-21
          (b)       Cross-Reference of Disclosures .............................   A-21
          (c)       Drafting ...................................................   A-21
  SECTION 9.12      Public Announcements .......................................   A-21
  SECTION 9.13      Entire Agreement ...........................................   A-21
  SECTION 9.14      Amendment ..................................................   A-21
  SECTION 9.15      Disclosure Letters .........................................   A-21

ARTICLE 10
----------
                    DEFINITIONS
                    -----------
  SECTION 10.1      Definitions ................................................   A-21

                                   EXHIBITS

Exhibit 1.2(b) ...........................................  Articles of Merger

Exhibit 3.1(a) ..........  AMIT's Declaration of Trust and Trustee Regulations

Exhibit 4.1(a) ........................  IPT's Declaration of Trust and Bylaws

Exhibit 5.1(b) ...........................  IPLP Limited Partnership Agreement

Exhibit 6.11(a) ......................  Form of Consiglio Employment Agreement

Exhibit 6.11(b) .....................  Form of Merguerian Employment Agreement


                                  SCHEDULES

Schedule 1.2(d) ............  Trustees and Officers of IPT Post-Effective Time

Schedule 3.1(b) ..........  AMIT Subsidiaries and Jurisdiction of Organization

Schedule 3.4(b) .........................  Capitalization of AMIT Subsidiaries

Schedule 4.1(c) ...........  IPT Subsidiaries and Jurisdiction of Organization

Schedule 4.1(d) .........  Investment Limited Partnerships and Jurisdiction of
                             Organization

Schedule 4.4  .............  Capitalization of Investment Limited Partnerships

Schedule 4.9  ......................................  IPT Financial Statements

Schedule 5.1(c)  .........................  Capitalization of IPT Subsidiaries

Schedule 5.1(d)  ............................  Investment Limited Partnerships

                            INDEX OF DEFINED TERMS

TERM                                                                  LOCATION
----                                                                  --------
Agreement  ..................................................  First Paragraph
AGSH&F  ......................................................  Section 7.1(i)
AMIT  .......................................................  First Paragraph
AMIT Class A  ...............................................  Section 10.1(a)
AMIT Class A Certificate  ....................................  Section 2.2(b)
AMIT Class B  ...............................................  Section 10.1(b)
AMIT Class B Certificate  ....................................  Section 2.2(c)
AMIT Declaration of Trust  ...................................  Section 3.1(a)
AMIT Disclosure Letter  ..........................  First Paragraph, Article 3
AMIT Dividend Amount  .......................................  Section 10.1(c)
AMIT Group  .................................................  Section 10.1(d)
AMIT Public Reports  ............................................  Section 3.8
AMIT Shareholders  ..........................................  Section 10.1(e)
AMIT Shares  .................................................  Section 3.4(a)
AMIT Subsidiaries  ...........................................  Section 3.1(b)
Articles of Merger  ..........................................  Section 1.2(b)
Canceled AMIT Shares  ........................................  Section 2.2(a)
Closing  .....................................................  Section 2.7(a)
Closing Date  ................................................  Section 2.7(a)
Code  ..........................................................  Section 4.12
Competing Transaction  .........................................  Section 6.12
Effective Time  ..............................................  Section 1.2(b)
Exchange Agent  ..............................................  Section 2.3(a)
Exchange Ratio  .................................................  Section 2.1
Expense Letter  ................................................  Section 6.12
Fairness Opinion  ..............................................  Section 6.10
Funds From Operations  ......................................  Section 10.1(f)
GAAP   ......................................................  Section 10.1(g)
GGFC&M  ......................................................  Section 2.7(a)
IFG  ........................................................  First Paragraph
IFG Confidentiality Agreement  ...............................  Section 6.6(b)
IFG Disclosure Letter  ...........................  First Paragraph, Article 5
Indemnification Proceeding  .................................  Section 6.14(a)
Indemnified Liabilities  ....................................  Section 6.14(a)
Indemnified Parties  ........................................  Section 6.14(a)
Investment Limited Partnerships   ............................  Section 4.1(d)
IPLP   ......................................................  Section 10.1(h)
IPLP Limited Partnership Agreement  ..........................  Section 5.1(a)
IPLP GP Units  ...............................................  Section 5.1(b)
IPLP LP Units  ...............................................  Section 5.1(b)
IPLP Units  ..................................................  Section 5.1(b)
IPT  ........................................................  First Paragraph
IPT Balance Sheets  ..........................................  Section 4.9(a)
IPT Base Value  .............................................  Section 10.1(i)

IPT Common   .................................................  Section 5.1(a)
IPT Disclosure Letter  ...........................  First Paragraph, Article 4
IPT Dividend Amount  ........................................  Section 10.1(j)
IPT Group   .................................................  Section 10.1(k)
IPT Financial Statements  ....................................  Section 4.9(a)
IPT Preferred  ...............................................  Section 5.1(a)
IPT Private Placement  ......................................  Section 10.1(l)
IPT Share Value  ............................................  Section 10.1(m)
IPT Shareholders  ...........................................  Section 10.1(n)
IPT Shares  ..................................................  Section 5.1(a)
IPT Statements of Operations  ................................  Section 4.9(a)
IPT Stock Option Plan  ......................................  Section 10.1(o)
IPT Subsidiaries  ............................................  Section 4.1(c)
Irrevocable Voting Proxy  ......................................  Section 6.13
Joint Proxy/Prospectus  .....................................  Section 10.1(p)
Lien  .......................................................  Section 10.1(q)
M&S  .........................................................  Section 7.1(h)
MAE  ........................................................  First Paragraph
Material Adverse Effect  ....................................  Section 10.1(r)
MCAA  ...........................................................  Section 1.1
Merger  .........................................................  Section 1.1
Ordinary Course of Business  ................................  Section 10.1(s)
Partnership Public Reports  .....................................  Section 4.8
Party, Parties  .............................................  First Paragraph
Permitted Debt  .............................................  Section 10.1(t)
Person  .....................................................  Section 10.1(u)
Registration Statement  .....................................  Section 10.1(v)
REIT  ..........................................................  Section 4.12
SEC Section   .......................................................  10.1(w)
Securities Act   ............................................  Section 10.1(x)
Securities Exchange Act   ...................................  Section 10.1(y)
Share Rights  ...............................................  Section 10.1(z)
Signing Date  ...............................................  First Paragraph
Special Meeting  ...........................................  Section 10.1(aa)
Stock Option Agreement  ......................................  Section 3.4(a)

                                                                       ANNEX A

                         AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into and dated as of July 18, 1997 (the "SIGNING DATE") among Angeles Mortgage Investment Trust, an unincorporated California business trust ("AMIT"), Insignia Properties Trust, a Maryland real estate investment trust ("IPT"), and solely for the purpose and limited to the provisions of Sections 6.6(b) and 6.16 and Articles 5 and 9, Insignia Financial Group, Inc., a Delaware corporation ("IFG"), and solely for the purpose and limited to the provisions of Section 6.13 and Article 9, MAE GP Corporation, a Delaware corporation ("MAE"). AMIT and IPT are sometimes collectively referred to as the "PARTIES," and individually referred to as a "PARTY."

                                   RECITALS

A. Each of AMIT and IPT desires to effect a merger of AMIT with and into IPT, on the terms and subject to the conditions set forth in this Agreement.

B. In order to induce AMIT to enter into this Agreement, IFG desires to enter into this Agreement solely for the purpose and limited to the provisions of Sections 6.6(b) and 6.16 and Articles 5 and 9, and MAE desires to enter into this Agreement solely for the purpose and limited to the provisions of Section 6.13 and Article 9.

C. The respective boards of trustees of AMIT and IPT have duly approved such merger pursuant to the terms of this Agreement.

D. Certain capitalized terms used herein are defined in Article 10. An index of defined terms has been provided for the convenience of the reader and in order to eliminate the need for cross-references.

                                  AGREEMENT

   NOW, THEREFORE, for good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, each of AMIT, IPT and, for the limited purposes specifically stated herein, IFG and MAE, intending to be legally bound, hereby agrees as follows:

                                  ARTICLE 1.
                                  THE MERGER

   SECTION 1.1 The Merger. On the terms and subject to conditions set forth in this Agreement, and in accordance with the applicable provisions of the Maryland Corporations and Associations Article (the "MCAA"), AMIT shall merge with and into IPT (the "MERGER") at the Effective Time.

   SECTION 1.2 Effects of the Merger.

   (a) Generally; Surviving Entity. The Merger shall have the effects set forth in Section 8-501.1(n) of the MCAA. IPT shall survive and continue as the successor entity and the separate existence of AMIT shall cease. IPT may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of AMIT in order to carry out and effectuate the transactions contemplated by this Agreement.

   (b) Effective Time. The Merger shall be consummated (the "EFFECTIVE TIME") upon the State Department of Assessments and Taxation of the State of Maryland accepting for record the filing of the Articles of Merger in substantially the form attached hereto as Exhibit 1.2(b) (the "ARTICLES OF MERGER").

   (c) Declaration of Trust and Bylaws. The Declaration of Trust and Bylaws of IPT, both as in effect at the Effective Time, shall be the Declaration of Trust and Bylaws of IPT after the Effective Time.

   (d) Trustees and Officers. As of the Effective Time, the persons listed on
Schedule 1.2(d) shall be the trustees and officers of IPT until the earlier of their resignation, removal or death or until their respective successors are duly elected and qualified, as the case may be.

   (e) Post-Effective Time Status. From and after the Effective Time, no AMIT Shares which were outstanding immediately prior to the Effective Time shall be deemed to be outstanding or have any rights other than those rights set forth in this Agreement.

                                  ARTICLE 2.
                     EXCHANGE RATIO; CONVERSION OF SHARES

   SECTION 2.1 Exchange Ratio. As used herein, the term "EXCHANGE RATIO" means a number equal to the quotient of (a) the lesser of (i) $16.25 or (ii) the lowest gross per share dollar amount for which a share of AMIT Class A or AMIT Class B is issued after the Signing Date, divided by (b) the IPT Share Value.

   SECTION 2.2 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of AMIT Class A and AMIT Class B, as the case may be:

   (a) Canceled AMIT Shares. Each share of AMIT Class A and AMIT Class B which is held in treasury by AMIT or by any AMIT Subsidiary or owned of record by IPT or any member of the IPT Group shall be canceled (collectively, the "CANCELED AMIT SHARES").

   (b) Conversion of AMIT Class A. Subject to Section 2.5, each then issued and outstanding share of AMIT Class A (other than the Canceled AMIT Shares) shall be converted solely into the right to receive, upon surrender of the certificate formerly evidencing such share of AMIT Class A (an "AMIT CLASS A CERTIFICATE") in accordance with Section 2.3(b), a number of newly-issued, fully-paid and non-assessable shares of IPT Common equal to the Exchange Ratio.

   (c) Conversion of AMIT Class B. Subject to Section 2.5, each then issued and outstanding share of AMIT Class B (other than the Canceled AMIT Shares) shall be converted solely into the right to receive, upon surrender of the certificate formerly evidencing such share of AMIT Class B (an "AMIT CLASS B CERTIFICATE") in accordance with Section 2.3(b), a number of newly-issued, fully-paid and non-assessable shares of IPT Common equal to the quotient of
(i) the Exchange Ratio, divided by (ii) 49.

   SECTION 2.3 Exchange of Shares; Responsibility for Payments.

   (a) Exchange Agent. Prior to the Effective Time, IPT shall authorize First Union National Bank, or such other nationally-recognized bank or trust company that is reasonably acceptable to IPT, to act as the exchange agent hereunder (the "EXCHANGE AGENT"). IPT shall pay all charges and expenses of the Exchange Agent.

   (b) Exchange of AMIT Certificates. As soon as practicable after the Effective Time, the Exchange Agent shall mail and make available to each record holder of an AMIT Class A Certificate or an AMIT Class B Certificate a notice and letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such AMIT Class A Certificate or such AMIT Class B Certificate for exchange pursuant to this Agreement. Upon the surrender to the Exchange Agent of such AMIT Class A Certificate or such AMIT Class B Certificate, as the case may be, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the Exchange Agent shall promptly cause to be delivered to such holder, and each such holder of an AMIT Class A Certificate or an AMIT Class B Certificate, as the case may be, will be entitled to receive (i) a certificate or certificates evidencing the number of shares (rounded down to the nearest whole number) of IPT Common into which the shares of AMIT Class A or AMIT Class B evidenced by such AMIT Class A Certificate or AMIT Class B Certificate, respectively, were converted in the Merger and (ii) a check payable to such holder representing the payment of cash-in-lieu of fractional shares of IPT Common, if any, determined in accordance with Section 2.4, to which such holder is entitled. The AMIT Class A Certificates and AMIT Class B Certificates so surrendered shall forthwith be canceled. The shares of IPT Common into which the shares of AMIT Class A and AMIT Class B shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

   SECTION 2.4 Dividends; Transfer Taxes. No dividends or distributions that are declared or made on shares of IPT Common after the Effective Time or with a record date after the Effective Time shall be paid to any Person entitled to receive certificates evidencing shares of IPT Common pursuant to this Agreement unless and until such Person surrenders his AMIT Class A Certificates or AMIT Class B Certificates, as the case may be. Upon such surrender, there shall be paid to the Person in whose name the certificates evidencing such shares of IPT Common shall be issued, any dividends or distributions which became payable with respect to such shares of IPT Common between the Effective Time and the time of such surrender. In no event shall the Person entitled to receive such dividends or distributions be entitled to receive any interest thereon. In the event that any certificates evidencing shares of IPT Common are to be issued in a name other than that in which the AMIT Class A Certificates or AMIT Class B Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the Person requesting such exchange (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates evidencing such shares of IPT Common in a name other than that of the registered holder of the AMIT Class A Certificate or AMIT Class B Certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

   SECTION 2.5 No Fractional Shares. No certificate or scrip evidencing a fractional share of IPT Common shall be issued upon the surrender for exchange of AMIT Class A Certificates or AMIT Class B Certificates evidencing shares of AMIT Class A and AMIT Class B, respectively, pursuant to this
Article 2, and no dividend, distribution, stock split or other change in the capital structure of IPT shall relate to any fractional security, and such fractional interest shall not entitle the owner thereof to vote or to any rights of a security holder of IPT. In lieu of any such fractional shares, each holder of AMIT Shares who would otherwise have been entitled to a fraction of a share of IPT Common upon surrender of AMIT Class A Certificates or AMIT Class B Certificates for exchange pursuant to this Article 2 shall be paid by IPT an amount in cash (without interest) upon such surrender equal to such fraction multiplied by the IPT Share Value.

   SECTION 2.6 Closing of Transfer Books. Upon the date of the Effective Time, the stock transfer books of AMIT shall be closed and no transfer of AMIT Shares shall be made thereafter. If, after the Effective Time, AMIT Class A Certificates or AMIT Class B Certificates are presented to IPT, they shall be canceled and exchanged for certificates evidencing shares of IPT Common and cash as provided in this Article 2. Notwithstanding the foregoing, or any other provision of this Article 2, neither the Exchange Agent nor any Party shall be liable to a holder of AMIT Shares for any shares of IPT Common or dividends or distributions thereon, or, in accordance with Section 2.5, amounts due in respect of fractional interests, delivered to a public official pursuant to any applicable escheat, unclaimed property or other similar law.

   SECTION 2.7 The Closing.

   (a) Time and Place. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Greenberg Glusker Fields Claman & Machtinger LLP ("GGFC&M"), 1900 Avenue of the Stars, Suite 2100, Los Angeles, California, commencing at 9:00 a.m. local time as soon as practicable following the satisfaction or waiver of all the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than the conditions with respect to actions the Parties will take at the Closing) or such other date as the Parties may mutually determine (the "CLOSING DATE").

   (b) Actions at the Closing. At the Closing, (i) IPT will deliver to AMIT the various certificates, instruments and documents referred to in Section 7.1, (ii) AMIT will deliver to IPT the various certificates, instruments and documents referred to in Section 7.2 and (iii) IPT and AMIT will file with the State Department of Assessments and Taxation of the State of Maryland the Articles of Merger.

                                  ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES OF AMIT

   AMIT represents and warrants to IPT and IFG that the statements contained in this Article 3 are correct and complete, except as set forth in the disclosure letter provided by AMIT accompanying this Agreement (the "AMIT DISCLOSURE LETTER"). The AMIT Disclosure Letter will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article 3.

   SECTION 3.1 Organization.

   (a) AMIT. AMIT is an unincorporated business trust duly formed and validly existing under the laws of the State of California, and has taken no action which would cause its dissolution. Other than the AMIT Subsidiaries, AMIT is not the record owner of any shares of capital stock of or other equity interest in any Person. Attached hereto as Exhibit 3.1(a) is a complete and correct copy of the AMIT Declaration of Trust (the "AMIT Declaration Of Trust") and the AMIT Trustee Regulations, as each is in effect as of the Signing Date.

   (b) AMIT Subsidiaries. Schedule 3.1(b) lists as of the Signing Date the name and jurisdiction of organization of each Person in which AMIT owns any shares of capital stock or other equity interest (collectively, the "AMIT SUBSIDIARIES"). Each of the AMIT Subsidiaries is an entity validly existing and in good standing under the laws of the jurisdiction of its organization. None of the AMIT Subsidiaries is the record owner of any shares of capital stock of or other equity interest in any Person.

   SECTION 3.2 Qualification. Each member of the AMIT Group is duly qualified and in good standing (where applicable) as a foreign entity under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

   SECTION 3.3 Power and Authority. Each member of the AMIT Group has all requisite power and authority to own and operate its properties and to conduct the business in which it is currently engaged, except where the lack of such power and authority would not have a Material Adverse Effect.

   SECTION 3.4 Capitalization.

   (a) AMIT. There is no limit upon the number of shares of AMIT beneficial interest which may be issued. As of the Signing Date, 2,617,000 shares of AMIT Class A are issued and outstanding and 1,675,113 shares of AMIT Class B are issued and outstanding (collectively, the "AMIT SHARES"). No other shares of AMIT beneficial interests are issued and outstanding or held in treasury. All of the AMIT Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than (i) the Share Rights, and (ii) AMIT's obligation (if AMIT does not exercise its option to acquire the shares of AMIT Class B pursuant to that certain Stock Option Agreement dated April 14, 1995 between AMIT and MAE (the "STOCK OPTION AGREEMENT")) to issue shares of AMIT Class A upon the conversion of the shares of AMIT Class B into shares of AMIT Class A on the basis of one (1) share of AMIT Class A for forty-nine
(49) shares of AMIT Class B in accordance with the AMIT Declaration of Trust, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require AMIT to issue, sell, or otherwise cause to become outstanding any of its shares of beneficial interests. There are no outstanding or authorized share appreciation rights, phantom shares, profit participation, or similar rights with respect to AMIT beneficial interests.

   (b) AMIT Subsidiaries. Schedule 3.4(b) lists as of the Signing Date the following information for each of the AMIT Subsidiaries: (i) the total number of authorized shares of capital stock or other equity interests, (ii) the total number of issued and outstanding shares of capital stock or other equity interests and (iii) the total number of issued and outstanding shares of capital stock or other equity interests owned by AMIT. No shares of capital stock or other equity interests are held in treasury at any of the AMIT Subsidiaries. All of the issued and outstanding shares of capital stock or other equity interests of each of the AMIT Subsidiaries have been duly authorized and are validly issued, fully paid, nonassessable and free and clear of all Liens. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the AMIT Subsidiaries to issue, sell, or otherwise cause to become outstanding any of their shares of capital stock or other equity interests. There are no outstanding or authorized share or unit appreciation rights, phantom shares or units, profit participation, or similar rights with respect to the shares of capital stock or other equity interests of any of the AMIT Subsidiaries.

   SECTION 3.5 Authority Relative to Transactions. Subject to AMIT's amending its Declaration of Trust to allow for, among other things, the Merger, AMIT has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that AMIT may not consummate the Merger unless and until it receives the approval of its shareholders. This Agreement constitutes the valid and legally binding obligation of AMIT, enforceable against it in accordance with its terms and conditions.

   SECTION 3.6 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which any member of the AMIT Group is subject or any provision of the charter or bylaws of any member of the AMIT Group or (ii) conflict with, result in a breach or the acceleration of, constitute a default under, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any member of the AMIT Group is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets); except in each case where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or imposition of a Lien would not have a Material Adverse Effect.

   SECTION 3.7 Governmental Consents. Other than in connection with the provisions of the Securities Act, the Securities Exchange Act and the state securities laws and the filing of the Articles of Merger, no member of the AMIT Group needs to give any notice to, make any filing with or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except in each case where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a Material Adverse Effect.

   SECTION 3.8 Filings with the SEC. AMIT has made all filings with the SEC required under the Securities Act and the Securities Exchange Act within the last three years (collectively, the "AMIT PUBLIC REPORTS"). Each of the AMIT Public Reports complied with the Securities Act or the Securities Exchange Act, as applicable, in all material respects.

   SECTION 3.9 Financial Statements. The financial statements included in or incorporated by reference into the AMIT Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of AMIT as of the dates indicated and the results of its operations and cash flows for the periods then ended; provided, however, that the financial statements included in or incorporated by reference into the interim AMIT Public Reports are subject to normal year-end adjustments.

   SECTION 3.10 Subsequent Events. Since the date of the balance sheet included in or incorporated by reference into the most recent AMIT Public Report, there has been no event or occurrence with respect to AMIT or the AMIT Subsidiaries that has had, or could be expected to have, a Material Adverse Effect.

   SECTION 3.11 Undisclosed Liabilities. AMIT and the AMIT Subsidiaries have no liabilities, contingent or otherwise, required to be disclosed by GAAP except for (i) liabilities disclosed on the balance sheet or in the notes relating thereto included in or incorporated by reference into the most recent AMIT Public Report and (ii) current liabilities incurred in the Ordinary Course of Business since the most recent AMIT Public Report.

   SECTION 3.12 Broker's Fees. No member of the AMIT Group has any liability or obligation to pay any broker's, finder's or agency fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   SECTION 3.13 Disclosure. The portion of the Joint Proxy/Prospectus for which AMIT is responsible will comply with the Securities Act and the Securities Exchange Act in all material respects. The Joint Proxy/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that AMIT makes no representation or warranty with respect to any information that IPT will supply specifically for use in the Joint Proxy/Prospectus.

   SECTION 3.14 Compliance with State Takeover Statutes. No "fair price," "moratorium," "business combination," "control share acquisition," or any other anti-takeover statute enacted under the laws of the State of California applies or purports to apply to AMIT, any of its equity securities, the Merger, this Agreement or any of the transactions contemplated hereunder. AMIT has taken all actions and done all things necessary to exempt itself and the Merger and all related transactions with IPT from the operation of all "fair price," "moratorium," "business combination," "control share acquisition," or any other anti-takeover statutes enacted under any federal law or regulation.

                                  ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF IPT

   IPT represents and warrants to AMIT that the statements contained in this
Article 4 are correct and complete, except as set forth in the disclosure letter provided by IPT accompanying this Agreement (the "IPT DISCLOSURE LETTER"). The IPT Disclosure Letter will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article 4.

   SECTION 4.1 Organization.

   (a) IPT. IPT is a real estate investment trust (as defined in Section 8-101(b) of the MCAA) duly formed, validly existing and in good standing under the laws of the State of Maryland. Other than the IPT Subsidiaries and IPLP, as of the Signing Date IPT is not the record owner of any shares of capital stock of or other equity interest in any Person. Attached hereto as
Exhibit 4.1(a) is a complete and correct copy of IPT's Declaration of Trust and Bylaws, as each is in effect as of the Signing Date.

   (b) IPLP. IPLP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Other than the Investment Limited Partnerships, as of the Signing Date IPLP is not the record owner of any shares of capital stock of or other equity interest in any Person.

   (c) IPT Subsidiaries. Schedule 4.1(c) lists as of the Signing Date the name and jurisdiction of organization of each Person in which IPT is the record owner of any shares of capital stock or other equity interests (collectively, the "IPT SUBSIDIARIES"). Each of the IPT Subsidiaries is an entity validly existing and in good standing under the laws of the jurisdiction of its organization. Other than as listed on Schedule 4.4, as of the Signing Date none of the IPT Subsidiaries is the record owner of any shares of capital stock of or other equity interest in any Person.

   (d) Investment Limited Partnerships. Schedule 4.1(d) lists as of the Signing Date the name and jurisdiction of organization of each limited partnership in which IPLP is the record owner of an equity interest (the "INVESTMENT LIMITED PARTNERSHIPS"). Each of the Investment Limited Partnerships is a limited partnership validly existing and in good standing under the laws of the jurisdiction of its organization.

   SECTION 4.2 Qualification. Each member of the IPT Group is duly qualified and in good standing as a foreign entity under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

   SECTION 4.3 Power and Authority. Each member of the IPT Group has all requisite power and authority to own and operate its properties and to conduct the business in which it is currently engaged, except where the lack of such power and authority would not have a Material Adverse Effect.

   SECTION 4.4 Capitalization of the Investment Limited
Partnerships. Schedule 4.4 lists as of July 11, 1997 for each of the Investment Limited Partnerships the total number of issued and outstanding units of beneficial interests. No units are held in treasury at any of the Investment Limited Partnerships. All of the issued and outstanding units of each of the Investment Limited Partnerships have been duly authorized and are validly issued. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Investment Limited Partnerships to issue, sell, or otherwise cause to become outstanding any of their units. There are no outstanding or authorized unit appreciation rights, phantom units, profit participation, or similar rights with respect to any of the Investment Limited Partnerships.

   SECTION 4.5 Authority Relative to Transactions. IPT has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that IPT cannot consummate the Merger unless and until it receives the approval of the IPT Shareholders as required by the MCAA. This Agreement constitutes the valid and legally binding obligation of IPT, enforceable against IPT in accordance with its terms and conditions.

   SECTION 4.6 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which any member of the IPT Group is subject or any provision of the charter or bylaws of any member of the IPT Group or (ii) conflict with, result in a breach or the acceleration of, constitute a default under, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any member of the IPT Group is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets); except in each case where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or the imposition of a Lien would not have a Material Adverse Effect.

   SECTION 4.7 Governmental Consents. Other than in connection with the provisions of the Securities Act, the Securities Exchange Act and the state securities laws and the filing of the Articles of Merger, no member of the IPT Group needs to give any notice to, make any filing with or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except in each case where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a Material Adverse Effect.

   SECTION 4.8 Filings with the SEC. Each of the Investment Limited Partnerships has made all filings with the SEC required under the Securities Act and the Securities Exchange Act within the last three years
(collectively, the "PARTNERSHIP PUBLIC REPORTS"). Each of the Partnership Public Reports complied with the Securities Act or the Securities Exchange Act, as applicable, in all material respects.

   SECTION 4.9 Financial Statements.

   (a) IPT. Attached hereto as Schedule 4.9 is the unaudited consolidated balance sheet of IPT, the IPT Subsidiaries and IPLP as of December 31, 1996 and as of March 31, 1997, and the accompanying notes, if any (collectively, the "IPT BALANCE SHEETS"), together with the related statements of operations and cash flows for the year ended December 31, 1996 and the three-month period ended March 31, 1997 (collectively, the "IPT STATEMENTS OF OPERATIONS," and together with the IPT Balance Sheets, the "IPT Financial Statements"). The IPT Balance Sheets have been prepared in accordance with GAAP (except for the inclusion of certain notes and related schedules required by GAAP, and not necessarily in accordance with SEC presentation requirements regarding consolidation) applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial condition of IPT, the IPT Subsidiaries and IPLP as of the dates indicated; provided, however, that the IPT Balance Sheet dated as of March 31, 1997 is subject to normal year-end adjustments. The IPT Statements of Operations present fairly (but not necessarily in accordance with GAAP or SEC presentation requirements), in all material respects, the results of operations and cash flows of IPT, the IPT Subsidiaries and IPLP for the periods then ended; provided, however, that the IPT Statements of Operations for the period ended March 31, 1997 are subject to normal year-end adjustments. The audited financial statements of IPT included in the Joint Proxy/Prospectus will not differ substantively from the IPT Financial Statements in any manner which would have a Material Adverse Effect.

   (b) Investment Limited Partnerships. The financial statements included in or incorporated by reference into the Partnership Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the reporting party as of the dates indicated and the results of its operations and cash flows for the periods then ended; provided, however, that the financial statements included in or incorporated by reference into the interim Partnership Public Reports are subject to normal year-end adjustments.

   SECTION 4.10 Subsequent Events.

   (a) IPT, IPT Subsidiaries and IPLP. Since the date of the IPT Financial Statements, there has been no event or occurrence with respect to IPT, the IPT Subsidiaries or IPLP that has had, or could be expected to have, a Material Adverse Effect; provided, however, that with respect to any action, claim, arbitration, inquiry, proceeding, hearing or investigation initiated by a Person that owns a beneficial interest in a Person the securities for which any member of the IPT Group has made a tender offer, the phrase "could be expected to have a Material Adverse Effect" in the immediately preceding clause shall be replaced by the phrase "will have a Material Adverse Effect".

   (b) Investment Limited Partnerships. Since the date of the balance sheet included in or incorporated by reference into the most recent Public Report, there has been no event or occurrence with respect to any of the Investment Limited Partnerships that has had, or could be expected to have, a Material Adverse Effect.

   SECTION 4.11 Undisclosed Liabilities.

   (a) IPT, IPT Subsidiaries and IPLP. IPT, the IPT Subsidiaries and IPLP have no liabilities, contingent or otherwise, required to be disclosed by GAAP except for (i) liabilities disclosed on the balance sheet or in the notes relating thereto included in the IPT Financial Statements and (ii) current liabilities incurred in the Ordinary Course of Business since the date of the IPT Financial Statements.

   (b) Investment Limited Partnerships. The Investment Limited Partnerships have no liabilities, contingent or otherwise, required to be disclosed by GAAP except for (i) liabilities disclosed on the balance sheet or in the notes relating thereto included in or incorporated by reference into the most recent Public Report and (ii) current liabilities incurred in the Ordinary Course of Business since the date of the most recent Public Report.

   SECTION 4.12 REIT Status. For all years in which it has made an election to be taxed as a real estate investment trust ("REIT"), IPT has continuously been organized and operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "CODE"). IPT has no intention of changing its operations or engaging in activities which adversely affect its ability to qualify or make economically undesirable its continued qualification as a REIT.

   SECTION 4.13 Broker's Fees. None of the members of the IPT Group has any liability or obligation to pay any broker's, finder's or agency fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

   SECTION 4.14 Disclosure. The portions of the Joint Proxy/Prospectus for which IPT is responsible will comply with the Securities Act and the Securities Exchange Act in all material respects. The Joint Proxy/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that IPT makes no representation or warranty with respect to any information that AMIT will supply specifically for use in the Joint Proxy/Prospectus.

   SECTION 4.15 Compliance with State Takeover Statutes. IPT has taken all actions and done all things necessary to exempt itself and the Merger and all related transactions with AMIT from the operation of all "fair price," "moratorium," "business combination," "control share acquisition," or any other anti-takeover statutes enacted under the MCAA (including the Maryland "business combination" statute at Section 3-601 et. seq. of the MCAA and the Maryland "control share" statute at Section 3-701 et. seq. of the MCAA) or under any federal law or regulation.

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                                  ARTICLE 5.
                    REPRESENTATIONS AND WARRANTIES OF IFG

   IFG represents and warrants to AMIT that the statements contained in this
Article 5 are correct and complete, except as set forth in the disclosure letter provided by IFG accompanying this Agreement (the "IFG DISCLOSURE LETTER"). The IFG Disclosure Letter will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article 5.

   SECTION 5.1 Capitalization.

   (a) IPT. The total authorized number of shares of beneficial interest in IPT is 500,000,000 shares (the "IPT SHARES"), of which 400,000,000 shares, par value $.01 per share, are designated common shares (the "IPT COMMON") and 100,000,000 shares, par value $.01 per share, are designated preferred shares (the "IPT PREFERRED"). On the Signing Date, 16,003,014 shares of IPT Common are issued and outstanding and no shares of IPT Preferred are issued and outstanding. No IPT Shares are held in treasury. All of the issued and outstanding shares of IPT Common have been duly authorized and are validly issued, fully paid and nonassessable. Other than IPT's issuance of shares of IPT Common (i) upon the conversion of IPLP Units into shares of IPT Common on the basis of one (1) share of IPT Common for one (1) IPLP Unit in accordance with the Second Amended and Restated Agreement of Limited Partnership of IPLP (the "IPLP LIMITED PARTNERSHIP AGREEMENT") and (ii) pursuant to an IPT Private Placement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require IPT to issue, sell, or otherwise cause to become outstanding any of the IPT Shares. There are no outstanding or authorized share appreciation rights, phantom shares, profit participation, or similar rights with respect to the IPT Shares. From April 3, 1997 to the Signing Date, no IPT Shares have been issued for consideration of less than ten dollars ($10.00) per share.

   (b) IPLP. As of the Signing Date, 16,003,014 general partnership units of IPLP ("IPLP GP UNITS") and 8,399,499 limited partnership units of IPLP ("IPLP LP UNITS") are issued and outstanding (the IPLP GP Units and IPLP LP Units are sometimes collectively referred to as the "IPLP UNITS"). As of the Signing Date, IPT is the record owner of all the IPLP GP Units and all such IPLP GP Units are owned free and clear of all Liens. As of the Signing Date, IFG is the record owner of all the IPLP LP Units, and therefore, in accordance with the IPLP Limited Partnership Agreement, a copy of which is attached hereto as Exhibit 5.1(b), all such IPLP LP Units are designated as Class A Units. No IPLP Units are held in treasury. All of the issued and outstanding IPLP Units have been duly authorized and are validly issued. No note, bond or other debt security payable to IPLP was exchanged for any IPLP Units. None of the IPLP Units is subject to any additional capital contribution, other than capital contributions that may be required to be made by IPT, in its capacity as the general partner of IPLP, pursuant to applicable partnership law. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require IPLP to issue, sell, or otherwise cause to become outstanding any of the IPLP Units. There are no outstanding or authorized unit appreciation rights, phantom units, profit participation, or similar rights with respect to the IPLP Units. From April 3, 1997 to the Signing Date, no IPLP Units have been issued for consideration of less than ten dollars ($10.00) per unit.

   (c) IPT Subsidiaries. Schedule 5.1(c) lists as of the Signing Date the following information for each of the IPT Subsidiaries: (i) the total number of authorized shares of capital stock or other equity interests, (ii) the total number of issued and outstanding shares of capital stock or other equity interests and (iii) the total number of issued and outstanding shares of capital stock or other equity interests owned by IPT. No shares of capital stock or other equity interests are held in treasury at any of the IPT Subsidiaries. All of the issued and outstanding shares of capital stock or other equity interests of each of the IPT Subsidiaries have been duly authorized and are validly issued, fully paid, nonassessable and free and clear of all Liens. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the IPT Subsidiaries to issue, sell, or otherwise cause to become outstanding any of their shares of capital stock. There are no outstanding or authorized share or unit appreciation rights, phantom shares or units, profit participation, or similar rights with respect to the shares of capital stock or other equity interests of any of the IPT Subsidiaries.

   (d) Investment Limited Partnerships. Schedule 5.1(d) lists as of July 11, 1997 the following information for each of the Investment Limited
Partnerships: (i) the name of the sole general partner or the managing general partner and such general partner's percentage ownership interest, and
(ii) the total number of issued and outstanding units of beneficial interests owned by IPLP. All the issued and outstanding units of beneficial interests owned by IPLP are free and clear of all Liens.

                                  ARTICLE 6.
                                  COVENANTS

   SECTION 6.1 General. Each of IPT and AMIT will use, and will cause each member of the IPT Group and AMIT Group, respectively, to use, commercially reasonable efforts to take all action and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including obtaining any third party consents.

   SECTION 6.2 Regulatory Matters and Legal Approvals. Each of IPT and AMIT will, and will cause each member of the IPT Group and AMIT Group, respectively, to, give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing:

   (a) Securities Laws. IPT and AMIT will prepare and, as soon as practicable after receipt of the Fairness Opinion but in no event later than September 1, 1997, file with the SEC a Joint Proxy/Prospectus; provided, however, that the obligation to file the Joint Proxy/Prospectus shall be subject to AMIT's receipt of the Fairness Opinion. Each of IPT and AMIT will use its commercially reasonable efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary or advisable. AMIT will provide IPT, and IPT will provide AMIT, with whatever information and assistance in connection with the foregoing filings that the requesting Party reasonably may request. IPT and AMIT will take all actions that may be necessary or advisable under state securities laws in connection with the offering and issuance of the shares of IPT Common to be issued in connection with the Merger.

   (b) State Corporate Law -- AMIT. AMIT will call a Special Meeting of its shareholders and mail the Joint Proxy/Prospectus as soon as practicable in order that its shareholders may consider and vote upon an amendment to the AMIT Declaration of Trust to allow for, among other things, the Merger, the adoption of this Agreement and the approval of the Merger. The Joint Proxy/Prospectus will contain the affirmative recommendation of the AMIT board of trustees in favor of the adoption of each of the foregoing matters; provided, however, that no trustee of AMIT shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

   (c) State Corporate Law -- IPT. IPT will call a Special Meeting of its shareholders as soon as practicable in order that its shareholders may consider and vote upon, in accordance with the MCAA, the adoption of this Agreement, the approval of the Merger, the approval of the issuance of shares of IPT Common pursuant to Section 2.3(b) and any amendments to the IPT Declaration of Trust made in accordance with Section 6.3(a). The materials provided to the IPT Shareholders in connection with the Special Meeting will contain an affirmative recommendation of the IPT board of trustees in favor of the adoption of each of the foregoing matters; provided, however, that no trustee of IPT shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

   (d) State Corporate Law -- All Parties. Each of IPT and AMIT shall take all reasonable actions and do all things necessary so that no "fair price," "moratorium," "business combination," "control share acquisition," or any other anti-takeover statute enacted under any state or federal law or regulation is or becomes applicable to any Party or to this Agreement or the Merger and, if any such law or regulation becomes applicable, take all reasonable actions and do all things necessary to consummate the Merger and to otherwise minimize the effects of such law or regulation.

   (e) Listing. IPT will prepare and submit to the American Stock Exchange, the New York Stock Exchange or the NASDAQ (as will be determined by an agreement of the Parties) and will take such further actions as may be necessary to obtain a listing application covering the shares of IPT Common outstanding as of the Effective Time and the shares of IPT Common issuable in connection with the Merger.

   SECTION 6.3 Operation of Business. Each of IPT and AMIT will not, and will cause each member of the IPT Group and AMIT Group, respectively, not to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of either IPT or AMIT, as the case may be. Without limiting the generality of the foregoing, each of IPT and AMIT will not, and will cause each member of the IPT Group and AMIT Group, respectively, not to:

   (a) authorize or effect any change in its charter or bylaws, other than
(i) in the case of AMIT, the amendment to the AMIT Declaration of Trust as contemplated by Section 6.2(b)(i), or (ii) in the case of IPT, any amendment to the IPT Declaration of Trust or Bylaws made in connection with the Merger or an IPT Private Placement, provided that IPT may not amend the IPT Declaration of Trust or Bylaws in any manner that would be adverse to the financial interests of the IPT Shareholders;

   (b) grant any options, warrants or other rights to purchase or obtain any of its shares or beneficial interests or issue, sell, or otherwise dispose of any of its shares or beneficial interests, other than (i) in the case of IPT,
(A) issuances or sales of shares of IPT Common pursuant to an IPT Private Placement, (B) grants of options or other rights to purchase or obtain shares of IPT Common pursuant to an IPT Stock Option Plan, provided, however, that any option or other right to purchase or obtain shares of IPT Common granted prior to the Effective Time must have a strike or exercise price of not less than the IPT Base Value, (C) issuances or sales of shares of IPT Common for consideration of not less than the IPT Base Value pursuant to a transaction entered into in the Ordinary Course of Business, and (D) issuances or sales of shares of IPT Common pursuant to the conversion of IPLP Units into shares of IPT Common pursuant to the provisions of the IPLP Limited Partnership Agreement; or (ii) in the case of IPLP, issuances or sales of IPLP Units for consideration of not less than the IPT Base Value pursuant to a transaction entered into in the Ordinary Course of Business;

   (c) redeem, repurchase, or otherwise acquire any of its shares or beneficial interests;

   (d) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation other than (i) in the case of IPT or IPLP, a Permitted Debt; and
(ii) in the case of AMIT, in the Ordinary Course of Business;

   (e) impose or permit to exist any Lien upon any of its assets;

   (f) make any capital investment in, make any loan to, or acquire assets or the securities or assets of any other Person other than in the Ordinary Course of Business; provided, however, that in no event may AMIT acquire any interest in any asset which would otherwise fail (i) to be a "real estate asset" as defined in Section 856(c)(6)(B) of the Code or (ii) to generate income as described in Section 856(c)(3) of the Code; provided, further, that the immediately preceding proviso shall in no way limit the ability of AMIT to renegotiate, restructure or exercise rights and default remedies with respect to its portfolio of assets.

   (g) make any change in employment terms for any of its trustees, officers, and employees other than in the Ordinary Course of Business; and

   (h) commit to any of the foregoing.

   SECTION 6.4 Dividend Payments.

   (a) IPT. IPT shall take all actions and do all things necessary to declare and pay a dividend in an amount equal to $0.15 per share to all record holders of IPT Common as of the first quarterly dividend record date after the Effective Time.

   (b) AMIT. AMIT shall take all actions and do all things necessary to declare and pay a dividend in an amount equal to AMIT's earnings and profits at the Effective Time so that, after giving effect to the Merger, IPT shall continue to qualify as a REIT. AMIT shall provide to IPT, not later than twenty (20) business days prior to AMIT's declaring the dividend required by this section, all documents necessary to support (to the satisfaction of IPT and its counsel) the calculation of the amount to be distributed pursuant to this section. This section does not limit, and shall not be construed as limiting, AMIT's ability to declare and pay dividends in the Ordinary Course of Business.

   SECTION 6.5 Obligation to Notify and Update.

   (a) AMIT's Obligations. Within ten (10) days after the last day of each month prior to the Closing and within two (2) days prior to the Closing Date, AMIT shall provide to IPT a written statement which sets forth all the material terms of each loan transaction entered into or amended since the later of January 1, 1997 or the date of the previous written statement provided pursuant to this section; provided, however, that AMIT shall not be required to provide a written statement with respect to (i) a restructuring or refinancing of a loan outstanding before January 1, 1997 so long as such loan was and remains secured by a direct interest in real property or (ii) any loan made to, including any restructuring or refinancing of such loan, any member of the IPT Group or to IFG or any controlled affiliate of IFG. This section does not provide, and shall not be construed as providing, IPT with the right to object to, or to otherwise restrict the ability of any member of the AMIT Group to consummate, any loan transaction entered into in the Ordinary Course of Business.

   (b) IPT Group's Obligations. Within ten (10) days after the last day of each month prior to the Closing and within two (2) days prior to the Closing Date, IPT shall provide to AMIT a written statement which sets forth all the changes to Schedules 4.1(c), 4.1(d), 4.4, 5.1(c) and 5.1(d) since the later of the Signing Date or the date of the previous written statement provided pursuant to this section. In addition to the written statement required by the immediately preceding sentence, IPT shall promptly provide to AMIT the material terms of any transaction which would affect Schedules 4.1(c), 4.1(d), 4.4, 5.1(c) and 5.1(d) and in which the aggregate purchase price exceeds five hundred thousand dollars ($500,000). This section does not provide, and shall not be construed as providing, AMIT with the right to object to, or to otherwise restrict the ability of any member of the IPT Group to consummate, any transaction entered into in the Ordinary Course of Business.

   SECTION 6.6 Confidentiality.

   (a) AMIT's Obligations. AMIT affirms all of its obligations under that certain Letter Agreement dated October 28, 1996 from IFG to AMIT.

   (b) IPT's Obligations. IFG affirms, and IPT hereby agrees to be bound by, all the terms set forth in that certain Confidentiality Agreement effective December 3, 1996 between IFG and AMIT (the "IFG CONFIDENTIALITY AGREEMENT") which are applicable to IFG; provided, however, each of IPT, IFG and AMIT acknowledges that the rights and obligations set forth in paragraph "e)" of such Confidentiality Agreement have been duly terminated, and that such rights and obligations are not revived or reinstated by this reference.

   SECTION 6.7 Full Access. Subject to Section 6.6, AMIT will afford IPT and its authorized representatives, and IPT will afford AMIT and its authorized representatives, full and free access to such party's business, its personnel, properties, contracts, books and records, and all other documents and data.

   SECTION 6.8 Notice of Developments. Each of IPT and AMIT will give prompt written notice to the other Parties of any event or occurrence which causes a breach of any of the representations, warranties or covenants in this Agreement. No disclosure by any Party pursuant to this section shall be deemed to amend or supplement the disclosure letters or to prevent or cure any misrepresentation or breach of covenant.

   SECTION 6.9 Exclusive Dealing. During the period from the Signing Date until and including the Closing Date, AMIT will not, and will not cause or permit its affiliates to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other Person relating to the acquisition of any shares of AMIT, or the assets or business of AMIT, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than transactions in the Ordinary Course of Business); provided, however, that AMIT and its trustees and officers will remain free to entertain offers from, negotiate with, or discuss, accept or consider any proposal of any Person to the extent their fiduciary duties may require. AMIT shall immediately notify IPT regarding any contact between AMIT or its representatives and any other Person regarding any of the foregoing.

   SECTION 6.10 Fairness Opinion. AMIT shall take all reasonable actions and do all things reasonably necessary to cause Christopher Weil & Company, Inc. to promptly prepare and deliver to each of AMIT and IPT an opinion as to the fairness to the AMIT Shareholders of the Exchange Ratio from a financial point of view (the "FAIRNESS OPINION"). The Fairness Opinion shall be delivered prior to the date the Joint Proxy/Prospectus is filed with the SEC and shall be satisfactory in form and substance to each of AMIT and IPT.

   SECTION 6.11 Employment Agreements.

   (a) Ronald J. Consiglio. At the Closing, IPT and Ronald J. Consiglio shall enter into the Employment Agreement in the form attached hereto as Exhibit 6.11(a).

   (b) Anna Merguerian. At the Closing, IPT and Anna Merguerian shall enter into the Employment Agreement in the form attached hereto as Exhibit 6.11(b).

   SECTION 6.12 Expense Reimbursement. If, within fifteen (15) months of the Signing Date or within nine (9) months of the termination date of this Agreement, whichever is later, AMIT signs a letter of intent or other agreement relating to a transaction (whether directly or indirectly, through purchase, merger, consolidation or otherwise) as a result of which greater than fifty percent (50%) of the persons comprising the board of trustees or directors of the post-transaction entity (at any time during the nine month period immediately following the consummation of such transaction) are persons other than those persons which constitute the AMIT board of trustees on the Signing Date (such acquisition, a "COMPETING TRANSACTION") and such Competing Transaction is ultimately consummated, then, immediately upon the closing of such Competing Transaction, AMIT shall pay to IPT or IFG, as the case may be, an amount equal to the actual out-of-pocket expenses of each of IPT and IFG incurred on behalf of AMIT pursuant to that certain Letter Agreement Regarding Expenses dated April 3, 1997 (the "EXPENSE LETTER"); provided, however, that AMIT shall have no payment obligations under this section if this Agreement is terminated pursuant to Sections 8.1(a), 8.1(b), 8.1(c) or 8.1(e). This section will not serve as the exclusive remedy to IPT or IFG under this Agreement in the event of a breach by AMIT; rather, this section is intended to offset the expenses incurred by IPT and IFG on behalf of AMIT in connection with this Agreement and transactions contemplated hereunder. IPT and IFG will be entitled to pursue all rights and remedies provided by law or in equity.

   SECTION 6.13 Agreements Regarding the Shares of AMIT Class B. MAE and AMIT hereby agree that, upon the consummation of the Merger, each of the Stock Option Agreement and that certain Irrevocable Voting Proxy dated April 14, 1995 executed by MAE in favor of AMIT (the "IRREVOCABLE VOTING PROXY") shall automatically and without any further action on the part of either MAE or AMIT terminate in its entirety. To the extent any provision of this Agreement is inconsistent with any provision of the Stock Option Agreement or the Irrevocable Voting Proxy, such inconsistent provision of the Stock Option Agreement or the Irrevocable Voting Proxy, as the case may be, shall be deemed to be waived by AMIT and MAE. Notwithstanding any provision to the contrary, the Stock Option Agreement and the Irrevocable Voting Proxy shall remain in full force and effect at all times prior to the Effective Time.

   SECTION 6.14 Indemnification.

   (a) Indemnification. IPT shall indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, an officer, trustee or director of AMIT or any AMIT Subsidiary (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts that are paid or agreed to be paid (with the approval of IPT, which approval shall not be unreasonably withheld) in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (an "INDEMNIFICATION PROCEEDING"), whether asserted or claimed at or after the Signing Date, based on, arising out of or pertaining to this Agreement or the Merger and which would not otherwise be an indemnifiable claim under the AMIT Declaration of Trust ("INDEMNIFIED LIABILITIES"), in each case to the fullest extent a corporation is permitted under the MCAA to indemnify its own directors or officers as the case may be, and IPT will pay expenses in advance of the final disposition of any such Indemnification Proceeding to each Indemnified Party to the full extent permitted by law subject to the limitations set forth in this section.

   (b) Notice Required. Any Indemnified Party proposing to assert the right to be indemnified under this section shall, promptly after receipt of notice of commencement of any Indemnification Proceeding against such Indemnified Party in respect of which a claim is to be made under this section, notify IPT of the commencement of such Indemnification Proceeding enclosing a copy of all papers served and other relevant documents.

   (c) Defense of Indemnification Proceeding. If any such Indemnification Proceeding is brought against any of the Indemnified Parties and such Indemnified Parties notify IPT of its commencement, IPT will be entitled to participate in and, to the extent that it elects by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the Indemnification Proceeding from the Indemnified Parties, to assume the defense of the Indemnification Proceeding; and after notice from IPT to the Indemnified Party of its election to assume the defense, IPT will not be liable to the Indemnified Parties for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnified Parties in connection with the defense.

   (d) Settlement. If IPT assumes the defense, then IPT shall have the right to settle such Indemnification Proceeding without the consent of the Indemnified Parties; provided, however, that IPT shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission or wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties; provided, further, that IPT, in the defense of any such Indemnification Proceeding, shall not, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such Indemnification Proceeding. IPT will not be liable for any settlement of any Indemnification Proceeding or claim effected without its written consent (which consent shall not be unreasonably withheld).

   (e) Right to Employ Counsel. The Indemnified Parties will have the right to employ their own counsel in any such Indemnification Proceeding, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by IPT, (ii) the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to IPT, (iii) an actual or potential conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and IPT (in which case IPT will not have the right to direct the defense of such Indemnification Proceeding on behalf of the Indemnified Parties) or (iv) IPT has not in fact employed counsel reasonably acceptable to the Indemnified Parties to assume the defense of such Indemnification Proceeding within a reasonable time after receiving notice of the commencement of the Indemnification Proceeding; in each of which cases the reasonable fees, disbursements and other charges of counsel selected by the Indemnified Parties will be at the expense of IPT. It is understood that IPT shall not, in connection with any Indemnification Proceeding or related Indemnification Proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by IPT, (b) any of the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) an actual or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties; in each case of which IPT shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels selected by the Indemnified Party or Indemnified Parties.

   (f) Survival of this Section. In the event that this Agreement is terminated in accordance with Section 8.1 without the Merger having been consummated, the obligations of IPT under this section shall automatically expire on the second anniversary of the date of such termination; provided, however, that such expiration shall not affect IPT's obligations with respect to claims properly asserted hereunder prior to such expiration.

   (g) Successors and Assigns Bound. The provisions of this section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of IPT.

   SECTION 6.15 Post-Merger IPT Trustees. As soon as practicable after the consummation of the Merger, IPT shall take all actions and do all things necessary (including increasing the number of trustees and seeking and accepting resignations of incumbent trustees) to cause (i) those persons listed on Schedule 1.2(d) to be elected or appointed as trustees (in accordance with the classifications listed on Schedule 1.2(d)) to the IPT board of trustees.

   SECTION 6.16 Standstill Obligation. During the period from the Signing Date until the earlier of the termination of this Agreement or the Closing Date, IFG will not, and will not cause any of its Affiliates (as such term is defined in the IFG Confidentiality Agreement) to, directly or indirectly, through representatives or otherwise, (a) acquire any additional AMIT Shares or (b) initiate any communication with any AMIT Shareholder, provided, however, that neither IFG nor its Affiliates will be restricted in any manner whatsoever from initiating communication with any of its or their shareholders on matters unrelated to the Merger, regardless of whether or not its or their shareholders are also AMIT Shareholders.

                                  ARTICLE 7.
                   CONDITIONS TO CONSUMMATION OF THE MERGER

   SECTION 7.1 Conditions to Obligation of AMIT. The obligation of AMIT to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of each of the conditions set forth in this Section 7.1.

   (a) Shareholder Approval. This Agreement and the Merger shall have received the requisite approval from the shareholders of each of IPT and AMIT.

   (b) Representations and Warranties. The representations and warranties made by IPT and IFG in Articles 4 and 5, respectively, shall be true and correct in all material respects (without giving effect to any "materiality" qualification or limitation) as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date.

   (c) Performance of Covenants. IPT shall have performed and complied in all material respects with all of the covenants required by this Agreement to be performed by IPT prior to or at the Closing.

   (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act; and it is also a condition that AMIT shall have become obligated to file the Joint Proxy/Prospectus pursuant to
Section 6.2(a).

   (e) Listing. The American Stock Exchange, the New York Stock Exchange or the NASDAQ, as the case may be, shall have approved for listing (subject to official notice of issuance) the shares of IPT Common outstanding as of the Effective Time and the shares of IPT Common issuable in connection with the Merger.

   (f) Articles of Merger. The State Department of Assessments and Taxation of the State of Maryland shall have accepted for record the filing of the Articles of Merger.

   (g) No Order. There shall not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

   (h) Maryland Opinion Regarding AMIT. AMIT shall have received an opinion of Miles & Stockbridge ("M&S"), special Maryland counsel, addressed to AMIT dated as of the Closing Date, in form reasonably satisfactory to AMIT, as to the following matters: (A) IPT has duly executed and delivered this Agreement; (B) this Agreement is a legal, valid and binding obligation of IPT enforceable against it in accordance with the terms of this Agreement (assuming corporate power, authority and authorization); (C) this Agreement is a legal, valid and binding obligation of each of IFG and MAE enforceable against each of them in accordance with the terms of this Agreement (assuming corporate power, authority, authorization, execution and delivery); (D) neither the execution and delivery by IPT of this Agreement nor the consummation by it of the transactions contemplated hereby will violate any Maryland law; (E) except for filing the Articles of Merger, no authorization, consent, action, approval, license, exemption of or filing or registration with any Maryland governmental entity or subdivision is necessary for IPT to effect the transactions to be performed by it in this Agreement; and (F) the shares of IPT Common to be issued pursuant to the Merger are duly authorized and, when issued, are validly issued, fully paid and non-assessable; in each case, with customary representations, exceptions, assumptions and qualifications.

   (i) Opinion Regarding IPT, IFG and MAE. AMIT shall have received an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("AGSH&F"), counsel to IPT, IFG and MAE, addressed to AMIT dated as of the Closing Date, in form reasonably satisfactory to AMIT, as to the following matters: (A) each of IPT, IFG and MAE is validly existing and, as of the date listed on a certificate of good standing obtained from the Secretary of State of the State of Delaware or Maryland, as the case may be, in good standing under the laws of such state; (B) each of IPT, IFG and MAE has the requisite power and authority to enter into this Agreement and perform its obligations hereunder;
(C) the execution and delivery of this Agreement and the performance by each of IPT, IFG and MAE of its obligations hereunder have been duly authorized by all requisite corporate action; (D) each of IFG and MAE has duly executed and delivered this Agreement (assuming Delaware law applies to matters of execution and delivery); (E) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a breach under any provision of the declaration of trust or certificate of incorporation, as the case may be, or bylaws of any of IPT, IFG or MAE or violate any Delaware law; (F) except for filing the Articles of Merger and the effectiveness of the Registration Statement and a California permit application, no authorization, consent, action, approval, license, exemption of or filing or registration with, in the case of each of IFG or MAE, any Delaware governmental entity or subdivision, and in the case of IPT, IFG or MAE, with any United States governmental entity or subdivision, is necessary to effect the transactions to be performed by it in this Agreement; and (G) the portion of Joint Proxy/Prospectus (excluding the financial statements contained therein) for which IPT is responsible complies as to form with the Securities Act and the Securities Exchange Act in all material respects; in each case, with customary representations, exceptions, assumptions and qualifications.

   (j) REIT Opinion. IPT shall have received the opinion specified in Section 7.2(j).

   (k) Reorganization Opinion. AMIT shall have received an opinion of AGSH&F addressed to AMIT dated as of the Closing Date, in form reasonably satisfactory to AMIT, that, based upon certificates and letters acceptable to AGSH&F dated as of the Closing Date, the Merger should qualify as a "reorganization" within the meaning of Section 368 of the Code, with customary representations, exceptions, assumptions and qualifications.

   (l) Deliveries by IPT. IPT shall have delivered to AMIT each of the following documents and instruments:

     (i) A Certificate of Good Standing of IPT dated within ten (10) business days of the Closing Date issued by the Secretary of State of the State of Maryland;

     (ii) A certificate of the Secretary or Assistant Secretary of IPT dated the Closing Date certifying (A) IPT's Declaration of Trust, bylaws and good standing, (B) the adoption and continued effect of the resolutions of IPT's board of trustees authorizing this Agreement, the Merger and the transactions contemplated by this Agreement and (C) the incumbency and signatures of the officers of IPT authorized to execute this Agreement and all other documents, instruments and agreements to be executed by IPT as contemplated by this Agreement;

     (iii) A certificate of an executive officer of IPT dated the Closing Date certifying the satisfaction of the conditions set forth in Sections 7.1(b) and 7.1(c);

     (iv) A certificate of an executive officer of IFG dated the Closing Date certifying the satisfaction of the condition set forth in Sections 7.1(b) with respect to IFG; and

     (v) Such other documents, instruments and certificates as AMIT may reasonably request for the transactions contemplated by this Agreement.

   SECTION 7.2 Conditions to Obligation of IPT and MAE. The obligation of IPT and MAE to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of each of the conditions set forth in this Section 7.2.

   (a) Shareholder Approval. This Agreement and the Merger shall have received the requisite approval from the shareholders of each of IPT and AMIT.

   (b) Representations and Warranties. The representations and warranties made by AMIT in Article 3 shall be true and correct in all material respects (without giving effect to any "materiality" qualification or limitation) as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date.

   (c) Performance of Covenants. AMIT shall have performed and complied in all material respects with all of the covenants required by this Agreement to be performed by AMIT prior to or at the Closing.

   (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act.

   (e) Listing. The American Stock Exchange, the New York Stock Exchange or the NASDAQ shall have approved for listing (subject to official notice of issuance) the shares of IPT Common outstanding as of the Effective Time and the shares of IPT Common issuable in connection with the Merger.

   (f) Articles of Merger. The State Department of Assessments and Taxation of the State of Maryland shall have accepted for record the filing of the Articles of Merger.

   (g) No Order. There shall not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

   (h) Maryland Opinion Regarding IPT. IPT shall have received an opinion of M&S, special Maryland counsel, addressed to IPT dated as of the Closing Date, in form reasonably satisfactory to IPT, as to the following matters: (A) AMIT has duly executed and delivered this Agreement (assuming Maryland law applies to matters of execution and delivery); (B) this Agreement is a legal, valid and binding obligation of AMIT enforceable against it in accordance with the terms of this Agreement (assuming corporate power, authority, authorization, execution and delivery); (C) this Agreement is a legal, valid and binding obligation of each of IFG and MAE enforceable against each of them in accordance with the terms of this Agreement (assuming corporate power, authority, authorization, execution and delivery); and (D) except for filing the Articles of Merger and the effectiveness of the Registration Statement, no authorization, consent, action, approval, license, exemption of or filing or registration with any Maryland governmental entity or subdivision is necessary for IPT to effect the transactions to be performed by it in this Agreement; in each case, with customary representations, exceptions, assumptions and qualifications.

   (i) Opinion Regarding AMIT. IPT shall have received an opinion of GGFC&M, counsel to AMIT, addressed to IPT dated as of the Closing Date, in form reasonably satisfactory to IPT, as to the following matters: (A) AMIT is validly existing under the laws of California; (B) AMIT has the requisite power and authority to own and operate its assets and to carry on its business as conducted and to enter into this Agreement and perform its obligations hereunder; (C) the execution and delivery of this Agreement and the performance by AMIT of its obligations hereunder have been duly authorized by all requisite corporate action; (D) AMIT has duly executed and delivered this Agreement (assuming California law applied to matters of execution and delivery); (E) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby resulted in a breach under any provision of the AMIT Declaration of Trust or AMIT Trustee Regulations or violated any California law; (F) except for filing the Articles of Merger and the effectiveness of a California permit application, no authorization, consent, action, approval, license, exemption of or filing or registration with any California governmental entity or subdivision or with any United States governmental entity or subdivision is necessary to effect the transactions to be performed by AMIT in this Agreement; and (G) the portion of the Joint Proxy/Prospectus (excluding the financial statements contained therein) for which AMIT is responsible complies as to form with the Securities Act and the Securities Exchange Act in all material respects; in each case, with customary representations, exceptions, assumptions and qualifications.

   (j) REIT Opinion. IPT shall have received an opinion of AGSH&F addressed to IPT dated as of the Closing Date, in form reasonably satisfactory to IPT, based upon certificates and letters acceptable to AGSH&F dated as of the Closing Date, as to the following matters: (A) commencing with the taxable year ending December 31, 1996, IPT was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and that, after giving effect to the Merger, IPT's proposed method of operation will enable IPT to continue to meet the requirements for qualification and taxation as a REIT within the meaning of the Code; (B) IPLP has been during and since 1996, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation; in each case, with customary representations, exceptions, assumptions and qualifications.

   (k) Reorganization Opinion. AMIT shall have received the opinion specified in Section 7.1(k).

   (l) Deliveries. AMIT shall have delivered to IPT each of the following documents and instruments:

     (i) A certificate of the Secretary or Assistant Secretary of AMIT dated the Closing Date certifying (A) the AMIT Declaration of Trust, as amended, and the AMIT Trustee Regulations, (B) that no action has been taken that would cause the dissolution of AMIT, (c) the adoption and continued effect of the resolutions of the AMIT board of trustees authorizing this Agreement, the Merger and the transactions contemplated by this Agreement and (D) the incumbency and signatures of officers of AMIT authorized to execute this Agreement and all other documents, instruments and agreements to be executed by AMIT as contemplated by this Agreement;

     (ii) A certificate of an executive officer of AMIT dated the Closing Date certifying the satisfaction of the conditions set forth in Sections 7.2(b) and 7.2(c); and

     (iii) Such other documents, instruments and certificates as IPT may reasonably request for the transactions contemplated by this Agreement.

                                  ARTICLE 8.
                                 TERMINATION

   SECTION 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time (whether before or after shareholder or beneficiary approval):

   (a) by mutual written consent of the respective boards of trustees of AMIT and IPT;

   (b) by either AMIT or IPT, if the matters to be voted upon by such Party shall not have received the requisite approval from such Party's shareholders at the Special Meeting (or any adjournment thereof) called for such purpose;

   (c) by either AMIT or IPT, if the Merger shall not have been consummated on or before December 31, 1997, provided that, so long as an active Registration Statement is on file with the SEC, the foregoing date shall be extended automatically until the earlier of June 30, 1998 or ninety (90) days after the Registration Statement is declared effective, provided further that the Party seeking to terminate this Agreement is not otherwise in material breach of its obligations under this Agreement;

   (d) by IPT, if AMIT shall have failed to comply in any material respect with any of their respective covenants or agreements contained in this Agreement; provided, however, that if such failure is curable, notice of such failure shall have been given by IPT to AMIT and AMIT shall not have cured such failure within 30 days of notice thereof;

   (e) by AMIT, if IPT shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement; provided, however, that if such failure is curable, notice of such failure shall have been given by AMIT to IPT and IPT shall not have cured such failure within 30 days of notice thereof; or

   (f) by AMIT, if IPT's Funds From Operations calculated on a weighted average per share basis for the period commencing on January 1, 1997 and ending on the ex-dividend date of the last dividend declared by AMIT prior to the date of the Effective Time is less than the difference between the AMIT Dividend Amount minus the quotient of (i) the product of (A) the IPT Base Value, multiplied by (B) the amount of the cash dividend or distribution per share declared and paid pursuant to Section 6.4(b), divided by (ii) $16.25.

   SECTION 8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party then in breach; provided, however, that the provisions set forth in Sections 6.6, 6.12 and 6.14 shall survive any such termination.

                                  ARTICLE 9.
                                MISCELLANEOUS

   SECTION 9.1 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the Parties, IFG or MAE which by its terms contemplates performance after the Effective Time.

   SECTION 9.2 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement and the application of such provision to any other part or to any other circumstance shall not be affected or impaired thereby.

   SECTION 9.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties, IFG and MAE; provided, however, that this Agreement may not be assigned by any Party, IFG or MAE without the prior written consent of the other Parties, IFG and MAE.

   SECTION 9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which when taken together shall constitute the same instrument.

   SECTION 9.5 Headings. The table of contents, captions and headings used in this Agreement are inserted for convenience only, and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

   SECTION 9.6 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Person which is entitled to the benefits thereof. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

   SECTION 9.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall create or confer upon any Person, other than the Parties, IFG or MAE or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as otherwise provided herein.

   SECTION 9.8 Other Expenses. Except as otherwise provided herein and in the Expense Letter, each of the Parties, IFG and MAE shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

   SECTION 9.9 Notices. Except as otherwise provided herein, any notice, request, instruction, consent or other document required or permitted to be given pursuant to this Agreement shall be in writing and delivered personally, by telecopy, by a nationally-recognized overnight courier service or by registered or certified mail, postage prepaid, as follows:

   If to AMIT:

     Angeles Mortgage Investment Trust
     340 North Westlake Blvd., Suite 230
     Westlake Village, CA 91362
     Attn: Mr. Ronald J. Consiglio
     Phone number: 805-449-1333
     Fax number: 805-449-1336

     copy (which shall not constitute notice to AMIT) to:
     Greenberg Glusker Fields Claman & Machtinger LLP
     1900 Avenue of the Stars, Suite 2100
     Los Angeles, CA 90067
     Attn: Jean Morris, Esq.
     Fax number: 310-553-0687

   If to IPT, IFG or MAE:

     Insignia Properties Trust
     One Insignia Financial Plaza
     Greenville, SC 29602
     Attn: Mr. Carroll Vinson
     Phone number: 864-239-1000
     Fax number: 864-239-1096; and

     Insignia Properties Trust
     One Insignia Financial Plaza
     Greenville, SC 29602
     Attn: General Counsel
     Phone number: 864-239-1000
     Fax number: 864-239-1096

     copy (which shall not constitute notice IPT, IFG or MAE) to:
     Akin, Gump, Strauss, Hauer & Feld, L.L.P.
     1700 Pacific Avenue, Suite 4100
     Dallas, TX 75201
     Attn: Roger Arnold, Esq.
     Fax number: 214-969-4343

or at such other address as shall be specified in writing by that Party, IFG or MAE. Any notice, request, instruction, consent or other document delivered as provided herein shall be deemed effectively given upon actual receipt by the Party, IFG or MAE (but not necessarily the individual person) to be notified.

   SECTION 9.10 Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Maryland applicable to agreements made and to be performed wholly within such jurisdiction.

   SECTION 9.11 Interpretation.

   (a) References. Except as specifically stated otherwise, references to articles, sections, exhibits, schedules and disclosure letters refer to articles, sections, exhibits, schedules and disclosure letters in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation." Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender.

   (b) Cross-Reference of Disclosures. Any item disclosed in one section, schedule or disclosure letter shall be deemed to be disclosed in any other section, schedule or disclosure letter where such disclosure is relevant, even if there is no express cross-reference, provided that the relevance of the disclosure is reasonably apparent. Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality, and shall not be deemed an admission that any such disclosed matter is or may give rise to a breach of any contract or violation of any law.

   (c) Drafting. No provision of this Agreement shall be interpreted in favor of, or against, either of the Parties, IFG or MAE by reason of the extent to which either such Person or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

   SECTION 9.12 Public Announcements. Except and to the extent required by law or the rules of any stock exchange, each of IFG, MAE, IPT and AMIT will not, and will cause each member of the IPT Group and AMIT Group, respectively, not to, without the prior written consent of the other Parties, and each will direct their representatives not to, make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of this transaction or any of the terms, conditions, or other aspects of this Agreement. If any of the Parties, IFG or MAE is required by law or the rules of any stock exchange to make any such disclosure, that Person must first provide to the other Parties, IFG and MAE for approval (which will not be unreasonable withheld) the content of the proposed disclosure, the reason that such disclosure is required by law, and the time and place that the disclosure will be made.

   SECTION 9.13 Entire Agreement. The Confidentiality Agreements described in
Section 6.6, this Agreement, the Expense Letter and the schedules, disclosure letters and exhibits hereto, constitute the sole understanding of the Parties, IFG and MAE with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all prior agreements and understandings, written and oral, between the Parties, IFG and MAE with respect to such matters. None of the Parties, IFG or MAE shall be liable or bound to any other Person in any manner by any promises, conditions, representations, warranties or covenants except as specifically set forth herein or therein.

   SECTION 9.14 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including any schedules, disclosure letters and exhibits, shall be binding unless the same shall be in writing and duly executed by the Person against whom such amendment, modification or alteration is sought to be enforced.

   SECTION 9.15 Disclosure Letters. If the disclosure letters becomes misleading in any respect, the Parties shall notify the other, in writing, of any facts making the disclosure letters misleading; provided, however, that no such notice shall be deemed to amend or modify the representations and warranties herein.

                                 ARTICLE 10.
                                 DEFINITIONS

   SECTION 10.1 Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

   (a) "AMIT CLASS A" means any beneficial interest in AMIT designated as a Class A Share, par value $1.00 per share, by the AMIT Declaration of Trust and the Share Right associated with such Class A Share.

   (b) "AMIT CLASS B" means any beneficial interest in AMIT designated as a Class B Share, par value $.01 per share, by the AMIT Declaration of Trust.

   (c) "AMIT DIVIDEND AMOUNT" means a dollar amount equal to the quotient of
(i) the product of (A) the IPT Base Value, multiplied by (B) the aggregate amount of cash dividends or distributions per share which have been declared by AMIT with respect to the AMIT Class A after January 1, 1997 and either

(1) have been paid on or prior to the date of the Effective Time or (2) are payable to the record holders of the AMIT Class A on or prior to the date of the Effective Time, divided by (ii) $16.25.

   (d) "AMIT GROUP" means AMIT and the AMIT Subsidiaries.

   (e) "AMIT SHAREHOLDER" means any Person which is a record holder of AMIT Class A.

   (f) "FUNDS FROM OPERATIONS" means, as to any Person for any specified period, the sum of (i) such Person's net income before extraordinary and non-recurring items and cumulative effect of accounting changes (computed in accordance with GAAP) excluding gains or losses from debt restructuring and sales of property during such period, plus (ii) depreciation and amortization of such Person's real estate assets during such period, plus or minus, as the case may be, (iii) the share of Funds from Operations attributable to such Person in respect of its interest in each unconsolidated partnership and joint venture during the same period.

   (g) "GAAP" means United States generally accepted accounting principles in effect at the time the relevant financial statements were prepared.

   (h) "IPLP" means Insignia Properties L.P., a Delaware limited partnership.

   (i) "IPT BASE VALUE" means the lesser of (i) $10.00 per share or (ii) the lowest gross per share dollar amount for which an IPLP Unit or a share of IPT Common or IPT Preferred is issued after the Signing Date.

   (j) "IPT DIVIDEND AMOUNT" means a dollar amount equal to the aggregate amount of cash dividends or distributions per share which have been declared by IPT with respect to the IPT Common after January 31, 1997 and either (i) have been paid on or prior to the date of the Effective Time or (ii) are payable to the record holders of the IPT Common on or prior to the date of the Effective Time.

   (k) "IPT GROUP" means IPT, IPLP, the IPT Subsidiaries and the Investment Limited Partnerships.

   (l) "IPT PRIVATE PLACEMENT" means the issuance by IPT of shares of IPT Common pursuant to an offering exempt from the registration provisions of the Securities Act.

   (m) "IPT SHARE VALUE" means a dollar amount equal to the sum of (i) the IPT Base Value, plus (ii) the AMIT Dividend Amount, minus (iii) the IPT Dividend Amount.

   (n) "IPT SHAREHOLDER" means any Person which is a record holder of IPT
Common.

   (o) "IPT STOCK OPTION PLAN" means a stock option plan adopted by the IPT board of trustees (and, if applicable, the IPT Shareholders) after the Signing Date, if at all, pursuant to which grants of options or other rights to purchase or obtain shares of IPT Common may be made, provided, however that not more than one million two hundred thousand (1,200,000) shares of IPT Common may be reserved for issuance under such plan.

   (p) "JOINT PROXY/PROSPECTUS" means the disclosure document combining the Registration Statement and the proxy materials required under the Securities Exchange Act in connection with AMIT's Special Meeting.

   (q) "LIEN" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (i) mechanic's, materialman's and similar liens, (ii) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, (iv) liens incurred in the Ordinary Course of Business, (v) liens incurred to secure Permitted Debt and (vi) liens described in the IPT Financial Statements.

   (r) "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the financial condition or results of operations of AMIT on the one hand, or the members of IPT Group on the other hand, each taken as a whole, or (ii) the ability of any Party to consummate the transactions contemplated by this Agreement.

   (s) "ORDINARY COURSE OF BUSINESS" means the events which constitute the usual conduct of business consistent with past custom and practice, including with respect to quantity and frequency. The Parties acknowledge and agree to the following: (i) with respect to any member of the AMIT Group, Ordinary Course of Business specifically includes (A) making, negotiating, refinancing or other effecting loan transactions of the type and nature AMIT is currently authorized to effect, (B) borrowing under AMIT's existing line of credit with Imperial Bank, (C) acquiring a fee interest in real property (whether at a foreclosure or by a deed-in-lieu of foreclosure) which is secured by a mortgage held by AMIT, (D) the sale of a fee interest in property acquired by AMIT pursuant to a foreclosure or a deed-in-lieu of foreclosure, and (E) declaring and paying dividends on the issued and outstanding shares of AMIT Class A in accordance and in amounts consistent with past practices and trends, provided that AMIT shall have paid prior to the date of the Effective Time all dividends declared by it; provided, however, in each case that any action contemplated or taken must be an action which complies with the requirements of and does not violate the restrictions set forth in Sections 856-860 of the Code; and (ii) with respect to any member of the IPT Group, Ordinary Course of Business specifically includes effecting transactions (whether directly or indirectly, through purchase, merger, consolidation or otherwise) as a result of which IPT or IPLP owns, directly or indirectly, a fee or leasehold interest in real property or the securities or assets of any other Person, provided, however, no member of the IPT Group may enter into any transaction the effect of which would disqualify IPT as a REIT.

   (t) "PERMITTED DEBT" means debt incurred by IPT or IPLP for the purpose of acquiring, directly or indirectly, any fee or leasehold interest in real property or the securities or assets of any other Person in a transaction entered into in the Ordinary Course of Business.

   (u) "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity.

   (v) "REGISTRATION STATEMENT" means a registration statement under the Securities Act relating to (i) the offering and issuance of the shares of IPT Common to be issued in connection with the Merger and (ii) the shares IPT Common issued and outstanding as of the Effective Time.

   (w) "SEC" means the Securities and Exchange Commission.

   (x) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   (y) "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   (z) "SHARE RIGHT" means a right issued pursuant to that certain Rights Agreement dated as of November 13, 1996 between AMIT, as issuer, and Chase Mellon Shareholder Services, L.L.C., as rights agent.

   (aa) "SPECIAL MEETING" means a special or annual meeting of the shareholders held for the purpose of considering and voting upon the adoption of this Agreement and the approval of the Merger.

   IN WITNESS WHEREOF, each of the Parties, IFG and MAE has caused this Agreement to executed by a duly authorized officer as of the Signing Date.


                                 ANGELES MORTGAGE INVESTMENT TRUST ("AMIT")


                                 By: /s/ Ronald J. Consiglio
                                     ----------------------------------------
                                     Ronald J. Consiglio
                                     President

                                 INSIGNIA PROPERTIES TRUST ("IPT")


                                 By: /s/ James A. Aston
                                     ----------------------------------------
                                     James A. Aston
                                     President

                                 INSIGNIA FINANCIAL GROUP, INC. ("IFG"),
                                 solely for the purpose and limited to
                                 the provisions of Sections 6.6(b) and
                                 6.16 and Articles 5 and 9


                                 By: /s/ Andrew L. Farkas
                                     ----------------------------------------
                                     Andrew L. Farkas
                                     Chairman of the Board of Directors

                                 MAE GP CORPORATION ("MAE"), solely for
                                 the purpose and limited to the
                                 provisions of Section 6.13 and Article 9


                                     By: /s/ Carroll D. Vinson
                                         ------------------------------------
                                         Carroll D. Vinson
                                         President

                                                                       ANNEX B

RECORDING REQUESTED BY AND
WHEN RECORDED RETURN TO:

Greenberg Glusker Fields
 Claman & Machtinger LLP
1900 Avenue of the Stars, #2100
Los Angeles, CA 90067
Attention: Jean Morris, Esq.

                                   FORM OF
                             SECOND AMENDMENT TO
                           DECLARATION OF TRUST OF
                      ANGELES MORTGAGE INVESTMENT TRUST

   This Second Amendment to the Declaration of Trust of Angeles Mortgage
Investment Trust is dated as of               , 1998, amending that certain
Declaration of Trust dated September 1, 1988, and recorded under Document No. 88-1703136 in the Official Records in the Office of the Los Angeles County Recorder, as amended by that certain First Amendment to Declaration of Trust dated as of April 27, 1990, and recorded under Document No. 90-1161822 in the Official Records in the Office of the Los Angeles County Recorder, State of California.

   Section 6.2 of the Declaration of Trust is hereby amended by redesignating subsection (e) thereof as subsection (f) and adding a new subsection (e) as follows:

     (e) Merger or Consolidation. The Trust may be incorporated, merged with another entity (whether or not the Trust is the surviving entity), consolidated with one or more entities into a new entity, reorganized as a new entity, and all or substantially all of the assets of the Trust may be sold, leased, exchanged or otherwise disposed of upon majority vote of the Shareholders with the Class A Shareholders and the Class B Shareholders voting together as a single class with each Share held of record entitled to one vote in person or by proxy.

   The Declaration of Trust is further amended by retitling ARTICLE VIII "Duration, Termination, Amendment, Merger and Qualification of Trust" and by adding a new Section 8.5 as follows:

   8.5 Merger Procedure.

     (a) The Trust may merge with one or more real estate investment trusts (as that term is defined in Section 23000 of the California Corporations
    Code) or one or more limited partnerships, or consolidate with one or more entities into a new entity, in any such case whether or not the other party or parties to such merger are organized under the laws of the State of California and whether or not the Trust is the surviving entity.

     (b) A merger or consolidation pursuant to this Section 8.5 shall be approved by a majority of the Trustees and the affirmative vote of the holders of a majority of the Class A Shares and the Class B Shares voting together as a single class.

     (c) If the Trust is the surviving entity in any merger pursuant to this
    Section 8.5, a copy of the merger agreement, in recordable form, and executed by a majority of the Trustees and by the other party or parties, shall be conclusive evidence of such merger when lodged among the records of the Trust. The merger agreement shall be filed and recorded as provided in Section 9.8 hereof.

   Except as specifically amended by this Second Amendment, all of the terms and conditions of the Declaration of Trust remain in full force and effect. This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same document.

   IN WITNESS WHEREOF, the undersigned have executed this Second Amendment to the Declaration of Trust as of the date first hereinabove set forth.


                                          -----------------------------------
                                          Ronald J. Consiglio


                                          -----------------------------------
                                          J. D'arcy Chisholm


                                          -----------------------------------
                                          Bryan L. Herrmann


                                          -----------------------------------
                                          Curtis J. Crivelli

STATE OF CALIFORNIA         )

                            ) Section:

COUNTY OF VENTURA           )

   On        , 1998, before me,         , a Notary Public, personally
appeared Ronald J. Consiglio, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

   WITNESS my hand and official seal.

                                          Signature
                                          -----------------------------------
                                                         (Seal)

STATE OF CALIFORNIA         )

                            ) Section:

COUNTY OF VENTURA           )

   On          , 1998, before me,          , a Notary Public, personally
appeared J. D'Arcy Chisholm, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

   WITNESS my hand and official seal.

                                          Signature
                                          -----------------------------------
                                                         (Seal)

STATE OF CALIFORNIA         )

                            ) Section:

COUNTY OF VENTURA           )

   On          , 1998, before me,       , a Notary Public, personally
appeared Bryan L. Herrmann, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

   WITNESS my hand and official seal.

                                          Signature
                                          -----------------------------------
                                                         (Seal)

STATE OF CALIFORNIA         )

                            ) Section:

COUNTY OF VENTURA           )

   On          , 1998, before me,         , a Notary Public, personally
appeared Curtis J. Crivelli, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

   WITNESS my hand and official seal.

                                          Signature
                                          -----------------------------------
                                                         (Seal)

                                                                       ANNEX C

                [CHRISTOPHER WEIL & COMPANY, INC. LETTERHEAD]

November 13, 1997

Angeles Mortgage Investment Trust
340 N. Westlake Boulevard, Suite 230
Westlake Village, California 91362

Gentlemen:

You have asked for our opinion with respect to the fairness of the exchange ratios, from a financial point of view, to the shareholders of Angeles Mortgage Investment Trust (AMIT) as described in the Agreement and Plan of Merger among Angeles Mortgage Investment Trust, Insignia Properties Trust
(IPT), Insignia Financial Group, Inc., and MAE GP Corporation dated as of July 18, 1997 (the "Agreement" or "Proposed Transaction").

For purposes of this opinion we have, among other things, reviewed such materials and considered such financial and other factors as we deemed necessary, including:

    1. AMIT's Annual Report, Form 10-K and related information for the year ending December 31, 1996 and its Form 10-Q and related unaudited financial information for the quarters ending March 31, 1997 and June 30, 1997;

    2. IPT's consolidated financial statements and related information for the period ending December 31, 1996 as well as the quarters ending March 31, 1997 and June 30, 1997;

    3. Form 10-K's for the year ending December 31, 1996 and Form 10-Qs for the quarters ending March 31, 1997 and June 30, 1997, and related financial information thereto of the real estate limited partnerships in which IPT has an interest (through the General Partner interest and a significant Limited Partner interest);

    4. Property-level operating and financial data relating to the business, earnings, cash flow, book values and book/tax differences relating thereto as well as estimated market value of the assets and prospects for both AMIT and IPT as presently constituted;

    5. The historical market prices and trading activity for the Class A common shares of AMIT and for companies which we deemed to be reasonably comparable to both AMIT and the merged entity in light of their current businesses and prospects;

    6. Publicly available financial and operating data for the companies which we deemed to be reasonably comparable to the merged entity;

    7. The discounted cash flow valuation analysis of the properties of the real estate limited partnerships in which IPT has an interest prepared by an independent consultant on behalf of AMIT in conjunction with IPT internal valuations and/or partnership initiated independent appraisals;

    8. Property inspection reports prepared by independent parties on behalf of AMIT for a sample of the properties of the real estate limited partnerships in which IPT has an interest;

    9. the Agreement and the draft preliminary combined proxy statement and prospectus related to the Proposed Transaction to be filed with the Securities and Exchange Commission; and

   10. Such other financial studies, analyses and investigations and such other matters we deemed necessary.

   We have met with senior management of AMIT and IPT to discuss: (i) the prospects for their businesses, (ii) their estimates of such businesses' future financial performance, (iii) the business plan for the operation of the merged entity, and (iv) such other matters as we deemed relevant. We have also visited selected properties. In preparing our opinion, we have relied on the accuracy and completeness of publicly available information and of all the information supplied or otherwise made available to us by AMIT and IPT, and we have not independently verified such information or undertaken an independent appraisal of the assets.

As you know, we have been retained by AMIT to render this opinion and other financial advisory services in connection with the Proposed Transaction and will receive a fee for such service.

   This letter and the opinion expressed herein may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent. AMIT may, however, set forth in full this letter in the combined proxy statement and prospectus related to the Proposed Transaction.

   This opinion is not intended to be, and does not constitute a recommendation to any shareholder of AMIT as to how such shareholder should vote in connection with the Proposed Transaction.

   On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof, the exchange ratios are fair to the shareholders of AMIT from a financial point of view.

                                            Very truly yours,
                                            Christopher Weil & Company, Inc.


                                            /s/ James H. Kropp
                                            ---------------------------------
                                            James H. Kropp
                                            Director of Investment Banking

                                                                       ANNEX D

                               LEHMAN BROTHERS

                                                                March 17, 1998

Board of Directors
Insignia Financial Group, Inc.
Board of Trustees
Insignia Properties Trust
One Insignia Financial Plaza
P.O. Box 1089
Greenville, SC 29602

Members of the Boards:


   We understand that Insignia Financial Group, Inc. ("Insignia" or the "Company") proposes to enter into a merger with Apartment Investment and Management Company ("AIMCO"), the terms and conditions of which are set forth in more detail in the Agreement and Plan of Merger between AIMCO and the Company (the "Agreement"), pursuant to which Insignia will merge with and into AIMCO (the "Merger") and each share of common stock of Insignia ("Insignia Common Stock") shall be converted into the right to receive (a) such number of shares of Series E Preferred Stock of AIMCO (the "Series E Preferred Stock") as is determined by dividing $203,000,000 by the AIMCO Index Price (as defined in the Agreement), subject to the right of AIMCO to substitute up to $15,000,000 of cash for such shares under certain circumstances as provided in the Agreement (the "Series E Consideration"), which shares of Series E Preferred Stock will entitle the holders of Insignia Common Stock to receive a special dividend in the aggregate amount of $50,000,000 and, after payment thereof, will be automatically converted into shares of common stock of AIMCO ("AIMCO Common Stock") and (b) such number of shares of Series F Preferred Stock of AIMCO (the "Series F Preferred Stock") as is determined by dividing $100,000,000 by the AIMCO Index Price (the "Series F Consideration" and, together with the Series E Consideration, the "Merger Consideration"), which shares of Series F Preferred Stock will be automatically converted into shares of AIMCO Common Stock upon receipt of approval of the holders of AIMCO Common Stock, provided, however, that if the AIMCO shareholders approve the Merger prior to its consummation, Insignia's shareholders will receive such additional number of shares of Series E Preferred Stock as is determined by dividing $100,000,000 by the AIMCO Index Price and no Series F Preferred Stock. We further understand that AIMCO has agreed to offer to acquire all of the shares of common stock (the "IPT Common Stock") of Insignia Properties Trust ("IPT") held by persons other than Insignia and its subsidiaries for not less than $13.25 per share (the "IPT Consideration"). It is expected that such offer and acquistion would be effected through a merger of IPT into AIMCO subsequent to the Merger.


   We have been requested by the Board of Directors of the Company to render our opinion with respect to the reasonableness of the allocations of the Consideration between the Merger Consideration to be received by the holders of Insignia Common Stock and the IPT Consideration to be offered to the holders of IPT Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

   In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Merger, (2) publicly available information concerning the Company and AIMCO that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company, IPT and AIMCO furnished to us by the Company and AIMCO, respectively, (4) a trading history of the common stock of the Company from January 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a trading history of the common stock of AIMCO from January 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of AIMCO with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of IPT with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that we deemed relevant, and (10) the potential pro forma impact of the Merger on AIMCO (including the cost savings, operating synergies and strategic benefits expected by the managements of the Company and AIMCO to result from the Merger), and (11) liquidation values of the Company's and IPT's properties furnished to us by the Company. In addition, we have had discussions with the management of the Company and AIMCO concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

   In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and AIMCO that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company, IPT and AIMCO and the combined company upon consummation of the Proposed Transaction (the "Combined Company"), upon advice of the Company and AIMCO we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and AIMCO, as the case may be, as to the future financial performance of the Company, IPT, AIMCO Company will perform substantially in accordance with such forecasts. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company, IPT or AIMCO and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, IPT or AIMCO. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the holders of the Insignia Common Stock. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We have assumed for purposes of this opinion that the IPT Consideration will be equal to $13.25 per share.

   Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the allocations of the Consideration between the Merger Consideration to be received by the holders of Insignia Common Stock and the IPT Consideration to be offered to the holders of IPT Common Stock are reasonable.

   We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Lehman Brothers is currently a lender under the Company's and IPT's credit facilities. We also have performed various investment banking services for the Company and AIMCO in the past and have received customary fees for such services. In addition, Lehman Brothers and certain officers thereof own an aggregate of 510,000 shares of common stock of IPT and will receive their respective pro rata portions of the IPT Consideration upon consummation of any transaction resulting from the AIMCO offer. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and AIMCO for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company and the Board of Trustees of IPT and is rendered to such Board of Directors and Board of Trustees in connection with their consideration of the Merger and the offer required to be made by AIMCO to the holders of IPT Common Stock. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                          Very truly yours,



                                          LEHMAN BROTHERS

                                                                       ANNEX E


                          INFORMATION REGARDING THE
                 DIRECTORS AND EXECUTIVE OFFICERS OF INSIGNIA

Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Insignia. Unless otherwise indicated, each person identified below is employed by Insignia and is a United States citizen. The principal business address of Insignia and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602. Directors are identified by an asterisk.

                                                        PRESENT PRINCIPAL OCCUPATIONS
                                                              OR EMPLOYMENT AND
             NAME                                        FIVE-YEAR EMPLOYMENT HISTORY
            ------                                     --------------------------------
Andrew L. Farkas*              Andrew L. Farkas has been a Director of Insignia since its inception in July 1990.
                               Mr. Farkas has been Chairman and Chief Executive Officer of Insignia since January
                               1991 and President since May 1995. Mr. Farkas has also been President of Metropolitan
                               Asset Group, Ltd. ("MAG"), a real estate investment banking firm, since 1983.

Robert J. Denison*             Robert J. Denison has been a Director of Insignia since May 1996. For more than the
 1212 North Summit Drive       past five years, Mr. Denison's principal occupation has been as a General Partner
 Santa Fe, NM 87501            of First Security Company II, L.P., an investment advisory firm.

Robin L. Farkas*               Robin L. Farkas has been a Director of Insignia since August 1993. Mr. Farkas is
 730 Park Ave.                 the retired Chairman of the Board and Chief Executive Officer of Alexander's Inc.,
 New York, NY 10021            a real estate company. He also serves as a director of Refac Technology Development
                               Corporation, Noodle Kiddoodle, and Containerways International Ltd.

Robert G. Koen*                Robert G. Koen has been a Director of Insignia since August 1993. Since February
 125 West 55th Street          1996, Mr. Koen has been a partner in the law firm of Akin, Gump, Strauss, Hauer &
 New York, NY 10019            Feld, which represents Insignia and certain of its affiliates from time to time.
                               From January 1991 to February 1996, Mr. Koen was a partner in the law firm LeBoeuf,
                               Lamb, Greene & MacRae.

Michael I. Lipstein*           Michael I. Lipstein has been a Director of Insignia since August 1993. For more than
 110 East 59th Street          the past five years, Mr. Lipstein's principal occupation has been as a self-employed
 New York, NY 10022            consultant in the real estate business, including ownership, management and lending.

Buck Mickel*                   Buck Mickel has been a Director of Insignia since August 1993. For more than the
 301 N. Main Street            past five years, Mr. Mickel's principal occupation has been to serve as Chairman
 Greenville, SC 29601          of the Board and Chief Executive Officer of RSI Holdings, a company which distributes outdoor equipment. Mr. Mickel is also a director of The Liberty Corporation, NationsBank
                               Corporation, Emergent Group, Inc., Delta Woodside Industries, Inc., Duke Power Company,
                               and Textile Hall Corporation.

James A. Aston                 James A. Aston's principal employment has been with Insignia for more than the past five years. Mr. Aston currently serves as Chief Financial Officer of Insignia (since
                               August 1996), with the Office of the Chairman (since July 1994) and Executive Managing
                               Director of Investment Banking of Insignia (since January 1991).

                               E-1



                                                        PRESENT PRINCIPAL OCCUPATIONS
                                                              OR EMPLOYMENT AND
             NAME                                        FIVE-YEAR EMPLOYMENT HISTORY
            ------                                     -------------------------------
Joseph T. Aveni                Joseph T. Aveni's principal employment has been with Realty One, Inc., a wholly-owned
 6000 Rockside Woods Blvd.     subsidiary of Insignia ("Realty One"), for more than the past five years. Mr. Aveni
 Cleveland, OH 44131           currently serves as a Director and Chief Executive Officer of Realty One (since October
                               1997).

Anthony M. Ciepiel             Mr. Ciepiel currently serves as a Director and Chief Operating Officer of Realty
 6000 Rockside Woods Blvd.     One (since October 1997). From 1994 to 1997, Mr. Ciepiel was the President of Realty
 Cleveland, OH 44131           One. Prior to 1994, Mr. Ciepiel was the Chief Financial Officer and Executive Vice
                               President of Griswold, Inc., a full service advertising agency.

Hugh V.A. Ellingham            Hugh V.A. Ellingham's principal employment has been with Richard Ellis for more than
 Insignia/Richmond Ellis       the past five years. Mr. Ellingham currently serves as a Managing Director of Insignia
 Berkeley Square House         for Richard Ellis (since Insignia's acquisition of Richard Ellis in 1998) and has
 London, England W1X 6AN       been a director of Richard Ellis since its inception in 1997. Mr. Ellingham is a citizen of the United Kingdom.

Albert J. Frazia               Albert Frazia has been a Senior Vice President--Human Resources of Insignia since
                               August 1997. Prior to August 1997, Mr. Frazia's principal employment for more than the prior five years was as Director--Human Resources of E&Y Kenneth Leventhal Real
                               Estate Group, New York, New York.

Alan C. Froggatt               Alan C. Froggatt's principal employment has been with Richard Ellis for more than
 Insignia/Richard Ellis        the past five years. Mr. Froggatt currently serves as Chief Executive Officer of
 Berkeley Square House         Richard Ellis (since Insignia's acquisition of Richard Ellis in 1998). Mr. Froggatt
 London, England W1X 6AN       is a citizen of the United Kingdom.

Frank M. Garrison              Frank M. Garrison's principal employment has been with Insignia for more than the
 102 Woodmont Boulevard        past five years. Mr. Garrison currently serves as an Executive Managing Director
 Suite 400                     of Insignia (since July 1994) and as President of Insignia Financial Services, a
 Nashville, TN 37205           division of Insignia (since July 1994).

Adam B. Gilbert                Adam B. Gilbert has been General Counsel and Secretary of Insignia since March 1998.
 375 Park Avenue               Prior to that time, Mr. Gilbert's principal occupation was as a partner with the
 Suite 3401                    law firm of Nixon, Hargrave, Devans & Doyle, LLP, New York, New York.
 New York, NY 10152

Jeffrey L. Goldberg            Jeffrey L. Goldberg's principal employment has been with Insignia for more than the
 375 Park Avenue               past five years. Mr. Goldberg currently serves as a Managing Director--Investment
 Suite 3401                    Banking of Insignia (since July 1994).
 New York, NY 10152

Edward S. Gordon               Edward S. Gordon has been with the Office of the Chairman of Insignia and has been
 200 Park Avenue               Chairman of Insignia/ESG, Inc. since July 1996. Prior to July 1996, Mr. Gordon's
 New York, NY 10166            principal employment for more than the prior five years was as a founder and Chairman of Edward S. Gordon Company, Incorporated ("ESG"), a commercial property management and brokerage firm located in New York, New York that was acquired by Insignia in
                               June 1996.

Albert H. Gossett              Albert H. Gossett's principal employment has been with Insignia for more than the past five years. Mr. Gossett currently serves as a Senior Vice President of Insignia
                               (since July 1994) and as Chief Information Officer of Insignia (since January 1991).






                               E-2




                                                        PRESENT PRINCIPAL OCCUPATIONS
                                                              OR EMPLOYMENT AND
             NAME                                        FIVE-YEAR EMPLOYMENT HISTORY
            ------                                     -------------------------------
Andrew J.M. Huntley            Andrew Huntley's principal employment has been with Richard Ellis Group Limited,
 Insignia/Richmond Ellis       a wholly-owned U.K. subsidiary of Insignia ("Richard Ellis"), for more than the past
 Berkeley Square House         five years. Mr. Huntley currently serves as Chairman of Richard Ellis (since Insignia's
 London, England W1X 6AN       acquisition of Richard Ellis in 1998). Mr. Huntley is a citizen of the United Kingdom.

Neil Kreisel                   Neil Kreisel has been an Executive Managing Director of Insignia since September
 909 Third Avenue              1995 and President of Insignia Residential Group since September 1997. Mr. Kreisel
 New York, NY 10022            has also served as President of Insignia Management Services--New York, Inc., a subsidiary of Insignia, since September 1995. Prior to September 1995, Mr. Kreisel's principal occupation was to serve as President and Chief Executive Officer of Kreisel Company,
                               Inc., a residential property management firm located in New York, New York which
                               Insignia acquired in September 1995.

Martha Long                    Martha Long has been a Senior Vice President--Finance of Insignia since January 1997 and Controller of Insignia since June 1994. Prior to June 1994, Ms. Long was Senior
                               Vice President and Controller of The First Savings Bank, FSB located in Greenville,
                               South Carolina.

Thomas R. Shuler               Thomas R. Shuler's principal employment has been with Insignia for more than the past five years. Mr. Shuler currently serves as Chief Operating Officer of Insignia
                               Residential Group (since January 1997).

Stephen B. Siegel              Stephen B. Siegel has been a Managing Director of Insignia since June 1996, President
 200 Park Avenue               of Insignia Commercial Group since January 1997 and President of Insignia/ESG, Inc.
 New York, NY 10166            since June 1996. From February 1992 until July 1996, Mr. Siegel's principal employment was as President of ESG. Mr. Siegel currently serves as a Director of Liberty Property
                               Trust and Tower Realty, Inc.

Ronald Uretta                  Ronald Uretta's principal employment has been with Insignia for more than the past five years. Mr. Uretta currently serves as Chief Operating Officer (since August
                               1996) and Treasurer (since January 1992) of Insignia. Mr. Uretta has also served as the Chief Financial Officer and Controller of MAG since September 1990.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF TRUSTEES AND OFFICERS

   The Declaration of Trust and Bylaws of IPT authorize IPT to indemnify its present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The Maryland General Corporations Law, as applicable to Maryland REITs, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of trustees, a committee of the board of trustees consisting of two or more trustees not parties to the proceeding (if there does not exist a majority vote quorum of the board of trustees consisting of trustees not parties to the proceeding), special legal counsel appointed by the board of trustees or such committee of the board of trustees, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful.

   IPT has purchased an insurance policy which purports to insure the officers and trustees of IPT against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS


   EXHIBIT
     NO.                                                 TITLE
-----------  ---------------------------------------------------------------------------------------------
    +2.1     Agreement and Plan of Merger, dated as of July 18,1997 among AMIT, IPT, Insignia and MAE GP
             Corporation (attached as Annex A to the Proxy Statement/Prospectus filed as part of this
             Registration Statement).
    +2.2     Amended and Restated Agreement and Plan of Merger dated as of February 20, 1998 by and between IPT and MAE GP Corporation.
    +3.1     Third Amended and Restated Declaration of Trust of IPT as filed with the Maryland Department of Assessments and Taxation on February 23, 1998.
    +3.2     Bylaws of IPT.
    +4       Specimen certificate for IPT Common Shares.
    +5.1     Opinion and Consent of Miles & Stockbridge, P.C. regarding legality of the shares being registered.
    +8.1     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to certain tax matters.
    +8.2     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to certain tax matters.
    +8.3     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to certain tax matters.
    +8.4     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to certain tax matters.
    +8.5     Private Letter Ruling to IPT from the Internal Reveue Service.

                               II-1

   EXHIBIT
     NO.                                                 TITLE
-----------  ---------------------------------------------------------------------------------------------
    +8.6     Opinion of Greenberg Glusker Fields Claman & Machtinger LLP as to certain tax matters.
   +10.1     Fourth Amended and Restated Agreement of Limited Partnership of IPLP executed by IPT and
             Insignia, dated February 17, 1998.
    10.2     [Reserved]
   +10.3     Acquisition and Disposition Services Agreement among IPT, IPLP and Insignia dated February
             17, 1998.
   +10.4     Second Amended and Restated Advisory Agreement dated as of August 1, 1997 among IPT, IPLP and
             Insignia.
   +10.5     Termination Agreement dated February 17, 1998 among IPT, IPLP and Insignia
   +10.6     Agreement Regarding Certain Assets between AMIT and Insignia dated July 18, 1997.
   +10.7     Tax Indemnification Agreement executed by IPT in favor of the AMIT shareholders dated July
             18, 1997.
   +10.8     Credit Agreement by and among IPLP, First Union National Bank and Lehman Commercial Paper
             dated December 30, 1997.
   +10.9     Unconditional Guaranty Agreement dated as of December 30, 1997 made by IPT in favor of First
             Union National Bank, as Administrative Agent.
   +10.10    Pledge and Security Agreement dated as of December 30, 1997 made by IPLP in favor of First
             Union National Bank, as Administrative Agent.
   +10.11    Pledge and Security Agreement dated as of December 30, 1997 made by IPT in favor of First
             Union National Bank, as Administrative Agent.
   +10.12    Winthrop Option Agreement by and between IPLP and Insignia, dated February 17, 1998.
   +10.13    Shelter Option Agreement by and among SP IV Acquisition, L.L.C., Market Ventures, L.L.C.,
             Liquidity Assistance L.L.C. and IPLP dated December 30, 1996.
   +10.14    Amendment No. 1 to Shelter Option Agreement by and among Insignia, SP IV Acquisition, L.L.C.,
             Market Ventures, L.L.C., Liquidity Assistance L.L.C. and IPLP dated June 17, 1997.
   +10.15    Amendment No. 2 to Shelter Option Agreement by and among Insignia, SP IV Acquisition, L.L.C.,
             Market Ventures, L.L.C., Liquidity Assistance L.L.C. and IPLP dated December 30, 1997.
   +10.16    IPT 1997 Share Incentive Plan.
   +10.17    Form of Investors Agreement entered into between IPT and purchasers of IPT Common Shares in the Private Offerings.
   +10.18    Registration Rights Agreement dated as of February 17, 1998 by and between IPT and Insignia.
   +10.19    Form of Registration Rights Agreement entered into between IPT and Insignia and its affiliates.
   +10.20    Stock Option Agreement dated April 14, 1995 by and between AMIT and MAE GP Corporation.
   +10.21    Irrevocable Voting Proxy granted by MAE GP Corporation in favor of AMIT dated April 14, 1995.

                               II-2

   EXHIBIT
     NO.                                                 TITLE
-----------  ---------------------------------------------------------------------------------------------
    +21.1    Subsidiaries of IPT.
    +23.1    Consent of Miles & Stockbridge, P.C. (included in Exhibit 5.1)
    +23.2    Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibits 8.1 and 8.2).
    *23.3    Consent of Ernst & Young, L.L.P., independent auditors.
    *23.4    Consent of Ernst & Young, L.L.P., independent auditors.
    *23.5    Consent of BDO Seidman, LLP, certified public accountants.
    *23.6    Consent of Imowitz & Koenig & Co., LLP, certified public accountants.
    +23.7    Consent of Chanin Capital Partners, LLC.
    +23.8    Consent of Greenberg Glusker Fields Claman & Machtinger LLP (included in Exhibit 8.6).
    +23.9    Consent of Natural Decision Systems, Inc.
    +24      Powers of Attorney (see the signature page to this Form S-4 Registration Statement).
    +27.1    Financial Data Schedule.
    +99.1    Consent of Ronald J. Consiglio to be named as proposed trustee of IPT.
    +99.2    Consent of Bryan L. Hermann to be named as proposed trustee of IPT.
    +99.3    Consent of Ronald Uretta to be named as proposed trustee of IPT.
    +99.4    Consent of Warren M. Eckstein to be named as proposed trustee of IPT.
    +99.5    Proxy Card.


------------
*      Filed herewith.
+      Previously filed.

FINANCIAL STATEMENT SCHEDULES

   Schedules have been omitted since the required information is not present, or not present in amounts sufficient to require submission of the Schedule, or because the information is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the even that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

   (7) That every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 7, 1998.



                                          INSIGNIA PROPERTIES TRUST
                                          By: /s/ Jeffrey P. Cohen
                                              -------------------------------
                                              Jeffrey P. Cohen
                                              Senior Vice President



   Pursuant to the requirements of the Securities Act, as amended, this Amendment No. 4 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on August 7, 1998.



              NAME                                   TITLE
------------------------------  -----------------------------------------------
               *
 ------------------------------
 James A. Aston                                 Trustee, President

               *
 ------------------------------
 Frank M. Garrison                        Executive Managing Director, Trustee

               *
 ------------------------------           Trustee, Chairman of the Board of Trustees,
 Andrew L. Farkas                             Chief Executive Officer

               *
 ------------------------------
 William D. Falls                         Controller (Principal Accounting Officer)

*By   /s/Jeffrey P. Cohen
 ------------------------------
        Jeffrey P. Cohen
        Attorney-in-Fact
